Form 10KSB, Exhibit 13
period 1997-09-30
NEWSOUTH BANCORP INC
filed 1997-12-23
CIK 1027183

1997 Annual Report

NewSouth Bancorp
----------------

                                TABLE OF CONTENTS

Letter to Stockholders                                                         1

Selected Consolidated Financial Information and Other Data                     2

Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                             3

Report of Independent Accountants                                             14

Consolidated Statements of Financial Condition                                15

Consolidated Statements of Operations                                         16

Consolidated Statements of Stockholders' Equity                               17

Consolidated Statements of Cash Flows                                         18

Notes to Consolidated Financial Statements                                    19

Board of Directors                                                            31

Executive Officers                                                            31

NewSouth Bank Office Locations                                                31

Stockholder Information                                                       32

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

This was a landmark year in the history of NewSouth Bank. We celebrated our 95th anniversary and converted to a publicly-held company. The public offering of 2.9 million shares marked the beginning of NewSouth Bancorp, now the holding company of NewSouth Bank. The enthusiastic response to the stock offering was encouraging and, as a community bank, the interest from local investors in eastern North Carolina was impressive. We are proud to have our new investors join our depositors, directors and employees as members of NewSouth Bank.

We converted to a public company because your Board of Directors and management team recognized that in order to be properly positioned in the marketplace, NewSouth Bank needed to become a community bank. With the banking industry consolidating more and more each day, NewSouth Bank recognized that an opportunity was unfolding to serve its customers and at the same time position itself for future success.

While the conversion to a publicly-held company was undoubtedly our most significant event of the past year, our commitment to community banking continued unabated. At year-end September 30, 1997, our assets were $249 million, loans receivable totaled $198 million and deposits totaled $175 million. We are also proud to report that our capital exceeded $57 million.

Consumer and commercial lending has become increasingly important to NewSouth Bank. As a community bank, we have focused our attention on lending and other services where we think the greatest opportunities exist for community businesses. We have expanded the number of personnel involved in consumer and commercial lending in order to better serve our customers.

Total consumer and commercial loan portfolios grew this year from $79 million to $112 million, an increase of 42%. Again, much of this increase is attributable to our approach to relationship business.

New deposit product lines such as free checking for individuals over fifty and expanded business checking accounts helped us experience remarkable growth in customer checking accounts. Checking accounts grew by $10 million or 37%.

As we look into the future, we believe the opportunities are vast. As we take up the challenge of growing NewSouth Bank, excellent service and a broad range of competitive products as well as a direct involvement in our communities will continue to guide our endeavors. The course set this past year provides a solid foundation for the future of NewSouth Bank.

With gratitude for the support of investors and customers as well as a recognition of the significant commitment of our employees, officers and directors, we look forward with confidence and a determination to become eastern North Carolina's premier community bank.

                                   Sincerely,

                                   /s/Tom Vann

                                   Tom Vann
                                   President

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                              September 30,
                                          ----------------------------------------------------
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
                                                             (In thousands)
Selected Financial Condition Data
---------------------------------
Total assets                              $249,281   $194,139   $177,704   $165,996   $146,012
Loans receivable, net                      197,785    155,681    144,541    135,679    118,536
Cash and investment securities              18,856     16,684      4,788      5,817      6,477
Mortgage-backed securities                  24,818     14,797     22,285     18,535     16,083
Deposits                                   175,116    171,213    153,457    131,592    103,645
Borrowings                                  12,621      1,040      4,000     16,500     26,500
Stockholders' equity                        57,856     18,347     17,688     15,620     13,383

Selected Operations Data
------------------------
Interest income                           $ 18,515   $ 15,349   $ 14,385   $ 11,811   $ 10,462
                                          --------   --------   --------   --------   --------
Interest expense                             8,346      8,105      7,344      5,204      4,524
Net interest income                         10,169      7,244      7,041      6,607      5,938
Provision for loan losses                      931        511         20        210        548
Noninterest income                           1,685      1,833      1,502      1,652      3,006
Noninterest expenses                         6,941      7,295      5,660      4,801      3,738
                                          --------   --------   --------   --------   --------
Income before income taxes                   3,982      1,271      2,863      3,248      4,658
Income taxes                                 1,719        451        998      1,011      2,065
                                          --------   --------   --------   --------   --------
Net income                                $  2,263   $    820   $  1,865   $  2,237   $  2,593
                                          ========   ========   ========   ========   ========
Earnings per share (1)                    $    .53   $     --   $     --   $     --   $     --
                                          ========   ========   ========   ========   ========
Dividends declared per share              $    .20   $     --   $     --   $     --   $     --
                                          ========   ========   ========   ========   ========

Selected Financial Ratios and Other Data
----------------------------------------

Performance Ratios:
Return on average assets                      1.00%       .45%      1.07%      1.28%      1.93%
Return on average equity                      6.57       4.45      11.17      13.38      19.17
Interest rate spread                          4.10       3.72       3.84       4.25       4.67
Net interest margin                           4.67       4.12       4.21       4.48       4.46
Average earning assets to average
  interest-bearing liabilities              115.00     108.52     108.40     106.58     107.44
Ratio of noninterest expense to average
  total assets                                3.06       3.97       3.26       3.08       2.56

Quality Ratios:
Nonperforming assets to total assets           .53%       .62%       .42%       .31%       .62%
Nonperforming loans to total loans             .49        .66        .47        .25        .77
Loan loss reserves to total loans             1.64       1.51       1.30       1.46       1.56
Loan loss reserves to nonperforming
  loans                                     337.03     227.37     275.62     583.19     202.30
Provision for loan losses to total loans       .47        .32        .01        .15        .46

Capital Ratios:
Equity to total assets, end of period        23.23%      9.45%      9.95%      9.41%      9.17%
Average equity to average assets             15.17      10.05       9.61       9.54       9.10

Other Data:
Full service offices                             8          8          8          6          6
Loans serviced for others                 $253,647   $253,682   $229,635   $205,141   $161,674

--------------------
(1) Applies to net income of $1,395,899 earned for the period April 8, 1997 to September 30, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Prior to April 7, 1997 NewSouth Bancorp, Inc. (the "Company") had no assets or liabilities and engaged in no business activities. The Company was formed for the purpose of issuing common stock and owning 100% of the stock of NewSouth Bank (the "Bank") and operating through the Bank a commercial banking business. Subsequent to the stock conversion, the Company has engaged in no significant activity other than holding the stock of the Bank, therefore, this discussion relates to the consolidated financial condition and results of operations of the Company and the Bank.

     The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences, credit cards and other loans. The Bank's earnings depend primarily on its net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. The Bank's earnings are also affected by the level of its noninterest income and expenses.

     The operations of the Bank are affected by prevailing economic conditions as well as policies of federal and state regulatory authorities. The Bank's cost of funds is influenced by interest rates paid on competing investments, rates offered on deposits by other financial institutions in the Bank's market area and by general market interest rates. Lending activities are affected by the demand for financing of real estate and various types of commercial and consumer loans, which are influenced by interest rates at which such financing may be offered.

     The Bank's business emphasis is to operate as a well-capitalized, profitable and independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves. Management believes that the Bank can be more effective in servicing its customers than many of its nonlocal competitors because of the Bank's ability to quickly and effectively provide responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management team.

Liquidity and Capital Resources

     As a state chartered commercial bank, the Bank must meet certain liquidity requirements established by the State of North Carolina Office of The Commissioner of Banks (the "Commissioner"). Savings banks which convert to commercial banks are required to have at least 15% liquidity pursuant to the conversion guidelines adopted by the Commissioner. The Bank's liquidity ratio at September 30, 1997, as computed under such regulations, was 16.0%. Prior to converting to a commercial bank, the Bank was required to maintain liquid assets equal to at least 10% of total assets. The Bank's liquidity ratio was 13.6% for the year ended September 30, 1996.

     The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from the sale of loans and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and local competition.

     The primary investing activities of the Bank have been the origination of loans and the purchase of investment securities. During the years ended
September 30, 1997 and 1996, the Bank had loan originations of $143.7 million and $130.2 million, respectively. During the years ended September 30, 1997 and 1996, the Bank purchased investment securities of $2.0 million and $6.0 million, respectively. The primary financing activities of the Bank are the attraction of savings deposits and obtaining FHLB advances.

     The Bank's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1997 and 1996, cash and cash equivalents totaled $15.8 million and $8.6 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. During the years ended September 30, 1997 and 1996, the Bank sold loans totaling $31.7 million and $53.0 million, respectively. At September 30, 1997, the Bank had $11.0 million of FHLB advances, compared to no advances at September 30, 1996. At September 30, 1997, the Bank had $1.6 million of retail repurchase agreements, compared to $1.0 million at September 30, 1996. Other sources of liquidity include investment and mortgage-backed securities designated as available for sale, which totaled $27.9 million at September 30, 1997 and $22.9 million at September 30, 1996.

     At September 30, 1997 stockholders' equity was $57.8 million compared to $18.3 million at September 30, 1996, reflecting current earnings and net proceeds received from the stock conversion. On April 7, 1997 the Company issued 2,909,500 shares of common stock and received net proceeds of $42.5 million, including $3.5 million in shares purchased by the Employee Stock Ownership Plan ("ESOP"). Net income for the year ended September 30, 1997 was $2.3 million, compared to $820,000 for the year ended September 30, 1996.

     As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various capital standards by its state and federal banking regulatory agencies. The Bank's stand-alone equity was $39.9 million at September 30, 1997, which is substantially in excess of all such regulatory requirements. The Commissioner requires the Bank at all times to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4% and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all of the capital requirements of both the Commissioner and the FDIC at September 30, 1997.

Asset/Liability Management

     The Bank strives to achieve consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

     In the absence of any other factors, the overall yield on the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in its interest income and interest expense which are caused by changes in market interest rates, the Bank can significantly influence its net interest income.

     The President of the Bank reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the Bank's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Bank's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

     Management's principal strategy in managing the Bank's interest rate risk has been to increase interest rate sensitive assets such as commercial business loans and consumer loans. At September 30, 1997, the Bank had $16.4 million of commercial business loans and $49.9 million of consumer loans, which amounted to 7.7% and 23.3%, respectively, of the Bank's gross loan portfolio, compared to 6.0% and 21.5%, respectively, at September 30, 1996. In managing its portfolio of investment and mortgage-backed securities, the Bank has emphasized the purchase of short-term securities, to reduce it's exposure to increases in interest rates. At September 30, 1997, the Bank had $25.1 million of loans held for sale, compared to $21.6 million at September 30, 1996. The Bank had $27.9 million of investment and mortgage-backed securities classified as available for sale at September 30, 1997, compared to $22.9 million at September 30, 1996. The Bank is holding these loans, investment and mortgage-backed securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

     The Bank has shortened the average repricing period of its assets by emphasizing the origination of short-term fixed-rate or adjustable-rate residential mortgage loans. At September 30, 1997, the Bank held approximately $50.4 million of adjustable-rate residential mortgage loans, which represented approximately 23.5% of the Bank's gross loan portfolio, compared to $45.6 million at September 30, 1996. Depending on conditions existing at a given time, as part of its interest rate risk management strategy, the Bank may sell newly originated fixed-rate residential mortgage loans in the secondary market.

Interest Rate Sensitivity Analysis

     Management measures the Bank's interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Bank's exposure to interest rates is reviewed on a quarterly basis by senior management and the Board of Directors. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the Bank's assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits.

     NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 1% to 4% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum increases in NPV of 17%, 36%, 56% and 83% and decreases in NPV of 15%, 36%, 61% and 90% in the event of sudden and sustained 1% to 4% increases or decreases in market interest rates. Table 1 below presents the Bank's projected change in NPV for the various rate shock levels at September 30, 1997.

Table 1 - Projected Change in NPV

                                  Net Portfolio Value
 Change                ------------------------------------------
in Rates               $ Amount        $ Change          % Change
--------               --------        --------          --------
                                 (Dollars in thousands)

+ 400  bp              $ 52,361        $(13,527)          (20.5)%
+ 300  bp                56,048          (9,840)          (14.9)
+ 200  bp                59,735          (6,153)           (9.3)
+ 100  bp                62,812          (3,076)           (4.7)
Base                     65,888            --               --
- 100  bp                67,682           1,794             2.7
- 200  bp                69,475           3,587             5.4
- 300  bp                71,058           5,170             7.8
- 400  bp                72,640           6,752            10.2

     Table 1 indicates that at September 30, 1997, in the event of sudden and sustained increases in prevailing market interest rates, the Bank's estimated NPV would be expected to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, the Bank's estimated NPV would be expected to increase. At September 30, 1997, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter end date.

     Certain shortcomings are inherent in the method of analysis presented in the computation of estimated NPV. Actual values may differ from those projections set forth in Table 1 should market conditions vary from assumptions used in preparing the table. Certain assets such as adjustable-rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an increase in interest rates.

     In  addition,  the Bank uses  interest  rate  sensitivity  gap  analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-sensitive-liabilities, and is considered negative when the amount of interest-rate- sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. The Bank's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

Rate/Volume Analysis

     Net interest income can also be analyzed in terms of the impact of changing interest rates on average interest-earning assets and average interest-bearing liabilities and the changing volume or amount of these assets and liabilities. Table 2 below represents the extent to which changes in interest rates and changes in the volume of average interest-earning assets and average interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. For each category of average interest-earning asset and average interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the changes in volume); and (iv) net change (total of the previous columns).

Table 2 - Rate/Volume Analysis

                                                       Year Ended September 30,
                                    -------------------------------------------------------------
                                         1997     vs.     1996           1996    vs.    1995
                                    ------------------------------  -----------------------------
                                      Increase (Decrease) Due to      Increase (Decrease) Due to
                                    ------------------------------  -----------------------------
                                                     Rate/                                  Rate/
                                    Volume   Rate   Volume   Total  Volume   Rate  Volume   Total
                                    ------   ----   ------   -----  ------   ----  ------   -----
                                                             (In thousands)
Interest income:
  Loans receivable ...............  $2,509  $ 133   $  24   $2,666  $ 660   $ 246   $ 13   $  919
  Investment securities ..........       3     12      --       15    215     (19)   (28)     168
  Mortgage-backed securities .....     292    (15)     (3)     274   (184)     21     (3)    (166)
  Other interest-earning assets ..     668   (161)   (297)     210     57     (12)    (2)      43
                                    ------  -----   -----   ------  -----   -----   ----   ------
    Total interest-earning assets    3,472    (31)   (276)   3,165    748     236    (20)     964
                                    ------  -----   -----   ------  -----   -----   ----   ------
Interest expense:
  Deposits .......................   1,261   (958)   (154)     149    791     481     57    1,329
  FHLB advances ..................      74    (11)     (6)      57   (591)     32    (26)    (585)
  Other interest-bearing
    liabilities ..................      20      8       7       17     48      (2)   (29)      17
                                    ------  -----   -----   ------  -----   -----   ----   ------
     Total interest-bearing
       liabilities ...............   1,355   (961)   (153)     241    248     511      2      761
                                    ------  -----   -----   ------  -----   -----   ----   ------
Change in net interest income ....  $2,117  $ 930   $(123)  $2,924  $ 500   $(275)  $(22)  $  203
                                    ======  =====   =====   ======  =====   =====   ====   ======

TABLE 3 - YIELD/COST ANALYSIS

                                                                            Year Ended September 30,
                                             ------------------------------------------------------------------------------------
                                                         1997                          1996                         1995
                                             --------------------------    -------------------------    -------------------------
                                                                Average                      Average                      Average
                                              Average            Yield/     Average           Yield/     Average           Yield/
                                              Balance  Interest  Cost       Balance  Interest  Cost      Balance  Interest  Cost

Interest-earning assets:
   Loans receivable                          $176,311  $16,097   9.13%     $148,538  $13,431   9.04%    $141,088  $12,511   8.87%
   Investment securities                        5,287      326   6.17         5,236      311   5.94        2,090      143   6.84
   Mortgage-backed securities                  20,832    1,521   7.30        16,881    1,247   7.39       19,404    1,413   7.28
   Other interest-earning assets               15,249      571   3.75         5,349      361   6.75        4,539      318   7.01
                                             --------  -------   ----      --------  -------   ----     --------  -------   ----
     Total interest-earning assets            217,679   18,515   8.51       176,004   15,350   8.72      167,121   14,385   8.61
                                                       -------                       -------                      -------
Non-interest-earning assets                     9,311                         7,579                        6,587
                                             --------                      --------                     --------
     Total assets                            $226,990                      $183,583                     $173,708
                                             ========                      ========                     ========
Interest-bearing liabilities:
   Deposits                                  $184,672    8,088   4.38      $159,304    7,939   4.98     $142,283    6,610   4.65
   FHLB advances                                3,400      202   5.94         2,250      145   6.44       11,833      730   6.17
   Other interest-bearing liabilities           1,218       56   4.60           629       21   3.34           48        4   8.33
                                             --------  -------   ----      --------  -------   ----     --------  -------   ----
     Total interest-bearing liabilities       189,290    8,346   4.41       162,183    8,105   5.00      154,164    7,344   4.76
                                                       -------                       -------                      -------
Non-interest-bearing liabilities                3,265                         2,958                        2,848
                                             --------                      --------                     --------
   Total liabilities                          192,555                       165,141                      157,012
   Stockholders' equity                        34,435                        18,442                       16,696
                                             --------                      --------                     --------
     Total liabilities and retained income   $226,990                      $183,583                     $173,708
                                             ========                      ========                     ========
Net interest income                                    $10,169                       $ 7,245                      $ 7,041
                                                       =======                       =======                      =======
Interest rate spread (1)                                         4.10%                         3.72%                        3.85%
                                                                 ====                          ====                         ====
Net yield on interest-earning assets (2)                         4.67%                         4.12%                        4.21%
                                                                 ====                          ====                         ====
Ratio of average interest-earning assets
   to average interest bearing liabilities                     115.00%                       108.52%                      108.40%
                                                               ======                        ======                       ======

-----------------------------------------
(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest bearing liabilities.
(2) Represents the net interest income divided by average interest-earning assets.

Analysis of Net Interest Income

     Net interest income represents the difference between income derived from interest-earning assets and the interest expense on interest-bearing liabilities. Net interest income is affected by both the difference between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and the relative volume of interest-earning assets and interest-bearing liabilities.

     Table 3 above sets forth certain information relating to the Bank's statements of financial condition and statements of income for the three years ended September 30, 1997, 1996, and 1995 and reflects the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the periods indicated. Average balances are derived from month end balances and the Bank does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented.

Results of Operations

Comparison of Financial Condition at September 30, 1997 and 1996

     Total assets increased 28.4% to $249.3 million at September 30, 1997 from $194.1 million at September 30, 1996. Assets invested in mortgage, consumer and commercial loans (net of loans-in-process, deferred fees and loan loss reserves) increased by 27.0%, to $197.8 million at September 30, 1997 from $155.7 million at September 30, 1996. Investment securities and mortgage-backed securities increased by 21.8% between the periods, to $27.9 million at September 30, 1997 from $22.9 million at September 30, 1996. The increase in assets was supported by the net proceeds received from the stock conversion. On April 7, 1997 the Company issued 2,909,500 shares of common stock and received $42.5 million, which represents the actual net proceeds from the stock offering, including $3.5 million in shares purchased by the ESOP.

     In order to take advantage of generally higher loan yields as well as shorter terms, the Bank has increased its emphasis on the origination of both secured and unsecured commercial and consumer loans. Prior to 1994, a majority of the loans originated by the Bank were mortgage loans secured by single-family residences. From time to time, the Bank sells selected mortgage loans in the secondary market in order to reduce interest rate and credit risk, while retaining servicing to generate additional fee income.

     Total residential real estate mortgage loans increased 7.8% to $102.2 million at September 30, 1997 from $94.8 million at September 30, 1996. Consumer loans increased 33.4% to $49.9 million at September 30, 1997 from $37.4 million at September 30, 1996. Commercial real estate loans increased 47.4% to $46.0 million at September 30, 1997 from $31.2 million at September 30, 1996, and commercial business loans increased 59.2% to $16.4 million at September 30, 1997 from $10.3 million at September 30, 1996. During fiscal 1997, the Bank originated $66.9 million of residential real estate mortgage loans, compared to $76.3 million during fiscal 1996. The Bank sold $31.7 million of real estate loans during fiscal 1997, compared to $53.0 million during fiscal 1996. Loans serviced for others was $253.6 million at September 30, 1997, compared to $253.7 million at September 30, 1996. Commercial real estate, commercial business and consumer loan originations increased 42.8% to $76.8 million during fiscal 1997 from $53.8 million during fiscal 1996, as the Bank continues to place an emphasis on structuring itself as a commercial banking entity.

     Deposits for the current fiscal year increased by 2.3%, to $175.1 million at September 30, 1997 from $171.2 million at September 30, 1996. During the year ended September 30, 1997, approximately $11.8 million of deposits were withdrawn by depositors to purchase shares of the Company's common stock subscribed for in the stock conversion. While total deposits experienced a marginal increase during the year ended September 30, 1997, checking accounts increased by $10.2 million, or 37.4%, to $37.5 million at September 30, 1997 from $27.3 million at September 30, 1996, reflecting the Bank's efforts to increase lower cost core checking accounts. Total borrowings increased to $12.6 million at September 30, 1997 from $1.0 million at September 30, 1996, to support the growth in earning assets and banking operations during the period.

     Stockholders' equity increased by $39.5 million, or 215.8%, to $57.8 million at September 30, 1997 from $18.3 million at September 30, 1996, reflecting the infusion of the net proceeds of the stock conversion and the consolidated earnings of the Company for the year ended September 30, 1997. At September 30, 1997, the ratio of equity to total assets increased to 23.2% from 9.5% at September 30, 1996, and the ratio of average equity to average assets increased to 15.2% for the year ended September 30,1997 from 10.1% for the year ended September 30, 1996. During the year ended September 30, 1997, the Company declared two quarterly cash dividends at $0.10 each, totaling $582,000. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company and general economic conditions.

     The Company's note receivable from the ESOP was $3.1 million at September 30, 1997 and is reported as a reduction of stockholders's equity. The note requires an annual $349,000 principal payment plus interest at prime plus one percent. Although repayment of the note is secured solely by 232,760 shares of common stock of the Company purchased by the ESOP (8% of the shares issued in the stock conversion), the Bank expects to make discretionary contributions to the ESOP in amounts at least equal to the principal and interest payments on the ESOP note.

     During the year ended September 30, 1997, the Management Recognition Plan Trust ("MRP") established for the benefit of directors and officers of the Company and the Bank, purchased 77,700 shares of the Company's common stock in the open market at a $26.39 average cost per share totaling $2.1 million. These shares are being held in trust for future awards and are reported as a reduction in stockholders' equity. The MRP is expected to purchase up to 116,380 shares of the Company's common stock (4% of the shares issued in the stock conversion) in the open market.

Comparison of Operating Results for the Years Ended September 30, 1997 and 1996

     Net Income. Net income increased by $1.4 million to $2.3 million for the year ended September 30, 1997 from $820,000 for the year ended September 30, 1996. The principal reasons for this increase are the results of investing the net proceeds of the stock conversion into earning assets, as average interest-earning assets increased by $41.7 million, or 23.7% during fiscal 1997, which is discussed below.

     Interest Income. Interest income increased by $3.2 million, or 20.9%, to $18.5 million for fiscal 1997 from $15.3 million for fiscal 1996. The increase in interest income on loans and investments during 1997 is a result of the increase in the volume of average interest-earning assets . Interest on loans increased by $2.7 million, or 20.1%, to $16.1 million in fiscal 1997 from $13.4 million in fiscal 1996. This increase was due primarily to a $27.8 million increase in the average balance of loans outstanding between fiscal 1997 and 1996, and an increase in the average yield on loans to 9.13% for fiscal 1997 from 9.04% for fiscal 1996. The average yield on total average interest-earning assets of $217.7 million was 8.5% for 1997 compared to an 8.7% average yield on $176.0 million of total average interest- earning assets for 1996.

     Interest Expense. Interest expense for the year ended September 30, 1997 increased by $241,000, or 3.0%, to $8.3 million, from $8.1 million for fiscal 1996. This resulted principally from an increase in the volume of average interest-bearing liabilities. Average deposits increased by $25.4 million, or 15.9%, to $184.7 million for fiscal 1997 from $159.3 million for fiscal 1996. The average cost of interest-bearing liabilities decreased to 4.4% for 1997 from 5.0% for 1996. Total average interest-bearing liabilities increased to $189.3 million for fiscal 1997 from $162.2 million for fiscal 1996. As previously discussed, approximately $11.8 million of deposits were withdrawn by depositors to purchase shares of the Company's common stock.

     Net Interest Income. Net interest income increased by $3.0 million, or 41.7%, to $10.2 million for the year ended September 30, 1997, from $7.2 million for the year ended September 30, 1996.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risks in the loan portfolio, the Bank's past loan loss experience, and current and expected future economic conditions. The Bank provided $931,000 and $511,000 for loan losses during the years ended September 30, 1997 and 1996, respectively. The increased provisions were necessary to support the growth and risks associated with the emphasis placed upon commercial and consumer lending. The allowance for loan losses was $3.2 million at September 30, 1997 compared to $2.4 million at September 30, 1996, which the Bank believes is adequate to absorb potential losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees, was 1.6% at September 30, 1997 compared to 1.5% at September 30, 1996.

     The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, through a classification of assets program, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a quarterly basis. Consideration is given to the account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. As a result of this review and analysis, loans are classified in the appropriate categories applicable to their circumstances. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of nonperforming loans to total loans was 0.5% at September 30, 1997 and 0.7% at September 30, 1996.

     Noninterest Income. Noninterest income totaled $1.7 million for the year ended September 30, 1997 and $1.8 million for the year ended September 30, 1996. Noninterest income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased to $752,000 for fiscal 1997 from $552,000 for fiscal 1996, reflecting the growth in the loan portfolio during 1997. Gains from sales of loans decreased to $124,000 for fiscal 1997 from $423,000 for fiscal 1996, as the volume of loans sold during 1997 decreased to $31.7 million for 1997 from $53.0 million for 1996. Servicing fee income on loans serviced for others was $613,000 for 1997 compared to $632,000 for 1996.

     Noninterest Expense. Noninterest expenses decreased 5.5% in fiscal 1997 to $6.9 million, from $7.3 million in fiscal 1996. The ratio of these expenses to gross income decreased to 34.4% for fiscal 1997 from 42.4% for fiscal 1996. The largest single component of these expenses, compensation and fringe benefits, increased to $4.6 million for fiscal 1997 from $3.6 million for fiscal 1996. This increase is a result of approximately $614,000 in benefits expense incurred with the establishment of the ESOP and growth in personnel and management required to support the 28.4% growth in assets from September 30, 1996 to September 30, 1997.

     Federal deposit insurance premiums decreased to $88,000 for the year ended September 30, 1997 from $1.3 million for the year ended September 30, 1996. During 1996, the Bank incurred a one-time FDIC assessment of $946,000 to capitalize the SAIF insurance fund. Pursuant to the Deposit Insurance Funds Act of 1996, the Bank's deposit insurance premium rate has declined to 6.4 cents per $100 of deposits for 1997 from 23 cents per $100 of deposits for 1996. This revised deposit insurance rate structure has enabled the Bank to recognize a substantial reduction in deposit insurance premiums.

     Premises and equipment expense decreased to $377,000 for fiscal 1997 from $798,000 for fiscal 1996. During the year ended September 30, 1996 the Bank recognized accelerated depreciation of $225,000 on certain fixed assets with no future value due to obsolescence or excessive use.

     Income Taxes. The provision for income taxes increased to $1.7 million for fiscal 1997 from $451,000 for fiscal 1996. The increase in provision for income taxes is the result of the increased pretax earnings to $4.0 million for fiscal 1997 from $1.3 million for fiscal 1996 and the effective income tax rates then in effect.

Comparison of Financial Condition at September 30, 1996 and 1995

     Total assets increased 9.2% to $194.1 million at September 30, 1996 from $177.7 million at September 30, 1995. Assets invested in mortgage, consumer and commercial loans (net of loans-in-process, deferred fees and loan loss reserves) increased by 7.7%, to $155.7 million at September 30, 1996 from $144.5 million at September 30, 1995. Investment securities and mortgage-backed securities decreased by 9.5% between the periods, to $22.9 million at September 30, 1996 from $25.3 million at September 30, 1995.

     Total residential real estate mortgage loans decreased 7.1% to $94.8 million at September 30, 1996 from $102.1 million at September 30, 1995. Consumer loans increased 26.1% to $37.4 million at September 30, 1996 from $29.7 million at September 30, 1995. Commercial real estate loans increased 42.4% to $31.2 million at September 30, 1996 from $21.9 million at September 30, 1995, and commercial business loans increased 179.3% to $10.3 million at September 30, 1996 from $3.7 million at September 30, 1995. During fiscal 1996, the Bank originated $76.3 million of residential real estate mortgage loans, compared to $59.2 million of such originations during fiscal 1995. The Bank sold $53.0 million of real estate loans during fiscal 1996, compared to $43.6 million during fiscal 1995. Loans serviced for others increased to $253.7 million at September 30, 1996 from $229.6 million at September 30, 1995. Commercial real estate, commercial business and consumer loan originations increased 57.5% to $53.8 million during fiscal 1996 from $34.2 million during fiscal 1995.

     Deposits for the period increased by 11.6%, to $171.2 million at September 30, 1996 from $153.5 million at September 30, 1995. The number of deposit accounts grew to 15,404 at September 30, 1996 from 13,794 at September 30, 1995. Total capital for the period increased by 3.7%, to $18.3 million at September 30, 1996 from $17.7 million at September 30, 1995. At September 30, 1996, the ratio of capital to total assets was 9.5%, compared to 10.0% at September 30, 1995.

Comparison of Operating Results for the Years Ended September 30, 1996 and 1995

     Net Income. Net income decreased by $1.0 million to $820,000 for the year ended September 30, 1996 from $1.9 million for the year ended September 30, 1995. The principal reasons for this decrease are the results of a special assessment on deposit insurance premiums, increased provisions for possible loan losses and accelerated depreciation on certain fixed assets, all of which are discussed below.

     Interest Income. Interest income increased $964,000, or 6.7%, to $15.3 million for fiscal 1996 from $14.4 million for fiscal 1995. This increase resulted from an increase in interest income on loans and investments and higher yields due to a rising interest rate environment. Interest on loans increased by $920,000, or 7.2%, to $13.4 million in fiscal 1996 from $12.5 million in fiscal 1995. This increase was due to a 17 basis point increase in the average yield on loans to 9.04% for fiscal 1996 from 8.87% for fiscal 1995. In addition, there was an increase of $7.5 million in the average balance of loans outstanding between the two periods. The average yield on total average interest-earning assets of $176.0 million was 8.7% for 1996 compared to an 8.6% average yield on $167.1 million of total average interest earning assets for 1995.

     Interest Expense. Interest expense for the year ended September 30, 1996 increased by $761,000, or 10.4%, to $8.1 million, from $7.3 million for fiscal 1995. The increase resulted from a rise in general market interest rates and was also influenced by an increase in the volume of deposits. Average deposits increased $17.0 million, or 11.9%, to $159.3 million for fiscal 1996 from $142.3 million for fiscal 1995. The average cost of interest-bearing liabilities increased to 5.0% for 1996 from 4.8% for 1995, and average interest-bearing liabilities increased to $162.2 million for fiscal 1996 from $154.2 million for fiscal 1995.

     Net Interest Income. Net interest income increased by $203,000, or 2.9%, to $7.2 million for the year ended September 30, 1996, from $7.0 million for the year ended September 30, 1995.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risks in the loan portfolio, the Bank's past loan loss experience, and current and expected future economic conditions. The Bank provided $511,000 and $20,000 for loan losses during the years ended September 30, 1996 and 1995, respectively. The allowance for loan losses was $2.4 million at September 30, 1996 compared to $1.9 million at September 30, 1995. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees, was 1.5% at September 30, 1996 compared to 1.3% at September 30, 1995. The increased provisions were necessary to support the growth and risks associated with the emphasis placed upon commercial and consumer lending. The ratio of nonperforming loans to total loans was 0.7% at September 30, 1996 and 0.5% at September 30, 1995.

     Noninterest Income. Noninterest income totaled $1.8 million for the year ended September 30, 1996 and $1.5 million for the year ended September 30, 1995. Noninterest income consists of fees and service charges earned on loans, service charges on deposit accounts, gains for sale of loans, and other miscellaneous income. Gains from sales of loans increased to $423,000 for fiscal 1996 from $312,000 for fiscal 1995, as the volume of loans sold increased to $53.0 million for 1996 from $43.6 million for 1995. Servicing fee income on loans serviced for others increased to $632,000 for fiscal 1996 from $582,000 for fiscal 1995.

     Noninterest Expense. Noninterest expenses increased 28.9% in fiscal 1996 to $7.3 million, from $5.7 million in fiscal 1995. The ratio of these expenses to gross income was 42.4% in fiscal 1996 compared to 35.6% in fiscal 1995. The largest single component of these expenses, compensation and fringe benefits, increased 4.0% in fiscal 1996 to $3.6 million from $3.4 million for fiscal 1995. These increases are a result of the growth in personnel and management required to support the 16.9% growth in assets from September 30, 1994 to September 30, 1996.

     Federal deposit insurance premiums increased by $995,000 to $1.3 million for the year ended September 30, 1996 from $305,000 for the year ended September 30, 1995. During the year ended September 30, 1996, the Bank incurred a one-time FDIC assessment of $946,000 to capitalize the SAIF insurance fund up to required reserve ratios. The assessment was based upon 65.7 cents per $100 of SAIF deposits as of March 31, 1995. During fiscal 1996, the Bank has also paid continuing SAIF insurance premiums at a rate of 23 cents per $100 of SAIF deposits. However, that rate will drop to 6.4 cents per $100 effective January 1, 1997 through December 31, 1999 and to 2.4 cents per $100 thereafter. This revised deposit insurance rate structure will enable the Bank to recognize a substantial reduction in deposit insurance premiums going forward.

     Premises and equipment expense increased by $255,000 to $798,000 for the year ended September 30, 1996 from $543,000 for September 30, 1995. During the year ended September 30, 1996 the Bank recognized accelerated depreciation of $225,000 on certain fixed assets with no future value due to obsolescence or excessive use.

     Income Taxes. The provision for income taxes decreased to $451,000 for fiscal 1996 from $998,000 for fiscal 1995. The Bank's effective income tax rate was 35.4% for the year ended September 30, 1996 and 34.9% for the year ended September 30, 1995.

Impact of Inflation and Changing Prices

     The financial statements of the Bank and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of Recent Accounting Standards

     The Company prepares its consolidated financial statements and related disclosures in conformity with standards established by, among others, the Financial Accounting Standards Board ("FASB"). The FASB frequently issues new rules and proposed new rules for companies to apply to their reporting activities. The following discussion addresses such changes as of September 30, 1997 that will affect the Company's future reporting.

     The Accounting Standards Division of the AICPA approved SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which applies to shares of capital stock of sponsoring employers acquired by ESOP plans. SOP 93-6 changed the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of employee stock ownership plan shares. To the extent that the fair value of the ESOP shares, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Company's financial statements.

     The FASB has issued Statement of Financial Accounting Standards No. 125 ('SFAS No. 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is applied prospectively. This statement requires, among other things, the Company to record at fair value, assets and liabilities resulting from a transfer of financial assets. In December 1996, SFAS No. 127 was issued which deferred the effective date of certain provisions of SFAS No. 125 related to repurchase agreements, securities lending and similar transactions until January 1, 1998. The Company adopted the provisions of SFAS No. 125 as of January 1, 1997 and the adoption did not have a material effect on the Company's reported financial condition or results of operations.

     The FASB has issued SFAS No. 128, "Earnings Per Share", which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and replaces the presentation of primary EPS with a presentation of basic EPS. It requires dual presentation of basic and diluted EPS on the face of the consolidated statement of income and the reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Earlier application is not permitted but disclosure of pro forma EPS amounts computed using the standards established by SFAS No. 128 is permitted in the notes to financial statements for periods ending prior to the effective date. See Note l to the Notes to Consolidated Financial Statements for additional information.

     The FASB has issued SFAS No. 130, "Reporting Comprehensive Income", effective for the fiscal year ending September 30, 1999. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Management has not yet determined the effect, if any, of adopting SFAS No. 130.

     The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", effective for the fiscal year ending September 30, 1999. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Management does not expect that the adoption of SFAS No. 131 will have a material impact on the Company's consolidated financial statements.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
NewSouth Bancorp, Inc.
Washington, North Carolina

We have audited the accompanying consolidated statements of financial condition of NewSouth Bancorp, Inc. and Subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of NewSouth Bancorp, Inc. and Subsidiary at September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Raleigh, North Carolina
October 17, 1997

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
NewSouth Bancorp, Inc. and Subsidiary
September 30, 1997 and 1996

ASSETS                                                                1997           1996
                                                                      ----           ----
Cash and due from banks                                          $  3,027,271   $  2,811,326
Interest-bearing deposits in financial institutions                12,744,980      5,765,251
Investment securities - available for sale                          3,083,422      8,106,581
Mortgage-backed securities - available for sale                    24,818,412     14,797,424
Loans receivable, net:
    Held for sale                                                  25,055,845     21,627,590
    Held for investment                                           172,729,060    134,053,705
Premises and equipment, net                                         2,818,167      2,900,421
Income taxes receivable                                                     -        385,373
Deferred income taxes                                                 821,863        223,983
Real estate owned                                                     357,503        178,509
Federal Home Loan Bank of Atlanta stock, at cost
    which approximates market                                       1,287,500      1,287,500
Accrued interest receivable                                         1,847,346      1,382,569
Prepaid expenses and other assets                                     689,828        618,921
                                                                 ------------   ------------
               Total assets                                      $249,281,197   $194,139,153
                                                                 ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Demand                                                       $ 37,500,216   $ 27,334,469
    Savings                                                         6,455,357      7,019,797
    Time                                                          131,160,215    136,859,020
                                                                 ------------   ------------
               Total deposits                                     175,115,788    171,213,286

Borrowed money                                                     12,621,120      1,039,608
Accrued interest payable                                               91,915         67,939
Income taxes payable                                                  457,498              -
Advance payments by borrowers for property taxes and insurance        182,731        383,517
Other liabilities                                                   2,956,558      3,088,232
                                                                 ------------   ------------
               Total liabilities                                  191,425,610    175,792,582

Commitments and contingencies (Notes 4, 9, 10, 13 and 16)

Common stock, $.01 par value, 8,000,000 shares authorized,
    2,909,500 shares issued and outstanding                            29,095              -
Additional paid-in capital                                         42,654,054              -
Retained earnings, substantially restricted                        20,041,635     18,306,036
Unearned ESOP shares, 207,932 shares                               (3,118,984)             -
Unawarded MRP shares, at cost                                      (2,050,531)             -
Unrealized gain on available for sale securities, net                 300,318         40,535
                                                                 ------------   ------------
               Total stockholders' equity                          57,855,587     18,346,571
                                                                 ------------   ------------
               Total liabilities and stockholders' equity        $249,281,197   $194,139,153
                                                                 ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
NewSouth Bancorp, Inc. and Subsidiary
years ended September 30, 1997, 1996 and 1995

                                                                       1997         1996         1995
                                                                       ----         ----         ----
Interest income:
    Interest and fees on loans                                     $16,096,914  $13,430,797  $12,511,035
    Interest and dividends on investments and deposits               2,418,451    1,918,876    1,874,173
                                                                   -----------  -----------  -----------
               Total interest income                                18,515,365   15,349,673   14,385,208
                                                                   -----------  -----------  -----------

Interest expense:
    Interest on deposits                                             8,088,144    7,939,014    6,610,023
    Interest on borrowings                                             258,084      166,438      733,993
                                                                   -----------  -----------  -----------
               Total interest expense                                8,346,228    8,105,452    7,344,016
                                                                   -----------  -----------  -----------

Net interest income before provision for loan losses                10,169,137    7,244,221    7,041,192
Provision for loan losses                                              931,078      511,000       20,000
                                                                   -----------  -----------  -----------
               Net interest income                                   9,238,059    6,733,221    7,021,192
                                                                   -----------  -----------  -----------

Other income:
    Loan fees and service charges                                      752,470      552,169      402,054
    Loan servicing fees                                                613,353      631,866      581,844
    Gain on sale of real estate, net                                    32,190       33,628       64,513
    Gain on sale of mortgage loans and mortgage-backed securities      124,066      423,113      312,325
    Other income                                                       162,893      191,768      141,613
                                                                   -----------  -----------  -----------
               Total other income                                    1,684,972    1,832,544    1,502,349
                                                                   -----------  -----------  -----------

General and administrative expenses:
    Compensation and fringe benefits                                 4,603,764    3,569,144    3,431,537
    Federal insurance premiums                                          88,165      353,585      304,802
    Insurance fund special assessment                                        -      946,020            -
    Premises and equipment                                             377,468      798,119      542,840
    Advertising                                                        181,016      102,762       93,634
    Payroll and other taxes                                            311,290      286,949      259,786
    Other                                                            1,379,348    1,238,180    1,027,622
                                                                   -----------  -----------  -----------
               Total general and administrative expenses             6,941,051    7,294,759    5,660,221
                                                                   -----------  -----------  -----------

Income before income taxes                                           3,981,980    1,271,006    2,863,320

Income taxes                                                         1,719,350      450,517      998,080
                                                                   -----------  -----------  -----------
Net income                                                         $ 2,262,630  $   820,489  $ 1,865,240
                                                                   ===========  ===========  ===========
Net income per common share (1)                                    $       .53
                                                                   ===========
Weighted average shares outstanding (1)                              2,641,289
                                                                   ===========

(1) Calculated from date of conversion, see Notes 1 and 2.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDER EQUITY
NewSouth Bancorp, Inc. and Subsidiary
years ended September 30, 1997, 1996 and 1995

                                                                                                            Unrealized
                                                                                                              gain on
                                                                    Retained                                 Available
                                                    Additional      Earnings      Unearned     Unawarded      For Sale
                                           Common     Paid-in    Substantially      ESOP          MRP        Securities
                                            Stock     Capital      Restricted      Shares        Shares          net       Total
                                           -------  -----------    -----------   -----------   -----------    --------  -----------
Balance at September 30, 1994              $     -  $         -    $15,620,307   $         -   $         -    $      -  $15,620,307

Adjustment to October 1, 1994 balance for
 change in method of accounting
    for securities, net of taxes                 -            -             -              -             -      46,431       46,431
Change in unrealized gains on securities
 available-for sale, net of  taxes               -            -             -              -             -     156,091      156,091
Net income as restated                           -            -      1,865,240             -             -           -    1,865,240
                                           -------  -----------    -----------   -----------   -----------    --------  -----------

Balance at September 30, 1995                    -            -     17,485,547             -             -     202,522   17,688,069

Change in unrealized gains on securities
 available-for-sale, net of taxes                -            -              -             -             -    (161,987)    (161,987)
Net income                                       -            -        820,489             -             -           -      820,489
                                           -------  -----------    -----------   -----------   -----------    --------  -----------

Balance at September 30, 1996                    -            -     18,306,036             -             -      40,535   18,346,571

Issuance of shares of common stock          29,095   42,423,041              -    (3,491,400)            -           -   38,960,736
Net income                                       -            -      2,262,630             -             -           -    2,262,630
Change in unrealized gains on securities
 available-for-sale, net of taxes                -            -              -             -             -     259,783      259,783
Acquisition of shares for MRP                    -            -              -             -    (2,050,531)          -   (2,050,531)
Dividends ($.20 per share)                       -            -       (527,031)            -             -           -     (527,031)
Release of ESOP shares                           -      231,013              -       372,416             -           -      603,429
                                           -------  -----------    -----------   -----------   -----------    --------  -----------
Balance September 30, 1997                 $29,095  $42,654,054    $20,041,635   $(3,118,984)  $(2,050,531)   $300,318  $57,855,587
                                           =======  ===========    ===========   ===========   ===========    ========  ===========

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
NewSouth Bancorp, Inc. and Subsidiary
years ended September 30, 1997, 1996 and 1995

                                                                        1997           1996           1995
                                                                        ----           ----           ----
Operating activities:
    Net income                                                     $  2,262,630   $    820,489   $  1,865,240
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
        Provision for loan losses                                       931,078        511,000         20,000
        Depreciation                                                    147,927        449,104        228,684
        ESOP compensation                                               603,429              -              -
        Accretion of discounts on securities                             24,263         19,918            123
        Provision for deferred income taxes                            (765,372)      (440,704)      (241,196)
        Gain on disposal of premises and equipment and
          real estate acquired in settlement of loans                   (33,506)       (36,293)       (64,432)
        Gain on sale of mortgage loans and
          mortgage-backed securities                                   (139,405)      (423,113)      (312,325)
        Originations of loans held for sale, net                    (35,004,100)   (55,047,196)   (47,101,448)
        Proceeds from sale of loans held for sale                    13,190,353     51,656,899     37,707,880
        Other operating activities                                     (248,415)       636,375        560,847
                                                                   ------------   ------------   ------------
               Net cash used in operating activities                (19,031,118)    (1,853,521)    (7,336,627)
                                                                   ------------   ------------   ------------
Investing activities:
        Proceeds from maturities of securities available for sale     7,000,000              -              -
        Purchases of investment securities                           (2,000,000)    (6,043,438)    (3,001,857)
        Proceeds from principal repayments and sales of
          mortgage-backed securities available-for-sale               8,914,741      8,832,521      2,877,591
        Loan originations, net of principal repayments of
          loans held for investment                                 (40,566,654)    (9,827,513)    (5,580,606)
        Proceeds from maturities of securities held-to-maturity               -      1,000,000      1,000,000
        Proceeds from disposal of premises and equipment and
          real estate acquired in settlement of loans                   815,117        238,564        282,474
        Redemptions (purchases) of FHLB stock                                 -              -        (38,400)
        Purchases of premises and equipment                             (66,057)      (351,588)      (594,301)
                                                                   ------------   ------------   ------------
               Net cash used in investing activities                (25,902,853)    (6,151,454)    (5,055,099)
                                                                   ------------   ------------   ------------
Financing activities:
        Net increase in deposit accounts                              3,902,502     17,756,258     21,864,747
        Proceeds from FHLB borrowings                                49,000,000     24,000,000     42,000,000
        Repayments of  FHLB borrowings                              (38,000,000)   (28,000,000)   (54,500,000)
        Net proceeds from issuance of stock                          38,960,736              -              -
        MRP funding                                                  (2,050,531)             -              -
        Cash dividends paid                                            (264,574)             -              -
        Net change in repurchase agreements                             581,512      1,039,608              -
                                                                   ------------   ------------   ------------
               Net cash provided by financing activities             52,129,645     14,795,866      9,364,747
                                                                   ------------   ------------   ------------

Increase (decrease) in cash and cash equivalents                      7,195,674      6,790,891     (3,026,979)

Cash and cash equivalents, beginning of year                          8,576,577      1,785,686      4,812,665
                                                                   ------------   ------------   ------------

Cash and cash equivalents, end of year                             $ 15,772,251   $  8,576,577   $  1,785,686
                                                                   ============   ============   ============

Supplemental disclosures:
    Real estate acquired in settlement of loans                    $    960,221   $    296,690   $    110,636
    Exchange of loans for mortgage-backed securities               $ 18,524,209   $  1,545,859   $  6,288,164
    Transfers to securities available-for-sale                     $         -    $ 16,140,485   $          -
    Cash paid for interest                                         $  8,322,252   $  8,100,128   $  7,384,085
    Cash paid for income taxes                                     $  1,673,000   $  1,327,315   $    904,222
    Dividends declared, not paid                                   $    262,457   $          -   $          -

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NewSouth Bancorp Inc. and Subsidiary

Note 1 - Basis of Presentation and Accounting Policies

Organization and Nature of Operations

NewSouth Bancorp, Inc. (the "Company") is a bank holding company incorporated in October, 1996 under the laws of the State of Delaware. NewSouth Bank (the "Bank"), the wholly-owned subsidiary of the Company, is organized and incorporated under the laws of the state of North Carolina (See Note 2). The Bank is regulated by the Federal Deposit Insurance Corporation and the Office of The Commissioner of Banks of the state of North Carolina.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry.

The significant policies are summarized below:

Investments and Mortgage-Backed Securities

Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. As of September 30, 1997, the Bank has classified all investments as available-for-sale.

Premiums and discounts on debt securities are recognized in interest income on the level interest yield method over the period to maturity.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Gains and losses on the sale of securities are determined by using the specific identification method.

Loans Receivable and Allowance for Loan Losses

Loans receivable held for investment are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred origination fees. Interest on loans is accrued based on the principal amount outstanding and is recognized on a level yield method. The accrual of interest is discontinued, and accrued but unpaid interest is reversed when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Generally, this occurs when payment is delinquent in excess of ninety days.

Loan origination fees are deferred, as well as certain direct loan origination costs. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans utilizing the interest method.

Commitment fees to originate or purchase loans are deferred, and if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment. Fees for originating loans for other financial institutions are recognized as loan fee income.

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At September 30, 1997 and 1996 and during the years then ended there were no loans material to the consolidated financial statements which were defined as impaired.

The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

Loans Held for Sale

Loans originated and intended for sale are carried at the lower of cost or aggregate estimated market value. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains and losses on sales of whole or participating interests in real estate loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the Bank's basis of the loans sold, adjusted for the recognition of any servicing assets retained.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortization where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line and accelerated methods based on estimated service lives of assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

Real Estate Owned

Assets acquired through loan foreclosure are recorded as real estate owned ("REO") at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed.

Investment in Federal Home Loan Bank Stock

The Bank is required to invest in stock of the Federal Home Loan Bank of Atlanta
(FHLB) in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At both September 30, 1997 and 1996, the Bank owned 12,875 shares of the FHLB's $100 par value capital stock.

Income Taxes

Deferred tax asset and liability balances are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Cash and Cash Equivalents

Cash and cash equivalents include demand and time deposits (with remaining maturities of ninety days or less at time of purchase) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Net Income Per Common Share

Net income per common share is computed on the basis of weighted average number of shares of common stock outstanding, excluding unallocated ESOP shares and unawarded MRP shares. Net income per common share for 1997 of $.53 is calculated by dividing net income for the period April 8, 1997 to September 30, 1997,
$1,395,900,   by  the  number  of  weighted   average  shares  of  common  stock
outstanding.

The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", on October 1, 1997. SFAS No. 128 requires the Company to change its method of computing, presenting and disclosing earnings per share information. Upon adoption, all prior periods data presented will be restated to conform to the provisions of SFAS No. 128. If the Company had adopted SFAS No. 128 for the period ending September 30, 1997, there would have been no effect on earnings per share, as the Company had no common stock equivalents or convertible securities outstanding during the period.

Reclassifications

Certain items included in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation. These reclassifications have no effect on the net income or retained earnings previously reported.

New Accounting Pronouncements

The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" on January 1, 1997. The impact of adopting this statement is not material to the Company's consolidated financial statements.

The Company will adopt SFAS No. 130, "Reporting Comprehensive Income" on October 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements.

The Company will adopt SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" on October 1, 1998. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Conversion to Commercial Bank

NewSouth Bancorp, Inc., was incorporated in October, 1996 under the laws for the State of Delaware for the purpose of becoming the holding company for Home Savings Bank, SSB. On April 7, 1997, Home Savings Bank, SSB converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank to be known as Home Savings Bank, Inc., SSB, ("Converted Bank"), in connection with an initial public offering of common stock. Immediately following completion of the stock conversion, the Converted Bank converted from a North Carolina-chartered stock savings bank to a North Carolina commercial bank known as "NewSouth Bank." In connection with the conversion, the Company issued 2,909,500 shares of common stock, including 232,760 issued to the Employee Stock Ownership Plan ("ESOP"), par value $.01 per share, for $15 per share. The sale of common stock generated proceeds of $38,960,736, net of conversion costs of $1,190,364 and ESOP shares of $3,491,400. NewSouth Bank opened for business the first day under that name on April 8, 1997. The common stock of the Company began trading on the NASDAQ National Market System under the symbol "NSBC" on April 8, 1997.

At the time of the conversion, the Bank established a liquidation account in an amount equal to the Bank's net worth, or approximately $19,200,000, for the benefit of eligible account holders at that time. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their eligible deposits, shall cease upon the closing of the accounts, and shall never be increased. In the event of the liquidation of the Bank, all remaining eligible deposit account holders shall be entitled, after all payments to creditors, to a distribution from the liquidation account before any distribution to stockholders. Dividends paid by the Company cannot be paid from the liquidation account.

Note 3 - Investment Securities

Investment securities at September 30, 1997 and 1996 are classified as available for sale according to management's intent and summarized as follows:

                                              Gross Unrealized        Estimated
                             Amortized      ---------------------       Market
                                Cost          Gains       Losses         Value
                             ----------     --------     --------     ----------
1997:
    U.S. Treasury notes      $3,000,897     $ 82,525     $      -     $3,083,422
                             ==========     ========     ========     ==========
1996:

    U.S. Treasury notes      $5,025,160     $ 81,421     $      -     $5,106,581
    State and political
      Subdivisions            3,000,000            -            -      3,000,000
                             ----------     --------     --------     ----------
                             $8,025,160     $ 81,421     $      -     $8,106,581
                             ==========     ========     ========     ==========

All investment securities at September 30, 1997 will mature after one year through five years.

Investment securities with a carrying value of $5,000,000 were sold during 1997, resulting in no realized gain or loss.

Note 4 - Mortgage-Backed Securities

Mortgage-backed securities at September 30, 1997 and 1996 are classified as available for sale according to management's intent and summarized as follows:

                                               Gross Unrealized       Estimated
                               Amortized     --------------------       Market
                                 Cost         Gains      Losses         Value
                              -----------    --------    --------    -----------
1997:
    FHLMC participation
    certificates, maturing
    from years 2003 to 2027   $24,406,887    $463,942    $ 52,417    $24,818,412
                              ===========    ========    ========    ===========
1996:
    FHLMC participation
    certificates, maturing
    from years 2006 to 2022   $14,812,070    $143,156    $157,802    $14,797,424
                              ===========    ========    ========    ===========


Mortgage-backed securities at September 30, 1997 will contractually mature on the following schedule:

                                                                    Estimated
                                                 Amortized            Market
                                                    Cost              Value
                                                -----------        -----------
Due after five years through ten years          $ 4,221,949        $ 4,269,920
Due after ten years                              20,184,938         20,548,492
                                                -----------        -----------
                                                $24,406,887        $24,818,412
                                                ===========        ===========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Mortgage-backed securities with a carrying value of $6,607,924, $5,566,420 and $776,757 were sold during the years ended September 30, 1997, 1996, and 1995, respectively. Gross gains realized on the sales of mortgage-backed securities were $688, $146,723 and $6,112 during 1997, 1996 and 1995, respectively. Gross realized losses on sales of mortgage-backed securities were $15,339, $0 and $0 during 1997, 1996 and 1995, respectively.

Mortgage-backed securities with a carrying value of approximately $1,594,000 and $2,089,000 were pledged as collateral for deposits from public entities at September 30, 1997 and 1996, respectively.

Note 5 - Loans Receivable

Loans receivable at September 30, 1997 and 1996 are summarized as follows:

                                        1997                1996
                                        ----                ----
Mortgage loans                      $102,154,361        $ 94,813,285
Consumer loans                        49,889,347          37,422,945
Commercial loans                      62,438,748          41,496,450
                                    ------------        ------------
               Total                 214,482,456         173,732,680
Less:
    Loans in process                 (12,716,819)        (15,244,463)
    Allowance for loan losses         (3,249,352)         (2,351,309)
    Deferred loan fees                  (731,380)           (455,613)
                                    ------------        ------------
Loans receivable, net               $197,784,905        $155,681,295
                                    ============        ============

At September 30, 1997, the Bank had entered into a security agreement with a blanket floating lien pledging its eligible real estate loans to secure actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 9).

During 1997, 1996 and 1995, the Bank exchanged loans with outstanding principal balances of $18,524,209, $1,545,859 and $6,288,164, respectively, with the
Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at September 30, 1997 and 1996, are fixed rate mortgage loans with an estimated market value of approximately $25,100,000 and $21,600,000, respectively.

Net gains on sales of loans receivable held for sale amounted to $138,717, $276,390 and $306,213 during the years ended September 30, 1997, 1996 and 1995, respectively.

The changes in the allowance for loan losses for the years ended September 30, 1997, 1996 and 1995 are as follows:

                                        1997            1996            1995
                                        ----            ----            ----
Balance at beginning of year        $2,351,309      $1,876,954      $1,977,327
Provisions for loan losses             931,078         511,000          20,000
Loans charged off                      (71,904)        (62,559)       (122,000)
Recoveries                              38,869          25,914           1,627
                                    ----------      ----------      ----------
Balance at end of year              $3,249,352      $2,351,309      $1,876,954
                                    ==========      ==========      ==========

The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                       1997            1996
                                                       ----            ----
Loans contractually past due 90 days or more
  and/or on nonaccrual status:
Residential                                         $1,214,189      $1,022,521
Consumer and commercial                                 48,233          11,358
                                                    ----------      ----------
Balance at end of year                              $1,262,422      $1,033,879
                                                    ==========      ==========

During the years ended September 30, 1997, 1996 and 1995, interest income of approximately $48,000, $44,000 and $23,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

Note 6 - Premises and Equipment

Premises and equipment at September 30, 1997 and 1996 consist of the following:

                                                   1997              1996
                                                   ----              ----
Land                                           $  935,560        $  935,560
Office buildings                                2,488,976         2,488,976
Furniture, fixtures and equipment               1,067,858         1,073,120
Vehicles                                          225,041           174,343
                                               ----------        ----------
                                                4,717,435         4,671,999
Less accumulated depreciation                   1,899,268         1,771,578
                                               ----------        ----------
               Total                           $2,818,167        $2,900,421
                                               ==========        ==========

Note 7 - Employee Benefit Plans

The Company participates in a multiemployer defined benefit pension plan which covers substantially all employees. Expenses of the plan for the years ended
September  30,  1997,  1996  and  1995  were  $96,000,  $137,000  and  $123,154, respectively.

Effective July 1, 1995, the Company participates in a multiemployer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. Prior to July 1, 1995, the Company maintained a profit sharing 401(k) plan. The expenses related to the Company's contributions to these plans for the years ended September 30, 1997, 1996 and 1995 were $52,253, $46,171 and $37,074, respectively.

Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended September 30, 1997, 1996 and 1995 aggregated $515,435, $463,250 and $582,022, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. During 1996 it was discovered that the accrual for these plans was understated as of September 30, 1995. The effect of this understatement was that other liabilities were understated by $270,000, deferred tax assets were understated by $100,000, income taxes payable were overstated by $30,000 and income was overstated by $140,000 as of September 30, 1995. The previously reported financial results for the year ended September 30, 1995 have been restated for the effect of this error.

In conjunction with the initial public offering, the Company's Board of directors approved a Management Recognition Plan for director and key employees. The Company is authorized to fund the acquisition and award of up to 116,380 shares (4% of shares issued in the stock conversion) to be awarded by a committee of the board of directors. Compensation expense will be based on the fair market value of the shares at the award date and recognized during any vesting period. As of September 30, 1997, 77,700 shares have been acquired at an aggregate cost of $2,050,531, and no shares have been awarded.

Note  8 - Employee Stock Ownership Plan

The Company's Board of Directors has adopted an employee stock ownership plan ("ESOP"), effective October 1, 1996. Employees of the Company and its subsidiaries who have attained age 21 and completed one year of service are eligible to participate in the ESOP, provided that any employee who was employed full-time on the closing date of the Stock Conversion automatically became a participant on October 1, 1996. The ESOP is to be funded by contributions made by the Company or the Bank in cash or shares of Common Stock. Allocations to participants' accounts occur annually on September 30. Shares are committed to be released for financial statement purposes when the Bank makes scheduled payments on the ESOP note payable and will be allocated to employees for services rendered in the current accounting period. Employees vest in their allocated ESOP shares over three years. The number of shares legally released and allocated is based on the ratio of the actual principal payments amount to the remaining total principal payments for the ESOP note payable. The Bank expects to contribute sufficient funds to the ESOP to repay the note payable over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion.

Initially, the ESOP acquired 232,760 shares of the Company's common stock financed by $3,491,400 in borrowings by the ESOP from the Company. This loan will be secured by the shares of Common Stock purchased and earnings thereon. At September 30, 1997, 24,828 shares have been allocated to participants' accounts and 207,932 shares, with an estimated market value of $6,237,960, remain unallocated. All allocated shares are considered outstanding for earning per share purposes, while the unallocated shares are not included in the calculation.

The principal balance of the ESOP loan was $3,118,984 at September 30, 1997. The Bank is using the dividends declared on shares held by the ESOP to reduce the outstanding debt. Dividends on allocated shares are treated as a reduction of retained earnings. Dividends on unallocated shares are treated only as debt service, and there is no reduction of retained earnings. Compensation expense related to the ESOP is based on the average fair market value of shares during the period since the prior allocation date through the dates shares are committed to be released. The financial statements for the years ended September 30, 1997 include compensation expense of $603,429 related to the ESOP.

Note 9 - Borrowed Money

Borrowed money represents advances from the Federal Home Loan Bank of Atlanta and repurchase agreements. Advances from the Federal Home Loan Bank had a weighed average rate of 6.17% and 0.0% and totaled $11,000,000 and $0 at September 30, 1997 and 1996, respectively.

At September 30, 1997 and 1996, repurchase agreements outstanding had a rate of 4.67% and 4.31% and totaled $1,621,120 and $1,039,608, respectively.

Repurchase agreements are collateralized by U.S. government agency obligations with a principal balance of $2,000,000.

The Company has pledged all of its stock in the Federal Home Loan Bank of Atlanta and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At September 30, 1997, the Company had an additional $14,000,000 of credit available with the Federal Home Loan Bank of Atlanta.

Note 10 - Income Taxes

The components of income taxes for the years ended September 30, 1997, 1996 and 1995 are as follows:

                                      1997            1996           1995
                                      ----            ----           ----
Current:
    Federal                       $1,908,576      $ 766,558      $1,034,106
    State                            576,146        124,663         205,170
                                  ----------      ---------      ----------
    Total current                  2,484,722        891,221       1,239,276
                                  ----------      ---------      ----------
Deferred:
    Federal                         (617,976)      (360,903)       (211,224)
    State                           (147,396)       (79,801)        (29,972)
                                  ----------      ---------      ----------
    Total deferred                  (765,372)      (440,704)       (241,196)
                                  ----------      ---------      ----------
Total                             $1,719,350      $ 450,517      $  998,080
                                  ==========      =========      ==========

Reconciliations of expected income tax at the statutory Federal rate of 34% with income tax expense for the years ended September 30, 1997, 1996 and 1995 are as follows:

                                                  1997       1996       1995
                                                  ----       ----       ----
Expected income tax expense                   $1,353,873  $432,142   $973,529
State income taxes net of federal
  income tax benefit                             147,000    26,671    115,631
Non-deductible ESOP and other expenses           206,000         -          -
Rehabilitation credit                                  -         -    (28,666)
Other                                             12,477    (8,296)   (62,414)
                                              ----------  --------   --------
                                              $1,719,350  $450,517   $998,080
                                              ==========  ========   ========

The components of the net deferred income tax liability and asset are as follows:

                                                           1997          1996
                                                           ----          ----
Deferred income tax assets:
    Deferred directors' fees                           $  346,328     $ 317,186
    Bad debt reserve                                      782,302       331,007
    Deferred employee benefits                            363,925       263,009
    Other                                                  26,382             -
                                                       ----------     ---------
                                                        1,518,937       911,202
                                                       ----------     ---------
Deferred income tax liabilities:
    Loans mark-to-market adjustment                      (235,757)     (405,771)
    Depreciation and amortization                         (91,306)      (85,354)
    Unrealized gains on securities available-for-sale    (193,732)      (26,240)
    Deferred loan origination fees and costs              (76,929)      (47,519)
    FHLB stock                                            (99,350)      (99,434)
    Other                                                       -       (22,901)
                                                       ----------     ---------
                                                         (697,074)     (687,219)
                                                       ----------     ---------
Net deferred income tax asset (liability)              $  821,863     $ 223,983
                                                       ==========     =========

Retained income at September 30, 1997, includes approximately $1,850,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on pre-1987 bad debt reserves, however the Bank will be recapturing a portion of its post-1987 bad debt reserve created by using the percentage of taxable income method. The Bank has previously recorded deferred tax liabilities related to these excess reserves. Additionally, the Bank is now required to use the experience method.

Note 11 - Regulatory Capital Requirements

Dividend payments made by the Company are subject to regulatory restrictions under Federal Reserve Board policy as well as to limitations under applicable provisions of Delaware corporate law. The Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". Under Delaware law, dividends may be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Furthermore, under FDIC regulations, the Bank is prohibited from making any capital distributions if after making the distribution, the Bank would have:
(i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratios of less than 4.0%.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's actual capital amounts and ratios as of September 30, 1997 and 1996 are also presented in the table below (dollars in thousands).

                                                                          To Be Well Capitalized
                                                            For Capital        Under Prompt
                                           Actual        Adequacy Purposes  Action Provisions
                                      ---------------    -----------------  -----------------
                                       Amount   Ratio      Amount   Ratio     Amount   Ratio
                                      -------   -----     -------   -----    -------   -----
1997:
Total Capital (to Risk Weighted
    Weighted Assets)                  $59,684    34.8%    $13,719    8.0%    $17,149    10.0%
Tier I Capital (to Risk Weighted
    Weighted Assets)                   57,527    33.6%      6,859    4.0%     10,289     6.0%
Tier I Capital (to Average
    Assets)                            57,527    23.8%      9,679    4.0%     12,099     5.0%

1996:
Total Capital (to Risk Weighted
    Weighted Assets)                  $19,954    15.2%    $10,484    8.0%    $13,155    10.0%
Tier I Capital (to Risk Weighted
    Weighted Assets)                   18,306     9.6%      7,625    4.0%      7,893     6.0%
Tier I Capital (to Average
    Assets)                            18,306    14.0%      5,242    4.0%      9,534     5.0%

Note 12 - Mortgage Banking Activities

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others was $253,646,909 and $253,681,978 at September 30, 1997 and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Effective January 1, 1997, the Company adopted SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishements of Liabilities". At September 30, 1997, mortgage servicing rights reported in the consolidated statements of condition, net of amortization, were equal to $57,525.

Note 13 - Financial Instruments With Off-Balance Sheet Risk and Significant Group Concentration of Credit Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of September 30, 1997 and 1996 is as follows:

                                                                1997           1996
                                                                ----           ----
Commitments to extend credit:
    Commitments to originate loans                          $13,070,715    $ 9,179,693
    Undrawn balances on lines of credit and undrawn
      balances on credit reserves (overdraft protection)     19,889,495     16,899,367
                                                            -----------    -----------
                                                            $32,960,210    $26,079,060
                                                            ===========    ===========

Included in the commitments to originate loans as of September 30, 1997 and 1996 are fixed interest rate loan commitments of $6,722,340 and $7,367,788, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

The Company's lending is concentrated primarily in Beaufort, Craven, Nash, Lenoir, Pasquotank, Pitt and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

Note 14 - Parent Company Financial Data

The Company's principal asset is its investment in the Bank. Condensed financial statements for the parent company as of September 30, 1997 and for the year ended September 30, 1997 are as follows:

Condensed Balance Sheet

Cash                                                           $     23,383
Due from subsidiary                                              18,220,854
Investment in wholly-owned subsidiary                            39,941,603
                                                               ------------
               Total assets                                    $ 58,185,840
                                                               ============
Deferred income taxes                                          $     57,800
Other liabilities                                                   300,946
Shareholders' equity                                             57,827,094
                                                               ------------
               Total liabilities and shareholders' equity      $ 58,185,840
                                                               ============
Condensed Statement of Income

Interest income, net                                           $    159,006
Other income                                                      1,570,050
Miscellaneous expenses                                              333,156
                                                               ------------
               Net income                                      $  1,395,900
                                                               ============
Condensed Statement of Cash Flows

    Operating activities:
       Net income                                              $  1,395,900
       Adjustments to reconcile net income to
          net cash provided by operating activities:
          Deferred income taxes                                      57,800
          ESOP compensation                                         603,429
          Increase in other liabilities                             300,946
                                                               ------------
               Net cash provided by operating activities          2,358,075
                                                               ------------
    Investing activities:
       Investment in, and advances to, subsidiary               (38,980,323)
                                                               ------------
               Net cash used by investing activities            (38,980,323)
                                                               ------------
    Financing activities:
       Net proceeds from issuance of stock                       38,960,736
       MRP funding                                               (2,050,531)
       Dividends                                                   (264,574)
                                                               ------------
               Net cash provided by financing activities         36,645,631
                                                               ------------
    Net increase in cash                                             23,383

    Cash at beginning of the year                                         0
                                                               ------------
    Cash at the end of year                                    $     23,383
                                                               ============

Note 15 - Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data for the year ended September 30, 1997 is as follows:

                                                       1997
                                  ----------------------------------------------
                                    Fourth      Third       Second      First
                                  ----------  ----------  ----------  ----------
Interest income                   $5,165,935  $4,910,713  $4,355,804  $4,082,913
Interest expense                   2,149,529   1,985,807   2,123,907   2,086,985
Provision for loan losses            183,500     541,000     100,000     106,578
Noninterest income                   458,623     484,603     366,550     370,209
Noninterest expense                1,960,736   1,642,952   1,864,310   1,468,066
Income tax expense                   613,650     546,800     248,600     310,300
                                  ----------  ----------  ----------  ----------
Net income                        $  717,143  $  678,757  $  385,537  $  481,193
                                  ==========  ==========  ==========  ==========
Net income per common share       $     0.27  $     0.25         N/A         N/A
                                  ==========  ==========

Note 16 - Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company financial instruments, the fair value of such instruments has been derived  based on  management's  assumptions  with  respect  to future  economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values have been estimated using data which management considered the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at September 30, 1997 and 1996, were as follows:

     Cash and cash equivalents are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value. The estimated fair values of investment securities and mortgage backed securities are provided in Notes 2 and 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                                     1997                        1996
                          --------------------------  --------------------------
                            Estimated     Carrying      Estimated     Carrying
                           Fair Value      Amount      Fair Value      Amount
                          ------------  ------------  ------------  ------------
1 - 4 family mortgages    $ 92,301,373  $ 90,080,092  $ 80,982,405  $ 80,190,043
Consumer                    48,442,139    48,942,499    36,263,680    36,595,184
Non-residential             58,762,314    58,762,314    38,896,068    38,896,068
                          ------------  ------------  ------------  ------------
                          $199,505,826  $197,784,905  $156,142,153  $155,681,295
                          ============  ============  ============  ============

     The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $43,955,573 and $34,354,266 in 1997 and 1996, respectively. Under Statement 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

     The fair value of certificates of deposits and advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and Federal Home Loan Bank advances at September 30, 1997 and 1996 are as follows:

                                                       1997             1996
                                                       ----             ----
     Certificates of deposits:
       Carrying amount                             $131,160,215     $136,859,020
       Estimated fair value                         131,780,748      137,735,084

     Advances from Federal Home Loan Bank:
       Carrying amount                             $ 11,000,000                -
       Estimated fair value                          11,000,595                -

     The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the Federal funds daily rate.

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $32,962,010 in 1997 and $26,079,060 in 1996, which are primarily comprised of unfunded loan commitments.

The Company's remaining assets and liabilities are not considered financial instruments.

                               BOARD OF DIRECTORS
Dr. Frederick H. Howdy              Linley H. Gibbs, Jr.        Edmund T. Buckman, Jr.
Chairman                            Vice Chairman               Retired
President                           Retired                     Washington, NC
Drs. Freshwater and Howdy, P.A.     Washington, NC
Washington, NC

Frederick N. Holscher               Charles E. Parker, Jr.      Marshall T. Singleton
Partner                             Vice President              Co-Owner
Rodman, Holscher, Francisco &       Robinson Insurance Agency   B. E. Singleton & Sons
  Peck, P.A.                        New Bern, NC                Washington, NC
Washington, NC
                                    Thomas A. Vann
                                    President
                                    NewSouth Bank
                                    Washington, NC

                               EXECUTIVE OFFICERS
Thomas A. Vann                      John B. Burgess             William L. Wall
President                           Executive Vice President    Executive Vice President
                                    Credit Administration       Chief Financial Officer/Secretary

Jack L. Ashley                      Mary R. Boyd                Sherry L. Correll
Vice President                      Vice President              Vice President
Branch Administration and           Loan Servicing              Deposit Administration
Operations

Kristie W. Hawkins                  Walter P. House             William R. Outland
Treasurer                           Vice President              Vice President
Controller                          Mortgage Operations         Consumer Lending

                         NEWSOUTH BANK OFFICE LOCATIONS

Corporate Office                    Kinston                     Washington
1311 Carolina Avenue                827 Hardee Road             1311 Carolina Avenue
Washington,  NC  27889              919-522-9466                919-946-4178
919-946-4178
                                    New Bern                    300 North Market Street
Full-Service Branch Offices         202 Craven Street           919-946-4178
                                    919-636-2997
Elizabeth City                                                  Operations Center
604 East Ehringhaus Street          1725 Glenburnie Road        239 West Main Street
919-335-0848                        919-636-2997                919-946-4178

Greenville                          Rocky Mount                 Mortgage Origination Office
301 East Arlington Blvd.            300 Sunset Avenue
919-321-2600                        919-972-9661                Wilmington
                                                                6800 Wrightsville Avenue
                                                                910-256-3626

                             STOCKHOLDER INFORMATION

Corporate Headquarters
         NewSouth Bancorp, Inc.
         1311 Carolina Avenue
         Washington,  NC  27889

         Telephone: (919) 946-4178
               Fax: (919) 946-3873

Stock Listing Information
The Company's common stock trades on the Nasdaq Stock Market under the symbol NSBC.

Stock Price Information
The following table sets forth the high and low trade price information and dividends declared per share for the periods indicated. The Company's common stock began trading on April 8, 1997.

         Quarter Ended          High        Low       Dividends Declared
         -------------          ----        ---       ------------------
         June 30, 1997          $25.00      $20.00          $.10
         September 30, 1997     $31.125     $24.50          $.10

Registrar and Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock registrar and transfer agent:

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford,  New Jersey  07016
         (800) 866-1340

Form 10-K
The Company's annual report on Form 10-K, filed with the Securities and Exchange Commission, is available to shareholders without charge by writing:

         William L. Wall
         Chief Financial Officer
         NewSouth Bancorp, Inc.
         P.O. Box 2047
         Washington,  NC  27889

Investor Information
Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, NewSouth Bancorp, Inc.

Annual Meeting
The Annual Meeting of shareholders of NewSouth Bancorp, Inc. will be held Thursday, February 12, 1998 at 10:00 a.m. at the main office of NewSouth Bank, 1311 Carolina Avenue, Washington, North Carolina.

General Counsel                     Special Counsel                            Independent Auditors
Rodman, Holscher, Francisco &       Housley, Kantarian & Bronstein, P.C.       Coopers & Lybrand L.L.P.
  Peck, P.A.                        Suite 700                                  Suite 2300
320 North Market Street             1220 19th Street, N.W.                     150 Fayetteville Street Mall
Washington,  NC  27889              Washington,  DC  20036                     Raleigh,  NC  27601

     NewSouth Bancorp
     ----------------
     1311 Carolina Avenue
     P.O. Box 2047
     Washington, North Carolina  27889
     (919) 946-4178  Fax (919) 946-3873