Form 10-K405, Exhibit 13
period 1998-09-30
NEWSOUTH BANCORP INC
filed 1998-12-24
CIK 1027183

NewSouth Bancorp, Inc.
and Subsidiary

Consolidated Financial Statements
Years ended September 30, 1998, 1997 and 1996

                                TABLE OF CONTENTS


Letter to Stockholders                                                         1

Selected Consolidated Financial Information and Other Data                     2

Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                                 3

Report of Independent Accountants                                             14

Consolidated Statements of Financial Condition                                15

Consolidated Statements of Operations                                         16

Consolidated Statements of Stockholders' Equity                               17

Consolidated Statements of Cash Flows                                         18

Notes to Consolidated Financial Statements                                    20

Board of Directors                                                            35

Executive Officers                                                            35

NewSouth Bank Office Locations                                                35

Stockholder Information                                                       36


                                MISSION STATEMENT

"Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

It is a pleasure to present the results of operations of NewSouth Bancorp and its subsidiary, NewSouth Bank, for the year ended September 30, 1998. The year contained many significant events. Record earnings were achieved, the Bank's loan portfolio increased to record levels, a 50% stock dividend was declared and the cash dividend was increased. We are pleased with the results achieved during 1998 and are encouraged about the future of the Company.

The financial results for our first full year were gratifying. Net income for the year was $3.1 million or $0.80 per share, representing a 38% increase over the $2.3 million earned in 1997. Due to our financial performance, the Board of Directors declared a 50% stock dividend and increased the cash dividend rate by 5%. To enhance shareholder value and earnings per share, we implemented a stock repurchase program during 1998, purchasing 218,202 shares as treasury stock. In September 1998, the Company announced a second program to purchase an additional 5%, or 207,292 shares of its common stock. We believe these purchases are an effective means of enhancing shareholder value.

The Bank experienced positive growth trends in both loans and deposits throughout the year. This success resulted in a 13% growth in assets to $281 million at year end 1998 from $249 million at year end 1997. Net loans grew by 14% to $225 million at year end 1998 from $198 million at year end 1997. At the same time, deposits grew by 17% to $205 million at year end 1998 from $175 million at year end 1997. As we continue our commercial bank transition, and to support the growth and risk associated with the emphasis placed on commercial and consumer lending, our loan portfolio is supported by loan loss reserves of $3.4 million, or 1.5% of total loans outstanding at year end.

We completed the conversion to a new data processing system in 1998 that will give us access to the very best in technology and enable us to provide our customers with a variety of new products and services. I want to thank all of our employees who gave unselfishly of their time and talents to make the transition to a new data center so successful. We are extremely fortunate to have such a dedicated and professional staff that is committed to the success of our Company.

We are pleased to announce that we will be opening our ninth full-service branch office in Chocowinity by mid-1999. This office will complement our other Beaufort County branches and will serve as an additional base of operation for developing customer relationships and meeting the banking needs of our growing market. Continuing our commitment to provide outstanding service to our customers, we have recently installed new drive up ATM units in the Elizabeth City, New Bern and Washington markets. Also, the Bank has put in place the NewSouth Bank AccessLine, providing customers access to their current account information 24 hours a day, seven days a week.

Each member of your Board of Directors along with our officers and employees join me in thanking you for your continued support of NewSouth Bancorp. As always, your comments or suggestions are welcomed and we look forward to your continued support.

                                   Sincerely,

                                   /s/ Tom Vann

                                   Tom Vann
                                   President

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                                    September 30,
                                            ------------------------------------------------------------
                                              1998         1997         1996         1995         1994
                                            --------     --------     --------     --------     --------
                                                               (Dollars in thousands)
Selected Financial Condition Data
---------------------------------
Total assets                                $281,479     $249,281     $194,139     $177,704     $165,996
Loans receivable, net                        224,999      197,785      155,681      144,541      135,679
Cash and investment securities                20,119       18,856       16,684        4,788        5,817
Mortgage-backed securities                    27,017       24,818       14,797       22,285       18,535
Deposits                                     204,635      175,116      171,213      153,457      131,592
Borrowings                                    11,933       12,621        1,040        4,000       16,500
Stockholders' equity                          56,714       57,856       18,347       17,688       15,620

Selected Operations Data
------------------------
Interest income                             $ 21,867     $ 18,515     $ 15,349     $ 14,385     $ 11,811
Interest expense                               9,240        8,346        8,105        7,344        5,204
                                            --------     --------     --------     --------     --------
Net interest income                           12,627       10,169        7,244        7,041        6,607
Provision for loan losses                        310          931          511           20          210
Noninterest income                             2,646        1,685        1,833        1,502        1,652
Noninterest expenses                           9,940        6,941        7,295        5,660        4,801
                                            --------     --------     --------     --------     --------
Income before income taxes                     5,023        3,982        1,271        2,863        3,248
Income taxes                                   1,900        1,719          451          998        1,011
                                            --------     --------     --------     --------     --------
Net income                                  $  3,123     $  2,263     $    820     $  1,865     $  2,237
                                            ========     ========     ========     ========     ========
Earnings per share (1)(2)                   $    .80     $    .35     $     --     $     --     $     --
                                            ========     ========     ========     ========     ========
Dividends per share (2)                     $    .27     $    .13     $     --     $     --     $     --
                                            ========     ========     ========     ========     ========

Selected Financial Ratios and Other Data
----------------------------------------

Performance Ratios:
Return on average assets                        1.19%        1.00%         .45%        1.07%        1.28%
Return on average equity                        5.40         6.57         4.45        11.17        13.38
Interest rate spread                            4.03         4.10         3.72         3.84         4.25
Net interest margin                             5.05         4.67         4.12         4.21         4.48
Average earning assets to average
  interest-bearing liabilities                127.57       115.00       108.52       108.40       106.58
Noninterest expense to average assets           3.80         3.06         3.97         3.26         3.08
Dividend payout ratio                          33.75        37.14           --           --           --

Quality Ratios:
Nonperforming assets to total assets             .43%         .65%         .62%         .42%         .31%
Nonperforming loans to total loans               .36          .64          .66          .47          .25
Loan loss reserves to total loans               1.50         1.64         1.51         1.30         1.46
Loan loss reserves to nonperforming
  loans                                       419.45       257.45       227.37       275.62       583.19
Provision for loan losses to total loans         .14          .47          .32          .01          .15

Capital Ratios:
Equity to total assets, end of period          19.95%       23.23%        9.45%        9.95%        9.41%
Average equity to average assets               22.14        15.17        10.05         9.61         9.54

Other Data:
Full service offices                               8            8            8            8            6
Loans serviced for others                   $250,202     $253,647     $253,682     $229,635     $205,141

---------------
(1) Applies to net income of $1,395,900 earned for the period April 8, 1997 to September 30, 1997.
(2)  Adjusted for three-for-two stock split on August 19, 1998.

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

     The Bank's business emphasis is to operate as a well-capitalized, profitable and independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves. Management believes the Bank can be more effective in serving its customers than many larger competitors, because of its ability to quickly and effectively respond to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management team.

LIQUIDITY AND CAPITAL RESOURCES

     As a state chartered commercial bank, the Bank must meet certain liquidity requirements established by the North Carolina Office of The Commissioner of Banks (the "Commissioner"). Savings banks which convert to commercial banks are required to maintain 15% liquidity pursuant to the conversion guidelines adopted by the Commissioner. The Bank's liquidity ratio, as computed under these guidelines, was 15.1% at September 30, 1998 and 15.9% at September 30, 1997.

     The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from loan sales and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by interest rates, economic conditions and local competition.

     The primary investing activity of the Bank is the origination of commercial, consumer and mortgage loans. During the years ended September 30, 1998 and 1997, the Bank had loan originations of $173.1 million and $143.7 million, respectively. The primary financing activities of the Bank are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

     The Bank's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1998 and 1997, cash and cash equivalents totaled $17.0 million and $15.8 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. During the years ended September 30, 1998 and 1997, the Bank sold and exchanged real estate loans totaling $54.1 million and $31.7 million, respectively. At September 30, 1998, the Bank had $9.5 million of FHLB advances, compared to $11.0 million at September 30, 1997. At September 30, 1998, the Bank had $1.9 million of retail repurchase agreements, compared to $1.6 million at September 30, 1997. Other sources of liquidity include investment and mortgage-backed securities designated as available for sale, which totaled $30.1 million at September 30, 1998 and $27.9 million at September 30, 1997.

     At September 30, 1998 stockholders' equity was $56.7 million compared to $57.8 million at September 30, 1997. On April 7, 1997 the Company issued 2,909,500 shares of common stock and received net proceeds of $42.5 million, including $3.5 million in shares purchased by the Employee Stock Ownership Plan ("ESOP"). On August 19, 1998 the Company had a three-for-two stock split paid in the form of a 50% stock dividend. At September 30, 1998 the Company had 4,145,842 shares of common stock outstanding, net of 218,202 treasury shares. Net income for the year ended September 30, 1998 was $3.1 million, compared to $2.3 million for the year ended September 30, 1997.

     As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various capital standards by its state and federal regulatory agencies. The Bank's stand-alone equity was $42.0 million at September 30, 1998, compared to $39.9 million at September 30, 1997, which is substantially in excess of all such regulatory requirements. The Commissioner requires the Bank at all times to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4% and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all capital requirements of both the Commissioner and the FDIC at September 30, 1998 and September 30, 1997.

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

     A principal strategy in managing the Bank's interest rate risk has been to increase interest rate sensitive assets such as commercial business loans and consumer loans. At September 30, 1998, the Bank had $20.8 million of commercial business loans and $48.4 million of consumer loans, or 8.6% and 20.0%, respectively, of the Bank's gross loan portfolio, compared to $16.4 million and $49.9 million, respectively, at September 30, 1997. At September 30, 1998, the Bank had $38.4 million of loans held for sale, compared to $25.1 million at September 30, 1997. Depending on conditions existing at a given time, as part of its interest rate risk management strategy, the Bank may sell fixed-rate residential mortgage loans in the secondary market.

     In managing its portfolio of investment securities, the Bank has emphasized the purchase of short-term securities to reduce it's exposure to increases in interest rates. The Bank had $30.1 million of investment and mortgage-backed securities classified as available for sale at September 30, 1998, compared to $27.9 million at September 30, 1997. The Bank is holding these loans, investment and mortgage-backed securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

MARKET RISK

     Market risk reflects the risk of economic loss resulting from changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods. The Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The Bank does not maintain a trading account for any class of financial instruments, nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the Bank is not subject to foreign currency exchange risk or commodity price risk.

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

     NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 1% to 4% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum increases in NPV of 17%, 36%, 56% and 83% and decreases in NPV of 15%, 36%, 61% and 90% in the event of sudden and sustained 1% to 4% increases or decreases in market interest rates. Table 1 below presents the Bank's projected change in NPV for the various rate shock levels at September 30, 1998.

TABLE 1 - PROJECTED CHANGE IN NPV AND NET INTEREST INCOME

                  Net Portfolio Value                  Net Interest Income
 Change      -----------------------------     ------------------------------
in Rates     $ Amount  $ Change   % Change     $ Amount   $ Change   % Change
--------     --------  --------   --------     --------   --------   --------

                                  (Dollars in thousands)

+ 400  bp    $50,867   $(14,939)   (22.7)%     $ 12,094   $   (19)     (.16)%
+ 300  bp     55,000    (10,806)   (16.4)        12,134        21       .17
+ 200  bp     59,133     (6,673)   (10.1)        12,174        61       .50
+ 100  bp     62,470     (3,336)    (5.1)        12,144        31       .25
Base          65,806         --       --         12,113        --        --
- 100  bp     67,289      1,483      2.2         11,998      (115)     (.95)
- 200  bp     68,772      2,966      4.5         11,883      (230)    (1.90)
- 300  bp     70,354      4,548      6.9         11,751      (362)    (2.99)
- 400  bp     71,935      6,129      9.3         11,619      (494)    (4.08)

     Table 1 indicates that at September 30, 1998, in the event of sudden and sustained increases in market interest rates, the Bank's estimated net interest income would be expected to increase and NPV would be expected to decrease, and that in the event of sudden and sustained decreases in market interest rates, estimated net interest income would be expected to decrease and NPV would be expected to increase. At September 30, 1998, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

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

     Certain shortcomings are inherent in the method of analysis presented in Table 1. For example, although certain assets and liabilities may have similar maturities to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets such as adjustable-rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Also, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an increase in interest rates.

     In  addition,  the Bank uses  interest  rate  sensitivity  gap  analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. The Bank's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

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

TABLE 2 - RATE/VOLUME ANALYSIS

                                                                       Year Ended September 30,
                                      -----------------------------------------------------------------------------------------
                                           1998          vs.          1997                  1997         vs.         1996
                                      ------------------------------------------      -----------------------------------------
                                                   Increase (Decrease) Due to                  Increase (Decrease) Due to
                                      ------------------------------------------      -----------------------------------------
                                                               Rate/                                          Rate/
                                      Volume       Rate       Volume       Total      Volume      Rate       Volume       Total
                                      ------       ----       ------       -----      ------      ----       ------       -----
                                                                             (In thousands)
Interest income:
  Loans receivable                    $ 2,670     $   104     $    17     $ 2,791     $ 2,509    $   133     $    24     $ 2,666
  Investment securities                   (54)         47          (8)        (15)          3         12          --          15
 Mortgage-backed securities               784         (10)         (5)        769         292        (15)         (3)        274
  Other interest-earning assets          (250)        101         (44)       (193)        668       (161)       (297)        210
                                      -------     -------     -------     -------     -------    -------     -------     -------
    Total interest-earning assets       3,150         242         (40)      3,352       3,472        (31)       (276)      3,165
                                      -------     -------     -------     -------     -------    -------     -------     -------

Interest expense:
  Deposits                                369         610          29       1,008       1,261       (958)       (154)        149
  FHLB advances                          (138)          1          (1)       (138)         74        (11)         (6)         57
  Other interest-bearing
    liabilities                            33          (6)         (3)         24          20          8           7          17
                                      -------     -------     -------     -------     -------    -------     -------     -------
     Total interest-bearing
       liabilities                        264         605          25         894       1,355       (961)       (153)        241
                                      -------     -------     -------     -------     -------    -------     -------     -------
Change in net interest income         $ 2,886     $  (363)    $   (65)    $ 2,458     $ 2,117    $   930     $  (123)    $ 2,924
                                      =======     =======     =======     =======     =======    =======     =======     =======

TABLE 3 - YIELD/COST ANALYSIS

                                                                             Year Ended September 30,
                                             ---------------------------------------------------------------------------------------
                                                        1998                           1997                           1996
                                             -------------------------      -------------------------      -------------------------
                                                               Average                        Average                        Average
                                             Average            Yield/      Average            Yield/      Average            Yield/
                                             Balance   Interest  Cost       Balance   Interest  Cost       Balance   Interest  Cost

Interest-earning assets:
   Loans receivable (1)                      $205,587  $18,888   9.19%      $176,311  $16,097   9.13%      $148,538  $13,431   9.04%
   Investment securities                        4,410      311   7.05          5,287      326   6.17          5,236      311   5.94
   Mortgage-backed securities                  31,565    2,290   7.25         20,832    1,521   7.30         16,881    1,247   7.39
   Other Interest-earning assets                8,570      378   4.41         15,249      571   3.75          5,349      361   6.75
                                             --------  -------   ----        -------   ------   ----       --------  -------   ----

     Total interest-earning assets            250,132   21,867   8.74        217,679   18,515   8.51        176,004   15,350   8.72
                                                        ------   ----                  ------   ----                  ------   ----
Non-interest-earning assets                    11,278                          9,311                          7,579
                                             --------                       --------                       --------
     Total assets                            $261,410                       $226,990                       $183,583
                                             ========                       ========                       ========

Interest-bearing liabilities:
   Deposits                                  $193,061    9,096   4.71       $184,672    8,088   4.38       $159,304    7,939   4.98
   FHLB advances                                1,071       64   5.98          3,400      202   5.94          2,250      145   6.44
   Other interest-bearing liabilities           1,944       80   4.12          1,218       56   4.60            629       21   3.34
                                              -------   ------   ----       --------  -------   ----       --------   ------   ----
Total interest-bearing liabilities            196,076    9,240   4.71        189,290    8,346   4.41        162,183    8,105   5.00
                                                         -----   ----                 -------   ----                   -----   ----
Non-interest-bearing liabilities                7,445                          3,265                          2,958
                                              -------                        -------                       --------
   Total liabilities                          203,521                        192,555                        165,141
   Stockholders' equity                        57,889                         34,435                         18,442
                                              -------                        -------                        -------
     Total liabilities and retained income   $261,410                       $226,990                       $183,583
                                             ========                       ========                       ========
Net interest income                                    $12,627                        $10,169                         $7,245
                                                       =======                        =======                         ======
Interest rate spread (2)                                         4.03%                          4.10%                          3.72%
                                                                 ====                           ====                           ====
Net yield on interest-earning assets (3)                         5.05%                          4.67%                          4.12%
                                                                 ====                                                          ====
Ratio of average interest-earning assets
   to average interest bearing liabilities                     127.57%                        115.00%                        108.52%
                                                               ======                         ======                         ======

---------------
(1)  Includes non-performing loans.
(2) Represents the difference between the average yield on interest-earning assets and the average cost of interest bearing liabilities.
(3) Represents the net interest income divided by average interest-earning assets.

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

     Table 3 above sets forth certain information relating to the Bank's statements of financial condition and statements of operations for the three years ended September 30, 1998, 1997, and 1996 and reflects the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the periods indicated. Average balances are derived from month end balances and the Bank does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented.

RESULTS OF OPERATIONS

Comparison of Financial Condition at September 30, 1998 and 1997

     Total assets increased 12.9% to $281.5 million at September 30, 1998, from $249.3 million at September 30, 1997. Loans receivable (net of loans-in-process, deferred fees and loan loss reserves) increased by 13.8% to $225.0 million at September 30, 1998, from $197.8 million at September 30, 1997. Investment securities and mortgage-backed securities increased by 8.0% to $30.1 million at September 30, 1998, from $27.9 million at September 30, 1997.

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

     Commercial real estate loans increased 12.0% to $51.5 million at September 30, 1998, from $46.0 million at September 30, 1997. Commercial business loans increased 26.8% to $20.8 million at September 30, 1998, from $16.4 million at September 30, 1997, while consumer loans declined 3.0% to $48.4 million at September 30, 1998 from $49.9 million at September 30, 1997. Residential real estate mortgage loans increased 17.6% to $120.2 million at September 30, 1998, from $102.2 million at September 30, 1997. During fiscal 1998, the Bank originated $95.7 million of residential real estate mortgage loans, compared to $66.9 million during fiscal 1997. The Bank sold and exchanged $54.1 million of real estate loans during fiscal 1998, compared to $31.7 million during fiscal 1997. Loans serviced for others was $250.2 million at September 30, 1998, compared to $253.6 million at September 30, 1997. Commercial real estate, commercial business and consumer loan originations increased to $77.4 million during fiscal 1998, from $76.8 million during fiscal 1997, as the Bank continues to emphasize structuring itself as a commercial banking entity.

     Deposits increased by 16.9% to $204.6 million at September 30, 1998, from $175.1 million at September 30, 1997. Certificates of deposit increased 18.4% to $155.4 million at September 30, 1998, from $131.2 million at September 30, 1997, and the Bank continued its efforts of attracting lower cost core deposits, as checking accounts increased 16.8% to $42.9 million at September 30, 1998, from $37.5 million at September 30, 1997. Total borrowings were $12.0 million at September 30, 1998 compared to $12.6 million at September 30, 1997, supporting the growth in earning assets and banking operations during the period.

     Stockholders' equity was $56.7 million at September 30, 1998, compared to $57.9 million at September 30, 1997. The ratio of equity to total assets at September 30, 1998 decreased to 19.9% from 23.2% at September 30, 1997. During the year ended September 30, 1998, the Company declared four quarterly cash dividends totaling $1.1 million, reflecting a dividend payout ratio of 33.8%. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company and general economic conditions.

     The Company's note receivable from the ESOP declined to $2.7 million at September 30, 1998, from $3.1 million at September 30, 1997, reflecting the release of 43,189 shares to ESOP participants. The note is reported as a reduction of stockholders' equity and requires an annual $349,000 principal payment plus interest at prime plus one percent. Although the ESOP note is secured solely by shares of common stock of the Company, the Bank expects to make discretionary contributions to the ESOP in amounts at least equal to the required principal and interest payments. At September 30, 1998, 268,709 unallocated shares remain in the ESOP.

     During the year ended September 30, 1998, the stockholders of the Company approved the Management Recognition Plan ("MRP"), established for the benefit of directors and officers of the Company and the Bank. During the year ended September 30,1998 the Company acquired 58,020 additional shares of its common stock for the MRP, through open market purchases totaling $1.2 million, completing the purchase of 4% of its outstanding shares. In addition, 58,195 of the shares awarded to MRP participants were vested, totaling $1.3 million. At September 30, 1998, 116,374 shares totaling $2.3 million are being held in trust for MRP participants vesting and are reported as a reduction in stockholders' equity.

     Pursuant to a stock repurchase program adopted by the Company during the year ended September 30, 1998, the Company acquired 218,202 shares of its common stock through open market purchases, or 5%, totaling $4.9 million. Shares acquired under the repurchase program are being held as treasury stock, at cost.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997

     Net Income. Net income increased by 38.0% to $3.1 million for the year ended September 30, 1998, from $2.3 million for the year ended September 30, 1997. The increase in net income is attributable to a 28.8% increase in net interest income and other income, offset in part by a 43.2% increase in general and administrative expenses.

     Interest Income. Interest income increased by 18.1% to $21.9 million for fiscal 1998, from $18.5 million for fiscal 1997. The increase in interest income on loans and investments during 1998 results principally from the increased volume of average interest-earning assets. Interest on loans increased by 17.3% to $18.9 million in fiscal 1998, from $16.1 million in fiscal 1997, due primarily to a $29.3 million increase in the average balance of loans receivable between fiscal 1998 and 1997, and an increase in the average yield on loans to 9.19% for fiscal 1998 from 9.13% for fiscal 1997. The average yield on total average interest-earning assets was 8.7% for 1998 compared to an 8.5% for 1997.

     Interest Expense. Interest expense for the year ended September 30, 1998 increased by 10.7% to $9.2 million, from $8.3 million for fiscal 1997. This resulted principally from an increase in the rates paid on average interest-bearing liabilities. Total deposits increased by 16.9% to $204.6 million at September 30, 1998, from $175.1 million at September 30, 1997. The average cost of interest-bearing liabilities increased to 4.7% for fiscal 1998, from 4.4% for 1997. Total average interest-bearing liabilities increased by 3.6% to $196.1 million for fiscal 1998, from $189.3 million for fiscal 1997.

     Net Interest Income. Net interest income increased by 24.2% to $12.6 million for the year ended September 30, 1998, from $10.2 million for the year ended September 30, 1997. This increase is primarily due to increases in both the volume and net yield on average interest-earning assets, resulting from investing the net proceeds of the stock conversion into earning assets for a full year. Average interest-earning assets increased by 14.9% to $250.1 million during fiscal 1998, from $217.7 million for 1997. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) increased to 5.1% for the year ended September 30, 1998, compared to 4.7% for the year ended September 30, 1997.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risks in the loan portfolio, the Bank's past loan loss experience, and current and expected future economic conditions. The Bank provided $310,000 and $931,000 for loan losses during the years ended September 30, 1998 and 1997, respectively. These provisions were necessary to support the growth and risks associated with the emphasis placed upon commercial and consumer lending. The allowance for loan losses was $3.4 million at September 30, 1998 compared to $3.2 million at September 30, 1997, which the Bank believes is adequate to absorb potential losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees, was 1.5% at September 30, 1998 compared to 1.6% at September 30, 1997.

     The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, through a classification of assets program, whereby the loan portfolio is reviewed generally and delinquent loans are analyzed individually on a quarterly basis. Consideration is given to the loan status, payment history, ability to repay, probability of repayment, and loan-to-value percentages. As a result of this review and analysis, loans are classified in appropriate categories applicable to their circumstances. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of nonperforming loans to total loans was 0.4% at September 30, 1998 and 0.6% at September 30, 1997.

     Other Income. Other income increased 57.0% to $2.7 million for the year ended September 30, 1998, from $1.7 million for the year ended September 30, 1997. Other income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased to $985,000 for fiscal 1998 from $752,000 for fiscal 1997, reflecting the growth in the loan portfolio during 1998. Gains from sales of loans and mortgage-backed securities increased to $796,000 for fiscal 1998 from $124,000 for fiscal 1997, as the volume of loans and mortgage-backed securities sold during 1998 increased to $45.1 million from $19.8 million for 1997. Servicing fee income on loans serviced for others increased to $637,000 for 1998 from $613,000 for 1997.

     General and Administrative Expenses. General and administrative expenses increased 43.2% to $9.9 million for fiscal 1998 from $6.9 million in fiscal 1997. The Company's efficiency ratio (noninterest expenses divided by net interest income plus noninterest income) increased to 65.1% for fiscal 1998 from 58.6% for fiscal 1997.

     The largest single component of these expenses, compensation and fringe benefits, increased to $7.2 million for fiscal 1998 from $4.6 million for fiscal 1997. During fiscal 1998 the Bank recorded $1.9 million of benefits expense for the MRP plan, compared to no MRP expense in fiscal 1997. In addition, the Bank recorded $826,000 in benefits expense for the ESOP in fiscal 1998, compared to $603,000 in fiscal 1997. This increase is also a result of the growth in personnel and management required to support the 45.0% growth in assets from September 30, 1996 to September 30, 1998. Other noninterest expenses including deposit insurance premiums, premises and equipment, advertising and office expenses remained relatively constant from period to period.

     Income Taxes. The provision for income taxes increased to $1.9 million for fiscal 1998 from $1.7 million for fiscal 1997. The increase in provision for income taxes is the result of the increased pretax earnings of $5.0 million for fiscal 1998 from $4.0 million for fiscal 1997 and the effective income tax rates then in effect.

Comparison of Financial Condition at September 30, 1997 and 1996

     Total assets increased 28.4% to $249.3 million at September 30, 1997 from $194.1 million at September 30, 1996. Loans receivable (net of loans-in-process, deferred fees and loan loss reserves) increased by 27.0%, to $197.8 million at September 30, 1997 from $155.7 million at September 30, 1996. Investment securities and mortgage-backed securities increased by 21.8%, to $27.9 million at September 30, 1997 from $22.9 million at September 30, 1996. The increase in assets was supported by the stock conversion net proceeds. On April 7, 1997 the Company issued $42.5 million of common stock, which represents the actual net offering proceeds, including $3.5 million in shares purchased by the ESOP.

     Commercial real estate loans increased 47.4% to $46.0 million at September 30, 1997 from $31.2 million at September 30, 1996, commercial business loans increased 59.2% to $16.4 million at September 30, 1997 from $10.3 million at September 30, 1996. Consumer loans increased 33.4% to $49.9 million at September 30, 1997 from $37.4 million at September 30, 1996. Residential real estate mortgage loans increased 7.8% to $102.2 million at September 30, 1997 from $94.8 Million at September 30, 1996. During fiscal 1997, the Bank originated $66.9 million of residential real estate mortgage loans, compared to $76.3 million during fiscal 1996. The Bank sold and exchanged $31.7 million of real estate loans during fiscal 1997, compared to $53.0 million during fiscal 1996. Loans serviced for others was $253.6 million at September 30, 1997, compared to $253.7 million at September 30, 1996. Commercial real estate, commercial business and consumer loan originations increased 42.8% to $76.8 million during fiscal 1997 from $53.8 million during fiscal 1996.

     Deposits increased by 2.3%, to $175.1 million at September 30, 1997 from $171.2 million at September 30, 1996. During fiscal 1997, approximately $11.8 million of deposits were withdrawn by depositors to purchase shares of the Company's common stock subscribed for in the stock conversion. While total deposits experienced a marginal increase during the year ended September 30, 1997, checking accounts increased by $10.2 million, or 37.4%, to $37.5 million at September 30, 1997 from $27.3 million at September 30, 1996, reflecting the Bank's efforts to increase lower cost core checking accounts. Total borrowings increased to $12.6 million at September 30, 1997 from $1.0 million at September 30, 1996, to support the growth in earning assets and banking operations during the period.

     Stockholders' equity increased by $39.5 million, or 215.8%, to $57.8 million at September 30, 1997 from $18.3 million at September 30, 1996, reflecting the infusion of the net proceeds of the stock conversion and the consolidated earnings of the Company for the year ended September 30, 1997. At September 30, 1997, the ratio of equity to total assets increased to 23.2% from 9.5% at September 30, 1996. During the year ended September 30, 1997, the Company declared two quarterly cash dividends totaling $582,000, reflecting a dividend payout ratio of 37.1%.

     The Company's note receivable from the ESOP was $3.1 million at September 30, 1997 and reported as a reduction of stockholders's equity. During the year ended September 30, 1997, the Company acquired 77,700 shares of its common stock for the MRP through open market purchases, totaling $2.1 million. These shares are being held in trust for future awards and are reported as a reduction in stockholders' equity. Subsequent to September 30, 1997, the Company completed purchasing 4% of its outstanding common stock for the MRP.

Comparison of Operating Results for the Years Ended September 30, 1997 and 1996

     Net Income. Net income increased by $1.4 million to $2.3 million for the year ended September 30, 1997 from $820,000 for the year ended September 30, 1996. The principal reason for this increase is the investing of the stock conversion net proceeds into earning assets, as average interest-earning assets increased by 23.7% to $217.7 million for fiscal 1997, from $176.0 million for fiscal 1996.

     Interest Income. Interest income increased by 20.9% to $18.5 million for fiscal 1997, from $15.3 million for fiscal 1996. The increase in interest income on loans and investments during 1997 is a result of increased volume of average interest-earning assets. Interest on loans increased by 20.1% to $16.1 million in fiscal 1997, from $13.4 million in fiscal 1996. This increase was due primarily to a $27.8 million increase in the average balance of loans outstanding between fiscal 1997 and 1996, and an increase in the average yield on loans to 9.13% for fiscal 1997 from 9.04% for fiscal 1996. The average yield on total average interest-earning assets of $217.7 million was 8.5% for 1997 compared to an 8.7% average yield on $176.0 million of total average interest-earning assets for 1996.

     Interest Expense. Interest expense for fiscal 1997 increased by 3.0% to $8.3 million, from $8.1 million for fiscal 1996. This resulted principally from an increase in the volume of average interest-bearing liabilities. Average deposits increased by 15.9% to $184.7 million for fiscal 1997, from $159.3 million for fiscal 1996. The average cost of interest-bearing liabilities decreased to 4.4% for 1997 from 5.0% for 1996. Total average interest-bearing liabilities increased to $189.3 million for fiscal 1997 from $162.2 million for fiscal 1996.

     Net Interest Income. Net interest income increased by 41.7% to $10.2 million for the year ended September 30, 1997, from $7.2 million for the year ended September 30, 1996.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon an evaluation of risks in the loan portfolio, past loan loss experience, and current and expected future economic conditions. The Bank provided $931,000 and $511,000 for loan losses during the years ended September 30, 1997 and 1996, respectively. The allowance for loan losses was $3.2 million at September 30, 1997 compared to $2.4 million at September 30, 1996, which the Bank believes was adequate to absorb potential losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees, was 1.6% at September 30, 1997 compared to 1.5% at September 30, 1996. The increased provisions were necessary to support the growth and risks associated with the Bank's emphasis placed upon commercial and consumer lending. The ratio of nonperforming loans to total loans was 0.5% at September 30, 1997 and 0.7% at September 30, 1996.

     Other Income. Other income totaled $1.7 million for the year ended September 30, 1997 and $1.8 million for the year ended September 30, 1996. Other income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased to $752,000 for fiscal 1997 from $552,000 for fiscal 1996, reflecting the growth in the loan portfolio during 1997. Gains from sales of loans and mortgage-backed securities decreased to $124,000 for fiscal 1997 from $423,000 for fiscal 1996, as the volume of loans and mortgage-backed securities sold during 1997 decreased to $19.8 million for 1997 from $57.4 million for 1996. Servicing fee income on loans serviced for others was $613,000 for 1997 compared to $632,000 for 1996.

     General and Administrative Expenses. General and administrative expenses decreased 5.5% in fiscal 1997 to $6.9 million, from $7.3 million in fiscal 1996. The Company's efficiency ratio decreased to 58.6% for fiscal 1997, from 80.4% for fiscal 1996.

     The largest single component of these expenses, compensation and fringe benefits, increased to $4.6 million for fiscal 1997 from $3.6 million for fiscal 1996. This increase is a result of approximately $603,000 in benefits expense incurred for the ESOP and growth in personnel and management required to support the 28.4% growth in assets from September 30, 1996 to September 30, 1997.

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

YEAR 2000

     A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Bank, most other financial institutions and many other companies.

     In compliance with regulatory guidelines, the Bank has formed a Year 2000 ("Y2K") committee to review the effects the century change may have on all current systems and to assess the potential risks associated with the Y2K issue. A formal Y2K strategic plan and contingency plan have been developed to address the necessary steps to insure that problems and disruptions related to the Y2K issue are minimized. An inventory of all systems, both computer and non-computer related, was completed in the process. Potential weaknesses were then documented and prioritized as to their effect on critical business functions. All of the material data processing functions of the Bank that could be impacted by the Y2K issue are provided by a national third party service bureau, Bisys, Inc. Bisys has dedicated tremendous resources in assuring its systems are Y2K compliant and in developing a comprehensive testing and verification program. The Bisys client test facility is providing the Bank with end-to-end testing capabilities of all its hardware, software and related interfaces.

     The recently released remediated version of the Bisys client test facility has undergone extensive beta testing. All Bank user departments are currently involved in an extensive Y2K testing program to assure validation of the changes. Bisys has advised us that our testing through their client test facility is expected to reveal any potential problems well in advance of the impending year 2000 deadline. Additional testing is also scheduled to take place with all other external mission critical information systems and relationships with which the Bank exchanges data or information. It is believed that this readiness will increase the likelihood of uninterrupted operations of the Bank.

     In addressing the Y2K issue, the Bank has used its current internal staffing with little reliance on outside resources. The Bank's major vendor, the Bisys service bureau, has provided remediated software at no expense to the Bank. No major system is expected to be replaced in the coming years. As a result, Y2K related expenses were less than $5,000 in fiscal year 1998 and expenses for fiscal 1999 are estimated at less than $25,000. These expenses are in the areas of customer awareness and additional software testing. The Bank believes the cost of addressing the Y2K issue will have no material impact on its results of operations, liquidity, capital resources, or uncertainty that would cause its reported financial condition not to be necessarily indicative of future operating results or financial condition.

FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 states that the disclosure of forward looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward looking statements by corporate management. This Annual Report, including the Letter to Stockholders and Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the Company notes that a variety of risk factors could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, economic growth, interest rate movements, timely development of technology enhancements for products, services and operating systems, the impact of competitive products, services and pricing, customer requirements, regulatory changes and similar matters. Readers of this report are cautioned not to place undue reliance on forward looking statements that are subject to influence by these risk factors and unanticipated events. Accordingly, actual results may differ materially from management's expectations.

                        REPORT OF INDEPENDENT ACCOUNTANTS


November 5, 1998

To the Board of Directors
NewSouth Bancorp, Inc.
Washington, North Carolina

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of NewSouth Bancorp, Inc. and Subsidiary at September 30, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
SEPTEMBER 30, 1998 AND 1997
-------------------------------------------------------------------------------------------------

ASSETS                                                                 1998              1997
Cash and due from banks                                           $   5,243,853     $   3,027,271
Interest-bearing deposits in financial institutions                  11,767,988        12,744,980
Investment securities - available for sale                            3,107,545         3,083,422
Mortgage-backed securities - available for sale                      27,016,679        24,818,412
Loans receivable, net:
   Held for sale                                                     38,406,628        25,055,845
   Held for investment                                              186,592,403       172,729,060
Premises and equipment, net                                           3,558,836         2,818,167
Deferred income taxes                                                   569,604           821,863
Real estate owned                                                       411,938           357,503
Federal Home Loan Bank of Atlanta stock, at cost
   which approximates market                                          1,363,800         1,287,500
Accrued interest receivable                                           1,935,490         1,847,346
Prepaid expenses and other assets                                     1,504,689           689,828
                                                                  -------------     -------------

           Total assets                                           $ 281,479,453     $ 249,281,197
                                                                  =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                         $  42,873,230     $  37,500,216
   Savings                                                            6,397,856         6,455,357
   Large denomination certificates of deposit                        25,587,798        17,097,175
   Other time                                                       129,776,201       114,063,040
                                                                  -------------     -------------
           Total deposits                                           204,635,085       175,115,788
Borrowed money                                                       11,932,919        12,621,120
Accrued interest payable                                                 62,707            91,915
Income taxes payable                                                         --           457,498
Advance payments by borrowers for property taxes and insurance          451,860           182,731
Other liabilities                                                     7,682,912         2,956,558
                                                                  -------------     -------------
           Total liabilities                                        224,765,483       191,425,610
Commitments and contingencies (Notes 10 and 14)
Common stock, $.01 par value, 8,000,000 shares authorized,
   4,364,044 shares issued and outstanding                               43,640            29,095
Additional paid-in capital                                           43,801,987        42,654,054
Retained earnings, substantially restricted                          22,091,243        20,041,635
Treasury stock at cost, 218,202 shares                               (4,895,754)               --
Unearned ESOP shares, 268,709 and 311,898 shares                     (2,687,093)       (3,118,984)
Deferred stock awards                                                (2,126,299)       (2,050,531)
Unrealized gain on available for sale securities, net                   486,246           300,318
                                                                  -------------     -------------
           Total stockholders' equity                                56,713,970        57,855,587
                                                                  -------------     -------------

           Total liabilities and stockholders' equity             $ 281,479,453     $ 249,281,197
                                                                  =============     =============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
--------------------------------------------------------------------------------------------------

                                                             1998           1997           1996
Interest income:
   Interest and fees on loans                            $18,888,253    $16,096,914    $13,430,797
   Interest and dividends on investments and deposits      2,978,655      2,418,451      1,918,876
                                                         -----------    -----------    -----------
           Total interest income                          21,866,908     18,515,365     15,349,673
                                                         -----------    -----------    -----------

Interest expense:
   Interest on deposits                                    9,096,290      8,088,144      7,939,014
   Interest on borrowings                                    143,342        258,084        166,438
                                                         -----------    -----------    -----------
           Total interest expense                          9,239,632      8,346,228      8,105,452
                                                         -----------    -----------    -----------

Net interest income before provision for loan losses      12,627,276     10,169,137      7,244,221
Provision for loan losses                                    310,000        931,078        511,000
                                                         -----------    -----------    -----------
           Net interest income                            12,317,276      9,238,059      6,733,221
                                                         -----------    -----------    -----------
Other income:
   Loan fees and service charges                             985,439        752,470        552,169
   Loan servicing fees                                       637,480        613,353        631,866
   Gain on sale of real estate, net                           28,478         32,190         33,628
   Gain on sale of mortgage loans and mortgage-backed
      securities                                             796,004        124,066        423,113
   Other income                                              198,647        162,893        191,768
                                                         -----------    -----------    -----------
           Total other income                              2,646,048      1,684,972      1,832,544
                                                         -----------    -----------    -----------
General and administrative expenses:
   Compensation and fringe benefits                        7,239,911      4,603,764      3,569,144
   Federal insurance premiums                                113,646         88,165        353,585
   Insurance fund special assessment                              --             --        946,020
   Premises and equipment                                    356,550        377,468        798,119
   Advertising                                               134,978        181,016        102,762
   Payroll and other taxes                                   417,140        311,290        286,949
   Other                                                   1,677,841      1,379,348      1,238,180
                                                         -----------    -----------    -----------
           Total general and administrative expenses       9,940,066      6,941,051      7,294,759
                                                         -----------    -----------    -----------

Income before income taxes                                 5,023,258      3,981,980      1,271,006

Income taxes                                               1,899,900      1,719,350        450,517
                                                         -----------    -----------    -----------

Net income                                               $ 3,123,358    $ 2,262,630    $   820,489
                                                         ===========    ===========    ===========

Net income per common share:
Basic                                                    $       .80            .35(1)
                                                         ===========    ===========

Assuming dilution                                        $       .80            .35(1)
                                                         ===========    ===========

(1)  Calculated from date of conversion, see Note 2

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------------

                                                                                 RETAINED
                                                               ADDITIONAL        EARNINGS,
                                                Common          Paid-in        Substantially     Treasury
                                                 Stock          Capital         Restricted         Stock
                                             ------------     ------------     ------------     ------------
BALANCE AT SEPTEMBER 30, 1995                $         --     $         --     $ 17,485,547     $         --
Change in unrealized gains on securities
   available-for sale, net of  taxes                   --               --               --               --
Net income                                             --               --          820,489               --
                                             ------------     ------------     ------------     ------------
BALANCE, SEPTEMBER 30, 1996                            --               --       18,306,036               --
Issuance of shares of common stock                 29,095       42,423,041               --       (3,491,400)
Net income                                             --               --        2,262,630               --
Change in unrealized gains on securities
   available-for-sale, net of taxes                    --               --               --               --
Acquisition of shares for MRP                          --               --               --               --
Dividends ($.13 per share)                             --               --         (527,031)              --
Release of ESOP shares                                 --          231,013               --          372,416
                                             ------------     ------------     ------------     ------------
BALANCE, SEPTEMBER 30, 1997                        29,095       42,654,054       20,041,635               --
Three for two stock split effected in the
   form of a 50% stock dividend                    14,545               --          (14,545)              --
Net income                                             --               --        3,123,358               --
Fractional shares paid                                 --               --           (4,652)              --
Change in unrealized gains on securities
   available-for-sale, net of taxes                    --               --               --               --
Acquisition of shares for MRP                          --               --               --               --
Change in market value of deferred stock               --          753,959               --               --
MRP amortization                                       --               --               --               --
Acquisition of treasury shares                         --               --               --       (4,895,754)
Dividends ($.27 per share)                             --               --       (1,054,553)              --
Release of ESOP shares                                 --          393,974               --          431,891
                                             ------------     ------------     ------------     ------------
BALANCE, SEPTEMBER 30, 1998                  $     43,640     $ 43,801,987     $ 22,091,243     $ (4,895,754)
                                             ============     ============     ============     ============

                                                                                UNREALIZED
                                                                                 GAIN ON
                                                                                AVAILABLE
                                               UNEARNED         DEFERRED         FOR SALE
                                                 ESOP            Stock          Securities,
                                                Shares           Awards            Net              Total
                                             ------------     ------------     ------------     ------------
BALANCE AT SEPTEMBER 30, 1995                $         --     $         --     $    202,522     $ 17,688,069
Change in unrealized gains on securities
   available-for sale, net of  taxes                   --               --         (161,987)        (161,987)
Net income                                             --               --               --          820,489
                                             ------------     ------------     ------------     ------------
BALANCE, SEPTEMBER 30, 1996                            --               --           40,535       18,346,571
Issuance of shares of common stock                     --               --       38,960,736
Net income                                             --               --               --        2,262,630
Change in unrealized gains on securities
   available-for-sale, net of taxes                    --               --          259,783          259,783
Acquisition of shares for MRP                          --       (2,050,531)              --       (2,050,531)
Dividends ($.13 per share)                             --               --               --         (527,031)
Release of ESOP shares                                 --               --          603,429
                                             ------------     ------------     ------------     ------------
BALANCE, SEPTEMBER 30, 1997                    (3,118,984)      (2,050,531)         300,318       57,855,587
Three for two stock split effected in the
   form of a 50% stock dividend                        --               --               --               --
Net income                                             --               --               --        3,123,358
Fractional shares paid                                 --               --               --           (4,652)
Change in unrealized gains on securities
   available-for-sale, net of taxes                    --               --          185,928          185,928
Acquisition of shares for MRP                          --       (1,224,768)              --       (1,224,768)
Change in market value of deferred stock               --         (753,959)              --               --
MRP amortization                                       --        1,902,959               --        1,902,959
Acquisition of treasury shares                         --               --               --       (4,895,754)
Dividends ($.27 per share)                             --               --               --       (1,054,553)
Release of ESOP shares                                 --               --          825,865
                                             ------------     ------------     ------------     ------------
BALANCE, SEPTEMBER 30, 1998                  $ (2,687,093)    $ (2,126,299)    $    486,246     $ 56,713,970
                                             ============     ============     ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------------

                                                                   1998            1997             1996
Operating activities:
   Net income                                                 $  3,123,358     $  2,262,630     $    820,489
   Adjustments to reconcile net income to net cash
     used in operating activities:
       Provision for loan losses                                   310,000          931,078          511,000
       Depreciation                                                172,844          147,927          449,104
       ESOP compensation                                           825,865          603,429               --
       MRP compensation                                          1,902,959               --               --
       Accretion of discounts on securities                            372           24,263           19,918
       Provision for (benefit of) deferred income taxes            132,438         (765,372)        (440,704)
       Gain on disposal of premises and equipment and
         real estate acquired in settlement of loans               (34,259)         (33,506)         (36,293)
       Gain on sale of mortgage loans and  mortgage-
         backed securities                                        (796,004)        (139,405)        (423,113)
       Originations of loans held for sale, net                (66,892,933)     (35,004,100)     (55,047,196)
       Proceeds from sale of loans held for sale                36,106,871       13,190,353       51,656,899
       Other operating activities                                3,327,998          (50,297)         562,728
                                                              ------------     ------------     ------------
           Net cash used in operating activities               (21,820,491)     (18,833,000)      (1,927,168)
                                                              ------------     ------------     ------------
Investing activities:
   Proceeds from maturities of securities available for                 --        7,000,000               --
     sale
   Purchases of investment securities                                   --       (2,000,000)      (6,043,438)
   Proceeds from principal repayments and sales of
     mortgage-backed securities available-for-sale              16,314,270        8,914,741        8,832,521
   Loan originations, net of principal repayments of
     loans held for investment                                 (14,631,404)     (40,566,654)      (9,827,513)
   Proceeds from maturities of securities held-to-maturity              --               --        1,000,000
   Proceeds from disposal of premises and equipment
     and real estate acquired in settlement of loans               441,237          815,117          238,564
   Purchases of FHLB stock                                         (76,300)              --               --
   Purchases of premises and equipment                            (916,865)         (66,057)        (351,588)
                                                              ------------     ------------     ------------
           Net cash provided by (used in) investing
             activities                                          1,130,938      (25,902,853)      (6,151,454)
                                                              ------------     ------------     ------------

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------

                                                             1998             1997             1996
Financing activities:
   Net increase in deposit accounts                       29,519,297        3,902,502       17,756,258
   Proceeds from FHLB borrowings                          46,000,000       49,000,000       24,000,000
   Repayments of  FHLB borrowings                        (47,500,000)     (38,000,000)     (28,000,000)
   Net proceeds from issuance of stock                            --       38,960,736               --
   Purchase of treasury shares                            (4,895,754)              --               --
   MRP funding                                            (1,224,768)      (2,050,531)              --
   Cash paid for fractional shares                            (4,652)              --               --
   Cash dividends paid                                    (1,045,908)        (264,574)              --
   Net change in escrow accounts                             269,129         (198,118)          73,647
   Net change in repurchase agreements                       811,799          581,512        1,039,608
                                                        ------------     ------------     ------------
           Net cash provided by financing activities      21,929,143       51,931,527       14,869,513
                                                        ------------     ------------     ------------

Increase in cash and cash equivalents                      1,239,590        7,195,674        6,790,891
Cash and cash equivalents, beginning of year              15,772,251        8,576,577        1,785,686
                                                        ------------     ------------     ------------
Cash and cash equivalents, end of year                  $ 17,011,841     $ 15,772,251     $  8,576,577
                                                        ============     ============     ============

Supplemental disclosures:
   Real estate acquired in settlement of loans          $    458,061     $    960,221     $    296,690
   Exchange of loans for mortgage-backed securities     $ 17,958,559     $ 18,524,209     $  1,545,859
   Transfers to securities available-for-sale           $         --     $         --     $ 16,140,485
   Cash paid for interest                               $  9,268,840     $  8,322,252     $  8,100,128
   Cash paid for income taxes                           $  2,637,000     $  1,673,000     $  1,327,315
   Dividends declared, not paid                         $    271,102     $    262,457     $         --

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

NewSouth Bancorp, Inc. (the "Company") is a bank holding company incorporated in October, 1996 under the laws of the State of Delaware. NewSouth Bank (the "Bank"), the wholly-owned subsidiary of the Company, is organized and incorporated under the laws of the state of North Carolina. The Bank is regulated by the Federal Deposit Insurance Corporation and the North Carolina Office of The Commissioner of Banks.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry as summarized below.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include demand and time deposits (with remaining maturities of ninety days or less at time of purchase) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. As of September 30, 1998, the Bank has classified all investments as available-for-sale.

Premiums and discounts on debt securities are recognized in interest income on the level interest yield method over the period to maturity.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

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

Loan origination fees, as well certain direct loan origination costs, are deferred. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans utilizing the interest method.

Commitment fees to originate or purchase loans are deferred, and if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment. Fees for originating loans for other financial institutions are recognized as loan fee income.

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At September 30, 1998 and 1997 and during the years then ended there were no loans material to the consolidated financial statements which were defined as impaired.

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

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

The Bank is required to invest in stock of the Federal Home Loan Bank of Atlanta
(FHLB) in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At September 30, 1998 and 1997, respectively the Bank owned 13,638 and 12,875 shares of the FHLB's $100 par value capital stock.

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

STOCK SPLIT

On July 16, 1998 the Company declared at three-for-two stock split, in the form of a 50% stock dividend, payable August 19, 1998 to stockholders of record July 31, 1998. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

RECLASSIFICATIONS

Certain items included in the 1997 financial statements have been reclassified to conform to the 1998 presentation. These reclassifications have no effect on the net income or stockholders' equity previously reported.

NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" on October 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements.

The Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" on October 1, 1998. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. The adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statement.

The Company will adopt the provisions of Financial Accounting Standards No. 132, "Employers Disclosures about Pensions and Other Postretirement benefits", effective for fiscal years beginning after December 15, 1997. This Statement revises employees' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 is not expected to have a material effect on the Company's financial statement.

The Company will adopt the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective with the fiscal quarter beginning July 1, 1999. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. SFAS No. 133 is not expected to have a material effect on the Company's financial statements.

Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", was issued in October 1998. This Statement amends existing classification and accounting treatment of mortgage-backed securities, retained after mortgage loans held for sale are securitized, for entities engaged in mortgage baking activities. These securities previously were classified and accounted for as trading and now may be classified as held-to-maturity or available-for-sale, also. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 is not expected to have material effect on the Company's financial statements.

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

2.   CONVERSION TO COMMERCIAL BANK

NewSouth Bancorp, Inc. was incorporated in October, 1996 under the laws for the State of Delaware for the purpose of becoming the holding company for Home Savings Bank, SSB. On April 7, 1997, Home Savings Bank, SSB converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank to be known as Home Savings Bank, Inc., SSB, ("Converted Bank"), in connection with an initial public offering of common stock. Immediately following completion of the stock conversion, the Converted Bank converted from a North Carolina-chartered stock savings bank to a North Carolina commercial bank known as "NewSouth Bank." In connection with the conversion, the Company issued 4,364,250 shares of $.01 par value per share common stock, including 349,140 issued to the Employee Stock Ownership Plan ("ESOP"), for $10 per share. The sale of common stock generated proceeds of $38,960,736, net of conversion costs of $1,190,364 and ESOP shares of $3,491,400.

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

3.   INVESTMENT SECURITIES

Investment securities at September 30, 1998 and 1997 are classified as available for sale according to management's intent and summarized as follows:

                                             Gross Unrealized         Estimated
                            Amortized      ---------------------       Market
                               Cost          Gains        Losses        Value
                           -----------     --------      -------     -----------
1998:
     U. S. Treasury notes  $        --     $     --      $    --     $        --
                           ===========     ========      =======     ===========
1997:
     U.S. Treasury notes   $ 3,000,897     $ 82,525      $    --     $ 3,083,422
                           ===========     ========      =======     ===========

U.S. Treasury notes at September 30, 1998 with amortized cost of $3,000,526 and estimated market value of $3,107,545 are contractually scheduled to mature after one through five years.

4.   MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at September 30, 1998 and 1997 are classified as available for sale according to management's intent and summarized as follows:

                                                          Gross Unrealized         Estimated
                                          Amortized     --------------------        Market
                                             Cost         Gains      Losses          Value
                                         -----------    ---------   --------      -----------
1998:
   FHLMC participation certificates,
   maturing from years 2003 to 2028      $26,323,899    $ 692,780   $     --      $27,016,679
                                         ===========    =========   ========      ===========
1997:
   FHLMC participation certificates,
   maturing from years 2006 to 2022      $24,406,887    $ 463,942   $ 52,417      $24,818,412
                                         ===========    =========   ========      ===========

Mortgage-backed securities at September 30, 1998 are contractually scheduled to mature as follows:

                                                                      Estimated
                                                     Amortized          Market
                                                        Cost            Value
                                                    -----------      -----------

Due after five years through ten years              $ 4,757,078      $ 4,858,150
Due after ten years                                  21,566,821       22,158,529
                                                    -----------      -----------

                                                    $26,323,899      $27,016,679
                                                    ===========      ===========

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Mortgage-backed securities with a carrying value of $9,016,982, $6,607,924 and $5,566,420 were sold during the years ended September 30, 1998, 1997, and 1996, respectively. Gross realized gains on the sales of mortgage-backed securities were $272,724, $688 and $146,723 during 1998, 1997 and 1996, respectively. Gross realized losses on sales of mortgage-backed securities were $0, $15,339 and $0 during 1998, 1997 and 1996, respectively.

Mortgage-backed securities with a carrying value of approximately $3,619,011 and $1,594,000 were pledged as collateral for deposits from public entities at September 30, 1998 and 1997, respectively.

5.   LOANS RECEIVABLE

Loans receivable at September  30, 1998 and 1997 are summarized as follows:

                                                  1998                 1997
                                             -------------        -------------
Mortgage loans                               $ 120,211,101        $ 102,154,361
Consumer loans                                  48,385,965           49,889,347
Commercial loans                                73,303,016           62,438,748
                                             -------------        -------------
         Total                                 241,900,082          214,482,456
Less:
   Loans in process                            (12,930,301)         (12,716,819)
   Allowance for loan losses                    (3,364,588)          (3,249,352)
   Deferred loan fees                             (606,162)            (731,380)
                                             -------------        -------------

Loans receivable, net                        $ 224,999,031        $ 197,784,905
                                             =============        =============

The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 10).

During 1998, 1997 and 1996, the Bank exchanged loans with outstanding principal balances of $17,958,559, $18,524,209 and $1,545,859, respectively, with the
Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at September 30, 1998 and 1997, are fixed rate mortgage loans with an estimated market value of approximately $ 38,400,000 and $25,100,000, respectively.

Net gains on sales of loans receivable held for sale amounted to $523,280, $138,717 and $276,390 during the years ended September 30, 1998, 1997 and 1996, respectively.

The changes in the allowance for loan losses for the years ended September 30, 1998, 1997 and 1996 are as follows:

                                        1998            1997            1996

Balance at beginning of year        $ 3,249,352     $ 2,351,309     $ 1,876,954
Provisions for loan losses              310,000         931,078         511,000
Loans charged off                      (202,543)        (71,904)        (62,559)
Recoveries                                7,779          38,869          25,914
                                    -----------     -----------     -----------

Balance at end of year              $ 3,364,588     $ 3,249,352     $ 2,351,309
                                    ===========     ===========     ===========

The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                           1998          1997
Loans contractually past due 90 days or more
 and/or on nonaccrual status:
     Residential                                       $  728,856     $1,214,189
     Consumer and commercial                               73,544         48,233
                                                       ----------     ----------
                                                       $  802,400     $1,262,422
                                                       ==========     ==========

During the years ended September 30, 1998, 1997 and 1996, interest income of approximately $18,000, $48,000 and $44,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

6.   PREMISES AND EQUIPMENT

Premises and equipment at September  30, 1998 and 1997 consist of the following:

                                                       1998              1997

Land                                                $1,081,952        $  935,560
Office buildings                                     2,499,579         2,488,976
Furniture, fixtures and equipment                    1,706,207         1,067,858
Vehicles                                               249,748           225,041
                                                    ----------        ----------
                                                     5,537,486         4,717,435
Less accumulated depreciation                        1,978,650         1,899,268
                                                    ----------        ----------

         Total                                      $3,558,836        $2,818,167
                                                    ==========        ==========

7.   EMPLOYEE BENEFIT PLANS

The Company participates in a multiemployer defined benefit pension plan which covers substantially all employees. Expenses of the plan for the years ended
September  30,  1998,  1997  and  1996  were  $168,500,  $96,000  and  $137,000, respectively.

The Company participates in a multiemployer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to these plans for the years ended September 30, 1998, 1997 and 1996 were $76,386, $52,253 and $46,171, respectively.

Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended September 30, 1998, 1997 and 1996 aggregated $562,478, $515,435 and $463,250, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability.

On April 8, 1998, the Company's Stockholders approved a Management Recognition Plan ("MRP") for directors and key employees. The Company is authorized to fund the acquisition and award of up to 174,570 shares (4% of shares issued in the stock conversion) to be awarded by a committee of the Board of Directors. The Company completed the acquisition of MRP shares during fiscal 1998. On April 8, 1998, 174,570 shares (market value of $4,029,258 and aggregate cost of $3,275,299) were awarded to certain officers and employees. The vesting schedule provides that 33-1/3% of the shares shall be earned and become non-forfeitable on April 30, 1998, 1999 and 2000.

The shares issued to the MRP plan have been recorded as outstanding shares, and the unvested portion has been recorded as unearned compensation through a contra equity account. The consolidated statement of operations for the year ended September 30, 1998 include compensation expense of $1,902,959 relating to the scheduled vesting of MRP shares.

8.   EMPLOYEE STOCK OWNERSHIP PLAN

The Company's Board of Directors adopted an Employee Stock Ownership Plan ("ESOP"), effective October 1, 1996. Employees of the Company and its subsidiaries who have attained age 21 and completed one year of service are eligible to participate in the ESOP, provided that any employee who was employed full-time on the closing date of the Stock Conversion automatically became a participant on October 1, 1996. The ESOP is to be funded by contributions made by the Company or the Bank in cash or shares of Common Stock. Allocations to participants' accounts occur annually on September 30. Shares are committed to be released for financial statement purposes when the Bank makes scheduled payments on the ESOP note payable and will be allocated to employees for services rendered in the current accounting period. Employees vest in their allocated ESOP shares over three years. The number of shares legally released and allocated is based on the ratio of the actual principal payments amount to the remaining total principal payments for the ESOP note payable. The Bank expects to contribute sufficient funds to the ESOP to repay the note payable over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion.

Initially, the ESOP acquired 349,140 shares of the Company's common stock financed by $3,491,400 in borrowings by the ESOP from the Company. This loan is secured by the shares of Common Stock purchased and earnings thereon. At September 30, 1998 and 1997, 80,431 and 37,242 shares respectively have been allocated to participants' accounts and 268,709 and 311,898 shares, with an estimated market value of $5,844,420 and $6,237,960, remain unallocated. All allocated shares are considered outstanding for earning per share purposes, while the unallocated shares are not included in the calculation.

The principal balance of the ESOP loan was $2,687,093 and $3,118,984 at September 30, 1998 and 1997, respectively. The Bank is using the dividends declared on shares held by the ESOP to reduce the outstanding debt. Dividends on allocated shares are treated as a reduction of retained earnings. Dividends on unallocated shares are treated only as debt service, and there is no reduction of retained earnings. Compensation expense related to the ESOP is based on the average fair market value of shares during the period since the prior allocation date through the dates shares are committed to be released. The financial statements for the years ended September 30, 1998 and 1997, include compensation expense of $825,865 and $603,429, respectively, related to the ESOP.

9.   STOCK OPTION PLAN

On April 8, 1998, the Shareholders of the Company approved the NewSouth Bancorp, Inc. 1997 stock option plan. The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. The Plan reserves 436,425 shares for grant within ten years of the effective date. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Options vesting is determined on the date of the grant. Options have a 10 year life, however, there are additional limitation's for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all shares immediately vest if a change of control, as defined, occurs.

During the year ended September 30, 1998, 398,303 options were granted at market value on the date of award, (233,603 to a group of 13 officers and 164,700 to a group of six directors). The weighted average grant price was $23.08 No options were exercised during the year ended September 30, 1998. No options expired or were forfeited during the year ended September 30, 1998. On November 19, 1998, the Board of Directors approved a plan to recall the outstanding stock options and regrant the same number of options at an exercise price of $18.25 per share.

The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation cost has been recognized for options granted under the Option Plan. Had compensation cost for the Company's Option Plan been determined based on the fair value at the grant dates for awards under the Option Plan consistent with the method of SFAS No. 123, the Plan's net income and net income per share would have been reduced to the pro forma amounts indicated below. The Company did not grant any options during the years ended September 30, 1997 or 1996, therefore, there are no pro forma amounts for those periods.

                                                         For the Year Ended
                                                         September 30, 1998
                                                    ----------------------------
                                                         as
                                                      Reported        Pro Forma
                                                    ------------    ------------
Net income                                          $  3,123,358    $  1,829,801
Earnings per common share - basic                   $        .80    $        .47
Earnings per common share - assuming dilution       $        .80    $        .47

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998: dividend growth rate of 0%, expected volatility of 6.1%; risk-free interest rates of 5.3%; and expected lives of 7 years. The weighted average fair value of options granted in 1998 is $5.59.

The following table summarizes additional information about the Option Plan at September 30, 1998:

                                     Number        Remaining      Number
                                  Outstanding     Contractual   Exercisable
      Exercise Price               At 9/30/98       Life At       9/30/98
      --------------               ----------       -------       -------

      $23.08                        395,303         9 years       344,303
      $22.63                          3,000         9 years         1,000

10.  BORROWED MONEY

Borrowed money represents advances from the Federal Home Loan Bank of Atlanta and repurchase agreements. Advances from the Federal Home Loan Bank had a weighed average rate of 6.00% and 6.17% and totaled, $9,500,000 and $11,000,000 at September 30, 1998 and 1997, respectively.

At September 30, 1998 and 1997, repurchase agreements outstanding had a rate of 3.33% and 4.67% and totaled $2,432,919 and $1,621,120, respectively.

Repurchase agreements are collateralized by U.S. government agency obligations with a principal balance of $3,000,000. The Company has pledged all of its stock in the Federal Home Loan Bank of Atlanta and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At September 30, 1998, the Company had an additional $15,500,000 of credit available with the Federal Home Loan Bank of Atlanta.

11.  INCOME TAXES

The components of income taxes for the years ended September 30, 1998, 1997 and 1996 are as follows:

                                      1998              1997             1996
Current:
   Federal                        $1,422,845       $ 1,908,576        $ 766,558
   State                             344,617           576,146          124,663
                                  ----------       -----------        ---------
   Total current                   1,767,462         2,484,722          891,221
                                  ----------       -----------        ---------

Deferred:
   Federal                           115,458          (617,976)        (360,903)
   State                              16,980          (147,396)         (79,801)
                                  ----------       -----------        ---------
   Total deferred                    132,438          (765,372)        (440,704)
                                  ----------       -----------        ---------

Total                             $1,899,900       $ 1,719,350        $ 450,517
                                  ==========       ===========        =========

Reconciliations of expected income tax at the statutory Federal rate of 34% with income tax expense for the years ended September 30, 1998, 1997 and 1996 are as follows:

                                                    1998            1997         1996

Expected income tax expense                     $ 1,707,908     $1,353,873    $ 432,142
State income taxes net of federal income tax        239,220        147,000       26,671
Non-deductible ESOP, other expenses and
   other adjustments                                (47,228)       218,477       (8,296)
                                                -----------     ----------    ---------

                                                $ 1,899,900     $1,719,350    $ 450,517
                                                ===========     ==========    =========

The components of the net deferred income tax liability and asset are as follows:

                                                            1998          1997
Deferred income tax assets:
   Deferred directors' fees                             $  365,384    $  346,328
   Bad debt reserve                                        931,514       782,302
   Deferred employee benefits                              483,382       363,925
   Other                                                   108,765        26,382
                                                        ----------    ----------
                                                         1,889,045     1,518,937
                                                        ----------    ----------
Deferred income tax liabilities:
   Loans mark-to-market adjustment                         665,254       235,757
   Depreciation and amortization                           134,905        91,306
   Unrealized gains on securities available-for-sale       313,553       193,732
   Deferred loan origination fees and costs                106,379        76,929
   FHLB stock                                               99,350        99,350
                                                        ----------    ----------
                                                         1,319,441       697,074
                                                        ----------    ----------

Net deferred income tax asset                           $  569,604    $  821,863
                                                        ==========    ==========

Retained income at September 30, 1998, includes approximately $1,850,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on pre-1987 bad debt reserves. The Bank will be recapturing a portion of its post-1987 bad debt reserve created by using the percentage of taxable income method. The Bank has previously recorded deferred tax liabilities related to these excess reserves. Additionally, the Bank is now required to use the experience method.

12.  REGULATORY CAPITAL REQUIREMENTS

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

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's actual capital amounts and ratios as of September 30, 1998 and 1997 are also presented in the table below (dollars in thousands).

                                                                                To Be Well Capitalized
                                                                   For Capital       Under Prompt
                                                  Actual        Adequacy Purpose   Action Provisions
                                             ---------------     --------------     ---------------
                                             Amount    Ratio     Amount   Ratio     Amount    Ratio
                                             ------    -----     ------   -----     ------    -----
1998:
Total Capital (to Risk Weighted Assets)     $58,169    28.9%    $16,125    8.0%    $20,156    10.0%
Tier I Capital (to Risk Weighted Assets)     55,650    27.6%      8,063    4.0%     12,094     6.0%
Tier I Capital (to Average Assets)           55,650    20.2%     11,066    4.0%     13,758     5.0%

1997:
Total Capital (to Risk Weighted Assets)     $59,684    34.8%    $13,719    8.0%    $17,149    10.0%
Tier I Capital (to Risk Weighted Assets)     57,527    33.6%      6,859    4.0%     10,289     6.0%
Tier I Capital (to Average Assets)           57,527    23.8%      9,679    4.0%     12,099     5.0%

13.      EARNING PER SHARE

The Company adopted SFAS No. 128 "Earnings Per Share" on October 1, 1997. As required, all prior period earnings per share have been restated to conform with the provisions of the statement.

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned ESOP shares) for the years ended September 31, 1998 and 1997. As the Company converted from mutual form during fiscal 1997, there are no reported earnings per share for fiscal 1996.

                                                     1998              1997

Net income (numerator)                            $3,123,358       $1,395,900(1)
                                                  ==========       ==========

Shares for basic EPS (denominator)                 3,876,813        3,961,933(1)
Dilutive effect of stock options                          --               --
                                                  ----------       ----------

Adjusted shares for diluted EPS                    3,876,813        3,961,933
                                                  ==========       ==========

(1)  Calculated from date of conversion, April 7, 1997.

14.  MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $250,202,000 and $253,647,000 at September 30, 1998 and 1997, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The Company accounts for its mortgage banking transactions in accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishements of Liabilities". At September 30, 1998 and 1997, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $184,433 and $57,525, respectively.

Impairments of servicing assets are evaluated through an assessment of the fair value of those assets using a disaggregated, discounted cash-flows method under which the assets are disaggregated into various stratum, based on predominant risk characteristics. The net carrying value of each stratum, based on predominant risk characteristics, is compared to its discounted estimated future net cash flows to determine whether adjustments should be made to carrying values or amortization schedules. Impairment of a servicing asset is recognized through a valuation allowance and a charge to current-period earnings if it is considered to be temporary, or, through a direct write-down of the asset and a charge to current-period earnings if it is considered other than temporary. The predominant risk characteristics of the underlying loans that are used to satisfy the servicing assets and liabilities for measurement purposes generally include the (1) loan origination date, (2) loan rate, (3) loan type and size and
(4) loan maturity date.

15. FINANCIAL INSTRUMENT WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

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

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

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

A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of September 30, 1998 and 1997 is as follows:

                                                              1998           1997
Commitments to extend credit:
   Commitments to originate loans                          $14,887,234    $13,070,715
   Undrawn balances on lines of credit and undrawn
     balances on credit reserves (overdraft protection)     18,626,163     19,889,495
                                                           -----------    -----------

                                                           $33,513,397    $32,960,210
                                                           ===========    ===========

Included in the commitments to originate loans as of September 30, 1998 and 1997 are fixed interest rate loan commitments of $5,821,488 and $6,722,340, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

The Company's lending is concentrated primarily in Beaufort, Craven, Nash, Lenoir, Pasquotank, Pitt and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

Since many of the commitments are expected to expire without being drawn upon, amounts reported do not necessarily represent future cash requirements.

16.  PARENT COMPANY FINANCIAL INFORMATION

The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of September 30, 1998 and 1997 and for the two years ended September 30, 1998 are as follows:

                                                            1998             1997
                                                        ------------     ------------
CONDENSED BALANCE SHEET
Cash                                                    $    959,617     $     23,383
Due from subsidiary                                       13,485,534       18,220,854
Investment in wholly-owned subsidiary                     41,960,610       39,941,603
Other assets                                                 579,311               --
                                                        ------------     ------------
       Total assets                                     $ 56,985,072     $ 58,185,840
                                                        ============     ============

Deferred income taxes                                   $         --     $     57,800
Other liabilities                                            271,102          272,453
Shareholders' equity                                      56,713,970       57,855,587
                                                        ------------     ------------
       Total liabilities and shareholders' equity       $ 56,985,072     $ 58,185,840
                                                        ============     ============
CONDENSED STATEMENT OF INCOME
Interest income, net                                    $    291,950     $    159,006
Other income                                               3,007,978        1,570,050
Miscellaneous expenses                                       176,570          333,156
                                                        ------------     ------------
       Net income                                       $  3,123,358     $  1,395,900
                                                        ============     ============

CONDENSED STATEMENT OF CASH FLOWS
Operating activities:
   Net income                                           $  3,123,358     $  1,395,900
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Equity in undistributed earnings of subsidiary         (3,007,978)      (1,570,050)
   Deferred income taxes                                     (57,800)          57,800
   ESOP compensation                                         825,865          603,429
   MRP compensation                                        1,902,959               --
   Other operating activities                               (589,308)       1,870,996
                                                        ------------     ------------
         Net cash provided by operating activities         2,197,096        2,358,075
                                                        ------------     ------------
Investing activities:
   Investment in, and advances to, subsidiary                     --      (38,980,323)
   Repayments of advances to subsidiary                    5,910,220               --
                                                        ------------     ------------
         Net cash used by investing activities             5,910,220      (38,980,323)
                                                        ------------     ------------
Financing activities:
   Net proceeds from issuance of stock                            --       38,960,736
   MRP funding                                            (1,224,768)      (2,050,531)
   Purchase of treasury shares                            (4,895,754)              --
   Cash paid for fractional shares                            (4,652)              --
   Dividends paid                                         (1,045,908)        (264,574)
                                                        ------------     ------------
         Net cash provided by provided by (used in )
           financing activities                           (7,171,082)      36,645,631
                                                        ------------     ------------

Net increase in cash                                         936,234           23,383
Cash at beginning of the year                                 23,383               --
                                                        ------------     ------------
Cash at the end of year                                 $    959,617     $     23,383
                                                        ============     ============

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized unaudited quarterly financial data for the years ended September 30, 1998 and 1997 is as follows (in thousands):

                                            Fourth    Third     Second    First
                                            ------    ------    ------    ------
1998:
Interest income                             $5,694    $5,603    $5,330    $5,240
Interest expense                             2,417     2,357     2,262     2,204
Provision for loan losses                      100       110        --       100
Noninterest income                             647       678       732       589
Noninterest expense                          2,524     2,564     2,558     2,294
Income tax expense                             483       467       476       474
                                            ------    ------    ------    ------

Net income                                  $  817    $  783    $  766    $  757
                                            ======    ======    ======    ======

Net income per common share:
   Basic and assuming dilution              $  .21    $  .20    $  .20    $  .19
                                            ======    ======    ======    ======

                                            Fourth    Third     Second    First
                                            ------    ------    ------    ------
1997:
Interest income                             $5,166    $4,911    $4,356    $4,083
Interest expense                             2,149     1,986     2,124     2,087
Provision for loan losses                      184       541       100       107
Noninterest income                             459       485       366       370
Noninterest expense                          1,961     1,643     1,864     1,468
Income tax expense                             614       547       249       310
                                            ------    ------    ------    ------

Net income                                  $  717    $  679    $  385    $  481
                                            ======    ======    ======    ======

Net income per common share
   Basic and assuming dilution              $  .18    $  .17       N/A       N/A
                                            ======    ======    ======    ======

18.  FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at September 30, 1998 and 1997, were as follows:

Cash and cash equivalents are by definition short-term and do not prevent any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value. The estimated fair values of investment securities and mortgage backed securities are provided in Notes 3 and 4 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                               1998                             1997
                             Estimated        Carrying        Estimated        Carrying
                            Fair Value         Amount        Fair Value         Amount
                          --------------   -------------   --------------   -------------

1 - 4 family mortgages    $  107,101,833   $ 105,059,149   $   92,301,373   $  90,080,092
Consumer                      47,905,877      48,414,917       48,442,139      48,942,499
Non-residential               71,524,965      71,524,965       58,762,314      58,762,314
                          --------------   -------------   --------------   -------------

                          $  226,532,675   $ 224,999,031   $  199,505,826   $ 197,784,905
                          ==============   =============   ==============   =============

The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $50,271,086 and $43,955,573 at September 30 1998 and 1997, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

The fair value of certificates of deposits and advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and Federal Home Loan Bank advances at September 30, 1998 and 1997 are as follows:

                                                      1998              1997
                                                  ------------      ------------
Certificates of deposits:
   Carrying amount                                $155,363,999      $131,160,215
   Estimated fair value                           $156,426,259      $131,780,748

Advances for Federal Home Loan Bank:
   Carrying amount                                $  9,500,000      $ 11,000,000
   Estimated fair value                           $  9,500,000      $ 11,000,595

The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the Federal funds daily rate.

There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $33,513,397 in 1998 and $32,962,010 in 1997, which are primarily comprised of unfunded loan commitments.

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


                               EXECUTIVE OFFICERS

THOMAS A. VANN                    JACK L. ASHLEY               JOHN B. BURGESS
President                         Executive Vice President     Executive Vice President
                                  Branch Administration and    Credit Administration
                                  Operations

WILLIAM L. WALL                   JOSEPH C. DUNN               MARY R. BOYD
Executive Vice President          Senior Vice President        Vice President
Chief Financial Officer and       Commercial Lending           Loan Servicing
Secretary

SHERRY L. CORRELL                 KRISTIE W. HAWKINS           WALTER P. HOUSE
Vice President                    Treasurer                    Vice President
Deposit Administration            Controller                   Mortgage Operations

                                  WILLIAM R. OUTLAND
                                  Vice President
                                  Consumer Lending

                         NEWSOUTH BANK OFFICE LOCATIONS

CORPORATE OFFICE                  KINSTON                      WASHINGTON
1311 Carolina Avenue              827 Hardee Road              1311 Carolina Avenue
Washington,  NC  27889            252-522-9466                 252-946-4178
252-946-4178
                                  NEW BERN                     300 North Market Street
FULL-SERVICE BRANCH OFFICES       202 Craven Street            252-946-4178
                                  252-636-2997
ELIZABETH CITY                                                 Operations Center
604 East Ehringhaus Street        1725 Glenburnie Road         239 West Main Street
252-335-0848                      252-636-2997                 252-946-4178

GREENVILLE                        ROCKY MOUNT
301 East Arlington Blvd.          300 Sunset Avenue
252-321-2600                      252-972-9661

                             STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
   NewSouth Bancorp, Inc.                               Telephone:  252-946-4178
   1311 Carolina Avenue                                       Fax:  252-946-3873
   Washington,  NC  27889

STOCK LISTING INFORMATION
The Company's common stock trades on the Nasdaq Stock Market under the symbol NSBC.

STOCK PRICE INFORMATION
The following table sets forth the high and low trade price information and dividends declared per share for the periods indicated. The Company's common stock began trading on April 8, 1997.

         Quarter Ended                 High        Low       Dividends Declared
         -------------                 ----        ---       ------------------
         June 30, 1997        (1)    $16.667     $13.333          $.067
         September 30, 1997   (1)     20.75       16.167           .067

         December 31, 1997    (1)     22.417      19.25            .067
         March 31, 1998       (1)     23.167      19.333           .067
         June 30, 1998        (1)     23.667      21.333           .067
         September 30, 1998   (1)     23.333      21.25            .07
         ---------------
         (1) Adjusted for three-for-two stock split on August 19, 1998.

REGISTRAR AND TRANSFER AGENT
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock registrar and transfer agent:

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford,  New Jersey  07016
         (800) 866-1340

FORM 10-K
The Company's annual report on Form 10-K, filed with the Securities and Exchange Commission, is available to shareholders without charge by writing: William L. Wall, Chief Financial Officer, NewSouth Bancorp, Inc., P. O. Box 2047, Washington, NC 27889.

INVESTOR INFORMATION
Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, NewSouth Bancorp, Inc.

ANNUAL MEETING
The Annual Meeting of shareholders of NewSouth Bancorp, Inc. will be held Thursday, February 18, 1999 at 1:00 p.m. at the main office of NewSouth Bank, 1311 Carolina Avenue, Washington, North Carolina.

GENERAL COUNSEL                  SPECIAL COUNSEL                        INDEPENDENT ACCOUNTANTS
Rodman, Holscher, Francisco &    Housley, Kantarian & Bronstein, P.C.   PricewaterhouseCoopers LLP
  Peck, P.A.                     Suite 700                              Suite 2300
320 North Market Street          1220 19th Street, N.W.                 150 Fayetteville Street Mall
Washington,  NC  27889           Washington,  DC  20036                 Raleigh,  NC  27601