Form 10-K405, Exhibit 13
period 1999-09-30
NEWSOUTH BANCORP INC
filed 1999-12-27
CIK 1027183

EXHIBIT 13

                               1999 ANNUAL REPORT

                                NEWSOUTH BANCORP
                                ================

                                TABLE OF CONTENTS

Letter to Stockholders                                                       1

Selected Consolidated Financial Information and Other Data                   2

Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                               3

Report of Independent Accountants                                           14

Consolidated Statements of Financial Condition                              15

Consolidated Statements of Operations                                       16

Consolidated Statements of Stockholders' Equity                             17

Consolidated Statements of Cash Flows                                       18

Notes to Consolidated Financial Statements                                  19

Board of Directors                                                          40

Executive Officers                                                          40

NewSouth Bank Office Locations                                              40

Stockholder Information                                                     41

                                MISSION STATEMENT

"Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

The year ended September 30, 1999 was the best in NewSouth's history. We met our projected financial results and accomplished all of our strategic objectives. Record earnings per share were achieved, the cash dividend payment rate was increased by 42.9%, and excellent growth was achieved in our commercial loan portfolio. The company continued to leverage its capital by signing a definitive agreement to acquire Green Street Financial Corp, the holding company of Home Federal Savings and Loan Association in Fayetteville, NC. We are pleased with the results achieved during 1999 and are encouraged about the company's future.

Net income for the year ending September 30, 1999 was $3.2 million, compared to $3.1 million for 1998. Diluted earnings per share increased 13.8% to $0.91 per share for 1999, from $0.80 per share for 1998.

On August 9, 1999, NewSouth announced the signing of a definitive agreement to acquire Home Federal Savings and Loan Association. With approximately $161 million in assets, this acquisition, which is expected to occur during the fourth quarter of 1999, will allow us to leverage our capital through a purchase acquisition. This acquisition will give us an important entrance into southeastern North Carolina and the cities of Fayetteville and Lumberton. Home Federal and NewSouth share the same philosophy of customer and community service and safe and sound banking operations. The company should blend quickly and produce greater opportunities for NewSouth.

In conjunction with the Home Federal acquisition, NewSouth Bank will change its name to First South Bank. This change will reflect our expanded market area and also reflect our desire to be first in community banking. We look forward to this change.

While energy and attention is focused on the acquisition and merger of the two institutions, NewSouth is continuing to expand. We are pleased to announce that the Bank's ninth full service branch office in Chocowinity, NC will open during the fourth quarter of 1999. This office will compliment our other Beaufort
County offices and serve as an additional base for developing customer relationships and meeting the banking needs of our growing market. Additional branch offices are being planned and we will continue to grow both internally and through acquisitions that will enhance our franchise value.

Many of our future strategies are focused on enhancing our franchise value through dependable customer service, the development of a more effective banking operation and our commitment to becoming the best community bank in eastern and southeastern North Carolina. During the coming year, we will develop and implement a web page, expanded 24 hour banking services, establish an SBA loan department, implement commercial sweep accounts and leasing services and offer more products and services to meed the needs or our growing customer base.

Our people are our greatest asset and resource. Our performance is dependant on their intelligence, teamwork and their individual efforts to make us a successful company. I want to thank them for their efforts in making NewSouth so successful.

Each member of your Board of Directors along with our officers and employees join me in thanking you for your continued support of NewSouth Bancorp. As always, your comments or suggestions are welcome and we look forward to your continued support.

                                                   Sincerely,

                                                   Tom Vann
                                                   President

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                                     September 30,
                                           --------------------------------------------------------------
                                              1999          1998         1997         1996         1995
                                              ----          ----         ----         ----         ----
                                                                (Dollars in thousands)
Selected Financial Condition Data
---------------------------------
Total assets                               $ 292,305     $ 281,479    $ 249,281    $ 194,139    $ 177,704
Loans receivable, net                        212,054       224,999      197,785      155,681      144,541
Cash and investment securities                12,435        20,119       18,856       16,684        4,788
Mortgage-backed securities                    56,326        27,017       24,818       14,797       22,285
Deposits                                     234,618       204,635      175,116      171,213      153,457
Borrowings                                     1,318        11,933       12,621        1,040        4,000
Stockholders' equity                          48,763        56,714       57,856       18,347       17,688

Selected Operations Data
------------------------
Interest income                            $  23,129     $  21,867    $  18,515    $  15,349    $  14,385
Interest expense                               9,979         9,240        8,346        8,105        7,344
                                           ---------     ---------    ---------    ---------    ---------
Net interest income                           13,150        12,627       10,169        7,244        7,041
Provision for loan losses                        120           310          931          511           20
Noninterest income                             2,874         2,646        1,685        1,833        1,502
Noninterest expenses                          10,255         9,940        6,941        7,295        5,660
                                           ---------     ---------    ---------    ---------    ---------
Income before income taxes                     5,649         5,023        3,982        1,271        2,863
Income taxes                                   2,453         1,900        1,719          451          998
                                           ---------     ---------    ---------    ---------    ---------
Net income                                 $   3,196     $   3,123    $   2,263    $     820    $   1,865
                                           =========     =========    =========    =========    =========
Earnings per share (1)(2)                  $     .91     $     .80    $     .35    $      --    $      --
                                           =========     =========    =========    =========    =========
Dividends per share (2)                    $     .31     $     .27    $     .13    $      --    $      --
                                           =========     =========    =========    =========    =========

Selected Financial Ratios and Other Data
----------------------------------------

Performance Ratios:
Return on average assets                        1.09%         1.19%        1.00%         .45%        1.07%
Return on average equity                        6.03          5.40         6.57         4.45        11.17
Interest rate spread                            3.95          4.03         4.10         3.72         3.84
Net interest margin                             4.69          5.05         4.67         4.12         4.21
Average earning assets to average
   interest-bearing liabilities               121.04        127.57       115.00       108.52       108.40
Noninterest expense to average assets           3.50          3.80         3.06         3.97         3.26
Dividend payout ratio                          34.07         33.75        37.14           --           --

Quality Ratios:
Nonperforming assets to total assets             .41%          .43%         .65%         .62%         .42%
Nonperforming loans to total loans               .27           .36          .64          .66          .47
Loan loss reserves to total loans               1.53          1.50         1.64         1.51         1.30
Loan loss reserves to nonperforming
   loans                                      581.48        419.45       257.45       227.37       275.62
Provision for loan losses to total loans         .06           .14          .47          .32          .01

Capital Ratios:
Equity to total assets, end of period          16.69%        19.95%       23.23%        9.45%        9.95%
Average equity to average assets               18.09         22.14        15.17        10.05         9.61

Other Data:
Full service offices                               9             8            8            8            8
Loans serviced for others                  $ 275,255     $ 250,202    $ 253,647    $ 253,682    $ 229,635

----------------------------
(1) Applies to net income of $1,395,900 earned for the period April 8, 1997 to September 30, 1997.

(2) Adjusted for three-for-two stock split on August 19, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     NewSouth Bancorp, Inc. (the "Company") was formed on April 7, 1997 for the purpose of issuing common stock and owning 100% of the stock of NewSouth Bank (the "Bank") and operating through the Bank a commercial banking business. Prior to the stock conversion, the Company had no assets or liabilities and engaged in no business activities. Subsequent to the stock conversion, the Company has engaged in no significant activities other than holding the stock of the Bank, therefore, this discussion relates to the consolidated financial condition and results of operations of the Company and the Bank. The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences, credit cards and other loans. The Bank's earnings depend primarily on its net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. The Bank's earnings are also affected by the level of its noninterest income and expenses.

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

LIQUIDITY AND CAPITAL RESOURCES

     As a state chartered commercial bank, the Bank must meet certain liquidity requirements established by the North Carolina Office of The Commissioner of Banks (the "Commissioner"). Savings banks which convert to commercial banks are required to maintain 15% liquidity pursuant to the conversion guidelines adopted by the Commissioner. The Bank's liquidity ratio, as computed under these guidelines, was 22.9% at September 30, 1999 compared to 15.1% at September 30, 1998.

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

     The primary investing activity of the Bank is the origination of commercial, consumer and mortgage loans. During the years ended September 30, 1999 and 1998, the Bank had loan originations of $177.5 million and $173.1 million, respectively. The primary financing activities of the Bank are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

     The Bank's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1999 and 1998, cash and cash equivalents totaled $9.4 million and $17.0 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. During the years ended September 30, 1999 and 1998, the Bank sold and exchanged real estate loans totaling $86.1 million and $54.1 million, respectively. At September 30, 1999, the Bank had no outstanding FHLB advances, compared to $9.5 million at September 30, 1998. At September 30, 1999, the Bank had $1.3 million of retail repurchase agreements, compared to $1.9 million at September 30, 1998. Other sources of liquidity include investment and mortgage-backed securities designated as available for sale, which totaled $59.4 million at September 30, 1999 and $30.1 million at September 30, 1998.

     At September 30, 1999 stockholders' equity was $48.8 million compared to $56.7 million at September 30, 1998. At September 30, 1999 the Company had 3,550,541 shares of common stock outstanding, net of 813,503 treasury shares. Net income for the year ended September 30, 1999 was $3.2 million, compared to $3.1 million for the year ended September 30, 1998.

     As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various capital standards by its state and federal regulatory agencies. The Bank's stand-alone equity was $42.6 million at September 30, 1999, compared to $42.0 million at September 30, 1998, which is substantially in excess of all such regulatory requirements. The Commissioner requires the Bank at all times to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4% and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all capital requirements of both the Commissioner and the FDIC at September 30, 1999 and September 30, 1998.

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

     A principal strategy in managing the Bank's interest rate risk has been to increase interest rate sensitive assets such as commercial and consumer loans. At September 30, 1999, the Bank had $89.5 million of commercial loans and $50.8 million of consumer loans, or 41.5% and 23.6%, respectively, of the Bank's gross loan portfolio, compared to $73.3 million and $48.4 million, respectively, at September 30, 1998. At September 30, 1999, the Bank had $13.5 million of loans held for sale, compared to $38.4 million at September 30, 1998. Depending on conditions existing at a given time, as part of its interest rate risk management strategy, the Bank may sell fixed-rate residential mortgage loans in the secondary market.

     In managing its portfolio of investment securities, the Bank has emphasized the purchase of short-term securities to reduce it's exposure to increases in interest rates. The Bank had $59.4 million of investment and mortgage-backed securities classified as available for sale at September 30, 1999, compared to $30.1 million at September 30, 1998. The Bank is holding these investment and mortgage-backed securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

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

     NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 1% to 3% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum increases in NPV of 17%, 36% and 56% and decreases in NPV of 15%, 36% and 61% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 1 below presents the Bank's projected change in NPV for the various rate shock levels at September 30, 1999.

TABLE 1 - PROJECTED CHANGE IN NPV AND NET INTEREST INCOME

                   Net Portfolio Value                 Net Interest Income
Change       -------------------------------      ------------------------------
in Rates     $ Amount   $ Change   % Change       $ Amount   $ Change  % Change
--------     --------   --------   --------       --------   --------  --------
                                   (Dollars in  thousands)

+ 300   bp   $ 42,653   $(12,790)    (23.1)%      $ 11,024   $   (466)    (4.1)%
+ 200   bp     47,065     (8,378)    (15.1)         11,231       (259)    (2.3)
+ 100   bp     51,339     (4,104)     (7.4)         11,377       (113)    (1.0)
Base           55,443         --        --          11,490         --       --
- 100   bp     59,070      3,627       6.5          11,561         71       .6
- 200   bp     61,995      6,552      11.8          11,647        157      1.4
- 300   bp     63,691      8,248      14.9          11,732        242      2.1

     Table 1 indicates that at September 30, 1999, in the event of sudden and sustained increases in market interest rates, the Bank's estimated net interest income and NPV would be expected to decrease, and that in the event of sudden and sustained decreases in market interest rates, estimated net interest income and NPV would be expected to increase. At September 30, 1999, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

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

     In  addition,  the Bank uses  interest  rate  sensitivity  gap  analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate- sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. The Bank's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

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

TABLE 2 - RATE/VOLUME ANALYSIS

                                                                    Year Ended September 30,
                                      ------------------------------------------------------------------------------------
                                              1999      vs.      1998                     1999      vs.      1998
                                      ----------------------------------------    ----------------------------------------
                                             Increase (Decrease) Due to                  Increase (Decrease) Due to
                                      ----------------------------------------    ----------------------------------------
                                                              Rate/                                       Rate/
                                       Volume      Rate      Volume     Total      Volume      Rate      Volume     Total
                                       ------      ----      ------     -----      ------      ----      ------     -----
                                                                    (In thousands)
Interest income:
   Loans receivable ...............   $ 1,338    $  (902)   $   (62)   $   374    $ 2,670    $   104    $    17    $ 2,791
   Investment securities ..........         5          3         --          8        (54)        47         (8)       (15)
 Mortgage-backed securities .......     1,066        (89)       (42)       935        784        (10)        (5)       769
   Other interest-earning assets ..        30        (79)        (6)       (55)      (250)       101        (44)      (193)
                                      -------    -------    -------    -------    -------    -------    -------    -------
      Total interest-earning assets     2,439     (1,067)      (110)     1,262      3,150        242        (40)     3,352
                                      -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
   Deposits .......................     1,207       (813)      (110)       284        369        610         29      1,008
   FHLB advances ..................       587        (10)       (92)       485       (138)         1         (1)      (138)
   Other interest-bearing
      liabilities .................        (5)       (27)         2        (30)        33         (6)        (3)        24
                                      -------    -------    -------    -------    -------    -------    -------    -------
   Total interest-bearing
      liabilities .................     1,789       (850)      (200)       739        264        605         25        894
                                      -------    -------    -------    -------    -------    -------    -------    -------
Change in net interest income .....   $   650    $  (217)   $    90    $   523    $ 2,886    $  (363)   $   (65)   $ 2,458
                                      =======    =======    =======    =======    =======    =======    =======    =======

TABLE 3 - YIELD/COST ANALYSIS

                                                                             Year Ended September 30,
                                            ----------------------------------------------------------------------------------------
                                                        1999                           1998                          1997
                                            ----------------------------     -------------------------     -------------------------
                                                                 Average                       Average                       Average
                                            Average               Yield/     Average            Yield/     Average           Yield/
                                            Balance    Interest    Cost      Balance   Interest  Cost      Balance  Interest  Cost
                                            -------    --------    ----      -------   --------  ----      -------  --------  ----
                                                                                (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1)                     $220,123    $19,262     8.75%    $205,587  $18,888   9.19%     $176,311  $16,097   9.13%
   Investment securities                       4,484        319     7.11        4,410      311   7.05         5,287      326   6.17
   Mortgage-backed securities                 46,279      3,225     6.97       31,565    2,290   7.25        20,832    1,521   7.30
   Other Interest-earning assets               9,248        323     3.49        8,570      378   4.41        15,249      571   3.75
                                            --------    -------     ----     --------  -------   ----       -------   ------   ----

     Total interest-earning assets           280,134     23,129     8.26      250,132   21,867   8.74       217,679   18,515   8.51
                                                        -------     ----                ------   ----                 ------   ----
Non-interest-earning assets                   13,026                           11,278                         9,311
                                            --------                         --------                      --------
     Total assets                           $293,160                         $261,410                      $226,990
                                            ========                         ========                      ========

Interest-bearing liabilities:
   Deposits                                 $218,742      9,380     4.29     $193,061    9,096   4.71      $184,672    8,088   4.38
   FHLB advances                              10,885        549     5.04        1,071       64   5.98         3,400      202   5.94
   Other interest-bearing liabilities          1,815         50     2.75        1,944       80   4.12         1,218       56   4.60
                                            --------    -------     ----      -------   ------   ----      --------  -------   ----
Total interest-bearing liabilities           231,442      9,979     4.31      196,076    9,240   4.71       189,290    8,346   4.41
                                                        -------     ----                 -----   ----                -------   ----
Non-interest-bearing liabilities               8,688                            7,445                         3,265
                                            --------                          -------                       -------
   Total liabilities                         240,130                          203,521                       192,555
   Stockholders' equity                       53,030                           57,889                        34,435
                                            --------                          -------                       -------
     Total liabilities and retained income  $293,160                         $261,410                      $226,990
                                            ========                         ========                      ========
Net interest income                                     $13,150                        $12,627                       $10,169
                                                        =======                        =======                       =======
Interest rate spread (2)                                            3.95%                        4.03%                         4.10%
                                                                    ====                         ====                          ====
Net yield on interest-earning assets (3)                            4.69%                        5.05%                         4.67%
                                                                    ====                         ====
Ratio of average interest-earning assets
   to average interest bearing liabilities                        121.04%                      127.57%                       115.00%
                                                                  ======                       ======                        ======

-------------------------------------------------------

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

     Table 3 above sets forth certain information relating to the Bank's statements of financial condition and statements of operations for the three years ended September 30, 1999, 1998, and 1997 and reflects the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the periods indicated. Average balances are derived from month end balances and the Bank does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented.

RESULTS OF OPERATIONS

Comparison of Financial Condition at September 30, 1999 and 1998

     Total assets increased 3.8% to $292.3 million at September 30, 1999, from $281.5 million at September 30, 1998. Loans receivable (net of loans-in-process, deferred fees and loan loss reserves) decreased 5.7% to $212.1 million at September 30, 1999, from $225.0 million at September 30, 1998. Investment securities and mortgage-backed securities increased 97.0% to $59.4 million at September 30, 1999, from $30.1 million at September 30, 1998.

     In recent years, the Bank has increased its emphasis on the origination of both secured and unsecured commercial and consumer loans in order to take advantage of generally higher yields as well as shorter terms to maturity. Prior thereto, a majority of the loans originated by the Bank were mortgage loans secured by single-family residences. From time to time, the Bank sells selected mortgage loans in the secondary market in order to reduce interest rate and credit risk, while retaining servicing to generate additional fee income.

     Commercial loans increased 22.1% to $89.5 million at September 30, 1999, from $73.3 million at September 30, 1998, while consumer loans increased 5.1% to $50.8 million at September 30, 1999 from $48.4 million at September 30, 1998, reflecting the Bank's emphasis of structuring itself as a commercial banking entity. Residential real estate mortgage loans decreased 29.6% to $75.5 million at September 30, 1999, from $107.3 million at September 30, 1998. During fiscal 1999, the Bank originated $91.2 million of residential real estate mortgage loans, compared to $95.7 million during fiscal 1998. The Bank sold and exchanged $86.1 million of real estate loans during fiscal 1999, compared to $54.1 million during fiscal 1998. Loans serviced for others was $275.3 million at September 30, 1999, compared to $250.2 million at September 30, 1998. Commercial and consumer loan originations increased to $86.3 million during fiscal 1999, from $77.4 million during fiscal 1998.

     Deposits increased 14.7% to $234.6 million at September 30, 1999, from $204.6 million at September 30, 1998. Certificates of deposit increased 11.9% to $173.9 million at September 30, 1999, from $155.4 million at September 30, 1998. The Bank continued its efforts of attracting lower cost core deposits, as checking accounts increased 24.8% to $53.5 million at September 30, 1999, from $42.9 million at September 30, 1998. Total borrowings were $1.3 million at September 30, 1999 compared to $11.9 million at September 30, 1998, supporting the Bank's banking operations and liquidity requirements during the periods.

     Stockholders' equity was $48.8 million at September 30, 1999, compared to $56.7 million at September 30, 1998. The ratio of equity to total assets at September 30, 1999 decreased to 16.7% from 19.9% at September 30, 1998. During the years ended September 30, 1999 and 1998, the Company declared four quarterly cash dividends each, totaling $1.1 million and $1.0 million respectively, reflecting dividend payout ratios of 34.1% and 33.8% respectively. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company and general economic conditions.

     The Company's note receivable from the Employee Stock Ownership Plan ("ESOP") declined to $2.3 million at September 30, 1999, from $2.7 million at September 30, 1998, reflecting the release of 42,359 shares to ESOP participants. The note is reported as a reduction of stockholders' equity and requires an annual $349,000 principal payment plus interest at prime plus one percent. Although the ESOP note is secured solely by shares of common stock of the Company, the Bank expects to make discretionary contributions to the ESOP in amounts at least equal to the required principal and interest payments. At September 30, 1999, 226,350 unallocated shares remained in the ESOP, compared to 268,709 at September 30, 1998.

     During fiscal 1998, the Company's stockholders approved the Management Recognition Plan ("MRP"), representing 174,570 shares (4% of outstanding shares), costing $3.3 million. This deferred stock awards plan was established for the benefit of directors and officers of the Company and the Bank, and the vesting schedule provides that one-third of the shares are earned and become non-forfeitable on April 8, 1998, 1999, and 2000. During 1999, 58,187 of the awarded shares were vested. At September 30, 1999, the remaining 58,187 of the awarded shares are being held in trust for future vesting, and reported as a reduction in stockholders' equity as deferred stock awards.

     Pursuant to stock repurchase programs adopted by the Company during fiscal years 1999 and 1998, the Company acquired 595,301 and 218,202 shares of its common stock, respectively, through open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At September 30, 1999, treasury shares were 813,503 totaling $15.8 million, compared to 218,202 shares totaling $4.9 million at September 30, 1998. The Company believes the repurchase of its outstanding common stock will improve liquidity in the market for its common stock, increase per share earnings and book value, provide an attractive investment for the Company's excess funds and decrease the potential dilutive effect caused by the future exercise of stock options.

Comparison of Operating Results for the Years Ended September 30, 1999 and 1998

     Net Income. Net income increased to $3.2 million for the year ended September 30, 1999, from $3.1 million for the year ended September 30, 1998. Basic and diluted earnings per share increased 13.8% to $0.91 per share for the year ended September 30, 1999, compared to $0.80 per share for the year ended September 30, 1998. The average number of shares outstanding (net of unearned ESOP, MRP and treasury shares) was 3,530,811 and 3,876,813, respectively, for the years ended September 30, 1999 and 1998, reflecting the impact of the stock repurchases.

     Interest Income. Interest income increased 5.8% to $23.1 million for fiscal 1999, from $21.9 million for fiscal 1998. The increase in interest income on loans and investments during 1999 results principally from the increased volume of average interest-earning assets. The average balance of interest-earning assets increased 12.0% to $280.1 million for fiscal 1999, from $250.1 million for fiscal 1998. The yield on average interest-earning assets declined to 8.3% for 1999, from 8.7% for 1998, reflecting the general decline in interest rates during 1999.

     Interest Expense. Interest expense increased 8.0% to $9.9 million for fiscal 1999, from $9.2 million for fiscal 1998. The increase in interest expense on deposits and borrowings during 1999 results principally from the increased volume of average interest-bearing liabilities. The average balance of interest-bearing liabilities increased 18.0% to $231.4 million for fiscal 1999, from $196.1 million for fiscal 1998. The cost of interest-bearing liabilities declined to 4.3% for 1999, from 4.7% for 1998, also reflecting the general decline in interest rates during 1999.

     Net Interest Income. Net interest income increased 4.1% to $13.2 million for fiscal 1999, from $12.6 million for fiscal 1998. The increase in net interest income is primarily due to the combination of the increases in both the volume of average interest-earning assets and interest-bearing liabilities, offset by the general decline in interest rates during 1999, as discussed above. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) declined to 4.7% for fiscal 1999, from 5.0% for 1998. See Table 2 (Rate/Volume Analysis) and Table 3 (Yield/Cost Analysis) above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risks in the loan portfolio, the Bank's past loan loss experience, and current and expected future economic conditions. The Bank provided $120,000 and $310,000 for loan losses during the years ended September 30, 1999 and 1998, respectively. These provisions were necessary to support the growth and risks associated with the emphasis placed upon commercial and consumer lending. The allowance for loan losses was $3.3 million at September 30, 1999, compared to $3.4 million at September 30, 1998, which the Bank believes is adequate to absorb potential losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans-in-process and deferred loan fees, was 1.5% at September 30, 1999 and 1998.

     The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, through a classification of assets program, whereby the loan portfolio is reviewed generally, and delinquent loans are analyzed individually, on a quarterly basis. Consideration is given to the loan status, payment history, ability to repay, probability of repayment, and loan-to-value percentages. As a result of this review and analysis, loans are classified in appropriate categories applicable to their circumstances. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of nonperforming loans to total loans was 0.2% at September 30, 1999 and 0.4% at September 30, 1998.

     Other Income. Other income increased 8.6% to $2.9 million for fiscal 1999, from $2.6 million for fiscal 1998. Other income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased 28.5% to $1.3 million for fiscal 1999, from $985,000 for fiscal 1998, reflecting the growth in the commercial and consumer loan portfolios and checking accounts during 1999. Gains from sales of loans and mortgage-backed securities declined to $560,000 for fiscal 1999 from $796,000 for fiscal 1998. The volume of loans and mortgage-backed securities sold during 1999 was $46.0 million, compared to $45.1 million for 1998, reflecting more competitive pricing in the secondary mortgage market. Servicing fee income on loans serviced for others increased to $762,000 for 1999 from $637,000 for 1998, as loans serviced for others increased 9.2% to $275.3 million at September 30, 1999, from $250.2 million at September 30, 1998.

     General and Administrative Expenses. General and administrative expenses increased 3.2% to $10.3 million for fiscal 1999, from $9.9 million in fiscal 1998. The Company's efficiency ratio (noninterest expenses divided by net interest income plus noninterest income) improved to 63.9% for fiscal 1999, from 65.1% for fiscal 1998.

     The largest single component of these expenses, compensation and fringe benefits, declined 4.4% to $6.9 million for fiscal 1999, from $7.2 million for fiscal 1998. During fiscal 1999, the benefits expense for the MRP plan declined 29.4% to $1.3 million, compared to $1.9 million for fiscal 1998. The Bank recorded $854,000 in benefits expense for the ESOP in fiscal 1999, compared to $826,000 in fiscal 1998. Other noninterest expenses including deposit insurance premiums, premises and equipment, advertising and office expenses sustained marginal incremental increases from 1998 to 1999, supporting a 17.3% growth in assets from September 30, 1997 to September 30, 1999.

     Income Taxes. The provision for income taxes increased to $2.5 million for fiscal 1999 from $1.9 million for fiscal 1998. The increase in provision for income taxes is the result of the increased pretax earnings to $5.6 million for fiscal 1999, from $5.0 million for fiscal 1998, and the effective income tax rates for each period.

Comparison of Financial Condition at September 30, 1998 and 1997

     Total assets increased 12.9% to $281.5 million at September 30, 1998, from $249.3 million at September 30, 1997. Loans receivable (net of loans-in-process, deferred fees and loan loss reserves) increased 13.8%, to $225.0 million at September 30, 1998 from $197.8 million at September 30, 1997. Investment securities and mortgage-backed securities increased 8.0%, to $30.1 million at September 30, 1998, from $27.9 million at September 30, 1997.

     Commercial loans increased 17.4% to $73.3 million at September 30, 1998, from $62.4 million at September 30, 1997, while consumer loans declined 3.0% to $48.4 million at September 30, 1998, from $49.9 million at September 30, 1997. Residential real estate mortgage loans increased 17.6% to $120.2 million at September 30, 1998, from $102.2 million at September 30, 1997. During fiscal 1998, the Bank originated $95.7 million of residential real estate mortgage loans, compared to $66.9 million during fiscal 1997. The Bank sold and exchanged $54.1 million of real estate loans during fiscal 1998, compared to $31.7 million during fiscal 1997. Loans serviced for others was $250.2 million at September 30, 1998, compared to $253.7 million at September 30, 1997. Commercial real estate, commercial business and consumer loan originations increased to $77.4 million during fiscal 1998, from $76.8 million during fiscal 1997.

     Deposits increased 16.9%, to $204.6 million at September 30, 1998, from $175.1 million at September 30, 1997. Certificates of deposits increased 18.4% to $155.4 million at September 30, 1998, from $131.2 million at September 30, 1997, and checking accounts increased 16.8% to $42.9 million at September 30, 1998, from $37.5 million at September 30, 1997. Total borrowings were $12.0 million at September 30, 1998, compared to $12.6 million at September 30, 1997, supporting the growth in earning assets and banking operations during the periods.

     Stockholders' equity was $56.7 million at September 30, 1998, compared to $57.9 million at September 30, 1997. The ratio of equity to total assets at September 30, 1998 declined to 19.9%, from 23.2% at September 30, 1997. During the year ended September 30, 1998, the Company declared four quarterly cash dividends totaling $1.0 million, reflecting a dividend payout ratio of 33.8%.

     The Company's note receivable from the ESOP declined to $2.7 million at September 30, 1998, from $3.1 million at September 30, 1997, reflecting the release of 43,189 shares to ESOP participants. At September 30, 1998, 268,709 unallocated shares remained in the ESOP.

     During the year ended September 30, 1998, 58,195 of the shares awarded to MRP participants were vested, and 116,374 of the awarded shares were being held in trust for future vesting, and reported as a reduction in stockholders' equity as deferred stock awards.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997

     Net Income. Net income increased 38.0% to $3.1 million for the year ended September 30, 1998, from $2.3 million for the year ended September 30, 1997. The increase in net income is attributable to a 28.8% increase in net interest income and other income, offset in part by a 43.2% increase in general and administrative expenses.

     Interest Income. Interest income increased 18.1% to $21.9 million for fiscal 1998, from $18.5 million for fiscal 1997. The increase in interest income on loans and investments during 1998 results from the increased volume of average interest-earning assets. Interest on loans increased 17.3% to $18.9 million in fiscal 1998, from $16.1 million in fiscal 1997, due primarily to a $29.3 million increase in the average balance of loans receivable between fiscal 1998 and 1997, and an increase in the average yield on loans to 9.19% for fiscal 1998 from 9.13% for fiscal 1997. The yield on average interest-earning assets was 8.7% for 1998, compared to 8.5% for 1997.

     Interest Expense. Interest expense for fiscal 1998 increased 10.7% to $9.2 million, from $8.3 million for fiscal 1997. This resulted principally from an increase in the rates paid on average interest-bearing liabilities. Total deposits increased 16.9% to $204.6 million for fiscal 1998, from $175.1 million for fiscal 1997. The average cost of interest-bearing liabilities increased to 4.7% for 1998, from 4.4% for 1997. The average balance of interest-bearing liabilities increased 3.6% to $196.1 million for fiscal 1998, from $189.3 million for fiscal 1997.

     Net Interest Income. Net interest income increased 24.2% to $12.6 million for the year ended September 30, 1998, from $10.2 million for the year ended September 30, 1997.

     Provision for Loan Losses. The Bank provided $310,000 and $931,000 for loan losses during the years ended September 30, 1998 and 1997, respectively. The allowance for loan losses was $3.4 million at September 30, 1998, compared to $3.2 million at September 30, 1997, which the Bank believes was adequate to absorb potential losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans-in-process and deferred loan fees, was 1.5% at September 30, 1998, compared to 1.6% at September 30, 1997. The ratio of nonperforming loans to total loans was 0.4% at September 30, 1998 and 0.6% at September 30, 1997.

     Other Income. Other income increased 57.0% to $2.7 million for fiscal 1998, from $1.7 million for fiscal 1997. Other income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased to $985,000 for fiscal 1998 from $752,000 for fiscal 1997, reflecting the growth in the loan portfolio during 1998. Gains from sales of loans and mortgage-backed securities increased to $796,000 for fiscal 1998, from $124,000 for fiscal 1997, as the volume of loans and mortgage-backed securities sold during 1998 increased to $45.1 million, from $19.8 million for 1997. Servicing fee income on loans serviced for others was $637,000 for 1998, compared to $613,000 for 1997.

     General and Administrative Expenses. General and administrative expenses increased 43.2% to $9.9 million for fiscal 1998, from $6.9 million in fiscal 1997. The Company's efficiency ratio increased to 65.1% for fiscal 1998, from 58.6% for fiscal 1997.

     The largest single component of these expenses, compensation and fringe benefits, increased to $7.2 million for fiscal 1998 from $4.6 million for fiscal 1997. During fiscal 1998 the Bank recorded $1.9 million of benefits expense for the MRP plan, compared to no expense MRP expense in fiscal 1997. In addition, the Bank recorded $826,000 in benefits expense for the ESOP in fiscal 1998, compared to $603,000 in fiscal 1997. This increase is also a result of the growth in personnel and management required to support the 45.0% growth in assets from September 30, 1996 to September 30, 1998. Other noninterest expenses including deposit insurance premiums, premises and equipment, advertising and zoffice expenses remained relatively constant from period to period.

     Income Taxes. The provision for income taxes increased to $1.9 million for fiscal 1998 from $1.7 million for fiscal 1997. The increase in provision for income taxes is the result of the increased pretax earnings to $5.0 million for fiscal 1998, from $4.0 million for fiscal 1997 and the effective income tax rates then in effect.

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

YEAR 2000

     A great deal of information has been disseminated about the global computer crash that may occur in the year 2000 ("Y2K"). Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Bank, most other financial institutions and many other companies.

     In compliance with regulatory guidelines, the Bank has formed a Y2K committee to review the effects the century date change may have on all current operating systems and to assess the potential risks associated with the Y2K issue. Formal Y2K strategic contingency plans have been developed to address the necessary steps to insure that problems and disruptions related to the Y2K issue are minimized.

     All material data processing functions of the Bank that could be impacted by the Y2K issue are provided by a national third party service bureau, Bisys, Inc. Bisys has dedicated significant resources in assuring its systems are Y2K compliant. In doing so, Bisys developed a comprehensive testing and verification program, in which the Bank participated.

     The Bank has successfully completed an extensive series of simulated date testing on the Bisys host system, including the century date rollover from December 31, 1999 to January 3, 2000 for all system applications. All Bank user departments have successfully completed testing their system applications and business resumption contingency plans, assuring validation of the century date changes and system readiness. Additional testing has also taken place with all other external mission critical information systems and relationships with which the Bank exchanges data or information.

     The Bank has implemented an aggressive customer awareness campaign aimed at educating its customers on both the Y2K issue and the Bank's Y2K plans. In the event of any real or perceived Y2K concerns, a cash contingency plan has been developed to deal with any potential increase in currency demand. Throughout the remainder of 1999, the Bank will continue to implement its customer awareness campaign. In addition, the Bank will continue to monitor and refine its Y2K preparedness to insure it is ready for this unprecedented event.

     In  addressing  the Y2K  issue,  the Bank has  used  its  current  internal staffing with little reliance on outside resources. Bisys has provided remediated host system software at no expense to the Bank and major system is expected to be replaced in the near future. As a result, estimated Y2K related expenses of $70,000 were accrued fiscal year 1999, compared to less than $5,000 for fiscal 1998. The Bank believes the cost of addressing the Y2K issue going forward will have no material impact on its results of operations, liquidity, capital resources, or uncertainty that would cause its reported financial condition not to be necessarily indicative of future operating results or financial condition.

FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 states that the disclosure of forward looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward looking statements by corporate management. This Annual Report, including the Letter to Stockholders and Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the Company notes that a variety of risks and uncertainties could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, economic growth, interest rate movements, timely development of technology enhancements for products, services and operating systems, the impact of competitive products, services and pricing, customer requirements, regulatory changes and similar matters. Readers of this report are cautioned not to place undue reliance on forward looking statements that are subject to influence by these risk factors and unanticipated events. Accordingly, actual results may differ materially from management's expectations.

SIGNIFICANT ACTIVITIES AND SUBSEQUENT EVENTS

     On August 9, 1999, the Company signed an Agreement and Plan of Merger (the "Plan") with Green Street Financial Corp ("Green Street"). The Plan provided that the Company acquire Green Street for a cash purchase price of $59.2 million, representing $15.25 per share of Green Street common stock. The merger was consummated on November 30, 1999, and was accounted for using the purchase method of accounting. Summary financial information related to Green Street as of September 30, 1999 and for the year then ended is as follows (unaudited):

     Total assets                         $160,819,000
     Total deposits                        100,806,000
     Stockholders' equity                   58,599,000
     Total revenue                          11,877,000
     Net income                              2,480,000

     Concurrently with the Green Street acquisition, the Bank changed its name to First South Bank.

     On December 10, 1999, the Company signed a Purchase and Assumption Agreement (the "Agreement") with Centura Bank and Triangle Bank to acquire six of Triangle's branch offices located in Rocky Mount, North Carolina and Tarboro, North Carolina, subject to regulatory approval and certain other conditions.

     Under terms of the Agreement, the Bank will assume the deposits of six of Triangle's branch offices for a premium of approximately 4.0% of the assumed deposits, and purchase the loans, fixed assets and certain other assets associated with the branch offices. At October 31, 1999, the deposits of the six branch offices totaled approximately $147.0 million.

     Five of the six branch offices are expected to become branch offices of the Bank, while one of the branch offices is expected to be closed with the deposits and loans to be serviced out of a nearby, existing branch office of the Bank. The transaction is expected to be completed in the first quarter of 2000.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
NewSouth Bancorp, Inc.
Washington, North Carolina

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NewSouth Bancorp, Inc. and Subsidiary at September 30, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

November 2, 1999

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
SEPTEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------

ASSETS                                                                       1999           1998
Cash and due from banks                                                 $  5,375,856   $  5,243,853
Interest-bearing deposits in financial institutions                        4,034,076     11,767,988
Investment securities - available for sale                                 3,024,531      3,107,545
Mortgage-backed securities - available for sale                           56,325,868     27,016,679
Loans receivable, net:
   Held for sale                                                          13,481,714     38,406,628
   Held for investment                                                   198,572,216    186,592,403
Premises and equipment, net                                                3,575,974      3,558,836
Deferred income taxes                                                      2,314,930        569,604
Real estate owned                                                            591,144        411,938
Federal Home Loan Bank of Atlanta stock, at cost
   which approximates market                                               1,460,200      1,363,800
Accrued interest receivable                                                2,022,055      1,935,490
Prepaid expenses and other assets                                          1,526,907      1,504,689
                                                                        -------------  -------------

      Total assets                                                      $292,305,471   $281,479,453
                                                                        =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                               $ 53,525,231   $ 42,873,230
   Savings                                                                 7,220,337      6,397,856
   Large denomination certificates of deposit                             31,399,212     25,587,798
   Other time                                                            142,473,215    129,776,201
                                                                        -------------  -------------
      Total deposits                                                     234,617,995    204,635,085
Borrowed money                                                             1,318,340     11,932,919
Accrued interest payable                                                      81,081         62,707
Income taxes payable                                                          67,779              -
Advance payments by borrowers for property taxes and insurance                89,067        451,860
Other liabilities                                                          7,368,176      7,682,912
                                                                        -------------  -------------
      Total liabilities                                                  243,542,438    224,765,483
Commitments and contingencies (Notes 10 and 14)
Common stock, $.01 par value, 8,000,000 shares authorized,
   4,364,044 shares issued and outstanding                                    43,640         43,640
Additional paid-in capital                                                44,232,010     43,801,987
Retained earnings, substantially restricted                               24,197,767     22,091,243
Treasury stock at cost, 813,503 and 218,202 shares at September 30,
   1999 and 1998, respectively                                           (15,770,962)    (4,895,754)
Unearned ESOP shares, 226,350 and 268,709 shares at September 30, 1999
   and 1998, respectively                                                 (2,263,500)    (2,687,093)
Deferred stock awards                                                       (783,392)    (2,126,299)
Accumulated other comprehensive income (loss), net                          (892,530)       486,246
                                                                        -------------  -------------
      Total stockholders' equity                                          48,763,033     56,713,970
                                                                        -------------  -------------

      Total liabilities and stockholders' equity                        $292,305,471   $281,479,453
                                                                        =============  =============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                             1999            1998            1997
Interest income:
   Interest and fees on loans                            $ 19,261,766    $ 18,888,253    $ 16,096,914
   Interest and dividends on investments and deposits       3,867,259       2,978,655       2,418,451
                                                         ------------    ------------    ------------
      Total interest income                                23,129,025      21,866,908      18,515,365
                                                         ------------    ------------    ------------

Interest expense:
   Interest on deposits                                     9,379,641       9,096,290       8,088,144
   Interest on borrowings                                     599,422         143,342         258,084
                                                         ------------    ------------    ------------
      Total interest expense                                9,979,063       9,239,632       8,346,228
                                                         ------------    ------------    ------------

Net interest income before provision for loan losses       13,149,962      12,627,276      10,169,137
Provision for loan losses                                     120,000         310,000         931,078
                                                         ------------    ------------    ------------
      Net interest income                                  13,029,962      12,317,276       9,238,059
                                                         ------------    ------------    ------------
Other income:
   Loan fees and service charges                            1,265,974         985,439         752,470
   Loan servicing fees                                        762,125         637,480         613,353
   Gain on sale of real estate, net                            61,027          28,478          32,190
   Gain on sale of mortgage loans and mortgage-backed
      securities                                              560,469         796,004         124,066
   Other income                                               224,118         198,647         162,893
                                                         ------------    ------------    ------------
      Total other income                                    2,873,713       2,646,048       1,684,972
                                                         ------------    ------------    ------------
General and administrative expenses:
   Compensation and fringe benefits                         6,924,085       7,239,911       4,603,764
   Federal insurance premiums                                 123,431         113,646          88,165
   Premises and equipment                                     501,270         356,550         377,468
   Advertising                                                137,806         134,978         181,016
   Payroll and other taxes                                    520,656         417,140         311,290
   Other                                                    2,047,568       1,677,841       1,379,348
                                                         ------------    ------------    ------------
      Total general and administrative expenses            10,254,816       9,940,066       6,941,051
                                                         ------------    ------------    ------------

Income before income taxes                                  5,648,859       5,023,258       3,981,980

Income taxes                                                2,452,713       1,899,900       1,719,350
                                                         ------------    ------------    ------------

Net income                                               $  3,196,146    $  3,123,358    $  2,262,630

Other comprehensive income (loss), net                     (1,378,776)        185,928         259,783
                                                         ------------    ------------    ------------

Comprehensive income                                     $  1,817,370    $  3,309,286    $  2,522,413
                                                         ============    ============    ============

Net income per common share:
Basic                                                    $        .91    $        .80    $        .35 (1)
                                                         ============    ============    ============

Diluted                                                  $        .91    $        .80    $        .35 (1)
                                                         ============    ============    ============

(1)  Calculated from date of conversion, see Note 2

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                           RETAINED
                                                         ADDITIONAL        EARNINGS,                        UNEARNED
                                             COMMON        PAID-IN      SUBSTANTIALLY      TREASURY           ESOP
                                             STOCK         CAPITAL        RESTRICTED         STOCK           SHARES
                                          -----------  --------------  ---------------  ---------------  --------------
BALANCE, SEPTEMBER 30, 1996               $        -   $           -   $   18,306,036   $            -   $           -
Issuance of shares of common stock            29,095      42,423,041                -                -      (3,491,400)
Net income                                         -               -        2,262,630                -               -
Other comprehensive income, net of taxes           -               -                -                -               -
Acquisition of shares for MRP                      -               -                -                -               -
Dividends ($.13 per share)                         -               -         (527,031)               -               -
Release of ESOP shares                             -         231,013                -                -         372,416
                                          -----------  --------------  ---------------  ---------------  --------------
BALANCE, SEPTEMBER 30, 1997                   29,095      42,654,054       20,041,635                -      (3,118,984)
Three for two stock split effected in the
   form of a 50% stock dividend               14,545               -          (14,545)               -               -
Net income                                         -               -        3,123,358                -               -
Fractional shares paid                             -               -           (4,652)               -               -
Other comprehensive income, net of taxes           -               -                -                -               -
Acquisition of shares for MRP                      -               -                -                -               -
Change in market value of deferred stock           -         753,959                -                -               -
MRP amortization                                   -               -                -                -               -
Acquisition of treasury shares                     -               -                -       (4,895,754)              -
Dividends ($.27 per share)                         -               -       (1,054,553)               -               -
Release of ESOP shares                             -         393,974                -                -         431,891
                                          -----------  --------------  ---------------  ---------------  --------------
BALANCE, SEPTEMBER 30, 1998                   43,640      43,801,987       22,091,243       (4,895,754)     (2,687,093)
Net income                                         -               -        3,196,146                -               -
Other comprehensive loss, net of taxes             -               -                -                -               -
MRP amortization                                   -               -                -                -               -
Acquisition of treasury shares                     -               -                -      (10,875,208)              -
Dividends ($.31 per share)                         -               -       (1,089,622)               -               -
Release of ESOP shares                             -         430,023                -                -         423,593
                                          -----------  --------------  ---------------  ---------------  --------------
BALANCE, SEPTEMBER 30, 1999               $   43,640   $  44,232,010   $   24,197,767   $  (15,770,962)  $  (2,263,500)
                                          ===========  ==============  ===============  ===============  ==============

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997   (continued)
--------------------------------------------------------------------------------
                                                           ACCUMULATED
                                                              OTHER
                                             DEFERRED     COMPREHENSIVE
                                              STOCK       INCOME (LOSS),
                                              AWARDS           NET            TOTAL
                                          -------------   -------------  --------------
BALANCE, SEPTEMBER 30, 1996               $          -    $     40,535   $  18,346,571
Issuance of shares of common stock                   -               -      38,960,736
Net income                                           -               -       2,262,630
Other comprehensive income, net of taxes             -         259,783         259,783
Acquisition of shares for MRP               (2,050,531)              -      (2,050,531)
Dividends ($.13 per share)                           -               -        (527,031)
Release of ESOP shares                               -               -         603,429
                                          -------------   -------------  --------------
BALANCE, SEPTEMBER 30, 1997                 (2,050,531)        300,318      57,855,587
Three for two stock split effected in the
   form of a 50% stock dividend                      -               -               -
Net income                                           -               -       3,123,358
Fractional shares paid                               -               -          (4,652)
Other comprehensive income, net of taxes             -         185,928         185,928
Acquisition of shares for MRP               (1,224,768)              -      (1,224,768)
Change in market value of deferred stock      (753,959)              -               -
MRP amortization                             1,902,959               -       1,902,959
Acquisition of treasury shares                       -               -      (4,895,754)
Dividends ($.27 per share)                           -               -      (1,054,553)
Release of ESOP shares                               -               -         825,865
                                          -------------   -------------  --------------
BALANCE, SEPTEMBER 30, 1998                 (2,126,299)        486,246      56,713,970
Net income                                           -               -       3,196,146
Other comprehensive loss, net of taxes               -      (1,378,776)     (1,378,776)
MRP amortization                             1,342,907               -       1,342,907
Acquisition of treasury shares                       -               -     (10,875,208)
Dividends ($.31 per share)                           -               -      (1,089,622)
Release of ESOP shares                               -               -         853,616
                                          -------------   -------------  --------------
BALANCE, SEPTEMBER 30, 1999               $   (783,392)   $   (892,530)  $  48,763,033
                                          =============   =============  ==============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                               1999           1998           1997
Operating activities:
   Net income                                              $ 3,196,146   $  3,123,358   $  2,262,630
   Adjustments to reconcile net income to net cash
      used in operating activities:
      Provision for loan losses                                120,000        310,000        931,078
      Depreciation                                             289,150        172,844        147,927
      ESOP compensation                                        853,616        825,865        603,429
      MRP compensation                                       1,342,907      1,902,959              -
      Accretion of discounts on securities                         371            372         24,263
      Provision for (benefit from) deferred income taxes      (825,748)       132,438       (765,372)
      Gain on disposal of premises and equipment and
         real estate acquired in settlement of loans           (64,373)       (34,259)       (33,506)
      Gain on sale of mortgage loans and  mortgage-
         backed securities                                    (560,469)      (796,004)      (124,066)
      Originations of loans held for sale, net             (60,777,625)   (66,892,933)   (35,004,100)
      Proceeds from sale of loans held for sale             40,597,010     36,106,871     13,175,014
      Other operating activities                              (337,366)     3,327,998        (50,297)
                                                           ------------  -------------  -------------
         Net cash used in operating activities             (16,166,381)   (21,820,491)   (18,833,000)
                                                           ------------  -------------  -------------
Investing activities:
   Proceeds from maturities of investment securities
      available for sale                                             -              -      7,000,000
   Purchases of investment securities                                -              -     (2,000,000)
   Proceeds from principal repayments and sales of
      mortgage-backed securities available for sale         14,141,098     16,314,270      8,914,741
   Originations of loans held for investment, net
      of principal repayments                              (12,863,836)   (14,631,404)   (40,566,654)
   Proceeds from disposal of premises and equipment
      and real estate acquired in settlement of loans          655,821        441,237        815,117
   Purchases of FHLB stock                                     (96,400)       (76,300)             -
   Purchases of premises and equipment                        (312,919)      (916,865)       (66,057)
                                                           ------------  -------------  -------------
         Net cash provided by (used in) investing
            activities                                       1,523,764      1,130,938    (25,902,853)
                                                           ------------  -------------  -------------
Financing activities:
   Net increase in deposit accounts                         29,982,910     29,519,297      3,902,502
   Proceeds from FHLB borrowings                            61,000,000     46,000,000     49,000,000
   Repayments of  FHLB borrowings                          (70,500,000)   (47,500,000)   (38,000,000)
   Net proceeds from issuance of stock                               -              -     38,960,736
   Purchase of treasury shares                             (10,875,208)    (4,895,754)             -
   MRP funding                                                       -     (1,224,768)    (2,050,531)
   Cash paid for fractional shares                                   -         (4,652)             -
   Cash dividends paid                                      (1,089,622)    (1,045,908)      (264,574)
   Net change in escrow accounts                              (362,793)       269,129       (198,118)
   Net change in repurchase agreements                      (1,114,579)       811,799        581,512
                                                           ------------  -------------  -------------
         Net cash provided by financing activities           7,040,708     21,929,143     51,931,527
                                                           ------------  -------------  -------------

Increase (decrease) in cash and cash equivalents            (7,601,909)     1,239,590      7,195,674
Cash and cash equivalents, beginning of year                17,011,841     15,772,251      8,576,577
                                                           ------------  -------------  -------------
Cash and cash equivalents, end of year                     $ 9,409,932   $ 17,011,841   $ 15,772,251
                                                           ============  =============  =============

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES

     ORGANIZATION AND NATURE OF OPERATIONS

     NewSouth Bancorp, Inc. (the "Company") is a bank holding company incorporated under the laws of the State of Virginia. NewSouth Bank (the "Bank"), the wholly-owned subsidiary of the Company, is organized and incorporated under the laws of the state of North Carolina. The Bank is regulated by the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks.

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

     INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, a separate component of equity. As of September 30, 1999 the Bank has classified all investments as available for sale.

     Premiums and discounts on debt securities are recognized in interest income using the interest method over the period to maturity.

     Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Gains and losses on the sale of securities are determined by using the specific identification method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable held for investment are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred origination fees. Interest on loans is accrued based on the principal amount outstanding and is recognized using the interest method. The accrual of interest is discontinued, and accrued but unpaid interest is reversed when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Generally, this occurs when payment is delinquent in excess of ninety days.

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

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At September 30, 1999 and 1998 and during the years then ended there were no individual loans material to the consolidated financial statements which were defined as impaired.

     The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or risks in its portfolio will not require further increases in the allowance.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

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

     MORTGAGE SERVICING RIGHTS

     The Company accounts for its mortgage servicing assets in accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Impairments of servicing assets are evaluated through an assessment of the fair value of those assets using a disaggregated, discounted cash-flows method under which the assets are disaggregated into various strata, based on predominant risk characteristics. The net carrying value of each stratum, based on predominant risk characteristics, is compared to its discounted estimated future net cash flows to determine whether adjustments should be made to carrying values or amortization schedules. Impairment of a servicing asset is recognized through a valuation allowance and a charge to current-period earnings if it is considered to be temporary, or, through a direct write-down of the asset and a charge to current-period earnings if it is considered other than temporary. The predominant risk characteristics of the underlying loan that are used to satisfy the servicing assets and liabilities for measurement purposes generally include the (1) loan origination date, (2) loan rate, (3) loan type and size and (4) loan maturity date.

     PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line and accelerated methods based on estimated service lives of assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

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

     INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

     The Bank is required to invest in stock of the Federal Home Loan Bank of Atlanta (FHLB) in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At September 30, 1999 and 1998, respectively the Bank owned 14,602 and 13,638 shares of the FHLB's $100 par value capital stock.

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

     STOCK SPLIT

     On July 16, 1998 the Company declared at three-for-two stock split, in the form of a 50% stock dividend, payable August 19, 1998 to stockholders of record on July 31, 1998. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

     RECLASSIFICATIONS

     Certain items included in the 1998 financial statements have been reclassified to conform to the 1999 presentation. These reclassifications have no effect on the net income or stockholders' equity previously reported.

     COMPREHENSIVE INCOME

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     As required by SFAS No. 130, prior year information has been modified to conform with the new presentation. The Company's only components of other comprehensive income relate to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended September 30, 1999, 1998 and 1997 is as follows:

                                                1999           1998           1997
Unrealized gains (losses) on securities
   available for sale                       $(2,159,473)   $   578,471    $   411,520

Reclassification of net (gains) losses
   recognized in net income                    (138,881)      (272,724)        14,651

Income tax (expense) benefit relating to
   unrealized gains (losses) on available
   for sale securities                          919,578       (119,819)      (166,388)
                                            -----------    -----------    -----------

Other comprehensive income (loss), net      $(1,378,776)   $   185,928    $   259,783
                                            ===========    ===========    ===========

     SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" on October 1, 1998. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. The adoption of SFAS No. 131 did not have a material effect on the Company's financial statements, as management has determined that the bank operates in one business segment.

     EMPLOYERS DISCLOSURES ABOUT PENSION AND OTHER POSTRETIREMENT BENEFITS

     The Company has adopted the provisions of Financial Accounting Standards No. 132, "Employers Disclosures about Pensions and Other Postretirement benefits", effective for fiscal years beginning after December 15, 1997. This Statement revises employees' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 did not have a material effect on the Company's financial statements.

     MORTGAGE-BACKED SECURITIES

     Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", was issued in October 1998. This Statement amends existing classification and accounting treatment of mortgage-backed securities, retained after mortgage loans held for sale are securitized, for entities engaged in mortgage banking activities. These securities previously were classified and accounted for as trading and now may be classified as held-to-maturity or available-for-sale, also. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 did not have a material effect on the Company's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     NEW ACCOUNTING PRONOUNCEMENTS

     The Company will adopt the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended, effective with the fiscal quarter beginning July 1, 2000. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. SFAS No. 133 is not expected to have a material effect on the Company's financial statements.

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

2.   SIGNIFICANT ACTIVITIES

     NewSouth Bancorp, Inc. was formed for the purpose of becoming the holding company for Home Savings Bank, SSB. On April 7, 1997, Home Savings Bank, SSB converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank to be known as Home Savings Bank, Inc., SSB, ("Converted Bank"), in connection with an initial public offering of common stock. Immediately following completion of the stock conversion, the Converted Bank converted from a North Carolina-chartered stock savings bank to a North Carolina commercial bank known as "NewSouth Bank." In connection with the conversion, the Company issued 4,364,250 shares of $.01 par value per share common stock, including 349,140 issued to the Employee Stock Ownership Plan ("ESOP"), for $10 per share. The sale of common stock generated proceeds of $38,960,736, net of conversion costs of $1,190,364 and ESOP shares of $3,491,400.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     On August 9, 1999, the Company signed an Agreement and Plan of Merger with Green Street Financial Corp ("Green Street"). The Plan calls for each Green Street share to be converted into the right to receive a cash payment of $15.25 upon completion of the merger. The merger will be accounted for using the purchase method of accounting and is expected to be completed by December 31, 1999. Information related to Green Street as of September 30, 1999 and for the year then ended is as follows (unaudited):

          Total assets                   $160,819,000
          Total revenue                    11,877,000
          Net income                        2,480,000

     Concurrently with the Green Street acquisition, the Bank will change its name to First South Bank.

3.   INVESTMENT SECURITIES

     Investment securities at September 30, 1999 and 1998 are classified as available for sale according to management's intent and summarized as follows:

                                          GROSS UNREALIZED     ESTIMATED
                            AMORTIZED   --------------------     MARKET
                              COST         GAINS     LOSSES      VALUE
                           ----------   ----------   -------   ----------
     1999:
     U.S. Treasury Notes   $3,000,155   $   24,376   $    --   $3,024,531
                           ==========   ==========   =======   ==========
     1998:
     U.S. Treasury Notes   $3,000,526   $  107,019   $    --   $3,107,545
                           ==========   ==========   =======   ==========

     U.S. Treasury notes at September 30, 1999 with amortized cost of $3,000,155 and estimated market value of $3,024,531 are contractually scheduled to mature in one year or less.

4.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities at September 30, 1999 and 1998 are classified as available for sale according to management's intent and summarized as follows:

                                                            GROSS UNREALIZED         ESTIMATED
                                          AMORTIZED    -------------------------       MARKET
                                             COST         GAINS         LOSSES         VALUE
                                         -----------   -----------   -----------    -----------
1999:
     FHLMC participation certificates,
     maturing from years 2003 to 2029    $57,848,801   $    47,196   $(1,570,127)   $56,325,868
                                         ===========   ===========   ===========    ===========

1998:
     FHLMC participation certificates,
     maturing from years 2003 to 2028    $26,323,899   $   692,780   $        --    $27,016,679
                                         ===========   ===========   ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     Mortgage-backed   securities  at  September  30,  1999  are   contractually
     scheduled to mature as follows:

                                                             ESTIMATED
                                               AMORTIZED       MARKET
                                                  COST         VALUE
                                              -----------   -----------

     Due after one year through five years    $ 1,269,296   $ 1,271,842
     Due after five years through ten years     4,760,395     4,704,570
     Due after ten years                       51,819,110    50,349,456
                                              -----------   -----------

                                              $57,848,801   $56,325,868
                                              ===========   ===========

     Expected   maturities  may  differ  from  contractual   maturities  because
     borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

     Mortgage-backed securities with a carrying value of $5,520,194, $9,016,982 and $6,607,924 were sold during the years ended September 30, 1999, 1998, and 1997, respectively. Gross realized gains on the sales of mortgage-backed securities were $138,881, $272,724 and $688 during 1999, 1998 and 1997, respectively. Gross realized losses on sales of mortgage-backed securities were $15,339 during 1997. There were no gross realized losses during 1999 and 1998.

     Mortgage-backed   securities   with  a  carrying  value  of   approximately
     $2,119,192 and $3,619,011 were pledged as collateral for deposits from public entities at September 30, 1999 and 1998, respectively.

5.   LOANS RECEIVABLE

     Loans receivable at September 30, 1999 and 1998 are summarized as follows:

                                           1999             1998

     Mortgage loans                  $  75,508,130    $ 107,280,800
     Consumer loans                     50,846,947       48,385,965
     Commercial loans                   89,509,323       73,303,016
                                     -------------    -------------
               Total                   215,864,400      228,969,781
     Less:
         Allowance for loan losses      (3,297,256)      (3,364,588)
         Deferred loan fees               (513,214)        (606,162)
                                     -------------    -------------

     Loans receivable, net           $ 212,053,930    $ 224,999,031
                                     =============    =============

     The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See
     Note 10).

     During 1999, 1998 and 1997, the Bank exchanged loans with outstanding principal balances of $45,527,117, $17,958,559 and $18,524,209, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at September 30, 1999 and 1998, are fixed rate mortgage loans with an estimated market value of approximately $13,500,000 and $ 38,400,000, respectively.

     Net gains on sales of loans receivable held for sale amounted to $303,324, $523,280 and $138,717 during the years ended September 30, 1999, 1998 and 1997, respectively.

     The changes in the allowance for loan losses for the years ended September 30, 1999, 1998 and 1997 are as follows:

                                        1999           1998           1997

     Balance at beginning of year   $ 3,364,588    $ 3,249,352    $ 2,351,309
     Provisions for loan losses         120,000        310,000        931,078
     Loans charged off                 (265,384)      (202,543)       (71,904)
     Recoveries                          78,052          7,779         38,869
                                    -----------    -----------    -----------

     Balance at end of year         $ 3,297,256    $ 3,364,588    $ 3,249,352
                                    ===========    ============   ===========

     The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                       1999       1998
     Loans contractually past due 90 days or more
        and/or on nonaccrual status:
           Residential                              $486,714   $728,856
           Consumer and commercial                    80,631     73,544
                                                    --------   --------

                                                    $567,345   $802,400
                                                    ========   ========

     During the years ended September 30, 1999, 1998 and 1997, interest income of approximately $9,000, $18,000 and $48,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

6.   PREMISES AND EQUIPMENT

     Premises and equipment at September 30, 1999 and 1998 consist of the following:

                                            1999         1998

     Land                                $1,081,952   $1,081,952
     Office buildings                     2,499,579    2,499,579
     Furniture, fixtures and equipment    1,840,334    1,706,207
     Vehicles                               241,061      249,748
                                         ----------   ----------
                                          5,662,926    5,537,486
     Less accumulated depreciation        2,086,952    1,978,650
                                         ----------   ----------

          Total                          $3,575,974   $3,558,836
                                         ----------   ----------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

7.   EMPLOYEE BENEFIT PLANS

     The Company participates in a multiemployer defined benefit pension plan which covers substantially all employees. Expenses of the plan for the years ended September 30, 1999, 1998 and 1997 were $133,000, $168,500 and
     $96,000, respectively.

     The Company participates in a multiemployer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to these plans for the years ended September 30, 1999, 1998 and 1997 were $76,985, $76,386 and $52,253, respectively.

     Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended September 30, 1999, 1998 and 1997 aggregated $516,985, $562,478 and $515,435, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability.

     On April 8, 1998, the Company's Stockholders approved a Management Recognition Plan ("MRP") for directors and key employees. The Company is authorized to fund the acquisition of and award up to 174,570 shares (4% of shares issued in the stock conversion) to be awarded by a committee of the Board of Directors. The Company completed the acquisition of MRP shares during fiscal 1998. On April 8, 1998, 174,570 shares (market value of $4,029,258 and aggregate cost of $3,275,299) were awarded to certain officers and employees. The vesting schedule provides that 33-1/3% of the shares shall be earned and become non-forfeitable on April 8, 1998, 1999 and 2000.

     The shares issued to the MRP plan have been recorded as outstanding shares, and the unvested portion has been recorded as unearned compensation through a contra equity account. The consolidated statements of operations for the years ended September 30, 1999 and 1998 include compensation expense of $1,342,907 and $1,902,959 relating to the scheduled vesting of MRP shares.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

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

     Initially, the ESOP acquired 349,140 shares of the Company's common stock financed by $3,491,400 in borrowings by the ESOP from the Company. This loan is secured by the shares of Common Stock purchased and earnings thereon. At September 30, 1999 and 1998, 122,790 and 80,431 shares, respectively, have been allocated to participants' accounts and 226,350 and 268,709 shares, with an estimated market value of $4,031,973 and
     $5,844,420, remain unallocated. All allocated shares are considered outstanding for earning per share purposes, while the unallocated shares are not included in the calculation.

     The principal balance of the ESOP loan was $2,263,500 and $2,687,093 at September 30, 1999 and 1998, respectively. The Bank is using the dividends declared on shares held by the ESOP to reduce the outstanding debt. Dividends on allocated shares are treated as a reduction of retained earnings. Dividends on unallocated shares are treated only as debt service, and there is no reduction of retained earnings. Compensation expense related to the ESOP is based on the average fair market value of shares during the period since the prior allocation date through the dates shares are committed to be released. The financial statements for the years ended September 30, 1999, 1998 and 1997, include compensation expense of $853,616, $825,865, and $603,429, respectively, related to the ESOP.

9.   STOCK OPTION PLAN

     On April 8, 1998, the Shareholders of the Company approved the NewSouth Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. The Plan reserves 436,425 shares for grant within ten years of the effective date. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10 year life, however, there are additional limitations for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all shares immediately vest if a change of control, as defined, occurs.

     The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation cost has been recognized for options granted under the Option Plan. Had compensation cost for the Company's Option Plan been determined based on the fair value at the grant dates for awards under the Option Plan consistent with the method of SFAS No. 123, the Plan's net income and net income per share would have been reduced to the pro forma amounts indicated below. The Company did not grant any options during the year ended September 30, 1997, therefore, there are no pro forma amounts for this period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                            FOR THE YEAR ENDED
                                              SEPTEMBER 30, 1999            SEPTEMBER 30, 1998
                                         ---------------------------   ---------------------------
                                              AS                            AS
                                           REPORTED      PRO FORMA       REPORTED      PRO FORMA
                                         ------------   ------------   ------------   ------------
Net income                               $  3,196,146   $  3,138,174   $  3,123,358   $  1,829,801
Earnings per common share - basic        $        .91   $        .89   $        .80   $        .47
Earnings per common share - diluted      $        .91   $        .89   $        .80   $        .47

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 1998, respectively; dividend growth rate of 15% and 0%, expected volatility of 20.8% and 6.1%; risk-free interest rates of 7.1% and 5.3%; and expected lives of 7 years.

     A summary of the status of the Plan as of September 30, 1999 and 1998 and changes during the years then ended is presented below:

                                             1999                  1998
                                     --------------------   -------------------
                                                 WEIGHTED              WEIGHTED
                                                 AVERAGE               AVERAGE
                                                 EXERCISE              EXERCISE
                                      SHARES      PRICE     SHARES      PRICE
                                     --------   ---------   -------   ---------
Outstanding at beginning of year      398,303   $   18.25        --   $      --
Granted                                 6,000   $   17.75   398,303   $   18.25
                                      -------               -------
Outstanding at year end               404,303   $   18.24   398,303   $   18.25
                                      =======               =======

Weighted-average fair value of
   options granted during the year              $    5.04             $     5.59
                                                =========             ==========

     The following table summarizes additional information about the Option Plan at September 30, 1999:

                             OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                    ------------------------------------  ---------------------
                                 WEIGHTED-
                                  AVERAGE      WEIGHTED-              WEIGHTED-
                      NUMBER     REMAINING      AVERAGE     NUMBER     AVERAGE
                   OUTSTANDING  CONTRACTUAL    EXERCISE  EXERCISABLE  EXERCISE
EXERCISE PRICE      AT 9/30/99     LIFE         PRICE     AT 9/30/99    PRICE
--------------      ----------  -----------   ----------  ----------  ---------
$17.75 - 18.25       404,303     8.5 years     $ 18.24     376,053     $ 18.25

10.  BORROWED MONEY

     Borrowed money represents advances from the Federal Home Loan Bank of Atlanta and repurchase agreements. Advances from the Federal Home Loan Bank had a weighed average rate of 6.00% and totaled $9,500,000 at September 30, 1998. There were no advances outstanding from the Federal Home Loan Bank at September 30, 1999.

     At September 30, 1999 and 1998, repurchase agreements outstanding had average rates of 3.13% and 3.33% and totaled $1,318,340 and $2,432,919, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     At September 30, 1999, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $3,000,000. The Company has pledged all of its stock in the Federal Home Loan Bank of Atlanta and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At September 30, 1999, the Company had an additional $65,000,000 of credit available with the Federal Home Loan Bank of Atlanta.

11.  INCOME TAXES

     The components of income tax expense (benefit) for the years ended September 30, 1999, 1998 and 1997 are as follows:

                       1999           1998           1997
     Current:
        Federal    $ 2,712,909    $ 1,422,845    $ 1,908,576
        State          565,552        344,617        576,146
                   -----------    -----------    -----------
                     3,278,461      1,767,462      2,484,722
                   -----------    -----------    -----------

     Deferred:
        Federal       (719,993)       115,458       (617,976)
        State         (105,755)        16,980       (147,396)
                   -----------    -----------    -----------
                      (825,748)       132,438       (765,372)
                   -----------    -----------    -----------

     Total         $ 2,452,713    $ 1,899,900    $ 1,719,350
                   ===========    ===========    ===========

     A reconciliation of the expected income tax expense at statutory tax rates, with income tax expense reported in the statements of operations for the years ended September 30, 1999, 1998 and 1997, are as follows:

                                                   1999          1998           1997

Expected income tax expense at 34%             $ 1,920,612   $ 1,707,908    $ 1,353,873
State income taxes net of federal income tax       270,298       239,220        147,000
Non-deductible ESOP, other expenses and
   other adjustments                               261,803       (47,228)       218,477
                                               -----------   -----------    -----------

                                               $ 2,452,713   $ 1,899,900    $ 1,719,350
                                               ===========   ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     The components of deferred income tax assets and liabilities are as follows:

                                                              1999         1998
Deferred income tax assets:
   Deferred directors' fees                             $  379,283   $  365,384
   Allowance for loan losses                             1,000,686      931,514
   Employee benefits                                       878,390      483,382
   Unrealized losses on securities available for sale      606,025           --
   Other                                                    79,602      108,765
                                                        ----------   ----------
                                                         2,943,986    1,889,045
                                                        ----------   ----------
Deferred income tax liabilities:
   Loans mark-to-market                                    266,793      665,254
   Depreciation and amortization                           173,055      134,905
   Unrealized gains on securities available for sale            --      313,553
   Deferred loan origination fees and costs                 90,696      106,379
   FHLB stock                                               98,512       99,350
                                                        ----------   ----------
                                                           629,056    1,319,441
                                                        ----------   ----------

Net deferred income tax asset                           $2,314,930   $  569,604
                                                        ==========   ==========

     Retained earnings at September 30, 1999 includes approximately $1,850,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than for tax bad debt losses or adjustments arising from carryback of net operating losses could create taxable income, in certain remote instances, which would be subject to the then current corporate income tax rate.

12.  REGULATORY CAPITAL REQUIREMENTS

     Dividend payments made by the Company are subject to regulatory restrictions under Federal Reserve Board policy as well as to limitations under applicable provisions of Virginia corporate law. The Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". Under Virginia law, dividends may be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Furthermore, under FDIC regulations, the Bank is prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratios of less than 4.0%.

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     As of September 30, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios as of September 30, 1999 and 1998 are presented in the table below (dollars in thousands):

                                                                                  TO BE WELL CAPITALIZED
                                                                   FOR CAPITAL         UNDER PROMPT
                                                 ACTUAL         ADEQUACY PURPOSE    ACTION PROVISIONS
                                           -----------------    ----------------    -----------------
                                            AMOUNT     RATIO     AMOUNT    RATIO     AMOUNT     RATIO
                                           -------     -----    -------    -----    -------     -----
1999:
Total Capital (to Risk Weighted Assets)    $51,989     24.8%    $16,750     8.0%    $20,938     10.0%
Tier I Capital (to Risk Weighted Assets)    48,691     23.3%      8,375     4.0%     12,563      6.0%
Tier I Capital (to Average Assets)          48,691     16.2%     12,041     4.0%     15,052      5.0%

1998:
Total Capital (to Risk Weighted Assets)    $58,169     28.9%    $16,125     8.0%    $20,156     10.0%
Tier I Capital (to Risk Weighted Assets)    55,650     27.6%      8,063     4.0%     12,094      6.0%
Tier I Capital (to Average Assets)          55,650     20.2%     11,066     4.0%     13,758      5.0%

13.  EARNINGS PER SHARE

     The Company adopted SFAS No. 128 "Earnings Per Share" on October 1, 1997. As required, all prior period earnings per share have been restated to conform with the provisions of the statement.

     The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned ESOP shares, unearned deferred stock awards and treasury shares) for the years ended September 30, 1999 and 1998. Options to purchase 404,303 and 398,303 shares of common stock were outstanding during the years ended September 30, 1999 and 1998, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares for each of the years.

                                         1999         1998         1997

Net income (numerator)                $3,196,146   $3,123,358   $1,395,900 (1)
                                      ==========   ==========   ==========

Weighted average shares outstanding
   for basic EPS (denominator)         3,530,811    3,876,813    3,961,933 (1)
Dilutive effect of stock options              --           --           --
                                      ----------   ----------   ----------

Adjusted shares for diluted EPS        3,530,811    3,876,813    3,961,933
                                      ==========   ==========   ==========

(1)  Calculated from date of conversion, April 7, 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

14.  MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $275,255,000 and $250,202,000 at September 30, 1999 and 1998, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     At September 30, 1999 and 1998, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $209,090 and $184,433, respectively.

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

     A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of September 30, 1999 and 1998 is as follows:

                                                               1999          1998
Commitments to extend credit:
   Commitments to originate loans                          $33,769,607   $14,887,234
   Undrawn balances on lines of credit and undrawn
      balances on credit reserves (overdraft protection)    28,341,602    18,626,163
                                                           -----------   -----------

                                                           $62,111,209   $33,513,397
                                                           ===========   ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     Included in the commitments to originate loans as of September 30, 1999 and 1998 are fixed interest rate loan commitments of $9,118,636 and $5,821,488, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

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

16.  PARENT COMPANY FINANCIAL INFORMATION

     The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of September 30, 1999 and 1998 and for the three years ended September 30, 1999 are as follows:

                                                         1999            1998

CONDENSED BALANCE SHEET
Cash                                                 $ 1,151,744     $   959,617
Due from subsidiary                                    5,368,089      13,485,534
Investment in wholly-owned subsidiary                 42,563,204      41,960,610
Other assets                                              12,115         579,311
                                                     -----------     -----------
   Total assets                                      $49,095,152     $56,985,072
                                                     ===========     ===========

Other liabilities                                    $   332,119     $   271,102
Shareholders' equity                                  48,763,033      56,713,970
                                                     -----------     -----------
   Total liabilities and shareholders' equity        $49,095,152     $56,985,072
                                                     ===========     ===========

                                                         1999            1998            1997
CONDENSED STATEMENT OF INCOME
Interest income, net                                $    234,242    $    291,950    $    159,006
Equity in earnings of subsidiary                       3,121,370       3,007,978       1,570,050
Miscellaneous expenses                                   159,466         176,570         333,156
                                                    ------------    ------------    ------------
   Net income                                       $  3,196,146    $  3,123,358    $  1,395,900
                                                    ============    ============    ============

                                       35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                         1999            1998            1997
CONDENSED STATEMENT OF CASH FLOWS
Operating activities:
   Net income                                       $  3,196,146    $  3,123,358    $  1,395,900
   Adjustments to reconcile net income to net
      cash provided by operating activities:
   Equity in undistributed earnings of subsidiary     (3,121,370)     (3,007,978)     (1,570,050)
   Deferred income taxes                                      --         (57,800)         57,800
   ESOP compensation                                     853,616         825,865         603,429
   MRP compensation                                    1,342,907       1,902,959              --
   Other operating activities                            628,213        (589,308)      1,870,996
                                                    ------------    ------------    ------------
      Net cash provided by operating activities        2,899,512       2,197,096       2,358,075
                                                    ------------    ------------    ------------
Investing activities:
   Investment in, and advances to, subsidiary                 --              --     (38,980,323)
   Repayments of advances to subsidiary                9,257,445       5,910,220              --
                                                    ------------    ------------    ------------
      Net cash provided by investing activities        9,257,445       5,910,220     (38,980,323)
                                                    ------------    ------------    ------------
Financing activities:
   Net proceeds from issuance of stock                        --              --      38,960,736
   MRP funding                                                --      (1,224,768)     (2,050,531)
   Purchase of treasury shares                       (10,875,208)     (4,895,754)             --
   Cash paid for fractional shares                            --          (4,652)             --
   Dividends paid                                     (1,089,622)     (1,045,908)       (264,574)
                                                    ------------    ------------    ------------

      Net cash used in financing activities          (11,964,830)     (7,171,082)     36,645,631
                                                    ------------    ------------    ------------

Net increase in cash                                     192,127         936,234          23,383
Cash at beginning of the year                            959,617          23,383              --
                                                    ------------    ------------    ------------
Cash at the end of year                             $  1,151,744    $    959,617    $     23,383
                                                    ============    ============    ============

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the years ended September 30, 1999 and 1998 is as follows (in thousands):

                                     FOURTH    THIRD   SECOND    FIRST
                                     ------   ------   ------   ------
1999:
Interest income                      $5,918   $5,935   $5,629   $5,647
Interest expense                      2,610    2,500    2,450    2,419
Provision for loan losses                70       --       --       50
Noninterest income                      644      685      735      810
Noninterest expense                   2,546    2,574    2,553    2,582
Income tax expense                      532      762      561      598
                                     ------   ------   ------   ------

Net income                           $  804   $  784   $  800   $  808
                                     ======   ======   ======   ======

Net income per common share:
   Basic and diluted                 $  .24   $  .23   $  .22   $  .22
                                     ======   ======   ======   ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                     FOURTH    THIRD   SECOND    FIRST
                                     ------   ------   ------   ------
1998:
Interest income                      $5,694   $5,603   $5,330   $5,240
Interest expense                      2,417    2,357    2,262    2,204
Provision for loan losses               100      110       --      100
Noninterest income                      647      678      732      589
Noninterest expense                   2,524    2,564    2,558    2,294
Income tax expense                      483      467      476      474
                                     ------   ------   ------   ------

Net income                           $  817   $  783   $  766   $  757
                                     ======   ======   ======   ======

Net income per common share:
   Basic and diluted                 $  .21   $  .20   $  .20   $  .19
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

     Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at September 30, 1999 and 1998, were as follows:

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                                         1999                          1998
                             ---------------------------   ---------------------------
                              ESTIMATED       CARRYING      ESTIMATED       CARRYING
                              FAIR VALUE       AMOUNT       FAIR VALUE       AMOUNT
                             ------------   ------------   ------------   ------------

1 - 4 family mortgages       $ 74,868,715   $ 74,822,333   $107,101,833   $105,059,149
Consumer                       49,641,554     50,263,344     47,905,877     48,414,917
Non-residential                86,968,253     86,968,253     71,524,965     71,524,965
                             ------------   ------------   ------------   ------------

                             $211,478,522   $212,053,930   $226,532,675   $224,999,031
                             ============   ============   ============   ============

     The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $60,745,568 and $50,271,086 at September 30 1999 and 1998,
     respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

     The fair value of certificates of deposits and advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and Federal Home Loan Bank advances at September 30, 1999 and 1998 are as follows:

                                                1999           1998
     Certificates of deposits:
        Carrying amount                     $173,872,427   $155,363,999
        Estimated fair value                $174,479,131   $156,426,259

     Advances for Federal Home Loan Bank:
        Carrying amount                     $         --   $  9,500,000
        Estimated fair value                $         --   $  9,500,000

     The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the Federal funds daily rate.

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $62,111,209 in 1999 and $33,513,397 in 1998, which are primarily comprised of unfunded loan commitments.

     The Company's remaining assets and liabilities are not considered financial instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEWSOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

19.  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended September 30, 1999, 1998, and 1997 is as follows:

                                                     1999          1998          1997

Real estate acquired in settlement of loans   $   764,023   $   458,061   $   960,221
Exchange of loans for mortgage-backed
   securities                                 $45,527,117   $17,958,559   $18,524,209
Cash paid for interest                        $ 9,960,689   $ 9,268,840   $ 8,322,252
Cash paid for income taxes                    $ 2,787,000   $ 2,637,000   $ 1,673,000
Dividends declared, not paid                  $   332,119   $   271,102   $   262,457

                               BOARD OF DIRECTORS

DR. FREDERICK H. HOWDY        LINLEY H. GIBBS, JR.        EDMUND T. BUCKMAN, JR.
CHAIRMAN                      VICE CHAIRMAN               Retired
President                     Retired                     Washington, NC
Drs. Freshwater and           Washington, NC
   Howdy, P.A.
Washington, NC

FREDERICK N. HOLSCHER         CHARLES E. PARKER, JR.      MARSHALL T. SINGLETON
Partner                       Vice President              Co-Owner
Rodman, Holscher, Francisco   Robinson Insurance Agency   B. E. Singleton & Sons
   & Peck, P.A.               New Bern, NC                Washington, NC
Washington, NC
                              THOMAS A. VANN
                              President
                              NewSouth Bank
                              Washington, NC

                               EXECUTIVE OFFICERS

THOMAS A. VANN              JACK L. ASHLEY              JOSEPH C. DUNN
President                   Executive Vice President    Executive Vice President
                            Branch Administration and   Credit Administration
                            Operations

WALTER P. HOUSE             WILLIAM L. WALL             MARY R. BOYD
Executive Vice President    Executive Vice President    Senior Vice President
Mortgage Operations         Chief Financial Officer     Loan Servicing
                            and Secretary

SHERRY L. CORRELL           KRISTIE W. HAWKINS          WILLIAM R. OUTLAND
Senior Vice President       Treasurer                   Senior Vice President
Deposit Administration      Controller                  Consumer Lending

                         NEWSOUTH BANK OFFICE LOCATIONS

BANKING OFFICES

CHOCOWINITY                    NEW BERN                  WASHINGTON
2999 Highway 17 South          202 Craven Street         1311 Carolina Avenue
252-946-4178                   252-636-2997              252-946-4178

ELIZABETH CITY                 1725 Glenburnie Road      300 North Market Street
604 East Ehringhaus Street     252-636-2997              252-946-4178
252-335-0848

GREENVILLE                     ROCKY MOUNT               Corporate Office
301 East Arlington Blvd        300 Sunset Avenue         1311 Carolina Avenue
252-321-2600                   252-972-9661              252-946-4178

KINSTON                                                  Operations Center
827 Hardee Road                                          239 West Main Street
252-522-9466                                             252-946-4178

                             STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
     NewSouth Bancorp, Inc.                        Telephone:  252-946-4178
     1311 Carolina Avenue                          Fax:  252-946-3873
     Washington,  NC  27889                        E-mail: Info@NewSouthBank.Com

STOCK LISTING INFORMATION
The Company's common stock trades on the Nasdaq Stock Market under the symbol NSBC.

STOCK PRICE INFORMATION
The following table sets forth the high and low trade price information and dividends declared per share for the periods indicated.

     Quarter Ended                     High          Low        Dividends
     -------------                     ----          ---        ---------
     December 31, 1997   (1)         $22.417       $19.25        $  .067
     March 31, 1998      (1)          23.167        19.333          .067
     June 30, 1998       (1)          23.667        21.333          .067
     September 30, 1998  (1)          23.333        21.25           .07

     December 31, 1998                22.00         16.50           .07
     March 31, 1999                   18.25         17.00           .07
     June 30, 1999                    18.50         17.00           .07
     September 30, 1999               18.625        16.00           .10

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

ANNUAL MEETING
The Annual Meeting of shareholders of NewSouth Bancorp, Inc. will be held Thursday, February 17, 2000 at 11:00 a.m., at the main office of NewSouth Bank, 1311 Carolina Avenue, Washington, North Carolina.

GENERAL COUNSEL             SPECIAL COUNSEL         INDEPENDENT ACCOUNTANTS
Rodman, Holscher,           Housley, Kantarian &    PricewaterhouseCoopers LLP
   Francisco & Peck, P.A.      Bronstein, P.C.      Suite 2300
320 North Market Street     Suite 700               150 Fayetteville Street Mall
Washington,  NC  27889      1220 19th Street, N.W.  Raleigh,  NC  27601
                            Washington,  DC  20036

                                NEWSOUTH BANCORP
                                ================
                              1311 Carolina Avenue
                                 P.O. Box 2047
                              Washington, NC 27889
                        (252)946-4178 Fax (252)946-3873