Form 10-K405, Exhibit 13
period 2000-09-30
FIRST SOUTH BANCORP INC /VA/
filed 2000-12-22
CIK 1027183

2000 Annual Report

First South Bancorp
=======================
-----------------------

                                TABLE OF CONTENTS

Letter to Stockholders                                                         1

Selected Consolidated Financial Information and Other Data                     2

Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                                 3

Report of Independent Accountants                                             14

Consolidated Statements of Financial Condition                                15

Consolidated Statements of Operations                                         16

Consolidated Statements of Stockholders' Equity                               17

Consolidated Statements of Cash Flows                                         18

Notes to Consolidated Financial Statements                                    19

Board of Directors                                                            40

Executive Officers                                                            40

Regional Executives                                                           40

First South Bank Office Locations                                             41

First South Bank ATM Locations                                                41

First South Bank Products and Services                                        42

Stockholder Information                                                       43

                                MISSION STATEMENT

     "Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

It is a pleasure to present the 2000 operating results for First South Bancorp ("First South"). It was a landmark year. The company nearly doubled in asset size to $559.7 million, adding nine offices while entering new markets in eastern and southeastern North Carolina. This growth has come at a swift pace and the company is well positioned to take advantage of the opportunities presented.

For the year ended September 30, 2000, we reported record earnings of $3.5 million representing an 11.0% increase over the $3.2 million earned for the year ended September 30, 1999. Diluted earnings per share increased 24.2% to $1.13 per share, compared to $0.91 per share for fiscal 1999. In addition, dividends per share increased by 48.4% and we achieved continued excellent growth in commercial lending.

First South completed two strategic acquisitions in 2000 by acquiring Home Federal Savings and Loan in Fayetteville and Lumberton, North Carolina and purchasing of six branch offices from Triangle Bank in Rocky Mount, Tarboro and Dortches, North Carolina. These acquisitions, along with opening a full service branch in Chocowinity, North Carolina contributed to the company's significant growth.

Other initiatives undertaken in 2000 to position First South for continued growth include the acquisition of land to support a new 11,000 square foot operations center, allowing us to more effectively serve our growing customer base. During this year, we made significant changes to our mortgage operations by enhancing our mortgage origination hardware and software and adding a new in-house FHA/VA processing center. In addition, we have a new web site at www.firstsouthnc.com, featuring personal banking, business banking, a mortgage center and a financial calculator. The company will continue to explore additional services that can be offered over the Internet.

Many of our future strategies will focus on enhancing the franchise value of the company. We will focus on the restructuring of our mortgage assets in order to fund future growth in commercial and consumer lending, the opening of new full service branches in existing and expanded markets and enhanced training of our personnel in order to better serve existing and new customers. Through a new business unit, we plan to offer our customers a broad range of investment, insurance and financial planning services.

In addition, our governmental lending division that specializes in assisting small business customers with government guaranteed loan programs is expected to continue strong growth. We plan to continue expanding transaction accounts so they become a larger percentage of the companies deposit base. By actively restructuring the asset and liability sides of the company, we should achieve a high net interest margin and increase fee income. The restructuring and increased emphasis on training and performing basic services with excellence should contribute greatly to enhancing the franchise value of First South.

As we continue our service, growth and success, it is apparent that our employees are our greatest assets. Their hard work and dedication brought both the Home Federal and Triangle acquisitions to a successful conclusion. Our employees are held to high standards and they meet the challenges placed before them. I want to thank them for their efforts and commitment in making First South so successful.

Each member of your Board of Directors along with our officers and employees join me in thanking you for supporting First South Bancorp. As always, your comments or suggestions are welcomed and we look forward to your continued support.

                                        Sincerely,

                                        /s/ Tom Vann

                                        Tom Vann
                                        President and
                                        Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                    At or For the Year Ended September 30,
                                           --------------------------------------------------------
                                             2000        1999        1998        1997        1996
                                           --------    --------    --------    --------    --------
                                                 (Dollars in thousands, except per share data)

Selected Financial Condition Data
---------------------------------
Total assets                               $559,719    $292,305    $281,479    $249,281    $194,139
Loans receivable, net                       366,210     212,054     224,999     197,785     155,681
Cash and investment securities               59,927      12,435      20,119      18,856      16,684

Mortgage-backed securities                  108,519      56,326      27,017      24,818      14,797
Deposits                                    471,942     234,618     204,635     175,116     171,213
Borrowings                                   30,388       1,318      11,933      12,621       1,040
Stockholders' equity                         44,835      48,763      56,714      57,856      18,347

Selected Operations Data
------------------------
Interest income                            $ 36,865    $ 23,129    $ 21,867    $ 18,515    $ 15,349
Interest expense                             19,013       9,979       9,240       8,346       8,105
                                           --------    --------    --------    --------    --------
Net interest income                          17,852      13,150      12,627      10,169       7,244
Provision for loan losses                       977         120         310         931         511
Noninterest income                            3,432       2,874       2,646       1,685       1,833
Noninterest expenses                         14,100      10,255       9,940       6,941       7,295
                                           --------    --------    --------    --------    --------
Income before income taxes                    6,207       5,649       5,023       3,982       1,271
Income taxes                                  2,658       2,453       1,900       1,719         451
                                           --------    --------    --------    --------    --------
Net income                                 $  3,549    $  3,196    $  3,123    $  2,263    $    820
                                           ========    ========    ========    ========    ========
Earnings per share - basic (1)(2)          $   1.14    $    .91    $    .80    $    .35    $     --
                                           ========    ========    ========    ========    ========
Earnings per share - diluted (1)(2)        $   1.13    $    .91    $    .80    $    .35    $     --
                                           ========    ========    ========    ========    ========
Dividends per share (2)                    $    .46    $    .31    $    .27    $    .13    $     --
                                           ========    ========    ========    ========    ========

Selected Financial Ratios and Other Data
----------------------------------------
Performance Ratios:
Return on average assets                        .76%       1.09%       1.19%       1.00%        .45%
Return on average equity                       7.71        6.03        5.40        6.57        4.45
Interest rate spread                           3.73        3.95        4.03        4.10        3.72
Net interest margin                            4.05        4.69        5.05        4.67        4.12
Average earning assets to average
   interest-bearing liabilities              107.47      121.04      127.57      115.00      108.52
Noninterest expense to average assets          3.03        3.50        3.80        3.06        3.97
Efficiency ratio                              66.25       63.99       65.08       58.55       80.37
Dividend payout ratio                         40.35       34.07       33.75       37.14          --

Quality Ratios:
Nonperforming assets to total assets            .33%        .40%        .43%        .65%        .62%
Nonperforming loans to total loans              .45         .27         .36         .64         .66
Loan loss reserves to total loans              1.39        1.53        1.50        1.64        1.51
Provision for loan losses to total loans        .27         .06         .14         .47         .32

Capital Ratios:
Equity to total assets, end of period          8.02%      16.69%      19.95%      23.23%       9.45%
Average equity to average assets               9.89       18.09       22.14       15.17       10.05

Other Data:
Full service offices                             17           9           8           8           8
Loans serviced for others                  $300,006    $275,255    $250,202    $253,647    $253,682

---------------------------------
(1) Applies to net income of $1,395,900 earned for the period April 8, 1997 to September 30, 1997.
(2)  Adjusted for three-for-two stock split on August 19, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     First South Bancorp, Inc. (the "Company") was formed for the purpose of issuing common stock and owning 100% of the stock of First South Bank (the "Bank") and operating through the Bank a commercial banking business. The Company has engaged in no significant activities other than holding the stock of the Bank, therefore, this discussion of consolidated financial condition and results of operations relates principally to the Bank. The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences, credit cards and other loans. The Bank's earnings depend primarily on its net interest income, which is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities. The level of its noninterest income and expenses also affects the Bank's earnings.

     Prevailing economic conditions as well as policies of federal and state regulatory authorities affect the operations of the Bank. The Bank's cost of funds is influenced by interest rates paid on competing investments, rates offered on deposits by other financial institutions in the Bank's market area and by general market interest rates. Lending activities are affected by the demand for financing of real estate and various types of commercial and consumer loans, which are influenced by interest rates at which such financing may be offered.

     The Bank's business emphasis is to operate as a well-capitalized, profitable and independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves. Management believes the Bank can be more effective in serving its customers than many larger competitors, because of its ability to respond quickly and effectively to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management team.

SIGNIFICANT ACTIVITIES AND EVENTS

     On November 30, 1999, the Company consummated the acquisition of Green Street Financial Corp ("Green Street"), the parent holding company of Home Federal Savings and Loan Association of Fayetteville, North Carolina ("Home Federal"), with full service offices located in Fayetteville and Lumberton, North Carolina. The acquisition was accounted for using the purchase method of accounting for a cash purchase price of $59.2 million, representing $15.25 per share of Green Street common stock. Summary financial information related to Green Street acquisition is as follows (unaudited): assets - $162.2 million; loans receivable - $125.4 million; deposits - $101.7 million; and goodwill - $288,000.

     On February 18, 2000, the Bank completed the purchase of six Triangle Bank ("Triangle") branch offices located in Rocky Mount and Tarboro, North Carolina. This acquisition was accounted for using the purchase method of accounting and the Bank assumed the deposits of the six Triangle branch offices for a premium of approximately 4.0% of the assumed deposits. Summary financial information related to the Triangle branches purchase is as follows (unaudited): deposits - $147.5 million; cash and other assets - $113.4 million; loans receivable - $26.3 million; deposit premium - $5.0 million; and premises and equipment - $2.8 million.

     Concurrently with the Green Street acquisition, the Bank changed its name to First South Bank. These acquisitions have enabled the Company to leverage its capital base, represent a significant growth in the Bank's branch office network and are expected to benefit the Company's earnings in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     As a state chartered commercial bank, the Bank must meet certain liquidity requirements established by the North Carolina Office of the Commissioner of Banks (the "Commissioner"). Savings banks, which convert to commercial banks, are required to maintain 15% liquidity pursuant to the conversion guidelines adopted by the Commissioner. The Bank's liquidity ratio, as computed under these guidelines, was 27.9% at September 30, 2000 compared to 22.9% at September 30, 1999.

     The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from loan sales and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by interest rates, economic conditions and local competition. The Bank's primary investing activity is the origination of commercial, consumer and mortgage loans. During the years ended September 30, 2000 and 1999, the Bank had loan originations of $176.5 million and $177.5 million, respectively. The Bank's primary financing activities are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

     The Bank's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 2000 and 1999, cash and cash equivalents totaled $14.7 million and $9.4 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. During the years ended September 30, 2000 and 1999, the Bank sold or exchanged real estate loans totaling $62.8 million and $86.1 million, respectively. The Bank's outstanding FHLB advances and retail repurchase agreements totaled $30.4 million at September 30, 2000 compared to $1.3 million at September 30, 1999. Other sources of liquidity include investment and mortgage-backed securities designated as available for sale, which totaled $153.7 million at September 30, 2000 and $59.4 million at September 30, 1999.

     At September 30, 2000 stockholders' equity was $44.8 million compared to $48.8 million at September 30, 1999. At September 30, 2000 there were 3,160,475 shares of common stock outstanding, net of 1,203,569 treasury shares. Net income for fiscal 2000 was $3.5 million, compared to $3.2 million for fiscal 1999.

     As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various capital standards by its state and federal regulatory agencies. The Bank's stand-alone equity was $43.7 million at September 30, 2000, compared to $42.6 million at September 30, 1999, which is substantially in excess of all such regulatory requirements. The Commissioner requires the Bank at all times to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4% and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all capital requirements of both the Commissioner and the FDIC at September 30, 2000 and September 30, 1999.

ASSET/LIABILITY MANAGEMENT

     The Bank strives to achieve consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense. In the absence of any other factors, the overall yield on the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decline. The Bank can significantly influence its net interest income by controlling the increases and decreases in its interest income and interest expense which are caused by changes in market interest rates.

     The President of the Bank reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratio requirements. The Board of Directors reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the Bank's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Bank's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

     A principal strategy in managing the Bank's interest rate risk has been to increase interest rate sensitive assets such as commercial and consumer loans. At September 30, 2000, the Bank had $137.9 million of commercial loans and $75.0 million of consumer loans, or 57.2% of the Bank's gross loan portfolio, compared to $88.8 million and $50.8 million, respectively, at September 30, 1999. The Bank had $32.4 million of loans held for sale at September 30, 2000, compared to $13.5 million at September 30, 1999. Depending on conditions existing at a given time, as part of its interest rate risk management strategy, the Bank may sell fixed-rate residential mortgage loans in the secondary market.

     In managing its portfolio of investment securities, the Bank has emphasized that all purchases of securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $153.7 million of investment and mortgage-backed securities classified as available for sale at September 30, 2000, compared to $59.4 million at September 30, 1999.

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

     NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates.

     The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum increases in NPV of 17%, 36% and 56% and decreases in NPV of 15%, 36% and 61% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 1 below presents the Bank's projected change in NPV for the various rate shock levels at September 30, 2000.

TABLE 1 - PROJECTED CHANGE IN NPV AND NET INTEREST INCOME

                   Net Portfolio Value               Net Interest Income
 Change      -------------------------------    ------------------------------
in Rates     $ Amount    $ Change   % Change    $ Amount   $ Change   % Change
--------     --------    --------   --------    --------   --------   --------
                             (Dollars in thousands)

+ 300   bp   $ 30,022    $(28,069)     (48.3)%  $ 14,928   $ (2,873)     (16.1)%
+ 200   bp     39,566     (18,525)     (31.9)     15,956     (1,845)     (10.4)
+ 100   bp     49,063      (9,028)     (15.5)     16,963       (838)      (4.7)
Base                       58,091         --          --     17,801         --
- 100   bp     65,129       7,038       12.1      18,441        640        3.6
- 200   bp     70,199      12,108       20.8      19,029      1,228        6.9
- 300   bp     74,973      16,882       29.1      19,727      1,926       10.8

     Table 1 indicates that in the event of sudden and sustained increases in market interest rates, the Bank's estimated net interest income and NPV would be expected to decrease. In the event of sudden and sustained decreases in market interest rates, estimated net interest income and NPV would be expected to increase. At September 30, 2000, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions.

     Certain shortcomings are inherent in the method of analysis presented in Table 1. For example, although certain assets and liabilities may have similar maturities to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Also, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an increase in interest rates.

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

TABLE 2 - RATE/VOLUME ANALYSIS

                                                                   Year Ended September 30,
                                      ----------------------------------------------------------------------------------
                                             2000        vs.      1999                 1999        vs.       1998
                                      ---------------------------------------   ----------------------------------------
                                            Increase (Decrease) Due to                Increase (Decrease) Due to
                                      ---------------------------------------   ----------------------------------------
                                                            Rate/                                      Rate/
                                       Volume     Rate      Volume     Total     Volume      Rate      Volume     Total
                                      -------   -------    -------    -------   -------    -------    -------    -------
                                                                        (In thousands)
Interest income:
   Loans receivable ...............   $ 9,019   $   143    $    67    $ 9,229   $ 1,338    $  (902)   $   (62)   $   374
   Investment securities ..........       994        (7)       (22)       965         5          3         --          8
   Mortgage-backed securities .....     2,598        88         71      2,757     1,066        (89)       (42)       935
   Other interest-earning assets ..       215       342        228        785        30        (79)        (6)       (55)
                                      -------   -------    -------    -------   -------    -------    -------    -------
      Total interest-earning assets    12,826       566        344     13,736     2,439     (1,067)      (110)     1,262
                                      -------   -------    -------    -------   -------    -------    -------    -------

Interest expense:
   Deposits .......................     7,584       744        601      8,929     1,207       (813)      (110)       284
   FHLB advances ..................         8         1         --          9       587        (10)       (92)       485
   Other interest-bearing
      liabilities .................        46        26         24         96        (5)       (27)         2        (30)
                                      -------   -------    -------    -------   -------    -------    -------    -------
      Total interest-bearing

         liabilities ..............     7,638       771        625      9,034     1,789       (850)      (200)       739
                                      -------   -------    -------    -------   -------    -------    -------    -------
Change in net interest income .....   $ 5,188   $  (205)   $  (281)   $ 4,702   $   650    $  (217)   $    90    $   523
                                      =======   =======    =======    =======   =======    =======    =======    =======

TABLE 3 - YIELD/COST ANALYSIS

                                                                    Year Ended September 30,
                                              --------------------------------------------------------------------
                                                            2000                                1999
                                              --------------------------------    --------------------------------
                                                                      Average                             Average
                                               Average                 Yield/      Average                 Yield/
                                               Balance   Interest       Cost       Balance   Interest       Cost
Interest-earning assets:
   Loans receivable (1)                       $323,178   $ 28,491        8.81%    $220,123   $ 19,262        8.75%
   Investment securities                        18,487      1,284        6.95        4,484        319        7.11
   Mortgage-backed securities                   83,535      5,982        7.16       46,279      3,225        6.97
   Other Interest-earning assets                15,409      1,108        7.19        9,248        323        3.49
                                              --------   --------      ------     --------   --------      ------
      Total interest-earning assets            440,609     36,865        8.37      280,134     23,129        8.26
                                                         --------      ------                --------      ------
Non-interest-earning assets                     25,194                              13,026
                                              --------                            --------
      Total assets                            $465,803                            $293,160
                                              ========                            ========

Interest-bearing liabilities:
   Deposits                                   $395,475     18,309        4.63     $218,742      9,380        4.29
   FHLB advances                                11,046        558        5.05       10,885        549        5.04
   Other interest-bearing liabilities            3,471        146        4.21        1,815         50        2.75
                                              --------   --------      ------     --------   --------      ------
Total interest-bearing liabilities             409,992     19,013        4.64      231,442      9,979        4.31
                                                         --------      ------                --------      ------
Non-interest-bearing liabilities                 9,753                               8,688

   Total liabilities                           419,745                             240,130
   Stockholders' equity                         46,058                              53,030
                                              --------                            --------
      Total liabilities and retained income   $465,803                            $293,160
                                              ========                            ========
Net interest income                                      $ 17,852                            $ 13,150
                                                         ========                            ========
Interest rate spread (2)                                                 3.73%                               3.95%
                                                                       ======                              ======
Net yield on interest-earning assets (3)                                 4.05%                               4.69%
                                                                       ======                              ======
Ratio of average interest-earning assets
   to average interest bearing liabilities                             107.47%                             121.04%
                                                                       ======                              ======
                                                  Year Ended September 30,
                                              --------------------------------
                                                            1998
                                              --------------------------------
                                                                      Average
                                               Average                 Yield/
                                               Balance   Interest       Cost
Interest-earning assets:
   Loans receivable (1)                       $205,587   $ 18,888        9.19%
   Investment securities                         4,410        311        7.05
   Mortgage-backed securities                   31,565      2,290        7.25
   Other Interest-earning assets                 8,570        378        4.41
                                              --------   --------      ------
      Total interest-earning assets            250,132     21,867        8.74
                                                         --------      ------
Non-interest-earning assets                     11,278
                                              --------
      Total assets                            $261,410
                                              ========

Interest-bearing liabilities:
   Deposits                                   $193,061      9,096        4.71
   FHLB advances                                 1,071         64        5.98
   Other interest-bearing liabilities            1,944         80        4.12
                                              --------   --------      ------
Total interest-bearing liabilities             196,076      9,240        4.71
                                                         --------      ------
Non-interest-bearing liabilities                 7,445
                                              --------
   Total liabilities                           203,521
   Stockholders' equity                         57,889
                                              --------
      Total liabilities and retained income   $261,410
                                              ========
Net interest income                                      $ 12,627
                                                         ========
Interest rate spread (2)                                                 4.03%
                                                                       ======
Net yield on interest-earning assets (3)                                 5.05%
                                                                       ======
Ratio of average interest-earning assets
   to average interest bearing liabilities                             127.57%
                                                                       ======

---------------------------------
     (1)  Includes classified loans.
     (2) Represents the difference between the average yield on interest-earning assets and the average cost of interest bearing liabilities.
     (3) Represents the net interest income divided by average interest-earning assets.

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

     Table 3 above sets forth certain information relating to the Bank's statements of financial condition and statements of operations for the three years ended September 30, 2000, 1999, and 1998 and reflects the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the periods indicated. Average balances are derived from month end balances. The Bank does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented.

RESULTS OF OPERATIONS

Comparison of Financial Condition at September 30, 2000 and 1999

     Total assets increased to $559.7 million at September 30, 2000, from $292.3 million at September 30, 1999, reflecting the Green Street and Triangle acquisitions.

     Loans receivable (net of loan loss reserves and deferred loan fees) increased 72.7% to $366.2 million at September 30, 2000, from $212.1 million at September 30, 1999, reflecting the Green Street and Triangle acquisitions.

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

     Commercial loans increased 55.3% to $137.9 million at September 30, 2000, from $88.8 million at September 30, 1999. Consumer loans increased 47.5% to $75.0 million at September 30, 2000 from $50.8 million at September 30, 1999. This growth reflects the Green Street and Triangle acquisitions and the Bank's emphasis of structuring itself as a commercial banking entity. Residential real estate mortgage loans increased 109.1% to $159.3 million at September 30, 2000, from $76.2 million at September 30, 1999, reflecting the Green Street acquisition and the Bank's origination volume. During fiscal 2000, the Bank originated $54.1 million of residential real estate mortgage loans, compared to $91.2 million during fiscal 1999. The Bank sold or exchanged $62.8 million of real estate loans during fiscal 1999, compared to $86.1 million during fiscal 1999. Loans serviced for others were $300.0 million at September 30, 2000 compared to $275.3 million at September 30, 1999. Commercial and consumer loan originations increased to $122.4 million during fiscal 2000, from $86.3 million during fiscal 1999.

     Investment securities and mortgage-backed securities increased to $153.7 million at September 30, 2000, from $59.4 million at September 30, 1999. In order to support its growth, the Bank has implemented various investment strategies to increase its required regulatory levels. During the year ended September 30, 2000, the Bank increased its investment securities portfolio (primarily U. S. Government and Agency securities) to $45.2 million, compared to $3.0 million at September 30, 1999. In conjunction with an investment strategy to increase its regulatory liquidity levels, during this period the Bank securitized certain mortgage loans previously held for sale into mortgage-backed securities, resulting in a mortgage-backed securities portfolio of $108.5 million at September 30, 2000, compared to $56.3 million at September 30, 1999.

     Deposits increased to $471.9 million at September 30, 2000, from $234.6 million at September 30, 1999, also reflecting the Green Street and Triangle acquisitions and the Bank's annual internal growth. Certificates of deposit increased 95.1% to $339.3 million at September 30, 2000, from $173.9 million at September 30, 1999. The Bank continues to emphasize attracting lower cost core deposits, as checking accounts increased 106.6% to $110.6 million at September 30, 2000, from $53.5 million at September 30, 1999. Total borrowings increased to $30.4 million at September 30, 2000, from $1.3 million at September 30, 1999. Due to the volatility of short-term interest rates during fiscal 2000, the Bank relied more on FHLB advances as a funding source to help control its exposure to interest rate risk, and to support its operations and liquidity requirements.

     Stockholders' equity was $44.8 million at September 30, 2000, compared to $48.8 million at September 30, 1999. The ratio of equity to total assets decreased to 8.0% at September 30, 2000, from 16.7% at September 30, 1999, reflecting the leveraging effect of the Green Street and Triangle acquisitions. During the years ended September 30, 2000 and 1999, the Company declared four quarterly cash dividends each, totaling $0.46 and $0.31 per share respectively. These cash dividend payments reflect dividend payout ratios of basic earnings of 40.4% and 34.1% respectively. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company and general economic conditions.

     The Company's note receivable from the Employee Stock Ownership Plan ("ESOP") declined to $1.8 million at September 30, 2000, from $2.3 million at September 30, 1999, reflecting the release of 44,492 shares to ESOP participants. The note is reported as a reduction of stockholders' equity and requires an annual $349,000 principal payment plus interest at prime plus one percent. Although shares of common stock of the Company secure the ESOP note, the Bank expects to make discretionary contributions to the ESOP in amounts at least equal to the required principal and interest payments. At September 30, 2000, 181,858 unallocated shares remained in the ESOP, compared to 226,350 at September 30, 1999.

     During fiscal 2000, the Management Recognition Plan ("MRP"), a deferred stock awards plan established for the benefit of directors and officers of the Company and the Bank, was terminated upon the distribution of all remaining plan shares. On April 8, 2000, the remaining 58,187 of awarded plan shares were vested and distributed to participants. At September 30, 1999, the 58,187 of awarded shares were held in trust for future vesting, and reported as a reduction in stockholders' equity as deferred stock awards.

     Pursuant to stock repurchase programs adopted by the Company during fiscal years 2000 and 1999, the Company acquired 390,066 and 595,301 shares of its common stock, respectively, through open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At September 30, 2000, treasury shares were 1,203,569 totaling $23.0 million, compared to 813,503 shares totaling $15.8 million at September 30, 1999. The Company believes the repurchase of its outstanding common stock will increase per share earnings and book value, provide an attractive investment for the Company's excess funds and decrease the potential dilutive effect caused by the future exercise of stock options.

Comparison of Operating Results for the Years Ended September 30, 2000 and 1999

     Net Income. Net income increased to $3.5 million for the year ended September 30, 2000, from $3.2 million for the year ended September 30, 1999. Basic and diluted earnings per share increased to $1.14 and $1.13 per share, respectively, for the year ended September 30, 2000, compared to $0.91 per share, respectively, for the year ended September 30, 1999. The average number of basic shares outstanding (net of unearned ESOP, MRP and treasury shares) was 3,115,768 and 3,530,811, respectively, for the years ended September 30, 2000 and 1999, reflecting the impact of the stock repurchase program.

     Interest Income. Interest income increased 59.4% to $36.9 million for fiscal 2000, from $23.1 million for fiscal 1999. The increase in interest income on loans and investments during 2000 results principally from the growth in volume of average interest-earning assets attributable to the Green Street and Triangle acquisitions. The average balance of interest-earning assets increased 57.2% to $440.6 million for fiscal 2000, from $280.1 million for fiscal 1999. The yield on average interest-earning assets increased to 8.4% for 2000, from 8.3% for 1999, reflecting the general increase in short-term interest rates during 2000.

     Interest Expense. Interest expense increased 90.5% to $19.0 million for fiscal 2000, from $10.0 million for fiscal 1999. The increase in interest expense on deposits and borrowings during 2000 results principally from the increased volume of average interest-bearing liabilities attributable to the Green Street Triangle acquisitions and rising short-term interest rates. The average balance of interest-bearing liabilities increased 77.1% to $410.0 million for fiscal 2000, from $231.4 million for fiscal 1999. The cost of interest-bearing liabilities increased to 4.6% for 2000, from 4.3% for 1999, reflecting the general increase in short-term interest rates during 2000.

     Net Interest Income. Net interest income increased 35.8% to $17.9 million for fiscal 2000, from $13.2 million for fiscal 1999. The increase in net interest income is primarily due to the combination of the increases in both the volume of average interest-earning assets and interest-bearing liabilities, offset by the general increase in short-term interest rates during 2000, as discussed above. The net yield on interest-earning assets declined to 4.1% for fiscal 2000, from 4.7% for fiscal 1999. See Table 2 (Rate/Volume Analysis) and Table 3 (Yield/Cost Analysis) above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risks in the loan portfolio, the Bank's past loan loss experience, and current and expected future economic conditions. The Bank provided $977,000 for loan losses during fiscal 2000, compared to $120,000 for fiscal 1999. These provisions were necessary to support the volume of loans acquired in the Green Street and Triangle transactions, and the risks associated with the emphasis placed upon commercial and consumer lending. The allowance for loan losses was $5.2 million at September 30, 2000, compared to $3.3 million at September 30, 1999, which the Bank believes is adequate to absorb probable losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans-in-process and deferred loan fees, was 1.4% at September 30, 2000, compared to 1.5% at September 30, 1999.

     The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, through a classification of assets program, whereby the loan portfolio is reviewed generally, and delinquent loans are analyzed individually, on a quarterly basis. Consideration is given to the loan status, payment history, repayment ability, probability of repayment, and loan-to-value percentages. As a result of this review and analysis, loans are classified in appropriate categories applicable to their circumstances. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of classified loans to total loans was 1.4% at September 30, 2000, compared to .3% at September 30, 1999.

     Other Income. Other income increased 19.4% to $3.4 million for fiscal 2000, from $2.9 million for fiscal 1999. Other income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased 48.8% to $1.9 million for fiscal 2000, from $1.3 million for fiscal 1999, reflecting the impact of the Green Street and Triangle acquisitions on the growth of the commercial and consumer loan portfolios and checking accounts. Gains from sales of loans and mortgage-backed securities declined to $2,000 for fiscal 2000 from $566,000 for fiscal 1999. The volume of loans and mortgage-backed securities sold or exchanged during 2000 was $62.8 million, compared to $86.1 million for 1999, reflecting less sales or exchanges due to the competitive pricing in the secondary mortgage market. Servicing fee income on loans serviced for others increased to $771,000 for 2000 from $762,000 for 1999, as loans serviced for others increased to $300.0 million at September 30, 2000, from $275.3 million at September 30, 1999.

     General and Administrative Expenses. General and administrative expenses increased 37.5% to $14.1 million for fiscal 2000, from $10.3 million in fiscal 1999. The Company's efficiency ratio (noninterest expenses divided by net interest income plus noninterest income) was 66.2% for fiscal 2000, compared to 63.9% for fiscal 1999. The largest single component of these expenses, compensation and fringe benefits, increased 24.3% to $8.6 million for fiscal 2000, from $6.9 million for fiscal 1999. This increase is principally attributable to a 50.0% growth in personnel resulting from the Green Street and Triangle acquisitions, as full time equivalent employees increased to 198 at September 30, 2000 from 132 at September 30, 1999.

     Other noninterest expenses including deposit insurance premiums, premises and equipment, repairs, printing, advertising and office expenses sustained proportionate incremental increases from 1999 to 2000, supporting the 91.5% growth in assets from September 30, 1999 to September 30, 2000. During fiscal 2000, the Bank recognized certain of these noninterest expenses in connection with the completion of the Green Street and Triangle acquisitions, as well as completing its name change to First South Bank.

     Income Taxes. The provision for income taxes increased to $2.7 million for fiscal 2000 from $2.5 million for fiscal 1999. The increase in provision for income taxes is the result of the increased pretax earnings of $6.2 million for fiscal 2000, from $5.6 million for fiscal 1999 and the effective income tax rates for each period.

Comparison of Financial Condition at September 30, 1999 and 1998

     Total assets increased 3.8% to $292.3 million at September 30, 1999, from $281.5 million at September 30, 1998. Loans receivable (net of loans-in-process, deferred fees and loan loss reserves) decreased 5.7%, to $212.1 million at September 30, 1999 from $225.0 million at September 30, 1998. Investment and mortgage-backed securities increased 97.0%, to $59.4 million at September 30, 1999, from $30.1 million at September 30, 1998.

     Commercial loans increased 21.1% to $88.8 million at September 30, 1999, from $73.3 million at September 30, 1998, and consumer loans increased 5.1% to $50.8 million at September 30, 1999, from $48.4 million at September 30, 1998. Residential real estate mortgage loans decreased 28.9% to $76.2 million at September 30, 1999, from $107.3 million at September 30, 1998. During fiscal 1999, the Bank originated $91.2 million of residential real estate mortgage loans, compared to $95.7 million during fiscal 1998. The Bank sold and exchanged $86.1 million of real estate loans during fiscal 1999, compared to $54.1 million during fiscal 1998. Loans serviced for others were $275.3 million at September 30, 1999, compared to $250.2 million at September 30, 1998. Commercial and consumer loan originations increased to $86.3 million during fiscal 1999, from $77.4 million during fiscal 1998.

     Deposits increased 14.7%, to $234.6 million at September 30, 1999, from $204.6 million at September 30, 1998. Certificates of deposits increased 11.9% to $173.9 million at September 30, 1999, from $155.4 million at September 30, 1998, and checking accounts increased 24.8% to $53.5 million at September 30, 1999, from $42.9 million at September 30, 1998. Total borrowings were $1.3 million at September 30, 1999, compared to $11.9 million at September 30, 1998, supporting the Bank's liquidity requirements and banking operations during the periods.

     Stockholders' equity was $48.8 million at September 30, 1999, compared to $56.7 million at September 30, 1998. The ratio of equity to total assets at September 30, 1999 declined to 16.7% from 19.9% at September 30, 1998. During the year ended September 30, 1999, the Company declared four quarterly cash dividends totaling $1.1 million, reflecting a dividend payout ratio of 34.1%.

     The Company's note receivable from the ESOP declined to $2.3 million at September 30, 1999, from $2.7 million at September 30, 1998, reflecting the release of 42,359 shares to ESOP participants. At September 30, 1999, 226,350 unallocated shares remained in the ESOP. During the year ended September 30, 1999, 58,197 of the shares awarded to MRP participants were vested, and the remaining 58,187 of the awarded shares are being held in trust for future vesting.

     Pursuant to the stock repurchase program, during fiscal years 1999 and 1998 the Company acquired 595,301 and 218,202 shares of its common stock, respectively, and are held as treasury stock. At September 30, 1999, treasury shares were 813,503 totaling $15.8 million, compared to 218,202 shares totaling $4.9 million at September 30, 1998.

Comparison of Operating Results for the Years Ended September 30, 1999 and 1998

     Net Income. Net income increased to $3.2 million for the year ended September 30, 1999, from $3.1 million for the year ended September 30, 1998. Basic and diluted earnings per share increased 13.8% to $0.91 per share for the year ended September 30, 1999, compared to $0.80 per share for the year ended September 30, 1998. The average shares outstanding (net unearned ESOP, MRP and treasury shares) was 3,530,811 and 3,876,813, respectively, for the years ended September 30, 1999 and 1998.

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

     Interest Expense. Interest expense increased 8.0% to $9.9 million for fiscal 1999, from $9.2 million for fiscal 1998. This also resulted principally from the increased volume of average interest-bearing liabilities. The average balance of interest-bearing liabilities increased 18.0% to $231.4 million for fiscal 1999, from $196.1 million for fiscal 1998. The cost of interest-bearing liabilities declined to 4.3% for 1999, from 4.7% for 1998, also reflecting the general decline in interest rates during 1999.

     Net Interest Income. Net interest income increased 4.1% to $13.2 million for the year ended September 30, 1999, from $12.6 million for the year ended September 30, 1998.

     Provision for Loan Losses. The Bank provided $120,000 and $310,000 for loan losses during the years ended September 30, 1999 and 1998, respectively. The allowance for loan losses was $3.3 million at September 30, 1999, compared to $3.4 million at September 30, 1998. The ratio of the allowance for loan losses to total loans was 1.5% at September 30, 1999 and 1998. The ratio of classified loans to total loans was 0.4% at September 30, 1999 and 1998.

     Other Income. Other income increased 8.6% to $2.9 million for fiscal 1999, from $2.6 million for fiscal 1998. Other income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased 28.5% to $1.3 million for fiscal 1999 from $985,000 for fiscal 1998, reflecting the growth in the loan portfolio and checking accounts during 1999. Gains from sales of loans and mortgage-backed securities declined to $560,000 for fiscal 1999, from $796,000 for fiscal 1998. The volume of loans and mortgage-backed securities sold or exchanged during 1999 was $86.1 million, compared to $54.1 million for 1998. Servicing fee income on loans serviced for others was $762,000 for 1999, compared to $637,000 for 1998, as loans serviced for others increased 9.2% to $275.3 million at September 30, 1999 from $250.2 million at September 30, 1998.

     General and Administrative Expenses. General and administrative expenses increased 3.2% to $10.3 million for fiscal 1999, from $9.9 million in fiscal 1997. The Company's efficiency ratio improved to 63.9% for fiscal 1999, from 65.1% for fiscal 1998.

     The largest single component of these expenses, compensation and fringe benefits, declined 4.4% to $6.9 million for fiscal 1999, from $7.2 million for fiscal 1998. During fiscal 1998, the benefits expense for the MRP plan declined 29.4% to $1.3 million, from $1.9million for fiscal 1998. The Bank recorded $854,000 in benefits expense for the ESOP in fiscal 1999, compared to $1.9 million for fiscal 1998. Other noninterest expenses including deposit insurance premiums, premises and equipment, advertising and office expenses sustained marginal incremental increases from 1998 to 1999, supporting a 17.3% growth in assets from September 30, 1997 to September 30, 1999.

     Income Taxes. The provision for income taxes increased to $2.5 million for fiscal 1999 from $1.9 million for fiscal 1998. The increase in provision for income taxes is the result of increased pretax earnings to $5.6 million for fiscal 1999, from $5.0 million for fiscal 1998 and the effective income tax rates then in effect.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements of the Bank and accompanying footnotes have been prepared in accordance with generally accepted accounting principles. They require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

YEAR 2000

     Neither the Company nor the Bank experienced any problems related to the Year 2000 ("Y2K") issue. Much information was published about the global computer problems that could occur in the year 2000. Many computer programs that only distinguish two digits of the year entered were expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date, or were expected to be unable to compute payment, interest or delinquency.

     In compliance with regulatory guidelines, the Bank formed a Y2K committee to review the effects the century date change could have on all current operating systems and to assess the potential risks associated with the Y2K issue. A formal Y2K strategic plan and contingency plan were developed to insure those problems and disruptions related to the Y2K issue were minimized.

     A national third party service bureau, Bisys, Inc. ("Bisys") provides all material data processing functions of the Bank that could have been impacted by Y2K. Bisys dedicated significant resources in assuring its systems are Y2K compliant and in developing a comprehensive testing and verification program. The Bisys client test facility provided the Bank with end-to-end testing capabilities of all its hardware, software and related interfaces. All Bank user departments successfully completed testing their system applications and business resumption contingency plans, assuring validation of the century date change and system readiness. Additional testing also took place with all other external mission critical information systems and relationships with which the Bank exchanges data or information. The Bank believes this readiness resulted in uninterrupted operations related to Y2K.

     In addressing Y2K, the Bank used its current internal staff with limited reliance on outside resources. Bisys provided remediated host system software at no expense to the Bank and no major system or software needs replacing due to Y2K. The Bank believes the cost of addressing the Y2K issue had no material impact on its results of operations, liquidity, capital resources, or uncertainty that would cause its reported financial condition not to be necessarily indicative of future operating results or financial condition. In addition, the Bank believes it will incur no additional costs relating to the Y2K issue. The Bank will continue to monitor its data processing systems and its customers and vendors to insure preparedness for any unprecedented delayed Y2K related problems

FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 states that the disclosure of forward looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward looking statements by corporate management. This Annual Report, including the Letter to Stockholders and Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the Company notes that a variety of risks and uncertainties could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. There are risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business. They include, but are not limited to, economic growth, interest rate movements, timely development of technology enhancements for products, services and operating systems, the impact of competitive products, services and pricing, customer requirements, regulatory changes and similar matters. Readers of this report are cautioned not to place undue reliance on forward looking statements that are subject to influence by these risk factors and unanticipated events. Accordingly, actual results may differ materially from management's expectations.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary (the "Company") at September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
October 27, 2000
Raleigh, North Carolina

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
SEPTEMBER 30, 2000 AND 1999
-------------------------------------------------------------------------------------------------------

              ASSETS                                                         2000             1999
Cash and due from banks                                                 $  13,124,356    $   5,375,856
Interest-bearing deposits in financial institutions                         1,617,084        4,034,076
Investment securities - available for sale                                 45,186,391        3,024,531
Mortgage-backed securities - available for sale                           108,518,700       56,325,868
Loans receivable, net:
   Held for sale                                                           32,443,106       13,481,714
   Held for investment                                                    333,766,510      198,572,216
Premises and equipment, net                                                 7,022,819        3,575,974
Deferred income taxes                                                       2,882,886        2,314,930
Real estate owned                                                             220,004          591,144
Federal Home Loan Bank of Atlanta stock, at cost
   which approximates market                                                2,651,300        1,460,200
Accrued interest receivable                                                 3,784,177        2,022,055
Intangible assets                                                           5,044,421          209,090
Other assets                                                                2,060,842        1,317,817
Note receivable                                                             1,396,051               --
                                                                        -------------    -------------
         Total assets                                                   $ 559,718,647    $ 292,305,471
                                                                        =============    =============

              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                               $ 110,592,166    $  53,525,231
   Savings                                                                 22,069,124        7,220,337
   Large denomination certificates of deposit                              56,336,303       31,399,212
   Other time                                                             282,944,074      142,473,215
                                                                        -------------    -------------
         Total deposits                                                   471,941,667      234,617,995
Borrowed money                                                             30,387,551        1,318,340
Other liabilities                                                          12,554,694        7,606,103
                                                                        -------------    -------------
         Total liabilities                                                514,883,912      243,542,438

Commitments and contingencies (Notes 10 and 14)

Common stock, $.01 par value, 8,000,000 shares authorized,
   4,364,044 shares issued and outstanding                                     43,640           43,640
Additional paid-in capital                                                 44,583,318       44,232,010
Retained earnings, substantially restricted                                26,327,863       24,197,767
Treasury stock at cost, 1,203,569 and 813,503 shares at September 30,
   2000 and 1999, respectively                                            (23,039,101)     (15,770,962)
Unearned ESOP shares, 181,858 and 226,350 shares at September 30,
   2000 and 1999, respectively                                             (1,818,578)      (2,263,500)
Deferred stock awards                                                              --         (783,392)
Accumulated other comprehensive (loss), net                                (1,262,407)        (892,530)
                                                                        -------------    -------------
         Total stockholders' equity                                        44,834,735       48,763,033
                                                                        -------------    -------------
         Total liabilities and stockholders' equity                     $ 559,718,647    $ 292,305,471
                                                                        =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
----------------------------------------------------------------------------------------------------

                                                            2000            1999            1998
Interest income:
   Interest and fees on loans                           $ 28,491,128    $ 19,261,766    $ 18,888,253
   Interest and dividends on investments and deposits      8,373,756       3,867,259       2,978,655
                                                        ------------    ------------    ------------
         Total interest income                            36,864,884      23,129,025      21,866,908
                                                        ------------    ------------    ------------

Interest expense:
   Interest on deposits                                   18,309,033       9,379,641       9,096,290
   Interest on borrowings                                    703,647         599,422         143,342
                                                        ------------    ------------    ------------
         Total interest expense                           19,012,680       9,979,063       9,239,632
                                                        ------------    ------------    ------------

Net interest income before provision for loan losses      17,852,204      13,149,962      12,627,276
Provision for loan losses                                    977,000         120,000         310,000
                                                        ------------    ------------    ------------
         Net interest income                              16,875,204      13,029,962      12,317,276
                                                        ------------    ------------    ------------
Other income:
   Loan fees and service charges                           1,883,646       1,265,974         985,439
   Loan servicing fees                                       771,093         762,125         637,480
   Gain on sale of real estate, net                          119,331          61,027          28,478
   Gain on sale of mortgage loans and mortgage-backed
      securities                                               1,706         560,469         796,004
   Other income                                              656,363         224,118         198,647
                                                        ------------    ------------    ------------
         Total other income                                3,432,139       2,873,713       2,646,048
                                                        ------------    ------------    ------------
General and administrative expenses:
   Compensation and fringe benefits                        8,602,946       6,924,085       7,239,911
   Federal insurance premiums                                 95,382         123,431         113,646
   Premises and equipment                                  1,299,158         501,270         356,550
   Advertising                                               204,735         137,806         134,978
   Payroll and other taxes                                   709,909         520,656         417,140
   Other                                                   3,188,355       2,047,568       1,677,841
                                                        ------------    ------------    ------------
         Total general and administrative expenses        14,100,485      10,254,816       9,940,066
                                                        ------------    ------------    ------------

Income before income taxes                                 6,206,858       5,648,859       5,023,258

Income taxes                                               2,657,826       2,452,713       1,899,900
                                                        ------------    ------------    ------------

NET INCOME                                                 3,549,032       3,196,146       3,123,358

Other comprehensive (loss) income, net                      (369,877)     (1,378,776)        185,928
                                                        ------------    ------------    ------------

Comprehensive income                                    $  3,179,155    $  1,817,370    $  3,309,286
                                                        ============    ============    ============

Net income per common share:
   Basic                                                $       1.14    $        .91    $        .80
                                                        ============    ============    ============

   Diluted                                              $       1.13    $        .91    $        .80
                                                        ============    ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
------------------------------------------------------------------------------------------------------------------------
                                                                                             RETAINED
                                                                            ADDITIONAL       EARNINGS,       UNEARNED
                                               COMMON         PAID-IN     SUBSTANTIALLY      TREASURY          ESOP
                                                STOCK         CAPITAL       RESTRICTED         STOCK          SHARES
                                            ------------   ------------    ------------    ------------    ------------
BALANCE, OCTOBER 1, 1997                    $     29,095   $ 42,654,054    $ 20,041,635    $         --    $ (3,118,984)
Three for two stock split effected in the
   form of a 50% stock dividend                   14,545             --         (14,545)             --              --
Net income                                            --             --       3,123,358              --              --
Fractional shares paid                                --             --          (4,652)             --              --
Other comprehensive income, net of taxes              --             --              --              --              --
Acquisition of shares for MRP                         --             --              --              --              --
Change in market value of deferred stock              --        753,959              --              --              --
MRP amortization                                      --             --              --              --              --
Acquisition of treasury shares                        --             --              --      (4,895,754)             --
Dividends ($.27 per share)                            --             --      (1,054,553)             --              --
Release of ESOP shares                                --        393,974              --              --         431,891
                                            ------------   ------------    ------------    ------------    ------------

BALANCE, SEPTEMBER 30, 1998                       43,640     43,801,987      22,091,243      (4,895,754)     (2,687,093)
Net income                                            --             --       3,196,146              --              --
Other comprehensive loss, net of taxes                --             --              --              --              --
MRP amortization                                      --             --              --              --              --
Acquisition of treasury shares                        --             --              --     (10,875,208)             --
Dividends ($.31 per share)                            --             --      (1,089,622)             --              --
Release of ESOP shares                                --        430,023              --              --         423,593
                                            ------------   ------------    ------------    ------------    ------------

BALANCE, SEPTEMBER 30, 1999                       43,640     44,232,010      24,197,767     (15,770,962)     (2,263,500)
Net income                                            --             --       3,549,032              --              --
Other comprehensive loss, net of taxes                --             --              --              --              --
MRP amortization                                      --        (57,700)             --              --              --
Acquisition of treasury shares                        --             --              --      (7,268,139)             --
Dividends ($.46 per share)                            --             --      (1,418,936)             --              --
Release of ESOP shares                                --        409,008              --              --         444,922
                                            ------------   ------------    ------------    ------------    ------------

BALANCE, SEPTEMBER 30, 2000                 $     43,640   $ 44,583,318    $ 26,327,863    $(23,039,101)   $ (1,818,578)
                                            ============   ============    ============    ============    ============

                                                            ACCUMULATED
                                                               OTHER
                                               DEFERRED    COMPREHENSIVE
                                                STOCK      INCOME (LOSS),
                                               AWARDS           NET            TOTAL
                                            ------------   ------------    ------------
BALANCE, OCTOBER 1, 1997                    $ (2,050,531)  $    300,318    $ 57,855,587
Three for two stock split effected in the
   form of a 50% stock dividend                       --             --              --
Net income                                            --             --       3,123,358
Fractional shares paid                                --             --          (4,652)
Other comprehensive income, net of taxes              --        185,928         185,928
Acquisition of shares for MRP                 (1,224,768)            --      (1,224,768)
Change in market value of deferred stock        (753,959)            --              --
MRP amortization                               1,902,959             --       1,902,959
Acquisition of treasury shares                        --             --      (4,895,754)
Dividends ($.27 per share)                            --             --      (1,054,553)
Release of ESOP shares                                --             --         825,865
                                            ------------   ------------    ------------

BALANCE, SEPTEMBER 30, 1998                   (2,126,299)       486,246      56,713,970
Net income                                            --             --       3,196,146
Other comprehensive loss, net of taxes                --     (1,378,776)     (1,378,776)
MRP amortization                               1,342,907             --       1,342,907
Acquisition of treasury shares                        --             --     (10,875,208)
Dividends ($.31 per share)                            --             --      (1,089,622)
Release of ESOP shares                                --             --         853,616
                                            ------------   ------------    ------------

BALANCE, SEPTEMBER 30, 1999                     (783,392)      (892,530)     48,763,033
Net income                                            --             --       3,549,032
Other comprehensive loss, net of taxes                --       (369,877)       (369,877)
MRP amortization                                 783,392             --         725,692
Acquisition of treasury shares                        --             --      (7,268,139)
Dividends ($.46 per share)                            --             --      (1,418,936)
Release of ESOP shares                                --             --         853,930
                                            ------------   ------------    ------------

BALANCE, SEPTEMBER 30, 2000                 $         --   $ (1,262,407)   $ 44,834,735
                                            ============   ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
--------------------------------------------------------------------------------------------------------------

                                                                   2000             1999             1998
Operating activities:
   Net income                                                 $   3,549,032    $   3,196,146    $   3,123,358
   Adjustments to reconcile net income to net cash
      used in operating activities:
         Provision for loan losses                                  977,000          120,000          310,000
         Depreciation                                               421,233          289,150          172,844
         ESOP compensation                                          853,930          853,616          825,865
         MRP compensation                                           725,692        1,342,907        1,902,959
         Accretion of discounts on securities                       692,235              371              372
         Provision for (benefit from) deferred income taxes        (321,370)        (825,748)         132,438
         Gain on disposal of premises and equipment and
            real estate acquired in settlement of loans            (119,331)         (64,373)         (34,259)
         Gain on sale of mortgage loans and  mortgage-
            backed securities                                        (1,706)        (560,469)        (796,004)
         Originations of loans held for sale, net               (46,229,695)     (60,777,625)     (66,892,933)
         Proceeds from sale of loans held for sale                       --       40,597,010       36,106,871
         Other operating activities                               2,415,094         (337,366)       3,327,998
                                                              -------------    -------------    -------------
            Net cash used in operating activities               (37,037,886)     (16,166,381)     (21,820,491)
                                                              -------------    -------------    -------------
Investing activities:
   Proceeds from maturities of investment securities
      available for sale                                          3,000,000               --               --
   Purchases of investment securities                           (46,050,000)              --               --
   Proceeds from principal repayments and sales of
      mortgage-backed securities available for sale              10,175,821       14,141,098       16,314,270
   Originations of loans held for investment, net
      of principal repayments                                   (20,480,237)     (12,863,836)     (14,631,404)
   Proceeds from disposal of premises and equipment
      and real estate acquired in settlement of loans               911,869          655,821          441,237
   Purchases of FHLB stock                                          (43,600)         (96,400)         (76,300)
   Purchases of premises and equipment                           (1,614,712)        (312,919)        (916,865)
   Repayment of note receivable                                       3,949               --               --
   Net cash to purchase Green Street Financial Corp.            (26,530,907)              --               --
   Acquisition of Triangle Bancorp, Inc. branches               113,760,993               --               --
                                                              -------------    -------------    -------------
            Net cash provided by investing activities            33,133,176        1,523,764        1,130,938
                                                              -------------    -------------    -------------
Financing activities:
   Net (decrease) increase in deposit accounts                   (8,461,007)      29,982,910       29,519,297
   Proceeds from FHLB borrowings                                125,200,000       61,000,000       46,000,000
   Repayments of  FHLB borrowings                              (101,200,000)     (70,500,000)     (47,500,000)
   Purchase of treasury shares                                   (7,268,139)     (10,875,208)      (4,895,754)
   MRP funding                                                           --               --       (1,224,768)
   Cash paid for fractional shares                                       --               --           (4,652)
   Cash dividends paid                                           (1,418,936)      (1,089,622)      (1,045,908)
   Net change in escrow accounts                                     (4,442)        (362,793)         269,129
   Net change in repurchase agreements                            2,388,742       (1,114,579)         811,799
                                                              -------------    -------------    -------------
            Net cash provided by financing activities             9,236,218        7,040,708       21,929,143
                                                              -------------    -------------    -------------

Increase (decrease) in cash and cash equivalents                  5,331,508       (7,601,909)       1,239,590
Cash and cash equivalents, beginning of year                      9,409,932       17,011,841       15,772,251
                                                              -------------    -------------    -------------

Cash and cash equivalents, end of year                        $  14,741,440    $   9,409,932    $  17,011,841
                                                              =============    =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES

     ORGANIZATION AND NATURE OF OPERATIONS

     First South Bancorp, Inc. (the "Company") is a bank holding company incorporated under the laws of the State of Virginia. First South Bank (the "Bank"), the wholly owned subsidiary of the Company, is organized and incorporated under the laws of the state of North Carolina. The Bank is regulated by the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

     The accounting and reporting policies of the Company and the Bank follow accounting principles generally accepted in the United States of America and general practices within the financial services industry as summarized below.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand and time deposits (with remaining maturities of ninety days or less at time of purchase) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, a separate component of equity. As of September 30, 2000, the Bank has classified all investments as available for sale.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     Loan origination fees, as well as certain direct loan origination costs, are deferred. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans utilizing the interest method.

     Commitment fees to originate or purchase loans are deferred, and if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment. Fees for originating loans for other financial institutions are recognized as loan fee income.

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At September 30, 2000 and 1999, and during the three years ended September 30, 2000, there were no individual loans material to the consolidated financial statements which were defined as impaired.

     The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with accounting principles generally accepted in the United States of America and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or risks in its portfolio will not require further increases in the allowance.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

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

     MORTGAGE SERVICING RIGHTS

     The Company accounts for its mortgage servicing assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Impairments of servicing assets are evaluated through an assessment of the fair value of those assets using a disaggregated, discounted cash flows method under which the assets are disaggregated into various strata, based on predominant risk characteristics. The net carrying value of each stratum, based on predominant risk characteristics, is compared to its discounted estimated future net cash flows to determine whether adjustments should be made to carrying values or amortization schedules. Impairment of a servicing asset is recognized through a valuation allowance and a charge to current-period earnings if it is considered to be temporary, or, through a direct write-down of the asset and a charge to current-period earnings if it is considered other than temporary. The predominant risk characteristics of the underlying loan that are used to satisfy the servicing assets and liabilities for measurement purposes generally include the (1) loan origination date, (2) loan rate,
     (3) loan type and size and (4) loan maturity date.

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

     INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

     The Bank is required to invest in stock of the Federal Home Loan Bank of Atlanta ("FHLB") in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At September 30, 2000 and 1999, respectively, the Bank owned 26,513 and 14,602 shares of the FHLB's $100 par value capital stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill and are being amortized over ten years using the straight-line method.

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

     STOCK SPLIT

     On July 16, 1998, the Company declared a three-for-two stock split, in the form of a 50% stock dividend, payable August 19, 1998, to stockholders of record on July 31, 1998. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

     RECLASSIFICATIONS

     Certain items included in the 1999 financial statements have been reclassified to conform to the 2000 presentation. These reclassifications have no effect on the net income or stockholders' equity previously reported.

     COMPREHENSIVE INCOME

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income," on October 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements.

     As required by SFAS No. 130, prior year information has been modified to conform with the new presentation. The Company's only components of other comprehensive income relate to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended September 30, 2000, 1999 and 1998, is as follows:

                                                     2000          1999           1998
     Unrealized (losses) gains on securities
        available for sale                       $  (616,463)   $(2,159,473)   $   578,471

     Reclassification of net gains
        recognized in net income                          --       (138,881)      (272,724)

     Income tax benefit (expense) relating to
        unrealized gains (losses) on available
        for sale securities                          246,586        919,578       (119,819)
                                                 -----------    -----------    -----------

     Other comprehensive (loss) income, net      $  (369,877)   $(1,378,776)   $   185,928
                                                 ===========    ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," on October 1, 1998. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. The adoption of SFAS No. 131 did not have a material effect on the Company's financial statements, as management has determined that the Bank operates in one business segment.

     NEW ACCOUNTING PRONOUNCEMENTS

     The Company has adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective with the fiscal quarter beginning July 1, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The SEC has indicated that they intend to issue additional written guidance to further supplement SAB 101. Based on the SEC's latest timeline for implementing SAB 101, the Company would be required to comply with the guidelines in the fourth quarter of fiscal 2001. Adoption of SAB 101 is not expected to have any material impact on the recognition, presentation, and disclosure of revenue.

     In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"), providing new accounting rules for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). FIN 44 does not change FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). The new rules are significant and could result in compensation expense in several situations in which no expense is typically recorded under current practice. FIN 44 is generally effective for transactions occurring after July 1, 2000; however, the accounting must be applied prospectively to certain transactions consummated after December 15, 1998. The Company does not expect that FIN 44 will have a material effect on its financial condition or results of operations.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS 140 requires a debtor to reclassify financial assets pledged as collateral and report these assets separately in the statement of financial position. It also requires a secured party to disclose information, including fair value, about collateral that it has accepted and is permitted by contract or custom to sell or repledge. SFAS 140 includes specific disclosure requirements for entities with securitized financial assets and entities that securitize assets. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2000, and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not expect that SFAS 140 will have a material effect on financial condition or results of operation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   SIGNIFICANT ACTIVITIES

     On November 30, 1999, the Company consummated the acquisition of Green Street Financial Corp. ("Green Street"), the parent holding company of Home Federal Savings and Loan Association of Fayetteville, North Carolina ("Home Federal"), with full service offices located in Fayetteville and Lumberton, North Carolina. The acquisition was accounted for using the purchase method of accounting for a cash purchase price of $59.2 million, representing $15.25 per share of Green Street common stock.

     Concurrently with the Green Street acquisition, the Company changed its name to First South Bancorp, Inc.

     The following table reflects the unaudited pro forma combined results of operations, assuming the acquisition had occurred at the beginning of fiscal 2000, 1999, and 1998:

                                          2000          1999          1998

     Net interest income              $17,409,204   $16,235,962   $15,523,276
     Net income                         3,580,032     3,384,146     3,311,358
     Net earnings per diluted share          1.14           .96           .85

     In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisitions had been effective at the beginning of fiscal 1998.

     On February 18, 2000, the Bank completed the acquisition of six Triangle Bank ("Triangle") branch offices located in Rocky Mount and Tarboro, North Carolina. This acquisition was accounted for using the purchase method of accounting and the Bank assumed the deposits of the six Triangle branch offices for a premium of approximately 4.0% of the assumed deposits.

     The fair value of assets, including goodwill, and liabilities assumed were as follows (in thousands):

                                                  GREEN STREET       TRIANGLE

     Loans receivable                            $ 125,459,235    $  26,162,062
     Premises and equipment                          1,245,957        2,407,409
     Goodwill                                          287,832        4,898,652
     Other assets                                    4,548,219          277,790
     Deposits                                     (101,648,952)    (144,135,727)
     Other liabilities                              (3,361,384)      (3,371,179)
                                                 -------------    -------------

     Net cash paid (received) for acquisitions   $  26,530,907    $(113,760,993)
                                                 =============    =============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

3.   INVESTMENT SECURITIES

     Investment securities at September 30, 2000 and 1999, are classified as available for sale according to management's intent and summarized as follows:

                                                           GROSS UNREALIZED         ESTIMATED
                                           AMORTIZED   -------------------------     MARKET
                                             COST         GAINS         LOSSES        VALUE
                                         -----------   -----------   -----------   ----------
     2000:
        U.S. Treasury and Agency Notes   $45,357,920   $   230,003   $   401,532   $45,186,391
                                         ===========   ===========   ===========   ===========
     1999:
        U.S. Treasury and Agency Notes   $ 3,000,155   $    24,376   $        --   $ 3,024,531
                                         ===========   ===========   ===========   ===========

     U.S. Treasury and Agency notes at September 30, 2000, are contractually scheduled to mature as follows:

                                                             ESTIMATED
                                               AMORTIZED       MARKET
                                                  COST         VALUE
                                              -----------   -----------

     Due after one year through five years    $30,678,308   $30,690,478

     Due after five years through ten years    14,679,612    14,495,913
                                              -----------   -----------

                                              $45,357,920   $45,186,391
                                              ===========   ===========

4.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities at September 30, 2000 and 1999, are classified as available for sale according to management's intent and summarized as follows:

                                                                 GROSS UNREALIZED           ESTIMATED
                                              AMORTIZED    ---------------------------        MARKET
                                                COST           GAINS         LOSSES           VALUE
                                            ------------   ------------   ------------    ------------
     2000:
        FHLMC participation certificates,
        maturing from years 2003 to 2030    $110,462,189   $    166,593   $ (2,110,082)   $108,518,700
                                            ============   ============   ============    ============
     1999:
        FHLMC participation certificates,
        maturing from years 2003 to 2028    $ 57,848,801   $     47,194   $ (1,570,127)   $ 56,325,868
                                            ============   ============   ============    ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     Mortgage-backed   securities  at  September  30,  2000,  are  contractually
     scheduled to mature as follows:

                                                              ESTIMATED
                                               AMORTIZED        MARKET
                                                  COST          VALUE
                                              ------------   ------------

     Due after one year through five years    $  1,059,460   $  1,050,783
     Due after five years through ten years      3,510,053      3,463,869
     Due after ten years                       105,892,675    104,004,048
                                              ------------   ------------

                                              $110,462,188   $108,518,700
                                              ============   ============

     Expected   maturities  may  differ  from  contractual   maturities  because
     borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

     Mortgage-backed securities with a carrying value of $0, $5,520,194 and $9,016,982 were sold during the years ended September 30, 2000, 1999 and 1998, respectively. Gross realized gains on the sales of mortgage-backed securities were $0, $138,881 and $272,724 during 2000, 1999 and 1998, respectively. There were no gross realized losses during 2000, 1999 and 1998.

     Mortgage-backed   securities  with  an  amortized  cost  of   approximately
     $5,437,740 and $2,119,192 were pledged as collateral for deposits from public entities at September 30, 2000 and 1999, respectively.

5.   LOANS RECEIVABLE

     Loans receivable at September 30, 2000 and 1999, are summarized as follows:

                                         2000             1999

     Mortgage loans                 $ 159,328,698    $  76,207,905
     Consumer loans                    75,001,720       50,848,210
     Commercial loans                 137,941,182       88,809,547
                                    -------------    -------------

           Total                      372,271,600      215,865,662

     Less:
        Allowance for loan losses      (5,159,353)      (3,297,256)
        Deferred loan fees               (902,631)        (514,476)
                                    -------------    -------------

     Loans receivable, net          $ 366,209,616    $ 212,053,930
                                    =============    =============

     The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See
     Note 10).

     During 2000, 1999 and 1998, the Bank exchanged loans with outstanding principal balances of $62,789,209, $45,527,117 and $17,958,559, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

     The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at September 30, 2000 and 1999, are fixed rate mortgage loans with an estimated market value of approximately $32,800,000 and $13,500,000, respectively.

     Net gains on sales of loans receivable held for sale amounted to $1,706, $303,324 and $523,280 during the years ended September 30, 2000, 1999 and 1998, respectively.

     The changes in the allowance for loan losses for the years ended September 30, 2000, 1999 and 1998, are as follows:

                                            2000          1999          1998

     Balance at beginning of year       $ 3,297,256   $ 3,364,588   $ 3,249,352
     Provisions for loan losses             977,000       120,000       310,000
     Balance transferred in acquisition     962,999            --            --
     Loans charged off                     (157,092)     (265,384)     (202,543)
     Recoveries                              79,190        78,052         7,779
                                        -----------   -----------   -----------

     Balance at end of year             $ 5,159,353   $ 3,297,256   $ 3,364,588
                                        ===========   ===========   ===========

     The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                       2000         1999
     Loans contractually past due 90 days or more
        and/or on nonaccrual status:
           Residential                              $1,365,949   $  486,714
           Consumer and commercial                     279,826       80,631
                                                    ----------   ----------

                                                    $1,645,775   $  567,345
                                                    ==========   ==========

     During the years ended September 30, 2000, 1999 and 1998, interest income of approximately $40,000, $9,000 and $18,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

6.   PREMISES AND EQUIPMENT

     Premises and equipment at September 30, 2000 and 1999, consist of the following:

                                             2000          1999

     Land                                $ 2,566,219   $ 1,081,952
     Office buildings                      5,009,762     2,499,579
     Furniture, fixtures and equipment     2,566,530     1,840,334
     Vehicles                                290,031       241,061
                                         -----------   -----------
                                          10,432,542     5,662,926
     Less accumulated depreciation         3,409,723     2,086,952
                                         -----------   -----------

          Total                          $ 7,022,819   $ 3,575,974
                                         ===========   ===========

7.   EMPLOYEE BENEFIT PLANS

     The Company participates in a multi-employer defined benefit pension plan which covers substantially all employees. Expenses of the plan for the years ended September 30, 2000, 1999 and 1998, were $258,600, $133,000 and
     $168,500, respectively.

     The Company participates in a multi-employer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended September 30, 2000, 1999 and 1998, were $84,924, $76,985 and $76,386, respectively.

     Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended September 30, 2000, 1999 and 1998, aggregated $544,327, $516,985 and $562,478, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability.

     On April 8, 1998, the Company's Stockholders approved a Management Recognition Plan ("MRP") for directors and key employees. The Company was authorized to fund the acquisition of and award up to 174,570 shares (4% of shares issued in the stock conversion) to be awarded by a committee of the Board of Directors. The Company completed the acquisition of MRP shares during fiscal 1998. On April 8, 1998, 174,570 shares (market value of $4,029,258 and aggregate cost of $3,275,299) were awarded to certain officers and employees. The vesting schedule provided that 33-1/3% of the shares were earned and became non-forfeitable on April 8, 1998, 1999 and 2000.

     The shares issued to the MRP plan have been recorded as outstanding shares, and the unvested portion has been recorded as unearned compensation through a contra equity account. The consolidated statements of operations for the years ended September 30, 2000, 1999 and 1998, include compensation expense of $725,692, $1,342,907 and $1,902,959, respectively, relating to the scheduled vesting of MRP shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

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

     Initially, the ESOP acquired 349,140 shares of the Company's common stock financed by $3,491,400 in borrowings by the ESOP from the Company. This loan is secured by the shares of Common Stock purchased and earnings thereon. At September 30, 2000 and 1999, 167,282 and 122,790 shares, respectively, have been allocated to participants' accounts and 181,858 and 226,350 shares, with an estimated market value of $4,182,734 and $4,031,973, respectively, remain unallocated. All allocated shares are considered outstanding for earning per share purposes, while the unallocated shares are not included in the calculation.

     The principal balance of the ESOP loan was $1,818,578 and $2,263,500 at September 30, 2000 and 1999, respectively. The Bank is using the dividends declared on shares held by the ESOP to reduce the outstanding debt. Dividends on allocated shares are treated as a reduction of retained earnings. Dividends on unallocated shares are treated only as debt service, and there is no reduction of retained earnings. Compensation expense related to the ESOP is based on the average fair market value of shares during the period since the prior allocation date through the dates shares are committed to be released. The financial statements for the years ended September 30, 2000, 1999 and 1998, include compensation expense of $853,930, $853,616, and $825,865, respectively, related to the ESOP.

9.   STOCK OPTION PLAN

     On April 8, 1998, the Shareholders of the Company approved the First South Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. The Plan reserves 436,425 shares for grant within ten years of the effective date. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10-year life; however, there are additional limitations for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all shares immediately vest if a change of control, as defined, occurs.

     The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     recognized for options granted under the Option Plan. Had compensation cost for the Company's Option Plan been determined based on the fair value at the grant dates for awards under the Option Plan consistent with the method of SFAS No. 123, the Plan's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                 FOR THE YEAR ENDED
                                 SEPTEMBER 30, 2000              SEPTEMBER 30, 1999              SEPTEMBER 30, 1998
                           -----------------------------   -----------------------------   -----------------------------
                            AS REPORTED      PRO FORMA      AS REPORTED      PRO FORMA      AS REPORTED      PRO FORMA
     Net income            $   3,549,032   $   3,464,965   $   3,196,146   $   3,138,174   $   3,123,358   $   1,829,801
     Earnings per common
        share - basic               1.14            1.11             .91             .89             .80             .47
     Earnings per common
        share - diluted             1.13            1.11             .91             .89             .80             .47

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend growth rate of 17%, 15% and 0%; expected volatility of 18.6%, 20.8% and 6.1%; risk-free interest rates of 6.0%, 7.1% and 5.3%; and expected lives of 7 years.

     A summary of the status of the Plan as of September 30, 2000, 1999 and 1998, and changes during the years then ended, including weighted-average exercise price ("Price"), is presented below:

                                                  2000                  1999                  1998
                                            SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                           -------    -------    -------    -------    -------    -------
     Outstanding at beginning of year      404,303    $ 18.24    398,303    $ 18.25         --    $    --
     Granted                                21,000      18.26      6,000      17.75    398,303      18.25
     Cancellations                         (12,000)     18.25                               --         --
                                           -------               -------               -------
     Outstanding at year end               413,303      18.25    404,303      18.24    398,303      18.25
                                           =======               =======               =======

     Weighted-average fair value of
        options granted during the year               $  4.02               $  5.04               $  5.59
                                                      =======               =======               =======

     The following table summarizes additional information about the Option Plan at September 30, 2000, including weighted-average remaining contractual life ("Life") and Price:

                                OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                          -------------------------------    -------------------
                           SHARES      LIFE       PRICE       SHARES     PRICE

     $17.75 - 18.56       413,303   8.7 years   $   18.25    388,428   $   18.24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

10.  BORROWED MONEY

     Borrowed money represents advances from the FHLB and repurchase agreements. Advances from the FHLB had a weighed average rate of 6.94% and totaled $24,000,000 at September 30, 2000. There were no advances outstanding from the FHLB at September 30, 1999.

     At September 30, 2000 and 1999, repurchase agreements outstanding had average rates of 4.38% and 3.13%, and totaled $6,387,552 and $1,318,340, respectively.

     At September 30, 2000, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $7,000,000. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At September 30, 2000, the Company had an additional $41,000,000 of credit available with the FHLB.

11.  INCOME TAXES

     The components of income tax expense for the years ended September 30, 2000, 1999 and 1998, are as follows:

                                     2000           1999           1998
     Current:
        Federal                  $ 2,665,596    $ 2,712,909    $ 1,422,845
        State                        313,600        565,552        344,617
                                 -----------    -----------    -----------
                                   2,979,196      3,278,461      1,767,462
                                 -----------    -----------    -----------
      Deferred:
        Federal                     (287,542)      (719,993)       115,458
        State                        (33,828)      (105,755)        16,980
                                 -----------    -----------    -----------
                                    (321,370)      (825,748)       132,438
                                 -----------    -----------    -----------

     Total                       $ 2,657,826    $ 2,452,713    $ 1,899,900
                                 ===========    ===========    ===========

     A reconciliation of the expected income tax expense at statutory tax rates, with income tax expense reported in the statements of operations for the years ended September 30, 2000, 1999 and 1998, are as follows:

                                                         2000          1999          1998
     Expected income tax expense at 34%              $ 2,110,332   $ 1,920,612   $ 1,707,908
     State income taxes, net of federal income tax       296,998       270,298       239,220
     Non-deductible ESOP, other expenses and
        other adjustments                                250,496       261,803       (47,228)
                                                     -----------   -----------   -----------

                                                     $ 2,657,826   $ 2,452,713   $ 1,899,900
                                                     ===========   ===========   ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     The components of deferred income tax assets and liabilities are as follows:

                                                           2000         1999
     Deferred income tax assets:
        Deferred directors' fees                        $  548,288   $  379,283
        Allowance for loan losses                        1,490,452    1,000,686
        Employee benefits                                  747,790      878,390
        Unrealized losses on securities
           available for sale                              852,611      606,025
        Loans mark-to-market                               123,823           --
        Other                                              109,005       79,602
                                                        ----------   ----------
                                                         3,871,969    2,943,986
                                                        ----------   ----------
     Deferred income tax liabilities:
        Loans mark-to-market                                    --      266,793
        Depreciation and amortization                      315,426      173,055
        Carrying value - land                              386,200           --
        Deferred loan origination fees and costs            91,656       90,696
        FHLB stock                                         195,801       98,512
                                                        ----------   ----------
                                                           989,083      629,056
                                                        ----------   ----------

     Net deferred income tax asset                      $2,882,886   $2,314,930
                                                        ==========   ==========

     Retained earnings at September 30, 2000, include approximately $1,850,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than for tax bad debt losses or adjustments arising from carryback of net operating losses could create taxable income, in certain remote instances, which would be subject to the then current corporate income tax rate.

12.  REGULATORY CAPITAL REQUIREMENTS

     Dividend payments made by the Company are subject to regulatory restrictions under Federal Reserve Board policy as well as to limitations under applicable provisions of Virginia corporate law. The Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." Under Virginia law, dividends may be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Furthermore, under FDIC regulations, the Bank is prohibited from making any capital distributions if, after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

     As of September 30, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios as of September 30, 2000 and 1999, are presented in the table below (dollars in thousands):

                                                                                            TO BE WELL
                                                                                           CAPITALIZED
                                                                        FOR CAPITAL       UNDER PROMPT
                                                       ACTUAL        ADEQUACY PURPOSE   ACTION PROVISIONS
                                                  ----------------   ----------------   ----------------
                                                   AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                                  -------    -----   -------    -----   -------    -----
     2000:
     Total Capital (to Risk Weighted Assets)      $45,655    13.0%   $28,214     8.0%   $35,268    10.0%
     Tier I Capital (to Risk Weighted Assets)      41,237    11.7%    14,107     4.0%    21,161     6.0%
     Tier I Capital (to Average Assets)            41,237     7.7%    21,523     4.0%    26,904     5.0%

     1999:
     Total Capital (to Risk Weighted Assets)      $51,989    24.8%   $16,750     8.0%   $20,938    10.0%
     Tier I Capital (to Risk Weighted Assets)      48,691    23.3%     8,375     4.0%    12,563     6.0%
     Tier I Capital (to Average Assets)            48,691    16.2%    12,041     4.0%    15,052     5.0%

13.  EARNINGS PER SHARE

     The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned ESOP shares, unearned deferred stock awards and treasury shares) for the years ended September 30, 2000, 1999 and 1998. Options to purchase 413,303, 404,303, and 398,303 shares of common stock were outstanding during the years ended September 30, 2000, 1999, and 1998, respectively. For the years ended September 30, 1999 and 1998, none of these options were included in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares for each of the years.

                                              2000         1999         1998

     Net income (numerator)                $3,549,042   $3,196,146   $3,123,358
                                           ==========   ==========   ==========

     Weighted average shares outstanding
        for basic EPS (denominator)         3,115,768    3,530,811    3,876,813
     Dilutive effect of stock options          11,104           --           --
                                           ----------   ----------   ----------

     Adjusted shares for diluted EPS        3,126,872    3,530,811    3,876,813
                                           ==========   ==========   ==========

14.  MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $286,238,000 and $275,255,000 at September 30, 2000 and 1999, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     At September 30, 2000 and 1999, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $184,228 and $209,090, respectively.

15. FINANCIAL INSTRUMENT WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK:

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

     A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of September 30, 2000 and 1999, is as follows:

                                                                    2000          1999
     Commitments to extend credit:
        Commitments to originate loans                          $44,052,960   $33,769,607
        Undrawn balances on lines of credit and undrawn
           balances on credit reserves (overdraft protection)    43,864,361    28,341,602
                                                                -----------   -----------

                                                                $87,917,321   $62,111,209
                                                                ===========   ===========

     Included in the commitments to originate loans as of September 30, 2000 and 1999, are fixed interest rate loan commitments of $16,262,511 and $9,118,636, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

     The Company's lending is concentrated primarily in Beaufort, Craven, Cumberland, Edgecombe, Fayetteville, Lenoir, Lumberton, Nash, Pasquotank, Pitt, Robeson, Tarboro and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

     Since many of the  commitments  are expected to expire  without being drawn
     upon,   amounts   reported  do  not  necessarily   represent   future  cash
     requirements.

16.  PARENT COMPANY FINANCIAL INFORMATION

     The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of September 30, 2000 and 1999, and for the three years ended September 30, 2000, are as follows:

                                                                2000            1999
     CONDENSED BALANCE SHEETS
     Cash                                                   $  1,055,374    $  1,151,744
     Due from subsidiary                                         477,287       5,368,089
     Investment in wholly-owned subsidiary                    43,692,079      42,563,204
     Other assets                                                  8,747          12,115
                                                            ------------    ------------
              Total assets                                  $ 45,233,487    $ 49,095,152
                                                            ============    ============

     Other liabilities                                      $    398,752    $    332,119
     Stockholders' equity                                     44,834,735      48,763,033
                                                            ------------    ------------
           Total liabilities and stockholders' equity       $ 45,233,487    $ 49,095,152
                                                            ============    ============

                                                                2000            1999            1998
     CONDENSED STATEMENTS OF INCOME
     Interest income, net                                   $    204,090    $    234,242    $    291,950
     Equity in earnings of subsidiary                          3,471,752       3,121,370       3,007,978
     Miscellaneous expenses                                      126,810         159,466         176,570
                                                            ------------    ------------    ------------
              Net income                                    $  3,549,032    $  3,196,146    $  3,123,358
                                                            ============    ============    ============

                                       35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                                2000            1999            1998
     CONDENSED STATEMENTS OF CASH FLOWS
     Operating activities:
        Net income                                          $  3,549,032    $  3,196,146    $  3,123,358
        Adjustments to reconcile net income to net
           cash provided by operating activities:
           Equity in undistributed earnings of subsidiary     (3,471,752)     (3,121,370)     (3,007,978)
           Deferred income taxes                                      --              --         (57,800)
           ESOP compensation                                     853,930         853,616         825,865
           MRP compensation                                      725,692       1,342,907       1,902,959
           Other operating activities                             70,001         628,213        (589,308)
                                                            ------------    ------------    ------------
              Net cash provided by operating activities        1,726,903       2,899,512       2,197,096
                                                            ------------    ------------    ------------
     Investing activities:
        Repayments of advances to subsidiary                   6,863,802       9,257,445       5,910,220
                                                            ------------    ------------    ------------
              Net cash provided by investing activities        6,863,802       9,257,445       5,910,220
                                                            ------------    ------------    ------------
     Financing activities:
        MRP funding                                                   --              --      (1,224,768)
        Purchase of treasury shares                           (7,268,139)    (10,875,208)     (4,895,754)
        Cash paid for fractional shares                               --              --          (4,652)
        Dividends paid                                        (1,418,936)     (1,089,622)     (1,045,908)
                                                            ------------    ------------    ------------

              Net cash used in financing activities           (8,687,075)    (11,964,830)     (7,171,082)
                                                            ------------    ------------    ------------

     Net (decrease) increase in cash                             (96,370)        192,127         936,234
     Cash at beginning of year                                 1,151,744         959,617          23,383
                                                            ------------    ------------    ------------
     Cash at end of year                                    $  1,055,374    $  1,151,744    $    959,617
                                                            ============    ============    ============

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the years ended September 30, 2000 and 1999, is as follows (in thousands):

                                            FOURTH    THIRD     SECOND    FIRST
                                           -------   -------   -------   -------
     2000:
     Interest income                       $10,783   $10,099   $ 9,178   $ 6,805
     Interest expense                        5,921     5,241     4,680     3,171
     Provision for loan losses                 300       250       200       227
     Noninterest income                        950     1,052       815       615
     Noninterest expense                     3,768     4,058     3,631     2,643
     Income tax expense                        762       699       628       569
                                           -------   -------   -------   -------

     Net income                            $   982   $   903   $   854   $   810
                                           =======   =======   =======   =======
     Net income per common share:
        Basic and diluted                  $   .32   $   .30   $   .27   $   .25
                                           =======   =======   =======   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                            FOURTH    THIRD     SECOND    FIRST
                                           -------   -------   -------   -------
     1999:
     Interest income                       $ 5,918   $ 5,935   $ 5,629   $ 5,647
     Interest expense                        2,610     2,500     2,450     2,419
     Provision for loan losses                  70        --        --        50
     Noninterest income                        644       685       735       810
     Noninterest expense                     2,546     2,574     2,553     2,582
     Income tax expense                        532       762       561       598
                                           -------   -------   -------   -------

     Net income                            $   804   $   784   $   800   $   808
                                           =======   =======   =======   =======
     Net income per common share:
        Basic and diluted                  $   .24   $   .23   $   .22   $   .22
                                           =======   =======   =======   =======

18.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole.

     Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at September 30, 2000 and 1999, were as follows:

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

     The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                             2000                          1999
                                 ---------------------------   ---------------------------
                                   ESTIMATED      CARRYING       ESTIMATED      CARRYING
                                  FAIR VALUE       AMOUNT       FAIR VALUE       AMOUNT
                                 ------------   ------------   ------------   ------------
     1 - 4 family mortgages      $157,985,659   $157,650,137   $ 74,868,715   $ 74,822,333
     Consumer                      73,079,204     74,100,552     49,641,554     50,263,344
     Non-residential              134,458,927    134,458,927     86,968,253     86,968,253
                                 ------------   ------------   ------------   ------------

                                 $365,523,790   $366,209,616   $211,478,522   $212,053,930
                                 ============   ============   ============   ============

     The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $132,661,290 and $60,745,568 at September 30, 2000 and 1999,
     respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

     The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at September 30, 2000 and 1999, are as follows:

                                                    2000               1999
     Certificates of deposits:
        Carrying amount                         $339,280,377       $173,872,427
        Estimated fair value                     340,318,757        174,479,131

     Advances for Federal Home Loan Bank:
        Carrying amount                         $ 24,000,000       $         --
        Estimated fair value                      24,000,000                 --

     The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the federal fund's daily rate.

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $87,917,321 in 2000 and $62,111,209 in 1999, which are primarily comprised of unfunded loan commitments.

     The Company's remaining assets and liabilities are not considered financial instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

19.  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended September 30, 2000, 1999 and 1998, is as follows:

                                                       2000          1999          1998
     Real estate acquired in settlement of loans   $   411,040   $   764,023   $   458,061
     Exchange of loans for mortgage-backed
        securities                                  62,789,209    45,527,117    17,958,559
     Cash paid for interest                         19,012,680     9,960,689     9,268,840
     Cash paid for income taxes                      2,769,000     2,787,000     2,637,000
     Dividends declared, not paid                      387,220       332,119       271,102

                               BOARD OF DIRECTORS

DR. FREDERICK H. HOWDY                LINLEY H. GIBBS, JR.             EDMUND T. BUCKMAN, JR.
CHAIRMAN                              VICE CHAIRMAN                    Retired
President                             Retired                          Washington, NC
Drs. Freshwater and Howdy, P.A.       Washington, NC
Washington, NC

FREDERICK N. HOLSCHER                 CHARLES E. PARKER, JR.           H. D. REAVES, JR.
Partner                               Vice President                   Former President and
Rodman, Holscher, Francisco &         Robinson Insurance Agency           Chief Executive Officer
   Peck, P.A.                         New Bern, NC                     Home Federal Savings & Loan
Washington, NC                                                         Fayetteville, NC

MARSHALL T. SINGLETON                 THOMAS A. VANN
Co-Owner                              President and Chief
B. E. Singleton & Sons                   Executive Officer
Washington, NC                        First South Bank
                                      Washington, NC

                               EXECUTIVE OFFICERS

THOMAS A. VANN                        JACK L. ASHLEY                   JOSEPH C. DUNN
President and                         Executive Vice President         Executive Vice President
Chief Executive Officer               Branch Administration and        Credit Administration
                                      Operations

WALTER P. HOUSE                       WILLIAM L. WALL                  MARY R. BOYD
Executive Vice President              Executive Vice President         Senior Vice President
Mortgage Operations                   Chief Financial Officer and      Loan Servicing
                                      Secretary

SHERRY L. CORRELL                     KRISTIE W. HAWKINS               WILLIAM R. OUTLAND
Senior Vice President                 Treasurer                        Senior Vice President
Deposit Administration                Controller                       Consumer Lending

                               REGIONAL EXECUTIVES

JAMES F. BUCKMAN, IV                  D. NICHOLSON GUY, JR.            GEORGE R. HAMILTON
Senior Vice President                 Senior Vice President            Senior Vice President
Washington                            Fayetteville                     Rocky Mount
Chocowinity                           Lumberton                        Tarboro


RUSSELL A. LAY                        JAMES R. ROSE, JR.
Senior Vice President                 Senior Vice President
Elizabeth City                        Greenville
                                      Kinston
                                      New Bern

                                       40

                               FIRST SOUTH BANK OFFICE LOCATIONS

BANKING OFFICES

CHOCOWINITY                      ELIZABETH CITY                         FAYETTEVILLE
2999 Highway 17 South            604 East Ehringhaus Street             241 Green Street
252-946-4178                     252-335-0848                           910-483-3681

GREENVILLE                       KINSTON                                3107 Raeford Road
301 East Arlington Blvd          827 Hardee Road                        910-484-2116
252-321-2600                     252-522-9466

LUMBERTON                        NEW BERN                               TARBORO
600 North Chestnut Street        202 Craven Street                      100 East Hope Lodge Street
910-739-3274                     252-636-2997                           252-823-0157

ROCKY MOUNT                      1725 Glenburnie Road                   WASHINGTON
300 Sunset Avenue                252-636-2997                           1311 Carolina Avenue
252-972-9661                                                            252-946-4178

2901 Sunset Avenue                                                      300 North Market Street
252-451-1259                                                            252-946-4178

1378 Benvenue Road                                                      Corporate Office
252-442-8375                                                            1311 Carolina Avenue
                                                                        252-946-4178
450 North Winstead Avenue
252-937-1900                                                            Loan Administration
                                                                        239 West Main Street
3635 North Halifax Road                                                 252-946-4178
252-451-8700
(located in Smith's Red & White/ Dortches)

                         FIRST SOUTH BANK ATM* LOCATIONS

CHOCOWINITY                      ELIZABETH CITY                         FAYETTEVILLE
2999 Highway 17 South            604 East Ehringhaus Street             241 Green Street
                                                                        3107 Raeford Road

GREENVILLE                       LUMBERTON                              NEW BERN
301 East Arlington Blvd          3551 Fayetteville Road                 1725 Glenburnie Road
                                 (located at Turner Carpet Center)

TARBORO                          ROCKY MOUNT                            WASHINGTON
1202 Western Blvd                300 Sunset Avenue                      1311 Carolina Avenue
(located at Amoco Food Shop)     2901 Sunset Avenue                     300 North Market Street
                                 1378 Benvenue Road
                                 450 North Winstead Avenue
                                 3635 North Halifax Road
                                 (located at Smith's Red & White)

----------
*    Member of Star and Cirrus ATM networks.
     Member FDIC

                         "ALL THE BANK YOU'LL EVER NEED"

                     FIRST SOUTH BANK PRODUCTS AND SERVICES

PERSONAL BANKING SERVICES

     CHECKING ACCOUNTS:
          Free Basic Checking
          Free Senior Checking (age 50 and over)
          Preferred Checking
          Money Market Checking

     LENDING SERVICES:
          Consumer Loans
          Home Equity Loans
          Mortgage Loans
          FHA/VA Financing
          Reserve Lines
          VISA and MasterCard Credit Cards

     SAVINGS ACCOUNTS:
          Regular Savings
          Custodial Savings

     OTHER PERSONAL BANKING SERVICES:
          AccessLine 24 Hour Telephone Banking
          Automated Teller Machines (ATMs)
          24 Hour Banking Cards (ATM)
          Certificates of Deposit
          Individual Retirement Accounts
          VISA CheckCards
          Drive-Thru Windows
          Night Depository
          Safe Deposit Boxes
          Wire Transfers

COMMERCIAL BANKING SERVICES

     CHECKING ACCOUNTS:
          Commercial Checking
          Commercial Money Market Checking
          Business Interest Checking
          Simple Business Checking
          Simple Business Plus Checking

     LENDING SERVICES:
          Commercial Real Estate Loans
          Commercial Business Loans
          SBA Loans
          Lines-of-Credit

     OTHER COMMERCIAL BANKING SERVICES
          Cash Management Sweep Products
          VISA and MasterCard Merchant Services
          Night Depository
          Wire Transfers
          Cash Services (Coin and Currency)

                             STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
     First South Bancorp, Inc.          Telephone:  252-946-4178
     1311 Carolina Avenue               Fax:  252-946-3873
     Washington, NC  27889              E-mail:  info@firstsouthnc.com
                                        Website:  www.firstsouthnc.com

STOCK LISTING INFORMATION
The Company's common stock trades on the Nasdaq Stock Market under the symbol FSBK.

STOCK PRICE INFORMATION
The following table sets forth the high and low trade price information and dividends declared per share for the periods indicated.

     Quarter Ended                High             Low         Dividends
     -------------                ----             ---         ---------
     December 31, 1998          $ 22.00         $ 16.50         $   .07
     March 31, 1999               18.25           17.00             .07
     June 30, 1999                18.50           17.00             .07
     September 30, 1999           18.625          16.00             .10

     December 31, 1999            18.875          17.125            .10
     March 31, 2000               18.875          17.375            .10
     June 30, 2000                20.00           18.375            .13
     September 30, 2000           23.25           19.25             .13

REGISTRAR AND TRANSFER AGENT
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock registrar and transfer agent:

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     (800) 866-1340

FORM 10-K
The Company's annual report on Form 10-K, filed with the Securities and Exchange Commission, is available to shareholders without charge by writing: William L. Wall, Chief Financial Officer, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889.

INVESTOR INFORMATION
Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, First South Bancorp, Inc.

ANNUAL MEETING
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, February 15, 2001 at 11:00 a.m., at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

GENERAL COUNSEL                  SPECIAL COUNSEL                  INDEPENDENT ACCOUNTANTS
Rodman, Holscher, Francisco &    Stradley Ronon Housley           PricewaterhouseCoopers LLP
   Peck, P.A.                       Kantarian & Bronstein, LLP    Suite 2300
320 North Market Street          Suite 700                        150 Fayetteville Street Mall
Washington, NC  27889            1220 19th Street, N.W.           Raleigh, NC  27601
                                 Washington, DC 20036

          First South Bancorp
          =====================================
          -------------------------------------
          1311 Carolina Avenue
          P.O. Box 2047
          Washington, North Carolina 27889
          (252) 946-4178 Fax (252) 946-3873