Form 10-K, Exhibit 13
period 2001-09-30
FIRST SOUTH BANCORP INC /VA/
filed 2001-12-28
CIK 1027183

2001 ANNUAL REPORT

FIRST SOUTH BANCORP
===================
-------------------

                                TABLE OF CONTENTS

Letter to Stockholders                                                         1

Selected Consolidated Financial Information and Other Data                     2

Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                                 3

Report of Independent Accountants                                             14

Consolidated Statements of Financial Condition                                15

Consolidated Statements of Operations                                         16

Consolidated Statements of Stockholders' Equity                               17

Consolidated Statements of Cash Flows                                         18

Notes to Consolidated Financial Statements                                    19

Board of Directors                                                            41

Executive Officers                                                            41

Area and City Executives                                                      41

First South Bank Office Locations                                             42

First South Bank ATM Locations                                                42

First South Bank Products and Services                                        43

Stockholder Information                                                       44

                                MISSION STATEMENT

     "Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

It is a pleasure to present the 2001 operating results for First South Bancorp ("First South"). It was another excellent year with earnings setting a new record. We are pleased that the market value of First South's common stock reflected this superior performance, increasing 38.3% from year-end 2000. The appreciation in market value, combined with a 45.7% increase in the annual cash dividend, resulted in a total return of 41.2% to First South stockholders in 2001.

For the year ended September 30, 2001, we reported record earnings of $5.8 million representing a 64.3% increase over the $3.5 million earned for the year ended September 30, 2000. Diluted earnings per share increased 72.6% to $1.95 per share, compared to $1.13 per share for fiscal 2000. Our 2001 earnings produced a return on average assets of 1.1% and a return on average stockholders' equity of 12.3%. Our financial position remains strong.

The year ended September 30, 2001 was an eventful one for First South and First South Bank (the "Bank"). The Bank was recognized as the number one Small Business Administration lender among community banks in the state of North Carolina. We opened two new full service banking offices located in Washington and Kinston and we opened a new Operations Center, also located in Washington. We have created a new leasing division called First South Leasing, LLC that will offer general equipment leases to the commercial markets of eastern North Carolina and the Piedmont, parts of South Carolina and Virginia, as well as to the existing commercial accounts and business clients of the Bank. The Bank will open its twentieth branch during the last quarter of 2001 and plans to continue its expansion into additional outer markets, including areas in eastern, southeastern and northeastern North Carolina.

Our primary strategy is to focus on enhancing the franchise value of First South. We are committed to building a high performance bank, which provides superior returns to its stockholders. We are continuing to restructure the assets and liabilities of the Bank in order to achieve a higher net interest margin. We will continue to look for acquisition opportunities and will expand our branch operations into new markets. The consolidation of our industry will continue and this will create significant opportunities for First South. There will be a greater emphasis on increasing our level of efficiency and customer service.

This year has been a difficult year for Americans both economically and personally. The challenges America has been presented this year can not be understated. The events of September 11th have changed each of us forever and it is difficult to express the shock, grief and compassion we feel for our country. Our sympathies go out to all those who suffered a personal loss and to those who were injured in the attack on our country.

As we work through these difficult times, it is apparent that our employees are our greatest asset. Our employees are held to high standards and they meet the challenges placed before them. I want to thank them for their efforts and commitment in making First South so successful.

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

                                        Sincerely,

                                        /s/ Tom Vann

                                        Tom Vann
                                        President and
                                        Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                       At or For the Year Ended September 30,
                                            ------------------------------------------------------------
                                              2001         2000         1999         1998         1997
                                            --------     --------     --------     --------     --------
                                                    (dollars in thousands, except per share data)

Selected Financial Condition Data
---------------------------------
Total assets                                $541,195     $559,719     $292,305     $281,479     $249,281
Loans receivable, net                        374,087      366,210      212,054      224,999      197,785
Cash and investment securities                95,191       59,927       12,435       20,119       18,856
Mortgage-backed securities                    48,603      108,519       56,326       27,017       24,818
Deposits                                     471,939      471,942      234,618      204,635      175,116
Borrowings                                     4,909       30,388        1,318       11,933       12,621
Stockholders' equity                          50,769       44,835       48,763       56,714       57,856

Selected Operations Data
------------------------
Interest income                             $ 42,159     $ 36,865     $ 23,129     $ 21,867     $ 18,515
Interest expense                              22,168       19,013        9,979        9,240        8,346
                                            --------     --------     --------     --------     --------
Net interest income                           19,991       17,852       13,150       12,627       10,169
Provision for loan losses                        830          977          120          310          931
Noninterest income                             6,776        3,432        2,874        2,646        1,685
Noninterest expenses                          16,047       14,100       10,255        9,940        6,941
                                            --------     --------     --------     --------     --------
Income before income taxes                     9,890        6,207        5,649        5,023        3,982
Income taxes                                   4,060        2,658        2,453        1,900        1,719
                                            --------     --------     --------     --------     --------
Net income                                  $  5,830     $  3,549     $  3,196     $  3,123     $  2,263
                                            ========     ========     ========     ========     ========
Earnings per share - basic (1)(2)           $   2.01     $   1.14     $   0.91     $   0.80     $   0.35
Earnings per share - diluted (1)(2)             1.95         1.13         0.91         0.80         0.35
Dividends per share (2)                         0.67         0.46         0.31         0.27         0.13

Selected Financial Ratios and Other Data
----------------------------------------

Performance Ratios:
Return on average assets                        1.06%        0.76%        1.09%        1.19%        1.00%
Return on average equity                       12.31         7.71         6.03         5.40         6.57
Interest rate spread                            3.67         3.73         3.95         4.03         4.10
Net interest margin                             3.90         4.05         4.69         5.05         4.67
Average earning assets/average
  interest bearing liabilities                114.06       115.51       131.01       127.57       115.00
Noninterest expense/average assets              2.92         3.03         3.50         3.80         3.06
Efficiency ratio                               59.95        66.25        63.99        65.08        58.55
Dividend payout ratio                          33.33        40.35        34.07        33.75        37.14

Quality Ratios:
Nonperforming assets/total assets               0.29%        0.33%        0.40%        0.43%        0.65%
Nonperforming loans/total loans                 0.28         0.45         0.27         0.36         0.64
Loan loss reserves/total loans                  1.42         1.39         1.53         1.50         1.64
Provision for loan losses/total loans           0.22         0.27         0.06         0.14         0.47

Capital Ratios:
Equity/total assets, end of period              9.38%        8.02%       16.69%       19.95%       23.23%
Average equity/average assets                   8.62         9.89        18.09        22.14        15.17

Other Data:
Full service offices                              19           17            9            8            8
Loans serviced for others                   $295,216     $300,006     $275,255     $250,202     $253,647

----------------
(1) Applies to net income of $1,395,900 earned for the period April 8, 1997 to September 30, 1997.
(2)  Adjusted for three-for-two stock split on August 19, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     First South Bancorp, Inc. (the "Company") was formed for the purpose of issuing common stock, owning 100% of the stock of First South Bank (the "Bank") and operating through the Bank a commercial banking business. The Company has engaged in no activities other than holding the stock of the Bank, therefore, this discussion of consolidated financial condition and results of operations relates principally to the Bank. The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences, credit cards and other loans. The Bank's earnings depend primarily on its net interest income, which is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities. The level of its noninterest income and expenses also affects the Bank's earnings.

     Prevailing economic conditions, as well as federal and state regulations, affect the operations of the Bank. The Bank's cost of funds is influenced by interest rates paid on competing investments, rates offered on deposits by other financial institutions in the Bank's market area and by general market interest rates. Lending activities are affected by the demand for financing of real estate and various types of commercial and consumer loans, influenced by interest rates at which such financing may be offered.

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

SIGNIFICANT ACTIVITIES AND EVENTS

     On November 30, 1999, the Company consummated the acquisition of Green Street Financial Corp ("Green Street"), the parent holding company of Home Federal Savings and Loan Association of Fayetteville, North Carolina ("Home Federal"), with full service offices located in Fayetteville and Lumberton, North Carolina. The acquisition was accounted for using the purchase method of accounting for a cash purchase price of $59.2 million, representing $15.25 per share of Green Street common stock. Summary financial information related to Green Street acquisition was as follows (unaudited): assets - $162.2 million; loans receivable - $125.4 million; deposits - $101.7 million; and goodwill - $288,000.

     On February 18, 2000, the Bank completed the purchase of six Triangle Bank ("Triangle") branch offices located in Rocky Mount and Tarboro, North Carolina. This acquisition was accounted for using the purchase method of accounting and the Bank assumed the deposits of the six Triangle branch offices for a premium of approximately 4.0% of the assumed deposits. Summary financial information related to the Triangle branches purchase was as follows (unaudited): deposits - $147.5 million; cash and other assets - $113.4 million; loans receivable - $26.3 million; deposit premium - $5.0 million; and premises and equipment - $2.8 million.

     Concurrent with the Green Street acquisition, the Bank changed its name to First South Bank. These acquisitions enabled the Company to leverage its capital base, represent a significant growth in the Bank's branch office network and have benefited the Company's earnings.

LIQUIDITY AND CAPITAL RESOURCES

     As a state chartered commercial bank, the Bank must meet liquidity requirements established by the North Carolina Office of the Commissioner of Banks (the "Commissioner"). Savings banks, which convert to commercial banks, are required to maintain 15% liquidity pursuant to the conversion guidelines adopted by the Commissioner. The Bank's liquidity ratio, as computed under these guidelines, was 24.0% at September 30, 2001 compared to 27.9% at September 30, 2000.

     The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from loan and securities sales, and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by interest rates, economic conditions and local competition. The Bank's primary investing activity is the origination of commercial, consumer and mortgage loans. During the years ended September 30, 2001 and 2000, the Bank had loan originations of $204.6 million and $176.5 million, respectively. The Bank's primary financing activities are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

     The levels of cash and cash equivalents is dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 2001 and 2000, cash and cash equivalents totaled $40.4 million and $14.7 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. During the years ended September 30, 2001 and 2000, the Bank sold or exchanged real estate loans totaling $49.3 million and $62.8 million, respectively. Borrowing's consisting of FHLB advances and retail repurchase agreements were $4.9 million at September 30, 2001 compared to $30.4 million at September 30, 2000. Other sources of liquidity include investment and mortgage-backed securities designated as available for sale, which totaled $103.3 million at September 30, 2001 and $153.7 million at September 30, 2000.

     At September 30, 2001 stockholders' equity was $50.8 million compared to $44.8 million at September 30, 2000. At September 30, 2001 there were 3,016,546 shares of common stock outstanding, net of 1,347,498 treasury shares. Net income for fiscal 2001 was $5.8 million, compared to $3.5 million for fiscal 2000.

     As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards. The Bank's stand-alone equity was $49.2 million at September 30, 2001, compared to $43.7 million at September 30, 2000, substantially in excess of all such regulatory requirements. The Commissioner requires the Bank to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4% and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all capital requirements of both the Commissioner and the FDIC at September 30, 2001 and 2000.

ASSET/LIABILITY MANAGEMENT

     The Bank strives to maintain consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also impact interest income and interest expense. The overall yield on the Bank's earning assets will generally increase when interest rates rise over an extended period of time, and conversely, yields will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decline. The Bank can significantly influence its net interest income by controlling the increases and decreases in its interest income and interest expense, which are caused by changes in market interest rates.

     The President of the Bank reports interest rate risk and trends to the Board of Directors on a regular basis, as well as liquidity and capital ratio requirements. The Board of Directors reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

     A principal strategy in managing the Bank's interest rate risk has been to increase interest sensitive assets such as commercial and consumer loans. At September 30, 2001, the Bank had $178.9 million of commercial loans and $78.2 million of consumer loans compared to $137.9 million and $75.0 million, respectively, at September 30, 2000. The Bank had $20.5 million of loans held for sale at September 30, 2001, compared to $32.4 million at September 30, 2000. Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market. In managing its portfolio of investment securities, the Bank has emphasized that all purchases of securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $103.3 million of investment and mortgage-backed securities classified as available for sale at September 30, 2001, compared to $153.7 million at September 30, 2000.

MARKET RISK

     Market risk reflects the risk of economic loss resulting from changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods. Market risk arises primarily from interest rate risk inherent in lending and deposit taking activities. The Bank does not maintain a trading account for any class of financial instruments, nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the Bank is not subject to foreign currency exchange risk or commodity price risk.

     The Bank measures interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Bank's exposure to interest rates is reviewed on a quarterly basis by management and the Board of Directors. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits.

     NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates.

     The Bank's Board of Directors has adopted an interest rate risk policy that establishes maximum increases in NPV of 17%, 36% and 56% and decreases in NPV of 15%, 36% and 61% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 1 below presents the Bank's projected changes in NPV and net interest income in the event of sudden and sustained increases or decreases in market interest rates for the various rate shock levels at September 30, 2001. At September 30, 2001, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board of Directors.

TABLE 1 - PROJECTED CHANGE IN NPV AND NET INTEREST INCOME

                  Net Portfolio Value                  Net Interest Income
 Change      -----------------------------        ----------------------------
in Rates     $ Amount  $ Change   % Change        $ Amount  $ Change  % Change
--------     --------  --------   --------        --------  --------  --------
                                      (Dollars in thousands)

+ 300  bp    $ 59,269  $(16,018)     (21.3)%      $ 23,091  $   (765)     (3.2)%
+ 200  bp      65,350    (9,937)     (13.2)         23,203      (653)     (2.7)
+ 100  bp      70,809    (4,478)      (5.9)         23,529      (327)     (1.4)
Base           75,287        --         --          23,856        --        --
- 100  bp      78,681     3,394        4.5          23,935        79        .3
- 200  bp      83,865     8,578       11.4          23,947        91        .4
- 300  bp      88,524    13,237       17.6          23,121      (735)     (3.1)

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

           In addition, the Bank uses interest sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-sensitive assets exceeds the amount of interest-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. The Bank's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

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

TABLE 2 - RATE/VOLUME ANALYSIS

                                                                   Year Ended September 30,
                                 2001                vs.                 2000    2000                vs.                1999
                                 --------------------------------------------    -------------------------------------------

                                          Increase (Decrease) Due to                     Increase (Decrease) Due to
                                 --------------------------------------------    -------------------------------------------

                                                           Rate/                                          Rate/
                                  Volume       Rate       Volume       Total      Volume      Rate       Volume       Total
                                 --------    --------    --------    --------    --------   --------    --------    --------
                                                                        (In thousands)
Interest income:
 Loans receivable ............   $  4,103    $    145    $     21    $  4,269    $  9,019   $    143    $     67    $  9,229
 Investment securities .......      2,285         (39)        (69)      2,177         994         (7)        (22)        965
 Mortgage-backed securities ..       (439)       (344)         24        (759)      2,598         88          71       2,757
 Other interest-earning assets        (63)       (350)         20        (393)        215        342         228         785
                                 --------    --------    --------    --------    --------   --------    --------    --------
 Total interest-earning assets      5,886        (588)         (4)      5,294      12,826        566         344      13,736
                                 --------    --------    --------    --------    --------   --------    --------    --------

Interest expense:
 Deposits ....................      3,363        (437)        (81)      2,845       7,584        744         601       8,929
 FHLB advances ...............        131         108          25         264           8          1          --           9
 Other interest-bearing
   liabilities ...............         82         (23)        (13)         46          46         26          24          96
                                 --------    --------    --------    --------    --------   --------    --------    --------
 Total interest-bearing
   liabilities ...............      3,576        (352)        (69)      3,155       7,638        771         625       9,034
                                 --------    --------    --------    --------    --------   --------    --------    --------
Change in net interest income    $  2,310    $   (236)   $     65    $  2,139    $  5,188   $   (205)   $   (281)   $  4,702
                                 ========    ========    ========    ========    ========   ========    ========    ========

TABLE 3 - YIELD/COST ANALYSIS

                                                                     Year Ended September 30,
                                ------------------------------    ------------------------------    ------------------------------
                                             2001                              2000                              1999
                                ------------------------------    ------------------------------    ------------------------------

                                                      Average                           Average                           Average
                                Average                Yield/     Average                Yield/     Average                Yield/
                                Balance    Interest     Cost      Balance    Interest     Cost      Balance    Interest     Cost
                                --------   --------   --------    --------   --------   --------    --------   --------   --------
Interest earning assets:
Loans receivable (1)            $369,735   $ 32,760       8.86%   $323,178   $ 28,491       8.81%   $220,123   $ 19,262       8.75%
Investment securities             51,386      3,461       6.74      18,487      1,284       6.95       4,484        319       7.11
Mortgage-backed securities        77,422      5,223       6.75      83,535      5,982       7.16      46,279      3,225       6.97
Other Interest-earning assets     14,547        715       4.92      15,409      1,108       7.19       9,248        323       3.49
                                --------   --------   --------    --------   --------   --------    --------   --------   --------
     Total earning assets        513,090     42,159       8.22     440,609     36,865       8.37     280,134     23,129       8.26
                                           --------   --------               --------   --------               --------   --------

Nonearning assets                 36,225                            25,194                            13,026
                                --------                          --------                          --------
     Total assets               $549,315                          $465,803                          $293,160
                                ========                          ========                          ========

Interest bearing liabilities:
Time deposits                   $323,037     18,496       5.72    $282,159     16,048       5.69    $160,681      8,430       5.25
Demand deposits                   87,309      2,396       2.74      66,015      1,987       3.01      33,470        845       2.52
Savings                           20,450        262       1.28      18,771        274       1.46       6,973        105       1.51
FHLB advances                     13,638        822       6.03      11,046        558       5.05      10,885        549       5.04
Repurchase agreements              5,419        192       3.54       3,471        146       4.21       1,815         50       2.75
                                --------   --------   --------    --------   --------   --------    --------   --------   --------
     Total interest-bearing
       liabilities               449,853     22,168       4.93     381,462     19,013       4.98     213,824      9,979       4.67

Noninterest bearing demand
  deposits                        37,383          0       0.00      28,530          0       0.00      17,618          0       0.00
                                --------   --------   --------    --------   --------   --------    --------   --------   --------
     Total sources of funds      487,236     22,168       4.55     409,992     19,013       4.64     231,442      9,979       4.31
                                           --------   --------               --------   --------               --------   --------

Other liabilities and
  stockholders'equity
Other liabilities                 14,707                             9,753                             8,688
Stockholders' equity              47,372                            46,058                            53,030
                                --------                          --------                          --------
     Total liabilities and
       stockholders' equity     $549,315                          $465,803                          $293,160
                                ========                          ========                          ========
Net interest income                        $ 19,991                          $ 17,852                          $ 13,150
                                           ========                          ========                          ========
Interest rate spread  (2)                                 3.67%                             3.73%                             3.95%
                                                      ========                          ========                          ========
Net yield on earning assets (3)                           3.90%                             4.05%                             4.69%
                                                      ========                          ========                          ========

Ratio of earning assets to
  interest bearing liabilities                         114.06%                           115.51%                           131.01%
                                                      ========                          ========                          ========

     (1)  Includes classified loans.
     (2) Represents the difference between the yield on earning assets and the average cost of funds.
     (3)  Represents the net interest income divided by average earning assets.

ANALYSIS OF NET INTEREST INCOME

     Net interest income primarily represents the difference between income derived from interest-earning assets and interest expense on interest-bearing liabilities. Net interest income is affected by both the difference between the yield on earning assets and the average cost of funds ("interest rate spread") and the relative volume of interest-earning assets, interest-bearing liabilities and noninterest-bearing deposits.

     Table 3 above sets forth certain information relating to the Bank's statements of financial condition and statements of operations for the three years ended September 30, 2001, 2000, and 1999 and reflects the yield on average earning assets and the average cost of funds for the periods indicated. Average balances are derived from month end balances. The Bank does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented.

RESULTS OF OPERATIONS

Comparison of Financial Condition at September 30, 2001 and 2000

     Total assets were $541.2 million at September 30, 2001 compared to $559.7 million at September 30, 2000. Earning assets declined to $501.7 million at September 30, 2001 from $524.2 million at September 30, 2000, reflecting the sales of certain mortgage loans and mortgage-backed securities. Earning assets were 92.7% of total assets at September 30, 2001 compared to 93.8% a September 30, 2000.

     The Bank has implemented various strategies to sell certain loans and securities during favorable interest rate cycles, and the securitization of certain mortgage loans held for sale into mortgage-backed securities. The year ended September 30, 2001 was an advantageous period to execute these strategies due to declining interest rates.

     Loans receivable, net of loan loss reserves and deferred loan fees, increased to $374.1 million at September 30, 2001, from $366.2 million at September 30, 2000. The Bank continues to emphasize the origination of both secured and unsecured commercial and consumer loans in order to take advantage of generally higher yields as well as shorter terms to maturity. From time to time, the Bank sells selected mortgage loans in the secondary market in order to reduce interest rate and credit risk, while retaining servicing to generate additional fee income.

     Commercial loans increased 29.7% to $178.9 million at September 30, 2001, from $137.9 million at September 30, 2000. Consumer loans increased 4.2% to $78.2 million at September 30, 2001 from $75.0 million at September 30, 2000. This growth reflects the Bank's emphasis of structuring itself as a commercial banking entity. Commercial and consumer loan originations increased to $144.1 million during fiscal 2001, from $122.4 million during fiscal 2000.

     Residential real estate mortgage loans declined 22.7% to $123.2 million at September 30, 2001, from $159.3 million at September 30, 2000, reflecting the sales and exchanges of loans, net of origination volume. The Bank sold or exchanged $49.4 million of mortgage loans during fiscal 2001, compared to $62.8 million during fiscal 2000. Loans serviced for others were $295.2 million at September 30, 2000 compared to $300.0 million at September 30, 2000. During fiscal 2001, the Bank originated $60.4 million of residential mortgage loans, compared to $54.1 million during fiscal 2000.

     Investment securities and mortgage-backed securities declined 32.8% to $103.3 million at September 30, 2001, from $153.7 million at September 30, 2000. During the year ended September 30, 2001, the Bank increased its investment securities portfolio (primarily U. S. Government and Agency securities) to $54.7 million from $45.2 million at September 30, 2000. Due to declining interest rates during fiscal 2001 and 2000, the Bank has executed its aforementioned strategies of securitizing loans into mortgage-backed securities and selling certain mortgage-backed securities. During the years ended September 30, 2001 and 2000, the Bank exchanged $12.3 million and $62.8 million of mortgage loans previously held for sale into mortgage-backed securities. The Bank sold $63.2 million of mortgage-backed securities during the year ended September 30, 2001, compared to no sales during the year ended September 30, 2000. Net of sales, securitizations and principal repayments, the mortgage-backed securities portfolio declined to $48.6 million at September 30, 2001 from $108.5 million at September 30, 2000.

     Deposits were $471.9 million at September 30, 2001 and 2000, respectively. Certificates of deposit declined to $312.7 million at September 30, 2000, from $339.3 million at September 30, 2000. The Bank continued to emphasize attracting lower cost core deposits, as checking accounts increased 26.7% to $140.1 million at September 30, 2001, from

$110.6 million at September 30, 2000. During fiscal 2001, the Bank implemented a strategy of managing its cost of deposits by allowing certain high rate certificates of deposit to mature amid increasingly competitive market interest rates, offset by the growth in checking accounts. The Bank is also repricing higher costing certificates of deposits at lower rates, and combined with the growth of lower costing core checking accounts, has been an effective tool in managing its deposit cost.

     Total borrowings declined to $4.9 million at September 30, 2001, from $30.4 million at September 30, 2000. During fiscal 2001, the Bank used proceeds from the mortgage-backed securities sales to repay $24.0 million of FHLB advances. Borrowings in the form of repurchase agreements were $4.9 million at September 30, 2001 compared to $6.4 million at September 30, 2000, representing funds held in cash management accounts for commercial banking customers.

     Stockholders' equity was $50.8 million at September 30, 2001, compared to $44.8 million at September 30, 2000. The ratio of equity to total assets increased to 9.4% at September 30, 2001, from 8.0% at September 30, 2000, reflecting current fiscal year earnings and a significant increase in unrealized gains on available for sale securities, due primarily to the recent decline in market rates. Accumulated other comprehensive income was $3.5 million at September 30, 2001 compared to other comprehensive loss of $1.3 million at September 30, 2000.

     During the years ended September 30, 2001 and 2000, the Company declared four quarterly cash dividends each, totaling $0.67 and $0.46 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 33.3% and 40.4% respectively. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company and general economic conditions.

     The Company's note receivable from the Employee Stock Ownership Plan ("ESOP") declined to $1.4 million at September 30, 2001, from $1.8 million at September 30, 2000, reflecting the release of 45,932 shares to ESOP participants. The note is reported as a reduction of stockholders' equity and requires an annual $349,000 principal payment plus interest at prime plus one percent. Although shares of common stock of the Company secure the ESOP note, the Bank expects to make discretionary contributions to the ESOP in amounts at least equal to the required principal and interest payments. At September 30, 2000, 135,926 unallocated shares remained in the ESOP, compared to 181,858 at September 30, 2000.

     Pursuant to stock repurchase programs adopted by the Company during fiscal years 2001 and 2000, the Company acquired 143,929 and 390,066 shares of its common stock, respectively, through open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At September 30, 2001, treasury shares were 1,347,498 totaling $26.9 million, compared to 1,203,569 shares totaling $23.0 million at September 30, 2000. The Company believes the repurchase of its outstanding common stock will increase per share earnings and book value, provide an attractive investment for the Company's excess funds and decrease the potential dilutive effect caused by the future exercise of stock options.

Comparison of Operating Results for the Years Ended September 30, 2001 and 2000

     Net Income. Net income increased to $5.8 million for the year ended September 30, 2001, from $3.5 million for the year ended September 30, 2000. Basic and diluted earnings per share increased to $2.01 and $1.95 per share, respectively, for the year ended September 30, 2001, compared to $1.14 and $1.13 per share, respectively, for the year ended September 30, 2000. The average number of basic shares outstanding (net of unearned ESOP and treasury shares) was 2,899,846 and 3,115,768, respectively, for the years ended September 30, 2001 and 2000, reflecting the impact of the stock repurchase program.

     Interest Income. Interest income increased 14.4% to $42.2 million for fiscal 2001, from $36.9 million for fiscal 2000. The increase in interest income on loans and investments during 2001 results from the growth in earning assets from internal growth and the completion of two prior year acquisitions. The average balance of interest-earning assets increased 16.5% to $513.1 million for fiscal 2001, from $440.6 million for fiscal 2000. The yield on average interest-earning assets was 8.2% for 2001 compared to 8.4% for 2000, reflecting the decline in interest rates during 2001.

     Interest Expense. Interest expense increased 16.6% to $22.2 million for fiscal 2001, from $19.0 million for fiscal 2000. The increase in interest expense on deposits and borrowings during 2001 also results from the increased volume of average interest-bearing liabilities resulting from internal growth and the completion of the prior year acquisitions. The average balance of interest-bearing liabilities increased 17.9% to $449.9 million for fiscal 2001, from $381.5 million for fiscal 2000. The average cost of funds was 4.5% for 2001 compared to 4.6% for 2000, reflecting the decline in interest rates during 2001.

     Net Interest Income. Net interest income increased 12.0% to $20.0 million for fiscal 2001, from $17.9 million for fiscal 2000. The increase in net interest income is primarily due to an increase in both the volume of average interest-earning assets, offset by an increase in interest bearing liabilities and a decline in interest rates during 2001. The net yield on interest-earning assets was 4.1% for fiscal 2001 and 2000, respectively. See Table 2 (Rate/Volume Analysis) and Table 3 (Yield/Cost Analysis) above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of existing risks in the loan portfolio, the Bank's past loan loss experience, and current economic conditions. The Bank provided $830,000 for loan losses during fiscal 2001, compared to $977,000 for fiscal 2000. These provisions were necessary to support the risks associated with the growth of the commercial and consumer loan portfolios and the volume of loans acquired in the prior year acquisitions. The allowance for loan losses was $5.4 million at September 30, 2001, compared to $5.2 million at September 30, 2000, which the Bank believes is adequate to absorb probable losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans-in-process and deferred loan fees, was 1.4% at September 30, 2001 and 2000.

     The Bank uses an analytical approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, through a classification of assets program. On a quarterly basis, the loan portfolio is generally reviewed, and delinquent loans are individually analyzed. Consideration is given to the loan status, payment history, repayment ability, probability of repayment, and loan-to-value percentages. As a result of this review and analysis, loans are classified in appropriate categories applicable to their circumstances. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of non-performing loans to total loans was .3% at September 30, 2001, compared to .5% at September 30, 2000.

     Other Income. Other income increased 97.4% to $6.8 million for fiscal 2001, from $3.4 million for fiscal 2000. Other income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sales of loans, and other miscellaneous income. Loan fees and service charges increased 78.3% to $3.4 million for fiscal 2001, from $1.9 million for fiscal 2000, reflecting the growth of the commercial and consumer loan portfolios, the growth in checking accounts and the impact of the prior year acquisitions. Gains from sales of loans and mortgage-backed securities increased to $1.8 million for fiscal 2001 from $2,000 for fiscal 2000. The volume of loans and mortgage-backed securities sold or exchanged during 2001 was $112.6 million, compared to $62.8 million for 2000, reflecting an increased volume of sales or exchanges due to declining interest rates and more favorable pricing in the secondary mortgage market. Servicing fee income on loans serviced for others was $766,000 for 2001 compared to $771,000 for 2000, as loans serviced for others declined to $295.2 million at September 30, 2001, from $300.0 million at September 30, 2000.

     General and Administrative Expenses. General and administrative expenses increased 13.8% to $16.0 million for fiscal 2001, from $14.1 million in fiscal 2000. The Company's efficiency ratio (noninterest expenses divided by net interest income plus noninterest income) improved to 59.9% for fiscal 2001 from 66.3% for fiscal 2000. The largest single component of these expenses, compensation and fringe benefits, increased 12.4% to $9.7 million for fiscal 2001, from $8.6 million for fiscal 2000. This increase is principally attributable to growth in personnel resulting from two new full-service branch offices opened during the year ended September 30, 2001 and the prior year acquisitions. In addition, compensation expense related to the ESOP increased to $1.2 million for fiscal 2001 from $835,000 for fiscal 2000, resulting from a continuing increase in the market value of the Company's outstanding common stock.

     Data processing expense has grown proportionately with the growth in customer accounts and transaction activity primarily attributable to the growth in earning assets and deposits from the prior year acquisitions. The increase in amortization of intangible assets is directly related to a full year of amortizing the intangible assets associated with the prior year acquisitions. Other noninterest expenses including advertising, deposit insurance, premises and equipment, repairs and maintenance, and office expenses have also grown proportionately from period to period with the growth in earning assets and checking accounts.

     Income Taxes. The provision for income taxes increased to $4.1 million for fiscal 2001 from $2.7 million for fiscal 2000. The increase in provision for income taxes is the result of the increased pretax earnings of $9.9 million for fiscal 2001, from $6.2 million for fiscal 2000 and the effective income tax rates for each period.

Comparison of Financial Condition at September 30, 2000 and 1999

     Total assets increased to $559.7 million at September 30, 2000, from $292.3 million at September 30, 1999, reflecting the Green Street and Triangle acquisitions. Loans receivable increased 72.7% to $366.2 million at September 30, 2000, from $212.1 million at September 30, 1999, also reflecting the Green Street and Triangle acquisitions.

     Commercial loans increased 55.3% to $137.9 million at September 30, 2000, from $88.8 million at September 30, 1999. Consumer loans increased 47.5% to $75.0 million at September 30, 2000 from $50.8 million at September 30, 1999. This growth reflects both the Green Street and Triangle acquisitions as well as the Bank's emphasis on commercial banking. Commercial and consumer loan originations increased to $122.4 million for fiscal 2000, from $86.3 million for fiscal 1999.

     Residential real estate mortgage loans increased 109.1% to $159.3 million at September 30, 2000, from $76.2 million at September 30, 1999, reflecting the Green Street acquisition and the Bank's origination volume. During fiscal 2000, the Bank originated $54.1 million of real estate mortgage loans, compared to $91.2 million during fiscal 1999. The Bank sold or exchanged $62.8 million of real estate loans during fiscal 1999, compared to $86.1 million during fiscal 1999. Loans serviced for others were $300.0 million at September 30, 2000 compared to $275.3 million at September 30, 1999.

     Investment securities and mortgage-backed securities increased to $153.7 million at September 30, 2000, from $59.4 million at September 30, 1999. To support its acquisition growth, the Bank implemented various investment strategies for increasing required regulatory levels. During the year ended September 30, 2000, the Bank increased its investment securities portfolio (primarily U. S. Government and Agency securities) to $45.2 million, compared to $3.0 million at September 30, 1999. In addition, during 2000 the Bank securitized certain mortgage loans previously held for sale into mortgage-backed securities, resulting in a mortgage-backed securities portfolio of $108.5 million at September 30, 2000, compared to $56.3 million at September 30, 1999.

     Deposits increased to $471.9 million at September 30, 2000, from $234.6 million at September 30, 1999, reflecting the Green Street and Triangle acquisitions and the Bank's annual internal growth. Certificates of deposit increased 95.1% to $339.3 million at September 30, 2000, from $173.9 million at September 30, 1999, while checking accounts increased 106.6% to $110.6 million at September 30, 2000, from $53.5 million at September 30, 1999.

     Total borrowings increased to $30.4 million at September 30, 2000, from $1.3 million at September 30, 1999. Due to the volatility of short-term interest rates during fiscal 2000, the Bank relied more on FHLB advances as a funding source to help control its exposure to interest rate risk, and to support its operations and liquidity requirements.

     Stockholders' equity was $44.8 million at September 30, 2000, compared to $48.8 million at September 30, 1999. The ratio of equity to total assets decreased to 8.0% at September 30, 2000, from 16.7% at September 30, 1999, reflecting the leveraging effect of the Green Street and Triangle acquisitions. During the years ended September 30, 2000 and 1999, the Company declared four quarterly cash dividends each, totaling $0.46 and $0.31 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 40.4% and 34.1% respectively.

     The Company's note receivable from the ESOP declined to $1.8 million at September 30, 2000, from $2.3 million at September 30, 1999, reflecting the release of 44,492 shares to ESOP participants. At September 30, 2000, 181,858 unallocated shares remained in the ESOP, compared to 226,350 at September 30, 1999.

     During fiscal 2000, the Management Recognition Plan ("MRP"), a deferred stock awards plan established for the benefit of directors and officers of the Company and the Bank, was terminated upon distribution of all remaining plan shares. On April 8, 2000, the remaining 58,187 of awarded plan shares were vested and distributed to participants. At September 30, 1999, the 58,187 of awarded shares were held in trust for future vesting, and reported as a reduction in stockholders' equity as deferred stock awards.

     Pursuant to stock repurchase programs adopted by the Company during fiscal years 2000 and 1999, the Company acquired 390,066 and 595,301 shares of its common stock, respectively, and are being held as treasury stock, at cost. At September 30, 2000, treasury shares were 1,203,569 totaling $23.0 million, compared to 813,503 shares totaling $15.8 million at September 30, 1999.

Comparison of Operating Results for the Years Ended September 30, 2000 and 1999

     Net Income. Net income increased to $3.5 million for the year ended September 30, 2000, from $3.2 million for the year ended September 30, 1999. Basic and diluted earnings per share increased to $1.14 and $1.13 per share, respectively, for the year ended September 30, 2000, compared to $0.91 per share, respectively, for the year ended September 30, 1999. The average number of basic shares outstanding (net of unearned ESOP, MRP and treasury shares) was 3,115,768 and 3,530,811, respectively, for the years ended September 30, 2000 and 1999.

     Interest Income. Interest income increased 59.4% to $36.9 million for fiscal 2000, from $23.1 million for fiscal 1999. The increase in interest income on loans and investments during 2000 results principally from the growth in volume of average interest-earning assets attributable to the Green Street and Triangle acquisitions. The average balance of interest-earning assets increased 57.2% to $440.6 million for fiscal 2000, from $280.1 million for fiscal 1999. The yield on average interest-earning assets increased to 8.4% for 2000, from 8.3% for 1999, reflecting an increase in interest rates during 2000.

     Interest Expense. Interest expense increased 90.5% to $19.0 million for fiscal 2000, from $10.0 million for fiscal 1999. The increase in interest expense on deposits and borrowings during 2000 results principally from the increased volume of average interest-bearing liabilities attributable to the Green Street Triangle acquisitions and rising interest rates. The average balance of interest-bearing liabilities increased 78.4% to $381.50 million for fiscal 2000, from $213.8 million for fiscal 1999. The average cost of funds increased to 4.6% for 2000, from 4.3% for 1999, reflecting an increase in interest rates during 2000.

     Net Interest Income. Net interest income increased 35.8% to $17.9 million for fiscal 2000, from $13.2 million for fiscal 1999. See Table 2 (Rate/Volume Analysis) and Table 3 (Yield/Cost Analysis) above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

     Provision for Loan Losses. The Bank provided $977,000 for loan losses during fiscal 2000, compared to $120,000 for fiscal 1999. These provisions were necessary to support the volume of loans acquired in the Green Street and Triangle transactions, and the risks associated with the growth of the commercial and consumer loan portfolio. The allowance for loan losses was $5.2 million at September 30, 2000, compared to $3.3 million at September 30, 1999. The ratio of the allowance for loan losses to total loans was 1.4% at September 30, 2000, compared to 1.5% at September 30, 1999. The ratio of non-performing loans to total loans was .5% at September 30, 2000 and .3% at September 30, 1999.

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

     General and Administrative Expenses. General and administrative expenses increased 37.5% to $14.1 million for fiscal 2000, from $10.3 million in fiscal 1999. The Company's efficiency ratio was 66.2% for fiscal 2000, compared to 63.9% for fiscal 1999. Compensation and fringe benefits, increased 24.3% to $8.6 million for fiscal 2000, from $6.9 million for fiscal 1999, reflecting a 50.0% growth in personnel resulting from the Green Street and Triangle acquisitions, as full time equivalent employees increased to 198 at September 30, 2000 from 132 at September 30, 1999.

     Other noninterest expenses including data processing, deposit insurance, premises and equipment, repairs, advertising and office expenses sustained proportionate incremental increases from 1999 to 2000, supporting the 91.5% growth in assets from September 30, 1999 to September 30, 2000. During fiscal 2000, the Bank recorded amortization of intangible assets and certain other noninterest expenses in connection with the completion of the Green Street and Triangle acquisitions, as well as completing its name change to First South Bank.

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

PRICEWATERHOUSECOOPERS [LOGO]
--------------------------------------------------------------------------------
                                                    PricewaterhouseCoopers LLP
                                                    150 Fayetteville Street Mall
                                                    Suite 2300
                                                    Raleigh NC 27601
                                                    Telephone (919) 755 3000
                                                    Facsimile (919) 755 3030

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary (the "Company") at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

November 2, 2001

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2001 AND 2000
------------------------------------------------------------------------------------------------------------

                                     ASSETS                                     2001               2000
Cash and due from banks                                                    $   18,789,868     $   13,124,356
Interest-bearing deposits in financial institutions                            21,659,575          1,617,084
Investment securities - available for sale                                     54,741,784         45,186,391
Mortgage-backed securities - available for sale                                48,603,336        108,518,700
Loans receivable, net:
    Held for sale                                                              20,450,602         32,443,106
    Held for investment                                                       353,636,343        333,766,510
Premises and equipment, net                                                     7,925,610          7,022,819
Deferred income taxes                                                             108,631          2,882,886
Real estate owned                                                                 529,666            220,004
Federal Home Loan Bank of Atlanta stock, at cost
      which approximates market                                                 2,712,500          2,651,300
Accrued interest receivable                                                     3,602,088          3,784,177
Intangible assets                                                               5,273,172          5,044,421
Prepaid expenses and other assets                                               1,791,020          2,060,842
Note receivable                                                                 1,371,006          1,396,051
                                                                           --------------     --------------

          Total assets                                                     $  541,195,201     $  559,718,647
                                                                           ==============     ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Demand                                                                 $  140,107,605     $  110,592,166
    Savings                                                                    19,174,806         22,069,124
    Large denomination certificates of deposit                                 61,416,796         56,336,303
    Other time                                                                251,239,701        282,944,074
                                                                           --------------     --------------
          Total deposits                                                      471,938,908        471,941,667
Borrowed money                                                                  4,909,497         30,387,551
Other liabilities                                                              13,578,178         12,554,694
                                                                           --------------     --------------

          Total liabilities                                                   490,426,583        514,883,912

Commitments and contingencies (Notes 10 and 14)

Common stock, $.01 par value, 8,000,000 shares authorized,
    4,364,044 shares issued and outstanding                                        43,640             43,640
Additional paid-in capital                                                     45,303,405         44,583,318
Retained earnings, substantially restricted                                    30,222,064         26,327,863
Treasury stock at cost, 1,347,498 and 1,203,569 shares at September 30,
    2001 and 2000, respectively                                               (26,905,629)       (23,039,101)
Unearned ESOP shares, 135,926 and 181,858 shares at September 30,
    2001 and 2000, respectively                                                (1,359,259)        (1,818,578)
Accumulated other comprehensive income (loss), net                              3,464,397         (1,262,407)
                                                                           --------------     --------------

          Total stockholders' equity                                           50,768,618         44,834,735
                                                                           --------------     --------------

          Total liabilities and stockholders' equity                       $  541,195,201     $  559,718,647
                                                                           ==============     ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
---------------------------------------------------------------------------------------------------------

                                                                2001            2000             1999

Interest income:
    Interest and fees on loans                              $ 32,759,752    $ 28,491,128     $ 19,261,766
    Interest and dividends on investments and deposits         9,399,416       8,373,756        3,867,259
                                                            ------------    ------------     ------------
               Total interest income                          42,159,168      36,864,884       23,129,025
                                                            ------------    ------------     ------------

Interest expense:
    Interest on deposits                                      21,154,382      18,309,033        9,379,641
    Interest on borrowings                                     1,013,660         703,647          599,422
                                                            ------------    ------------     ------------
               Total interest expense                         22,168,042      19,012,680        9,979,063
                                                            ------------    ------------     ------------

Net interest income before provision for loan losses          19,991,126      17,852,204       13,149,962
Provision for loan losses                                        830,000         977,000          120,000
                                                            ------------    ------------     ------------
               Net interest income                            19,161,126      16,875,204       13,029,962
                                                            ------------    ------------     ------------
Other income:
    Loan fees and service charges                              3,357,623       1,883,646        1,265,974
    Loan servicing fees                                          766,301         771,093          762,125
    Gain on sale of real estate, net                             261,031         119,331           61,027
    Gain on sale of mortgage loans and mortgage-backed
           securities                                          1,800,429           1,706          560,469
    Other income                                                 590,218         656,363          224,118
                                                            ------------    ------------     ------------
               Total other income                              6,775,602       3,432,139        2,873,713
                                                            ------------    ------------     ------------
General and administrative expenses:
    Compensation and fringe benefits                           9,667,115       8,602,946        6,924,085
    Federal insurance premiums                                    91,074          95,382          123,431
    Premises and equipment                                     1,021,167       1,299,158          501,270
    Advertising                                                  208,950         204,735          137,806
    Payroll and other taxes                                      737,267         709,909          520,656
    Data processing                                            1,526,827       1,155,713          806,306
    Amortization of intangibles                                  580,078         344,959               --
    Other                                                      2,214,423       1,687,683        1,241,262
                                                            ------------    ------------     ------------
               Total general and administrative expenses      16,046,901      14,100,485       10,254,816
                                                            ------------    ------------     ------------

Income before income taxes                                     9,889,827       6,206,858        5,648,859

Income taxes                                                   4,059,535       2,657,826        2,452,713
                                                            ------------    ------------     ------------

NET INCOME                                                     5,830,292       3,549,032        3,196,146

Other comprehensive income (loss), net                         4,726,804        (369,877)      (1,378,776)
                                                            ------------    ------------     ------------

Comprehensive income                                        $ 10,557,096    $  3,179,155     $  1,817,370
                                                            ------------    ------------     ------------

Net income per common share:
    Basic                                                   $       2.01    $       1.14     $        .91
                                                            ------------    ------------     ------------

    Diluted                                                 $       1.95    $       1.13     $        .91
                                                            ------------    ------------     ------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
---------------------------------------------------------------------------------------------------

                                                                         Retained
                                                         Additional      Earnings,
                                             Common        Paid-in     Substantially    Treasury
                                             Stock         Capital      Restricted        Stock
                                          ------------  ------------   ------------   ------------
Balance, October 1, 1998                  $     43,640  $ 43,801,987   $ 22,091,243   $ (4,895,754)
Net income                                          --            --      3,196,146             --
Other comprehensive loss, net of taxes              --            --             --             --
MRP amortization                                    --            --             --             --
Acquisition of treasury shares                      --            --             --    (10,875,208)
Dividends ($.31 per share)                          --            --     (1,089,622)            --
Release of ESOP shares                              --       430,023             --             --
                                          ------------  ------------   ------------   ------------

Balance, September 30, 1999                     43,640    44,232,010     24,197,767    (15,770,962)
Net income                                          --            --      3,549,032             --
Other comprehensive loss, net of taxes              --            --             --             --
MRP amortization                                    --       (57,700)            --             --
Acquisition of treasury shares                      --            --             --     (7,268,139)
Dividends ($.46 per share)                          --            --     (1,418,936)            --
Release of ESOP shares                              --       409,008             --             --
                                          ------------  ------------   ------------   ------------

Balance, September 30, 2000                     43,640    44,583,318     26,327,863    (23,039,101)
Net income                                          --            --      5,830,292             --
Other comprehensive income, net of taxes            --            --             --             --
Exercise of stock options                           --       (25,823)            --        386,687
Acquisition of treasury shares                      --            --             --     (4,253,215)
Dividends ($.67 per share)                          --            --     (1,936,091)            --
Release of ESOP shares                              --       745,910             --             --
                                          ------------  ------------   ------------   ------------

Balance, September 30, 2001               $     43,640  $ 45,303,405   $ 30,222,064   $(26,905,629)
                                          ------------  ------------   ------------   ------------

                                                                        Accumulated
                                                                           Other
                                            Unearned       Deferred    Comprehensive
                                              ESOP          Stock      Income (Loss),
                                             Shares         Awards          Net            Total
                                          ------------   ------------   ------------   ------------
Balance, October 1, 1998                  $ (2,687,093)  $ (2,126,299)  $    486,246   $ 56,713,970
Net income                                          --             --             --      3,196,146
Other comprehensive loss, net of taxes              --             --     (1,378,776)    (1,378,776)
MRP amortization                                    --      1,342,907             --      1,342,907
Acquisition of treasury shares                      --             --             --    (10,875,208)
Dividends ($.31 per share)                          --             --             --     (1,089,622)
Release of ESOP shares                         423,593             --             --        853,616
                                          ------------   ------------   ------------   ------------

Balance, September 30, 1999                 (2,263,500)      (783,392)      (892,530)    48,763,033
Net income                                          --             --             --      3,549,032
Other comprehensive loss, net of taxes              --             --       (369,877)      (369,877)
MRP amortization                                    --        783,392             --        725,692
Acquisition of treasury shares                      --             --             --     (7,268,139)
Dividends ($.46 per share)                          --             --             --     (1,418,936)
Release of ESOP shares                         444,922             --             --        853,930
                                          ------------   ------------   ------------   ------------

Balance, September 30, 2000                 (1,818,578)            --     (1,262,407)    44,834,735
Net income                                          --             --             --      5,830,292
Other comprehensive income, net of taxes            --             --      4,726,804      4,726,804
Exercise of stock options                           --             --             --        360,864
Acquisition of treasury shares                      --             --             --     (4,253,215)
Dividends ($.67 per share)                          --             --             --     (1,936,091)
Release of ESOP shares                         459,319             --             --      1,205,229
                                          ------------   ------------   ------------   ------------

Balance, September 30, 2001               $ (1,359,259)  $         --   $  3,464,397   $ 50,768,618
                                          ------------   ------------   ------------   ------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999
------------------------------------------------------------------------------------------------------------------------

                                                                         2001               2000               1999
                                                                    --------------     --------------     --------------
Operating activities:
    Net income                                                      $    5,830,292     $    3,549,032     $    3,196,146
    Adjustments to reconcile net income to net cash
      used in operating activities:
        Provision for loan losses                                          830,000            977,000            120,000
        Depreciation                                                       486,194            421,233            289,150
        ESOP compensation                                                1,205,229            853,930            853,616
        MRP compensation                                                        --            725,692          1,342,907
        Accretion of (premium) discounts on securities                    (103,388)           692,235                371
        Benefit from deferred income taxes                                (376,950)          (321,370)          (825,748)
        Gain on disposal of premises and equipment and
             real estate acquired in settlement of loans                  (261,031)          (119,331)           (64,373)
        Gain on sale of mortgage loans and  mortgage-
             backed securities                                          (1,800,429)            (1,706)          (560,469)
        Originations of loans held for sale, net                       (36,102,872)       (46,229,695)       (60,777,625)
        Proceeds from sale of loans held for sale                       37,087,531                 --         40,597,010
        Other operating activities                                       1,517,679          2,415,094           (337,366)
                                                                    --------------     --------------     --------------
             Net cash provided by (used in) operating activities         8,312,255        (37,037,886)       (16,166,381)
                                                                    --------------     --------------     --------------
Investing activities:
    Proceeds from maturities of investment securities
        available for sale                                                      --          3,000,000                 --
    Purchases of investment securities                                  (5,000,000)       (46,050,000)                --
    Proceeds from principal repayments and sales of
        mortgage-backed securities available for sale                   76,061,309         10,175,821         14,141,098
    Originations of loans held for investment, net
        of principal repayments                                        (21,529,591)       (20,480,237)       (12,863,836)
    Proceeds from disposal of premises and equipment
        and real estate acquired in settlement of loans                    705,310            911,869            655,821
    Purchases of FHLB stock                                                (61,200)           (43,600)           (96,400)
    Purchases of premises and equipment                                 (1,224,834)        (1,614,712)          (312,919)
    Repayment of note receivable                                            25,045              3,949                 --
    Net cash to purchase Green Street Financial Corp.                           --        (26,530,907)                --
    Acquisition of Triangle Bancorp, Inc. branches                              --        113,760,993                 --
                                                                    --------------     --------------     --------------
             Net cash provided by investing activities                  48,976,039         33,133,176          1,523,764
                                                                    --------------     --------------     --------------
Financing activities:
    Net increase in deposit accounts                                        (2,759)        (8,461,007)        29,982,910
    Proceeds from FHLB borrowings                                       72,200,000        125,200,000         61,000,000
    Repayments of  FHLB borrowings                                     (96,200,000)      (101,200,000)       (70,500,000)
    Purchase of treasury shares                                         (4,253,215)        (7,268,139)       (10,875,208)
    Proceeds from exercise of stock options                                360,863                 --                 --
    Cash dividends paid                                                 (1,936,091)        (1,418,936)        (1,089,622)
    Net change in escrow accounts                                         (271,035)            (4,442)          (362,793)
    Net change in repurchase agreements                                 (1,478,054)         2,388,742         (1,114,579)
                                                                    --------------     --------------     --------------
             Net cash (used in) provided by financing activities       (31,580,291)         9,236,218          7,040,708
                                                                    --------------     --------------     --------------

Increase (decrease) in cash and cash equivalents                        25,708,003          5,331,508         (7,601,909)
Cash and cash equivalents, beginning of year                            14,741,440          9,409,932         17,011,841
                                                                    --------------     --------------     --------------

Cash and cash equivalents, end of year                              $   40,449,443     $   14,741,440     $    9,409,932
                                                                    --------------     --------------     --------------

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES

     ORGANIZATION AND NATURE OF OPERATIONS

     First South Bancorp, Inc. (the "Company") is a bank holding company incorporated under the laws of the State of Virginia. First South Bank (the "Bank"), the wholly owned subsidiary of the Company, is organized and incorporated under the laws of the state of North Carolina. The Federal Reserve Board regulates the company and the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks regulate the Bank.

     The consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly owned subsidiary, First South Leasing, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

     The Company follows accounting principles generally accepted in the United States of America and general practices within the financial services industry as summarized below.

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

     INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, a separate component of equity. As of September 30, 2001, the Bank has classified all investments as available for sale.

     Premiums and discounts on debt securities are recognized in interest income using the interest method over the period to maturity.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

     LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable held for investment are stated at the amount of unpaid principal, reduced by an allowance for probable loan losses and net deferred origination fees. Interest on loans is accrued based on the principal amount outstanding and is recognized using the interest method. The accrual of interest is discontinued, and accrued but unpaid interest is reversed when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Generally, this occurs when payment is delinquent in excess of ninety days.

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

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At September 30, 2001 and 2000, and during the three years ended September 30, 2001, there were no individual loans material to the consolidated financial statements which were defined as impaired.

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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

     MORTGAGE SERVICING RIGHTS

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS 140 requires a debtor to reclassify financial assets pledged as collateral and report these assets separately in the statement of financial position. It also requires a secured party to disclose information, including fair value, about collateral that it has accepted and is permitted by contract or custom to sell or repledge. SFAS 140 includes specific disclosure requirements for entities with securitized financial assets and entities that securitize assets. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2000, and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS 140 did not have a material effect on financial condition or results of operation.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     When mortgage loans, or mortgage-backed securities, are sold, the proceeds are allocated between the related loans and the retained mortgage servicing rights based on their relative fair values

     Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income (if servicing revenue exceed servicing costs) or net servicing loss (if servicing costs exceed servicing revenues). All servicing assets or liabilities are assessed for impairment or increased obligation based on their fair value.

     During the year ended September 30, 2001, the Company recorded additional servicing assets of $803,679 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the year ended September 30, 2001 aggregated $62,668. The fair value of recognized servicing assets amounted to $925,239 as of September 30, 2001. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

     There was no valuation allowance for impairment of recognized servicing assets during the year ended September 30, 2001.

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

     INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

     The Bank is required to invest in stock of the Federal Home Loan Bank of Atlanta ("FHLB") in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At September 30, 2001 and 2000, respectively, the Bank owned 27,125 and 26,513 shares of the FHLB's $100 par value capital stock.

     INTANGIBLE ASSETS

     Intangible assets consist of goodwill and deposit premiums and are being amortized over ten years using the straight-line method.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

     COMPREHENSIVE INCOME

     The Company's other comprehensive income relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended September 30, 2001, 2000 and 1999, is as follows:

                                                       2001             2000             1999

     Unrealized (losses) gains on securities
         available for sale                        $  8,299,802     $   (616,463)    $ (2,159,473)

     Reclassification of net gains
         recognized in net income                      (421,792)              --         (138,881)

     Income tax benefit (expense) relating to
         unrealized gains (losses) on available
         for sale securities                         (3,151,206)         246,586          919,578
                                                   ------------     ------------     ------------

     Other comprehensive (loss) income, net        $  4,726,804     $   (369,877)    $ (1,378,776)
                                                   ============     ============     ============

     SEGMENT INFORMATION

     The Company follows the provisions of SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which specifies guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Based on these guidelines management has determined that the Bank operates in one business segment, the providing of general commercial financial services to customers located in its market areas. The various products are those generally offered by community banks. The allocation of Bank resources is based on overall performance of the Bank, rather than individual branches or products.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NEW ACCOUNTING PRONOUNCEMENTS

     On July 20, 2001 the FASB issued SFAS No. 141, Business  Combinations (SFAS
     141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS Nos. 141 and 142 will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company will cease to amortization of goodwill recorded in past business transactions. Goodwill presently recorded on the books of the Company amounted to $232,162 at September 30, 2001. Amortization of goodwill amounted to $23,258 during the year ended September 30, 2001.

     The goodwill will be assigned to the related reporting unit in the Company and tested for impairment at least annually. The tests will initially involve the comparison of the reporting units fair value to its carrying value, including goodwill. If necessary, the implied fair value of the goodwill will be compared to the carrying value to determine if an allowance is necessary. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143), and in July 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).

     SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 will be effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

     SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No 30, Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact of the Company's financial statements.

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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The following table reflects the unaudited pro forma combined results of operations, assuming the acquisition had occurred at the beginning of fiscal 2000 and 1999:

                                                   2000               1999

     Net interest income                      $   17,409,204     $   16,235,962
     Net income                                    3,580,032          3,384,146
     Net earnings per diluted share                     1.14                .96

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

     The fair values of assets, including goodwill, and liabilities assumed were as follows (in thousands):

                                               GREEN STREET         TRIANGLE

     Loans receivable                         $  125,459,235     $   26,162,062
     Premises and equipment                        1,245,957          2,407,409
     Intangible assets                               287,832          4,898,652
     Other assets                                  4,548,219            277,790
     Deposits                                   (101,648,952)      (144,135,727)
     Other liabilities                            (3,361,384)        (3,371,179)
                                              --------------     --------------
     Net cash paid (received)
      for acquisitions                        $   26,530,907     $ (113,760,993)
                                              ==============     ==============

3.   INVESTMENT SECURITIES

     Investment securities at September 30, 2001 and 2000, are classified as available for sale according to management's intent and summarized as follows:

                                                                     GROSS UNREALIZED           ESTIMATED
                                                 AMORTIZED     ----------------------------       MARKET
                                                   COST           GAINS           LOSSES          VALUE
                                               ------------    ------------    ------------    ------------
     2001:
          U.S. Treasury and Agency Notes       $ 50,461,308    $  4,280,476    $         --    $ 54,741,784
                                               ------------    ------------    ------------    ------------

     2000:
          U.S. Treasury and Agency Notes       $ 45,357,920    $    230,003    $    401,532    $ 45,186,391
                                               ============    ============    ============    ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     U.S. Treasury and Agency notes at September 30, 2001, are contractually scheduled to mature as follows:

                                                                   ESTIMATED
                                                AMORTIZED            MARKET
                                                   COST               VALUE
                                              --------------     --------------
     Due after one year through five years    $   45,446,788     $   49,080,078
     Due after five years through ten years        5,014,520          5,661,706
                                              --------------     --------------
                                              $   50,461,308     $   54,741,784
                                              ==============     ==============

4.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities at September 30, 2001 and 2000, are classified as available for sale according to management's intent and summarized as follows:

                                                                     GROSS UNREALIZED           ESTIMATED
                                                 AMORTIZED     ----------------------------       MARKET
                                                   COST           GAINS           LOSSES          VALUE
                                               ------------    ------------    ------------    ------------
     2001:
          FHLMC participation certificates,
          maturing from years 2003 to 2028     $ 47,120,820    $  1,482,516    $         --    $ 48,603,336
                                               ------------    ------------    ------------    ------------

     2000:
          FHLMC participation certificates,
          maturing from years 2003 to 2030     $110,462,189    $    166,593    $ (2,110,082)   $108,518,700
                                               ============    ============    ============    ============

     Mortgage-backed   securities  at  September  30,  2001,  are  contractually
     scheduled to mature as follows:

                                                                   ESTIMATED
                                                AMORTIZED            MARKET
                                                   COST               VALUE
                                              --------------     --------------

     Due after one year through five years    $      533,840     $      551,389
     Due after five years through ten years        3,457,138          3,551,121
     Due after ten years                          43,129,842         44,500,826
                                              --------------     --------------
                                              $   47,120,820     $   48,603,336
                                              ==============     ==============

     Expected   maturities  may  differ  from  contractual   maturities  because
     borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

     Mortgage-backed securities with a carrying value of $63,181,244, $0, and $5,520,194 were sold during the years ended September 30, 2001, 2000 and 1999, respectively. Gross realized gains on the sales of mortgage-backed securities were $421,792, $0, and $138,881 during 2001, 2000 and 1999, respectively. There were no gross realized losses during 2001, 2000 and 1999.

     Mortgage-backed   securities  with  an  amortized  cost  of   approximately
     $5,492,322 and $5,437,740 were pledged as collateral for deposits from public entities at September 30, 2001 and 2000, respectively.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.   LOANS RECEIVABLE

     Loans receivable at September 30, 2001 and 2000, are summarized as follows:

                                                   2001               2000

     Mortgage loans                           $  123,196,766     $  159,328,698
     Consumer loans                               78,184,965         75,001,720
     Commercial loans                            178,856,021        137,941,182
                                              --------------     --------------
                Total                            380,237,752        372,271,600
     Less:
         Allowance for loan losses                (5,401,358)        (5,159,353)
         Deferred loan fees                         (749,449)          (902,631)
                                              --------------     --------------
     Loans receivable, net                    $  374,086,945     $  366,209,616
                                              ==============     ==============

     The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See
     Note 10).

     During 2001, 2000 and 1999, the Bank exchanged loans with outstanding principal balances of $12,298,139, $62,789,209, and $45,527,117, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

     The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at September 30, 2001 and 2000, are fixed rate mortgage loans with an estimated market value of approximately $20,500,000 and $32,400,000, respectively.

     Net gains on sales of loans receivable held for sale amounted to $1,378,637, $1,706, and $303,324 during the years ended September 30, 2001,
     2000 and 1999, respectively.

     The changes in the allowance for loan losses for the years ended September 30, 2001, 2000 and 1999, are as follows:

                                                       2001             2000             1999

     Balance at beginning of year                  $  5,159,353     $  3,297,256     $  3,364,588
     Provisions for loan losses                         830,000          977,000          120,000
     Balance transferred in acquisition                      --          962,999               --
     Loans charged off                                 (655,506)        (157,092)        (265,384)
     Recoveries                                          67,511           79,190           78,052
                                                   ------------     ------------     ------------
     Balance at end of year                        $  5,401,358     $  5,159,353     $  3,297,256
                                                   ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                   2001               2000
     Loans contractually past due 90 days
         or more and/or on nonaccrual status:
           Residential                        $      570,704     $    1,365,949
           Consumer and commercial                   491,676            279,826
                                              --------------     --------------

                                              $    1,062,380     $    1,645,775
                                              ==============     ==============

     During the years ended September 30, 2001, 2000 and 1999, interest income of approximately $43,000, $40,000, and $9,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

6.   PREMISES AND EQUIPMENT

     Premises and equipment at September 30, 2001 and 2000, consist of the following:

                                                   2001               2000

     Land                                     $    2,566,219     $    2,566,219
     Office buildings                              5,793,501          5,009,762
     Furniture, fixtures and equipment             3,083,963          2,566,530
     Vehicles                                        323,205            290,031
                                              --------------     --------------
                                                  11,766,888         10,432,542
     Less accumulated depreciation                 3,841,278          3,409,723
                                              --------------     --------------
                Total                         $    7,925,610     $    7,022,819
                                              ==============     ==============

7.   EMPLOYEE BENEFIT PLANS

     The Company participates in a multi-employer defined benefit pension plan which covers substantially all employees. Expenses of the plan for the years ended September 30, 2001, 2000 and 1999, were $69,017, $258,600, and
     $133,000, respectively.

     The Company participates in a multi-employer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended September 30, 2001, 2000 and 1999, were $115,174, $84,924, and $76,985, respectively.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended September 30, 2001, 2000 and 1999, aggregated $617,127, $544,327, and $516,985, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability.

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

     The shares issued to the MRP plan were recorded as outstanding shares, and the unvested portion was recorded as unearned compensation through a contra equity account. The consolidated statements of operations for the years ended September 30, 2001, 2000 and 1999, include compensation expense of $0, $725,692, and $1,342,907, respectively, relating to the scheduled vesting of MRP shares.

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

     Initially, the ESOP acquired 349,140 shares of the Company's common stock financed by $3,491,400 in borrowings by the ESOP from the Company. This loan is secured by the shares of Common Stock purchased and earnings thereon. At September 30, 2001 and 2000, 213,213 and 167,282 shares, respectively, have been allocated to participants' accounts and 135,927 and 181,858 shares, with an estimated market value of $4,322,479 and $4,182,734, respectively, remain unallocated. All allocated shares are considered outstanding for earnings per share purposes, while the unallocated shares are not included in the calculation.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The principal balance of the ESOP loan was $1,359,259 and $1,818,578 at September 30, 2001 and 2000, respectively. The Bank is using the dividends declared on shares held by the ESOP to reduce the outstanding debt. Dividends on allocated shares are treated as a reduction of retained earnings. Dividends on unallocated shares are treated only as debt service, and there is no reduction of retained earnings. Compensation expense related to the ESOP is based on the average fair market value of shares during the period since the prior allocation date through the dates shares are committed to be released. The financial statements for the years ended September 30, 2001, 2000 and 1999, include compensation expense of $1,205,230, $835,135, and $853,616, respectively, related to the ESOP.

9.   STOCK OPTION PLAN

     On April 8, 1998, the Shareholders of the Company approved the First South Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. The Plan reserves 436,425 shares for grant within ten years of the effective date. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10-year life; however, there are additional limitations for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all options immediately vest if a change of control, as defined, occurs.

     The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been recognized for options granted under the Option Plan. Had compensation cost for the Company's Option Plan been determined based on the fair value at the grant dates for awards under the Option Plan consistent with the methods of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                  For the year ended
                                  September 30, 2001              September 30, 2000              September 30, 1999
                             ----------------------------    ----------------------------    ----------------------------
                             As Reported      Pro Forma      As Reported      Pro Forma      As Reported      Pro Forma

     Net income              $  5,830,292    $  5,742,412    $  3,549,032    $  3,464,965    $  3,196,146    $  3,138,174
     Earnings per common
          share - basic              2.01            1.95            1.14            1.11             .91             .89
     Earnings per common
          share - diluted            1.95            1.92            1.13            1.11             .91             .89

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend growth rate of 22%, 17%, and 15%; expected volatility of 18.9%, 18.6% and 20.8%; risk-free interest rates of 5.84%, 5.78%, and 5.05% in 2001; 6.0% in
     2000 and 7.1% in 1999; and expected lives of 7 years.

     A summary of the status of the Plan as of September 30, 2001, 2000 and 1999, and changes during the years then ended, including weighted-average exercise price ("Price"), is presented below:

                                                 2001                    2000                    1999
                                          SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                                         --------    --------    --------    --------    --------    --------

     Outstanding at beginning of year     413,303    $  18.25     404,303    $  18.24     398,303    $  18.25
     Granted                               19,000       25.63      21,000       18.26       6,000       17.75
     Cancellations                        (23,400)      18.35     (12,000)      18.25
                                         --------                --------                --------
     Outstanding at year end              408,903       18.54     413,303       18.25     404,303       18.24
                                         --------                --------                --------

     Weighted-average fair value of
        options granted during the year              $   5.14                $   4.02                $   5.04
                                                     --------                --------                --------

     The following table summarizes additional information about the Option Plan at September 30, 2001, including weighted-average remaining contractual life ("Life") and Price:

                              Options Outstanding           Options Exercisable
                        -------------------------------     -------------------
                        Shares       Life       Price       Shares      Price

     $17.75 - 27.23     408,903    6.8 years   $  18.54     389,903    $  18.37

10.  BORROWED MONEY

     Borrowed money represents advances from the FHLB and repurchase agreements. There were no advances outstanding from the FHLB at September 30, 2001. Advances from the FHLB had a weighed average rate of 6.94% and totaled $24,000,000 at September 30, 2000.

     At September 30, 2001 and 2000, repurchase agreements outstanding had average rates of 1.93% and 4.38%, and totaled $4,909,497 and $6,387,552, respectively.

     At September 30, 2001, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $7,000,000. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At September 30, 2001, the Company had an additional $115,000,000 of credit available with the FHLB.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

11.  INCOME TAXES

     The components of income tax expense for the years ended September 30, 2001, 2000 and 1999, are as follows:

                                                       2001             2000             1999

     Current:
       Federal                                     $  3,877,218     $  2,665,596     $  2,712,909
       State                                            559,267          313,600          565,552
                                                   ------------     ------------     ------------
                                                      4,436,485        2,979,196        3,278,461
                                                   ------------     ------------     ------------

     Deferred:
            Federal                                    (310,782)        (287,542)        (719,993)
            State                                       (66,168)         (33,828)        (105,755)
                                                   ------------     ------------     ------------
                                                       (376,950)        (321,370)        (825,748)
                                                   ------------     ------------     ------------

     Total                                         $  4,059,535     $  2,657,826     $  2,452,713
                                                   ============     ============     ============

     Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the years ended September 30, 2001, 2000 and 1999, are as follows:

                                                       2001             2000             1999

     Expected income tax expense at 34%            $  3,362,541     $  2,110,332     $  1,920,612
     State income taxes, net of federal income tax      325,445          296,998          270,298
     Non-deductible ESOP, other expenses and
         other adjustments                              371,549          250,496          261,803
                                                   ------------     ------------     ------------

                                                   $  4,059,535     $  2,657,826     $  2,452,713
                                                   ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The components of deferred income tax assets and liabilities are as follows:

                                                   2001               2000
     Deferred income tax assets:
         Deferred directors' fees             $      578,037     $      548,288
         Allowance for loan losses                 1,752,708          1,490,452
         Employee benefits                           740,189            747,790
         Unrealized losses on securities
           available for sale                             --            852,611
         Loans mark-to-market                        315,198            123,823
         Other                                       363,408            180,154
                                              --------------     --------------
                                                   3,749,540          3,943,118
                                              --------------     --------------
     Deferred income tax liabilities:
         Unrealized gains on securities
           available for sale                      2,298,594                 --
         Depreciation and amortization               347,515            315,426
         Carrying value - land                       386,200            386,200
         Mortgage servicing rights                   357,327             71,149
         Deferred loan origination fees
           and costs                                  55,472             91,656
         FHLB stock                                  195,801            195,801
                                              --------------     --------------
                                                   3,640,909          1,060,232
                                              --------------     --------------

     Net deferred income tax asset            $      108,631     $    2,882,886
                                              ==============     ==============

     Retained earnings at September 30, 2001, include approximately $1,850,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than for tax bad debt losses or adjustments arising from carryback of net operating losses could create taxable income, in certain remote instances, which would be subject to the then current corporate income tax rate.

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

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     As of September 30, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual regulatory capital amounts and ratios as of September 30, 2001 and 2000, are presented in the table below (dollars in thousands):

                                                                                                        To Be Well
                                                                                                       Capitalized
                                                                              For Capital              Under Prompt
                                                        Actual              Adequacy Purpose        Action Provisions
                                                 --------------------     --------------------     --------------------
                                                  Amount      Ratio        Amount      Ratio        Amount      Ratio
                                                 --------    --------     --------    --------     --------    --------
     2001:
     Total Capital (to Risk Weighted Assets)     $ 47,627        12.8%    $ 29,835         8.0%    $ 37,294        10.0%
     Tier I Capital (to Risk Weighted Assets)      42,956        11.5%      14,917         4.0%      22,376         6.0%
     Tier I Capital (to Average Assets)            42,956         8.1%      21,246         4.0%      26,557         5.0%

     2000:
     Total Capital (to Risk Weighted Assets)     $ 45,655        13.0%    $ 28,214         8.0%    $ 35,268        10.0%
     Tier I Capital (to Risk Weighted Assets)      41,237        11.7%      14,107         4.0%      21,161         6.0%
     Tier I Capital (to Average Assets)            41,237         7.7%      21,523         4.0%      26,904         5.0%

13.  EARNINGS PER SHARE

     The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned ESOP shares, unearned deferred stock awards and treasury shares) for the years ended September 30, 2001, 2000 and 1999. Options to purchase 408,903, 413,303 and 404,303 shares of common stock were outstanding at September 30, 2001, 2000, and 1999, respectively. For the year ended September 30, 1999, no options were included in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares for each of the years.

                                                       2001             2000             1999

     Net income (numerator)                        $  5,830,292     $  3,549,032     $  3,196,146
                                                   ============     ============     ============
     Weighted average shares outstanding
         for basic EPS (denominator)                  2,899,846        3,115,768        3,530,811
     Dilutive effect of stock options                    85,580           11,104               --
                                                   ------------     ------------     ------------
     Adjusted shares for diluted EPS                  2,985,426        3,126,872        3,530,811
                                                   ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

14.  MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $295,216,089 and $286,238,000 at September 30, 2001 and 2000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     At September 30, 2001 and 2000, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $925,239 and $184,228, respectively.

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

     A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of September 30, 2001 and 2000, is as follows:

                                                   2001               2000
     Commitments to extend credit:
         Commitments to originate loans       $   57,413,601     $   44,052,960
         Undrawn balances on lines of credit
             and undrawn balances on credit
             reserves (overdraft protection)      48,197,325         43,864,361
                                              --------------     --------------

                                              $  105,610,926     $   87,917,321
                                              ==============     ==============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Included in the commitments to originate loans as of September 30, 2001 and 2000, are fixed interest rate loan commitments of $7,758,283 and $6,917,438, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

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

16.  PARENT COMPANY FINANCIAL INFORMATION

     The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of September 30, 2001 and 2000, and for the three years ended September 30, 2001, are as follows:

                                                       2001             2000             1999
     CONDENSED BALANCE SHEETS
     Cash                                          $  1,902,285     $  1,055,374     $  1,151,744
     Due from subsidiary                                931,535          477,287        5,368,089
     Investment in wholly-owned subsidiary           49,203,538       43,692,079       42,563,204
     Other assets                                         8,856            8,747           12,115
                                                   ------------     ------------     ------------
             Total assets                          $ 52,046,214     $ 45,233,487     $ 49,095,152
                                                   ============     ============     ============

     Other liabilities                             $  1,277,596     $    398,752     $    332,119
     Stockholders' equity                            50,768,618       44,834,735       48,763,033
                                                   ------------     ------------     ------------
             Total liabilities and stockholders'
                equity                             $ 52,046,214     $ 45,233,487     $ 49,095,152
                                                   ============     ============     ============

                                                       2001             2000             1999
     CONDENSED STATEMENTS OF INCOME
     Interest income, net                          $    166,623     $    204,090     $    234,242
     Equity in earnings of subsidiary                 5,772,653        3,471,752        3,121,370
     Miscellaneous expenses                             108,984          126,810          159,466
                                                   ------------     ------------     ------------
     Net income                                    $  5,830,292     $  3,549,032     $  3,196,146
                                                   ============     ============     ============

                                       36

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                       2001             2000             1999
     CONDENSED STATEMENTS OF CASH FLOWS
     Operating activities:
         Net income                                $  5,830,292     $  3,549,032     $  3,196,146
         Adjustments to reconcile net income
             to net cash provided by operating
             activities:
           Equity in undistributed earnings of
            subsidiary                               (5,772,653)      (3,471,752)      (3,121,370)
           ESOP compensation                          1,205,229          853,930          853,616
           MRP compensation                                  --          725,692        1,342,907
           Other operating activities                   878,733           70,001          628,213
                                                   ------------     ------------     ------------
                Net cash provided by operating
                 activities                           2,141,601        1,726,903        2,899,512
                                                   ------------     ------------     ------------
     Investing activities:
         Repayments of advances to subsidiary         4,533,752        6,863,802        9,257,445
                                                   ------------     ------------     ------------
                Net cash provided by investing
                 activities                           4,533,752        6,863,802        9,257,445
                                                   ------------     ------------     ------------
     Financing activities:
         Proceeds from exercise of stock options        360,864               --               --
         Purchase of treasury shares                 (4,253,215)      (7,268,139)     (10,875,208)
         Dividends paid                              (1,936,091)      (1,418,936)      (1,089,622)
                                                   ------------     ------------     ------------

                Net cash used in financing
                 activities                          (5,828,442)      (8,687,075)     (11,964,830)
                                                   ------------     ------------     ------------

     Net (decrease) increase in cash                    846,911          (96,370)         192,127
     Cash at beginning of year                        1,055,374        1,151,744          959,617
                                                   ------------     ------------     ------------

     Cash at end of year                           $  1,902,285     $  1,055,374     $  1,151,744
                                                   ============     ============     ============

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the years ended September 30, 2001 and 2000, is as follows (in thousands):

                                      Fourth      Third       Second      First
                                     --------    --------    --------    --------
     2001:
     Interest income                 $  9,794    $ 10,231    $ 10,863    $ 11,271
     Interest expense                   4,560       5,298       5,967       6,343
     Provision for loan losses             50          --         540         240
     Noninterest income                 1,933       1,690       1,853       1,299
     Noninterest expense                4,498       3,949       3,898       3,701
     Income tax expense                 1,082       1,090         946         941
                                     --------    --------    --------    --------
     Net income                      $  1,537    $  1,584    $  1,365    $  1,345
                                     ========    ========    ========    ========

     Net income per common share:
         Basic                       $    .54    $    .55    $    .47    $    .46
         Diluted                     $    .52    $    .53    $    .46    $    .45
                                     ========    ========    ========    ========

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                      Fourth      Third       Second      First
                                     --------    --------    --------    --------
2000:
     Interest income                 $ 10,783    $ 10,099    $  9,178    $  6,805
     Interest expense                   5,921       5,241       4,680       3,171
     Provision for loan losses            300         250         200         227
     Noninterest income                   950       1,052         815         615
     Noninterest expense                3,768       4,058       3,631       2,643
     Income tax expense                   762         699         628         569
                                     --------    --------    --------    --------
     Net income                      $    982    $    903    $    854    $    810
                                     ========    ========    ========    ========

     Net income per common share:
         Basic and diluted           $    .32    $    .30    $    .27    $    .25
                                     ========    ========    ========    ========

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

     Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at September 30, 2001 and 2000, were as follows:

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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                                           2001                            2000
                               ----------------------------    ----------------------------
                                Estimated        Carrying       Estimated        Carrying
                                Fair Value        Amount        Fair Value        Amount
                               ------------    ------------    ------------    ------------
     1 - 4 family mortgages    $123,737,283    $121,735,028    $157,985,659    $157,650,137
     Consumer                    77,088,028      77,193,937      73,079,204      74,100,552
     Non-residential            175,157,980     175,157,980     134,458,927     134,458,927
                               ------------    ------------    ------------    ------------

                               $375,983,291    $374,086,945    $365,523,790    $366,209,616
                               ============    ============    ============    ============

     The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $159,282,411 and $132,661,290 at September 30, 2001 and 2000,
     respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

     The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at September 30, 2001 and 2000, are as follows:

                                                   2001               2000
     Certificates of deposits:
        Carrying amount                       $  312,656,497     $  339,280,377
        Estimated fair value                     317,751,119        340,318,757

     Advances for Federal Home Loan Bank:
        Carrying amount                       $           --     $   24,000,000
        Estimated fair value                              --         24,000,000

     The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the federal fund's daily rate.

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $105,610,926 in 2001 and $87,917,321 in 2000, which are primarily comprised of unfunded loan commitments.

     The Company's remaining assets and liabilities are not considered financial instruments.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

19.  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended September 30, 2001, 2000 and 1999, is as follows:

                                                       2001             2000             1999
     Real estate acquired in settlement of loans   $    918,091     $    411,040     $    764,023
     Exchange of loans for mortgage-backed
         securities                                  12,298,139       62,789,209       45,527,117
     Cash paid for interest                          22,391,730       19,012,680        9,960,689
     Cash paid for income taxes                       3,350,211        2,769,000        2,787,000
     Dividends declared, not paid                       518,511          387,220          332,119

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

                               EXECUTIVE OFFICERS

THOMAS A. VANN                     JACK L. ASHLEY                 GARY J. BROCK
President and                      Executive Vice President       Executive Vice President
Chief Executive Officer            Chief Operating Officer        Credit Administration

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

                            AREA AND CITY EXECUTIVES

JAMES F. BUCKMAN, IV               GEORGE R. HAMILTON             MICHAEL L. HARDIN
Senior Vice President              Senior Vice President          Senior Vice President
Area Executive                     Area Executive                 City Executive
Washington                         Rocky Mount                    Lumberton
Chocowinity                        Tarboro

WILLIAM L. HEDGEPETH, II           RUSSELL A. LAY                 DAVID M. POPE
Senior Vice President              Senior Vice President          Vice President
City Executive                     Area Executive                 City Executive
Fayetteville                       Elizabeth City                 Kinston

JAMES R. ROSE, JR.                 JAMES L. THOMPSON              GUY P. WILLIAMS, JR.
Senior Vice President              Vice President                 Senior Vice President
Area Executive                     City Executive                 City Executive
Greenville                         Tarboro                        New Bern
Kinston

                                       41

                        FIRST SOUTH BANK OFFICE LOCATIONS

CHOCOWINITY                        ELIZABETH CITY                 GREENVILLE
2999 Highway 17 South              604 East Ehringhaus Street     301 East Arlington Blvd
252-940-4970                       252-335-0848                   252-321-2600

FAYETTEVILLE                       KINSTON                        LUMBERTON
241 Green Street                   827 Hardee Road                600 North Chestnut Street
910-438-3681                       252-522-9466                   910-739-3274
3107 Raeford Road                  2430 Heritage Street           3000 North Elm Street
910-484-2116                       252-523-9449                   910-608-5031

NEW BERN                           ROCKY MOUNT                    WASHINGTON
202 Craven Street                  300 Sunset Avenue              1311 Carolina Avenue
252-636-2997                       252-972-9661                   252-946-4178

1725 Glenburnie Road               2901 Sunset Avenue             300 North Market Street
252-636-2997                       252-451-1259                   252-940-4945

                                   1378 Benvenue Road             1328 John Small Avenue
                                   252-442-8375                   252-940-5000

TARBORO                            450 North Winstead Avenue      Credit Administration
100 East Hope Lodge Street         252-937-1900                   239 West Main Street
252-823-0157                                                      252-946-4178

                                   3635 North Halifax Road        Operations Center
                                   252-451-8700                   220 Creekside Drive
                                   (in Smith's Red & White/       252-946-4178
                                    Dortches)

                         FIRST SOUTH BANK ATM* LOCATIONS

CHOCOWINITY                        ELIZABETH CITY                 FAYETTEVILLE
2999 Highway 17 South              604 East Ehringhaus Street     241 Green Street
                                                                  3107 Raeford Road

GREENVILLE                         KINSTON                        LUMBERTON
301 East Arlington Blvd            2430 Heritage Street           3000 North Elm Street
                                                                  3551 Fayetteville Road

NEW BERN                           ROCKY MOUNT                    WASHINGTON
1725 Glenburnie Road               300 Sunset Avenue              1311 Carolina Avenue
                                   2901 Sunset Avenue             300 North Market Street
                                   1378 Benvenue Road             1328 John Small Avenue
TARBORO                            450 North Winstead Avenue
1202 Western Blvd                  3635 North Halifax Road

----------
* Member of Star and Cirrus ATM networks
  Member FDIC

                     FIRST SOUTH BANK PRODUCTS AND SERVICES

PERSONAL BANKING SERVICES

     CHECKING ACCOUNTS:
          Free Basic Checking
          Free Senior Checking (age 50 and over)
          Executive Checking
          Preferred Checking
          Money Market Checking

     LENDING SERVICES:
          Consumer Loans
          Home Equity Loans
          Mortgage Loans
          FHA/VA Financing
          Reserve Lines
          VISA and MasterCard Credit Cards

     SAVINGS ACCOUNTS:
          Regular Savings
          Custodial Savings

     OTHER PERSONAL BANKING SERVICES:
          AccessLine 24 Hour Telephone Banking
          Automated Teller Machines (ATMs)
          24-Hour Banking Cards (ATM)
          Certificates of Deposit
          Individual Retirement Accounts
          VISA CheckCards
          Drive-Thru Windows
          Night Depository
          Safe Deposit Boxes
          Wire Transfers

COMMERCIAL BANKING SERVICES

     CHECKING ACCOUNTS:
          Commercial Checking
          Commercial Money Market Checking
          Business Interest Checking
          Simple Business Checking
          Simple Business Plus Checking

     LENDING SERVICES:
          Commercial Real Estate Loans
          Commercial Business Loans
          SBA Loans
          Lines-of-Credit

     OTHER COMMERCIAL BANKING SERVICES
          Cash Management Sweep Products
          Total Treasury Manager
          VISA and MasterCard Merchant Services
          Night Depository
          Wire Transfers
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
     Washington, NC  27889                        E-mail:  info@firstsouthnc.com
                                                 Website:  www.firstsouthnc.com

STOCK LISTING INFORMATION
The Company's common stock trades on the Nasdaq Stock Market under the symbol FSBK.

STOCK PRICE INFORMATION
The following table sets forth the high and low trade price information and dividends declared per share for the periods indicated.

       Quarter Ended                         High         Low      Dividends
       -------------                         ----         ---      ---------
     December 31, 1999                     $ 18.875    $ 17.125    $    .10
     March 31, 2000                          18.875      17.375         .10
     June 30, 2000                            20.00      18.375         .13
     September 30, 2000                       23.25       19.25         .13

     December 31, 2000                        24.78       21.75         .13
     March 31, 2001                           25.00     23.0625         .18
     June 30, 2001                            27.50     24.6875         .18
     September 30, 2001                       36.25       26.50         .18

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

ANNUAL MEETING
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, February 21, 2002 at 11:00 a.m., at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

GENERAL COUNSEL                  SPECIAL COUNSEL           INDEPENDENT ACCOUNTANTS
Rodman, Holscher, Francisco &    Stradley Ronon Stevens    PricewaterhouseCoopers LLP
   Peck, P.A.                       & Young, LLP           Suite 2300
320 North Market Street          Suite 700                 150 Fayetteville Street Mall
Washington, NC  27889            1220 19th Street, N.W.    Raleigh, NC  27601
                                 Washington, DC 20036

                              FIRST SOUTH BANCORP
                              ===================
                              -------------------
                              1311 Carolina Avenue
                              P.O. Box 2047
                              Washington, North Carolina 27889
                              (252)946-4178 Fax (252)946-3873