Form 10-K/A, Exhibit 13
period 2001-09-30
FIRST SOUTH BANCORP INC /VA/
filed 2001-12-31
CIK 1027183

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

                               BOARD OF DIRECTORS

LINLEY H. GIBBS, JR.               FREDERICK N. HOLSCHER          EDMUND T. BUCKMAN, JR.
CHAIRMAN                           VICE CHAIRMAN                  Retired
Retired                            Partner                        Washington, NC
Washington, NC                     Rodman, Holscher, Francisco &
                                      Peck, P.A.
                                   Washington, NC

DR. FREDERICK H. HOWDY             CHARLES E. PARKER, JR.         H. D. REAVES, JR.
President                          Vice President                 Former President And
Drs. Freshwater and Howdy, P.A.    Robinson Insurance Agency        Chief Executive Officer
Washington, NC                     New Bern, NC                   Home Federal Savings & Loan
                                                                  Fayetteville, NC

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