Form 10-K, Exhibit 13
period 2002-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2003-03-31
CIK 1027183

2002 Annual Report


-----------------------------------
100 YEARS  1902-2002
-----------------------------------


          First South Bancorp
          -------------------

                                TABLE OF CONTENTS

Letter to Stockholders                                                         1

Stockholder Information                                                        3

Selected Consolidated Financial Information and Other Data                     4

Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                                   5

Report of Independent Accountants                                             20

Consolidated Statements of Financial Condition                                21

Consolidated Statements of Operations                                         22

Consolidated Statements of Stockholders' Equity                               23

Consolidated Statements of Cash Flows                                         24

Notes to Consolidated Financial Statements                                    25

Board of Directors                                                            49

Executive Officers                                                            49

Area Executives                                                               49

First South Bank Office Locations                                             50

First South Bank ATM Locations                                                50

First South Bank Products and Services                                        51

                                MISSION STATEMENT

     "Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

I am pleased to report that First South Bancorp achieved the greatest financial performance in the history of our company during 2002. These results represent the completion of 100 years of operation for First South Bank, our primary subsidiary that opened for business on September 19, 1902. Since 1902 and the subsequent formation of First South Bancorp in 1997, we have grown to become the 15th largest commercial bank holding company in North Carolina with 22 offices providing financial services in more than 43 of North Carolina's 100 counties.

It is with a great deal of pleasure that I report the total return to our stockholders increased dramatically in 2002. The market price of our stock grew to $35.58 at December 31, 2002 from $22.25 split adjusted at December 31, 2001, and combined with increased cash dividends resulted in a total return of 63.0%.

For the year ended 2002, we reported record earnings of $9.5 million, an increase of 184.2% over the $3.4 million, net of a one-time ESOP termination expense, reported for 2001. Diluted earnings per share increased to $2.06 for 2002, compared to $.75 for 2001, an increase of 174.7%. Our return on average assets and return on average equity improved to 1.61% and 18.39%, respectively, for year end 2002, from .61% and 6.85% respectively for year end 2001.

During the year, the Board of Directors increased the annual cash dividend to $.68 per share from $.48 per share in 2001, an increase of 41.7%. As a result, in 2002 we paid out $2.9 million in cash dividends to our shareholders, representing 31.0% of net income for the year.

The assets of the company grew by $79.2 million or 14.4% to $628.5 million, from $549.3 million at year end 2001. In addition, total loans and leases were $490.9 million. Total deposits were $526.3 million, with transaction and statement savings representing 41.5% of that amount at year end. While internal growth was strong and the Bank successfully opened new banking and loan production offices, the Bank's efficiency ratio was 49.8% for year end 2002. This is a significant achievement. The ability to grow the Bank while sustaining solid core performance underscores the importance of planning, our ability to execute our plans and the strength of our people.

During 2002, we increased noninterest income by 19.2% to $8.5 million from $7.1 million in 2001. This income component, which represented 18.7% of our total revenue in 2002 compared to 15.0% in 2001, is a major area of focus. Our goal is to increase noninterest income to 20% of total revenue over the coming years. Mortgage lending will play a major role in meeting our goal along with income from our partnership with UVEST, a financial services company. In addition, the Bank will explore delivering insurance products to our customers.

The Bank has begun to move into new arenas. We have opened a new loan production office in Raleigh, NC and will follow with a full service branch in 2003. The Bank was added to the Russell 2000 (R) Index, helping raise our visibility with the investment community. Our leasing subsidiary, First South Leasing, continues to grow and complement the company. Our goal is to continue to improve the results we have achieved and we are committed to improving shareholder value. Our future will depend on our ability to stay focused on customer service and delivering quality products.

We will invest in the continuing education and training of our staff to ensure they are capable and qualified.

The past year resulted in the culmination of 100 years of service to the people of North Carolina. It is important to reflect on that history and what the incorporators and employees of the Bank have achieved. It all started on September 19, 1902 when the Home Building & Loan Association was organized in Washington, North Carolina, with the following incorporators: William Bragaw, A.M. Dumay, W.B. Walling, H.B. Mayo, George T. Leach, Stephen C. Bragaw, R.A. Zoeller, W.B. Morton, B.G. Moss, W.E. Swindell, Charles F. McWhoter, John G. Bragaw, Jr., C.H. Sterling, E.K. Willis, E.M. Brown, E.B. Moore, J.F. Buckman,
A. Mayo, C.F. Bland, Frank C. Kugler, Thomas P. Howard, M.M. Jones, R.T. Hodges,
J. Havens and E.R. Mixon.

For many years, the Home Building & Loan Association was located in the offices of Guaranty Bank & Trust Company at the corner of Market and Main Streets. In January 1946, Harvey C. Elliott, a native of Washington, North Carolina, was employed as full-time Secretary-Treasurer, succeeding H.S. Gurganus, who had been serving in a part-time capacity. The assets of the Association at that time were $305,000. By 1956, assets of the Association had reached $1.0 million.

In January of 1960, the name of the Association was changed from Home Building & Loan Association to Home Savings & Loan Association to more adequately designate the primary functions of this type of financial institution - that of promoting thrift and encouraging homeownership. In 1979 the Association gained approval to open its first branch office in Elizabeth City, North Carolina. Since that initial branch the Bank now has 22 offices.

The decision to convert to a public company, form a holding company and become a state chartered commercial bank was realized in 1997. The Bank had a successful public offering raising $43.6 million.

First South Bank is now 100 years old and I believe the incorporators would be proud of what has been accomplished. The Bank has faithfully served the citizens of Eastern North Carolina and looks forward to the future. There will be many challenges and opportunities as we travel down the next 100 years.

Each member of your Board of Directors along with our officers and employees join me in thanking you for supporting First South Bancorp. As always, your comments or suggestions are welcomed and we look forward to your continued support.

                                        Sincerely,


                                        Tom Vann
                                        President and
                                        Chief Executive Officer

                             STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
     First South Bancorp, Inc.                  Telephone:  252-946-4178
     1311 Carolina Avenue                             Fax:  252-946-3873
     Washington, NC  27889                         E-mail: info@firstsouthnc.com
                                                  Website:  www.firstsouthnc.com

STOCK LISTING INFORMATION
The Company's common stock is listed and trades on the Nasdaq Stock Market under the symbol FSBK.

STOCK PRICE INFORMATION
The following is the high and low trading price information and dividends declared per share for the periods indicated.

     Quarter Ended                       High           Low         Dividends
     -------------                       ----           ---         ---------
     March 31, 2001          (1)        $16.67        $15.37          $.12
     June 30, 2001           (1)         18.33         16.46           .12
     September 30, 2001      (1)         24.17         17.67           .12
     December 31, 2001       (1)         25.27         21.10           .12

     March 31, 2002          (1)         26.00         22.33           .17
     June 30, 2002                       40.00         25.60           .17
     September 30, 2002                  37.97         34.25           .17
     December 31, 2002                   36.51         33.35           .17
     ----------------
     (1)  Adjusted for three-for-two stock split on April 19, 2002.

REGISTRAR AND TRANSFER AGENT
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the Company's stock registrar and transfer agent: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; via the Internet at www.rtco.com; or toll-free at (800) 866-1340.

FORM 10-K
The Annual Report on Form 10-K of the Company as filed with the Securities and Exchange Commission is available via the Internet on the Company's website at www.firstsouthnc.com under the heading "Financial Reports-EDGAR Online here". Shareholders will be provided a copy without charge by writing to the Corporate Secretary, William L. Wall, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889.

INVESTOR INFORMATION
Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, First South Bancorp, Inc., P.
O. Box 2047, Washington, NC 27889; or via email to bwall@firstsouthnc.com.

ANNUAL MEETING
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 15, 2003 at 11:00 a.m., at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

GENERAL COUNSEL           SPECIAL COUNSEL          INDEPENDENT ACCOUNTANTS
Rodman, Holscher,         Stradley Ronon           PricewaterhouseCoopers LLP
 Francisco & Peck, P.A.    Stevens & Young, LLP    Suite 2300
320 North Market Street   Suite 600                150 Fayetteville Street Mall
Washington, NC  27889     1220 19th Street, N.W.   Raleigh, NC  27601
                          Washington, DC 20036

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                                     At or For the Year Ended December 31, 2002,
                                                                      Three Months Ended December 31, 2002, and
                                                                 Years Ended September 30, 2001, 2000, 1999 and 1998
                                                      --------------------------------------------------------------------------
                                                      12/31/02     12/31/01      9/30/01      9/30/00      9/30/99      9/30/98
                                                      --------     --------      --------     --------     --------     --------
                                                                    (dollars in thousands, except per share data)
Selected Financial Condition Data
---------------------------------
Total assets                                          $628,473     $549,318      $541,195     $559,719     $292,305     $281,479
Loans receivable, net                                  490,914      405,613       374,087      366,210      212,054      224,999
Cash and investment securities                          90,259       75,745        95,191       59,927       12,435       20,119
Mortgage-backed securities                              23,526       43,904        48,603      108,519       56,326       27,017
Deposits                                               526,327      475,589       471,939      471,942      234,618      204,635
Borrowings                                              38,195        5,441         4,909       30,388        1,318       11,933
Stockholders' equity                                    50,100       51,031        50,769       44,835       48,763       56,714

Selected Operations Data
------------------------
Interest income                                       $ 36,826     $  9,467      $ 42,159     $ 36,865     $ 23,129     $ 21,867
Interest expense                                        12,473        4,092        22,168       19,013        9,979        9,240
                                                      --------     --------      --------     --------     --------     --------
Net interest income                                     24,353        5,375        19,991       17,852       13,150       12,627
Provision for loan losses                                1,756            0           830          977          120          310
Noninterest income                                       8,462        1,625         6,776        3,432        2,874        2,646
Noninterest expenses                                    16,337        3,832        16,047       14,100       10,255        9,940
ESOP Termination                                             0        3,143             0            0            0            0
                                                      --------     --------      --------     --------     --------     --------
Income before income taxes                              14,722           25         9,890        6,207        5,649        5,023
Income taxes                                             5,210        1,165         4,060        2,658        2,453        1,900
                                                      --------     --------      --------     --------     --------     --------
Net income                                            $  9,512     $ (1,140)     $  5,830     $  3,549     $  3,196     $  3,123
                                                      ========     ========      ========     ========     ========     ========
Earnings per share - basic                  (1)       $   2.18     $  (0.26)     $   1.34     $   0.76     $   0.60     $   0.54
Earnings per share - diluted                (1)           2.06        (0.26)         1.30         0.76         0.60         0.54
Dividends per share                         (1)           0.68         0.12          0.45         0.31         0.21         0.18

Selected Financial Ratios and Other Data
----------------------------------------
Performance Ratios:
Return on average assets                    (2)           1.64%        1.46%         1.06%        0.76%        1.09%        1.19
Return on average equity                    (2)          18.39        15.70         12.31         7.71         6.03         5.40
Interest rate spread                                      4.43         4.05          3.67         3.73         3.95         4.03
Net interest margin                                       4.54         4.24          3.90         4.05         4.69         5.05
Average earning assets/average
  interest bearing liabilities                          116.03       116.27        114.06       115.51       131.01       127.57
Noninterest expense/average assets          (3)           2.81         2.80          2.92         3.03         3.50         3.80
Efficiency ratio                            (3)          49.79        54.74         59.95        66.25        63.99        65.08
Dividend payout ratio                       (2)          31.19        25.71         33.33        40.35        34.07        33.75

Quality Ratios:
Nonperforming assets/total assets                         0.30%        0.35%         0.29%        0.33%        0.40%        0.43
Nonperforming loans/total loans                           0.30         0.31          0.28         0.45         0.27         0.36
Loan loss reserves/total loans                            1.40         1.31          1.42         1.39         1.53         1.50
Provision for loan losses/total loans                     0.36         0.00          0.22         0.27         0.06         0.14

Capital Ratios and Other Data:
Equity/total assets, end of period                        8.00%        9.29%         9.38%        8.02%       16.69%       19.95
Average equity/average assets                             8.90         9.33          8.62         9.89        18.09        22.14
Full service offices                                        21           20            19           17            9            8
Loans serviced for others                             $261,823     $274,240      $295,216     $300,006     $275,255     $250,202

--------------
(1)  Adjusted  for  three-for-two  stock splits on April 19, 2002 and August 19,
     1998.
(2) Based on net income of $2,003,494 earned before the $3,143,467 one-time ESOP termination charge in 12/31/01 period.
(3) Excludes the $3,143,476 one-time ESOP termination charge in 12/31/01 period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL. First South Bancorp, Inc. (the "Company") was formed for the purpose of issuing common stock, owning 100% of First South Bank (the "Bank") and operating through the Bank a commercial banking business. The Company has engaged in no activities other than owning the Bank, therefore, this discussion of consolidated financial condition and results of operations relates principally to the Bank. The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences and other loans. The Bank's earnings depend primarily on its net interest income, the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities. The level of noninterest income and expenses also affects the Bank's earnings.

Prevailing economic conditions, as well as federal and state regulations, affect the operations of the Bank. The Bank's cost of funds is influenced by interest rates paid on competing investments, rates offered on deposits by other financial institutions in the Bank's market area and by general market interest rates. Lending activities are affected by the demand for financing of real estate and various types of commercial and consumer loans, and by interest rates at which such financing may be offered.

The Bank's business emphasis is to operate as a well-capitalized, profitable and independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves. Management believes the Bank can be more effective in serving its customers than many larger competitors because of its ability to respond quickly and effectively to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management team.

The Company's common stock is listed and trades on the Nasdaq Stock Market under the symbol FSBK. Effective as of July 1, 2002, the Company was added to the Russell 2000 (R) Index, helping raise the Company's visibility with the investment community.

CHANGE IN FISCAL YEAR END. On January 4, 2002, the Board of Directors of the Company (the "Board") approved a change in the Company's fiscal year end from September 30 to December 31, effective December 31, 2001. Adopting a December 31 fiscal year end eliminated the duplication of work the Company previously did to convert information from a fiscal year to a calendar year and will simplify the Company's internal and external communications. It also brought the Company's fiscal year end in conformity with the fiscal year end used by the majority of banks in North Carolina and throughout the United States. The Bylaws have been amended to reflect this change in fiscal year.

BASIS OF PRESENTATION. Based on the change in the Company's fiscal year to December 31, the Management's Discussion and Analysis of Financial Condition and Results of Operations will:

     o Compare the Financial Condition as of December 31, 2002 to the Financial Condition as of December 31, 2001; and the Results of Operations for the year ended December 31, 2002 to the Results of Operations for the year ended December 31, 2001 (unaudited);
     o Compare the Financial Condition as of December 31, 2001 to the Financial Condition as of December 31, 2000 (unaudited); and the Results of Operations for the three months ended December 31, 2001 to the Results of Operations for the three months ended December 31, 2000 (unaudited);
     o Compare the Financial Condition and Results of Operations for the year ended September 30, 2001 to the Financial Condition and Results of Operations for the year ended September 30, 2000; and
     o Discuss the Company's liquidity and capital resources, asset/liability management, market risk, rate/volume analysis, and yield/cost analysis as of December 31, 2002, and where applicable, compare the years ended December 31, 2002 and 2001; the three months ended December 31, 2001 and 2000; and the years ended September 30, 2001 and 2000.

STOCK SPLIT. On April 19, 2002 the Company paid a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record as of April 8, 2002. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

SIGNIFICANT ACTIVITIES AND EVENTS. Effective as of December 31, 2001, the Company terminated its Employee Stock Ownership Plan ("ESOP") and incurred a one-time non-tax deductible charge of $3.1 million related to the ESOP termination. As a result of the ESOP termination, the Company reduced its ESOP expense to none for the year ended December 31, 2002 from $4.2 million for the year ended December 31, 2001. During the year ended December 31, 2001, the Company incurred $1.1 million of ESOP expense in addition to the one-time termination charge. For future periods the Company will not incur any further charges related to the ESOP. The Company believes the benefits of the ESOP were not sufficient to justify the ongoing annual expense incurred to maintain it and the cost savings achieved in future periods will more than compensate for the one-time charge incurred to terminate it.

The Company recorded net income of $9.5 million for the year ended December 31, 2002, compared to $3.3 million for the year ended December 31, 2001. Diluted earnings per share were $2.06 for the year ended December 31, 2002, compared to $.75 for the year ended December 31, 2001. Had the Company not incurred the one-time ESOP termination expense, net income for the year ended December 31, 2001 would have been $6.5 million.

The Company recorded a net loss for the three months ended December 31, 2001 of $1.1 million, compared to net income of $1.3 for the three months ended December 31, 2000. Diluted earnings per share were $(.26) for the three months ended December 31, 2001 compared to $.30 for the three months ended December 31, 2000. Had the Company not incurred the one-time ESOP termination expense, net income for the three months ended December 31, 2001 would have been $2.0 million.

On November 30, 1999, the Company consummated the acquisition of Green Street Financial Corp ("Green Street"), the parent holding company of Home Federal Savings and Loan Association of Fayetteville, North Carolina, with full service offices located in Fayetteville and Lumberton, North Carolina. The acquisition was accounted for using the purchase method of accounting for a cash purchase price of $59.2 million, representing $15.25 per share of Green Street common stock. Summary financial information related to Green Street acquisition was as follows (unaudited): loans receivable - $125.4 million; premises and equipment - $1.2 million; deposits - $101.6 million; and goodwill - $288,000.

On February 18, 2000, the Bank completed the purchase of six Triangle Bank ("Triangle") branch offices located in Rocky Mount and Tarboro, North Carolina. This acquisition was accounted for using the purchase method of accounting and the Bank assumed the deposits of the six Triangle branch offices for a premium of approximately 4.0% of the assumed deposits. Summary financial information related to the Triangle branches purchase was as follows (unaudited): cash - $113.8 million; loans receivable - $26.2 million; premises and equipment - $2.4 million; deposits - $144.1 million; and unidentifiable intangible - $4.9 million;

Concurrent with the Green Street acquisition, the Bank changed its name to First South Bank. These acquisitions enabled the Company to leverage its capital base, represent a significant growth in the Bank's branch office network, and have benefited the Company's earnings.

LIQUIDITY AND CAPITAL RESOURCES. As a state chartered commercial bank, the Bank must meet liquidity requirements established by the North Carolina Office of the Commissioner of Banks (the "Commissioner"). Savings banks, which convert to commercial banks, are required to maintain 15% liquidity pursuant to the conversion guidelines adopted by the Commissioner. The Bank's liquidity ratio under these guidelines was 18.6% at December 31, 2002 and 19.5% at December 31, 2001.

The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from loan and securities sales, and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are influenced by interest rates, economic conditions and local competition. The Bank's primary investing activity is the origination of commercial, consumer and mortgage loans. During fiscal 2002 and 2001, originations of loans held for sale and investment, net of principal repayments, were $176.5 million and $83.4 million, respectively. The Bank's primary financing activities are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

The levels of cash and cash equivalents is dependent on the Bank's operating, financing, lending and investing activities during any given period. At December 31, 2002 and 2001, cash and cash equivalents totaled $34.5 million and $21.7 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. During the years ended

December 31, 2002 and 2001, real estate loans sold or securitized were $87.2 million and $52.6 million each.

Borrowings consisting of FHLB advances and retail repurchase agreements were $38.2 million at December 31, 2002 compared to $5.4 million at December 31,
2001. Other sources of liquidity include investment and mortgage-backed securities designated as available for sale, which totaled $79.3 million at December 31, 2002 and $98.0 million at December 31, 2001.

At December 31, 2002, stockholders' equity was $50.1 million, compared to $51.0 million at December 31, 2001. Net income for fiscal 2002 was $9.5 million, compared to $3.3 million for fiscal 2001. At December 31, 2002 there were 4,203,912 shares of common stock outstanding, net of 2,341,936 treasury shares.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards. The Bank's stand-alone equity was $50.0 million at December 31, 2002, compared to $46.7 million at December 31, 2001. The Commissioner requires the Bank to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all regulatory capital requirements at December 31, 2002 and 2001.

OFF-BALANCE SHEET ARRANGEMENTS. The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business To meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The Bank's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those commitments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. A summary of the contractual amounts of the Bank's exposure to off-balance sheet risk as of December 31, 2002 and 2001 is as follows:

                                                             December 31, 2002   December 31, 2001
                                                             -----------------   -----------------
                                                                     (Dollars in thousands)
Commitments to extend credit:
Commitments to originate loans                                  $     76,657        $     50,204
Undrawn balances on lines of credit and undrawn
  Balances on credit reserves (overdraft protection)                  48,483              48,627
                                                                ------------        ------------
     Total commitments to extend credit                         $    124,140        $     98,831
                                                                ------------        ------------

Included in the commitments to originate loans as of December 31, 2002 and 2001 are fixed interest rate loan commitments of $8.3 million and $11.7 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates the Bank is exposed to interest rates because in a rising rate environment liabilities will be repricing faster and at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income. Since many of the commitments are expected to expire without being drawn upon, amounts do not necessarily represent future cash requirements.

ASSET/LIABILITY MANAGEMENT. The Bank strives to maintain consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also impact interest income and interest expense. The Bank's net interest income will generally increase when interest rates rise over an extended period of time, and conversely, will decrease when interest rates decline. The Bank can significantly influence its net interest income by controlling the increases and decreases in its interest income and interest expense, which are caused by changes in market interest rates. See Table 1 below for additional information on the effects of net interest income caused by changes in interest rates.

The President of the Bank reports interest rate risk and trends, liquidity and capital ratio requirements to the Board on a regular basis. The Board reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board with respect to the Bank's asset and liability goals and strategies.

A principal strategy in managing the Bank's interest rate risk has been to increase interest sensitive assets such as commercial and consumer loans. At December 31, 2002, the Bank had $295.0 million of commercial loans and $81.9 million of consumer loans, compared to $200.6 million and $77.8 million, respectively, at December 31, 2001. The Bank had $38.7 million of loans held for sale at December 31, 2002, compared to $29.3 million at December 31, 2001. Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market. In managing its portfolio of investment securities, all investment securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $79.3 million of investment and mortgage-backed securities classified as available for sale at December 31, 2002, compared to $98.0 million at December 31, 2001.

MARKET RISK. Market risk reflects the risk of economic loss resulting from changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods. Market risk arises primarily from interest rate risk inherent in lending and deposit taking activities. The Bank does not maintain a trading account for any class of financial instruments, nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the Bank is not subject to foreign currency exchange risk or commodity price risk.

The Bank measures interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Bank's exposure to interest rates is reviewed on a quarterly basis by management and the Board. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Board has adopted an interest rate risk policy that establishes maximum increases in NPV of 17%, 36% and 56% and decreases in NPV of 15%, 36% and 61% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 1 below presents the Bank's projected changes in NPV and net interest income in the event of sudden and sustained increases or decreases in market interest rates for the various rate shock levels at December 31, 2002. At December 31, 2002, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board.

TABLE 1 - PROJECTED CHANGE IN NPV AND NET INTEREST INCOME

 Change                  Net Portfolio Value                        Net Interest Income
                         -------------------                        -------------------
in Rates         $ Amount     $ Change      % Change        $ Amount     $ Change      % Change
--------         --------     --------      --------        --------     --------      --------
                                             (Dollars in thousands)

+ 300      bp     $76,284     $(2,834)       (3.6)%          $28,406     $ 2,383         9.2%
+ 200      bp      78,048      (1,070)       (1.4)            27,906       1,883         7.2
+ 100      bp      79,215          97          .1             27,033       1,010         3.9
Base               79,118          --          --             26,023          --          --
- 100      bp      78,423        (695)        (.9)            24,731      (1,292)       (5.0)
- 200      bp      78,168        (950)       (1.2)            22,661      (3,362)      (12.9)
- 300      bp      80,243       1,125         1.4             21,385      (4,368)      (17.8)

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

Certain  shortcomings are inherent in the method of analysis  presented in Table
1. For example, although certain assets and liabilities may have similar maturities to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Also, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an increase in interest rates.

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

RATE/VOLUME ANALYSIS. Net interest income can also be analyzed in terms of the impact of changing interest rates on average interest-earning assets and average interest-bearing liabilities, and the changing volume or amount of these assets and liabilities. Table 2 below represents the extent to which changes in interest rates and changes in the volume of average interest-earning assets and average interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. For each category of average interest-earning asset and average interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the changes in volume); and (iv) net change (total of the previous columns).

ANALYSIS OF NET INTEREST INCOME. Net interest income primarily represents the difference between income derived from interest-earning assets and interest expense on interest-bearing liabilities. Net interest income is affected by both the difference between the yield on earning assets and the average cost of funds ("interest rate spread"), and the relative volume of interest-earning assets, interest-bearing liabilities and noninterest-bearing deposits.

Table 3 below sets forth certain information relating to the Bank's Statements of Financial Condition and Statements of Operations for the year ended December 31, 2002, the three months ended December 31, 2001, and the year ended September 30, 2001, reflecting the yield on average earning assets and the average cost of funds for the periods indicated. Average balances are derived from month end balances. The Bank does not believe that using month end balances rather than average daily balances has caused any material difference in the information presented.

TABLE 2 - RATE/VOLUME ANALYSIS

                                             Year Ended December 31,                 Three Months Ended December 31,
                                     ----------------------------------------    ----------------------------------------
                                                 2002  vs.  2001                             2001  vs.  2000
                                     ----------------------------------------    ----------------------------------------

                                            Increase (Decrease) Due to                  Increase (Decrease) Due to
                                     ----------------------------------------    ----------------------------------------
                                                                                  Rate/                 Rate/
                                     Volume      Rate      Volume      Total     Volume      Rate      Volume      Total
                                     -------    -------    -------    -------    -------    -------    -------    -------
                                                                        (In thousands)
Interest income:
Loans receivable                     $ 5,280    $(5,454)   $  (902)   $(1,076)   $   462    $(1,173)   $   (64)   $  (775)
Investment securities                     90        (97)        (3)       (10)       115        (93)       (12)        10
Mortgage-backed securities            (1,858)      (120)        54     (1,924)    (1,048)       (46)        25     (1,069)
Other interest-earning assets           (372)      (281)       133       (520)       200        (47)      (123)        30
                                     -------    -------    -------    -------    -------    -------    -------    -------
     Total earning assets              3,140     (5,952)      (718)    (3,530)      (271)    (1,359)      (174)    (1,804)
                                     -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
Deposits                                 366     (7,300)      (141)    (7,075)        25     (1,694)        (6)    (1,675)
FHLB advances                           (241)      (174)       137       (278)      (513)      (383)       380       (516)
Other interest-bearing liabilities       (21)       (83)        13        (91)       (13)       (57)        10        (60)
                                     -------    -------    -------    -------    -------    -------    -------    -------
Total interest-bearing liabilities       104     (7,557)         9     (7,444)      (501)    (2,134)       384     (2,251)
                                     -------    -------    -------    -------    -------    -------    -------    -------
Change in net interest income        $ 3,036    $ 1,605    $  (727)   $ 3,914    $   230    $   775    $  (558)   $   447
                                     =======    =======    =======    =======    =======    =======    =======    =======

                                             Year Ended September 30,
                                     ----------------------------------------
                                                 2001  vs.  2000
                                     ----------------------------------------
                                            Increase (Decrease) Due to
                                     ----------------------------------------
                                                            Rate/
                                     Volume      Rate      Volume      Total
                                     -------    -------    -------    -------
                                                  (In thousands)
Interest income:
Loans receivable                     $ 4,103    $   145    $    21    $ 4,269
Investment securities                  2,285        (39)       (69)     2,177
Mortgage-backed securities              (439)      (344)        24       (759)
Other interest-earning assets            (63)      (350)        20       (393)
                                     -------    -------    -------    -------
     Total earning assets              5,886       (588)        (4)     5,294
                                     -------    -------    -------    -------

Interest expense:
Deposits                               3,363       (437)       (81)     2,845
FHLB advances                            131        108         25        264
Other interest-bearing liabilities        82        (23)       (13)        46
                                     -------    -------    -------    -------
Total interest-bearing liabilities     3,576       (352)       (69)     3,155
                                     -------    -------    -------    -------
Change in net interest income        $ 2,310    $  (236)   $    65    $ 2,139
                                     =======    =======    =======    =======

TABLE 3 - YIELD/COST ANALYSIS

                                             Year Ended December 31,    Three Months Ended December 31,    Year Ended September 30,
                                           ---------------------------  -------------------------------  ---------------------------
                                                      2002                           2001                          2001
                                           ---------------------------  -------------------------------  ---------------------------
                                                                                (In thousands)
                                                               Average                       Average                        Average
                                           Average              Yield/    Average             Yield/    Average              Yield/
                                           Balance    Interest   Cost     Balance   Interest  Cost(2)   Balance    Interest   Cost
                                           -------    --------   ----     -------   --------  -------   -------    --------   ----
Interest earning assets:
Loans receivable (1)                       $438,148   $30,909     7.05%   $389,746   $7,715     7.92%   $369,735   $32,760     8.86%
Investment securities                        54,542     3,461     6.35      54,583      865     6.34      51,386     3,461     6.74
Mortgage-backed securities                   34,679     2,191     6.32      46,586      781     6.71      77,422     5,223     6.75
Other interest-earning assets                 8,812       265     3.01      16,501      106     2.57      14,547       715     4.92
                                           --------   -------   ------    --------   ------   ------    --------   -------   ------
     Total earning assets                   536,181    36,826     6.87     507,416    9,467     7.46     513,090    42,159     8.22
                                                      -------   ------               ------   ------               -------   ------

Nonearning assets                            44,896                         39,658                        36,225
                                           --------                       --------                      --------
     Total assets                          $581,077                       $547,074                      $549,315
                                           ========                       ========                      ========

Interest bearing liabilities:
Time deposits                              $306,636    10,261     3.35    $309,391    3,567     4.61    $323,037    18,496     5.72
Demand deposits                             130,245     2,001     1.54     102,827      465     1.81      87,309     2,396     2.74
Savings                                      19,431       142     0.73      19,126       48     1.00      20,450       262     1.28
FHLB advances                                 1,469        28     1.90         250        1     1.60      13,638       822     6.03
Repurchase agreements                         4,344        41     0.94       4,808       11     0.92       5,419       192     3.54
                                           --------   -------   ------    --------   ------   ------    --------   -------   ------
     Total interest-bearing liabilities     462,125    12,473     2.68     436,402    4,092     3.75     449,853    22,168     4.93

Noninterest bearing demand deposits          48,551         0     0.00      43,035        0     0.00      37,383         0     0.00
                                           --------   -------   ------    --------   ------   ------    --------   -------   ------
     Total sources of funds                 510,676    12,473     2.44     479,437    4,092     3.41     487,236    22,168     4.55
                                           --------                       --------                      --------

Other liabilities and
   stockholders'equity:
Other liabilities                            18,683                         16,584                        14,707
Stockholders' equity                         51,718                         51,053                        47,372
                                           --------                       --------                      --------
     Total liabilities and
       stockholders' equity                $581,077                       $547,074                      $549,315
                                           ========                       ========                      ========
Net interest income                                   $24,353                        $5,375                        $19,991
                                                      =======                        ======                        =======
Interest rate spread  (3)                                         4.43%                         4.05%                          3.67%
                                                                ======                        ======                         ======
Net yield on earning assets (4)                                   4.54%                         4.24%                          3.90%
                                                                ======                        ======                         ======

Ratio of earning assets to interest
     bearing liabilities                                        116.03%                       116.27%                        114.06%
                                                                ======                        ======                         ======

     (1)  Includes classified loans.
     (2)  Ratio calculations have been annualized.
     (3) Represents the difference between the yield on earning assets and the average cost of funds.
     (4)  Represents the net interest income divided by average earning assets.

RESULTS OF OPERATIONS
---------------------

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

Total assets increased 14.4% to $628.5 million at December 31, 2002 from $549.3 million at December 31, 2001. Earning assets increased 13.6% to $576.6 million at December 31, 2002 from $507.7 million at December 31, 2001, reflecting significant growth in the commercial loan portfolio, opening of a new full service banking office and growth in the Bank's leasing division. Earning assets were 91.7% of total assets at December 31, 2002, compared to 92.4% at December 31, 2001.

Loans and lease financing receivable, net of loan loss reserves and deferred loan fees, increased 21.0% to $490.9 million at December 31, 2002 from $405.6 million at December 31, 2001. The Bank continues to emphasize the origination of both secured and unsecured commercial and consumer loans in order to take advantage of generally higher yields as well as shorter terms to maturity. From time to time, the Bank sells selected mortgage loans in the secondary market in order to reduce interest rate and credit risk, while retaining servicing to generate additional fee income. The years ended December 31, 2002 and 2001 were both advantageous periods to execute such sales due to declining interest rates.

Commercial loans increased 47.0% to $295.0 million at December 31, 2002 from $200.6 million at December 31, 2001. Consumer loans increased 5.3% to $81.9 million at December 31, 2002 from $77.8 million at December 31, 2001. This growth reflects the Bank's emphasis of structuring itself as a commercial banking entity. Commercial and consumer loan originations increased to $255.7 million during fiscal 2002, from $122.3 million during fiscal 2001.

Residential real estate mortgage loans declined 8.6% to $122.0 million at December 31, 2002 from $133.4 million at December 31, 2001, reflecting sales and securitizations of loans, net of origination volume. The Bank sold or securitized $87.2 million of mortgage loans during fiscal 2002, compared to $52.6 million during fiscal 2001. Loans serviced for others were $261.8 million at December 31, 2002, compared to $274.2 million at December 31, 2001. During fiscal 2002, the Bank originated $153.4 million of residential mortgage loans, compared to $115.6 million during fiscal 2001.

Investment securities and mortgage-backed securities declined to $79.3 million at December 31, 2002, from $98.0 million at December 31, 2001. The Bank securitized no mortgage loans held for sale into mortgage-backed securities during fiscal 2002, compared to $12.3 million in fiscal 2001. The Bank sold $6.2 million of mortgage-backed securities during the 2002, compared to $63.2 million during fiscal 2001. The mortgage-backed securities portfolio declined to $23.5 million at December 31, 2002 from $43.9 million at December 31, 2001.

In accordance with adopting new accounting standards, during fiscal 2002 the Company discontinued the amortization of its goodwill related to prior period acquisitions. Goodwill related to prior period acquisitions were $4.2 million at December 31, 2002 and 2001. During the year ended December 31, 2002, no amortization expense was recorded, compared to $517,000 for the year ended December 31, 2001. The remaining unamortized balance of the Company's goodwill will be tested for impairment at least annually. The Company has performed its annual impairment test and has determined that there has been no impairment of goodwill as of December 31, 2002.

Deposits increased 10.7% to $526.3 million at December 31, 2002 from $475.6 million at December 31, 2001. Certificates of deposit increased to $307.8 million at December 31, 2002 from $304.2 million at December 31, 2001. The Bank continued to emphasize attracting lower cost core deposits, resulting in net checking account growth of 30.8% to $199.6 million at December 31, 2002 from $152.6 million at December 31, 2001. The Bank has managed its cost of deposits by allowing certain high rate certificates of deposit to mature amid increasingly competitive market interest rates, offset by the growth in checking accounts. The Bank is also repricing higher costing certificates of deposits at lower rates, and combined with the growth of lower costing core checking accounts, has been an effective tool in managing its deposit cost.

Total borrowings were $38.2 million at December 31, 2002 compared to $5.4 million at December 31, 2001. FHLB advances used primarily to fund loan originations were $34.0 million at December 31, 2002, compared to $1,000,000 at December 31, 2001. Borrowings in the form of repurchase agreements were $4.2 million at December 31, 2002, compared to $4.4 million at December 31, 2001, representing funds held in cash management accounts for commercial banking customers.

Stockholders' equity was $50.1 million at December 31, 2002, compared to $51.0 million at December 31, 2001. The equity to assets ratio declined to 8.0% at December 31, 2002 from 9.3% at December 31, 2001, due to the Company's 14.4% asset growth and 47.0% commercial loan growth during fiscal 2002, and the impact of the stock repurchase program discussed below.

Accumulated other comprehensive income was $3.8 million at December 31, 2002, compared to $2.6 million at December 31, 2001, reflecting a significant increase in unrealized gains on available for sale securities, due primarily to the recent decline in market rates.

During the years ended December 31, 2002 and 2001, the Company declared four quarterly cash dividends each, totaling $0.68 and $0.48 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 31.2% for fiscal 2002 and 61.5% for fiscal 2001. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company, and general economic conditions. These cash dividend payments, combined with the appreciation in the market price of the Company's common stock, resulted in total return to shareholders of 63.0% for fiscal 2002, compared to 46.7% for fiscal 2001.

Pursuant to stock repurchase programs adopted by the Company during fiscal years 2002 and 2001, the Company acquired 260,450 and 239,846 shares of its common stock, respectively, through open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At December 31, 2002, treasury shares were 2,341,936 totaling $37.3 million, compared to 2,099,561 shares totaling $28.7 million at December 31, 2001. The Company believes the repurchase of its outstanding common stock will increase per share earnings and return on average equity, and decrease the potential dilutive effect caused by the exercise of stock options. During fiscal 2002 and 2001, 18,075 and 37,725 shares, respectively, were issued upon the exercise of stock options.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 (UNAUDITED)

Net Income. Net income increased to $9.5 million for the year ended December 30, 2002 from $3.3 million for the year ended December 31, 2001. Diluted earnings per share increased to $2.06 per share for the year ended December 31, 2002 from $.75 per share for the year ended December 31, 2001. Had the Company not incurred the one-time ESOP termination expense, net income for the year ended December 31, 2001 would have been $6.5 million and diluted earnings per share would have been $1.45 per share. The average number of diluted shares outstanding (net of treasury shares) was 4,628,434 and 4,472,062 for the years ended December 31, 2002 and 2001. Return on average assets and return on average equity were 1.6% and 18.4% respectively for fiscal 2002, compared to .6% and 6.9% for fiscal 2001. Return on average assets and return on average equity for fiscal 2001, excluding the ESOP termination, would have been 1.2% and 13.3%, respectively. See "Significant Activities and Events" above for additional information.

Interest Income. Interest income declined 8.7% to $36.8 million for fiscal 2002 from $40.3 million for fiscal 2001. The decline in interest income on loans and investments during 2002 results from a lower yield on earning assets due to the general decline in interest rates. The average balance of interest-earning assets increased 5.3% to $536.2 million for fiscal 2002, from $509.1 million for fiscal 2001. The yield on average interest-earning assets declined to 6.9% for 2002 from 7.9% for 2001.

Interest Expense. Interest expense declined 37.4% to $12.5 million for fiscal 2002 from $19.9 million for fiscal 2001. The decline in interest expense on deposits and borrowings reflects a lower cost of average interest-bearing liabilities due to the general decline in interest rates and the significant growth in lower costing core checking accounts discussed above. The average balance of interest-bearing liabilities increased 4.6% to $462.1 million for fiscal 2002 from $441.9 million for fiscal 2001. The average balance of noninterest-bearing deposits increased 20.8% to $48.6 million for fiscal 2002 from $40.2 million for fiscal 2001. The average cost of funds (including noninterest-bearing deposits) was 2.4% for 2002, compared to 4.1% for 2001, reflecting the general decline in interest rates during 2002.

Net Interest Income. Net interest income increased 19.2% to $24.4 million for fiscal 2002 from $20.4 million for fiscal 2001. The increase in net interest income is primarily due to the decline in interest rates during 2002, an increase in the volume of average interest-earning assets, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) was 4.5% for fiscal 2002, compared to 4.0% for fiscal 2001. The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.4% for fiscal 2002, compared to 3.8% for 2001.

See Table 2 (Rate/Volume Analysis) and Table 3 (Yield/Cost Analysis) above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risk in the loan portfolio, the Bank's past loan loss experience, and current economic conditions. The Bank provided $1.8 million for loan losses during fiscal 2002, compared to $590,000 for fiscal 2001. These provisions were necessary to support the risks associated with the 47.0% growth in the commercial loan portfolio during fiscal 2002, and the overall increase in the loan portfolio. The allowance for loan losses was $7.0 million at December 31, 2002, compared to $5.4 million at December 31, 2001, which the Bank believes is adequate to absorb probable losses in its loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans-in-process and deferred loan fees, was 1.4% at December 31, 2002 and 1.3% at December 31, 2001.

The Bank uses an analytical approach through a classification of assets program to determine the adequacy of its loan loss allowance and the necessary provision for loan losses. The loan portfolio is reviewed on a quarterly basis and delinquent loans are individually analyzed. Consideration is given to the loan status, payment history, repayment ability, probability of repayment, and loan-to-value percentages. Loans are classified in appropriate categories applicable to their circumstances as a result of this review and analysis. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of non-performing loans to total loans was .3% at December 31, 2002 and 2001.

Noninterest Income. Noninterest income increased 19.2% to $8.5 million for fiscal 2002 from $7.1 million for fiscal 2001. Other income consists of fees and service charges on loans, service charges on deposit accounts, gains from sales of loans and mortgage backed securities, and other miscellaneous income. Loan fees and service charges increased 24.7% to $4.6 million for fiscal 2002 from $3.7 million for fiscal 2001, reflecting the growth of the commercial and consumer loan portfolios and the growth in checking accounts during fiscal 2002. Gains from the sale of loans and mortgage-backed securities increased to $2.2 million for fiscal 2002 from $1.8 million for fiscal 2001. The volume of loans and mortgage-backed securities sold during 2002 was $92.9 million, compared to $115.5 million for 2001, reflecting the sales necessary to continue the Bank's efforts of reducing its interest rate exposure. Servicing fee income was $691,000 for 2002, compared to $763,000 for 2001, as loans serviced for others declined to $261.8 million at December 31, 2002 from $274.2 million at December 31, 2001.

Noninterest Expenses. Noninterest expenses declined 15.4% to $16.3 million for fiscal 2002 from $19.3 million in fiscal 2001. The Company's efficiency ratio (noninterest expenses divided by net interest income plus noninterest income) improved to 49.8% for fiscal 2002 from 70.2% for fiscal 2001. Had the Company not incurred the one-time ESOP termination expense, the efficiency ratio for fiscal 2001 would have been 58.7%.

The largest single component of these expenses is compensation and fringe benefits, which was $9.7 million for both fiscal 2002 and 2001 respectively. During fiscal 2001, the Company incurred $1.1 million of ESOP expense in addition to the one-time termination charge. For future periods the Company will not incur any further charges related to the ESOP. Full-time equivalent employees increased to 228 at December 31, 2002 from 218 at December 31, 2001. This growth is due to additional personnel resulting from opening a new full-service branch office, a new loan production office and administrative staff required to support the 14.3% growth in asset during fiscal 2002.

During fiscal 2002, the Company discontinued the amortization of intangible assets related to prior period acquisitions. No amortization expense was recorded during fiscal 2002, compared to $517,000 during 2001. The remaining unamortized balance of intangible assets of $4.2 million at December 31, 2002 will be tested for impairment at least annually.

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

Income Taxes. The provision for income taxes increased to $5.2 million for fiscal 2002 from $4.3 million for fiscal 2001. The increase in provision for income taxes is the result of the increase of pretax earnings to $14.7 million for fiscal 2002 from $7.6 million for fiscal 2001, which included the $3.1 million one-time ESOP termination charge which was not tax deductible. The change in the amount of income tax provisions also reflects changes in other pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND SEPTEMBER 30, 2001

Total assets increased to $549.3 million at December 31, 2001 from $541.2 million at September 30, 2001, reflecting a 6.0% annualized growth rate during the three months ended December 31, 2001.

Earning assets grew at an annualized rate of 4.7% to $507.7 million at December 31, 2001 from $501.8 million at September 30, 2001, reflecting the Bank's current loan demand. Earning assets amounted to 92.4% of total assets at December 31, 2001, compared to 92.7% at September 30, 2001. Interest-bearing deposits in financial institutions declined to $1.4 million at December 31, 2001 from $21.7 million at September 30, 2001, reflecting funding of the loan portfolio growth discussed below.

The Bank has implemented various strategies to increase its regulatory liquidity levels, including the securitization of certain mortgage loans previously held for sale into mortgage-backed securities and the purchase of U.S. Government and Agency securities. The Bank's mortgage-backed securities and investment securities portfolio was $98.0 million at December 31, 2001, compared to $103.3 million at September 30, 2001.

Loans held for sale increased to $29.3 million at December 31, 2001 from $20.5 million at September 30, 2001, while loans and leases held for investment increased to $376.3 million at December 31, 2001 from $353.6 million at September 30, 2001, reflecting internal portfolio growth generated from current loan demand. To support the risk associated with its loan portfolio, the Bank had reserves for potential loan losses of $5.4 million at December 31, 2001 and September 30, 2001, respectively. The ratio of reserves for loan losses to total loans was 1.3% at December 31, 2001 and 1.4 % at September 30, 2001.

Total deposits and borrowings increased to $481.0 million at December 31, 2001 from $476.8 million at September 30, 2001. Deposits increased to $475.6 million at December 31, 2001 from $471.9 million at September 30, 2001, reflecting a 3.1% annualized growth rate during the three months ended December 31, 2001. Borrowings primarily in the form of repurchase agreements representing funds held in cash management accounts for commercial banking customers increased to $5.4 million at December 31, 2001 from $4.9 million at September 30, 2001.

Stockholders' equity was $51.0 million at December 31, 2001, compared to $50.8 million at September 30, 2001. At December 31, 2001, the ratio of equity to total assets was 9.3%, compared to 9.4% at September 30, 2001.

As a result of the ESOP termination, the Company's $1.3 million note receivable from the ESOP was repaid in full via a treasury stock purchase of 59,677 unallocated  ESOP  shares,  resulting  in  the  release  of  all  the  remaining
unallocated   140,542  shares  to  ESOP  participants.   In  settlement  of  the
termination expense of these remaining shares, $3.2 million was recorded as additional paid-in-capital as of December 31, 2001.

During the three months ended December 31, 2001, the Company recognized a decline in other comprehensive income resulting from a decline in unrealized gains on available for sale securities due to a recent increase in market rates. Accumulated other comprehensive income declined to $2.6 million at December 31, 2001 from $3.5 million at September 30, 2001.

As a North Carolina chartered commercial bank, the Bank must meet various capital standards required by federal and state banking regulatory agencies. The Bank's stand-alone capital was $47.9 million at December 31, 2001, substantially in excess of all regulatory capital requirements.

Pursuant to a stock repurchase plan, during the three months ended December 31, 2001 the Company acquired 86,563 shares of its common stock through open market and private purchases, totaling $1.9 million. These shares are being held as treasury stock at cost. During the three months ended December 31, 2001, 8,250 shares of common stock were issued from treasury stock upon the exercise of stock options. At December 31, 2001, 2,099,561 shares totaling $28.7 million are being held as treasury stock, compared to 2,021,248 shares totaling $26.9 million at September 30, 2001.

On December 20, 2001, the Company declared a quarterly cash dividend of $0.12 per share totaling $534,000, payable January 18, 2002 to stockholders of record as of January 3, 2002. This dividend payment was the Company's nineteenth consecutive quarterly cash dividend.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2001 AND 2000 (UNAUDITED)

Net Income. The Company recorded a net loss for the three months ended December 31, 2001 of $1.1 million, compared to net income of $1.3 for the three months ended December 31, 2000. Diluted earnings per share were $(.26) for the three months ended December 31, 2001 compared to $.30 for the three months ended December 31, 2000. Had the Company not incurred the one-time ESOP termination expense, net income for the three months ended December 31, 2001 would have been $2.0 million and diluted earnings per share would have been $.45 per share. The average number of diluted shares outstanding was 4,308,369 and 4,521,189 for the three months ended December 31, 2001 and 2000. See "Significant Activities and Events" above for additional information.

Interest Income. Interest income was $9.5 million for the three months ended December 31, 2001, compared to $11.3 million for the three months ended December 31, 2000. This decline in volume is primarily attributable to a series of interest rate reductions by the Federal Reserve since December 31, 2000. Average interest-earning assets were $507.4 million for the three months ended December 31, 2001, compared to $529.8 million for the three months ended December 31, 2000. The yield on average interest-earning assets was 7.5% for the three months ended December 31, 2001, compared to 8.5% for the three months ended December 31, 2000.

Interest Expense. Interest expense on deposits and borrowings declined to $4.1 million for the three months ended December 31, 2001 from $6.3 million for the three months ended December 31, 2000. Average interest-bearing liabilities declined to $436.4 million for the three months ended December 31, 2000 from $468.8 million for the three months ended December 31, 2000. The average cost of funds declined to 3.4% for the three months ended December 31, 2001 from 5.0% for the quarter ended December 31, 2000, reflecting a general decline in interest rates since December 31, 2000. The Bank has increased its checking account base to $152.6 million at December 31, 2001 from $115.0 million at December 31, 2000, reflecting its continuing efforts of attracting lower costing core deposits.

Net Interest Income. Net interest income increased to $5.4 million for the three months ended December 31, 2001 from $4.9 million for the three months ended December 31, 2000. The Bank's net yield on interest-earning assets was 4.2% for the three months ended December 31, 2001, compared to 3.7% for the three months ended December 31, 2000. The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.2% for the three months ended December 31, 2001, compared to 3.5% for the three months ended December 31, 2000.

See Table 2 (Rate/Volume Analysis) and Table 3 (Yield/Cost Analysis) above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Loan Losses. During the three months ended December 31, 2001, the Bank recorded no provisions for loan losses, compared to $240,000 for the three months ended December 31, 2000. The Bank believes that level of reserves for loan losses was adequate to provide for probable future losses, although there were no assurances that probable future losses, if any, would not exceed estimated amounts.

Noninterest Income. Noninterest income increased to $1.6 million for the three months ended December 31, 2001 from $1.3 million for the three months ended December 31, 2000. Noninterest income consists of fees and service charges earned on loans, service charges on deposit accounts, and gains from sales of loans and mortgage-backed securities and other miscellaneous income. The increase during the current period is attributable to the growth in fees and service charges from a greater volume of commercial and consumer loans and checking accounts, and from the sale of loans and mortgage-backed securities.

During the three months ended December 31, 2001 the Bank recorded $1.1 million of loan fees and services charges, compared to $751,000 recorded during the three months ended December 31, 2000. In addition, during the three months ended December 31, 2001, the Bank recorded gains from sales of loans and mortgage-backed securities of $192,000, compared to $164,000 recorded during the three months ended December 31, 2000.

Noninterest Expense. Noninterest expenses were $6.9 million for the three months ended December 31, 2001, compared to $3.7 million for the three months ended December 31, 2000. The largest single component of these expenses was the $3.1 million one-time non-tax deductible ESOP termination charge. See "Significant Activities and Events" above for additional information.

Compensation and fringe benefits were $2.2 million for the three months ended December 31, 2001 and 2000, respectively. Comparatively, all other noninterest expenses, including premises and equipment, advertising, and office supplies, were $1.6 million for the three months ended December 31, 2001, compared to $1.5 million for the three months ended December 31, 2000, reflecting efforts to control operating expenses.

Income Taxes. Income tax expense was $1.2 million for the three months ended December 31, 2001, compared to $941,000 for the three months ended December 31, 2000. The changes in the amounts of income tax provisions reflect the impact of the non-tax deductible ESOP termination charge, changes in other pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2001 AND 2000

Total assets were $541.2 million at September 30, 2001, compared to $559.7 million at September 30, 2000. Earning assets declined to $501.7 million at September 30, 2001 from $524.2 million at September 30, 2000, reflecting the sales of certain mortgage loans and mortgage-backed securities. Earning assets were 92.7% of total assets at September 30, 2001 compared to 93.8% at September 30, 2000.

Loans receivable increased to $374.1 million at September 30, 2001 from $366.2 million at September 30, 2000. Commercial loans increased 29.7% to $178.9 million at September 30, 2001 from $137.9 million at September 30, 2000. Consumer loans increased 4.2% to $78.2 million at September 30, 2001 from $75.0 million at September 30, 2000. This growth reflects the Bank's emphasis on commercial banking. Commercial and consumer loan originations increased to $144.1 million for fiscal 2001 from $122.4 million for fiscal 2000.

Residential real estate mortgage loans declined 22.7% to $123.2 million at September 30, 2001 from $159.3 million at September 30, 2000, reflecting sales and exchanges of loans, net of origination volume. During fiscal 2001, the Bank originated $60.4 million of real estate mortgage loans, compared to $54.1 million during fiscal 2000. The Bank sold or securitized $49.4 million of mortgage loans during fiscal 2001, compared to $62.8 million during fiscal 2000. Loans serviced for others were $295.2 million at September 30, 2001, compared to $300.0 million at September 30, 2000.

Investment securities and mortgage-backed securities declined 32.8% to $103.3 million at September 30, 2001 from $153.7 million at September 30, 2000. During the year ended September 30, 2001, the Bank increased its investment securities portfolio (primarily U. S. Government and Agency securities) to $54.7 million from $45.2 million at September 30, 2000. During the years ended September 30, 2001 and 2000, the Bank securitized $12.3 million and $62.8 million of mortgage loans previously held for sale into mortgage-backed securities. The Bank sold $63.2 million of mortgage-backed securities during fiscal 2001, compared to no sales during fiscal 2000. The mortgage-backed securities portfolio declined to $48.6 million at September 30, 2001 from $108.5 million at September 30, 2000.

Deposits were $471.9 million at September 30, 2001 and 2000, respectively. Certificates of deposit declined to $312.7 million at September 30, 2001, from $339.3 million at September 30, 2000. The Bank emphasized growing lower costing core deposits, as checking accounts increased 26.7% to $140.1 million at September 30, 2001 from $110.6 million at September 30, 2000. During fiscal 2001, the Bank managed its cost of deposits by allowing certain high rate certificates of deposit to mature amid increasingly competitive market interest rates, offset by the growth in checking accounts. The Bank also repriced higher costing certificates of deposits at lower rates, and combined with the checking account growth, was effectively able to manage its deposit cost.

Total borrowings declined to $4.9 million at September 30, 2001 from $30.4 million at September 30, 2000. During fiscal 2001, the Bank used proceeds from the mortgage-backed securities sales to repay $24.0 million of FHLB advances. Borrowings in the form of repurchase agreements were $4.9 million at September 30, 2001, compared to $6.4 million at September 30, 2000.

Stockholders' equity was $50.8 million at September 30, 2001, compared to $44.8 million at September 30, 2000. The ratio of equity to total assets increased to 9.4% at September 30, 2001 from 8.0% at September 30, 2000, reflecting current fiscal year earnings and a significant increase in unrealized gains on available for sale securities, due primarily to the recent decline in market rates. Accumulated other comprehensive income was $3.5 million at September 30, 2001 compared to other comprehensive loss of $1.3 million at September 30, 2000.

During the years ended September 30, 2001 and 2000, the Company declared four quarterly cash dividends each, totaling $.45 and $.31 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 33.3% and 40.4% respectively. These cash dividend payments, combined with the appreciation in the market price of the Company's common stock, resulted in total return to shareholders of 41.2% for fiscal 2001 and 31.7% for fiscal 2000.

The Company's note receivable from the ESOP declined to $1.4 million at September 30, 2001 from $1.8 million at September 30, 2000, reflecting the release of 68,898 shares to ESOP participants. At September 30, 2001, 203,889 unallocated shares remained in the ESOP, compared to 272,787 at September 30, 2000.

Pursuant to stock repurchase programs adopted by the Company during fiscal years 2001 and 2000, the Company acquired 215,894 and 585,099 shares of its common stock, respectively, which are being held as treasury stock, at cost. At September 30, 2001, treasury shares were 2,021,248 totaling $26.9 million, compared to 1,805,354 shares totaling $23.0 million at September 30, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

Net Income. Net income increased to $5.8 million for the year ended September 30, 2001 from $3.5 million for the year ended September 30, 2000. Diluted earnings per share increased to $1.30 per share for the year ended September 30, 2001 from $.76 per share for the year ended September 30, 2000. The average number of diluted shares outstanding was 4,478,139 and 4,690,308 for the years ended September 30, 2001 and 2000.

Interest Income. Interest income increased 14.4% to $42.2 million for fiscal 2001 from $36.9 million for fiscal 2000. The increase in interest income on loans and investments during 2001 results from the growth in average interest-earning assets attributable to the completion of two prior year acquisitions. Average interest-earning assets increased 16.5% to $513.1 million for fiscal 2001 from $440.6 million for fiscal 2000. The yield on average interest-earning assets was 8.2% for 2001, compared to 8.4% for 2000, reflecting the decline in interest rates during 2001.

Interest Expense. Interest expense increased 14.4% to $22.2 million for fiscal 2001, from $19.0 million for fiscal 2000. Interest expense on deposits and borrowings increased during 2001, resulting from the increased volume of average interest-bearing liabilities from internal growth and the completion of the prior year acquisitions. Average balances of interest-bearing liabilities increased 17.9% to $449.9 million for fiscal 2001 from $381.5 million for fiscal 2000. The average cost of funds was 4.5% for 2001, compared to 4.6% for 2000, reflecting the decline in interest rates during 2001. Net Interest Income. Net interest income increased 12.0% to $20.0 million for fiscal 2001 from $17.9 million for fiscal 2000. See Table 2 (Rate/Volume Analysis) and Table 3 (Yield/Cost Analysis) above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Loan Losses. The Bank provided $830,000 for loan losses during fiscal 2001, compared to $977,000 for fiscal 2000. These provisions were necessary to support the risks associated with the growth of the commercial and consumer loan portfolios and the volume of loans acquired in the prior year acquisitions. The allowance for loan losses was $5.4 million at September 30, 2001, compared to $5.2 million at September 30, 2000. The ratio of the allowance for loan losses to total loans was 1.4% at September 30, 2001 and 2000. The ratio of non-performing loans to total loans was .3% at September 30, 2001 and ..5% at September 30, 2000.

Noninterest Income. Noninterest income increased 97.4% to $6.8 million for fiscal 2001 from $3.4 million for fiscal 2000. Loan fees and service charges increased 78.3% to $3.4 million for fiscal 2001 from $1.9 million for fiscal 2000, reflecting the growth of the commercial and consumer loan portfolios, growth in checking accounts, and the impact of the prior year acquisitions. Gains from sales of loans and mortgage-backed securities increased to $1.8 million for fiscal 2001 from $2,000 for fiscal 2000. The volume of loans and mortgage-backed securities sold or securitized during 2001 was $112.6 million, compared to $62.8 million for 2000, reflecting increased volume of sales or securitizations due to declining interest rates and more favorable pricing in the secondary mortgage market. Servicing fee income on loans serviced for others was $766,000 for 2001, compared to $771,000 for 2000, as loans serviced for others declined to $295.2 million at September 30, 2001 from $300.0 million at September 30, 2000.

Noninterest Expenses. Noninterest expenses increased 13.8% to $16.0 million for fiscal 2001 from $14.1 million in fiscal 2000. The Company's efficiency ratio improved to 59.9% for fiscal 2001 from 66.3% for fiscal 2000. Compensation and fringe benefits increased 12.4% to $9.7 million for fiscal 2001, from $8.6 million for fiscal 2000. This increase is attributable to growth in personnel resulting from two new full-service branch offices opened during the year ended September 30, 2001 and the prior year acquisitions. In addition, compensation expense related to the ESOP increased to $1.2 million for fiscal 2001 from $835,000 for fiscal 2000, resulting from a continuing increase in the market value of the Company's outstanding common stock.

Data processing expense grew proportionately with the growth in customer accounts and transaction activity primarily attributable to the growth in earning assets and deposits from the prior year acquisitions. The increase in amortization of intangible assets is directly related to a full year of amortizing the intangible assets associated with the prior year acquisitions. Other noninterest expenses, including advertising, deposit insurance, premises and equipment, repairs and maintenance, and office expenses, have also grown proportionately from period to period with the growth in earning assets and checking accounts.

Income Taxes. The provision for income taxes increased to $4.1 million for fiscal 2001 from $2.7 million for fiscal 2000. The increase in provision for income taxes is the result of the increased pretax earnings of $9.9 million for fiscal 2001 from $6.2 million for fiscal 2000 and the effective income tax rates for each period.

IMPACT OF INFLATION AND CHANGING PRICES. The financial statements of the Bank and accompanying footnotes have been prepared in accordance with generally accepted accounting principles. They require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FORWARD LOOKING STATEMENTS. The Private Securities Litigation Reform Act of 1995 states that the disclosure of forward looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward looking statements by corporate management. This Annual Report, including the Letter to Stockholders and Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the Company notes that a variety of risks and uncertainties could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. There are risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business. They include, but are not limited to, economic growth, interest rate movements, timely development of technology enhancements for products, services and operating systems, the impact of competitive products, services and pricing, customer requirements, regulatory changes and similar matters. Readers of this report are cautioned not to place undue reliance on forward looking statements that are subject to influence by these risk factors and unanticipated events. Accordingly, actual results may differ materially from management's expectations.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary (the "Company") at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2002, the three months ended December 31, 2001 and for each of the two years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 and 7 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and Statement of Financial Accounting Standards No. 147, Acquisition of Certain Financial Institutions.


/s/ PricewaterhouseCoopers LLP
February 24, 2003
Raleigh, North Carolina

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                  2002            2001
                                     ASSETS
Cash and due from banks                                       $ 30,540,790    $ 20,292,541
Interest-bearing deposits in financial institutions              3,931,369       1,390,541
Investment securities - available for sale                      55,786,842      54,061,442
Mortgage-backed securities - available for sale                 23,526,435      43,903,624
Loans receivable, net:
   Held for sale                                                38,664,967      29,283,037
   Held for investment                                         452,248,942     376,330,018
Premises and equipment, net                                      7,825,003       7,934,288
Deferred income taxes                                                   --         652,566
Real estate owned                                                  401,632         677,399
Federal Home Loan Bank of Atlanta stock, at cost
   which approximates market                                     2,402,500       2,712,500
Accrued interest receivable                                      3,403,195       3,465,523
Goodwill                                                         4,218,576       4,218,576
Mortgage servicing rights                                        1,642,172       1,030,368
Prepaid expenses and other assets                                2,544,807       2,000,783
Note receivable                                                  1,336,194       1,364,383
                                                              ------------    ------------

     Total assets                                             $628,473,424    $549,317,589
                                                              ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                     $199,615,945    $152,563,977
   Savings                                                      18,950,380      18,864,783
   Large denomination certificates of deposit                   80,021,790      63,318,050
   Other time                                                  227,739,049     240,841,695
                                                              ------------    ------------
     Total deposits                                            526,327,164     475,588,505
Borrowed money                                                  38,194,727       5,441,340
Other liabilities                                               13,851,721      17,256,363
                                                              ------------    ------------

     Total liabilities                                         578,373,612     498,286,209

Commitments and contingencies (Notes 10, 14 and 15)

Common stock, $.01 par value, 8,000,000 shares authorized,
   6,545,848 shares issued at December 31, 2002 and 2001            65,458          43,640
Additional paid-in capital                                      48,466,569      48,494,267
Retained earnings, substantially restricted                     35,086,795      28,548,510
Treasury stock at cost, 2,341,936 and 2,099,561 shares
   at December 31, 2002 and 2001, respectively                 (37,317,469)    (28,703,532)
Accumulated other comprehensive income, net                      3,798,459       2,648,496
                                                              ------------    ------------

             Total stockholders' equity                         50,099,812      51,031,381
                                                              ------------    ------------

             Total liabilities and stockholders' equity       $628,473,424    $549,317,590
                                                              ============    ============

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002,
THREE MONTHS ENDED DECEMBER 31, 2001 AND
YEARS ENDED SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                                   DECEMBER 31,    DECEMBER 31,     SEPTEMBER 30,   SEPTEMBER 30,
                                                       2002            2001             2001            2000
Interest income:
    Interest and fees on loans                     $ 30,908,736    $  7,714,883     $ 32,759,752    $ 28,491,128
    Interest and dividends on investments
     and deposits                                     5,917,460       1,752,656        9,399,416       8,373,756
                                                   ------------    ------------     ------------    ------------
          Total interest income                      36,826,196       9,467,539       42,159,168      36,864,884
                                                   ------------    ------------     ------------    ------------

Interest expense:
    Interest on deposits                             12,404,022       4,080,585       21,154,382      18,309,033
    Interest on borrowings                               69,513          11,630        1,013,660         703,647
                                                   ------------    ------------     ------------    ------------
          Total interest expense                     12,473,535       4,092,215       22,168,042      19,012,680
                                                   ------------    ------------     ------------    ------------

Net interest income before provision
 for loan losses                                     24,352,661       5,375,324       19,991,126      17,852,204
Provision for loan losses                             1,756,000              --          830,000         977,000
                                                   ------------    ------------     ------------    ------------
          Net interest income                        22,596,661       5,375,324       19,161,126      16,875,204
                                                   ------------    ------------     ------------    ------------
Non-interest income:
    Loan fees and service charges                     4,631,839       1,108,324        3,357,623       1,883,646
    Loan servicing fees                                 691,197         198,358          766,301         771,093
    Gain on sale of real estate, net                     73,766           4,929          261,031         119,331
    Gain on sale of mortgage loans                      302,315              --          421,792              --
    Gain on sale of mortgage-backed securities        1,883,683         191,842        1,378,637           1,706
    Other income                                        879,867         121,532          590,218         656,363
                                                   ------------    ------------     ------------    ------------
          Total non-interest income                   8,462,667       1,624,985        6,775,602       3,432,139
                                                   ------------    ------------     ------------    ------------
Non-interest expenses:
    Compensation and fringe benefits                  9,720,932       2,236,299        9,667,115       8,602,946
    ESOP termination expense                                 --       3,143,467               --              --
    Federal insurance premiums                           84,604          21,470           91,074          95,382
    Premises and equipment                            1,320,811         294,588        1,021,167       1,299,158
    Advertising                                         210,403          25,989          208,950         204,735
    Payroll and other taxes                             861,618         179,738          737,267         709,909
    Data processing                                   1,776,503         418,539        1,526,827       1,155,713
    Amortization of mortgage servicing rights           152,087          26,674           62,668          18,669
    Goodwill and other intangible assets                     --         129,358          517,410         326,290
    Other                                             2,210,409         499,520        2,214,423       1,687,683
                                                   ------------    ------------     ------------    ------------
          Total non-interest expenses                16,337,367       6,975,642       16,046,901      14,100,485
                                                   ------------    ------------     ------------    ------------

Income before income taxes                           14,721,961          24,667        9,889,827       6,206,858

Income taxes                                          5,210,349       1,164,640        4,059,535       2,657,826
                                                   ------------    ------------     ------------    ------------

NET INCOME (LOSS)                                     9,511,612      (1,139,973)       5,830,292       3,549,032

Other comprehensive income (loss), net of taxes       1,149,963        (815,901)       4,726,804        (369,877)
                                                   ------------    ------------     ------------    ------------

Comprehensive income (loss)                        $ 10,661,575    $ (1,955,874)    $ 10,557,096    $  3,179,155
                                                   ============    ============     ============    ============

Net income (loss) per common share:
    Basic                                          $       2.18    $       (.26)    $       1.34    $        .76
                                                   ============    ============     ============    ============

    Diluted                                        $       2.06    $       (.26)    $       1.30    $        .76
                                                   ============    ============     ============    ============

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2002,
THREE MONTHS ENDED DECEMBER 31, 2001 AND
YEARS ENDED SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                    RETAINED
                                                                   ADDITIONAL       EARNINGS,                       UNEARNED
                                                      COMMON        PAID-IN       SUBSTANTIALLY     TREASURY          ESOP
                                                      STOCK         CAPITAL        RESTRICTED        STOCK           SHARES
                                                   ------------   ------------    ------------    ------------    ------------
BALANCE, SEPTEMBER 30, 1999                        $     43,640   $ 44,232,010    $ 24,197,767    $(15,770,962)   $ (2,263,500)
Net income                                                   --             --       3,549,032              --              --
Other comprehensive loss, net of taxes                       --             --              --              --              --
MRP amortization                                             --        (57,700)             --              --              --
Acquisition of treasury shares                               --             --              --      (7,268,139)             --
Dividends ($.46 per share)                                   --             --      (1,418,936)             --              --
Release of ESOP shares                                       --        409,008              --              --         444,922
                                                   ------------   ------------    ------------    ------------    ------------

BALANCE, SEPTEMBER 30, 2000                              43,640     44,583,318      26,327,863     (23,039,101)     (1,818,578)
Net income                                                   --             --       5,830,292              --              --
Other comprehensive income, net of taxes                     --             --              --              --              --
Exercise of stock options                                    --        (25,823)             --         386,687              --
Acquisition of treasury shares                               --             --              --      (4,253,215)             --
Dividends ($.67 per share)                                   --             --      (1,936,091)             --              --
Release of ESOP shares                                       --        745,910              --              --         459,319
                                                   ------------   ------------    ------------    ------------    ------------

BALANCE, SEPTEMBER 30, 2001                              43,640     45,303,405      30,222,064     (26,905,629)     (1,359,259)
                                                   ------------   ------------    ------------    ------------    ------------
Net loss                                                     --             --      (1,139,973)             --              --
Other comprehensive loss, net of taxes                       --             --              --              --              --
Exercise of stock options                                    --        (10,235)             --         110,610              --
Acquisition of treasury shares                               --             --              --      (1,908,513)             --
Dividends ($.18 per share)                                   --             --        (533,581)             --              --
Release of ESOP shares                                       --      3,201,097              --              --       1,359,259
                                                   ------------   ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 2001                               43,640     48,494,267      28,548,510     (28,703,532)             --
                                                   ------------   ------------    ------------    ------------    ------------
Net income                                                   --             --       9,511,613              --              --
Other comprehensive income, net of taxes                     --             --              --              --              --
Exercise of stock options                                    --        (27,698)             --         255,814              --
Acquisition of treasury shares                               --             --              --      (8,869,751)             --
Dividends ($.68 per share)                                   --             --      (2,945,698)             --              --
3 for 2 stock split, including fractional shares         21,818             --         (27,630)             --              --
                                                   ------------   ------------    ------------    ------------    ------------

BALANCE, DECEMBER 31, 2002                         $     65,458   $ 48,466,569    $ 35,086,795    $(37,317,469)   $         --
                                                   ============   ============    ============    ============    ============

                                                                   ACCUMULATED
                                                                      OTHER
                                                     DEFERRED      COMPREHENSIVE
                                                      STOCK       INCOME (LOSS),
                                                      AWARDS           NET            TOTAL
                                                   ------------    ------------    ------------
BALANCE, SEPTEMBER 30, 1999                        $   (783,392)   $   (892,530)   $ 48,763,033
Net income                                                   --              --       3,549,032
Other comprehensive loss, net of taxes                       --        (369,877)       (369,877)
MRP amortization                                        783,392              --         725,692
Acquisition of treasury shares                               --              --      (7,268,139)
Dividends ($.46 per share)                                   --              --      (1,418,936)
Release of ESOP shares                                       --              --         853,930
                                                   ------------    ------------    ------------

BALANCE, SEPTEMBER 30, 2000                                  --      (1,262,407)     44,834,735
Net income                                                   --              --       5,830,292
Other comprehensive income, net of taxes                     --       4,726,804       4,726,804
Exercise of stock options                                    --              --         360,864
Acquisition of treasury shares                               --              --      (4,253,215)
Dividends ($.67 per share)                                   --              --      (1,936,091)
Release of ESOP shares                                       --              --       1,205,229
                                                   ------------    ------------    ------------

BALANCE, SEPTEMBER 30, 2001                                  --       3,464,397      50,768,618
                                                   ------------    ------------    ------------
Net loss                                                     --              --      (1,139,973)
Other comprehensive loss, net of taxes                       --        (815,901)       (815,901)
Exercise of stock options                                    --              --         100,375
Acquisition of treasury shares                               --              --      (1,908,513)
Dividends ($.18 per share)                                   --              --        (533,581)
Release of ESOP shares                                       --              --       4,560,356
                                                   ------------    ------------    ------------

BALANCE, DECEMBER 31, 2001                                   --       2,648,496      51,031,381
                                                   ------------    ------------    ------------
Net income                                                   --              --       9,511,613
Other comprehensive income, net of taxes                     --       1,149,963       1,149,963
Exercise of stock options                                    --              --         228,116
Acquisition of treasury shares                               --              --      (8,869,751)
Dividends ($.68 per share)                                   --              --      (2,945,698)
3 for 2 stock split, including fractional shares             --              --          (5,812)
                                                   ------------    ------------    ------------

BALANCE, DECEMBER 31, 2002                         $         --    $  3,798,459    $ 50,099,812
                                                   ============    ============    ============

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2002,
THREE MONTHS ENDED DECEMBER 31, 2001 AND
YEARS ENDED SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                                          DECEMBER 31,     DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                              2002             2001             2001             2000
                                                          ------------     ------------     ------------     ------------
Operating activities:
    Net income (loss)                                     $  9,511,612     $ (1,139,973)    $  5,830,292     $  3,549,032
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
        Provision for loan losses                            1,756,000               --          830,000          977,000
        Depreciation                                           654,936          145,271          486,194          421,233
        Impairment of servicing asset                          246,074               --               --               --
        Impairment of real estate owned                        237,000
        ESOP compensation                                           --        3,225,564        1,205,229          853,930
        MRP compensation                                            --               --               --          725,692
        Amortization of discounts on securities, net          (186,528)         (46,632)        (103,388)         692,235
        Benefit from deferred income taxes                     477,214               --         (376,950)        (321,370)
        Gain on disposal of premises and equipment
          and real estate owned                               (158,375)          (4,239)        (261,031)        (119,331)
        Gain on loans held for sale and mortgage-
          backed securities                                 (2,185,998)        (191,842)      (1,800,429)          (1,706)
        Originations of loans held for sale, net           (94,692,353)     (20,657,550)     (36,102,872)     (46,229,695)
        Proceeds from sale of loans held for sale           87,194,106       12,016,957       37,087,531               --
        Other operating activities                          (5,200,274)       3,530,322        1,517,679        2,415,094
                                                          ------------     ------------     ------------     ------------
            Net cash (used in) provided by operating
              activities                                    (2,346,586)      (3,122,122)       8,312,255      (37,037,886)
                                                          ------------     ------------     ------------     ------------
Investing activities:
    Proceeds from maturities of investment securities
      available for sale                                            --        4,066,850               --        3,000,000
    Purchases of investment securities                              --               --       (5,000,000)     (46,050,000)
    Proceeds from principal repayments and sales of
      mortgage-backed securities available for sale         20,982,429               --       76,061,309       10,175,821
    Originations of loans held for investment, net
      of principal repayments                              (81,835,982)     (23,020,190)     (21,529,591)     (20,480,237)
    Proceeds from disposal of premises and equipment
      and real estate owned                                  1,286,890          187,570          705,310          911,869
    Proceeds from sale of credit card portfolio              3,299,080               --               --               --
    Sales (purchases) of FHLB stock                            310,000               --          (61,200)         (43,600)
    Purchases of premises and equipment                       (773,420)        (158,498)      (1,224,834)      (1,614,712)
    Repayment of note receivable                                28,189            6,623           25,045            3,949
    Net cash to purchase Green Street Financial Corp.               --               --               --      (26,530,907)
    Acquisition of Triangle Bancorp, Inc. branches                  --               --               --      113,760,993
                                                                                                             ------------
            Net cash (used in) provided by investing
              activities                                   (56,702,814)     (18,917,645)      48,976,039       33,133,176
                                                          ------------     ------------     ------------     ------------
Financing activities:
    Net increase (decrease) in deposit accounts             50,738,659        3,649,597           (2,759)      (8,461,007)
    Proceeds from FHLB borrowings                           84,500,000        1,000,000       72,200,000      125,200,000
    Repayments of  FHLB borrowings                         (51,500,000)              --      (96,200,000)    (101,200,000)
    Purchase of treasury shares                             (8,869,751)        (573,721)      (4,253,215)      (7,268,139)
    Cash paid for fractional shares                             (5,812)              --               --               --
    Proceeds from exercise of stock options                    228,116          100,375          360,863               --
    Cash dividends paid                                     (2,945,698)        (518,511)      (1,936,091)      (1,418,936)
    Net change in escrow accounts                              (60,424)          83,823         (271,035)          (4,442)
    Net change in repurchase agreements                       (246,613)        (468,157)      (1,478,054)       2,388,742
                                                          ------------     ------------     ------------     ------------
            Net cash provided by (used in) financing
              activities                                    71,838,477        3,273,406      (31,580,291)       9,236,218
                                                          ------------     ------------     ------------     ------------

Increase (decrease) in cash and cash equivalents            12,789,077      (18,766,361)      25,708,003        5,331,508
Cash and cash equivalents, beginning of year                21,683,082       40,449,443       14,741,440        9,409,932
                                                          ------------     ------------     ------------     ------------

Cash and cash equivalents, end of year                    $ 34,472,159     $ 21,683,082     $ 40,449,443     $ 14,741,440
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

     The Company follows accounting principles generally accepted in the United States of America and general practices within the financial services industry as summarized below:

     USE OF ESTIMATES
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include demand and time deposits (with remaining maturities of ninety days or less at time of purchase) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     INVESTMENTS AND MORTGAGE-BACKED SECURITIES
     Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, a separate component of equity. At December 31, 2002 and 2001, the Bank has classified all investments as available for sale.

     Premiums and discounts on debt securities are recognized as interest income using the interest method over the period to maturity.

     Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Gains and losses on the sale of securities are determined using the specific identification method.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES
     Loans receivable held for investment are stated at the amount of unpaid principal, reduced by an allowance for probable loan losses and net of deferred origination fees. Interest on loans is accrued based on the principal amount outstanding and is recognized using the interest method.

     Loan origination fees, as well as certain direct loan origination costs, are deferred. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans.

     Commitment fees to originate or purchase loans are deferred, and if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment. Fees for originating loans for other financial institutions are recognized as loan fee income.

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The Bank uses several factors in determining if a loan is impaired. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc. At December 31, 2002, one loan with an outstanding balance of $124,000 was considered to be impaired. At December 31, 2001 and during the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, there were no individual loans material to the consolidated financial statements which were defined as impaired.

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

     LOANS HELD FOR SALE
     Loans originated and intended for sale are carried at the lower of cost or aggregate estimated market value. Net unrealized losses are recognized in a valuation allowance as charges to income. Gains and losses on sales of whole or participating interests in real estate loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the Bank's basis of the loans sold, adjusted for the recognition of any servicing assets retained.

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

     MORTGAGE SERVICING RIGHTS
     When mortgage loans, or mortgage-backed securities, are sold, the proceeds are allocated between the related loans and the retained mortgage servicing rights based on their relative fair values.

     Servicing  assets are  amortized  over the average  period of estimated net servicing income (if servicing revenue exceed servicing cots) or net servicing loss (if servicing costs exceed servicing revenues). All servicing assets are assessed for impairment or increased obligation based on their fair value.

     The Company recorded impairment to servicing assets of $246,074 for prepayments during the year ended December 31, 2002. There were no impairments recognized during the three months ended December 31, 2001 and the years ended September 30, 2001 and September 30, 2000 related to mortgage servicing rights.

     PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     REAL ESTATE OWNED
     Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. For the year ended December 31, 2002, the Company recognized valuation adjustments of $237,000.

     INVESTMENT IN FEDERAL HOME LOAN BANK STOCK
     The Bank is required to invest in stock of the Federal Home Loan Bank of Atlanta ("FHLB") in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At December 31, 2002 and December 31, 2001, the Bank owned 24,025 and 27,125 shares of the FHLB's $100 par value capital stock.

     INTANGIBLE ASSETS
     Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles Assets," ("SFAS No. 142") which required the Company to discontinue the amortization of goodwill associated with acquisitions accounted for under the purchased method of accounting. In addition, in the fourth quarter of 2002, the Company adopted the provisions of Statement of Financial
     Accounting Standards No. 147, "Acquisition of Certain Financial Institutions," ("SFAS No. 147") which required to the Company to cease amortization of unidentifiable intangible assets associated with certain branch acquisitions. SFAS No. 147 also required the Company to reverse amortization expense within the scope of SFAS No. 147 that had been recorded in the first nine months of 2002. Accordingly, the consolidated financial statements for each of the three quarters ended September 30, 2002 have been restated to reflect the effects of adopting SFAS No. 147 as if it had been adopted on January 1, 2002. The total amount of amortization expense reversed for the nine months ended September 30, 2002 was $489,000.

     As a result of adopting the provisions of SFAS No.'s 142 and 147, goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections. The Company has performed its annual impairment test and has determined that there has been no impairment of goodwill as of December 31, 2002.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     INCOME TAXES
     The Company reports income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS No. 109") which requires the recognition of deferred tax assets and liabilities for the temporary difference between financial statement and tax basis of the Company's assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     ADVERTISING
     Advertising costs are expensed as incurred. For the year ended December 31, 2002, the three months ended December 31, 2001, and the years ended September 30, 2001 and 2000, the Company incurred advertising expense totaling $210,403, $25,989, $208,950, and $204,735, respectively.

     COMPREHENSIVE INCOME
     The Company's other comprehensive income relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the year ended December 31, 2002, three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, is as follows:

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,     SEPTEMBER 30,
                                                2002             2001              2001            2000
                                            ------------     ------------     ------------     ------------
Unrealized gains (losses) on
    securities available for sale           $  2,144,112     $ (1,359,836)    $  8,299,802     $   (616,463)

Reclassification of net gains
    recognized in net income                    (302,315)              --         (421,792)              --

Income tax (expense) benefit relating
    to unrealized (losses) gains on
    available for sale securities               (691,834)         543,935       (3,151,206)         246,586
                                            ------------     ------------     ------------     ------------

Other comprehensive income (loss), net      $  1,149,963     $   (815,901)    $  4,726,804     $   (369,877)
                                            ============     ============     ============     ============

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

     NEW ACCOUNTING PRONOUNCEMENTS
In June 2001,  the FASB issued SFAS No. 143,  "Accounting  for Asset  Retirement
Obligations" (SFAS 143), and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144).

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 is effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's consolidated financial statements.

     SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No 30, "Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on the Company's consolidated financial statements.

     In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The application of this statement is not expected to have a material impact on the Company's consolidated financial statements.

     In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The application of this statement is not expected to have a material impact on the Company's consolidated financial statements.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The application of this statement is not expected to have a material impact on the Company's consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities - an interpretation of ARB No. 51." This Interpretation addresses consolidation by business enterprises of variable interest entities, which have the following characteristics: (1) The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, and (2) The equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights, (b) The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities, or (c) he right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses. The application of this statement is not expected to have a material impact on the Company's consolidated financial statements.

2.   SIGNIFICANT ACTIVITIES

     During the three months ended December 31, 2001, the Company terminated its Employee Stock Ownership Plan (See Note 8 for further details of this transaction).

     On November 30, 1999, the Company consummated the acquisition of Green Street Financial Corp. ("Green Street"), the parent holding company of Home Federal Savings and Loan Association of Fayetteville, North Carolina, with full service offices located in Fayetteville and Lumberton, North Carolina. The acquisition was accounted for using the purchase method of accounting for a cash purchase price of $59.2 million, representing $15.25 per share of Green Street common stock.

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

     In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisition had been effective at the beginning of fiscal 1999.

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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The fair values of assets, including goodwill, and liabilities assumed were as follows:

                                                GREEN STREET        TRIANGLE
                                                -------------     -------------
     Loans receivable                           $ 125,459,235     $  26,162,062
     Premises and equipment                         1,245,957         2,407,409
     Goodwill                                         287,832         4,898,652
     Other assets                                   4,548,219           277,790
     Deposits                                    (101,648,952)     (144,135,727)
     Other liabilities                             (3,361,384)       (3,371,179)
                                                -------------     -------------

     Net cash paid (received)
       for acquisitions                         $  26,530,907     $(113,760,993)
                                                =============     =============

3.   INVESTMENT SECURITIES

     Investment securities at December 31, 2002 and 2001, are classified as available for sale according to management's intent and summarized as follows:

                                                             GROSS UNREALIZED           ESTIMATED
                                        AMORTIZED      ----------------------------       MARKET
                                           COST           GAINS           LOSSES          VALUE
                                       ------------    ------------    ------------    ------------

December 31, 2002:

     U.S. Treasury and Agency Notes    $ 50,694,469    $  5,092,373    $         --    $ 55,786,842
                                       ------------    ------------    ------------    ------------

December 31, 2001:

     U.S. Treasury and Agency Notes    $ 50,507,941    $  3,553,501    $         --    $ 54,061,442
                                       ------------    ------------    ------------    ------------

     U.S. Treasury and Agency notes at December 31, 2002, are contractually scheduled to mature as follows:

                                                                    ESTIMATED
                                                  AMORTIZED          MARKET
                                                    COST              VALUE
                                                -------------     -------------

Due after one year through five years           $  50,694,469     $  55,786,842

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities at December 31, 2002 and 2001, are classified as available for sale according to management's intent and summarized as follows:


                                                             GROSS UNREALIZED           ESTIMATED
                                        AMORTIZED      ----------------------------       MARKET
                                           COST           GAINS           LOSSES          VALUE
                                       ------------    ------------    ------------    ------------
December 31, 2002:
     FHLMC participation
     certificates, maturing from
     years 2003 to 2028                $ 22,373,855    $  1,152,580    $        --     $ 23,526,435
                                       ------------    ------------    ------------    ------------

December 31, 2001:
     FHLMC participation
     certificates, maturing from
     years 2003 to 2028                $ 43,053,970    $    867,943    $    (18,289)   $ 43,903,624
                                       ------------    ------------    ------------    ------------

     Mortgage-backed   securities  at  December  31,  2002,  are   contractually
     scheduled to mature as follows:


                                                                    ESTIMATED
                                                  AMORTIZED          MARKET
                                                    COST              VALUE
                                                -------------     -------------
Due after one year through five years           $     290,986     $     308,473
                                                -------------     -------------
Due after five years through ten years              3,479,381         3,665,725
                                                -------------     -------------
Due after ten years                                18,603,488        19,552,237
                                                -------------     -------------

                                                $  22,373,855     $  23,526,435
                                                =============     =============

     Expected   maturities  may  differ  from  contractual   maturities  because
     borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

     Mortgage-backed securities with a carrying value of $6,171,430, $0, $63,181,244, and $0 were sold during the year ended December 31, 2002, the three months ended December 31, 2001 and during the years ended September 30, 2001 and 2000, respectively. Net realized gains on the sales of mortgage-backed securities were $302,315, $0, $421,792, and $0, during year ended December 31, 2002, the three months ended December 31, 2001 and during the years ended September 30, 2001 and 2000, respectively.

     Mortgage-backed   securities  with  an  amortized  cost  of   approximately
     $4,460,964 and $5,103,367 were pledged as collateral for deposits from public entities at December 31, 2002 and December 31, 2001.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.   LOANS RECEIVABLE

     Loans receivable at December 31, 2002 and 2001, are summarized as follows:

                                                    2000              1999

Mortgage loans                                  $ 121,951,696     $ 133,395,094
Consumer loans                                     81,862,401        77,775,818
Commercial loans                                  294,993,169       200,621,122
                                                -------------     -------------

     Total                                        498,807,266       411,792,034

Less:
  Allowance for loan losses                        (6,958,587)       (5,370,820)
  Deferred loan fees                                 (934,770)         (808,159)
                                                -------------     -------------

Loans receivable, net                           $ 490,913,909     $ 405,613,055
                                                =============     =============

     The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See
     Note 11).

     During the years ended September 30, 2001 and 2000, the Bank exchanged loans with outstanding principal balances of $12,298,139 and $62,789,209, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

     The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2002 and December 31, 2001 are fixed rate mortgage loans with an estimated market value of approximately $40,300,000 and $29,900,000, respectively.

     Net gains on sales of loans receivable held for sale amounted to $1,883,682, $202,724, $1,378,637, and $1,706 for the year ended December
     31, 2002, three months ended December 31, 2001, and during the years ended September 30, 2001 and 2000, respectively.

     The changes in the allowance for loan losses for the year ended December 31, 2002, three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, are as follows:

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000
                                            ------------     ------------     ------------     ------------
Balance at beginning of year                $  5,370,820     $  5,401,358     $  5,159,353     $  3,297,256
Provisions for loan losses                     1,756,000               --          830,000          977,000
Balance transferred in acquisition                    --               --               --          962,999
Loans charged off                               (192,902)         (42,376)        (655,506)        (157,092)
Recoveries                                        24,669           11,838           67,511           79,190
                                            ------------     ------------     ------------     ------------

Balance at end of year                      $  6,958,587     $  5,370,820     $  5,401,358     $  5,159,353
                                            ============     ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                DECEMBER 31,      DECEMBER 31,
                                                    2002              2001
                                                -------------     -------------
Loans contractually past due 90 days or
  more and/or on nonaccrual status:
     Residential                                $     603,414     $     863,724
                                                -------------     -------------
     Consumer and commercial                          892,991           389,225
                                                -------------     -------------

                                                $   1,496,405     $   1,252,949
                                                =============     =============

     At December 31, 2002 and 2001, interest income of approximately $37,000 and $51,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

6.   PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 2002 and December 31, 2001, consist of the following:

                                                DECEMBER 31,      DECEMBER 31,
                                                    2002              2001
                                                -------------     -------------

Land                                            $   2,542,615     $   2,566,219
Office buildings                                    5,854,158         5,811,385
Furniture, fixtures and equipment                   3,595,056         3,206,671
Vehicles                                              348,269           326,082
                                                -------------     -------------
                                                   12,340,098        11,910,357
Less accumulated depreciation                       4,515,095         3,976,069
                                                -------------     -------------

           Total                                $   7,825,003     $   7,934,288
                                                =============     =============

7.   GOODWILL AND OTHER INTANGIBLES

     The following table provides a reconciliation of reported net income (loss) for the prior-years to adjusted earnings had SFAS 142 been applied as of the beginning of fiscal 2000.

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000
                                            ------------     ------------     ------------     ------------
Reported net (loss) earnings                   9,511,612       (1,139,973)       5,830,292        3,549,033
                                            ------------     ------------     ------------     ------------
Add back amortization (net of tax):
  Goodwill and other
      indefinite-lived intangibles                    --           77,615          310,446          195,774
                                            ------------     ------------     ------------     ------------

Adjusted net (loss) income                     9,511,612       (1,062,358)       6,140,738        3,744,807
                                            ============     ============     ============     ============

Net income (loss) per common share:

    Basic                                   $       2.18     $      (0.25)    $       1.41     $       0.80
                                            ============     ============     ============     ============

    Diluted                                 $       2.06     $      (0.25)    $       1.37     $       0.80
                                            ============     ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.   EMPLOYEE BENEFIT PLANS

     The Company participates in a multi-employer defined benefit pension plan which covers substantially all employees. Effective January 31, 2002 the Company's Board of Directors approved a plan to freeze the accrual of future benefits. As such, no new employee shall become a participant in the plan after January 31, 2002. However, employees who were participating in the plan as of January 31, 2002 shall continue to participate in accordance with the provisions of the plan, however the accrual of future benefits will cease. Expenses of the plan for the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000 were $67,079, $69,000, $69,017, and $258,600, respectively.

     The Company also participates in a multi-employer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, were $167,757, $32,305, $115,174, and $84,924, respectively.

     Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, aggregated $609,976, $159,373, $617,127, and $544,327, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability.

     On April 8, 1998, the Company's Stockholders approved a Management Recognition Plan ("MRP") for directors and key employees. The Company was authorized to fund the acquisition of and award up to 261,855 shares (4% of shares issued in the stock conversion) to be awarded by a committee of the Board of Directors. The Company completed the acquisition of MRP shares during fiscal 1998. On April 8, 1998, 261,855 shares (market value of $4,029,258 and aggregate cost of $3,275,299) were awarded to certain officers and employees. The vesting schedule provided that 33-1/3% of the shares were earned and became non-forfeitable on April 8, 1998, 1999 and 2000.

     The shares issued to the MRP plan were recorded as outstanding shares, and the unvested portion was recorded as unearned compensation through a contra equity account. The consolidated statements of operations for the year ended September 30, 2000, includes compensation expense of $725,692, relating to the scheduled vesting of MRP shares.

9.   EMPLOYEE STOCK OWNERSHIP PLAN

     Effective December 31, 2001, the Company terminated its Employee Stock Ownership Plan ("ESOP"). As a result of this termination, the Company recognized an additional $3,143,467 in related compensation expenses.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Upon adoption, the ESOP acquired 523,710 shares of the Company's common stock financed by $3,491,400 in borrowings by the ESOP from the Company. This loan was secured by the shares of Common Stock purchased and earnings thereon. At December 31, 2001, 422,560 shares, have been allocated to participants' accounts. As a result of the termination there are no unallocated shares. All allocated shares are considered outstanding for earnings per share purposes, while the unallocated shares are not included in the calculation.

     As a result of the termination all debt outstanding has been repaid. The principal balance at September 30, 2001 was $1,359,259. The Bank used dividends declared on 3,670 unallocated shares totaling $24,467 and the sale of 59,677 unallocated shares totaling $1,334,792 to repay the outstanding debt. Dividends on allocated shares were treated as a reduction of retained earnings. Dividends on unallocated shares were treated only as debt service, and there was no reduction of retained earnings. Compensation expense related to the ESOP was based on the average fair market value of shares during the period since the prior allocation date through the dates shares are committed to be released. The financial statements for the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, include compensation expense of $3,225,564, $1,205,229, and $835,135, respectively, related to the ESOP and its termination.

10.  STOCK OPTION PLAN

     On April 8, 1998, the Shareholders of the Company approved the First South Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. The Plan reserves 1,181,022 shares for grant within ten years of the effective date. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10-year life; however, there are additional limitations for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all options immediately vest if a change of control, as defined, occurs.

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

                                                               FOR THE THREE MONTHS ENDED
                          December 31, 2002          December 31, 2001            September 30, 2001        September 30, 2000
                       -----------------------   --------------------------    ------------------------   -----------------------
                      As Reported   Pro Forma    As Reported    Pro Forma     As Reported    Pro Forma   As Reported   Pro Forma

Net income             $9,511,613   $9,363,642   $(1,139,973)   $(1,154,254)   $5,830,292    $5,742,412   $3,549,032   $3,464,965
Earnings per common
    share - basic           2.18         2.15          (.26)          (.27)          1.34         1.32          .76          .74
Earnings per common
    share - diluted         2.06         2.02          (.26)          (.27)          1.30         1.28          .76          .74

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, respectively: dividend growth rate of 17%, 22%, 22%, and 17%; expected volatility of 26.3%, 18.5%, 18.9%, 18.6%; risk-free interest rates ranging from 3.79% to 5.12% during the year ended December 31, 2002 ; 4.75% during the three months ended December 31, 2001; 5.84%, 5.78%, and 5.05% during the year ended September 30, 2001; and 6.0% during the year ended September 30, 2000; and expected lives of 7 years.

     A summary of the status of the Plan as of December 31, 2002 and 2001 and September 30, 2001 and 2000, and changes during the years then ended, including weighted-average exercise price ("Price"), is presented below:

                                                                   FOR THE THREE MONTHS ENDED
                                     DECEMBER 31, 2002      DECEMBER 31, 2001     SEPTEMBER 30, 2001     SEPTEMBER 30, 2000
                                    -------------------    -------------------    -------------------    -------------------
                                     Shares      Price      Shares      Price      Shares      Price      SHARES          PRICE
                                    --------     ------    --------     ------    --------     ------    --------     ------

Outstanding at beginning of year     603,605     $12.45     613,355     $12.36     619,955     $12.17     606,455     $12.16
Granted                               53,100      29.72       6,000      21.50      28,500      17.09      31,500      12.17
Cancellations                        (21,075)     13.22     (15,750)     12.17     (35,100)     12.23     (18,000)     12.17
                                    --------               --------               --------               --------
Outstanding at year end              635,630      13.87     603,605      12.45     613,355      12.36     619,955      12.17
                                    ========               ========               ========               ========

Weighted-average fair value of
  options granted during the year                $10.30                 $ 4.59                 $ 3.43                 $ 2.68
                                                 ======                 ======                 ======                 ======

     The following table summarizes additional information about the Option Plan at December 31, 2002, including weighted-average remaining contractual life ("Life") and Price:

                          OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                     ------------------------------     -------------------
                      SHARES       LIFE      PRICE       SHARES      PRICE
                     --------     ------     ------     --------     ------
$ 11.83 - 12.38       553,730       5.11     $12.17      553,730     $12.17
$ 15.00 - 18.15        24,300       7.34     $17.42       16,800     $17.10
$ 20.75 - 24.33        27,750       8.41     $22.08       10,500     $21.07
$ 30.23 - 36.70        29,850       9.64     $35.58        1,000     $36.00
                     --------                           --------

                      635,630                            582,030
                     ========                           ========

11.  BORROWED MONEY

     Borrowed money represents advances from the FHLB and repurchase agreements. Advances outstanding from the FHLB at December 31, 2002 and 2001 had a weighted average rate of 1.3% and 1.83%, respectively, and totaled $34,000,000 and $1,000,000, respectively.

     At  December  31,  2002  and  December  31,  2001,   repurchase  agreements
     outstanding had average rates of .53% and 0.43%, and totaled $4,194,727 and $4,441,340, respectively.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     At December 31, 2002 and 2001, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $7,000,000. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2002 and 2001, the Company had approximately $91,600,000 and $114,000,000, respectively, of additional credit available with the FHLB.

12.  INCOME TAXES

     The components of income tax expense for the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, are as follows:

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000
Current:
  Federal                                   $  4,091,587     $  1,028,407     $  3,877,218     $  2,665,596
  State                                          641,548          136,233          559,267          313,600
                                            ------------     ------------     ------------     ------------
                                               4,733,135        1,164,640        4,436,485        2,979,196
                                            ------------     ------------     ------------     ------------

Deferred:
  Federal                                        390,096               --         (310,782)        (287,542)
  State                                           87,118               --          (66,168)         (33,828)
                                            ------------     ------------     ------------     ------------
                                                 477,214               --         (376,950)        (321,370)
                                            ------------     ------------     ------------     ------------
Total                                       $  5,210,349     $  1,164,640     $  4,059,535     $  2,657,826
                                            ============     ============     ============     ============

     Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, are as follows:

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000
Expected income tax expense at 34%          $  5,005,467     $      8,387     $  3,362,541     $  2,110,332
State income taxes, net of federal
  income tax                                     680,155          144,153          325,445          296,998
Non-deductible ESOP, other
  expenses and other adjustments                (475,273)       1,012,100          371,549          250,496
                                            ------------     ------------     ------------     ------------
                                            $  5,210,349     $  1,164,640     $  4,059,535     $  2,657,826
                                            ============     ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The components of deferred income tax assets and liabilities are as follows:

                                                DECEMBER 31,      DECEMBER 31,
                                                    2002              2001

Deferred income tax assets:
  Deferred directors' fees                      $     606,750     $     578,037
  Allowance for loan losses                         2,079,734         1,752,708
  Employee benefits                                   696,865           740,189
  Loans mark-to-market                                616,091           315,198
  Other                                               276,252           363,408
                                                -------------     -------------
                                                    4,275,692         3,749,540
                                                -------------     -------------
Deferred income tax liabilities:
  Unrealized gains on securities
      available for sale                            2,446,494         1,754,659
  Depreciation and amortization                       993,871           347,515
  Carrying value - land                               386,200           386,200
  Mortgage servicing rights                           634,207           357,327
  Deferred loan origination fees and costs             92,047            55,472
  FHLB stock                                          195,801           195,801
                                                -------------     -------------
                                                    4,748,620         3,096,974
                                                -------------     -------------
Net deferred income tax (liability) asset       $    (472,928)    $     652,566
                                                -------------     -------------

13.  REGULATORY CAPITAL REQUIREMENTS

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

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual regulatory capital amounts and ratios as of December 31, 2002 and 2001, are presented in the table below (dollars in thousands):

                                                                                              TO BE WELL
                                                                                             CAPITALIZED
                                                                      FOR CAPITAL            UNDER PROMPT
                                                  ACTUAL            ADEQUACY PURPOSE      ACTION PROVISIONS
                                            ------------------     ------------------     ------------------
                                             AMOUNT     RATIO       AMOUNT     RATIO       AMOUNT     RATIO
                                            --------    ------     --------    ------     --------    ------
December 31, 2002:
Total Capital (to Risk Weighted Assets)     $ 48,240      10.5%    $ 36,763       8.0%    $ 45,954      10.0%
Tier I Capital (to Risk Weighted Assets)      42,481       9.2%      18,382       4.0%      27,572       6.0%
Tier I Capital (to Average Assets)            42,481       7.0%      24,160       4.0%      30,200       5.0%

December 31, 2001:
Total Capital (to Risk Weighted Assets)     $ 48,992      12.7%    $ 30,910       8.0%    $ 38,638      10.0%
Tier I Capital (to Risk Weighted Assets)      44,156      11.4%      15,455       4.0%      23,183       6.0%
Tier I Capital (to Average Assets)            44,156       8.1%      21,885       4.0%      27,357       5.0%

14.  EARNINGS PER SHARE

     The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned ESOP shares, unearned deferred stock awards and treasury shares) for the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000. Options to purchase 635,630, 603,605, 613,355, and 619,955 shares of common stock were outstanding at December 31, 2002, December 31, 2001 and September 30, 2001 and 2000, respectively. For the three months ended December 31, 2001, none of these options were included in the computation of diluted EPS because the per share amounts calculated would be anti-dilutive because of the reported loss.

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000

Net (loss) income (numerator)               $  9,511,612     $ (1,139,973)    $  5,830,292     $  3,549,032
                                            ============     ============     ============     ============

Weighted average shares outstanding
     for basic EPS (denominator)               4,364,925        4,308,369        4,349,769        4,673,652
Dilutive effect of stock options                 263,509               --          128,370           16,656
                                            ------------     ------------     ------------     ------------
Adjusted shares for diluted EPS                4,628,434        4,308,369        4,478,139        4,690,308
                                            ============     ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

15.  MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $261,823,025 and $274,239,995 at December 31, 2002 and 2001, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     At December 31, 2002 and 2001, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,642,173 and $1,030,368, respectively.

     During the year ended December 31, 2002 and the three months ended December 31, 2001, respectively, the Company recorded additional servicing assets of $1,009,966 and $131,804 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the year ended December 31, 2002 and the three months ended December 31, 2001 aggregated $152,087 and $26,674, respectively. The fair value of recognized servicing assets amounted to $1,642,173 and $1,030,368 as of December 31, 2002 and 2001,
     respectively. In addition during the year ended December 31, 2002, recorded an impairment related to its servicing assets in the amount of $246,074. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

16. FINANCIAL INSTRUMENT WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK:

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2002 and December 31, 2001, is as follows:

                                                    2002              2001

Commitments to extend credit:
  Commitments to originate loans                $  75,656,713     $  50,204,542
                                                -------------     -------------
  Undrawn balances on lines of credit
    and undrawn balances on credit
    reserves (overdraft protection)                48,483,675        48,626,867
                                                -------------     -------------
                                                $ 124,140,388     $  98,831,409
                                                =============     =============

     Included in the commitments to originate loans as of December 31, 2002 and December 31, 2001, are fixed interest rate loan commitments of $8,275,646 and $11,655,067, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

     The Company's lending is concentrated primarily in Beaufort, Craven, Cumberland, Edgecombe, Lenoir, Nash, Pasquotank, Pitt, Robeson, and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

     Since many of the  commitments  are expected to expire  without being drawn
     upon,   amounts   reported  do  not  necessarily   represent   future  cash
     requirements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

17. PARENT COMPANY FINANCIAL INFORMATION The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2002 and 2001 and September 30, 2001 and 2000, and for the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, are as follows:

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000
CONDENSED BALANCE SHEETS
Cash                                        $    847,452     $    734,906     $  1,902,285     $  1,055,374
Due from subsidiary                                   --        4,157,099          931,535          477,287
Investment in wholly-owned subsidiary         49,982,524       46,710,200       49,203,538       43,692,079
Other assets                                       3,945           28,620            8,856            8,747
                                            ------------     ------------     ------------     ------------
    Total assets                            $ 50,833,921     $ 51,630,825     $ 52,046,214     $ 45,233,487
                                            ============     ============     ============     ============

Other liabilities                           $    734,109     $    599,444     $  1,277,596     $    398,752
Stockholders' equity                          50,099,812       51,031,381       50,768,618       44,834,735
                                            ------------     ------------     ------------     ------------
    Total liabilities and
      stockholders' equity                  $ 50,833,921     $ 51,630,825     $ 52,046,214     $ 45,233,487
                                            ============     ============     ============     ============

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000

CONDENSED STATEMENTS OF INCOME
Interest income, net                        $         --     $     21,690     $    166,623     $    204,090
Equity in earnings of subsidiary               9,572,855       (1,144,436)       5,772,653        3,471,752
Miscellaneous expenses                            61,243           17,227          108,984          126,810
                                            ------------     ------------     ------------     ------------
    Net income (loss)                       $  9,511,612     $ (1,139,973)    $  5,830,292     $  3,549,032
                                            ============     ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000
CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
  Net income (loss)                         $  9,511,612     $ (1,139,973)    $  5,830,292     $  3,549,032
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
   Equity in undistributed earnings of
     subsidiary                               (2,122,362)       1,144,436       (5,772,653)      (3,471,752)
   ESOP compensation                                  --        4,560,356        1,205,229          853,930
   MRP compensation                                   --               --               --          725,692
   Other operating activities                    153,529         (697,915)         878,733           70,001
                                            ------------     ------------     ------------     ------------
   Net cash provided by operating
     activities                                7,542,779        3,866,904        2,141,601        1,726,903
                                            ------------     ------------     ------------     ------------
Investing activities:
  Repayments of advances to subsidiary         4,157,100       (2,692,564)       4,533,752        6,863,802
                                            ------------     ------------     ------------     ------------
    Net cash provided by (used in)
      investing activities                     4,157,100       (2,692,564)       4,533,752        6,863,802
                                            ------------     ------------     ------------     ------------
Financing activities:
  Proceeds from exercise of stock options        228,115          100,375          360,864               --
  Purchase of treasury shares                 (8,869,750)      (1,908,513)      (4,253,215)      (7,268,139)
  Dividends paid                              (2,945,698)        (533,581)      (1,936,091)      (1,418,936)
                                            ------------     ------------     ------------     ------------
  Net cash used in financing activities      (11,587,333)      (2,341,719)      (5,828,442)      (8,687,075)
                                            ------------     ------------     ------------     ------------
Net increase (decrease) in cash                  112,546       (1,167,379)         846,911          (96,370)
Cash at beginning of year                        734,906        1,902,285        1,055,374        1,151,744
                                            ------------     ------------     ------------     ------------
Cash at end of year                         $    847,452     $    734,906     $  1,902,285     $  1,055,374
                                            ============     ============     ============     ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the years ended December 31, 2002 and September 30, 2001, is as follows (in thousands):

                                         FOURTH     THIRD      SECOND     FIRST
                                         ------     ------     ------     ------
2002:
Interest income                          $9,367     $9,226     $9,185     $9,048
                                         ------     ------     ------     ------
Interest expense                          2,872      3,043      3,198      3,361
Provision for loan losses                   684        430        333        309
Noninterest income                        2,626      2,122      1,911      1,804
Noninterest expense                       4,518      4,085      3,993      3,741
Income tax expense                        1,393      1,336      1,219      1,262
                                         ------     ------     ------     ------

Net income                               $2,526     $2,454     $2,353     $2,179
                                         ======     ======     ======     ======

Net income per common share:
     Basic                               $  .60     $  .56     $  .53     $  .49
     Diluted                             $  .56     $  .53     $  .50     $  .47
                                         ======     ======     ======     ======

                                         FOURTH     THIRD      SECOND     FIRST
                                         ------     ------     ------     ------
2001:
Interest income                          $9,794    $10,231    $10,863    $11,271
Interest expense                          4,560      5,298      5,967      6,343
Provision for loan losses                    50         --        540        240
Noninterest income                        1,933      1,690      1,853      1,299
Noninterest expense                       4,498      3,949      3,898      3,701
Income tax expense                        1,082      1,090        946        941
                                         ------     ------     ------     ------

Net income                               $1,537     $1,584     $1,365     $1,345
                                         ======     ======     ======     ======

Net income per common share:
     Basic                               $  .36     $  .37     $  .31     $  .30
     Diluted                             $  .34     $  .35     $  .31     $  .30
                                         ======     ======     ======     ======

19.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole. Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2002 and 2001, were as follows:

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

     The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                                  DECEMBER 31,                    DECEMBER 31,
                                      2002                            2001
                          ----------------------------    ----------------------------
                           ESTIMATED        CARRYING       ESTIMATED        CARRYING
                           FAIR VALUE        AMOUNT        FAIR VALUE        AMOUNT
                          ------------    ------------    ------------    ------------
1 - 4 family mortgages    $123,608,167    $120,591,198    $133,116,482    $131,934,750
Consumer                    80,398,723      80,772,516      77,001,289      76,812,819
Non-residential            289,550,195     289,550,195     196,865,486     196,865,486
                          ------------    ------------    ------------    ------------
                          $493,557,085    $490,913,909    $406,983,257    $405,613,055
                          ============    ============    ============    ============

     The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $218,566,325 and $171,428,760 at December 31, 2002 and 2001,
     respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

     The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2002 and 2001, are as follows:

                                                    2002              2001
                                                -------------     -------------
Certificates of deposits:
     Carrying amount                            $ 307,760,839     $ 304,159,745
                                                -------------     -------------
     Estimated fair value                         312,110,400       307,269,097
                                                -------------     -------------

Advances for Federal Home Loan Bank:
     Carrying amount                            $  34,000,000     $   1,000,000
                                                -------------     -------------
     Estimated fair value                          34,000,000         1,000,000
                                                -------------     -------------

     The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the federal fund's daily rate.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $97,687,000 at December 31, 2002 and $98,831,409 at December 31, 2001, which are primarily comprised of unfunded loan commitments.

     The Company's remaining assets and liabilities are not considered financial instruments.

20.  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the year ended December 31, 2002 and the three months ended December 31, 2001 and the years ended September 30, 2001 and 2000, is as follows:

                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                2002             2001             2001             2000
Real estate acquired in settlement
  of loans                                  $    861,499     $    326,515     $    918,091     $    411,040
Exchange of loans for mortgage-backed
  securities                                          --               --       12,298,139       62,789,209
Cash paid for interest                        12,569,916        4,161,729       22,391,730       19,012,680
Cash paid for income taxes                     5,819,151        1,360,075        3,350,211        2,769,000
Dividends declared, not paid                     712,992          533,581          518,511          387,220
Repurchase of unearned ESOP shares                    --        1,334,792               --               --

                               BOARD OF DIRECTORS

LINLEY H. GIBBS, JR.
CHAIRMAN
Retired
Washington, NC

FREDERICK H. HOWDY
President
Drs. Freshwater and Howdy, P.A.
Washington, NC

MARSHALL T. SINGLETON
Co-Owner
B. E. Singleton & Sons
Washington, NC

FREDERICK N. HOLSCHER
VICE CHAIRMAN
Partner
Rodman, Holscher, Francisco,
and Peck
Washington, NC

CHARLES E. PARKER, JR.
Vice President
Robinson Insurance Agency
New Bern, NC

THOMAS A. VANN
President and
Chief Executive Officer
First South Bank
Washington, NC

EDMUND T. BUCKMAN, JR.
Retired
Washington, NC

H. D. REAVES, JR.
Former President and
Chief Executive Officer
Home Federal Savings & Loan
Fayetteville, NC

                               EXECUTIVE OFFICERS

THOMAS A. VANN
President and
Chief Executive Officer

MARY R. BOYD
Executive Vice President
Loan Servicing

KRISTIE W. HAWKINS
Treasurer
Controller

JACK L. ASHLEY
Senior Executive Vice President
Chief Operating Officer

SHERRY L. CORRELL
Executive Vice President
Deposit Operations

WILLIAM L. WALL
Executive Vice President
Chief Financial Officer and
Secretary

PAUL S. JABER
Executive Vice President
Mortgage Operations

                                 AREA EXECUTIVES

JAMES F. BUCKMAN, IV
Senior Vice President
Area Executive
Pamlico/Albemarle Region

JAMES R. ROSE, JR.
Senior Vice President
Area Executive
Neuse Region

WILLIAM L. HEDGEPETH, II
Senior Vice President
Area Executive
Cape Fear Region

ROBERT D. ROSS
Senior Vice President
Area Executive
Triangle Region

G. LEONARD PITTMAN, JR.
Senior Vice President
Area Executive
Tar River Region

                        FIRST SOUTH BANK OFFICE LOCATIONS

CHOCOWINITY
2999 Highway 17 South
252-940-4970

ELIZABETH CITY
604 East Ehringhaus Street
252-335-0848

FAYETTEVILLE
241 Green Street
910-438-3681

3107 Raeford Road
910-484-2116

GREENVILLE
301 East Arlington Boulevard
252-321-2600

KILL DEVIL HILLS
1906 South Croatan Drive
252-441-9935

KINSTON
827 Hardee Road
252-522-9466

2430 Heritage Street
252-523-9449

LUMBERTON
600 North Chestrnut Street
910-739-3274

3000 North Elm Street
910-608-5031

NEW BERN
202 Craven Street
252-636-2997

1725 Glenburnie Road
252-636-3569

ROCKY MOUNT
300 Sunset Avenue
252-972-9661

2901 Sunset Avenue
252-451-1259

1378 Benvenue Road
252-442-8375

450 North Winstead Avenue
252-937-1900

3635 North Halifax Road
252-451-8700
(In Smith's Red & White/Dortches)

RALEIGH
Loan Production Office
8408 Six Forks Road
919-845-9897

TARBORO
100 East Hope Lodge Street
252-823-0157

WASHINGTON
1311 Carolina Avenue
252-946-4178

300 North Market Street
252-940-4945

1328 John Small Avenue
252-940-5000

Credit Administration
239 West Main Street
252-946-4178

Operations Center
220 Creekside Drive
252-946-4178

First South Leasing, LLC
239 West Main Street
252-946-4178

                         FIRST SOUTH BANK ATM* LOCATIONS

CHOCOWINITY
2999 Highway 17 South

ELIZABETH CITY
604 East Ehringhaus Street

FAYETTEVILLE
241 Green Street
3107 Raeford Road

GREENVILLE
301 East Arlington Boulevard

KILL DEVIL HILLS
1906 South Croatan Highway

KINSTON
2430 Heritage Street

LUMBERTON
3000 North Elm Street
3551 Fayetteville Road

NEW BERN
1725 Glenburnie Road

ROCKY MOUNT
300 Sunset Avenue
2901 Sunset Avenue
1378 Benvenue Road
450 North Winstead Avenue
3635 North Halifax Road

TARBORO
1202 Western Boulevard

WASHINGTON
1311 Carolina Avenue
300 North Market Street
1328 John Small Avenue

----------------
*Member of Star and Cirrus ATM Networks
*Member FDIC

FIRST SOUTH BANK PRODUCTS AND SERVICES

PERSONAL BANKING SERVICES

CHECKING ACCOUNTS:
     Free Basic Checking
     Free Senior Checking (age 50 and over)
     Executive Checking
     Preferred Checking
     Money Market Checking

LENDING SERVICES:
     Consumer Loans
     Home Equity Loans
     Mortgage Loans
     FHA/VA Financing
     Reserve Lines
     VISA Credit Services

SAVINGS ACCOUNTS:
     Regular Savings
     Custodial Savings

OTHER PERSONAL BANKING SERVICES:
     AccessLine 24-Hour Telephone Banking
     Automated Teller Machines (ATMs)
     24-Hour Banking Cards (ATM)
     Certificates of Deposit
     Individual Retirement Accounts
     VISA CheckCards
     Drive-Thru Windows
     Night Depository
     Safe Deposit Boxes
     Wire Transfers

COMMERCIAL BANKING SERVICES
CHECKING ACCOUNTS:
     Commercial Checking
     Commercial Money Market Checking
     Business Interest Checking
     Simple Business Checking
     Simple Business Plus Checking

LENDING SERVICES:
     Commercial Real Estate Loans
     Commercial Business Loans
     SBA Loans
     Lines of Credit

OTHER COMMERCIAL BANKING SERVICES:
     Cash Management Sweep Products
     Total Treasury Manager
     VISA Merchant Services
     Letters of Credit
     Night Depository
     Wire Transfers
     Cash Services (Coin and Currency)

OTHER FINANCIAL SERVICES

FIRST SOUTH LEASING, LLC

In August of 2001, First South Bank addressed the growing demand in eastern North Carolina for a community bank to offer leasing services by creating First South Leasing, LLC. First South Leasing special-izes in general equipment leases with markets that extend into the Tidewater Virginia and South Carolina regions, and as far west as the Piedmont Region.

Advantages of Leasing include:

o    Leasing frees working capital for other uses.
o    Leasing offers fixed payments.
o Properly structured lease payments are 100% tax deductible as a business expense.
o Leasing provides a hedge against inflation: by paying off a lease with tomorrow's dollars, a business can replace leased equipment before obsolescence reduces efficiency and profits.

To find out more, call toll-free at 1-800-845-6576. Leasing frees working capital for other uses. Leasing offers fixed payments.

UVEST INVESTMENT SERVICES

Through a partnership with UVEST Investment Services, First South Bank now offers investment services. UVEST, which is headquartered in Charlotte, North Carolina, is a registered securities broker-dealer and a member of the National Association of Securities Dealers (NASD) and the Securities Investors Protection Corporation (SIPC), as well as the Securities Industry Association (SIA).

With an appointment, an investment consultant can be available at any First South Bank location for a free, no obligation consultation. Discuss a full range of broker-age services including financial analysis, professional money management, stocks, bonds, mutual funds, annuities, and more. For more information, contact Steve Wiggins (252-946-4178) or Tony Russ (252-451-0867), Investment Consultants, or call toll-free at 1-800-946-4178.

                  ---------------------------------------------
                  Investment products are not FDIC insured, are
                    not bank guaranteed, and may lose value.
                  ---------------------------------------------