Form 10-K, Exhibit 13
period 2003-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2004-03-12
CIK 1027183

                                                              2003 Annual Report

First South Bancorp
===================
-------------------

                                TABLE OF CONTENTS


Letter to Stockholders                                                         1

Selected Consolidated Financial Information and Other Data                     2

Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                                 3

Report of Independent Auditors                                                15

Consolidated Statements of Financial Condition                                16

Consolidated Statements of Operations                                         17

Consolidated Statements of Changes in Stockholders' Equity                    18

Consolidated Statements of Cash Flows                                         19

Notes to Consolidated Financial Statements                                    20

Board of Directors                                                            44

Executive Officers                                                            44

Area Executives                                                               44

City & Branch Executives                                                      44

First South Bank Office Locations                                             45

First South Bank ATM Locations                                                45

First South Bank Products and Services                                        46

Stockholder Information                                                       47

                                MISSION STATEMENT

     "Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

I am pleased to report the 2003 operating results for First South Bancorp ("First South"). It was another excellent year with earnings setting a new record. We met our projected financial results and accomplished all of our strategic objectives.

For the year ended December 31, 2003, we reported record earnings of $11.4 million representing a 20.0% increase over the $9.5 million earned in the year ended December 31, 2002. Basic earnings per share increased 26.1% to $2.75 per share for the year ended December 31, 2003 from $2.18 per share for the year ended December 31, 2002. Our 2003 earnings produced a return on average assets of 1.76% and a return on average stockholders' equity of 22.06%. Fundamentally, our financial position remains strong.

The year ended December 31, 2003 was an eventful one for First South and First South Bank (the "Bank"). FORTUNE Small Business magazine ranked First South 39th in their listing of America's top 100 fastest growing small public companies; The News and Observer ranked us 44th among the top 100 publicly traded companies headquartered in North Carolina; and American Banker ranked us the 77th most efficient of the largest 500 banks in America. We are pleased with this recognition, as these rankings further exemplify the visibility of First South and the Bank among both the business and investment communities.

In addition to the public recognition received, the Bank opened two new full service banking offices located in Hope Mills and Raleigh, North Carolina. During 2003, the Board of Directors increased the annual cash dividend by 17.7% to $.80 per share from $.68 per share in 2002. First South completed the private placement issuance of $10.0 million of trust preferred securities. During the quarter ended December 31, 2003, we announced an agreement reached with Central Carolina Bank, a division of National Bank of Commerce, to acquire two branch offices in Greenville and New Bern, North Carolina. This acquisition is expected to close during the first quarter of 2004, representing a continuation of the growth of our branch office network, and will allow us to expand our customer base in existing markets.

The assets of First South increased to $675.8 million from $628.5 million at year end 2002. In addition, total loans and leases were $553.2 million, and total deposits were $583.2 million, with transaction and statement savings representing 42.55% of that amount at year end 2003. While internal growth was strong and the Bank successfully opened two new banking offices, the Bank's efficiency ratio was 48.30% for the 2003 year.

Many of our future strategies will focus on enhancing the franchise value of First South. We will introduce new services and products such as on-line banking, bill paying and business free checking. We will continue to explore new markets and expand in existing markets and significant resources are being put into place to enhance the training of our personnel in order to better serve existing and new customers. As we continue our growth and success, it is apparent that our employees are our greatest asset. I want to thank them for their hard work, dedication, individual efforts, and commitment in making First South Bank so successful.

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

                                                  Sincerely,

                                                  /s/ Tom Vann
                                                  Tom Vann
                                                  President and
                                                  Chief Executive Officer

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                               At or For the Years Ended December 31, 2003 and 2002,
                                                                     Three Months Ended December 31, 2001, and
                                                                   Years Ended September 30, 2001, 2000 and 1999
                                                  --------------------------------------------------------------------------------
                                                  12/31/2003    12/31/2002    12/31/2001    9/30/2001     9/30/2000     9/30/1999
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                                   (dollars in thousands, except per share data)
Selected Financial Condition Data
---------------------------------
Total assets                                ~     $  675,836    $  628,473    $  549,318    $  541,195    $  559,719    $  292,305
Loans receivable, net                       ~        553,200       490,914       405,613       374,087       366,210       212,054
Cash and investment securities              ~         84,996        90,259        75,745        95,191        59,927        12,435
Mortgage-backed securities                  ~         11,715        23,526        43,904        48,603       108,519        56,326
Deposits                                    ~        583,173       526,327       475,589       471,939       471,942       234,618
Borrowings                                  ~         29,338        38,195         5,441         4,909        30,388         1,318
Stockholders' equity                        ~         55,164        50,100        51,031        50,769        44,835        48,763

Selected Operations Data
------------------------
Interest income                             ~     $   36,905    $   36,826    $    9,467    $   42,159    $   36,865    $   23,129
Interest expense                            ~         10,186        12,473         4,092        22,168        19,013         9,979
                                                  ----------    ----------    ----------    ----------    ----------    ----------
Net interest income                         ~         26,719        24,353         5,375        19,991        17,852        13,150
Provision for loan losses                   ~            988         1,756             0           830           977           120
Noninterest income                          ~         10,502         8,462         1,625         6,776         3,432         2,874
Noninterest expenses                        ~         17,979        16,337         3,832        16,047        14,100        10,255
ESOP Termination                            ~              0             0         3,143             0             0             0
                                                  ----------    ----------    ----------    ----------    ----------    ----------
Income before income taxes                  ~         18,254        14,722            25         9,890         6,207         5,649
Income taxes                                ~          6,841         5,210         1,165         4,060         2,658         2,453
                                                  ----------    ----------    ----------    ----------    ----------    ----------
Net income                                  ~     $   11,413    $    9,512    $   (1,140)   $    5,830    $    3,549    $    3,196
                                                  ==========    ==========    ==========    ==========    ==========    ==========
Earnings per share - basic                  (1)   $     2.75    $     2.18    $    (0.26)   $     1.34    $     0.76    $     0.60
Earnings per share - diluted                (1)         2.59          2.06         (0.26)         1.30          0.76          0.60
Dividends per share                         (1)         0.80          0.68          0.12          0.45          0.31          0.21

Selected Financial Ratios and Other Data
----------------------------------------
Performance Ratios:
Return on average assets                    (2)         1.76%         1.64%         1.46%         1.06%         0.76%         1.09%
Return on average equity                    (2)        22.06         18.39         15.70         12.31          7.71          6.03
Interest rate spread                        ~           4.46          4.43          4.05          3.67          3.73          3.95
Net interest margin                         ~           4.49          4.54          4.24          3.90          4.05          4.69
Average earning assets/average              ~
  interest bearing liabilities              ~         114.16        116.03        116.27        114.06        115.51        131.01
Noninterest expense/average assets          (3)         2.77          2.81          2.80          2.92          3.03          3.50
Efficiency ratio                            (3)        48.30         49.79         54.74         59.95         66.25         63.99
Dividend payout ratio                       (2)        29.09         31.19         25.71         33.33         40.35         34.07

Quality Ratios:
Nonperforming assets/total assets           ~           0.41%         0.31%         0.35%         0.29%         0.33%         0.40%
Nonperforming loans/total loans             ~           0.47          0.31          0.31          0.28          0.45          0.27
Loan loss reserves/total loans              ~           1.36          1.40          1.31          1.42          1.39          1.53
Provision for loan losses/total loans       ~           0.18          0.36          0.00          0.22          0.27          0.06

Capital Ratios and Other Data:
Equity/total assets, end of period          ~           8.16%         7.97%         9.29%         9.38%         8.02%        16.69%
Average equity/average assets               ~           7.96          8.90          9.33          8.62          9.89         18.09
Full service offices                        ~             22            21            20            19            17             9
Loans serviced for others                   ~     $  288,917    $  262,504    $  274,240    $  295,216    $  300,006    $  275,255

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL. First South Bancorp, Inc. (the "Company") was formed for the purpose of issuing common stock, owning 100% of First South Bank (the "Bank") and operating through the Bank a commercial banking business, therefore, this discussion of consolidated financial condition and results of operations relates principally to the Bank. The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences and other loans. The Bank's earnings depend primarily on its net interest income, the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities. The level of noninterest income and expenses also affects the Bank's earnings.

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

The Company's common stock is listed and trades on the Nasdaq Stock Market under the symbol FSBK. The Company is currently listed in the Russell 2000 (R) Index, helping maintain its visibility among the investment community.

SUBSEQUENT EVENT. On February 20, 2004, the Bank completed the purchase of two branch offices located in Greenville and New Bern, North Carolina, from Central Carolina Bank, a division of National Bank of Commerce ("CCB"). This acquisition was accounted for using the purchase method of accounting and the Bank assumed the deposits of the two CCB branch offices for a premium of approximately 1.5% of the assumed deposits. Summary financial information related to the CCB branches purchase was as follows (Unaudited): cash - $15.8 million; loans receivable - $2.2 million; deposits - $18.4 million; and identifiable intangibles - $314,000. This acquisition enabled the Company to leverage its capital base, represents continued growth in the Bank's branch office network, and is expected to benefit the Company's earnings.

LIQUIDITY AND CAPITAL RESOURCES. As a state chartered commercial bank, the Bank must meet certain liquidity requirements established by the North Carolina Office of the Commissioner of Banks (the "Commissioner"). The Bank's regulatory liquidity ratio was 14.3% at December 31, 2003 and 18.6% at December 31, 2002. The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from loan and securities sales, and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and loan prepayments are influenced by interest rates, economic conditions and local competition. The Bank's primary investing activity is the origination of commercial, consumer and mortgage loans and lease financing receivables. During fiscal 2003 and 2002, originations of loans held for sale and investment, net of principal repayments, were $206.8 million and $176.5 million, respectively. The Bank's primary financing activities are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

The levels of cash and cash equivalents depend on the Bank's operating, financing, lending and investing activities during any given period. At December 31, 2003 and 2002, cash and cash equivalents totaled $34.9 million and $34.5 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. Investment and mortgage-backed securities available for sale totaled $61.8 million at December 31, 2003 and $79.3 million at December 31, 2002. During the years ended December 31, 2003 and 2002, the Bank sold or exchanged real estate loans of $145.8 million and $87.2 million, respectively. Borrowings consisting of FHLB advances, junior subordinated debentures and retail repurchase agreements were $29.3 million at December 31, 2003 compared to $38.2 million at December 31, 2002. The Bank has pledged its FHLB Atlanta stock and certain loans as collateral for actual or potential FHLB advances. At December 31, 2003 the Bank had an additional $46.0 million of current secured credit available with the FHLB, and an additional $69.5 million available credit limit subject to the pledge of additional collateral.

On September 26, 2003, the Company completed the private placement in a pooled offering of $10,000,000 of trust preferred securities, issued by First South Preferred Trust I, a Delaware statutory trust. The trust preferred securities bear interest at a rate of 2.95% over three-month LIBOR payable quarterly, have a 30-year maturity and are redeemable after 5 years with certain exceptions. For regulatory purposes, the $10.0 million total of trust preferred securities qualifies as Tier 1 capital for the Bank only, in accordance with regulatory reporting requirements. The Company used the proceeds to support loan growth and for general corporate purposes. For additional information, see Note 20 of Notes to Consolidated Financial Statements.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards. The Bank's stand-alone equity was $64.1 million at December 31, 2003, compared to $50.0 million at December 31, 2002. The Commissioner requires the Bank to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all regulatory capital requirements at December 31, 2003 and 2002.

At December 31, 2003, stockholders' equity was $55.2 million, compared to $50.1 million at December 31, 2002. Net income for fiscal 2003 was $11.4 million, compared to $9.5 million for fiscal 2002. At December 31, 2003 there were 4,190,335 shares of common stock outstanding, net of 2,355,513 treasury shares.

OFF-BALANCE SHEET ARRANGEMENTS. The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet its customers financing needs. These financial instruments include commitments to extend credit and involve elements of credit and interest rate risk in excess of amounts recognized on the balance sheet. The Bank's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those commitments. The Bank uses the same credit underwriting standards and policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require fee payment. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. A summary of the contractual amounts of the Bank's exposure to off-balance sheet risk as of December 31, 2003 and 2002 is as follows:

                                                  December 31, 2003    December 31, 2002
                                                  -----------------    -----------------
                                                             (Dollars in thousands)
Commitments to extend credit:
Commitments to originate loans                           $  109,859           $   75,657
Undrawn balances on lines of credit and undrawn
   balances on credit reserves (overdraft protection)        53,594               48,483
                                                         ----------           ----------
         Total commitments to extend credit              $  163,453           $  124,140
                                                         ==========           ==========

Included in the commitments to originate loans as of December 31, 2003 and 2002, are fixed interest rate loan commitments of $10.8 million and $8.3 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates the Bank is exposed to interest rates because in a rising rate environment liabilities will be repricing faster and at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income. Since many of the commitments are expected to expire without being drawn upon, amounts do not necessarily represent future cash requirements.

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

A principal strategy in managing the Bank's interest rate risk has been to increase interest sensitive assets such as commercial loans, lease financing receivables and consumer loans. At December 31, 2003, the Bank had $399.5 million of commercial loans and lease receivables and $89.5 million of consumer loans, compared to $295.0 million and $81.9 million, respectively, at December 31, 2002. The Bank had $10.9 million of loans held for sale at December 31, 2003, compared to $38.7 million at December 31, 2002. Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market. In managing its portfolio of investment securities, all investment securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $61.8 million of investment and mortgage-backed securities classified as available for sale at December 31, 2003, compared to $79.3 million at December 31, 2002.

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

The Bank measures interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Bank's exposure to interest rates is reviewed on a quarterly basis by management and the Board. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, it may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Board has adopted an interest rate risk policy that establishes maximum increases in NPV of 17%, 36% and 56% and decreases in NPV of 15%, 36% and 61% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 1 below presents the Bank's projected changes in NPV and net interest income in the event of sudden and sustained increases or decreases in market interest rates for the various rate shock levels at December 31, 2003. At December 31, 2003, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board.

TABLE 1 - PROJECTED CHANGE IN NPV AND NET INTEREST INCOME

                  Net Portfolio Value                 Net Interest Income
 Change           -------------------                 -------------------
in Rates    $Amount    $Change      %Change     $Amount    $Change      %Change
--------    -------    -------      -------     -------    -------      -------
                                   (Dollars in thousands)

+ 300 bp    $89,115    $ 3,528         4.1%     $32,066    $ 4,242        15.2%
+ 200 bp     88,891      3,304         3.9       30,896      3,072        11.0
+ 100 bp     87,641      2,054         2.4       29,430      1,606         5.8
Base         85,587         --          --       27,824         --          --
- 100 bp     83,535     (2,052)       (2.4)      26,162     (1,662)       (6.0)
- 200 bp     80,558     (5,029)       (5.9)      23,300     (4,524)      (16.3)
- 300 bp     82,160     (3,427)       (4.0)      21,739     (6,085)      (21.9)

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

ANALYSIS OF NET INTEREST INCOME. Net interest income primarily represents the difference between income derived from interest-earning assets and interest expense on interest-bearing liabilities. Net interest income is affected by both the difference between the yield on earning assets and the average cost of funds ("interest rate spread"), and the relative volume of interest-earning assets, interest-bearing liabilities and noninterest-bearing deposits. Table 3 below sets forth certain information relating to the Bank's Statements of Financial Condition and Statements of Operations for the years ended December 31, 2003 and December 31, 2002, and the three months ended December 31, 2001, reflecting the yield on average earning assets and the average cost of funds for the periods indicated. Average balances are derived from month end balances. The Bank does not believe that using month end balances rather than average daily balances have caused any material difference in the information presented.

TABLE 2 - RATE/VOLUME ANALYSIS

                                                   Year Ended December 31,                    Year Ended December 31,
                                          ----------------------------------------    ----------------------------------------
                                                        2003  vs.  2002                           2002  vs.  2001
                                          ----------------------------------------    ----------------------------------------

                                                  Increase (Decrease) Due to                 Increase (Decrease) Due to
                                          ----------------------------------------    ----------------------------------------
                                                                                                  (In thousands)
                                                                 Rate/                                       Rate/
                                          Volume      Rate      Volume      Total     Volume      Rate      Volume      Total
                                          -------    -------    -------    -------    -------    -------    -------    -------
Interest income:
Loans receivable                          $ 5,737    $(3,586)   $  (666)   $ 1,485    $ 5,280    $(5,454)   $  (902)   $(1,076)
Investment securities                         (79)       (62)         1       (140)        90        (97)        (3)       (10)
Mortgage-backed securities                 (1,057)      (126)        61     (1,122)    (1,858)      (120)        54     (1,924)
Other interest-earning assets                (114)       (52)        22       (144)      (372)      (281)       133       (520)
                                          -------    -------    -------    -------    -------    -------    -------    -------
     Total earning assets                   4,487     (3,826)      (582)        79      3,140     (5,952)      (718)    (3,530)
                                          -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
Deposits                                    1,275     (3,369)      (346)    (2,440)       366     (7,300)      (141)    (7,075)
FHLB advances                                 184        (17)      (109)        58       (241)      (174)       137       (278)
Other interest-bearing liabilities             30         38         27         95        (21)       (83)        13        (91)
                                          -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-bearing liabilities     1,489     (3,348)      (428)    (2,287)       104     (7,557)         9     (7,444)
                                          -------    -------    -------    -------    -------    -------    -------    -------
Change in net interest income             $ 2,998    $  (478)   $  (154)   $ 2,366    $ 3,036    $ 1,605    $  (727)   $ 3,914
                                          =======    =======    =======    =======    =======    =======    =======    =======

                                               Three Months Ended December 31,
                                          ----------------------------------------
                                                       2001  vs.  2000
                                          ----------------------------------------

                                                  Increase (Decrease) Due to
                                          ----------------------------------------

                                                                 Rate/
                                          Volume      Rate      Volume      Total
                                          -------    -------    -------    -------
Interest income:
Loans receivable                          $   462    $(1,173)   $   (64)   $  (775)
Investment securities                         115        (93)       (12)        10
Mortgage-backed securities                 (1,048)       (46)        25     (1,069)
Other interest-earning assets                 200        (47)      (123)        30
                                          -------    -------    -------    -------
     Total earning assets                    (271)    (1,359)      (174)    (1,804)
                                          -------    -------    -------    -------

Interest expense:
Deposits                                       25     (1,694)        (6)    (1,675)
FHLB advances                                (513)      (383)       380       (516)
Other interest-bearing liabilities            (13)       (57)        10        (60)
                                          -------    -------    -------    -------
     Total interest-bearing liabilities      (501)    (2,134)       384     (2,251)
                                          -------    -------    -------    -------
Change in net interest income             $   230    $   775    $  (558)   $   447
                                          =======    =======    =======    =======

TABLE 3 - YIELD/COST ANALYSIS


                                                           Year Ended December 31,                  Year Ended December 31,
                                                  --------------------------------------     --------------------------------------
                                                                   2003                                      2002
                                                  --------------------------------------     --------------------------------------
                                                                                                        (In thousands)
                                                                               Average                                    Average
                                                    Average                     Yield/        Average                      Yield/
                                                    Balance      Interest        Cost         Balance       Interest      Cost (2)
                                                  ----------    ----------    ----------     ----------    ----------    ----------
Interest earning assets:
Loans receivable (1)                              $  519,461    $   32,394          6.24%    $  438,148    $   30,909          7.05%
Investment securities                                 53,302         3,321          6.23         54,542         3,461          6.35
Mortgage-backed securities                            17,949         1,069          5.96         34,679         2,191          6.32
Other interest-earning assets                          5,002           121          2.42          8,812           265          3.01
                                                  ----------    ----------    ----------     ----------    ----------    ----------
     Total earning assets                            595,714        36,905          6.20        536,181        36,826          6.87
                                                                ----------    ----------                   ----------    ----------

Nonearning assets                                     54,064                                     44,896
                                                  ----------                                 ----------
     Total assets                                 $  649,778                                 $  581,077
                                                  ==========                                 ==========

Interest bearing liabilities:
Time deposits                                     $  333,532         8,567          2.57     $  306,636        10,261          3.35
Demand deposits                                      149,965         1,359          0.91        130,245         2,001          1.54
Savings                                               19,726            38          0.19         19,431           142          0.73
FHLB advances                                         11,092            86          0.78          1,469            28          1.90
Trust preferred securities                             3,077           108          3.51              0             0          0.00
Repurchase agreements                                  4,432            28          0.63          4,344            41          0.94
                                                  ----------    ----------    ----------     ----------    ----------    ----------
     Total interest-bearing liabilities              521,824        10,186          1.95        462,125        12,473          2.68

Noninterest bearing demand deposits                   64,776             0          0.00         48,551             0          0.00
                                                  ----------    ----------    ----------     ----------    ----------    ----------
Total sources of funds                               586,600        10,186          1.74        510,676        12,473          2.44
                                                                ----------    ----------                   ----------    ----------

Other liabilities and stockholders'equity:
Other liabilities                                     11,436                                     18,683
Stockholders' equity                                  51,742                                     51,718
                                                  ----------                                 ----------
     Total liabilities and stockholders' equity   $  649,778                                 $  581,077
                                                  ==========                                 ==========
Net interest income                                             $   26,719                                 $   24,353
                                                                ==========                                 ==========
Interest rate spread (3)                                                            4.46%                                      4.43%
                                                                              ==========                                 ==========
Net yield on earning assets (4)                                                     4.49%                                      4.54%
                                                                              ==========                                 ==========

Ratio of earning assets to interest
     bearing liabilities                                                          114.16%                                    116.03%
                                                                              ==========                                 ==========

                                                      Three Months Ended December 31,
                                                  --------------------------------------
                                                                   2001
                                                  --------------------------------------

                                                                               Average
                                                   Average                      Yield/
                                                   Balance       Interest        Cost
                                                  ----------    ----------    ----------
Interest earning assets:
Loans receivable (1)                              $  389,746    $    7,715          7.92%
Investment securities                                 54,583           865          6.34
Mortgage-backed securities                            46,586           781          6.71
Other interest-earning assets                         16,501           106          2.57
                                                  ----------    ----------    ----------
     Total earning assets                            507,416         9,467          7.46
                                                                ----------    ----------

Nonearning assets                                     39,658
                                                  ----------
     Total assets                                 $  547,074
                                                  ==========

Interest bearing liabilities:
Time deposits                                     $  309,391         3,567          4.61
Demand deposits                                      102,827           465          1.81
Savings                                               19,126            48          1.00
FHLB advances                                            250             1          1.60
Trust preferred securities                                 0             0          0.00
Repurchase agreements                                  4,808            11          0.92
                                                  ----------    ----------    ----------
     Total interest-bearing liabilities              436,402         4,092          3.75

Noninterest bearing demand deposits                   43,035             0          0.00
                                                  ----------    ----------    ----------
     Total sources of funds                          479,437         4,092          3.41
                                                                ----------    ----------

Other liabilities and stockholders'equity:
Other liabilities                                     16,584
Stockholders' equity                                  51,053
                                                  ----------
     Total liabilities and stockholders' equity   $  547,074
                                                  ==========
Net interest income                                             $    5,375
                                                                ==========
Interest rate spread (3)                                                            4.05%
                                                                              ==========
Net yield on earning assets (4)                                                     4.24%
                                                                              ==========

Ratio of earning assets to interest
     bearing liabilities                                                          116.27%
                                                                              ==========

(1)  Includes classified loans.
(2)  Ratio calculations have been annualized.
(3) Represents the difference between the yield on earning assets and the average cost of funds.
(4)  Represents the net interest income divided by average earning assets.

RESULTS OF OPERATIONS
---------------------

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

Total assets increased 7.5% to $675.8 million at December 31, 2003 from $628.5 million at December 31, 2002. Earning assets increased 7.1% to $617.7 million at December 31, 2003 from $576.6 million at December 31, 2002, reflecting growth in the commercial and consumer loan portfolio, growth in the Bank's leasing division and opening two new full service banking office. Earning assets were 91.3% of total assets at December 31, 2003, compared to 91.7% at December 31, 2002.

Loans and lease receivables, net of loan loss reserves and deferred loan fees, increased 12.7% to $553.2 million at December 31, 2003 from $490.9 million at December 31, 2002. The Bank continues to emphasize the origination of both secured and unsecured commercial and consumer loans, in order to take advantage of shorter terms to maturity in managing its exposure to market and interest rate risk due to changes in interest rates. The Bank also sells selected mortgage loans in the secondary mortgage market in order to reduce interest rate and credit risk, while retaining servicing to generate additional fee income. The years ended December 31, 2003 and 2002 were advantageous periods selling mortgage loans due to increased origination and refinance volumes caused primarily by declining interest rates.

Commercial loans and lease receivables increased 35.4% to $399.5 million at December 31, 2003 from $295.0 million at December 31, 2002. Consumer loans increased 9.3% to $89.5 million at December 31, 2003 from $81.9 million at December 31, 2002. This growth reflects the Bank's emphasis of structuring itself as a commercial banking entity. Commercial and consumer loans and lease receivables originations increased to $373.3 million during fiscal 2003, from $260.0 million during fiscal 2002.

Residential real estate mortgage loans declined 40.2% to $72.9 million at December 31, 2003 from $122.0 million at December 31, 2002, reflecting the volume of loan sales, net of origination volume. The Bank sold $136.8 million of mortgage loans during fiscal 2003, compared to $87.2 million during fiscal 2002. Loans serviced for others were $288.9 million at December 31, 2003, compared to $262.5 million at December 31, 2002. During fiscal 2003, the Bank originated $172.4 million of residential mortgage loans, compared to $153.4 million during fiscal 2002.

Investment securities and mortgage-backed securities declined 22.1% to $61.8 million at December 31, 2003, from $79.3 million at December 31, 2002. The Bank securitized $9.0 of million mortgage loans held for sale into mortgage-backed securities during fiscal 2003, compared to none securitized during fiscal 2002. The Bank sold $10.2 million of mortgage-backed securities during the 2003, compared to $6.2 million sold during fiscal 2002.

In accordance with adopting new accounting standards, during fiscal 2002 the Company discontinued the amortization of its goodwill related to prior period acquisitions. Goodwill related to prior period acquisitions were $4.2 million at December 31, 2003 and 2002. The remaining unamortized balance of the Company's goodwill is tested for impairment at least annually. The Company has performed its annual impairment test and has determined that there has been no impairment of goodwill as of December 31, 2003 and December 31, 2002.

Deposits increased 10.8% to $583.2 million at December 31, 2003 from $526.3 million at December 31, 2002. Certificates of deposit increased 8.9% to $335.0 million at December 31, 2003 from $307.8 million at December 31, 2002. The Bank continued to emphasize attracting lower cost core deposits, resulting in net checking account growth of 14.2% to $227.9 million at December 31, 2003 from $199.6 million at December 31, 2002. The Bank manages its cost of deposits by constantly monitoring the volume and rates being paid on maturing certificates of deposits in relationship to current funding needs and competitive market interest rates. During fiscal 2003 and 2002, the Bank has been repricing higher costing certificates of deposits at lower rates, and combined with the growth of lower costing core checking accounts, has provided an effective means of managing its deposit cost.

Total borrowings were $29.3 million at December 31, 2003 compared to $38.2 million at December 31, 2002. FHLB advances and junior subordinated debentures, were $26.0 million at December 31, 2003, compared to $34.0 million of FHLB advances at December 31, 2002. Borrowings in the form of repurchase agreements were $3.3 million at December 31, 2003, compared to $4.2 million at December 31, 2002, representing funds held in cash management accounts for commercial banking customers.

Stockholders' equity was $55.2 million at December 31, 2003, compared to $50.1 million at December 31, 2002. The consolidated equity to assets ratio was 8.2% and 8.0% at December 31, 2003 and December 31, 2002, respectively.

Accumulated other comprehensive income declined to $2.3 million at December 31, 2003 from $3.8 million at December 31, 2002, reflecting a decrease in unrealized gains on available for sale securities resulting from the sales of mortgage-backed securities discussed above.

During the years ended December 31, 2003 and 2002, the Company declared four quarterly cash dividends each, totaling $0.80 and $0.68 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 29.1% for fiscal 2003 and 31.2% for fiscal 2002. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company, and general economic conditions.

Pursuant to stock repurchase programs adopted by the Company during fiscal years 2003 and 2002, the Company acquired 100,982 and 260,450 shares of its common stock, respectively, through both open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At December 31, 2003, treasury shares were 2,355,513 totaling $39.3 million, compared to 2,341,936 shares totaling $37.3 million at December 31, 2002. The Company believes the repurchase of its outstanding common stock will increase per share earnings and return on average equity, and decrease the potential dilutive effect caused by the exercise of stock options. During fiscal 2003 and 2002, 87,405 and 18,075 shares, respectively, were issued upon the exercise of stock options.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Net Income. Net income increased 20.0% to $11.4 million for the year ended December 30, 2003 from $9.5 million for the year ended December 31, 2002. Basic earnings per share increased 26.1% to $2.75 per share for the year ended December 31, 2003 from $2.18 per share for the year ended December 31, 2002. Diluted earnings per share increased 25.7% to $2.59 per share for the year ended December 31, 2003 from $2.06 per share for the year ended December 31, 2002. Weighted average basic shares outstanding were 4,153,719 and 4,364,925 and weighted average diluted shares outstanding were 4,402,928 and 4,628,434, respectively, for the years ended December 31, 2003 and 2002. Return on average assets and return on average equity were 1.8% and 22.1% respectively for fiscal 2003, compared to 1.6% and 18.4% for fiscal 2002.

Interest Income. Interest income was $36.9 million for fiscal 2003 compared to $36.8 million for fiscal 2002. The decline in interest rates during 2003 offset by an increase in the volume of interest-earning assets enabled the Bank to maintain a consistent level of interest income. The average balance of interest-earning assets increased 11.1% to $595.7 million for fiscal 2003, from $536.2 million for fiscal 2002. The yield on average interest-earning assets declined to 6.2% for 2003 from 6.9% for 2002.

Interest Expense. Interest expense declined 18.3% to $10.2 million for fiscal 2003 from $12.5 million for fiscal 2002. The decline in interest expense on deposits and borrowings reflects a lower cost of average interest-bearing liabilities due to the general decline in interest rates, offset by a significant growth in noninterest-bearing checking accounts. The average balance of interest-bearing liabilities increased 12.9% to $521.8 million for fiscal 2003 from $462.1 million for fiscal 2002. The average balance of noninterest-bearing deposits increased 33.4% to $64.8 million for fiscal 2003 from $48.6 million for fiscal 2002. The average cost of funds (including noninterest-bearing deposits) was 1.7% for 2003, compared to 2.4% for 2002, reflecting the general decline in interest rates during 2003.

Net Interest Income. Net interest income increased 9.7% to $26.7 million for fiscal 2003 from $24.4 million for fiscal 2002. The increase in net interest income is attributable to the changes in interest rates during 2003, an increase in the volume of average interest-earning assets, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) was 4.5% for both fiscal 2003 and fiscal 2002. The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.5% for fiscal 2003, compared to 4.4% for fiscal 2002.

See Table 2 - Rate/Volume Analysis and Table 3 - Yield/Cost Analysis above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risk in the loan portfolio and past loan loss experience. The Bank provided $988,000 for loan losses during fiscal 2003, compared to $1.8 million for fiscal 2002. These provisions were necessary to absorb losses in the loan portfolio and to support the inherent risks associated with the growth in commercial and consumer loans discussed above. The allowance for loan losses was $7.6 million at December 31, 2003 and $7.0 million at December 31, 2002, which the Bank believes is adequate. The ratio of the allowance for loan losses to total loans was 1.4% at December 31, 2003 and December 31, 2002, respectively.

The Bank uses an analytical approach through a classification of assets program to determine the adequacy of its loan loss allowance and the necessary provision for loan losses. The loan portfolio is reviewed on a quarterly basis and delinquent loans are individually analyzed. Consideration is given to the loan status, payment history, repayment ability, probability of repayment, and loan-to-value percentages. Loans are classified in appropriate categories applicable to their circumstances as a result of this review and analysis. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of non-performing loans to total loans was .5% at December 31, 2003 and .3% at December 31, 2002.

Noninterest Income. Noninterest income increased 24.1% to $10.5 million for fiscal 2003 from $8.5 million for fiscal 2002. Other income consists of fees and service charges on loans, service charges on deposit accounts, gains from sales of loans and mortgage backed securities, and other miscellaneous income. Loan fees and service charges increased 25.8% to $5.8 million for fiscal 2002 from $4.6 million for fiscal 2002, reflecting the growth of the commercial and consumer loan portfolios and the growth in checking accounts during fiscal 2003. Gains from sales of loans, investments and mortgage-backed securities increased 37.6% to $3.0 million for fiscal 2003 from $2.2 million for fiscal 2002. The volume of loans and mortgage-backed securities sold during fiscal 2003 was $153.7 million, compared to $92.9 million sold during fiscal 2002. These sales provided liquidity necessary to support the Bank's operating, financing and lending activities, as well as enabling the Bank to manage its interest rate exposure. Servicing fee income on loans serviced for others was $656,000 for fiscal 2003, compared to $691,000 for fiscal 2002.

Noninterest Expenses. Noninterest expenses increased 10.0% to $18.0 million for fiscal 2003 from $16.3 million in fiscal 2002. The Company's efficiency ratio (noninterest expenses divided by net interest income plus noninterest income) improved to 48.3% for fiscal 2003 from 49.8% for fiscal 2002.

The largest single component of these expenses is compensation and fringe benefits, which increased to $10.6 million for fiscal 2003 from $9.7 million for fiscal 2002. Full-time equivalent employees increased to 236 at December 31, 2003 from 228 at December 31, 2002. This growth is due to additional personnel resulting from opening two new full-service branch offices and administrative staff required to support the $47.4 million growth in assets during fiscal 2003.

During fiscal 2002, the Company discontinued the amortization of goodwill related to prior period acquisitions. Therefore, no amortization expense was recorded during fiscal 2003 or fiscal 2002. The remaining $4.2 million unamortized balance of goodwill at December 31, 2003 has been tested for impairment on an annual basis.

Data processing expense has grown proportionately with the growth in customer accounts and transaction activity primarily attributable to the growth in earning assets and deposits. Other noninterest expenses including advertising, deposit insurance, premises and equipment, repairs and maintenance, and office expenses have also grown proportionately from period to period with the growth in earning assets and deposit accounts.

Income Taxes. The provision for income taxes increased 31.3% to $6.8 million for fiscal 2003 from $5.2 million for fiscal 2002. The increase in provision for income taxes is primarily the result of the 24.0% increase of pretax earnings to $18.3 million for fiscal 2003 from $14.7 million for fiscal 2002. The change in the amount of income tax provisions also reflects changes in other pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

Total assets increased 14.4% to $628.5 million at December 31, 2002 from $549.3 million at December 31, 2001. Earning assets increased 13.6% to $576.6 million at December 31, 2002 from $507.7 million at December 31, 2001, reflecting growth in the commercial loan and leasing portfolio and opening of a new full service banking office. Earning assets were 91.7% of total assets at December 31, 2002, compared to 92.4% at December 31, 2001.

Loans and lease receivables, net of loan loss reserves and deferred loan fees, increased 21.0% to $490.9 million at December 31, 2002 from $405.6 million at December 31, 2001. Commercial loans and lease receivables increased 47.0% to $295.0 million at December 31, 2002 from $200.6 million at December 31, 2001. Consumer loans increased 5.3% to $81.9 million at December 31, 2002 from $77.8 million at December 31, 2001. This growth reflects the Bank's emphasis on commercial banking. Commercial and consumer loan originations increased to $255.7 million during fiscal 2002, from $122.3 million during fiscal 2001.

Residential real estate mortgage loans declined 8.6% to $122.0 million at December 31, 2002 from $133.4 million at December 31, 2001, reflecting sales and exchanges of loans, net of origination volume. The Bank sold or exchanged $87.2 million of mortgage loans during fiscal 2002, compared to $52.6 million during fiscal 2001. Loans serviced for others were $261.8 million at December 31, 2002, compared to $274.2 million at December 31, 2001. During fiscal 2002, the Bank originated $153.4 million of residential mortgage loans, compared to $115.6 million during fiscal 2001.

Investment securities and mortgage-backed securities declined to $79.3 million at December 31, 2002, from $98.0 million at December 31, 2001. The Bank exchanged no mortgage loans held for sale into mortgage-backed securities during fiscal 2002, compared to $12.3 million exchanged in fiscal 2001. The Bank sold $6.2 million of mortgage-backed securities during the 2002, compared to $63.2 million sold during fiscal 2001. The mortgage-backed securities portfolio declined to $23.5 million at December 31, 2002 from $43.9 million at December 31, 2001.

During fiscal 2002 the Company discontinued the amortization of its goodwill related to prior period acquisitions, pursuant to adopting new accounting standards. Goodwill related to prior period acquisitions was $4.2 million at December 31, 2002 and 2001. During the year ended December 31, 2002, no amortization expense was recorded, compared to $517,000 for the year ended December 31, 2001. The remaining unamortized balance of intangible assets of $4.2 million at December 31, 2002 will be tested annually for impairment. The Company performed its annual impairment test and determined there was no impairment of goodwill as of December 31, 2002.

Deposits increased 10.7% to $526.3 million at December 31, 2002 from $475.6 million at December 31, 2001. Certificates of deposit increased to $307.8 million at December 31, 2002 from $304.2 million at December 31, 2001. The Bank emphasized growing lower costing core deposits, as checking accounts increased 30.8% to $199.6 million at December 31, 2002 from $152.6 million at December 31, 2001. During 2002, the Bank has managed its cost of deposits by allowing certain high rate certificates of deposit to mature amid increasingly competitive market interest rates, offset by the growth in checking accounts. The Bank also repriced higher costing certificates of deposits at lower rates, and combined with checking account growth, was effectively able to manage its deposit cost.

Total borrowings were $38.2 million at December 31, 2002 compared to $5.4 million at December 31, 2001. FHLB advances used primarily to fund loan originations were $34.0 million at December 31, 2002, compared to $1.0 million at December 31, 2001. Borrowings in the form of repurchase agreements were $4.2 million at December 31, 2002, compared to $4.4 million at December 31, 2001.

Stockholders' equity was $50.1 million at December 31, 2002, compared to $51.0 million at December 31, 2001. The ratio equity to total assets declined to 8.0% at December 31, 2002 from 9.3% at December 31, 2001, reflecting the Company's 14.4% asset growth, 47.0% commercial loan growth, and the impact of the stock repurchase program during fiscal 2002. Accumulated other comprehensive income was $3.8 million at December 31, 2002, compared to $2.6 million at December 31, 2001, reflecting an increase in unrealized gains on available for sale securities due primarily to declining market rates.

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

Pursuant to stock repurchase programs adopted by the Company, during fiscal years 2002 and 2001 the Company acquired 260,450 and 239,846 shares of its common stock, respectively, which are being held as treasury stock, at cost. At December 31, 2002, treasury shares were 2,341,936 totaling $37.3 million, compared to 2,099,561 shares totaling $28.7 million at December 31, 2001. During fiscal 2002 and 2001, 18,075 and 37,725 shares, respectively, were issued upon the exercise of stock options.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001 (UNAUDITED)

Effective as of December 31, 2001, the Company terminated its Employee Stock Ownership Plan ("ESOP") and incurred a one-time non-tax deductible charge of $3.1 million related to the ESOP termination. As a result of the ESOP termination, the Company reduced its ESOP expense to none for the year ended December 31, 2002 from $4.2 million for the year ended December 31, 2001. During the year ended December 31, 2001, the Company incurred $1.1 million of ESOP expense in addition to the one-time termination charge. For future periods the Company will not incur any further charges related to the ESOP. The Company believes the benefits of the ESOP were not sufficient to justify the ongoing annual expense incurred to maintain it and the cost savings achieved in future periods will more than compensate for the one-time termination charge.

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

Net Interest Income. Net interest income increased 19.2% to $24.4 million for fiscal 2002 from $20.4 million for fiscal 2001. The increase in net interest income is primarily due to the decline in interest rates during 2002, an increase in the volume of average interest-earning assets, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets was 4.5% for fiscal 2002, compared to 4.0% for fiscal 2001. The Bank's interest rate spread was 4.4% for fiscal 2002, compared to 3.8% for 2001.

See Table 2 - Rate/Volume Analysis and Table 3 - Yield/Cost Analysis above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risk in the loan portfolio, the Bank's past loan loss experience, and current economic conditions. The Bank provided $1.8 million for loan losses during fiscal 2002, compared to $590,000 for fiscal 2001. These provisions were necessary absorb losses in the loan portfolio, to support increased risks associated with a 47.0% growth in the commercial loan portfolio during fiscal 2002, and the overall increase in the loan portfolio. The allowance for loan losses was $7.0 million at December 31, 2002, compared to $5.4 million at December 31, 2001. The ratio of the allowance for loan losses to total loans was 1.4% at December 31, 2002 and 1.3% at December 31, 2001. The ratio of non-performing loans to total loans was .3% at December 31, 2002 and 2001.

Noninterest Income. Noninterest income increased 19.2% to $8.5 million for fiscal 2002 from $7.1 million for fiscal 2001. Loan fees and service charges increased 24.7% to $4.6 million for fiscal 2002 from $3.7 million for fiscal 2001, reflecting the growth of the commercial and consumer loan portfolios and the growth in checking accounts during fiscal 2002. Gains from the sale of loans and mortgage-backed securities increased to $2.2 million for fiscal 2002 from $1.8 million for fiscal 2001. The volume of loans and mortgage-backed securities sold during 2002 was $92.9 million, compared to $115.5 million for 2001, reflecting the Bank's efforts of managing its interest rate exposure. Servicing fee income was $691,000 for 2002, compared to $763,000 for 2001, as loans serviced for others declined to $261.8 million at December 31, 2002 from $274.2 million at December 31, 2001.

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

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers, LLP

March 4, 2004

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                                       2003                 2002
ASSETS
Cash and due from banks                                                           $  34,299,553        $  30,540,790
Interest-bearing deposits in financial institutions                                     625,051            3,931,369
Investment securities - available for sale                                           50,071,520           55,786,842
Mortgage-backed securities - available for sale                                      11,715,052           23,526,435
Loans receivable, net
    Held for sale                                                                    10,924,148           38,664,967
    Held for investment                                                             542,275,778          452,248,942
Premises and equipment, net                                                           7,922,588            7,825,003
Real estate owned                                                                       130,798              401,632
Federal Home Loan Bank of Atlanta stock, at cost
    which approximates market                                                         2,127,200            2,402,500
Accrued interest receivable                                                           3,073,093            3,403,195
Goodwill                                                                              4,218,576            4,218,576
Mortgage servicing rights                                                             1,886,522            1,642,172
Prepaid expenses and other assets                                                     5,313,528            2,544,807
Note receivable                                                                       1,252,703            1,336,194
                                                                                  -------------        -------------
             Total assets                                                         $ 675,836,110        $ 628,473,424
                                                                                  =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Demand                                                                        $ 227,863,599        $ 199,615,945
    Savings                                                                          20,292,472           18,950,380
    Large denomination certificates of deposit                                      107,354,231           80,021,790
    Other time                                                                      227,662,871          227,739,049
                                                                                  -------------        -------------
             Total deposits                                                         583,173,173          526,327,164

Borrowed money                                                                       19,338,059           38,194,727
Junior subordinated debentures                                                       10,000,000                   --
Deferred income taxes                                                                 1,114,567                   --
Other liabilities                                                                     7,046,758           13,851,721
                                                                                  -------------        -------------
             Total liabilities                                                      620,672,557          578,373,612

Commitments and contingencies (Note 15)
Common stock, $.01 par value, 8,000,000 shares authorized, 6,545,848 shares
     issued at December 31, 2003  and 2002                                               65,458               65,458
Additional paid-in capital                                                           48,997,077           48,466,569
Retained earnings, substantially restricted                                          43,171,318           35,086,795
Treasury stock at cost, 2,355,513 and 2,341,936 shares at December 31,
     2003 and 2002, respectively                                                    (39,326,931)         (37,317,469)
Accumulated other comprehensive income, net                                           2,256,631            3,798,459
                                                                                  -------------        -------------
             Total stockholders' equity                                              55,163,553           50,099,812
                                                                                  -------------        -------------
             Total liabilities and stockholders' equity                           $ 675,836,110        $ 628,473,424
                                                                                  =============        =============

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003 AND 2002, THREE MONTHS ENDED DECEMBER 31, 2001
AND YEAR ENDED SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

                                                                                             THREE MONTHS
                                                            YEAR ENDED        YEAR ENDED         ENDED           YEAR ENDED
                                                           DECEMBER 31,      DECEMBER 31,     DECEMBER 31,      SEPTEMBER 30,
                                                               2003              2002             2001              2001
Interest income
    Interest and fees on loans                             $ 32,394,236      $ 30,908,736     $  7,714,883      $ 32,759,752
    Interest and dividends on investments and deposits        4,510,861         5,917,460        1,752,656         9,399,416
                                                           ------------      ------------     ------------      ------------
             Total interest income                           36,905,097        36,826,196        9,467,539        42,159,168
                                                           ------------      ------------     ------------      ------------

Interest expense
    Interest on deposits                                      9,964,663        12,404,022        4,080,585        21,154,382
    Interest on borrowings                                      113,742            69,513           11,630         1,013,660
    Interest on junior subordinated notes                       107,930                --               --                --
                                                           ------------      ------------     ------------      ------------
             Total interest expense                          10,186,335        12,473,535        4,092,215        22,168,042
                                                           ------------      ------------     ------------      ------------
Net interest income before provision for loan losses         26,718,762        24,352,661        5,375,324        19,991,126
Provision for loan losses                                       987,919         1,756,000               --           830,000
                                                           ------------      ------------     ------------      ------------
             Net interest income                             25,730,843        22,596,661        5,375,324        19,161,126
                                                           ------------      ------------     ------------      ------------

Other income
    Loan fees and service charges                             5,827,002         4,631,839        1,108,324         3,357,623
    Loan servicing fees                                         655,759           691,197          198,358           766,301
    Gain on sale of real estate, net                            167,322            73,766            4,929           261,031
    Gain on sale of mortgage loans and mortgage-
        backed securities                                     3,008,816         2,185,998          191,842         1,800,429
    Other income                                                842,643           879,867          121,532           590,218
                                                           ------------      ------------     ------------      ------------
             Total other income                              10,501,542         8,462,667        1,624,985         6,775,602
                                                           ------------      ------------     ------------      ------------

General and administrative expenses
    Compensation and fringe benefits                         10,601,978         9,720,932        2,236,299         9,667,115
    ESOP termination expense                                         --                --        3,143,467                --
    Federal insurance premiums                                   86,858            84,604           21,470            91,074
    Premises and equipment                                    1,522,456         1,320,811          294,588         1,021,167
    Advertising                                                 204,614           210,403           25,989           208,950
    Payroll and other taxes                                     955,050           861,618          179,738           737,267
    Data processing                                           1,920,239         1,776,503          418,539         1,526,827
    Amortization of mortgage servicing rights                   242,012           152,087           26,674            62,668
    Amortization of goodwill                                         --                --          129,358           517,410
    Other                                                     2,445,475         2,210,409          499,520         2,214,423
                                                           ------------      ------------     ------------      ------------
             Total general and administrative expenses       17,978,682        16,337,367        6,975,642        16,046,901
                                                           ------------      ------------     ------------      ------------

Income before income taxes                                   18,253,703        14,721,961           24,667         9,889,827
Income taxes                                                  6,840,707         5,210,349        1,164,640         4,059,535
                                                           ------------      ------------     ------------      ------------
NET INCOME (LOSS)                                            11,412,996         9,511,612       (1,139,973)        5,830,292
Other comprehensive income (loss), net of taxes              (1,541,828)        1,149,963         (815,901)        4,726,804
                                                           ------------      ------------     ------------      ------------
Comprehensive income (loss)                                $  9,871,168      $ 10,661,575     $ (1,955,874)     $ 10,557,096
                                                           ------------      ------------     ------------      ------------
Net income (loss) per common share
    Basic                                                  $       2.75      $       2.18     $       (.26)     $       1.34
                                                           ------------      ------------     ------------      ------------
    Diluted                                                $       2.59      $       2.06     $       (.26)     $       1.30
                                                           ------------      ------------     ------------      ------------

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002, THREE MONTHS ENDED DECEMBER 31, 2001
AND THE YEAR ENDED SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

                                                                                           RETAINED
                                                                          ADDITIONAL       EARNINGS,
                                                           COMMON          PAID-IN       SUBSTANTIALLY      TREASURY
                                                            STOCK          CAPITAL        RESTRICTED          STOCK
                                                        --------------  ---------------  --------------   --------------
BALANCE, SEPTEMBER 30, 2000                                    43,640       44,583,318      26,327,863      (23,039,101)
Net income                                                          -                -       5,830,292                -
Other comprehensive income, net of taxes                            -                -               -                -
Exercise of stock options                                           -          (25,823)              -          386,687
Acquisition of treasury shares                                      -                -               -       (4,253,215)
Dividends ($.67 per share)                                          -                -      (1,936,091)               -
Release of ESOP shares                                              -          745,910               -                -
                                                        --------------  ---------------  --------------   --------------
BALANCE, SEPTEMBER 30, 2001                                    43,640       45,303,405      30,222,064      (26,905,629)
                                                        --------------  ---------------  --------------   --------------
Net loss                                                            -                -      (1,139,973)               -
Other comprehensive loss, net of taxes                              -                -               -                -
Exercise of stock options                                           -          (10,235)              -          110,610
Acquisition of treasury shares                                      -                -               -       (1,908,513)
Dividends ($.18 per share)                                          -                -        (533,581)               -
Release of ESOP shares                                              -        3,201,097               -                -
                                                        --------------  ---------------  --------------   --------------
BALANCE, DECEMBER 31, 2001                                     43,640       48,494,267      28,548,510      (28,703,532)
                                                        --------------  ---------------  --------------   --------------
Net income                                                          -                -       9,511,613                -
Other comprehensive income, net of taxes                            -                -               -                -
Exercise of stock options                                           -          (27,698)              -          255,814
Acquisition of treasury shares                                      -                -               -       (8,869,751)
Dividends ($.68 per share)                                          -                -      (2,945,698)               -
3 for 2 stock split                                            21,818                -         (27,630)               -
                                                        --------------  ---------------  --------------   --------------
BALANCE, DECEMBER 31, 2002                                     65,458      $48,466,569     $35,086,795     $(37,317,469)
                                                        --------------  ---------------  --------------   --------------
Net income                                                                                  11,412,996
Other comprehensive income, net of taxes
Exercise of stock options                                                      530,508                        1,454,189
Acquisition of treasury shares                                                                               (3,463,652)
Dividends ($.68 per share)                                                                  (3,328,473)
                                                        --------------  ---------------  --------------   --------------
BALANCE, DECEMBER 31, 2003                                     65,458      $48,997,077     $43,171,318     $(39,326,931)
                                                        --------------  ---------------  --------------   --------------
                                                                                 ACCUMULATED
                                                                                    OTHER
                                                               UNEARNED         COMPREHENSIVE
                                                                 ESOP          INCOME (LOSS),
                                                                SHARES               NET             TOTAL
                                                           -----------------  ------------------  -------------
BALANCE, SEPTEMBER 30, 2000                                      (1,818,578)         (1,262,407)    44,834,735
Net income                                                                -                   -      5,830,292
Other comprehensive income, net of taxes                                  -           4,726,804      4,726,804
Exercise of stock options                                                 -                   -        360,864
Acquisition of treasury shares                                            -                   -     (4,253,215)
Dividends ($.67 per share)                                                -                   -     (1,936,091)
Release of ESOP shares                                              459,319                   -      1,205,229
                                                           -----------------  ------------------  -------------
BALANCE, SEPTEMBER 30, 2001                                      (1,359,259)          3,464,397     50,768,618
                                                           -----------------  ------------------  -------------
Net loss                                                                  -                   -     (1,139,973)
Other comprehensive loss, net of taxes                                    -            (815,901)      (815,901)
Exercise of stock options                                                 -                   -        100,375
Acquisition of treasury shares                                            -                   -     (1,908,513)
Dividends ($.18 per share)                                                -                   -       (533,581)
Release of ESOP shares                                            1,359,259                   -      4,560,356
                                                           -----------------  ------------------  -------------
BALANCE, DECEMBER 31, 2001                                                -           2,648,496     51,031,381
                                                           -----------------  ------------------  -------------
Net income                                                                -                   -      9,511,613
Other comprehensive income, net of taxes                                  -           1,149,963      1,149,963
Exercise of stock options                                                 -                   -        228,116
Acquisition of treasury shares                                            -                   -     (8,869,751)
Dividends ($.68 per share)                                                -                   -     (2,945,698)
3 for 2 stock split                                                       -                   -         (5,812)
                                                           -----------------  ------------------  -------------
BALANCE, DECEMBER 31, 2002                                        $       -       $   3,798,459   $ 50,099,812
                                                           -----------------  ------------------  -------------
Net income                                                                                          11,412,996
Other comprehensive income, net of taxes                                             (1,541,828)    (1,541,828)
Exercise of stock options                                                                            1,984,697
Acquisition of treasury shares                                                                      (3,463,652)
Dividends ($.68 per share)                                                                          (3,328,473)
                                                           -----------------  ------------------  -------------
BALANCE, DECEMBER 31, 2003                                        $       -       $   2,256,631   $ 55,163,553
                                                           -----------------  ------------------  -------------

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002,
THREE MONTHS ENDED DECEMBER 31, 2001 AND
YEARS ENDED SEPTEMBER 30, 2001
--------------------------------------------------------------------------------

                                                                                                THREE MONTHS
                                                           YEAR ENDED         YEAR ENDED            ENDED            YEAR ENDED
                                                           DECEMBER 31,       DECEMBER 31,       DECEMBER 31,      SEPTEMBER 30,
                                                               2003               2002              2001                2001
                                                          -------------      -------------      -------------      -------------
Operating activities
    Net income (loss)                                     $  11,412,996      $   9,511,613      $  (1,139,973)     $   5,830,292
    Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities
        Provision for loan losses                               987,919          1,756,000                 --            830,000
        Depreciation                                            686,047            654,936            145,271            486,194
        Impairment of servicing asset                           680,622            246,073
        Impairment of real estate owned                         125,000            237,000
        ESOP compensation                                            --                 --          3,225,564          1,205,229
        Amortization of discounts on securities, net           (160,598)          (186,528)                --           (103,388)
        Benefit from deferred income taxes                           --            477,214            (46,632)          (376,950)
        Gain on disposal of premises and equipment
            and real estate owned                              (163,391)          (158,375)            (4,239)          (261,031)
        Gain on loans held for sale and mortgage-
            backed securities                                (3,008,816)        (2,185,998)          (191,842)        (1,800,429)
        Originations of loans held for sale, net           (115,312,138)       (94,692,353)       (20,657,550)       (36,102,872)
        Proceeds from sale of loans held for sale           136,817,940         87,194,106         12,016,957         37,087,531
        Other operating activities                           (8,082,909)        (5,200,274)         3,530,322          1,517,679
                                                          -------------      -------------      -------------      -------------

             Net cash (used in) provided by operating
               activities                                    23,982,672         (2,346,586)        (3,122,122)         8,312,255
                                                          -------------      -------------      -------------      -------------

Investing activities
    Proceeds from maturities of investment securities
      available for sale                                      4,000,000                 --          4,066,850                 --
    Purchases of investment securities                               --                 --                 --         (5,000,000)
    Proceeds from principal repayments and sales of
      mortgage-backed securities available for sale          20,444,317         20,982,429                 --         76,061,309
    Originations of loans held for investment, net
      of principal repayments                               (91,482,955)       (81,835,982)       (23,020,190)       (21,529,591)
    Proceeds from disposal of premises and equipment
      and real estate owned                                     781,975          1,286,890            187,570            705,310
    Proceeds from sale of credit card portfolio                      --          3,299,080                 --                 --
    Sales (purchases) of FHLB stock                             275,300            310,000                 --            (61,200)
    Purchases of premises and equipment                        (788,182)          (773,420)          (158,498)        (1,224,834)
    Repayment of note receivable                                 83,491             28,189              6,623             25,045
                                                          -------------      -------------      -------------      -------------
             Net cash (used in) provided by investing
               activities                                   (66,686,054)       (56,702,814)       (18,917,645)        48,976,039
                                                          -------------      -------------      -------------      -------------

Financing activities
    Net increase (decrease) in deposit accounts              56,846,009         50,738,659          3,649,597             (2,759)
    Proceeds from FHLB borrowings                           219,400,000         84,500,000          1,000,000         72,200,000
    Repayments of  FHLB borrowings                         (237,400,000)       (51,500,000)                --        (96,200,000)
    Purchase of treasury shares                              (3,463,652)        (8,875,563)          (573,721)        (4,253,215)
    Proceeds from junior subordinated notes                  10,000,000                 --                 --                 --
    Proceeds from exercise of stock options                   1,984,697            228,116            100,375            360,863
    Cash dividends paid                                      (3,328,473)        (2,945,698)          (518,511)        (1,936,091)
    Net change in escrow accounts                               (26,087)           (60,424)            83,823           (271,035)
    Net change in repurchase agreements                        (856,668)          (246,613)          (468,157)        (1,478,054)
                                                          -------------      -------------      -------------      -------------
             Net cash provided by (used in) financing
               activities                                    43,155,827         71,838,477          3,273,406        (31,580,291)
                                                          -------------      -------------      -------------      -------------
Increase (decrease) in cash and cash equivalents                452,445         12,789,077        (18,766,361)        25,708,003
Cash and cash equivalents, beginning of year                 34,472,159         21,683,082         40,449,443         14,741,440
                                                          -------------      -------------      -------------      -------------
Cash and cash equivalents, end of year                    $  34,924,604      $  34,472,159      $  21,683,082      $  40,449,443
                                                          -------------      -------------      -------------      -------------

        The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------


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

         INVESTMENTS AND MORTGAGE-BACKED SECURITIES
         Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, a separate component of equity. At December 31, 2003 and 2002, the Bank has classified all investments as available for sale.

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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

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

         A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The Bank uses several factors in determining if a loan is impaired. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc. At December 31, 2003, there were no individual loans material to the consolidated financial statements which were defined as impaired. At December 31, 2002, one loan with an outstanding balance of $124,000 was considered to be impaired.

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

         LOANS HELD FOR SALE
         Loans originated and intended for sale are carried at the lower of cost or aggregate estimated market value. Net unrealized losses are recognized as charges to income. Gains and losses on sales of whole or participating interests in real estate loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the Bank's carrying value of the loans sold, adjusted for the recognition of any servicing assets retained.

         INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS
         Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

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

         Servicing assets and liabilities are amortized over the average period of estimated net servicing income (if servicing revenue exceed servicing cots) or net servicing loss (if servicing costs exceed servicing revenues). All servicing assets or liabilities are assessed for impairment or increased obligation based on their fair value.

         The Company recorded impairment to servicing assets of $680,622 and $246,074 for prepayments during the years ended December 31, 2003 and 2002, respectively. There were no impairments recognized during the three months ended December 31, 2001 or the year ended September 30, 2001 related to mortgage servicing rights.

         PREMISES AND EQUIPMENT
         Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

         REAL ESTATE OWNED
         Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. The Company recognized valuation adjustments of $125,000 and $237,000 during the years ended December 31, 2003 and 2002, respectively.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------


         INVESTMENT IN FEDERAL HOME LOAN BANK STOCK
         The Bank is required to invest in stock of the Federal Home Loan Bank of Atlanta ("FHLB") in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At December 31, 2003 and 2002, the Bank owned 21,272 and 24,025 shares of the FHLB's $100 par value capital stock, respectively.

         GOODWILL AND INTANGIBLE ASSETS
         Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangibles are amortized on a straight-line basis over the period benefited. Goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections.

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

         ADVERTISING
         Advertising costs are expensed as incurred. For the years ended December 31, 2003 and 2002, the three months ended December 31, 2001, and the year ended September 30, 2001, the Company incurred advertising expense totaling $204,614, $210,403, $25,989, and $208,950, respectively.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         COMPREHENSIVE INCOME
         The Company's other comprehensive income relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, is as follows:

                                                                                       THREE MONTHS
                                                       YEAR ENDED      YEAR ENDED         ENDED          YEAR ENDED
                                                      DECEMBER 31,    DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                         2003             2002             2001             2001
                                                      -----------      -----------      -----------      -----------
         Unrealized gains (losses) on securities
          available for sale                          $(2,195,082)     $ 2,144,112      $(1,359,836)     $ 8,299,802
         Reclassification of net gains
          recognized in net income                       (291,738)        (302,315)              --         (421,792)
         Income tax (expense) benefit relating to
          unrealized (losses) gains on available
          for sale securities                             944,992         (691,834)         543,935       (3,151,206)
                                                      -----------      -----------      -----------      -----------
         Other comprehensive income (loss), net       $(1,541,828)     $ 1,149,963      $  (815,901)     $ 4,726,804
                                                      ===========      ===========      ===========      ===========

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

         NEW ACCOUNTING PRONOUNCEMENTS
         In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). FASB Statements No. 133 "Accounting for Derivative Instruments and Hedging Activities" and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", establish accounting and reporting standards for derivative instruments including derivatives embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 149 amends Statement 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process. This Statement contains amendments relating to FASB Concepts Statement No. 7, "Using Cash Flow Information and Present Value in Accounting Measurements", and FASB Statements No. 65, "Accounting for Certain Mortgage Banking Activities", No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases", No. 95, "Statement of Cash Flows", and No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities". The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any material impact on the Company's financial statements or results of operations.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective on July 1, 2003. The adoption of SFAS No. 150 did not have any material impact on the Company's financial statements or results of operations.

         In January 2003, the Financial Accounting Standards Board issued Financial Accounting Series FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN No. 46"). The primary objective of the Interpretation is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities (VIEs). FIN No. 46 has far-reaching effects and applies immediately to new entities created after January 31, 2003, as well as applies to existing entities in which an enterprise obtains an interest after that date. The provisions of FIN No. 46 are effective at the end of the first interim or annual period ending after December 15, 2003, to variable-interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN No. 46 is the guidance that determines (1) whether consolidation is required under the "controlling financial interest" model of Accounting Research Bulletin No. 51, "Consolidated Financial statements", or other existing authoritative guidance, or, alternatively, (2) whether the variable-interest model under FIN No. 46 should be used to account for existing and new entities. The adoption of FIN No. 46 did not have any material impact on the Company's financial statements or results of operations.

         In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied.

         During the fourth quarter of 2003, the Company applied the provisions of FIN 46R to a wholly-owned subsidiary trust that issued trust preferred securities to third-party investors. The application of FIN 46R resulted in the deconsolidation of the wholly-owned subsidiary trust. The assets and liabilities of the subsidiary trust that was deconsolidated totaled $10.2 million and $9.9 million, respectively. See Note 20 for further discussion of this trust and the Company's related obligations.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

2.       INVESTMENT SECURITIES

         Investment securities at December 31, 2003 and 2002, are classified as available for sale according to management's intent and summarized as follows:

                                                                                                ESTIMATED
                                                AMORTIZED            GROSS UNREALIZED            MARKET
                                                  COST            GAINS          LOSSES           VALUE
                                               -----------     -----------     -----------     -----------
         December 31, 2003:
            U.S. Treasury and Agency Notes     $46,855,067     $ 3,216,453     $        --     $50,071,520
                                               -----------     -----------     -----------     -----------
         December 31, 2002:
            U.S. Treasury and Agency Notes     $50,694,469     $ 5,092,373     $        --     $55,786,842
                                               -----------     -----------     -----------     -----------

         U.S. Treasury and Agency notes at December 31, 2003, are contractually scheduled to mature as follows:

                                                                      ESTIMATED
                                                      AMORTIZED        MARKET
                                                        COST            VALUE

         Due after one year through five years      $ 46,855,067    $ 50,071,520

3.       MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities at December 31, 2003 and 2002, are classified as available for sale according to management's intent and summarized as follows:

                                                                                                   ESTIMATED
                                                    AMORTIZED           GROSS UNREALIZED            MARKET
                                                      COST           GAINS          LOSSES           VALUE
                                                  -----------     -----------     -----------     -----------
         December 31, 2003:
            FHLMC participation certificates,
            maturing from years 2005 to 2028      $11,173,371     $   541,681     $        --     $11,715,052
                                                  -----------     -----------     -----------     -----------

         December 31, 2002:
            FHLMC participation certificates,
            maturing from years 2003 to 2028      $22,373,855     $ 1,152,580     $        --     $23,526,435
                                                  -----------     -----------     -----------     -----------

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         Mortgage-backed securities at December 31, 2003, are contractually scheduled to mature as follows:

                                                                      ESTIMATED
                                                      AMORTIZED         MARKET
                                                        COST            VALUE
                                                     -----------     -----------
         Due after one year through five years       $   425,171     $   452,150
         Due after five years through ten years        5,023,936       5,227,977
         Due after ten years                           5,724,264       6,034,925
                                                     -----------     -----------
                                                     $11,173,371     $11,715,052
                                                     ===========     ===========

         Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

         Mortgage-backed securities with a carrying value of $10,159,883, $6,171,430, $0, and $63,181,244 were sold during the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and during the year ended September 30, 2001, respectively. Net realized gains on the sales of mortgage-backed securities were $291,738, $302,315, $0, and $421,792, during the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and during the year ended September 30, 2001, respectively.

         Mortgage-backed securities with an amortized cost of approximately $4,460,964 were pledged as collateral for deposits from public entities at December 31, 2002. Mortgage-backed securities with an amortized cost of approximately $291,144 and $318,600 were pledged as collateral for treasury, tax, and loan deposits from public entities at December 31, 2003 and 2002, respectively.

4.       LOANS RECEIVABLE

         Loans receivable at December 31, 2003 and 2002, are summarized as follows:

                                                 2003                  2002
                                             -------------        -------------
         Mortgage loans                      $  72,873,505        $ 121,951,696
         Consumer loans                         89,478,738           81,862,401
         Commercial loans                      389,042,417          288,368,765
         Leasing                                10,422,211            6,624,404
                                             -------------        -------------
                    Total                      561,816,871          498,807,266

         Less
             Allowance for loan losses          (7,633,709)          (6,958,587)
             Deferred loan fees                   (983,236)            (934,770)
                                             -------------        -------------
         Loans receivable, net               $ 553,199,926        $ 490,913,909
                                             =============        =============

         The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 10).

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         During the years ended December 31, 2003 and September 30, 2001, the Bank exchanged loans with outstanding principal balances of $8,952,095 and $12,298,139, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

         The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2003 and 2002 are fixed rate mortgage loans with an estimated market value of approximately $11,400,000 and $40,300,000, respectively.

         Net gains on sales of loans receivable held for sale amounted to $2,717,078, $1,883,683, $191,842, and $1,378,637 for the years ended
         December 31, 2003 and 2002, the three months ended December 31, 2001, and the year ended September 30, 2001, respectively.

         The changes in the allowance for loan losses for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001, and the year ended September 30, 2001, are as follows:

                                                                                  THREE MONTHS
                                             YEAR ENDED         YEAR ENDED           ENDED           YEAR ENDED
                                            DECEMBER 31,       DECEMBER 31,       DECEMBER 31,      SEPTEMBER 30,
                                               2003               2002               2001               2001
                                            -----------        -----------        -----------        -----------
         Balance at beginning of year       $ 6,958,587        $ 5,370,820        $ 5,401,358        $ 5,159,353
         Provisions for loan losses             987,919          1,756,000                 --            830,000
         Loans charged off                     (357,836)          (192,902)           (42,376)          (655,506)
         Recoveries                              45,039             24,669             11,838             67,511
                                            -----------        -----------        -----------        -----------
         Balance at end of year             $ 7,633,709        $ 6,958,587        $ 5,370,820        $ 5,401,358
                                            -----------        -----------        -----------        -----------

         The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                                           DECEMBER 31,
                                                                     2003              2002
                                                                   ----------       ----------
         Loans contractually past due 90 days or more and/or
           on nonaccrual status
               Residential                                         $1,057,232       $  603,414
               Consumer and commercial                              1,567,876          892,991
                                                                   ----------       ----------
                                                                   $2,625,108       $1,496,405
                                                                   ----------       ----------


         For the years ended December 31, 2003 and 2002, interest income of approximately $58,000 and $37,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

5.       PREMISES AND EQUIPMENT

         Premises and equipment consist of the following:

                                                          DECEMBER 31,
                                                    2003               2002
                                                 -----------       -----------
         Land                                    $ 2,575,825       $ 2,542,615
         Office buildings                          6,192,352         5,854,158
         Furniture, fixtures and equipment         3,947,253         3,595,056
         Vehicles                                    342,303           348,269
                                                 -----------       -----------
                                                  13,057,733        12,340,098
         Less accumulated depreciation             5,135,145         4,515,095
                                                 -----------       -----------
                    Total                        $ 7,922,588       $ 7,825,003
                                                 -----------       -----------

6.       GOODWILL

         The following table provides a reconciliation of reported net earnings
         (loss) for the prior-years to adjusted earnings had SFAS 142 been applied as of the beginning of fiscal 2001:

                                                                                              THREE MONTHS
                                                            YEAR ENDED       YEAR ENDED            ENDED           YEAR ENDED
                                                           DECEMBER 31,      DECEMBER 31       DECEMBER 31,       SEPTEMBER 31,
                                                               2003             2002               2001               2001
                                                          --------------    --------------    --------------     --------------
         Reported net (loss) earnings                         11,412,996         9,511,612        (1,139,973)         5,830,292
         Add back amortization (net of tax)
             Goodwill                                                 --                --            77,615            310,446
                                                          --------------    --------------    --------------     --------------
         Adjusted (loss) earnings before the
          cumulative effect of accounting changes             11,412,996         9,511,612        (1,062,358)         6,140,738
                                                          --------------    --------------    --------------     --------------

         Net income (loss) per common share
         (adjusted to add back goodwill amortization):
             Basic                                        $         2.75    $         2.18    $        (0.25)    $         1.41
             Diluted                                      $         2.59    $         2.06    $        (0.25)    $         1.37

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

7.       EMPLOYEE BENEFIT PLANS

         The Company participates in a multi-employer defined benefit pension plan which covers substantially all employees. Effective January 31, 2002 the Company's Board of Directors approved a plan to freeze the accrual of future benefits. As such, no new employee shall become a participant in the plan after January 31, 2002. Employees who were participating in the plan as of January 31, 2002 shall continue to participate in accordance with the provisions of the plan, however, the accrual of future benefits will cease. Expenses of the plan for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001 were $0, $67,079, $69,000, and $69,017, respectively.

         The Company also participates in a multi-employer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, were $244,474, $167,757, $32,305, and
         $115,174, respectively.

         Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, aggregated $579,730, $609,976, $159,373, and
         $617,127, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability.

8.       EMPLOYEE STOCK OWNERSHIP PLAN

         Effective December 31, 2001, the Company terminated its Employee Stock Ownership Plan ("ESOP"). As a result of this termination, the Company recognized an additional $3,143,467 in related compensation expenses.

         Upon adoption, the ESOP acquired 523,710 shares of the Company's common stock financed by $3,491,400 in borrowings by the ESOP from the Company. This loan was secured by the shares of Common Stock purchased and earnings thereon. At December 31, 2001, 281,707 shares, had been allocated to participants' accounts. All allocated shares are considered outstanding for earnings per share purposes, while the unallocated shares are not included in the calculation. As a result of the termination there are no unallocated shares.

         As a result of the termination all debt outstanding has been repaid. The principal balance at September 30, 2001 was $1,359,259. The Bank used dividends declared on 2,447 unallocated shares totaling $24,467 and the sale of 39,785 unallocated shares totaling $1,334,792 to repay the outstanding debt. Dividends on allocated shares were treated as a reduction of retained earnings. Dividends on unallocated shares were treated only as debt service, and there was no reduction of retained earnings. Compensation expense related to the ESOP was based on the average fair

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         market value of shares during the period since the prior allocation date through the dates shares are committed to be released. The financial statements for the three months ended December 31, 2001 and the year ended September 30, 2001, include compensation expense of $3,225,564 and $1,205,229, respectively, related to the ESOP and its termination.

9.       STOCK OPTION PLAN

         On April 8, 1998, the Shareholders of the Company approved the First South Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. The Plan reserves 1,037,817 shares for grant within ten years of the effective date. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10-year life; however, there are additional limitations for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all options immediately vest if a change of control, as defined, occurs.

         The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the methods of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                               YEAR ENDED                                YEAR ENDED
                                           DECEMBER 31, 2003                          DECEMBER 31, 2002
                                      AS REPORTED          PRO FORMA            AS REPORTED           PRO FORMA
         Net income                 $   11,412,996       $   11,289,844       $    9,511,612       $    9,363,642
         Earnings per common
              share - basic                   2.75                 2.72                 2.18                 2.15
         Earnings per common
              share - diluted                 2.59                 2.56                 2.06                 2.02

                                              THREE MONTHS ENDED                         YEAR ENDED
                                              DECEMBER 30, 2001                       SEPTEMBER 30, 2001
                                      AS REPORTED          PRO FORMA           AS REPORTED          PRO FORMA
         Net income                 $  (1,139,973)       $  (1,154,254)       $   5,830,292       $   5,742,412
         Earnings per common
              share - basic                  (.26)                (.27)                1.34                1.32
         Earnings per common
              share - diluted                (.26)                (.27)                1.30                1.28

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, respectively: dividend growth rate of 17%, 17%, 22%, and 22%; expected volatility of 21.2%, 26.3%, 18.5%, 18.9%; risk-free interest rates ranging from 3.65% to 4.49% during the year ended December 31, 2003, 3.79% to 5.12% during the year ended December 31, 2002 ; 4.75% during the three months ended December 31, 2001; 5.84%, 5.78%, and 5.05% during the year ended September 30, 2001; and expected lives of 7 years.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         A summary of the status of the Plan as of December 31, 2003, 2002, and 2001 and September 30, 2001, and changes during the years then ended, including weighted-average exercise price ("Price"), is presented below:

                                                 YEAR ENDED               YEAR ENDED
                                              DECEMBER 31, 2003       DECEMBER 31, 2002
                                              SHARES     PRICE        SHARES      PRICE

         Outstanding at beginning of year      635,630   $ 13.87       603,605   $ 12.45
         Granted                                27,750     35.39        53,100     29.72
         Cancellations                         (94,905)    13.91       (21,075)    13.22
                                              ---------             -----------
         Outstanding at year end               568,475     14.91       635,630     13.87
                                              =========             ===========
         Weighted-average fair value of
          options granted during the year                 $ 7.08                 $ 10.30
                                                        =========                ========

                                              THREE MONTHS ENDED            YEAR ENDED
                                              DECEMBER 31, 2001        SEPTEMBER 30, 2001
                                              SHARES       PRICE       SHARES       PRICE
         Outstanding at beginning of year      613,355    $ 12.36       619,955      $ 12.17
         Granted                                 6,000      21.50        28,500        17.09
         Cancellations                         (15,750)     12.17       (35,100)       12.23
                                             ----------               ----------
         Outstanding at year end               603,605      12.45       613,355        12.36
                                             ==========               ==========
         Weighted-average fair value of
          options granted during the year                  $ 4.59                    $  3.43
                                                          ========                  =========


         The following table summarizes additional information about the Plan at December 31, 2003, including weighted-average remaining contractual life ("Life") and Price:

                                                    OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                                         SHARES            LIFE                PRICE                SHARES            PRICE
         $   12.17 - 12.38               470,825           4.29              $ 12.17                470,825          $ 12.17
         $   15.46 - 18.15                22,800           7.38              $ 17.58                 15,300          $ 17.31
         $   20.75 - 24.33                21,750           7.83              $ 21.79                 15,750          $ 21.01
         $   30.23 - 34.83                22,350           9.36              $ 33.77                 72,450          $ 33.28
         $   35.51 - 37.37                30,750           9.16              $ 36.57                 10,000          $ 36.04
                                   --------------                                             --------------

                                         568,475                                                    514,325
                                   ==============                                             ==============

10.      BORROWED MONEY

         Borrowed money represents advances from the FHLB and repurchase agreements. Advances outstanding from the FHLB at December 31, 2003 and 2002 had a weighted average rate of 1.38% and 1.3%, respectively, and totaled $16,000,000 and $34,000,000, respectively.

         At December 31, 2003 and December 31, 2002, repurchase agreements outstanding had average rates of .58% and .53%, and totaled $3,338,059 and $4,194,727, respectively.

         At December 31, 2003 and 2002, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $10,000,000 and $7,000,000, respectively. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2003 and 2002, the Company had approximately $46,000,000 and $91,600,000, respectively, of additional credit available with the FHLB.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

11.      INCOME TAXES

         The components of income tax expense for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, are as follows:

                                                              THREE MONTHS
                             YEAR ENDED       YEAR ENDED         ENDED          YEAR ENDED
                           DECEMBER 31,     DECEMBER 31,      DECEMBER 31,     SEPTEMBER 30,
                               2003             2002              2001             2001
                         ---------------- ----------------  ---------------- ----------------
         Current
             Federal        $  4,507,141     $  4,091,587      $  1,028,407     $  3,877,218
             State               746,935          641,548           136,233          559,267
                         ---------------- ----------------  ---------------- ----------------
                               5,254,076        4,733,135         1,164,640        4,436,485
                         ---------------- ----------------  ---------------- ----------------

         Deferred
             Federal           1,448,063          390,096                 -         (310,782)
             State               138,568           87,118                 -          (66,168)
                         ---------------- ----------------  ---------------- ----------------
                               1,586,631          477,214                 -         (376,950)
                         ---------------- ----------------  ---------------- ----------------
         Total              $  6,840,707     $  5,210,349      $  1,164,640     $  4,059,535
                         ================ ================  ================ ================

         Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, are as follows:

                                                                                 THREE MONTHS
                                                 YEAR ENDED       YEAR ENDED         ENDED        YEAR ENDED
                                                DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   SEPTEMBER 30,
                                                   2003             2002             2001            2001
                                                -----------      -----------      -----------     -----------
         Expected income tax expense at 34%     $ 6,206,259      $ 5,005,467      $     8,387     $ 3,362,541
         State income taxes, net of federal
          income tax                                689,292          680,155          144,153         325,445
         Non-deductible ESOP, other
          expenses and other adjustments            (54,843)        (475,273)       1,012,100         371,549
                                                -----------      -----------      -----------     -----------
                                                $ 6,840,707      $ 5,210,349      $ 1,164,640     $ 4,059,535
                                                ===========      ===========      ===========     ===========

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         The components of deferred income tax assets and liabilities are as follows:

                                                                           DECEMBER 31,
                                                                      2003              2002
                                                                   -----------      -----------
         Deferred income tax assets
             Deferred directors' fees                                  600,867      $   606,750
             Allowance for loan losses                             $ 2,720,665        2,079,734
             Employee benefits                                         744,128          696,865
             Loans mark-to-market                                      187,646          616,091
             Other                                                          --          276,252
                                                                   -----------      -----------
                                                                     4,253,307        4,275,692
                                                                   -----------      -----------

         Deferred income tax liabilities
             Unrealized gains on securities available for sale       1,501,502        2,446,494
             Depreciation and amortization                           2,057,001          993,871
             Carrying value - land                                     386,200          386,200
             Mortgage servicing rights                                 728,575          634,207
             Deferred loan origination fees and costs                  405,075           92,047
             FHLB stock                                                195,801          195,801
             FHLB stock                                                 93,719               --
                                                                   -----------      -----------
                                                                     5,367,874        4,748,620
                                                                   -----------      -----------
         Net deferred income tax (liability) asset                 $(1,114,567)     $  (472,928)
                                                                   ===========      ===========

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

         The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------


         As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Bank's actual regulatory capital amounts and ratios as of December 31, 2003 and 2002, are presented in the table below (dollars in thousands):

                                                                                                          TO BE WELL
                                                                                                         CAPITALIZED
                                                                                   FOR CAPITAL           UNDER PROMPT
                                                        ACTUAL                  ADEQUACY PURPOSE      ACTION PROVISIONS
                                                        AMOUNT       RATIO      AMOUNT     RATIO      AMOUNT       RATIO
         December 31, 2003:
            Total Capital (to Risk Weighted Assets)     $64,129      12.2%     $ 42,046      8.0%    $ 52,558      10.0%
            Tier I Capital (to Risk Weighted Assets)     57,474      10.9%       21,023      4.0%      31,535       6.0%
            Tier I Capital (to Average Assets)           57,474       8.7%       26,568      4.0%      33,209       5.0%

         December 31, 2002:
            Total Capital (to Risk Weighted Assets)     $48,240      10.5%     $ 36,763      8.0%    $ 45,954      10.0%
            Tier I Capital (to Risk Weighted Assets)     42,481       9.2%       18,382      4.0%      27,572       6.0%
            Tier I Capital (to Average Assets)           42,481       7.0%       24,160      4.0%      30,200       5.0%

13.      EARNINGS PER SHARE

         The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned ESOP shares, unearned deferred stock awards and treasury shares) for the years ended December 31, 2003 and 2002, the three months ended December 31, 2002 and the year ended September 30, 2002. Options to purchase 568,475, 635,630, 603,605, and 613,355 shares of common stock were outstanding at December 31, 2003, 2002, 2001 and September 30, 2001, respectively. For the three months ended December 31, 2001, none of these options were included in the computation of diluted EPS because the per-share amounts calculated would be anti-dilutive because of the reported loss.

                                                                                 THREE MONTHS
                                                  YEAR ENDED      YEAR ENDED        ENDED         YEAR ENDED
                                                 DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     SEPTEMBER 30,
                                                    2003            2002            2001              2001
                                                 -----------     -----------     -----------      -----------
         Net (loss) income (numerator)           $11,412,996     $ 9,511,612     $(1,139,973)     $ 5,830,292
                                                 ===========     ===========     ===========      ===========
         Weighted average shares outstanding
          for basic EPS (denominator)              4,153,719       4,364,925       4,308,369        4,349,769
         Dilutive effect of stock options            249,209         263,509              --          128,370
                                                 -----------     -----------     -----------      -----------
         Adjusted shares for diluted EPS           4,402,928       4,628,434       4,308,369        4,478,139
                                                 ===========     ===========     ===========      ===========

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

14.      MORTGAGE BANKING ACTIVITIES

         Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $288,917,000 and 261,823,000 at December 31, 2003 and 2002, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

         At December 31, 2003 and 2002, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,886,522 and $1,642,172, respectively.

         During the years ended December 31, 2003 and 2002, respectively, the Company recorded additional servicing assets of $1,166,983 and $1,009,966 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the years ended December 31, 2003 and 2002 aggregated $242,012 and $152,087, respectively. The fair value of recognized servicing assets amounted to $1,886,522 and $1,642,173 as of December 31, 2003 and 2002, respectively. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2003 and December 31, 2002, is as follows:

                                                                         2003             2002
                                                                     ------------     ------------
         Commitments to extend credit
             Commitments to originate loans                          $109,859,000     $ 75,656,713
             Undrawn balances on lines of credit and undrawn
              balances on credit reserves (overdraft protection)       53,594,000       48,483,675
                                                                     ------------     ------------
                                                                     $163,453,000     $124,140,388
                                                                     ============     ============

         Included in the commitments to originate loans as of December 31, 2003 and December 31, 2002, are fixed interest rate loan commitments of $10,839,264 and $8,275,646, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

         The Company's lending is concentrated primarily in Beaufort, Craven, Cumberland, Edgecombe, Lenoir, Nash, Pasquotank, Pitt, Robeson, and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

         Since many of the commitments are expected to expire without being drawn upon, amounts reported do ot necessarily represent future cash requirements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------


16.      PARENT COMPANY FINANCIAL INFORMATION

         The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2003, 2002, 2001 and September 30, 2001, and for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001 and the year ended September 30, 2001, are as follows:

                                                                                                  THREE MONTHS
                                                                 YEAR ENDED       YEAR ENDED         ENDED           YEAR ENDED
                                                                DECEMBER 31,     DECEMBER 31,     DECEMBER 31,      SEPTEMBER 30,
                                                                    2003             2002             2001             2001
                                                                ------------     ------------     ------------      ------------
         CONDENSED BALANCE SHEETS
         Cash                                                   $    839,895     $    847,452     $    734,906      $  1,902,285
         Due from subsidiary                                              --               --        4,157,099           931,535
         Investment in wholly-owned subsidiary                    64,105,117       49,982,524       46,710,200        49,203,538
         Other assets                                                132,197            3,945           28,620             8,856
                                                                ------------     ------------     ------------      ------------
                 Total assets                                   $ 65,077,209     $ 50,833,921     $ 51,630,825      $ 52,046,214
                                                                ============     ============     ============      ============

         Due to First South Preferred Trust I                   $ 10,000,000     $         --     $         --      $         --
         Other liabilities                                           796,656          734,109          599,444         1,277,596
         Stockholders' equity                                     54,280,553       50,099,812       51,031,381        50,768,618
                                                                ------------     ------------     ------------      ------------
                 Total liabilities and stockholders' equity     $ 65,077,209     $ 50,833,921     $ 51,630,825      $ 52,046,214
                                                                ============     ============     ============      ============

         CONDENSED STATEMENTS OF INCOME
         Interest income, net                                   $        499     $         --     $     21,690      $    166,623
         Equity in earnings of subsidiary                         11,530,584        9,572,855       (1,144,436)        5,772,653
         Miscellaneous expenses                                      118,087           61,243           17,227           108,984
                                                                ------------     ------------     ------------      ------------
                 Net income (loss)                              $ 11,412,996     $  9,511,612     $ (1,139,973)     $  5,830,292
                                                                ============     ============     ============      ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                                                  THREE MONTHS
                                                                YEAR ENDED       YEAR ENDED           ENDED           YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      SEPTEMBER 30,
                                                                   2003              2002              2001              2001
         CONDENSED STATEMENTS OF CASH FLOWS

         Operating activities:
             Net income (loss)                                 $ 11,412,996      $  9,511,612      $ (1,139,973)     $  5,830,292
             Adjustments to reconcile net income (loss)
              to net cash provided by operating activities
               Equity in undistributed earnings of
                 subsidiary                                      (5,944,592)       (2,122,362)        1,144,436        (5,772,653)
               ESOP compensation                                         --                --         4,560,356         1,205,229
               MRP compensation                                          --                --                --                --
               Other operating activities                           (65,705)          153,529          (697,915)          878,733
                                                               ------------      ------------      ------------      ------------
                    Net cash provided by operating
                      activities                                  5,402,699         7,542,779         3,866,904         2,141,601
                                                               ------------      ------------      ------------      ------------

         Investing activities:
             Payments for investments in and
               advances to subsidiary                            (9,875,000)               --                --                --
             Repayments of advances to subsidiary                   155,172         4,157,100        (2,692,564)        4,533,752
                                                               ------------      ------------      ------------      ------------
                    Net cash provided by (used in)
                      investing activities                       (9,719,828)        4,157,100        (2,692,564)        4,533,752
                                                               ------------      ------------      ------------      ------------

         Financing activities:
             Proceeds from exercise of stock options              1,101,697           228,115           100,375           360,864
             Proceeds from issuance of junior
               subordinated debentures                           10,000,000
             Purchase of treasury shares                         (3,463,652)       (8,869,750)       (1,908,513)       (4,253,215)
             Dividends paid                                      (3,328,473)       (2,945,698)         (533,581)       (1,936,091)
                                                               ------------      ------------      ------------      ------------
                    Net cash used in financing activities         4,309,572       (11,587,333)       (2,341,719)       (5,828,442)
                                                               ------------      ------------      ------------      ------------
         Net increase (decrease) in cash                             (7,557)          112,546        (1,167,379)          846,911
         Cash at beginning of year                                  847,452           734,906         1,902,285         1,055,374
                                                               ------------      ------------      ------------      ------------
         Cash at end of year                                   $    839,895      $    847,452      $    734,906      $  1,902,285
                                                               ============      ============      ============      ============

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------


17.      QUARTERLY FINANCIAL DATA (UNAUDITED)

         Summarized unaudited quarterly financial data for the years ended December 31, 2003 and 2002 is as follows (in thousands):

                                         FOURTH      THIRD     SECOND     FIRST
         2003
         Interest income                 $9,297     $9,217     $9,250     $9,141
         Interest expense                 2,333      2,427      2,684      2,742
         Provision for loan losses          137        395        122        334
         Noninterest income               1,941      2,955      2,686      2,920
         Noninterest expense              4,457      4,597      4,506      4,419
         Income tax expense               1,594      1,786      1,737      1,723
                                         ------     ------     ------     ------
         Net income                      $2,717     $2,967     $2,887     $2,843
                                         ======     ======     ======     ======
         Net income per common share
             Basic                       $  .65     $  .72     $  .70     $  .68
             Diluted                     $  .61     $  .68     $  .66     $  .64
                                         ======     ======     ======     ======


                                         FOURTH      THIRD     SECOND      FIRST
         2002
         Interest income                 $9,367     $9,226     $9,185     $9,048
         Interest expense                 2,872      3,043      3,198      3,361
         Provision for loan losses          684        430        333        309
         Noninterest income               2,626      2,122      1,911      1,804
         Noninterest expense              4,518      4,085      3,993      3,741
         Income tax expense               1,393      1,336      1,219      1,262
                                         ------     ------     ------     ------
         Net income                      $2,526     $2,454     $2,353     $2,179
                                         ======     ======     ======     ======
         Net income per common share
             Basic                       $  .60     $  .56     $  .53     $  .49
             Diluted                     $  .56     $  .53     $  .50     $  .47
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

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument.

         The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2003 and 2002, were as follows:

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

         The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                                             DECEMBER 31,                       DECEMBER 31,
                                                2003                               2002
                                      ESTIMATED        CARRYING         ESTIMATED        CARRYING
                                     FAIR VALUE         AMOUNT         FAIR VALUE         AMOUNT
                                    ------------     ------------     ------------     ------------
         1 - 4 family mortgages     $ 72,328,722     $ 71,657,658     $123,608,167     $120,591,198
         Consumer                     87,052,356       88,462,850       80,398,723       80,772,516
         Non-residential             393,079,418      393,079,418      289,550,195      289,550,195
                                    ------------     ------------     ------------     ------------
                                    $552,460,496     $553,199,926     $493,557,085     $490,913,909
                                    ============     ============     ============     ============


         The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $248,156,071 and $218,566,325 at December 31, 2003 and 2002, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

         The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2003 and 2002, are as follows:

                                                     2003              2002

         Certificates of deposits
             Carrying amount                      $335,017,102     $307,760,839
             Estimated fair value                  337,877,029      312,110,400

         Advances for Federal Home Loan Bank:
             Carrying amount                      $ 16,000,000     $ 34,000,000
             Estimated fair value                   16,000,000       34,000,000

         The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the federal fund's daily rate.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $137,570,000 and $97,687,000 at December 31, 2003 and 2002, respectively, which are primarily comprised of unfunded loan commitments.

         The Company's remaining assets and liabilities are not considered financial instruments.

19.      SUPPLEMENTAL CASH FLOW INFORMATION

         Supplemental cash flow information for the years ended December 31, 2003 and 2002, the three months ended December 31, 2001, and the year ended September 30, 2001, is as follows:

                                                                                        THREE MONTHS
                                                         YEAR ENDED       YEAR ENDED        ENDED         YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                            2003             2002            2001           2001
         Real estate acquired in settlement of loans     $   468,201     $   861,499     $   326,515     $   918,091
         Exchange of loans for mortgage-backed
          securities                                       8,952,095              --              --      12,298,139
         Cash paid for interest                           10,217,536      12,569,916       4,161,729      22,391,730
         Cash paid for income taxes                        6,935,904       5,819,151       1,360,075       3,350,211
         Dividends declared, not paid                        838,067         712,992         533,581         518,511
         Repurchase of unearned ESOP shares                       --              --       1,334,792              --

20. JUNIOR SUBORDINATED DEBENTURES OWED TO UNCONSOLIDATED SUBSIDIARY TRUST AND CORPORATION-OBLIGATED MANDATORILY REDEEMABLE PREFERRED TRUST SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY DEBENTURES OF THE COMPANY

         The Company has sponsored a trust, First South Preferred Trust I (the Trust), of which 100% of the common equity is owned by the Company. The Trust was formed for the purpose of issuing company-obligated preferred trust securities (the Preferred Trust Securities) to third-party investors and investing the proceeds from the sale of such Preferred Trust Securities solely in junior subordinated debt securities of the Company (the Debentures). The Debentures held by the Trust are the sole assets of the Trust. Distributions on the Preferred Trust Securities issued by the Trust are payable quarterly at a rate equal to the interest rate being earned by the Trust on the Debentures held by that Trust. The Preferred Trust Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Debentures. The Company has entered into an agreement, which fully and unconditionally guarantees the Preferred Trust Securities subject to the terms of the guarantee. The Debentures held by the Trust are first redeemable, in whole or in part, by the Company on September 26, 2008.

         In the fourth quarter of 2003, as a result of applying the provisions of FIN 46R, governing when an equity interest should be consolidated, the Company was required to deconsolidate the subsidiary Trust from its financial statements. The deconsolidation of the net assets and results of operations of the Trust had virtually no impact on the Company's financial statements or liquidity position since the Company continues to be obligated to repay the Debentures held by the Trust and guarantees repayment of the Preferred Trust Securities issued by the Trust. The consolidated debt obligation related to the Trust increased from $10 million to $10.3 million upon

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         deconsolidation with the difference representing the Company's common ownership interest in the Trust.

         The Preferred Trust Securities held by the Trust qualify as Tier 1 capital for the Company under Federal Reserve Board guidelines. As a result of the issuance of FIN 46R, the Federal Reserve Board is currently evaluating whether deconsolidation of the Trust will affect the qualification of the capital securities as Tier 1 capital.

         Consolidated debt obligations related to a subsidiary Trust holding solely Debentures of the Company follows:

                                                               DECEMBER 31,
                                                                  2003
         LIBOR + 2.95% junior subordinated
         debentures owed to First South Preferred
         Trust I due September 26, 2033                        $10,000,000

         LIBOR + 2.95% junior subordinated
         debentures owed to First South Preferred
         Trust I due September 26, 2033                            310,000
                                                               -----------

         Total junior subordinated debentures
             owed to unconsolidated subsidiary trust           $10,310,000
                                                               ===========

21.      SUBSEQUENT EVENT (UNAUDITED)

         On February 20, 2004, the Company completed the acquisition of two Central Carolina Bank (CCB) retail banking locations. This acquisition was accounted for using the purchase method of accounting and the Bank assumed the deposits of the two CCB branches for a premium of approximately 1.5% of the assumed deposits.

         The fair value of assets, including identifiable intangible assets, and liabilities assumed were as follows (in thousands):

         Loans receivable                                      $  2,212
         Premises and equipment                                      75
         Identifiable intangible assets                             314
         Deposits                                               (18,373)
                                                               --------

         Net cash paid (received) for acquisitions             $(15,772)
                                                               ========

                                                BOARD OF DIRECTORS
LINLEY H. GIBBS, JR.           FREDERICK N. HOLSCHER           EDMUND T. BUCKMAN, JR.         FREDERICK H. HOWDY
CHAIRMAN                       VICE CHAIRMAN                   Retired                        President
Retired                        Partner                         Washington, NC                 Drs. Freshwater & Howdy, P.A.
Washington, NC                 Rodman, Holscher, Francisco,                                   Washington, NC
                               & Peck, P.A.
                               Washington, NC

CHARLES E. PARKER, JR.         H. D. REAVES, JR.               MARSHALL T. SINGLETON          THOMAS A. VANN
Senior Vice President          Former President and            Co-Owner                       President and
Robinson & Stith Insurance     Chief Executive Officer         B. E. Singleton & Sons         Chief Executive Officer
New Bern, NC                   Home Federal Savings &          Washington, NC                 First South Bank
                               Loan                                                           Washington, NC
                               Fayetteville, NC

                                                     EXECUTIVE OFFICERS

THOMAS A. VANN                 JACK L. ASHLEY                  WILLIAM L. WALL                MARY R. BOYD
President and                  Senior Executive Vice President Executive Vice President       Executive Vice President
Chief Executive Officer        Chief Operating Officer         Chief Financial Officer and    Loan Servicing
                                                               Secretary

ANNE R. COREY                  SHERRY L. CORRELL               PAUL S. JABER                  KRISTIE W. HAWKINS
Executive Vice President       Executive Vice President        Executive Vice President       Treasurer
Chief Credit Officer           Deposit Operations              Mortgage Operations            Controller

                                                  AREA EXECUTIVES

ROBERT E. BRANCH               JAMES F. BUCKMAN, IV            G. LEONARD PITTMAN, JR.        DONNIE L.G. BUNN
Senior Vice President          Senior Vice President           Senior Vice President          President
Area Executive                 Area Executive                  Area Executive                 First South Leasing, LLC.
Triangle Region                Pamlico/Albemarle Region        Tar River Region               Washington

                                             CITY & BRANCH EXECUTIVES

ALAN AVANT                     GEORGE R. HAMILTON              RUSSELL A. LAY                 PHILIP W. MCCUMBEE
Senior Vice President          Senior Vice President           Senior Vice President          Senior Vice President
City Executive                 Branch Executive                City Executive                 Branch Executive
Lumberton                      Rocky Mount                     Kill Devil Hills               Tarboro

DONALD B. STRICKLAND           GUY P. WILLIAMS JR.             T. SCOTT LEWIS                 D. MARK POPE
Senior Vice President          Senior Vice President           Vice President                 Vice President
City Executive                 City Executive                  Branch Executive               City Executive
Greenville                     New Bern                        Rocky Mount                    Kinston

HECTOR N. RAY                  CLYDE F. SWANNER JR.            WILLIAM T. WRENN
Vice President                 Vice President                  Vice President
City Executive                 City Executive                  City Executive
Fayetteville/Hope Mills        Washington/Chocowinity          Elizabeth City

                               FIRST SOUTH BANK OFFICE LOCATIONS
CHOCOWINITY                             LUMBERTON                                RALEIGH
2999 Highway 17 South                   600 North Chestrnut Street               4800 Six Forks Road
252-940-4970                            910-739-3274                             919-783-5222

ELIZABETH CITY                          3000 North Elm Street                    TARBORO
604 East Ehringhaus Street              910-608-5031                             100 East Hope Lodge Street
252-335-0848                                                                     252-823-0157
                                        NEW BERN
FAYETTEVILLE                            202 Craven Street                        WASHINGTON
241 Green Street                        252-636-2997                             1311 Carolina Avenue
910-438-3681                                                                     252-946-4178
                                        1725 Glenburnie Road
3107 Raeford Road                       252-636-3569                             300 North Market Street
910-484-2116                                                                     252-940-4945
                                        2019 South Glenburnie Road
GREENVILLE                              252-637-1111                             1328 John Small Avenue
301 East Arlington Boulevard                                                     252-940-5000
252-321-2600                            ROCKY MOUNT
                                        300 Sunset Avenue                        CREDIT ADMINISTRATION
3040 South Evans Street                 252-972-9661                             239 West Main Street
252-353-3112                                                                     252-946-4178
                                        2901 Sunset Avenue
HOPE MILLS                              252-451-1259                             OPERATIONS CENTER
3103 North Main Street                                                           220 Creekside Drive
910-423-0952                            1378 Benvenue Road                       252-946-4178
                                        252-442-8375
KILL DEVIL HILLS                                                                 FIRST SOUTH LEASING, LLC
1906 South Croatan Drive                450 North Winstead Avenue                239 West Main Street
252-441-9935                            252-937-1900                             252-946-4178

KINSTON                                 3635 North Halifax Road
2430 Heritage Street                    252-451-8700
252-523-9449                            (In Smith's Red & White/Dortches)

                             FIRST SOUTH BANK ATM* LOCATIONS

CHOCOWINITY                             HOPE MILLS                               RALEIGH
2999 Highway 17 South                   3103 North Main Street                   4800 Six Forks Road

ELIZABETH CITY                          KILL DEVIL HILLS                         ROCKY MOUNT
604 East Ehringhaus Street              1906 South Croatan Highway               300 Sunset Avenue
                                                                                 2901 Sunset Avenue
FAYETTEVILLE                            KINSTON                                  1378 Benvenue Road
241 Green Street                        2430 Heritage Street                     450 North Winstead Avenue
3107 Raeford Road                                                                3635 North Halifax Road
                                        LUMBERTON
GREENVILLE                              3000 North Elm Street                    TARBORO
301 East Arlington Boulevard            3551 Fayetteville Road                   1202 Western Boulevard
3040 South Evans Street
                                        NEW BERN                                 WASHINGTON
                                        1725 Glenburnie Road                     1311 Carolina Avenue
                                        2019 South Glenburnie Road               300 North Market Street
                                                                                 1328 John Small Avenue

-------------------------------
*Member FDIC
*Member of Star and Cirrus ATM Networks

                     FIRST SOUTH BANK PRODUCTS AND SERVICES

PERSONAL BANKING SERVICES                         COMMERCIAL BANKING SERVICES
CHECKING ACCOUNTS:                                CHECKING ACCOUNTS:
     Free Basic Checking                               Business Free Checking
     Free Senior Checking (age 50 and over)            Business Interest Checking
     Basic Checking II                                 Commercial Checking
     Executive Checking                                Commercial Money Market Checking
     Preferred Checking                                Simple Business Checking
     Money Market Checking                             Simple Business Plus Checking

LENDING SERVICES:                                 LENDING SERVICES:
     Consumer Loans                                    Commercial Real Estate Loans
     Home Equity Loans                                 Commercial Business Loans
     Mortgage Loans                                    SBA Loans
     FHA/VA Financing                                  Lines of Credit
     Reserve Lines
     VISA Credit Services                         OTHER COMMERCIAL BANKING SERVICES:
                                                       Cash Management Sweep Products
SAVINGS ACCOUNTS:                                      Total Treasury Manager
     Regular Savings                                   VISA Merchant Services
     Custodial Savings                                 Letters of Credit
                                                       Night Depository Wire Transfers
OTHER PERSONAL BANKING SERVICES:                       Cash Services (Coin and Currency)
     AccessLine 24-Hour Telephone Banking
     Automated Teller Machines (ATMs)
     24-Hour Banking Cards (ATM)
     Certificates of Deposit
     Individual Retirement Accounts
     VISA CheckCards
     Online Banking
     Bill Pay
     Drive-Thru Windows
     Night Depository
     Safe Deposit Boxes
     Wire Transfers

OTHER FINANCIAL SERVICES

FIRST SOUTH LEASING, LLC                          UVEST INVESTMENT SERVICES

Through the efforts of First South Leasing,       Through a partnership with UVEST Investment
LLC, a wholly owned subsidiary of First South     Services, First South Bank now offers
Bank, the service of equipment leasing is made    investment services. UVEST, which is
available to the commercial markets of North      headquartered in Charlotte, North Carolina, is
Carolina, South Carolina, and Virginia. First     a registered securities broker-dealer and a
South Leasing, LLC specializes in tax and         member of the National Association of
non-tax equipment leasing. Recognizing the        Securities Dealers (NASD) and the Securities
growing presence of equipment leasing in the      Investors Protection Corporation (SIPC), as
banking sector, First South Bank applies its      well as the Securities Industry Association
resources to meet this demand. To find out        (SIA).
more, call toll-free at 1-800-845-6576.
                                                  With an appointment, an investment consultant
Advantages of Leasing include:                    can be available at any First South Bank
o    Leasing frees working capital for other      location for a free, no obligation
     uses.                                        consultation. Discuss a full range of
o    Leasing offers fixed payments.               brokerage services including financial
o    Properly structured lease payments are       analysis, professional money management,
     100% tax deductible as a business            stocks, bonds, mutual funds, annuities, and
     expense.                                     more. For more information, contact Steve
o    Leasing provides a hedge against             Wiggins (252-946-4178) or Tony Russ
     inflation: by paying off a lease with        (252-451-0867), Investment Consultants, or
     tomorrow's dollars, a business can           call toll-free at 1-800-946-4178.
     replace leased equipment before
     obsolescence reduces efficiency and          ---------------------------------------------
     profits.                                     Investment products are not FDIC insured, are
                                                     not bank guaranteed, and may lose value.
                                                  ---------------------------------------------

                             STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
     First South Bancorp, Inc.           Telephone:  252-946-4178
     1311 Carolina Avenue                      Fax:  252-946-3873
     Washington, NC  27889                  E-mail:  info@firstsouthnc.com
                                           Website:  www.firstsouthnc.com

STOCK LISTING INFORMATION
The Company's common stock is listed and trades on the Nasdaq Stock Market under the symbol FSBK. As of March 5, 2004, there were 900 stockholders of record.

STOCK PRICE INFORMATION
The following is the high and low trading price information and dividends declared per share for the periods indicated.

         Quarter Ended                   High        Low        Dividends
         -------------                   ----        ---        ---------
         March 31, 2002         (1)     $26.00      $22.33         $.17
         June 30, 2002                   40.00       25.60          .17
         September 30, 2002              37.97       34.25          .17
         December 31, 2002               36.51       33.35          .17

         March 31, 2003                  36.74       32.60          .20
         June 30, 2003                   34.60       30.87          .20
         September 30, 2003              39.48       32.09          .20
         December 31, 2003               37.75       32.20          .20
         ________________
         (1) Adjusted for three-for-two stock split on April 19, 2002.

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

ANNUAL MEETING
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 20, 2004 at 11:00 a.m., at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

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
                                   Washington, DC 20036

               First South Bancorp
               ===================
               -------------------
               1311 Carolina Avenue
               P.O. Box 2047
               Washington, North Carolina 27889
               (252)946-4178 Fax (252)946-3873
               www.firstsouthnc.com