Form 10-K, Exhibit 13
period 2004-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2005-03-14
CIK 1027183

Exhibit 13

                                                              2004 Annual Report







First South Bancorp
===================

                                TABLE OF CONTENTS

Letter to Stockholders                                                         1

Selected Consolidated Financial Information and Other Data                     2

Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                             3

Report of Independent Registered Public Accounting Firm                       14

Consolidated Statements of Financial Condition                                15

Consolidated Statements of Operations                                         16

Consolidated Statements of Changes in Stockholders' Equity                    17

Consolidated Statements of Cash Flows                                         18

Notes to Consolidated Financial Statements                                    19

Board of Directors                                                            39

Executive Officers                                                            39

Area Executives                                                               39

City & Branch Executives                                                      39

First South Bank Office Locations                                             40

First South Bank ATM Locations                                                40

First South Bank Products and Services                                        41

Stockholder Information                                                       42

                                MISSION STATEMENT

         "Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

It is a pleasure to present the 2004 operating results for First South Bancorp ("First South"). It was an excellent year with earnings setting a new record. Our strategies have yielded significant results and we are encouraged about the company's future.

For the year ended December 31, 2004, we reported record earnings of $11.7 million representing a 2.6% increase over the $11.4 million earned for the year ended December 31, 2003. The significance of these earnings reflected the Bank's ability to replace the mortgage banking revenue achieved in 2003 by restructuring the Bank's earning assets. Diluted earnings per share increased 3.5% to $1.79 per share compared to $1.73 per share for the year ended 2003. Our 2004 earnings produced a return on average assets of 1.64% and a return on average stockholders' equity of 20.50%. Our financial position remains strong.

The year ended December 31, 2004 was an eventful one for First South and First South Bank (the "Bank"). The Bank completed the purchase of two full service branch offices, began construction on a new facility in Greenville, North Carolina and opened two new loan production offices, allowing us to better serve the banking needs in our growing market area. During 2004, the Board of Directors declared a three-for-two stock split, increased the quarterly cash dividend payment rate by 27.5%, and when combined with the appreciation in market price of our common stock, resulted in an 8.2% total return to our shareholders. We received national and statewide recognition for our operating efficiency, net interest margin growth, and various operating performance ratios including return on average equity, return on capital, net interest margin and total five year return from American Banker, ABA Banking Journal, U.S. Banker and Business North Carolina.

Our primary strategy is to focus on enhancing the franchise value of First South. We are committed to building a high performance bank, which provides superior returns to its stockholders. We will continue to restructure the assets and liabilities of the Bank in order to meet the demands of a changing world. There will be a greater emphasis on providing superior customer service and products that meet the needs of our customers such as Business Free Checking. The consolidation of our industry will continue and this will create significant opportunities for First South. We will continue to look for acquisition opportunities and will expand our branch operations into new markets.

I want to pay tribute to the dedicated employees who do so much to help us be successful. Through their hard work and dedication this Bank has done good deeds in the communities it serves and has enhanced shareholder value.

Each member of your Board of Directors along with our officers and employees join me in thanking you for your support and business relationship. As always, we welcome your suggestions and comments.

                                                      Sincerely,


                                                      Tom Vann
                                                      President and
                                                      Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                    At or For the Years Ended December 31, 2004, 2003 and 2002,
                                                            Three Months Ended December 31, 2001, and
                                                               Years Ended September 30, 2001 and 2000
                                             ----------------------------------------------------------------------------
                                             12/31/04      12/31/03     12/31/02     12/31/01     9/30/01      9/30/00
                                             ----------   -----------  -----------  -----------  -----------  -----------
                                                               (dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets                                 $ 721,231    $  675,836   $  628,473   $  549,318   $  541,195   $  559,719
Loans receivable, net                          631,816       553,200      490,914      405,613      374,087      366,210
Cash and investment securities                  52,997        84,996       90,259       75,745       95,191       59,927
Mortgage-backed securities                       9,209        11,715       23,526       43,904       48,603      108,519
Deposits                                       628,537       583,173      526,327      475,589      471,939      471,942
Borrowings                                      25,102        29,648       38,195        5,441        4,909       30,388
Stockholders' equity                            59,695        55,164       50,100       51,031       50,769       44,835

Selected Operations Data
Interest income                              $  40,180    $   36,905   $   36,826   $    9,467   $   42,159   $   36,865
Interest expense                                 9,692        10,186       12,473        4,092       22,168       19,013
                                             ----------   -----------  -----------  -----------  -----------  -----------
Net interest income                             30,488        26,719       24,353        5,375       19,991       17,852
Provision for loan losses                          968           988        1,756            0          830          977
Noninterest income                               8,750        10,502        8,462        1,625        6,776        3,432
Noninterest expenses                            19,592        17,979       16,337        3,832       16,047       14,100
ESOP Termination                                     0             0            0        3,143            0            0
                                             ----------   -----------  -----------  -----------  -----------  -----------
Income before income taxes                      18,678        18,254       14,722           25        9,890        6,207
Income taxes                                     6,966         6,841        5,210        1,165        4,060        2,658
                                             ----------   -----------  -----------  -----------  -----------  -----------
Net income (loss)                            $  11,712    $   11,413   $    9,512   $   (1,140)  $    5,830   $    3,549
                                             ==========   ===========  ===========  ===========  ===========  ===========
Earnings (loss) per share - basic      (1)   $    1.87    $     1.83   $     1.45   $    (0.17)  $     0.89   $     0.51
Earnings (loss) per share - diluted    (1)        1.79          1.73         1.37        (0.17)        0.87         0.51
Dividends per share                    (1)        0.68          0.52         0.44         0.08         0.30         0.22

Selected Financial Ratios and Other Data
Performance Ratios:
Return on average assets               (2)        1.64 %        1.76 %       1.64 %         NM %       1.06 %       0.76 %
Return on average equity               (2)       20.50         22.06        18.39           NM        12.31         7.71
Interest rate spread                              4.63          4.46         4.43         4.05         3.67         3.73
Net interest margin                               4.66          4.49         4.54         4.24         3.90         4.05
Average earning assets/average
  interest bearing liabilities                  116.63        114.16       116.03       116.27       114.06       115.51
Noninterest expense/average assets     (2)        2.75          2.77         2.81           NM         2.92         3.03
Efficiency ratio                       (2)       49.87         48.30        49.79           NM        59.95        66.25
Dividend payout ratio                  (2)       36.36         29.09        31.19           NM        33.33        40.35

Quality Ratios:
Nonperforming assets/total assets                 0.34 %        0.41 %       0.31 %       0.35 %       0.29 %       0.33 %
Nonperforming loans/total loans                   0.37          0.47         0.31         0.31         0.28         0.45
Loan loss reserves/total loans                    1.30          1.36         1.40         1.31         1.42         1.39
Provision for loan losses/total loans             0.15          0.18         0.36         0.00         0.22         0.27

Capital Ratios and Other Data:
Equity/total assets, end of period                8.28 %        8.16 %       7.97 %       9.29 %       9.38 %       8.02 %
Average equity/average assets                     8.02          7.96         8.90         9.33         8.62         9.89
Full service offices                                25            22           21           20           19           17
Loans serviced for others                    $ 277,252    $  288,917   $  262,504   $  274,240   $  295,216   $  300,006

--------------
(1) Adjusted for three-for-two stock splits on April 23, 2004 and April 19,
    2002.
(2) Due to a one-time ESOP terminination charge of $3,143,467 during the 12/31/01 period, certain ratios and percentages presented are considered not meaningful (NM) for comparison with other periods presented and therefore are not included herein.

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

STOCK SPLIT. On April 23, 2004 the Company paid a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record as of April 2, 2004. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

LIQUIDITY AND CAPITAL RESOURCES. The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from loan and securities sales, and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and loan prepayments are influenced by interest rates, economic conditions and local competition. The Bank's primary investing activity is the origination of commercial, consumer and mortgage loans and lease financing receivables. During fiscal 2004 and 2003, originations of loans held for sale and investment, net of principal repayments, were $117.5 million and $206.8 million, respectively. The Bank's primary financing activities are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

The levels of cash and cash equivalents depend on the Bank's operating, financing, lending and investing activities during any given period. At December 31, 2004 and 2003, cash and cash equivalents totaled $20.9 million and $34.9 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. Investment and mortgage-backed securities available for sale totaled $38.7 million at December 31, 2004 and $61.8 million at December 31, 2003. During the years ended December 31, 2004 and 2003, the Bank sold or exchanged real estate loans of $40.5 million and $145.8 million, respectively. Borrowings consisting of FHLB advances, junior subordinated debentures and retail repurchase agreements were $25.1 million at December 31, 2004 compared to $29.6 million at December 31, 2003. The Bank has pledged its FHLB Atlanta stock and certain loans as collateral for actual or potential FHLB advances. The FHLB has established a credit availability for the Bank at 20% of the Bank's total assets. At December 31, 2004 the Bank had an additional $133.7 million of credit availability with the FHLB.

During fiscal 2003, the Company completed the private placement in a pooled offering of $10,000,000 of trust preferred securities, issued by First South Preferred Trust I, a Delaware statutory trust. The trust preferred securities bear interest at a rate of 2.95% over three-month LIBOR payable quarterly, have a 30-year maturity and are redeemable after 5 years with certain exceptions. For regulatory purposes, the $10.0 million total of trust preferred securities qualifies as Tier 1 capital for the Company and the Bank, in accordance with regulatory reporting requirements. Proceeds from the trust preferred securities were used by the statutory trust to purchase junior subordinated debentures issued by the Company. For additional information, see Note 19 of Notes to Consolidated Financial Statements.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards. The Bank's stand-alone equity was $68.1 million at December 31, 2004, compared to $64.1 million at

December 31, 2003. The Commissioner requires the Bank to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all regulatory capital requirements at December 31, 2004 and 2003.

At December 31, 2004, stockholders' equity was $59.7 million, compared to $55.2 million at December 31, 2003. Net income for fiscal 2004 was $11.7 million, compared to $11.4 million for fiscal 2003. At December 31, 2004 there were 6,264,676 shares of common stock outstanding, net of 1,735,324 treasury shares.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS. In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows. Table 1 below reflects contractual obligations of the Company outstanding as of December 31, 2004.

TABLE 1 - CONTRACTUAL OBLIGATIONS AND COMMITMENTS

                                                                     Payments Due by Period
                                          -------------------------------------------------------------------------
                                                         Less Than                                         Over
    Contractual Obligations                   Total         1 Year        1-3 Years       4-5 Years       5 Years
----------------------------------        ------------   ------------   ------------   -------------   ------------
                                                                       (In thousands)
Borrowed money                            $     14,792   $      4,292   $     10,500   $          --   $         --
Junior subordinated debentures                  10,310             --             --              --         10,310
Lease obligations                                1,251            354            599             273             25
Deposits                                       628,537        539,589         67,208          21,740             --
                                          ------------   ------------   ------------   ----------------------------

     Total contractual cash obligations   $    654,890   $    544,235   $     78,307   $      22,013   $     10,335
                                          ============   ============   ============   =============   ============

                                                           Amount of Commitment Expiration Per Period
                                          -------------------------------------------------------------------------
                                              Total
                                             Amounts       Less than                                       Over
       Other Commitments                    Committed       1 Year        1-3 Years       4-5 Years       5 Years
----------------------------------        ------------   ------------   ------------   -------------   ------------
                                                                         (In thousands)
Commitments to originate loans            $    166,297   $    141,959   $     24,338   $          --   $         --
Undrawn balances on lines of credit and
   undrawn balances on credit reserves          58,314          2,647          3,905           3,042         48,720
Standby letters of credit                        3,661          3,661             --              --             --
                                          ------------   ------------   ------------   -------------   ------------

     Total other commitments              $    228,272   $    148,267   $     28,243   $       3,042   $     48,720
                                          ============   ============   ============   =============   ============

In the normal course of business, the Company may enter into purchase agreements for goods or services. In management's opinion, the dollar amount of such agreements at December 31, 2004 is not material and has not been included in Table 1 above.

ASSET/LIABILITY MANAGEMENT. The Bank strives to maintain consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also impact interest income and interest expense. The Bank's net interest income will generally increase when interest rates rise over an extended period of time, and conversely, will decrease when interest rates decline. The Bank can significantly influence its net interest income by controlling the increases and decreases in its interest income and interest expense, which are caused by changes in market interest rates. See Table 2 below for additional information on the effects of net interest income caused by changes in interest rates.

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

A principal strategy in managing the Bank's interest rate risk has been to increase interest sensitive assets such as commercial loans, lease financing receivables and consumer loans. At December 31, 2004, the Bank had $475.4 million of commercial loans and lease receivables and $98.4 million of consumer loans, compared to $399.5 million and $89.5 million, respectively, at December 31, 2003. The Bank had $6.0 million of loans held for sale at December 31, 2004, compared to $10.9 million at December 31, 2003. Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market. In managing its portfolio of investment securities, a majority of investment and mortgage-backed securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $38.7 million of investment and mortgage-backed securities classified as available for sale at December 31, 2004, compared to $61.8 million at December 31, 2003.

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

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Board has adopted an interest rate risk policy that establishes maximum increases in NPV of 17%, 36% and 56% and decreases in NPV of 15%, 36% and 61% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 2 below presents the Bank's projected changes in NPV and net interest income in the event of sudden and sustained increases or decreases in market interest rates for the various rate shock levels at December 31, 2004. At December 31, 2004, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board.

TABLE 2 - PROJECTED CHANGE IN NPV AND NET INTEREST INCOME

                   Net Portfolio Value                             Net Interest Income
 Change            -------------------                             -------------------
in Rates     $ Amount  $ Change     % Change               $ Amount   $ Change      % Change
--------     --------  --------     --------               --------   --------      --------
                                         (Dollars in thousands)
+ 300  bp    $95,241   $ 8,560         9.9%                 $38,172     $6,691          21.3%
+ 200  bp     93,199     6,518         7.5                   35,927      4,446          14.1
+ 100  bp     90,440     3,759         4.3                   33,727      2,246           7.1
Base          86,681        --          --                   31,481         --            --
- 100  bp     84,041    (2,640)       (3.0)                  29,181     (2,300)         (7.3)
- 200  bp     80,982    (5,699)       (6.6)                  26,979     (4,502)        (14.3)
- 300  bp     77,582    (9,099)      (10.5)                  24,448     (7,033)        (22.3)

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

Certain shortcomings are inherent in the method of analysis presented in Table
2. For example, although certain assets and liabilities may have similar maturities to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Also, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an increase in interest rates.

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

Table 3 below represents the extent to which changes in interest rates and changes in the volume of average interest-earning assets and average interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. For each category of average interest-earning asset and average interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the changes in volume); and (iv) net change (total of the previous columns).

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

Table 4 below sets forth certain information relating to the Bank's Statements of Financial Condition and Statements of Operations for the years ended December 31, 2004, December 31, 2003 and December 31, 2002, reflecting the yield on average earning assets and the average cost of funds for the periods indicated. Average balances are derived from month end balances. The Bank does not believe that using month end balances rather than average daily balances has caused any material difference in the information presented.

TABLE 3 - RATE/VOLUME ANALYSIS

                                                     Year Ended December 31,                       Year Ended December 31,
                                      -------------------------------------------   ------------------------------------------
                                                         2004  vs.  2003                              2003  vs.  2002
                                      -------------------------------------------   ------------------------------------------

                                                  Increase (Decrease) Due to                    Increase (Decrease) Due to
                                      -------------------------------------------   ------------------------------------------
                                                                            (In thousands)
                                                              Rate/                                        Rate/
                                       Volume       Rate     Volume      Total       Volume      Rate      Volume     Total
                                      ---------   ---------  --------------------   ---------  ----------  -------------------
Interest income:
Loans receivable                        $4,853       $(430)     $(65)     $4,358      $5,737     $(3,586)   $(666)     $1,485
Investment securities                     (649)        123       (24)       (550)        (79)        (62)       1        (140)
Mortgage-backed securities                (478)        (47)       21        (504)     (1,057)       (126)      61      (1,122)
Other interest-earning assets              (34)          7        (2)        (29)       (114)        (52)      22        (144)
                                      ---------   ---------  --------  ----------   ---------  ----------  -------   ---------
   Total earning assets                  3,692        (347)      (70)      3,275       4,487      (3,826)    (582)         79
                                      ---------   ---------  --------  ----------   ---------  ----------  -------   ---------

Interest expense:
Deposits                                   477      (1,433)      (69)     (1,025)      1,275      (3,369)    (346)     (2,440)
FHLB advances                               62          68        49         179         184         (17)    (109)         58
Other interest-bearing liabilities         118         125       109         352          30          38       27          95
                                      ---------   ---------  --------  ----------   ---------  ----------  -------   ---------
   Total interest-bearing liabilities      657      (1,240)       89        (494)      1,489      (3,348)    (428)     (2,287)
                                      ---------   ---------  --------  ----------   ---------  ----------  -------   ---------
Change in net interest income           $3,035        $893     $(159)     $3,769      $2,998       $(478)   $(154)     $2,366
                                      =========   =========  ========  ==========   =========  ==========  =======   =========

                                                   Year Ended December 31,
                                      -------------------------------------------
                                                      2002  vs.  2001
                                      -------------------------------------------

                                                 Increase (Decrease) Due to
                                      -------------------------------------------
                                                       (In thousands)
                                                              Rate/
                                       Volume       Rate     Volume      Total
                                      ---------   ---------  --------  ----------
Interest income:
Loans receivable                        $5,280     $(5,454)    $(902)    $(1,076)
Investment securities                       90         (97)       (3)        (10)
Mortgage-backed securities              (1,858)       (120)       54      (1,924)
Other interest-earning assets             (372)       (281)      133        (520)
                                      ---------   ---------  --------  ----------
   Total earning assets                  3,140      (5,952)     (718)     (3,530)
                                      ---------   ---------  --------  ----------

Interest expense:
Deposits                                   366      (7,300)     (141)     (7,075)
FHLB advances                             (241)       (174)      137        (278)
Other interest-bearing liabilities         (21)        (83)       13         (91)
                                      ---------   ---------  --------  ----------
   Total interest-bearing liabilities      104      (7,557)        9      (7,444)
                                      ---------   ---------  --------  ----------
Change in net interest income           $3,036      $1,605     $(727)     $3,914
                                      =========   =========  ========  ==========

TABLE 4 - YIELD/COST ANALYSIS

                                        Year Ended December 31,        Year Ended December 31,       Year Ended December 31,
                                      ----------------------------   ----------------------------  ----------------------------
                                                  2004                           2003                          2002
                                      ----------------------------   ----------------------------  ----------------------------
                                                                               (In thousands)
                                                           Average                        Average                        Average
                                      Average              Yield/     Average             Yield/    Average              Yield/
                                      Balance   Interest    Cost      Balance   Interest   Cost     Balance    Interest   Cost
                                      --------  --------- --------   --------- --------- --------  ---------  --------  -------
Interest earning assets:
Loans receivable  (1)                $597,260    $36,752     6.15 %  $519,461   $32,394     6.24 % $438,148   $30,909     7.05 %
Investment securities                  42,881      2,771     6.46      53,302     3,321     6.23     54,542     3,461     6.35
Mortgage-backed securities              9,927        565     5.69      17,949     1,069     5.96     34,679     2,191     6.32
Other interest-earning assets           3,586         92     2.57       5,002       121     2.42      8,812       265     3.01
                                     --------  --------- --------   --------- --------- --------  ---------  --------  -------
     Total earning assets             653,654     40,180     6.15     595,714    36,905     6.20    536,181    36,826     6.87
                                                --------- --------             --------- --------             --------  -------

Nonearning assets                      58,511                          54,064                        44,896
                                     --------                       ---------                     ---------
     Total assets                    $712,165                        $649,778                      $581,077
                                     ========                       =========                     =========

Interest bearing liabilities:
Time deposits                        $347,217      7,734     2.23    $333,532     8,567     2.57   $306,636    10,261     3.35
Demand deposits                       158,543      1,172     0.74     149,965     1,359     0.91    130,245     2,001     1.54
Savings                                21,553         33     0.15      19,726        38     0.19     19,431       142     0.73
FHLB advances                          19,108        265     1.39      11,092        86     0.78      1,469        28     1.90
Junior subordinated debentures         10,310        448     4.48       3,077       108     3.51          0         0     0.00
Repurchase agreements                   4,019         40     1.00       4,432        28     0.63      4,344        41     0.94
                                     --------  --------- --------   --------- --------- --------  ---------  --------  -------
 Total interest-bearing liabilities   560,750      9,692     1.73     521,824    10,186     1.95    462,125    12,473     2.68

Noninterest bearing demand deposits    78,996          0     0.00      64,776         0     0.00     48,551         0     0.00
                                     --------  --------- --------   --------- --------- --------  ---------  --------  -------
 Total sources of funds               639,746      9,692     1.52     586,600    10,186     1.74    510,676    12,473     2.44
                                               --------- --------             --------- --------             --------  -------

Other liabilities and stockholders'
  equity:
Other liabilities                      15,288                          11,436                        18,683
Stockholders' equity                   57,131                          51,742                        51,718
                                     --------                       ---------                     ---------
 Total liabilities and
   stockholders' equity              $712,165                        $649,778                      $581,077
                                     ========                       =========                     =========
Net interest income                              $30,488                        $26,719                       $24,353
                                               =========                      =========                      ========
Interest rate spread (2)                                     4.63 %                         4.46 %                        4.43 %
                                                         ========                       ========                       =======
Net yield on earning assets (3)                              4.66 %                         4.49 %                        4.54 %
                                                         ========                       ========                       =======

Ratio of earning assets to interest
  bearing liabilities                                      116.63 %                       114.16 %                      116.03 %
                                                         ========                       ========                       =======

---------------------------------
(1) Includes classified loans.
(2) Represents the difference between the yield on earning assets and the average cost of funds.
(3) Represents the net interest income divided by average earning assets.

RESULTS OF OPERATIONS

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003

Total assets increased 6.7% to $721.2 million at December 31, 2004 from $675.8 million at December 31, 2003. Earning assets increased 8.6% to $676.0 million at December 31, 2004 from $617.7 million at December 31, 2003, reflecting growth in the loan and leases receivable portfolio and the purchase of two full service banking office. Earning assets were 93.7% of total assets at December 31, 2004, compared to 91.4 % at December 31, 2003.

Loans and lease receivables, net of loan loss reserves and deferred loan fees, increased 14.2% to $631.8 million at December 31, 2004 from $553.2 million at December 31, 2003. The Bank continues to emphasize the origination of both secured and unsecured commercial and consumer loans, in order to take advantage of shorter terms to maturity in managing its exposure to market and interest rate risk due to changes in interest rates. The Bank also sells selected mortgage loans in the secondary mortgage market in order to reduce interest rate and credit risk, while retaining servicing to generate additional fee income. Fiscal year 2003 was a more advantageous period for selling mortgage loans than fiscal year 2004, due to increased origination and refinance volumes during fiscal 2003 caused primarily by declining interest rates.

Commercial loans and lease receivables increased 19.0% to $475.4 million at December 31, 2004 from $399.5 million at December 31, 2003. Consumer loans increased 9.9% to $98.4 million at December 31, 2003 from $89.5 million at December 31, 2002. This growth reflects the Bank's emphasis of structuring itself as a commercial banking entity. Commercial and consumer loans and lease receivables originations increased to $394.1 million during fiscal 2004, from $373.3 million during fiscal 2003.

Residential real estate mortgage loans declined 7.4% to $67.5 million at December 31, 2004 from $72.9 million at December 31, 2003, reflecting the volume of loan sales, net of origination volume. The Bank sold $37.6 million of mortgage loans during fiscal 2004, compared to $136.8 million during fiscal 2003. Fiscal 2003 provided a better environment for selling loans due to increased origination and refinance volumes caused primarily by declining interest rates. Loans serviced for others were $277.3 million at December 31, 2004, compared to $288.9 million at December 31, 2003. During fiscal 2004, the Bank originated $115.8 million of residential mortgage loans, compared to $172.4 million during fiscal 2003.

Investment and mortgage-backed securities declined 33.2% to $41.3 million at December 31, 2004, from $61.8 million at December 31, 2003. During 2004, $16.0 million of investment and mortgage-backed securities maturities were used to fund loan originations and banking operations, compared to $4.0 million of maturities used in 2003. The Bank securitized $2.8 million of mortgage loans into mortgage-backed securities in fiscal 2004, compared to $9.0 million securitized in fiscal 2003, and the Bank sold $2.3 million of mortgage-backed securities during the 2004, compared to $10.2 million sold during fiscal 2003.

Pursuant to the adoption new accounting standards, the Company has discontinued the amortization of goodwill related to prior period acquisitions. Goodwill related to prior period acquisitions was $4.2 million at December 31, 2004 and 2003. The remaining unamortized balance of the Company's goodwill is tested for impairment at least annually. The Company has performed its annual impairment test and has determined that there has been no impairment of goodwill as of December 31, 2004 and 2003.

Deposits increased 7.8% to $628.5 million at December 31, 2004 from $583.2 million at December 31, 2003. Certificates of deposit increased 10.5% to $370.2 million at December 31, 2004 from $335.0 million at December 31, 2003. The Bank continued to market lower cost core deposits during 2004, resulting in net checking account growth of 3.7% to $236.3 million at December 31, 2004 from $227.9 million at December 31, 2003. The Bank manages its cost of deposits by constantly monitoring the volume and rates being paid on maturing certificates of deposits in relationship to current funding needs and competitive market interest rates. During fiscal 2004 and 2003, the Bank repriced higher costing certificates of deposits at lower rates, and combined with the growth of lower costing checking accounts, has provided an effective means of managing its deposit cost.

Total borrowings were $25.1 million at December 31, 2004 compared to $29.6 million at December 31, 2003. FHLB advances and junior subordinated debentures were $20.8 million at December 31, 2004, compared to $26.3 million at December 31, 2003. Borrowings in the form of repurchase agreements were $4.3 million at December 31, 2004, compared to $3.3 million at December 31, 2003, representing funds held in cash management accounts for commercial banking customers.

Stockholders' equity was $59.7 million at December 31, 2004, compared to $55.2 million at December 31, 2003. The consolidated equity to assets ratio was 8.3% and 8.2% at December 31, 2004 and December 31, 2003, respectively. Accumulated other comprehensive income declined to $873,000 at December 31, 2004 from $2.3 million at December 31, 2003, reflecting a decrease in unrealized gains on available for sale securities resulting from an increase on interest rates and the sales and maturities of investment and mortgage-backed securities discussed above.

During the years ended December 31, 2004 and 2003, the Company declared four quarterly cash dividends each, totaling $0.68 and $0.52 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 36.4% for fiscal 2004 and 28.4% for fiscal 2003. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company, and general economic conditions.

Pursuant to stock repurchase programs adopted by the Company during fiscal years 2004 and 2003, the Company acquired 78,400 and 100,982 shares of its common stock, respectively, through both open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At December 31, 2004, treasury shares were 1,735,324 totaling $29.7 million, compared to 2,355,513 shares totaling $39.3 million at December 31, 2003. The Company will use the repurchased shares of its outstanding common stock for general corporate purposes including the future exercise of stock options and funding shares issued pursuant to potential future stock splits.

During fiscal 2004 and 2003, 84,983 and 131,107 shares, respectively, were issued on the exercise of stock options. In addition, during fiscal 2004, the Company used 628,610 treasury shares to issue common stock for a three-for-two stock split.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Net Income. Net income increased 2.6% to $11.7 million for the year ended December 30, 2004 from $11.4 million for the year ended December 31, 2003. Basic earnings per share increased 2.2% to $1.87 per share for the year ended December 31, 2004 from $1.83 per share for the year ended December 31, 2003. Diluted earnings per share increased 3.5% to $1.79 per share for the year ended December 31, 2004 from $1.73 per share for the year ended December 31, 2003. The average numbers of basic shares were 6,251,866 and 6,230,578 and the average numbers of diluted shares were 6,557,149 and 6,604,392, respectively, for the years ended December 31, 2004 and 2003.

Return on average assets and return on average equity were 1.6% and 20.5% respectively for fiscal 2004, compared to 1.8% and 22.1% for fiscal 2003.

Interest Income. Interest income increased 8.9% to $40.2 million for fiscal 2004 from $36.9 million for fiscal 2003. During 2004 the increase in interest income resulted primarily from the increase in the volume of interest-earning assets, enabling the Bank to maintain a more consistent level of interest income. The average balance of interest-earning assets increased 9.7% to $653.7 million for fiscal 2004, from $595.7 million for fiscal 2003. The yield on average interest-earning assets was 6.2% for 2004 and 2003, respectively.

Interest Expense. Interest expense declined 4.9% to $9.7 million for fiscal 2004 from $10.2 million for fiscal 2003. The decline in interest expense reflects a lower cost of average interest-bearing liabilities due to the general decline in interest rates, offset by a $4.4 million growth in noninterest-bearing checking accounts. The average balance of interest-bearing liabilities increased 7.4% to $560.4 million for fiscal 2004 from $521.8 million for fiscal 2003. The average balance of noninterest-bearing deposits increased 21.9% to $79.0 million for fiscal 2004 from $64.8 million for fiscal 2003. The average cost of funds (including noninterest-bearing deposits) was 1.5% for 2004, compared to 1.7% for 2003, reflecting a lower interest rate environment during 2004.

Net Interest Income. Net interest income increased 14.2% to $30.5 million for fiscal 2004 from $26.7 million for fiscal 2003. The increase in net interest income during 2004 is attributable to an increase in the volume of average interest-earning assets, lower interest rates on interest-bearing liabilities, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) was 4.7% for fiscal 2004, compared to 4.5% fiscal 2003. The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.6% for fiscal 2004, compared to 4.5% for fiscal 2003.

See Table 3 - Rate/Volume Analysis and Table 4 - Yield/Cost Analysis above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risk in the loan portfolio and past loan loss experience. The Bank provided $968,000 for loan losses during fiscal 2004, compared to $988,000 for fiscal 2003. These provisions were necessary to absorb losses in the loan portfolio and to support the inherent risks associated with the growth in commercial and consumer loans discussed above. The allowance for loan losses was $8.3 million at December 31, 2004 and $7.6 million at December 31, 2003, which the Bank believes is adequate. The ratio of the allowance for loan losses to total loans was 1.3% at December 31, 2004, compared to 1.4% at December 31, 2003.

The Bank uses an analytical approach through a classification of assets program to determine the adequacy of its loan loss allowance and the necessary provision for loan losses. The loan portfolio is reviewed on a quarterly basis and delinquent loans are individually analyzed. Consideration is given to the loan status, payment history, repayment ability, probability of repayment, and loan-to-value percentages. Loans are classified in appropriate categories applicable to their circumstances as a result of this review and analysis. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. The ratio of non-performing loans to total loans was .4% at December 31, 2004 and .5% at December 31, 2003.

Noninterest Income. Noninterest income declined 16.7% to $8.8 million for fiscal 2004 from $10.5 million for fiscal 2003. Other income consists of fees and service charges on loans and deposit accounts, gains from sales of loans and mortgage backed securities, and other miscellaneous income. Fees and service charges increased 11.2% to $6.5 million for fiscal 2004 from $5.8 million for fiscal 2003, reflecting the growth of the commercial and consumer loan portfolios and the growth in checking accounts during fiscal 2003. Servicing fee income on loans serviced for others increased 10.5% to $724,000 for fiscal 2004 from $656,000 for fiscal 2003.

Gains from sales of loans, investments and mortgage-backed securities declined 80.2% to $597,000 for fiscal 2003 from $3.0 million for fiscal 2003. During 2004 the Bank experienced much less dependence on gains from mortgage loan sales, unlike 2003, due to decreased origination and refinance volumes caused primarily by rising interest rates during the current year. The volume of loans and mortgage-backed securities sold during fiscal 2004 was $39.9 million, compared to $147.0 million sold during fiscal 2003. These sales provided liquidity necessary to support the Bank's operating, financing and lending activities, as well as enabling the Bank to manage its interest rate exposure.

Noninterest Expenses. Noninterest expenses increased 8.9% to $19.6 million for fiscal 2004 from $18.0 million in fiscal 2003. The Company's efficiency ratio (noninterest expenses divided by net interest income plus noninterest income) was 49.9% compared to fiscal 2004 from 48.3% for fiscal 2003.

The largest single component of these expenses is compensation and fringe benefits, which increased 13.2% to $12.0 million for fiscal 2004 from $10.6 million for fiscal 2003. Full-time equivalent employees increased to 250 at December 31, 2004 from 236 at December 31, 2003. This growth is due to additional personnel resulting from purchasing two full-service banking offices and administrative staff required to support the $45.4 million net growth in assets during fiscal 2004.

Data processing expense has grown proportionately with the growth in customer accounts and transaction activity primarily attributable to the growth in earning assets and deposits. Other noninterest expenses including advertising, deposit insurance, premises and equipment, payroll and other taxes, repairs and maintenance, and office expenses have also grown from period to period in conjunction with the growth in earning assets and deposit accounts.

Income Taxes. The provision for income taxes increased 1.8% to $7.0 million for fiscal 2004 from $6.8 million for fiscal 2003. The increase in provision for income taxes is primarily the result of the 2.3% increase of pretax earnings to $18.7 million for fiscal 2004 from $18.3 million for fiscal 2003. The change in the amount of income tax provisions also reflects changes in other pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period. The effective income tax rates for fiscal 2004 and 2003 were 37.3% and 37.5%, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Net Income. Net income increased 20.0% to $11.4 million for the year ended December 30, 2003 from $9.5 million for the year ended December 31, 2002. Diluted earnings per share increased 26.3% to $1.73 per share for the year ended

December 31, 2003 from $1.37 per share for the year ended December 31, 2002. The average number of diluted shares was 6,604,392 and 6,942,651, respectively, for the years ended December 31, 2003 and 2002. Return on average assets and return on average equity were 1.8% and 22.1% respectively for fiscal 2003, compared to 1.6% and 18.4% for fiscal 2002.

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

Interest Expense. Interest expense declined 18.3% to $10.2 million for fiscal 2003 from $12.5 million for fiscal 2002. The decline in interest expense on deposits and borrowings reflects a lower cost of average interest-bearing liabilities due to the general decline in interest rates, offset by a significant growth in noninterest-bearing checking accounts. The average balance of interest-bearing liabilities increased 12.9% to $521.8 million for fiscal 2003 from $462.1 million for fiscal 2002. The average balance of noninterest-bearing deposits increased 33.4% to $64.8 million for fiscal 2003 from $48.6 million for fiscal 2002. The average cost of funds was 1.7% for 2003, compared to 2.4% for 2002, reflecting a general decline in interest rates.

Net Interest Income. Net interest income increased 9.7% to $26.7 million for fiscal 2003 from $24.4 million for fiscal 2002. The increase in net interest income is primarily due to the changes in interest rates during 2003, an increase in the volume of average interest-earning assets, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets was 4.5% for both fiscal 2003 and fiscal 2002. The Bank's interest rate spread was 4.5% for fiscal 2003, compared to 4.4% for fiscal 2002. See Table 3 - Rate/Volume Analysis and Table 4 - Yield/Cost Analysis above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risk in the loan portfolio, past loan loss experience and current economic conditions. The Bank provided $988,000 for loan losses during fiscal 2003, compared to $1.8 million for fiscal 2002. These provisions were necessary to absorb losses in the loan portfolio and to support the risks associated with the 35.4% growth in commercial loan portfolio during fiscal 2003, and the overall increase in the loan portfolio. The allowance for loan losses was $7.6 million at December 31, 2003 and $7.0 million at December 31, 2002, which the Bank believes is adequate. The ratio of the allowance for loan losses to total loans was 1.4% at December 31, 2003 and December 31, 2002, respectively. The ratio of non-performing loans to total loans was .5% at December 31, 2003 and .3% at December 31, 2002.

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

Income Taxes. The provision for income taxes increased 31.3% to $6.8 million for fiscal 2003 from $5.2 million for fiscal 2002. The increase in provision for income taxes is the result of the 24.0% increase of pretax earnings to $18.3 million for fiscal 2003 from $14.7 million for fiscal 2002. The change in the amount of income tax provisions also reflects changes in other pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period. The effective income tax rates for fiscal 2003 and 2002 were 37.5% and 35.4%, respectively.

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

CONTROLS AND PROCEDURES. As of the end of fiscal 2004, management of the Company carried out an evaluation, under the supervision and with the participation of the Company's principal executive officer and principal financial officer, of the effectiveness of the Company's disclosure controls and procedures. Based on this evaluation, the Company's principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. It should be noted that the design of the Company's disclosure controls and procedures is based in part upon certain reasonable assumptions about the likelihood of future events, and there can be no reasonable assurance that any design of disclosure controls and procedures will succeed in achieving its stated goals under all potential future conditions, regardless of how remote, but the Company's principal executive and financial officers have concluded that the Company's disclosure controls and procedures are, in fact, effective at a reasonable assurance level.

In addition, there have been no changes in the Company's internal control over financial reporting (to the extent that elements of internal control over financial reporting are subsumed within disclosure controls and procedures) identified in connection with the evaluation described above that occurred during the quarter ended December 31, 2004, that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

RECENT ACCOUNTING PRONOUNCEMENTS. See Note 1 of the "Notes to Consolidated Financial Statements" for a full description of recent accounting pronouncements including the respective effective dates of adoption and effects on results of operations and financial condition.

                                     [LOGO]

                                DIXON HUGES PLLC

                   Certified Public Accountants and Advisors

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

We have audited the accompanying consolidated statement of financial condition of First South Bancorp, Inc. and subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of First South Bancorp, Inc. and subsidiary as of December 31, 2003 and for the years ended December 31, 2003 and 2002 were audited by other auditors whose report dated March 4, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First South Bancorp, Inc. and subsidiary as of December 31, 2004 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Dixon Hughes PLLC

Sanford, North Carolina
February 22, 2005

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003
================================================================================

                                                                                  2004                  2003
                                                                             ----------------      ----------------
ASSETS
Cash and due from banks                                                      $     19,873,210      $     34,299,553
Interest-bearing deposits in financial institutions                                 1,065,138               625,051
Investment securities - available for sale                                         32,058,152            50,071,520
Mortgage-backed securities - available for sale                                     6,639,381            11,715,052
Mortgage-backed securities - held for investment                                    2,569,358                    --
Loans receivable, net
   Held for sale                                                                    5,961,691            10,924,148
   Held for investment                                                            625,854,344           542,275,778
Premises and equipment, net                                                         8,402,455             7,922,588
Real estate owned                                                                      89,449               130,798
Federal Home Loan Bank of Atlanta stock, at cost
   which approximates market                                                        1,825,200             2,127,200
Accrued interest receivable                                                         3,311,187             3,073,093
Goodwill                                                                            4,218,576             4,218,576
Mortgage servicing rights                                                           1,698,778             1,886,522
Identifiable intangible assets                                                        290,820                    --
Prepaid expenses and other assets                                                   6,216,308             5,313,528
Note receivable                                                                     1,156,557             1,252,703
                                                                             ----------------      ----------------

         Total assets                                                        $    721,230,604      $    675,836,110
                                                                             ================      ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                                    $    236,319,937      $    227,863,599
   Savings                                                                         22,018,388            20,292,472
   Large denomination certificates of deposit                                     120,757,331           107,354,231
   Other time                                                                     249,441,049           227,662,871
                                                                             ----------------      ----------------

         Total deposits                                                           628,536,705           583,173,173

Borrowed money                                                                     14,791,900            19,338,059
Junior subordinated debentures                                                     10,310,000            10,310,000
Deferred income taxes                                                               1,302,501             1,114,567
Other liabilities                                                                   6,594,151             6,736,758
                                                                             ----------------      ----------------

         Total liabilities                                                        661,535,257           620,672,557

Commitments and contingencies (Note 15)
Common stock, $.01 par value, 25,000,000 and 8,000,000,
   shares authorized, respectively; 6,264,676 and 4,190,335
   shares issued and outstanding, respectively                                         62,647                41,903
Additional paid-in capital                                                         37,815,715            49,020,632
Retained earnings, substantially restricted                                        50,597,651            43,171,318
Treasury stock at cost                                                            (29,653,794)          (39,326,931)
Accumulated other comprehensive income, net                                           873,128             2,256,631
                                                                             ----------------      ----------------

         Total stockholders' equity                                                59,695,347            55,163,553
                                                                             ----------------      ----------------

         Total liabilities and stockholders' equity                          $    721,230,604      $    675,836,110
                                                                             ================      ================

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
CONSOLIDATED STATEMENTS OF OPERATIONS
DECEMBER 31, 2004, 2003 AND 2002
================================================================================

                                                                   2004               2003                2002
                                                              --------------     --------------      --------------
Interest income
  Interest and fees on loans                                  $   36,751,526     $   32,394,236      $   30,908,736
  Interest and dividends on investments and deposits               3,428,131          4,510,861           5,917,460
                                                              --------------     --------------      --------------

         Total interest income                                    40,179,657         36,905,097          36,826,196
                                                              --------------     --------------      --------------

Interest expense
  Interest on deposits                                             8,938,856          9,964,663          12,404,022
  Interest on borrowings                                             304,846            113,742              69,513
  Interest on junior subordinated debentures                         448,319            107,930                  --
                                                              --------------     --------------      --------------

         Total interest expense                                    9,692,021         10,186,335          12,473,535
                                                              --------------     --------------      --------------

Net interest income before provision for loan losses              30,487,636         26,718,762          24,352,661
Provision for loan losses                                            968,000            987,919           1,756,000
                                                              --------------     --------------      --------------

  Net interest income                                             29,519,636         25,730,843          22,596,661
                                                              --------------     --------------      --------------

Other income
  Fees and service charges                                         6,479,309          5,827,002           4,631,839
  Loan servicing fees                                                724,363            655,759             691,197
  Gain on sale of real estate, net                                    23,037            167,322              73,766
  Gain on sale of mortgage loans and mortgage-
   backed securities                                                 597,062          3,008,816           2,185,998
  Other income                                                       926,699            842,643             879,867
                                                              --------------     --------------      --------------

         Total other income                                        8,750,470         10,501,542           8,462,667
                                                              --------------     --------------      --------------

General and administrative expenses
  Compensation and fringe benefits                                12,000,690         10,601,978           9,720,932
  Federal insurance premiums                                          86,666             86,858              84,604
  Premises and equipment                                           1,618,024          1,522,456           1,320,811
  Advertising                                                        185,468            204,614             210,403
  Payroll and other taxes                                          1,023,813            955,050             861,618
  Data processing                                                  2,060,986          1,920,239           1,776,503
  Amortization of intangible assets                                  300,745            242,012             152,087
  Other                                                            2,315,233          2,445,475           2,210,409
                                                              --------------     --------------      --------------

         Total general and administrative expenses                19,591,625         17,978,682          16,337,367
                                                              --------------     --------------      --------------

Income before income taxes                                        18,678,481         18,253,703          14,721,961
Income taxes                                                       6,966,040          6,840,707           5,210,349
                                                              --------------     --------------      --------------

NET INCOME                                                        11,712,441         11,412,996           9,511,612
Other comprehensive income (loss), net of taxes                   (1,383,503)        (1,541,828)          1,149,963
                                                              --------------     --------------      --------------

Comprehensive income                                          $   10,328,938     $    9,871,168      $   10,661,575
                                                              ==============     ==============      ==============

Net income per common share
  Basic                                                       $         1.87     $         1.83      $         1.45
  Diluted                                                     $         1.79     $         1.73      $         1.37

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
DECEMBER 31, 2004, 2003 AND 2002
================================================================================

                                                                        Retained                       Accumulated
                                                        Additional      earnings,                         other
                                            Common       paid-in      substantially      Treasury     comprehensive
                                            stock        capital       restricted         stock           income          Total
                                           --------    ------------    ------------    ------------    -----------    ------------
BALANCE, DECEMBER 31, 2001                 $ 20,085    $ 48,517,822    $ 28,548,510    $(28,703,532)   $ 2,648,496    $ 51,031,381

Net income                                       --              --       9,511,613              --             --       9,511,613
Other comprehensive income, net of taxes         --              --              --              --      1,149,963       1,149,963
Exercise of stock options                        --         (27,698)             --         255,814             --         228,116
Acquisition of treasury shares                   --              --              --      (8,869,751)            --      (8,869,751)
Dividends ($.45 per share)                       --              --      (2,945,698)             --             --      (2,945,698)
3 for 2 stock split                          21,818              --         (27,630)             --             --          (5,812)
                                           --------    ------------    ------------    ------------    -----------    ------------

BALANCE, DECEMBER 31, 2002                   41,903      48,490,124      35,086,795     (37,317,469)     3,798,459      50,099,812

Net income                                       --              --      11,412,996              --             --      11,412,996
Other comprehensive loss, net of taxes           --              --              --              --     (1,541,828)     (1,541,828)
Exercise of stock options                        --         530,508              --       1,454,189             --       1,984,697
Acquisition of treasury shares                   --              --              --      (3,463,652)            --      (3,463,652)
Dividends ($.52 per share)                       --              --      (3,328,473)             --             --      (3,328,473)
                                           --------    ------------    ------------    ------------    -----------    ------------

BALANCE, DECEMBER 31, 2003                   41,903      49,020,632      43,171,318     (39,326,931)     2,256,631      55,163,553

Net income                                       --              --      11,712,441              --             --      11,712,441
Other comprehensive loss, net of taxes           --              --              --              --     (1,383,503)     (1,383,503)
Exercise of stock options                       834        (980,779)             --       1,418,734             --         438,789
Tax benefit of stock options exercised           --         279,334              --              --             --         279,334
Shares traded to exercise options              (145)        329,517              --        (366,669)            --         (37,297)
Acquisition of treasury shares                 (773)             --              --      (2,211,917)            --      (2,212,690)
Dividends ($.68 per share)                       --              --      (4,265,280)             --             --      (4,265,280)
3 for 2 stock split                          20,828     (10,832,989)        (20,828)     10,832,989             --              --
                                           --------    ------------    ------------    ------------    -----------    ------------

BALANCE, DECEMBER 31, 2004                 $ 62,647    $ 37,815,715    $ 50,597,651    $(29,653,794)   $   873,128    $ 59,695,347
                                           ========    ============    ============    ============    ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
DECEMBER 31, 2004, 2003 AND 2002
================================================================================

                                                                   2004             2003              2002
                                                               -------------    -------------    -------------
Operating activities
  Net income                                                   $  11,712,441    $  11,412,996    $   9,511,613
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities
     Provision for loan losses                                       968,000          987,919        1,756,000
     Depreciation                                                    754,332          686,047          654,936
     Amortization of intangibles                                     325,741          244,350          246,073
     Impairment of real estate owned                                  19,178          125,000          237,000
     Accretion of discounts on securities, net                      (101,337)        (160,598)        (186,528)
     Deferred income taxes                                         1,141,688               --          477,214
     Gain on disposal of premises and equipment
      and real estate owned                                          (21,745)        (163,391)        (158,375)
     Gain on loans held for sale and mortgage-
      backed securities                                             (597,062)      (3,008,816)      (2,185,998)
     Originations of loans held for sale, net                    (34,985,086)    (115,312,138)     (94,692,353)
     Proceeds from sale of loans held for sale                    37,614,277      136,817,940       87,194,106
     Other operating activities                                   (1,586,199)      (7,956,637)      (5,200,274)
                                                               -------------    -------------    -------------

         Net cash provided by (used in) operating activities      15,244,228       23,672,672       (2,346,586)
                                                               -------------    -------------    -------------

Investing activities
  Proceeds from maturities of investment securities
    available for sale                                            16,000,000        4,000,000               --
  Proceeds from principal repayments and sales of
    mortgage-backed securities available for sale                  4,941,963       20,444,317       20,982,429
  Proceeds from principal repayments of
    mortgage-backed securities held for investment                   272,126               --               --
  Originations of loans held for investment, net
    of principal repayments                                      (82,539,233)     (91,482,955)     (81,835,982)
  Proceeds from disposal of premises and equipment
    and real estate owned                                            262,152          781,975        1,286,890
  Proceeds from sale of credit card portfolio                             --               --        3,299,080
  Sales of FHLB stock                                                302,000          275,300          310,000
  Purchases of premises and equipment                             (1,183,726)        (788,182)        (773,420)
  Repayment of note receivable                                        96,146           83,491           28,189
  Net cash received in branch acquisition                         15,771,621               --               --
                                                               -------------    -------------    -------------

    Net cash used in investing activities                        (46,076,951)     (66,686,054)     (56,702,814)
                                                               -------------    -------------    -------------

Financing activities
  Net increase in deposit accounts                                27,017,259       56,846,009       50,738,659
  Proceeds from FHLB borrowings                                  287,300,000      219,400,000       84,500,000
  Repayments of FHLB borrowings                                 (292,800,000)    (237,400,000)     (51,500,000)
  Purchase of treasury shares                                     (2,212,690)      (3,463,652)      (8,875,563)
  Proceeds from junior subordinated debentures                            --       10,310,000               --
  Proceeds from exercise of stock options                            680,826        1,984,697          228,116
  Cash paid for dividends and fractional shares                   (4,032,865)      (3,328,473)      (2,945,698)
  Net change in escrow accounts                                      (59,904)         (26,087)         (60,424)
  Net change in repurchase agreements                                953,841         (856,668)        (246,613)
                                                               -------------    -------------    -------------

      Net cash provided by financing activities                   16,846,467       43,465,827       71,838,477
                                                               -------------    -------------    -------------

Increase (decrease) in cash and cash equivalents                 (13,986,256)         452,445       12,789,077

Cash and cash equivalents, beginning of year                      34,924,604       34,472,159       21,683,082
                                                               -------------    -------------    -------------

Cash and cash equivalents, end of year                         $  20,938,348    $  34,924,604    $  34,472,159
                                                               =============    =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

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

Premiums and discounts on debt securities are recognized as adjustments to interest income using the interest method over the period to maturity.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Gains and losses on the sale of securities are determined using the specific identification method.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

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

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The Bank uses several factors in determining if a loan is impaired. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc. At December 31, 2004 and 2003, there were no loans, individually or in the aggregate, that are material to the consolidated financial statements which were defined as impaired.

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

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS (CONTINUED)

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

Servicing assets and liabilities are amortized over the average period of estimated net servicing income (if servicing revenue exceed servicing costs) or net servicing loss (if servicing costs exceed servicing revenues). All servicing assets or liabilities are assessed for impairment or increased obligation based on their fair value.

The Company recorded amortization of mortgage servicing rights of $680,622 and $246,074 for prepayments during the years ended December 31, 2003 and 2002, respectively. There were no impairments recognized during the year ended December 31, 2004.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

REAL ESTATE OWNED

Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. The Company recognized valuation adjustments of approximately $19,178, $125,000 and $237,000 during the years ended December 31, 2004, 2003 and 2002, respectively.

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

The Bank is required to invest in Class B capital stock, par value $100, of the Federal Home Loan Bank of Atlanta ("FHLB"). The FHLB capital stock requirement is based on the sum of a membership stock component totaling .20% of the Bank's total assets plus an activity based stock component of 4.5% of outstanding FHLB advances. At December 31, 2004 and 2003, the Bank owned 18,252 and 21,272 shares of the FHLB's capital stock, respectively.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK  (CONTINUED)

The Bank carries this investment at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2004.

GOODWILL AND INTANGIBLE ASSETS

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangible assets resulting from the branch acquisitions described in
Note 19 are amortized on a straight-line basis over 10 years, resulting in amortization expense of approximately $31,000 per year. Goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections.

INCOME TAXES

The Company reports income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, ("SFAS No. 109") which requires the recognition of deferred tax assets and liabilities for the temporary difference between financial statement and tax basis of the Company's assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ADVERTISING

Advertising costs are expensed as incurred. For the years ended December 31, 2004, 2003 and 2002, the Company incurred advertising expense totaling $185,468, $204,614 and $210,403, respectively.

COMPREHENSIVE INCOME

The Company's other comprehensive income relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                                          Years ended December 31,
                                            -----------------------------------------------
                                                2004              2003             2002
                                            -------------    -------------    -------------
Unrealized gains (losses) on securities
   available for sale                       $  (2,248,414)   $  (2,195,082)   $   2,144,112
Reclassification of net gains
   recognized in net income                       (88,844)        (291,738)        (302,315)
Income tax asset (liability) relating to
   unrealized (losses) gains on available
   for sale securities                            953,755          944,992         (691,834)
                                            -------------    -------------    -------------

Other comprehensive income (loss), net      $  (1,383,503)   $  (1,541,828)   $   1,149,963
                                            =============    =============    =============

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

STOCK COMPENSATION PLANS

The Company has adopted SFAS No. 123, Accounting for Stock Based Compensation. As permitted by SFAS No. 123, the Company has chosen to apply APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the methods of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below, reflecting additional compensation expense, net of applicable income taxes, of $84,675, $123,152 and $147,970 for the years ended December 31, 2004, 2003 and 2002, respectively.

                                                              Years ended December 31,
                              -------------------------------------------------------------------------------------
                                           2004                       2003                         2002
                              ---------------------------  ---------------------------  ---------------------------
                               As Reported     Proforma     As Reported     Proforma     As Reported     Proforma
                              ------------   ------------  ------------   ------------  ------------   ------------
Net income                     $11,712,441    $11,627,766   $11,412,996    $11,289,844   $ 9,511,612    $ 9,363,642
Earnings per common
  share - basic                       1.87           1.86          1.83           1.81          1.45           1.43
Earnings per common
  share - diluted                     1.79           1.77          1.73           1.71          1.37           1.35

SEGMENT INFORMATION

The Company follows the provisions of SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which specifies guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Based on these guidelines management has determined that the Bank operates in one business segment, the providing of general commercial financial services to customers located in its market areas. The various products are those generally offered by community banks. The allocation of Bank resources is based on overall performance of the Bank, rather than individual branches or products.

RECLASSIFICATION

Certain amounts in the 2003 and 2002 consolidated financial statements have been reclassified to conform with the 2004 presentation. These reclassifications had no effect on the net income or stockholders' equity as previously reported.

NEW ACCOUNTING PRONOUNCEMENTS

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments ("SAB 105"). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments ("IRLC"), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from "carrying over" or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP is not expected to have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after June 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending September 30, 2005. If we had included the cost of employee stock option compensation in our consolidated financial statements, our net income for the fiscal years ended December 31, 2004, 2003 and 2002 would have decreased by approximately $85,000, $123,000, and $148,000, respectively. Accordingly, the adoption of SFAS No. 123(R) is expected to have a material effect on our consolidated financial statements.

During the fourth quarter of 2003, the Company applied the provisions of FIN 46R to a wholly-owned subsidiary trust that issued trust preferred securities to third-party investors. The application of FIN 46R resulted in the deconsolidation of the wholly-owned subsidiary trust. The assets and liabilities of the subsidiary trust that was deconsolidated totaled $10.2 million and $9.9 million, respectively. See Note 18 for further discussion of this trust and the Company's related obligations.

2. INVESTMENT SECURITIES

Investment securities at December 31, 2004 and 2003 are classified as available for sale according to management's intent and summarized as follows:

                                                      Gross          Gross        Estimated
                                     Amortized      unrealized     unrealized       market
                                       cost           gains          losses         value
                                    ------------   ------------   ------------   ------------
December 31, 2004:
   U.S. Treasury and Agency Notes   $ 30,956,405   $  1,101,747   $         --   $ 32,058,152
                                    ============   ============   ============   ============

December 31, 2003:
   U.S. Treasury and Agency Notes   $ 46,855,067   $  3,216,453   $         --   $ 50,071,520
                                    ============   ============   ============   ============

U.S. Treasury and Agency notes at December 31, 2004 are contractually scheduled to mature as follows:

                                                           Estimated
                                         Amortized          market
                                           cost              value
                                        -------------   -------------

Due within one year                     $  16,004,759   $  16,246,095
Due after one year through five years      14,951,646      15,812,057
                                        -------------   -------------

   Total                                $  30,956,405   $  32,058,152
                                        =============   =============

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

2. INVESTMENT SECURITIES (CONTINUED)

There were no sales of U.S. Treasury and Agency Notes during the years ended December 31, 2004, 2003 and 2002.

U.S. Treasury and Agency Notes with an amortized cost of approximately $13.0 million and $17.0 million were pledged to secure deposits from public entities and repurchase agreements at December 31, 2004 and 2003, respectively.

3. MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at December 31, 2004 and 2003 are classified as available for sale according to management's intent and summarized as follows:

                                                        Gross         Gross         Estimated
                                         Amortized    unrealized    unrealized       market
                                           cost          gains        losses          value
                                        -----------   -----------   -----------   -----------
December 31, 2004:
   FHLMC participation certificates,
     maturing from years 2005 to 2027   $ 6,320,252   $   319,129   $        --   $ 6,639,381
                                        ===========   ===========   ===========   ===========

                                                        Gross         Gross         Estimated
                                         Amortized    unrealized    unrealized       market
                                           cost          gains        losses          value
                                        -----------   -----------   -----------   -----------
December 31, 2003:
   FHLMC participation certificates,
     maturing from years 2005 to 2028   $11,173,371   $   541,681   $        --   $11,715,052
                                        ===========   ===========   ===========   ===========

Mortgage-backed securities at December 31, 2004 classified as held for investment according to management's intent and summarized as follows:

                                                        Gross         Gross         Estimated
                                         Amortized    unrealized    unrealized       market
                                           cost          gains        losses          value
                                        -----------   -----------   -----------    -----------
December 31, 2004:
   FHLMC participation certificate,
     maturing from years 2005 to 2013   $ 2,569,358   $        --   $   (67,034)   $ 2,502,324
                                        ===========   ===========   ===========    ===========

Temporarily impaired securities consists of one security that is a FHLMC participation certificate. This security has been temporarily impaired for less than twelve months, is agency-backed and does not have a premium associated with it. Therefore, the Company believes the impairment is temporary, relates to the current interest rate environment, and is not a permanent impairment.

Mortgage-backed securities, classified as available for sale or held for investment, at December 31, 2004 are contractually scheduled to mature as follows:

                                                             Estimated
                                           Amortized           market
                                             cost               value
                                         ---------------   ---------------

Due after one year through five years    $       525,413   $       552,064
Due after five years through ten years         8,199,208         8,416,715
Due after ten years                              164,989           172,926
                                         ---------------   ---------------
                                         $     8,889,610   $     9,141,705
                                         ===============   ===============

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

3. MORTGAGE-BACKED SECURITIES (CONTINUED)

Mortgage-backed securities with a carrying value of approximately $2.5 million, $10.2 million and $6.2 million were sold during the years ended December 31, 2004, 2003 and 2002, respectively. Gross realized gains on the sale of mortgage-backed securities were $88,844 during the year ended December 31, 2004. Net realized gains on the sales of mortgage-backed securities were $291,738 and $302,315 during the years ended December 31, 2003 and 2002, respectively.

Mortgage-backed securities with an amortized cost of approximately $378,284 and $291,144 were pledged as collateral for treasury, tax, and loan deposits at December 31, 2004 and 2003, respectively.

4. LOANS RECEIVABLE

Loans receivable at December 31, 2004 and 2003 are summarized as follows:

                                                 2004                  2003
                                             -------------        -------------

Mortgage loan                                $  67,518,036        $  72,873,505
Consumer loans                                  98,441,200           89,478,738
Commercial loans                               463,779,519          389,042,417
Leasing                                         11,622,296           10,422,211
                                             -------------        -------------

                  Total                        641,361,051          561,816,871
                                             -------------        -------------
Less:
   Allowance for loan losses                    (8,343,382)          (7,633,709)
   Deferred loan fees                           (1,201,634)            (983,236)
                                             -------------        -------------

Loans receivable, net                        $ 631,816,035        $ 553,199,926
                                             =============        =============

The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 10).

During the years ended December 31, 2004 and 2003, the Bank exchanged loans with outstanding principal balances of $2,841,484 and $8,952,095, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2004 and 2003 are fixed rate mortgage loans with an estimated market value of approximately $6,298,000 and $11,400,000, respectively.

Net gains on sales of loans receivable held for sale amounted to $508,218, $2,717,078 and $1,883,683 for the years ended December 31, 2004, 2003 and 2002, respectively.

The changes in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                                 Years ended December 31,
                                      -----------------------------------------
                                          2004           2003          2002
                                      -----------    -----------    -----------

Balance at beginning of year          $ 7,633,709    $ 6,958,587    $ 5,370,820
Provisions for loan losses                968,000        987,919      1,756,000
Loans charged off                        (301,636)      (357,836)      (192,902)
Recoveries                                 43,309         45,039         24,669
                                      -----------    -----------    -----------

Balance at end of year                $ 8,343,382    $ 7,633,709    $ 6,958,587
                                      ===========    ===========    ===========

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

4. LOANS RECEIVABLE (CONTINUED)

The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:
                                                              December 31,
                                                      --------------------------
                                                         2004              2003
                                                      ----------      ----------
Loans contractually past due 90 days or
 more and/or on nonaccrual status:
   Residential                                        $  813,833      $1,057,232
   Consumer and commercial                             1,535,161       1,567,876
                                                      ----------      ----------

                                                      $2,348,994      $2,625,108
                                                      ==========      ==========

For the years ended December 31, 2004, 2003 and 2002, interest income of approximately $121,000, $58,000 and $37,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:
                                                             December 31,
                                                   -----------------------------
                                                       2004              2003
                                                   -----------       -----------

Land                                               $ 2,882,838       $ 2,575,825
Office buildings and improvements                    6,270,157         6,192,352
Furniture, fixtures and equipment                    4,599,574         3,947,253
Vehicles                                               364,198           342,303
                                                   -----------       -----------

                                                    14,116,767        13,057,733
Less accumulated depreciation                        5,714,312         5,135,145
                                                   -----------       -----------

         Total                                     $ 8,402,455       $ 7,922,588
                                                   ===========       ===========

Included within prepaid expenses and other assets on the accompanying consolidated statement of financial condition as of December 31, 2004 are amounts representing construction in progress totaling approximately $557,000.

The Company leases certain branch facilities and equipment under separate agreements that expire at various dates through September 30, 2009. Future rentals under these leases are as follows:

                2005                                 $     354,116
                2006                                       316,998
                2007                                       282,677
                2008                                       239,736
                2009                                        32,820
             Thereafter                                     24,615
                                                     -------------

                                                     $   1,250,962
                                                     =============

Rental expense amounting to approximately $389,000, $305,000 and $264,000 during the years ended December 31, 2004, 2003 and 2002, respectively, is included in premises and equipment expense on the accompanying consolidated statements of operations.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

6. DEPOSITS

At December 31, 2004, the scheduled maturities of time deposits were as follows (in thousands):

           2005                                      $    281,252
           2006                                            40,437
           2007                                            26,770
           2008                                            17,457
           2009                                             4,272
           Thereafter                                          10
                                                     ------------

                Total time deposits                  $    370,198
                                                     ============

7. EMPLOYEE BENEFIT PLANS

The Company participated in a multi-employer defined benefit pension plan which covered substantially all employees; however, effective January 31, 2002 the Company's Board of Directors approved a plan to freeze the accrual of future benefits under the plan. Consequently, no new employees became eligible to participate in the plan after January 31, 2002. Effective October 1, 2004 the Company withdrew from the plan. Active employees who were participating in the plan became 100% vested on that date could select from a variety of benefit payment options based on their age and benefit payment amount. Expenses of the plan for unfunded liability, withdrawal fees, administrative fees and PBGC premiums the years ended December 31, 2004, 2003 and 2002 were $624,968, $0 and $67,079, respectively.

The Company also participates in a multi-employer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 100% of employees' contributions up to 5% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended December 31, 2004, 2003 and 2002 were $283,966, $244,474 and $167,757, respectively.

Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended December 31, 2004, 2003 and 2002 aggregated $500,089, $579,730 and $609,976, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. The total liability under this plan was approximately $3,471,000 at December 31, 2004 and is included in other liabilities in the accompanying consolidated statements of financial condition.

8. STOCK OPTION PLAN

On April 8, 1998, the Shareholders of the Company approved the First South Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. The Plan reserves 1,474,742 shares for grant within ten years of the effective date. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10-year life; however, there are additional limitations for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all options immediately vest if a change of control, as defined, occurs.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

8. STOCK OPTION PLAN (CONTINUED)

A summary of the status of the Plan as of December 31, 2004, 2003 and 2002, and changes during the years then ended, including weighted-average exercise price ("Price"), is presented below:

                                                              Years ended December 31,
                              -------------------------------------------------------------------------------------
                                           2004                       2003                         2002
                              ---------------------------  --------------------------   ---------------------------
                                 Shares          Price        Shares          Price        Shares          Price
                              ------------   ------------  ------------   ------------  ------------   ------------
Outstanding at beginning
  of year                          852,708   $       9.94       953,441   $       9.25       905,403   $       8.30
Granted                             13,750          23.29        41,625          23.59        79,650          19.81
Cancellations                      (92,484)          9.89      (142,358)          9.27       (31,612)          8.81
                              ------------                 ------------                 ------------

Outstanding at year end            773,974          10.18       852,708           9.94       953,441           9.25
                              ============                 ============                 ============

Weighted-average fair value
  of options granted during
  the year                                   $       3.46                 $       4.72                 $       6.87
                                             ============                 ============                 ============

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 2004, 2003 and 2002, respectively: dividend growth rate of 17% for each period; expected volatility of 21.7%, 21.2% and 26.3%; risk-free interest rates ranging from 3.59% to 4.11% during the year ended December 31, 2004; 3.65% to 4.49% during the year ended December 31, 2003, and 3.79% to 5.12% during the year ended December 31, 2002; and expected lives of 6 years.

The following table summarizes additional information about the Plan at December 31, 2004, including weighted-average remaining contractual life ("Life") and
Price:

                                                      Options Outstanding                   Options Exercisable
                                          ------------------------------------------   ----------------------------
     Range of Exercise Price                 Shares          Life           Price          Shares          Price
-------------------------------           ------------   ------------   ------------   -------------   ------------
       $  8.11 -  8.25                         636,874           3.22   $       8.11         636,874   $       8.11
       $ 10.31 - 12.10                          22,950           6.32   $      11.54          22,950   $      11.54
       $ 13.83 - 16.22                          26,000           5.61   $      14.15          23,750   $      14.02
       $ 20.15 - 23.22                          42,525           7.98   $      22.47          17,850   $      22.31
       $ 23.67 - 25.15                          45,625           7.95   $      24.46          22,625   $      24.29
                                          ------------                                 -------------

                                               773,794                                       724,049   $       9.27
                                          ============                                 =============   ============

9. BORROWED MONEY

Borrowed money represents advances from the FHLB and repurchase agreements. Advances outstanding from the FHLB at December 31, 2004 and 2003 had a weighted average rate of 2.44% and 1.38%, respectively, and totaled $10,500,000 and $16,000,000, respectively. These advances have a scheduled maturity date of January 3, 2006.

At December 31, 2004 and December 31, 2003, repurchase agreements outstanding had average rates of 1.62% and .58%, and totaled $4,291,900 and $3,338,059, respectively.

At December 31, 2004 and 2003, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $5,000,000 and $10,000,000, respectively. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2004 and 2003, the Company had approximately $133.7 million and $115.5 million, respectively, of additional credit available with the FHLB.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

10. INCOME TAXES

The components of income tax expense for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                             Years Ended December 31,
                                ------------------------------------------------
                                   2004               2003               2002
                                ----------         ----------         ----------
Current
  Federal                       $4,817,313         $4,507,141         $4,091,587
  State                          1,007,039            746,935            641,548
                                ----------         ----------         ----------

                                 5,824,352          5,254,076          4,733,135
                                ----------         ----------         ----------
Deferred
  Federal                        1,004,496          1,448,063            390,096
  State                            137,192            138,568             87,118
                                ----------         ----------         ----------

                                 1,141,688          1,586,631            477,214
                                ----------         ----------         ----------

Total                           $6,966,040         $6,840,707         $5,210,349
                                ==========         ==========         ==========

Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                                Years Ended December 31,
                                      -----------------------------------------
                                          2004          2003            2002
                                      -----------    -----------    -----------

Expected income tax expense at 34%    $ 6,350,684    $ 6,206,259    $ 5,005,467
State income taxes, net of federal
  income tax                              755,192        689,292        680,155
Other expenses and adjustments           (139,836)       (54,843)      (475,273)
                                      -----------    -----------    -----------

                                      $ 6,966,040    $ 6,840,707    $ 5,210,349
                                      ===========    ===========    ===========

The components of deferred income tax assets and liabilities are as follows:

                                                     Years Ended December 31,
                                                    --------------------------
                                                       2004            2003
                                                    -----------    -----------
Deferred income tax assets
  Deferred directors' fees                          $   608,989    $   600,867
  Allowance for loan losses                           3,062,980      2,720,665
  Employee benefits                                     762,033        744,128
  Loans mark-to-market                                  132,680        187,646
  Other                                                  45,437             --
                                                    -----------    -----------

                                                      4,612,119      4,253,307
                                                    -----------    -----------
Deferred income tax liabilities
  Unrealized gains on securities available for sale     547,747      1,501,502
  Depreciation and amortization                       3,524,004      2,057,001
  Carrying value - land                                 395,000        386,200
  Mortgage servicing rights                             671,017        728,575
  Deferred loan origination fees and costs              576,589        405,075
  FHLB stock                                            200,263        195,801
  FHLB stock                                                 --         93,719
                                                    -----------    -----------
                                                      5,914,620      5,367,874
                                                    -----------    -----------

Net deferred income tax liability                   $(1,302,501)   $(1,114,567)
                                                    ===========    ===========

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

11. REGULATORY CAPITAL REQUIREMENTS

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

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject. The Company's most significant asset is its investment in First South Bank. Consequently, the information concerning capital ratios is essentially the same for the Company and the Bank.

As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual regulatory capital amounts and ratios as of December 31, 2004 and 2003 are presented in the table below (dollars in thousands):

                                                                                              Minimum to be Well
                                                                                               Capitalized under
                                                                     Minimum for Capital       Prompt Corrective
                                                 Actual               Adequacy Purposes        Action Provisions
                                         -----------------------  -----------------------   -----------------------
                                           Amount        Ratio      Amount        Ratio       Amount        Ratio
                                         ----------   ----------  -----------  ----------   ----------  -----------
December 31, 2004:

Total Capital (to Risk Weighted Assets)   $  70,240        11.6%   $   48,265        8.0%    $  60,331        10.0%

Tier I Capital (to Risk Weighted Assets)     62,689        10.4%       24,132        4.0%       36,198         6.0%

Tier I Capital (to Average Assets)           62,689         8.8%       28,529        4.0%       35,662         5.0%

December 31, 2003:

Total Capital (to Risk Weighted Assets)   $  64,129        12.2%   $   42,046        8.0%    $  52,558        10.0%

Tier I Capital (to Risk Weighted Assets)     57,474        10.9%       21,023        4.0%       31,535         6.0%

Tier I Capital (to Average Assets)           57,474         8.7%       26,568        4.0%       33,209         5.0%

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

12. EARNINGS PER SHARE

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned deferred stock awards and treasury shares) for the years ended December 31, 2004, 2003 and 2002. Options to purchase 773,974, 852,708 and 953,441 shares of common stock were outstanding at December 31, 2004, 2003 and 2002, respectively.

                                                   Years Ended December 31,
                                      ---------------------------------------------
                                          2004            2003             2002
                                      -------------   -------------   -------------

Net income (numerator)                $  11,712,441   $  11,412,996   $   9,511,612
                                      =============   =============   =============

Weighted average shares outstanding
  for basic EPS (denominator)             6,251,866       6,230,578       6,547,387
Dilutive effect of stock options            305,283         373,813         395,263
                                      -------------   -------------   -------------

Adjusted shares for diluted EPS           6,557,149       6,604,391       6,942,650
                                      =============   =============   =============

For the year ended December 31, 2004, there were 20,125 options that were antidilutive since the exercise price exceeded the average market price of the Company's common stock for the year. These options have been omitted from the calculation of diluted earnings per share for 2004.

13. MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $277,252,000, $288,917,000 and $261,823,000 at December 31, 2004, 2003 and 2002, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

At December 31, 2004 and 2003, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,698,778 and $1,886,522, respectively.

During the years ended December 31, 2004 and 2003, respectively, the Company recorded additional servicing assets of $240,305 and $1,166,983 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the years ended December 31, 2004, 2003 and 2002 aggregated $277,077, $242,012 and $152,087, respectively. The fair value of recognized servicing assets amounted to approximately $2,036,000 and $1,887,000 as of December 31, 2004 and 2003, respectively. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

14. FINANCIAL INSTRUMENT WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK:

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

A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2004 and 2003 is as follows:

                                                              Years Ended December 31,
                                                           -----------------------------
                                                               2004             2003
                                                           -------------   -------------
Commitments to extend credit
   Commitments to originate loans                          $ 166,297,000   $ 109,859,000
   Undrawn balances on lines of credit and undrawn
      balances on credit reserves (overdraft protection)      58,314,000      53,594,000
   Standby letters of credit                                   3,661,000       2,999,000
                                                           -------------   -------------

                                                           $ 228,272,000   $ 166,452,000
                                                           =============   =============

Included in the commitments to originate loans as of December 31, 2004 and December 31, 2003, are fixed interest rate loan commitments of approximately $18.4 million and $10.8 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

The Company's lending is concentrated primarily in Beaufort, Craven, Cumberland, Dare, Edgecombe, Lenoir, Nash, Pasquotank, Pitt, Robeson, Wake, and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

Since many of the commitments are expected to expire without being drawn upon, amounts reported do not necessarily represent future cash requirements.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

15. PARENT COMPANY FINANCIAL INFORMATION

The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2004, 2003 and 2002 are as follows:

                                                                          Years Ended December 31,
                                                             -----------------------------------------------
                                                                  2004             2003             2002
                                                             -------------    -------------    -------------
CONDENSED BALANCE SHEETS
Cash                                                         $   1,071,439    $     839,895    $     847,452
Due from subsidiary                                                     --               --               --
Investment in wholly-owned subsidiary                           68,072,782       64,105,117       49,982,524
Other assets                                                     1,931,609        1,325,197            3,945
                                                             -------------    -------------    -------------

      Total assets                                           $  71,075,830    $  66,270,209    $  50,833,921
                                                             =============    =============    =============

Junior subordinated debentures                               $  10,310,000    $  10,310,000    $          --
Other liabilities                                                1,070,483          796,656          734,109
Stockholders' equity                                            59,695,347       55,163,553       50,099,812
                                                             -------------    -------------    -------------

      Total liabilities and stockholders' equity             $  71,075,830    $  66,270,209    $  50,833,921
                                                             =============    =============    =============

CONDENSED STATEMENTS OF INCOME
Interest income, net                                         $          --    $         499    $          --
Interest on junior subordinated debentures                         448,319          107,930               --
Equity in earnings of subsidiary                                12,074,429       11,530,584        9,572,855
Miscellaneous income (expenses)                                     86,331          (10,157)         (61,243)
                                                             -------------    -------------    -------------

      Net income                                             $  11,712,441    $  11,412,996    $   9,511,612
                                                             =============    =============    =============

CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
  Net income                                                 $  11,712,441    $  11,412,996    $   9,511,612
  Adjustments to reconcile net income
    to net cash provided by operating activities:
    Amortization of intangibles                                     24,996               --               --
    Equity in undistributed earnings of subsidiary              (5,351,168)      (5,944,592)      (2,122,362)
    Other operating activities                                    (589,996)        (948,705)         153,529
                                                             -------------    -------------    -------------

      Net cash provided by operating activities                  5,796,273        4,519,699        7,542,779
                                                             -------------    -------------    -------------

Investing activities:
  Payments for investments in and advances to subsidiary                --       (9,875,000)              --
  Repayments of advances to subsidiary                                  --          155,172        4,157,100
                                                             -------------    -------------    -------------

      Net cash provided by (used in) investing activities               --       (9,719,828)       4,157,100
                                                             -------------    -------------    -------------

Financing activities:
  Proceeds from exercise of stock options                          680,826        1,984,697          228,115
  Proceeds from issuance of junior subordinated debentures              --       10,000,000               --
  Purchase of treasury shares                                   (2,212,690)      (3,463,652)      (8,869,750)
  Cash paid for dividends and fractional shares                 (4,032,865)      (3,328,473)      (2,945,698)
                                                             -------------    -------------    -------------

      Net cash provided by (used in) financing activities       (5,564,729)       5,192,572      (11,587,333)
                                                             -------------    -------------    -------------

Net increase (decrease) in cash                                    231,544           (7,557)         112,546

Cash at beginning of year                                          839,895          847,452          734,906
                                                             -------------    -------------    -------------

Cash at end of year                                          $   1,071,439    $     839,895    $     847,452
                                                             =============    =============    =============

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized unaudited quarterly financial data for the years ended December 31, 2004 and 2003 is as follows (in thousands):

                                                   Fourth             Third             Second            First
                                                ------------      ------------      -------------     -------------
2004
Interest income                                 $     10,831      $     10,177      $       9,810     $       9,361
Interest expense                                       2,658             2,481              2,289             2,264
Provision for loan losses                                300               268                400                --
Noninterest income                                     2,071             2,235              2,288             2,156
Noninterest expense                                    5,055             4,880              4,791             4,865
Income tax expense                                     1,847             1,792              1,714             1,612
                                                ------------      ------------      -------------     -------------

Net income                                      $      3,042      $      2,991      $       2,904     $       2,776
                                                ============      ============      =============     =============

Net income per common share
   Basic                                        $        .49      $        .48      $         .47     $         .44
   Diluted                                      $        .46      $        .46      $         .44     $         .42


                                                   Fourth             Third             Second            First
                                                ------------      ------------      -------------     -------------
2003
Interest income                                 $      9,297      $      9,217      $       9,250     $       9,141
Interest expense                                       2,333             2,427              2,684             2,742
Provision for loan losses                                137               395                122               334
Noninterest income                                     1,941             2,955              2,686             2,920
Noninterest expense                                    4,457             4,597              4,506             4,419
Income tax expense                                     1,594             1,786              1,737             1,723
                                                ------------      ------------      -------------     -------------

Net income                                      $      2,717      $      2,967      $       2,887     $       2,843
                                                ============      ============      =============     =============

Net income per common share
   Basic                                        $        .43      $        .48      $         .47     $         .46
   Diluted                                      $        .41      $        .45      $         .44     $         .43

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

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

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

17. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2004 and 2003 were as follows:

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

The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                                                      December 31, 2004                    December 31, 2003
                                              --------------------------------    ---------------------------------
                                                 Estimated         Carrying          Estimated         Carrying
                                                fair value          amount          fair value          amount
                                              --------------    --------------    ---------------   ---------------
1 - 4 family mortgages                        $   67,490,001    $   66,279,446    $    72,328,722   $    71,657,658
Consumer                                          96,368,010        97,559,892         87,052,356        88,462,850
Non-residential                                  467,976,697       467,976,697        393,079,418       393,079,418
                                              --------------    --------------    ---------------   ---------------

                                              $  631,834,708    $  631,816,035    $   552,460,496   $   553,199,926
                                              ==============    ==============    ===============   ===============

The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $258,338,325 and $248,156,071 at December 31, 2004 and 2003, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2004 and 2003 are as follows:

                                              2004              2003
                                         ---------------   ---------------
Certificates of deposits
   Carrying amount                       $   370,198,380   $   335,017,102
   Estimated fair value                      371,886,000       337,877,029

Advances for Federal Home Loan Bank:
   Carrying amount                       $    10,500,000   $    16,000,000
   Estimated fair value                       10,500,000        16,000,000

The carrying amount of accrued interest receivable, FHLB stock, note receivable, junior subordinated debentures, accrued interest payable, and repurchase agreements approximates their fair value.

There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $180,306,000 and $137,570,000 at December 31, 2004 and 2003, respectively, which are primarily comprised of unfunded loan commitments.

The Company's remaining assets and liabilities are not considered financial instruments.

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

18. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                                                             Year ended December 31,
                                                                ---------------------------------------------------
                                                                     2004              2003              2002
                                                                --------------    ---------------   ---------------

Real estate acquired in settlement of loans                      $     193,709     $      468,201    $      861,499
Exchange of loans for mortgage-backed securities                     2,841,484          8,952,095                --
Cash paid for interest                                               9,741,103         10,217,536        12,569,916
Cash paid for income taxes                                           4,452,185          6,935,904         5,819,151
Dividends declared, not paid                                         1,070,482            838,067           712,992

Noncash assets acquired in branch acquisitions are presented in Note 19.

19. JUNIOR SUBORDINATED DEBENTURES OWED TO UNCONSOLIDATED SUBSIDIARY TRUST AND CORPORATION-OBLIGATED MANDATORILY REDEEMABLE PREFERRED TRUST SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY DEBENTURES OF THE COMPANY

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

In the fourth quarter of 2003, as a result of applying the provisions of FIN 46R, governing when an equity interest should be consolidated, the Company was required to deconsolidate the subsidiary Trust from its financial statements. The deconsolidation of the net assets and results of operations of the Trust had virtually no impact on the Company's financial statements or liquidity position since the Company continues to be obligated to repay the Debentures held by the Trust and guarantees repayment of the Preferred Trust Securities issued by the Trust. The consolidated debt obligation related to the Trust increased from $10 million to $10.3 million upon deconsolidation with the difference representing the Company's common ownership interest in the Trust.

Subject to certain limitations, the Junior Subordinated Debentures qualify as Tier I capital for the Company under Federal Reserve Board guidelines.

Consolidated debt obligations as of December 31, 2004 and 2003 related to a subsidiary Trust holding solely Debentures of the Company follows:

         LIBOR + 2.95% junior subordinated debentures owed to
           First South Preferred Trust I due September 26, 2033                         $       10,000,000

         LIBOR + 2.95% junior subordinated debentures owed to
           First South Preferred Trust I due September 26, 2033                                    310,000
                                                                                        ------------------

         Total junior subordinated debentures owed to unconsolidated subsidiary trust   $       10,310,000
                                                                                        ==================

FIRST SOUTH BANCORP, INC. AND SUBISIDARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
================================================================================

20.     ACQUISITIONS

On February 20, 2004, the Company completed the acquisition of two Central Carolina Bank (CCB) retail banking locations. This acquisition was accounted for using the purchase method of accounting and the Bank assumed the deposits of the two CCB branches for a premium of approximately 1.5% of the assumed deposits.

The fair value of assets, including identifiable intangible assets, and liabilities assumed were as follows (in thousands):


Loans receivable                                                  $       2,212
Premises and equipment                                                       75
Identifiable intangible assets                                              314
Deposits                                                                (18,373)
                                                                  -------------

Net cash received in branch acquisitions                          $     (15,772)
                                                                  =============

                                                 BOARD OF DIRECTORS

LINLEY H. GIBBS, JR.           FREDERICK N. HOLSCHER            EDMUND T. BUCKMAN, JR.        FREDERICK H. HOWDY
CHAIRMAN                       VICE CHAIRMAN                    Retired                       President
Retired                        Partner                          Washington, NC                Drs. Freshwater & Howdy,
Washington, NC                 Rodman, Holscher, Francisco,                                   P.A.
                               & Peck, P.A.                                                   Washington, NC
                               Washington, NC


CHARLES E. PARKER, JR.         H. D. REAVES, JR.                MARSHALL T. SINGLETON         THOMAS A. VANN
Senior Vice President          Former President and             Co-Owner                      President and
Robinson & Stith Insurance     Chief Executive Officer          B. E. Singleton & Sons        Chief Executive Officer
New Bern, NC                   Home Federal Savings & Loan      Washington, NC                First South Bank
                               Fayetteville, NC                                               Washington, NC

                                                 EXECUTIVE OFFICERS

THOMAS A. VANN                 ROBERT E. BRANCH                 WILLIAM L. WALL               MARY R. BOYD
President and                  Executive Vice President         Executive Vice President      Executive Vice President
Chief Executive Officer        Chief Operating Officer          Chief Financial Officer and   Loan Servicing
                                                                Secretary


SHERRY L. CORRELL              JAMES W. HOOSE, JR.              PAUL S. JABER                 KRISTIE W. HAWKINS
Executive Vice President       Executive Vice President         Executive Vice President      Treasurer
Deposit Operations             Chief Credit Officer             Mortgage Operations           Controller

                                             AREA & SUBSIDIARY EXECUTIVES

JAMES F. BUCKMAN, IV           DENNIS A. NICHOLS                G. LEONARD PITTMAN, JR.       DONNIE L.G. BUNN
Senior Vice President          Senior Vice President            Senior Vice President         President
Area Executive                 Area Executive                   Area Executive                First South Leasing, LLC.
Pamlico/ Albemarle Region      Kinston/New Bern                 Tar River Region              Washington

                                             CITY & BRANCH EXECUTIVES

GEORGE R. HAMILTON             PHILLIP B. HARRIS, JR.           JOSEPH M. JOHNSON             RUSSELL A. LAY
Senior Vice President          Senior Vice President            Vice President                Senior Vice President
Branch Executive               City Executive                   City Executive                City Executive
Rocky Mount                    Fayetteville/Hope Mills          Durham                        Kill Devil Hills


KENNETH W. MARSHALL, JR.       PHILIP W. MCCUMBEE               D. MARK POPE                  DONALD B. STRICKLAND
Assistant Vice President       Senior Vice President            Vice President                Senior Vice President
City Executive                 Branch Executive                 City Executive                City Executive
Avon                           Tarboro                          Kinston                       Greenville


CLYLE F. SWANNER, JR.          GUY P. WILLIAMS, JR.             WILLIAM T. WRENN
Mice President                 Senior Vice President            Vice President
City Executive                 City Executive                   City Executive
Washington/Chocowinity         New Bern                         Elizabeth City

                            FIRST SOUTH BANK OFFICE LOCATIONS

AVON                                    KINSTON                                 RALEIGH
40894 NC Highway 12, Suite 5            2430 Heritage Street                    4800 Six Forks Road
(252) 995-3095                          (252) 523-9449                          (919) 783-5222

CHOCOWINITY                             LUMBERTON                               TARBORO
2999 Highway 17 South                   600 North Chestrnut Street              100 East Hope Lodge Street
(252) 940-4970                          (910) 739-3274                          (252) 823-0157

DURHAM                                  3000 North Elm Street                   WASHINGTON
1802 Martin Luther King Jr. Pkwy        (910) 608-5031                          1311 Carolina Avenue
Suite 108                                                                       (252) 946-4178
(919) 403-1000                          NEW BERN
                                        202 Craven Street                       300 North Market Street
                                        (252) 636-2997                          (252) 940-4945
ELIZABETH CITY
604 East Ehringhaus Street
(252) 335-0848                          1725 Glenbumie Road                     1328 John Small Avenue
                                        (252) 636-3569                          (252) 940-5000
FAYETTEVILLE
241 Green Street
(910) 438-3681                          2019 South Glenburnie Road              CREDIT ADMINISTRATION
                                        (252) 637-1111                          239 West Main Street
                                                                                (252) 946-4178
3107 Raeford Road
(910) 484-2116                          ROCKY MOUNT
                                        300 Sunset Avenue                       Operations Center
GREENVILLE                              (252) 972-9661                          220 Creekside Drive
301 East Arlington Boulevard                                                    (252) 946-4178
(252) 321-2600                          2901 Sunset Avenue
                                        (252) 451-1259                          FIRST SOUTH LEASING, LLC
HOPE MILLS                                                                      239 West Main Street
3103 North Main Street                  1378 Benvenue Road                      (252) 946-4178
(910) 423-0952                          (252) 442-8375
                                                                                LOAN PRODUCTION OFFICE
KILL DEVIL HILLS                        450 North Winstead Avenue               2600 North Croatan Highway
1906 South Croatan Highway              (252) 937-1900                          Suite 103
(252) 441-9935                                                                  (252) 441-8743
                                        3635 North Halifax Road
                                        (252) 451-8700

                              FIRST SOUTH BANK ATM* LOCATIONS

CHOCOWINITY                             KILL DEVIL HILLS                        RALEIGH
2999 Highway 17 South                   1906 South Croatan Highway              4800 Six Forks Road

ELIZABETH CITY                          KINSTON                                 ROCKY MOUNT
604 East Ehringhaus Street              2430 Heritage Street                    300 Sunset Avenue
                                                                                2901 Sunset Avenue
FAYETTEVILLE                            LUMBERTON                               1378 Benvenue Road
241 Green Street                        3000 North Elm Street                   450 North Winstead Avenue
3107 Raeford Road                       3551 Fayetteville Road                  3635 North Halifax Road

GREENVILLE                              NEW BERN                                TARBORO
301 East Arlington Boulevard            1725 Glenburnie Road                    1202 Western Boulevard
                                        2019 South Glenburnie Road
HOPE MILLS
3103 North Main Street

-------------------------------
*Member of Star and Cirrus ATM Networks
Member FDIC

                     FIRST SOUTH BANK PRODUCTS AND SERVICES

PERSONAL BANKING SERVICES

         CHECKING ACCOUNTS:
                  Free Basic Checking
                  Free Senior Checking (age 50 and over)
                  Basic Checking II
                  Executive Checking
                  Preferred Checking
                  Money Market Checking

         LENDING SERVICES:
                  Consumer Loans
                  FHA/VA Financing
                  Home Equity Loans
                  Mortgage Loans
                  Reserve Lines
                  VISA Credit Services

         SAVINGS ACCOUNTS:
                  Custodial Savings
                  Regular Savings

         OTHER PERSONAL BANKING SERVICES:
                  24-Hour Banking Cards (ATM)
                  AccessLine 24-Hour Telephone Banking
                  Automated Teller Machines (ATMs)
                  Certificates of Deposit
                  Drive-Thru Windows
                  Individual Retirement Accounts
                  Night Depository
                  Online Banking and Bill Payment
                  Safe Deposit Boxes
                  VISA CheckCards
                  Wire Transfers

COMMERCIAL BANKING SERVICES

          CHECKING ACCOUNTS:
                  Business Free Checking
                  Business Interest Checking
                  Commercial Checking
                  Commercial Money Market Checking
                  Simple Business Checking
                  Simple Business Plus Checking

          LENDING SERVICES:
                  Commercial Business Loans
                  Commercial Real Estate Loans
                  Lines of Credit
                  SBA Loans

         OTHER COMMERCIAL BANKING SERVICES:
                  Cash Management Sweep Products
                  Cash Services (Coin and Currency)
                  Letters of Credit
                  Night Depository
                  VISA Merchant Services
                  Wire Transfers

FIRST SOUTH LEASING, LLC

Through the efforts of First South Leasing, LLC, a wholly owned subsidiary of First South Bank, the service of equipment leasing is made available to the commercial markets of North Carolina, South Carolina, and Virginia. First South Leasing, LLC specializes in tax and non-tax equipment leasing. Recognizing the growing presence of equipment leasing in the banking sector, First South Bank applies its resources to meet this demand. To find out more, call toll-free at 1-800-845-6576.

Advantages of Leasing include:

o     Leasing frees working capital for other uses.

o     Leasing offers fixed payments.

o Properly structured lease payments are 100% tax deductible as a business expense.

o Leasing provides a hedge against inflation: by paying off a lease with tomorrow's dollars, a business can replace leased equipment before obsolescence reduces efficiency and profits.

UVEST INVESTMENT SERVICES

Through a partnership with UVEST Investment Services, First South Bank now offers investor ent services. UVEST, which is headquartered in Charlotte, North Carolina, 1s a registered securities broker-dealer and a member of the National Association of Securities Dealers (NASD) and the Securities Investors Protection Corporation (SIPC), as well as the Securities Industry Association (SIA).

With an appointment, an investment consultant can be available at any First South Bank location for a free, no obligation consultation. Discuss a full range of brokerage services including financial analysis, professional money management, stocks, bonds, mutual funds, annuities, and more. For more infonnation, contact Steve Wiggins (252-946-4178) or Tony Russ (252-451-0867), InvestmentConsultants, or call toll-free at 1-800-946-4178.

                  --------------------------------------------
                    Investment products are not FDIC insured,
                  are not bank guaranteed, and may lose value.
                  --------------------------------------------

                          First South Bank
                          =============================
                          All The Bank You'll Ever Need

Member FDIC                                                              [LOGO]
                                                                          EQUAL
                                                                         HOUSING
                                                                         LENDER

                             STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS

         First South Bancorp, Inc.              Telephone:          252-946-4178
         1311 Carolina Avenue                         Fax:          252-946-3873
         Washington, NC  27889                     E-mail: info@firstsouthnc.com
                                                  Website:  www.firstsouthnc.com

STOCK LISTING INFORMATION

The Company's common stock is listed and trades on the Nasdaq Stock Market under the symbol FSBK. As of March 1, 2005, there were 893 registered stockholders of record.

STOCK PRICE INFORMATION

The following is the high and low trading price information and dividends declared per share for the periods indicated.

         Quarter Ended                       High             Low                 Dividends
         -------------                       ----             ---                 ---------
         March 31, 2003             (1)     $24.49           $21.73                $.13
         June 30, 2003              (1)      23.07            20.58                 .13
         September 30, 2003         (1)      26.32            21.39                 .13
         December 31, 2003          (1)      25.17            21.47                 .13

         March 31, 2004             (1)      25.87            21.00                 .17
         June 30, 2004                       26.96            21.25                 .17
         September 30, 2004                  25.09            22.41                 .17
         December 31, 2004                   25.94            24.50                 .17

         ----------------
         (1) Adjusted for three-for-two stock split on April 23, 2004.

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

INVESTOR INFORMATION

Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, First South Bancorp, Inc., P.O. Box 2047, Washington, NC 27889; or via email to bwall@firstsouthnc.com.

ANNUAL MEETING

The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 26, 2005 at 11:00 a.m., at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.


GENERAL COUNSEL                              SPECIAL COUNSEL                            INDEPENDENT ACCOUNTANTS
Rodman, Holscher, Francisco & Peck, PA       Muldoon Murphy & Aguggia LLP               Dixon Hughes PLLC
320 North Market Street                      5101 Wisconsin Avenue, NW                  408 Summit Drive
Washington, NC  27889                        Washington, DC 20016                       Sanford, NC 27331

                              First South Bancorp
                              ===================
                              1311 Carolina Avenue
                                  P.O. Box 2047
                        Washington, North Carolina 27889
                       (252) 946-4178 o Fax (252) 946-3873
                              www.firstsouthnc.com