Form 10-K, Exhibit 13
period 2006-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2007-03-13
CIK 1027183

2006 Annual Report

First South Bancorp

                                TABLE OF CONTENTS

Letter to Stockholders                                                         1

Selected Consolidated Financial Information and Other Data                     3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                    4

Report of Independent Registered Public Accounting Firm                       15

Consolidated Statements of Financial Condition                                16

Consolidated Statements of Operations                                         17

Consolidated Statements of Changes in Stockholders' Equity                    18

Consolidated Statements of Cash Flows                                         19

Notes to Consolidated Financial Statements                                    20

Board of Directors                                                            41

Executive Officers                                                            41

Area Executives & Subsidiary Executives                                       41

City & Branch Executives                                                      41

First South Bank Office Locations                                             42

Stockholder Information                                                       43

Comparative Stock Performance Graph                                           44

                                MISSION STATEMENT

      "Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

                             LETTER TO STOCKHOLDERS

To Our Stockholders:

The financial performance achieved by First South Bancorp ("First South") and its wholly owned subsidiary, First South Bank ("Bank") during the year ended December 31, 2006 yielded a significant return on investment for our stockholders. During 2006, we accomplished our financial and strategic objectives, set a new earnings record and continued to enhance shareholder value.

For 2006, we are again pleased to report record earnings of $17.2 million representing a 21.7% increase over the $14.1 million earned in 2005. Diluted earnings per share increased 22.0% to $1.72 per share for 2006 from $1.41 per share for 2005. The significance of these earnings has been the Bank's success of managing the interest sensitivity gap relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. This has allowed us to sustain the volume of our net interest income during a period of rising interest rates, slower loan growth, and competitive pressure on deposit flows in the market areas we serve.

Total assets of First South grew by 9.1% to $910.5 million at year-end 2006, from $834.2 million at year-end 2005. In addition, total loans and leases increased to $761.4 million and deposits increased to $800.2 million, respectively, at year-end 2006. Internal growth was strong in a very competitive environment and the Bank's reliance on borrowings was minimal.

We also continued placing efforts on controlling operating expenses, resulting in a 43.1% efficiency ratio for 2006. In addition, our key performance ratios, return on average assets (ROA) and return on average equity (ROE), continue to place us at the top of our peer group. Our ROA and ROE was 1.9% and 23.5%, respectively, for 2006.

The total return to our stockholders increased significantly in 2006. During 2006, the Board of Directors declared a three-for-two stock split, increased the quarterly cash dividend payment rate by 25.0%, and when combined with the appreciation in the market price of our common stock, resulted in a 38.3% total return to our shareholders.

We enjoyed many positive events during 2006. We received national and statewide recognition for our operating efficiency, 3-year return on equity and various operating performance ratios including return on average equity, return on capital, net interest margin and total one-year return from American Banker, ABA Banking Journal, Business North Carolina, U. S. Banker, and the Charlotte Business Journal. First South was listed in the new NASDAQ Global Select Market, which places us in a peer group of the top listed companies in the world. In addition, we retained our listing in the Russell Index of funds, which helps raise First South's visibility with investors that rely on the Russell Indexes as part of their investment strategy. We are pleased with these recognitions, as they further exemplify the market awareness of First South and the Bank among both the business and investment communities.

During 2006, we relocated our limited service office in Avon, North Carolina to a new full service office in Buxton, North Carolina, and we are currently renovating a new full service office in Durham, North Carolina. We recently acquired a new site to locate a third full service office in Greenville, North Carolina. This expansion will allow us to better serve the banking needs in our growing market area, expand our customer base in existing markets and represents a continuation of the growth of our branch office network. In addition, this year we completed the construction and occupancy of a new credit administration operations center. This has provided us a centralized facility in order to be more responsive in meeting the credit needs and providing administrative support to our growing commercial banking customer base.

During 2007, we will focus on refurbishing a portion of our existing branch offices, in order to improve their efficiency and allow us to offer a broader range of services.

Many of our future strategies will focus on enhancing First South's franchise value. Our goal is to continue being a high performance bank, both in profitability and growth without compromising service. We are committed to our shareholders, our customers, and our employees.

We will continue to review the structure of the assets and liabilities of the Bank in order to meet the challenges of a changing world. We will use internal and external growth to meet our strategic plan. As the consolidation of our industry continued, this should create significant opportunities for First South to expand into new markets.

The outstanding financial results achieved this year would not have been possible without the hard work and dedication of our professional staff. We are appreciative and proud of their accomplishments. They are committed to First South, its principles and to providing their customers the highest possible level of service. We will continue to invest in our employees, which will ultimately result in improved service to our customers and enhanced shareholder value.

Each member of your Board of Directors along with our officers and employees join me in thanking you for supporting First South Bancorp. As always, we welcome your comments or suggestions and we look forward to your continued support.

                                      Sincerely,


                                      /s/ Tom Vann
                                      ----------------------------------
                                      Tom Vann
                                      President and
                                      Chief Executive Officer

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

                                                  At or For the Years Ended December 31, 2006, 2005,
                                                                 2004, 2003 and 2002
                                                 --------   -----------------------------------------
                                                 12/31/06   12/31/05   12/31/04   12/31/03   12/31/02
                                                 --------   --------   --------   --------   --------
                                                     (dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets                                     $910,548   $834,234   $722,051   $675,836   $628,473
Loans receivable, net                             761,437    708,929    631,816    553,200    490,914
Cash and investment securities                     82,258     74,771     52,997     84,996     90,259
Mortgage-backed securities                         36,729     22,702      9,209     11,715     23,526
Deposits                                          800,188    733,753    628,537    583,173    526,327
Borrowings                                         21,450     22,098     25,102     29,648     38,195
Stockholders' equity                               78,797     68,190     59,695     55,164     50,100

Selected Operations Data
Interest income                                  $ 67,752   $ 53,176   $ 40,180   $ 36,905   $ 36,826
Interest expense                                   25,607     15,464      9,692     10,186     12,473
                                                 --------   --------   ---------  --------   --------
Net interest income                                42,145     37,712     30,488     26,719     24,353
Provision for credit losses                           933      1,711        968        988      1,756
Noninterest income                                  9,259      8,207      8,750     10,502      8,462
Noninterest expenses                               22,207     21,132     19,592     17,979     16,337
                                                 --------   --------   ---------  --------   --------
Income before income taxes                         28,264     23,076     18,678     18,254     14,722
Income taxes                                       11,072      8,947      6,966      6,841      5,210
                                                 --------   --------   ---------  --------   --------
Net income                                       $ 17,192   $ 14,129   $ 11,712   $ 11,413   $  9,512
                                                 ========   ========   =========  ========   ========

Per Share Data
Earnings per share - basic                  (1)  $   1.77   $   1.49   $   1.25   $   1.22   $   0.97
Earnings per share - diluted                (1)      1.72       1.41       1.19       1.15       0.91
Dividends per share                         (1)      0.68       0.53       0.45       0.35       0.29

Selected Financial Ratios and Other Data
Performance Ratios:

Return on average assets                             1.93%      1.78%      1.64 %     1.76%      1.64%
Return on average equity                            23.45      21.92      20.50      22.06      18.39
Interest rate spread                                 4.94       5.04       4.63       4.46       4.43
Net interest margin                                  5.05       5.11       4.66       4.49       4.54
Average earning assets/average
  interest bearing liabilities                     119.20     118.66     116.63     114.16     116.03
Noninterest expense/average assets                   2.50       2.67       2.75       2.77       2.81
Efficiency ratio                                    43.14      45.95      49.87      48.30      49.79
Dividend payout ratio                               38.42      35.87      36.36      29.09      31.19

Quality Ratios:
Nonperforming assets/total assets                    0.37%      0.27%      0.34 %     0.41%      0.31%
Nonperforming loans/total loans                      0.36       0.32       0.37       0.47       0.31
Allowance for credit losses/total loans              1.29       1.29       1.30       1.36       1.40
Provision for credit losses/total loans              0.12       0.24       0.15       0.18       0.36

Capital Ratios and Other Data:
Equity/total assets, end of period                   8.65%      8.18%      8.28 %     8.16%      7.97%
Average equity/average assets                        8.24       8.13       8.02       7.96       8.90
Full service offices                                   26         26         25         22         21
Loans serviced for others                        $245,633   $260,632   $277,252   $288,917   $262,504

(1) Adjusted for three-for-two stock splits on May 25, 2006, April 23, 2004 and April 19, 2002.

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

The Company's common stock is listed and trades on the NASDAQ Global Select Market under the symbol FSBK.

Stock Split. On May 25, 2006 the Company paid a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record as of May 4, 2006. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

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

The levels of cash and cash equivalents depend on the Bank's operating, financing, lending and investing activities during any given period. At December 31, 2006 and 2005, cash and cash equivalents totaled $25.8 million and $32.9 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. Investment and mortgage-backed securities available for sale totaled $91.5 million at December 31, 2006 and $62.5 million at December 31, 2005. During the years ended December 31, 2006 and 2005, the Bank sold or exchanged real estate loans of $18.4 million and $29.2 million, respectively. Borrowings consisting of FHLB advances, junior subordinated debentures and retail repurchase agreements were $21.4 million at December 31, 2006 compared to $22.1 million at December 31, 2005. The Bank has pledged its FHLB Atlanta stock and certain loans as collateral for actual or potential FHLB advances. The Bank has a minimum credit availability with the FHLB of 40% of the Bank's total assets. At December 31, 2006 the Bank had unused credit availability with the FHLB of $357.3 million, compared to $327.1 million at December 31, 2005.

The Company had $10.3 million of junior subordinated debentures at December 31, 2006 and 2005, respectively, issued through a private placement pooled trust preferred securities offering by First South Preferred Trust I, a Delaware statutory trust. The trust preferred securities bear interest at a rate of 2.95% over three-month LIBOR payable quarterly, have a 30-year maturity and are first redeemable, in whole or in part, on or after September 30, 2008, with certain exceptions. For regulatory purposes, the $10.3 million total of trust preferred securities qualifies as Tier 1 capital for the Company and the Bank, to the extent such proceeds have been invested in the Bank and the Company. Proceeds from the trust preferred securities were used by the statutory trust to purchase junior subordinated debentures issued by the Company. For additional information, see Note 19 of Notes to Consolidated Financial Statements.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards. The Bank's stand-alone equity was $81.1 million at December 31, 2006, compared to $75.5 million at December 31, 2005. The Commissioner requires the Bank to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all regulatory capital requirements at December 31, 2006 and 2005.

At December 31, 2006, stockholders' equity was $78.8 million, compared to $68.2 million at December 31, 2005. Net income for fiscal 2006 was $17.2 million, compared to $14.1 million for fiscal 2005. At December 31, 2006 there were 9,788,133 shares of common stock outstanding, net of 1,466,089 treasury shares.

Contractual Obligations and Commitments. In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows. Table 1 below reflects contractual obligations of the Company outstanding as of December 31, 2006.

Table 1 - Contractual Obligations and Commitments

                                                           Payments Due by Period
                                          ---------------------------------------------------------
                                                      Less Than                              Over
         Contractual Obligations            Total       1 Year    1-3 Years   4-5 Years    5 Years
---------------------------------------   ---------   ---------   ---------   ---------   ---------
                                                               (In thousands)
Borrowed money                             $ 11,140    $  6,000    $ 5,140      $   --     $    --
Junior subordinated debentures               10,310          --         --          --      10,310
Lease obligations                             1,189         441        560         188          --
Deposits                                    800,188     759,309     38,070       2,809          --
                                           --------    --------    -------      ------     -------

    Total contractual cash obligations     $822,827    $765,750    $43,770      $2,997     $10,310
                                           ========    ========    =======      ======     =======

                                                 Amount of Commitment Expiration Per Period
                                          ---------------------------------------------------------
                                            Total
                                           Amounts    Less than                             Over
           Other Commitments              Committed     1 Year    1-3 Years   4-5 Years    5 Years
---------------------------------------   ---------   ---------   ---------   ---------   ---------
                                                               (In thousands)
Commitments to originate loans             $ 98,085     $83,268    $14,817      $   --     $     --
Undrawn balances on lines of credit and
  undrawn balances on credit reserves        54,345         703      3,123       3,781       46,738
Standby letters of credit                     2,720       2,720         --          --           --
                                           --------     -------    -------      ------     --------

    Total other commitments                $155,150     $86,691    $17,940      $3,781     $46, 738
                                           ========     =======    =======      ======     ========

In the normal course of business, the Company may enter into purchase agreements for goods or services. In management's opinion, the dollar amount of such agreements at December 31, 2006 is not material and has not been included in Table 1 above.

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

Interest rate risk and trends, liquidity and capital ratio requirements are reported to the Board on a regular basis. The Board reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board with respect to the Bank's asset and liability goals and strategies.

A primary approach in managing the Bank's interest rate risk has been to increase interest sensitive assets such as commercial loans, consumer loans and lease financing receivables. At December 31, 2006, the Bank had $697.3 million of commercial loans, consumer loans and lease receivables, compared to $650.5 million at December 31, 2005. The Bank had $25.6 million of loans held for sale at December 31, 2006, compared to $10.8 million at December 31, 2005. Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market. In managing its portfolio of investment securities, a majority of investment and mortgage-backed securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $91.5 million of investment and mortgage-backed securities classified as available for sale at December 31, 2006, compared to $62.5 million at December 31, 2005.

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

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Board has adopted an interest rate risk policy that establishes maximum increases in NPV of 19%, 39% and 60% and decreases in NPV of 19%, 37% and 54% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 2 below presents the Bank's projected changes in NPV and net interest income in the event of sudden and sustained increases or decreases in market interest rates for the various rate shock levels at December 31, 2006. At December 31, 2006, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board.

Table 2 - Projected Change in NPV and Net Interest Income

                 Net Portfolio Value             Net Interest Income
 Change    ------------------------------   ------------------------------
in Rates   $ Amount   $ Change   % Change   $ Amount   $ Change   % Change
--------   --------   --------   --------   --------   --------   --------
                          (Dollars in thousands)
+ 300 bp   $ 99,289   $(9,526)    (8.8)%    $ 46,672   $ 3,111       7.1%
+ 200 bp    102,756    (6,059)    (5.6)       45,638     2,077       4.8
+ 100 bp    106,089    (2,726)    (2.5)       44,654     1,093       2.5
Base        108,815        --       --        43,561        --        --
- 100 bp    109,055       240      0.2        42,316    (1,245)     (2.9)
- 200 bp    106,828    (1,987)    (1.8)       40,833    (2,728)     (6.3)
- 300 bp    104,321    (4,494)    (4.1)       39,113    (4,448)    (10.2)

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

In addition, the Bank uses interest sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-sensitive assets exceeds the amount of interest-sensitive liabilities, and is considered negative when the amount of interest-sensitive liabilities exceeds the amount of interest-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. The Bank's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

Rate/Volume Analysis. Net interest income can also be analyzed in terms of the impact of changing interest rates on average interest-earning assets and average interest-bearing liabilities, and the changing volume or amount of these assets and liabilities.

Table 3 below represents the extent to which changes in interest rates and changes in the volume of average interest-earning assets and average interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. For each category of average interest-earning asset and average interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the changes in volume); and (iv) net change (total of the previous columns).

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

Table 4 below sets forth certain information relating to the Company's Statements of Financial Condition and Statements of Operations for the three years ended December 31, 2006, 2005, and 2004, reflecting the yield on average earning assets and the average cost of funds for the periods indicated. Average balances are derived from month end balances. The Company does not believe that using month end balances rather than average daily balances has caused any material difference in the information presented.

Table 3 - Rate/Volume Analysis

                                            Year Ended December 31,              Year Ended December 31,
                                       ----------------------------------   -----------------------------------
                                                2006  vs.  2005                      2005  vs.  2004
                                       ----------------------------------   -----------------------------------
                                          Increase (Decrease) Due to            Increase (Decrease) Due to
                                       ----------------------------------   -----------------------------------
                                                                    (In thousands)
                                                          Rate/                                 Rate/
                                       Volume    Rate    Volume    Total    Volume    Rate     Volume    Total
                                       ------   ------   ------   -------   ------   -------   ------   -------
Interest income:
Loans receivable                       $4,544   $7,610   $  687   $12,841   $5,483   $ 7,067   $1,055   $13,605
Investment securities                     978     (221)    (111)      646     (535)     (349)      67      (817)
Mortgage-backed securities              1,181       11       25     1,217      (36)      (23)       2       (57)
Other interest-earning assets            (202)     170      (96)     (128)     108        72       85       265
                                       ------   ------   ------   -------   ------   -------   ------   -------
  Total earning assets                  6,501    7,570      505    14,576    5,020     6,767    1,209    12,996
                                       ------   ------   ------   -------   ------   -------   ------   -------

Interest expense:
Deposits                                1,657    6,877      783     9,317    1,233     3,840      530     5,603
FHLB advances                             192      127      201       520     (184)      133      (93)     (144)
Other interest-bearing liabilities         28      270        9       307       63       221       28       312
                                       ------   ------   ------   -------   ------   -------   ------   -------
  Total interest-bearing liabilities    1,877    7,274      993    10,144    1,112     4,194      465     5,771
                                       ------   ------   ------   -------   ------   -------   ------   -------
Change in net interest income          $4,624   $  296   $ (488)  $ 4,432   $3,908   $ 2,573   $  744   $ 7,225
                                       ======   ======   ======   =======   ======   =======   ======   =======

                                            Year Ended December 31,                Year Ended December 31,
                                       ----------------------------------   -----------------------------------
                                                2004  vs.  2003                       2003  vs.  2002
                                       ----------------------------------   -----------------------------------
                                           Increase (Decrease) Due to           Increase (Decrease) Due to
                                       ----------------------------------   -----------------------------------
                                                                    (In thousands)
                                                          Rate/                                 Rate/
                                       Volume    Rate    Volume    Total    Volume    Rate     Volume    Total
                                       ------   ------   ------   -------   ------   -------   ------   -------
Interest income:
Loans receivable                       $4,853   $ (430)  $  (65)  $ 4,358   $5,737   $(3,586)  $(666)   $ 1,485
Investment securities                    (649)     123      (24)     (550)     (79)      (62)      1       (140)
Mortgage-backed securities               (478)     (47)      21      (504)  (1,057)     (126)     61     (1,122)
Other interest-earning assets             (34)       7       (2)      (29)    (114)      (52)     22       (144)
                                       ------   ------   ------   -------   ------   --------  ------   -------
  Total earning assets                  3,692     (347)     (70)    3,275    4,487    (3,826)   (582)        79
                                       ------   ------   ------   -------   ------   --------  ------   -------

Interest expense:
Deposits                                  477   (1,433)     (69)   (1,025)   1,275    (3,369)   (346)    (2,440)
FHLB advances                              62       68       49       179      184       (17)   (109)        58
Other interest-bearing liabilities        118      125      109       352       30        38      27         95
                                       ------   ------   ------   -------   ------   --------  ------   -------
  Total interest-bearing liabilities      657   (1,240)      89      (494)   1,489    (3,348)   (428)    (2,287)
                                       ------   ------   ------   -------   ------   --------  ------   -------
Change in net interest income          $3,035   $  893   $ (159)  $ 3,769   $2,998   $  (478)  $(154)   $ 2,366
                                       ======   ======   ======   =======   ======   ========  ======   =======

Table 4 - Yield/Cost Analysis

                                                Year Ended December 31,      Year Ended December 31,      Year Ended December 31,
                                              ---------------------------  ---------------------------  ----------------------------
                                                          2006                         2005                         2004
                                              ---------------------------  ---------------------------  ----------------------------
                                                                                  (In thousands)
                                                                  Average                      Average                      Average
                                               Average             Yield/   Average             Yield/   Average             Yield/
                                               Balance  Interest    Cost    Balance  Interest    Cost    Balance  Interest    Cost
                                              --------  --------  -------  --------  --------  -------  --------  --------  -------
Interest earning assets:
Loans receivable  (1)                         $748,296   $63,198    8.45%  $686,357   $50,357    7.34%  $597,260   $36,752    6.15%
Investment securities                           51,919     2,600    5.01     34,596     1,954    5.65     42,881     2,771    6.46
Mortgage-backed securities                      30,941     1,725    5.58      9,303       508    5.46      9,927       565    5.69
Other interest-earning assets                    3,397       229    6.74      7,817       357    4.57      3,586        92    2.57
                                              --------   -------  ------   --------   -------  ------   --------   -------  ------
    Total earning assets                       834,553    67,752    8.12    738,073    53,176    7.20    653,654    40,180    6.15
                                                         -------  ------              -------  ------              -------  ------
Nonearning assets                               55,349                       53,826                       58,511
                                              --------                     --------                     --------
    Total assets                              $889,902                     $791,899                     $712,165
                                              ========                     ========                     ========
Interest bearing liabilities:
Time deposits                                 $502,167    21,674    4.32   $429,127    13,247    3.08   $347,217     7,734    2.23
Demand deposits                                145,206     2,153    1.48    147,852     1,260    0.85    158,543     1,172    0.74
Savings                                         20,993        32    0.15     23,028        35    0.15     21,553        33    0.15
FHLB advances                                   15,035       641    4.26      5,808       121    2.08     19,108       265    1.39
Junior subordinated debentures                  10,310       815    7.90     10,310       633    6.14     10,310       448    4.48
Repurchase agreements                            6,417       292    4.55      5,863       167    2.85      4,019        40    1.00
                                              --------   -------  ------   --------   -------  ------   --------   -------  ------
  Total interest-bearing liabilities           700,128    25,607    3.66    621,988    15,463    2.49    560,750     9,692    1.73
                                                         -------  ------              -------  ------              -------  ------
Noninterest bearing demand deposits            104,693         0    0.00     94,719         0    0.00     78,996         0    0.00
                                              --------   -------  ------   --------   -------  ------   --------   -------  ------
  Total sources of funds                       804,821    25,607    3.18    716,707    15,463    2.16    639,746     9,692    1.52
                                                         -------  ------              -------  ------              -------  ------
Other liabilities and stockholders'equity:
Other liabilities                               11,751                       10,748                       15,288
Stockholders' equity                            73,330                       64,444                       57,131
                                              --------                     --------                     --------
  Total liabilities and stockholders' equity  $889,902                     $791,899                     $712,165
                                              ========                     ========                     ========
Net interest income                                      $42,145                      $37,713                      $30,488
                                                         =======                      =======                      =======
Interest rate spread (2)                                            4.94%                        5.04%                        4.63%
                                                                  ======                       ======                       ======
Net yield on earning assets (3)                                     5.05%                        5.11%                        4.66%
                                                                  ======                       ======                       ======
Ratio of earning assets to interest bearing
  liabilities                                                     119.20%                      118.66%                      116.63%
                                                                  ======                       ======                       ======

----------
(1)   Includes classified loans.

(2) Represents the difference between the yield on earning assets and the average cost of funds.

(3)   Represents the net interest income divided by average earning assets.

Results of Operations

Comparison of Financial Condition at December 31, 2006 and 2005

Total assets increased 9.1% to $910.5 million at December 31, 2006 from $834.2 million at December 31, 2005. Earning assets increased 10.6% to $857.7 million at December 31, 2006 from $775.6 million at December 31, 2005, reflecting continued net growth in the securities and loan and leases receivable portfolios. Earning assets were 94.2% of total assets at December 31, 2006, compared to 93.0 % at December 31, 2005.

Loans and lease receivables, net of allowance for loan losses and deferred loan fees, increased 7.4% to $761.4 million at December 31, 2006 from $708.9 million at December 31, 2005. The Bank continues to emphasize the origination of both secured and unsecured commercial and consumer loans, in order to take advantage of shorter terms to maturity in managing its exposure to market and interest rate risk due to changes in interest rates. The Bank also sells selected mortgage loans in the secondary mortgage market in order to reduce its exposure to interest rate and credit risk, while retaining servicing to generate additional fee income. Loans serviced for others totaled $245.6 million at December 31, 2006 compared to $260.6 million serviced at December 31, 2005.

Commercial loans and lease receivables increased 8.2% to $593.5 million at December 31, 2006 from $548.6 million at December 31, 2005. Consumer loans increased 2.0% to $103.8 million at December 31, 2006 from $101.8 million at December 31, 2005. This growth reflects the Bank's continuing focus of the growth and development of its commercial and consumer loan and lease receivables portfolio. Commercial and consumer loans and lease receivables originations were $395.9 million during fiscal 2006, compared to $474.1 million during fiscal 2005, reflecting the slow down in origination volumes due to the rise in interest rates.

Residential real estate mortgage loans increased 9.8% to $74.7 million at December 31, 2006 from $68.0 million at December 31, 2005, reflecting loan origination volume, principal repayments, loan sales and securitizations. During fiscal 2006, the Bank originated $94.5 million of residential mortgage loans, compared to $119.3 million during fiscal 2005. The Bank sold $1.2 million of loans held for sale during fiscal 2006, compared to $12.9 million sold during fiscal 2005, reflecting the slow down in origination and refinancing volumes due to the rise in interest rates. During fiscal 2006, the Bank implemented a strategy to hold current held for sale mortgage loan originations for possible securitization into available for sale mortgage-backed securities in order to support future liquidity management needs.

Investment and mortgage-backed securities increased 44.4% to $93.2 million at December 31, 2006, from $64.5 million at December 31, 2005. During fiscal 2006, $10.0 million of investment maturities were reinvested into $25.0 million of purchases of investment securities available for sale, compared to $16.0 million of investment maturities reinvested into $25.0 million of purchases of investment securities available for sale in 2005. The Bank securitized $17.2 million of mortgage loans for mortgage-backed securities during fiscal 2006, compared to $16.4 million securitized during fiscal 2005. The Bank sold no investment or mortgage-backed securities available for sale during fiscal 2006 or fiscal 2005.

Goodwill related to prior period acquisitions was $4.2 million at December 31, 2006 and 2005, respectively, and is not amortized according to provisions of financial accounting standards. The unamortized balance of the Company's goodwill is tested for impairment quarterly. The Company has performed its quarterly impairment tests and has determined there was no impairment of goodwill as of December 31, 2006 or December 31, 2005.

Deposits increased 9.1% to $800.2 million at December 31, 2006 from $733.8 million at December 31, 2005. Certificates of deposit increased 10.6% to $517.0 million at December 31, 2006 from $467.4 million at December 31, 2005. The Bank continued to market lower cost core deposits during 2006, resulting in net checking account growth of 8.1% to $264.7 million at December 31, 2006 from $244.9 million at December 31, 2005. The Bank manages its cost of deposits by constantly monitoring the volume and rates being paid on maturing certificates of deposits in relationship to current funding needs and competitive market interest rates. During fiscal 2006 and 2005, the Bank repriced maturing certificates of deposits at competitive market rates, and combined with the growth of lower costing checking accounts, has provided an effective means of managing its deposit cost.

Total borrowings were $21.4 million at December 31, 2006 compared to $22.1 million at December 31, 2005. FHLB advances and junior subordinated debentures were $16.3 million at December 31, 2006, compared to $15.8 million at December 31, 2005. Borrowings in the form of repurchase agreements were $5.1 million at December 31, 2006, compared to $6.3 million at December 31, 2005, representing funds held in cash management accounts for commercial banking customers.

Stockholders' equity increased 15.6% to $78.8 million at December 31, 2006, from $68.2 million at December 31, 2005. The consolidated equity to assets ratio was 8.7% and 8.2% at December 31, 2006 and December 31, 2005, respectively. Accumulated other comprehensive loss was $579,000 at December 31, 2006 compared to $371,000 at December 31, 2005, reflecting a decrease in unrealized gains on available for sale securities, net of deferred income taxes, resulting from an increase in interest rates during the respective periods.

During the years ended December 31, 2006 and 2005, the Company declared four quarterly cash dividends each, totaling $0.68 and $0.53 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 38.4% for fiscal 2006 and 35.9% for fiscal 2005. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company, and general economic conditions.

Pursuant to stock repurchase programs adopted by the Company during fiscal years 2006 and 2005, the Company acquired 24,537 and 9,303 shares of its common stock, respectively, through both open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At December 31, 2006, treasury shares were 1,466,089 totaling $29.1 million, compared to 1,660,452 shares totaling $28.8 million at December 31, 2005. The Company will use the repurchased shares of its outstanding common stock for general corporate purposes including the future exercise of stock options and funding shares issued pursuant to potential future stock splits.

During fiscal 2006 and 2005, 532,979 and 152,478 shares, respectively, were issued on the exercise of stock options. In addition, during fiscal 2006 and 2005, 151,695 and 17,477 shares were tendered to pay for the exercise price of stock options being exercised and income taxes incident to such option exercises.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Net Income. Net income increased 21.7% to $17.2 million for the year ended December 31, 2006 from $14.1 million for the year ended December 31, 2005. Basic earnings per share increased 18.8% to $1.77 per share for the year ended December 31, 2006 from $1.49 per share for the year ended December 31, 2005. Diluted earnings per share increased 22.0% to $1.72 per share for the year ended December 31, 2006 from $1.41 per share for the year ended December 31, 2005. The average numbers of basic shares were 9,714,565 and 9,488,073 and the average numbers of diluted shares were 10,002,869 and 9,980,222, respectively, for the years ended December 31, 2006 and 2005. Return on average assets and return on average equity were 1.9% and 23.5% respectively for fiscal 2006, compared to 1.8% and 21.9% for fiscal 2005.

Interest Income. Interest income increased 27.4% to $67.8 million for fiscal 2006 from $53.2 million for fiscal 2005. During 2006 the increase in interest income resulted from a combination of an increase in interest rates and the increase in the volume of interest-earning assets, enabling the Bank to earn an increased level of interest income. The average balance of interest-earning assets increased 13.1% to $834.6 million for fiscal 2006, from $738.1 million for fiscal 2005. The yield on average interest-earning assets was 8.1% and 7.2% for fiscal 2006 and 2005, respectively.

Interest Expense. Interest expense increased 65.6% to $25.6 million for fiscal 2006 from $15.5 million for fiscal 2005. The increase in interest expense also reflects the increase in interest rates and the increase in the volume average interest-bearing liabilities, offset by an increase in noninterest-bearing checking accounts. The average balance of interest-bearing liabilities increased 12.6% to $700.1 million for fiscal 2006 from $622.0 million for fiscal 2005. The average balance of noninterest-bearing deposits increased 10.5% to $104.7 million for fiscal 2006 from $94.7 million for fiscal 2005. The average cost of funds (including noninterest-bearing deposits) was 3.2% for 2006, compared to 2.2% for 2005, reflecting a rising interest rate environment during fiscal 2006 and 2005.

Net Interest Income. Net interest income increased 11.8% to $42.1 million for fiscal 2006 from $37.7 million for fiscal 2005. The increase in net interest income during 2006 is attributable to a 23.5% greater increase in the volume of average interest-earning assets as compared to the increase in the volume of interest-bearing liabilities, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) was 5.1% for both fiscal 2006 and 2005, respectively. The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.9% for fiscal 2006, compared to 5.0% for fiscal 2005.

See Table 3 - Rate/Volume Analysis and Table 4 - Yield/Cost Analysis above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Credit Losses. The Bank provided $933,000 for credit losses during fiscal 2006, compared to $1.7 million for fiscal 2005. These provisions were necessary to absorb probable losses in the loan and lease portfolio and unfunded commitments, and to support the inherent risks associated with the growth of the commercial and consumer loan and lease receivable portfolio. The Bank maintains both general and specific allowances for loan and lease losses and a reserve for unfunded loan commitments (collectively the allowance for credit losses) based upon management's evaluation of risk in the loan and lease portfolio, unfunded commitments and past loss experience. The Bank's methodology for evaluating its allowance for credit losses includes amounts specifically allocated to loans and leases that are individually determined to be impaired, and general allowances allocated to groups of loans and leases not individually assessed for impairment. The allowance for loan and lease losses and reserve for unfunded commitments was $9.2 million and $765,000, respectively, at December 31, 2006, compared to $8.1 million and $1.1 million at December 31, 2005. The ratio of the allowance for credit losses to total loans and leases was 1.3% at both December 31, 2006 and 2005, which the Bank believes is adequate. The ratio of non-performing loans to total loans was .4% at December 31, 2006 and .3% at December 31, 2005.

The Bank uses an analytical asset classification process to determine the adequacy of its allowance for credit losses, reserve for unfunded commitments and necessary provisions for credit losses. The loan and lease portfolio is reviewed quarterly and delinquent loans are individually analyzed. Consideration is given to the loan status, payment history, repayment ability, probability of repayment, and loan-to-value percentages. Loans are classified in categories applicable to their circumstances as a result of this analysis. After reviewing current economic conditions, changes in delinquency status, and actual losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provisions for credit losses are recorded when necessary to bring the allowances to a level consistent with this analysis.

Noninterest Income. Noninterest income increased 12.8% to $9.3 million for fiscal 2006 from $8.2 million for fiscal 2005. Other income consists of fees, service charges and servicing fees earned on loans, service charges and insufficient funds fees collected on deposit accounts, gains from sales of loans and mortgage-backed securities and other miscellaneous income. Fees and service charges increased 9.9% to $6.7 million for fiscal 2006 from $6.1 million for fiscal 2005. Fees, service charges earned and insufficient funds fees collected during the respective periods is attributable to the volume of loan, deposit account, and insufficient funds transactions processed during each period, and the collection of related fees and service charges. Servicing fee income on loans serviced for others declined 2.6% to $666,000 for fiscal 2006 from $684,000 for fiscal 2005, as loans serviced for others declined to $245.6 million at year end 2006 from $260.6 million at year end 2005.

Gains from sales of mortgage loans increased to $330,000 for fiscal 2006 from $199,000 for fiscal 2005. The volume of loans sold or exchanged for mortgage-backed securities during fiscal 2006 was $18.4 million, compared to $29.2 million sold during fiscal 2005. The Bank may sell certain held for sale mortgage loans during favorable interest rate windows, while retaining other current held for sale mortgage loan originations for securitization into available for sale mortgage-backed securities. In addition, the sale of mortgage loans also provides liquidity necessary to support the Bank's operating, financing and lending activities.

Noninterest Expenses. Noninterest expenses increased 5.1% to $22.2 million for fiscal 2006 from $21.1 million in fiscal 2005. The Company's efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) improved to 43.1% for fiscal 2006 compared to 46.0% for fiscal 2005. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

The largest single component of these expenses is compensation and fringe benefits, which increased 7.1% to $13.6 million for fiscal 2006 from $12.7 million for fiscal 2005. Full-time equivalent employees were 275 at December 31, 2006 compared to 270 at December 31, 2005. The net growth in personnel results from opening three full-service banking offices in 2005 and administrative staff required to support the $76.3 million net growth in assets during fiscal 2006.

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

Income Taxes. The provision for income taxes increased 23.7% to $11.1 million for fiscal 2006 from $8.9 million for fiscal 2005. The increase in provision for income taxes is primarily the result of the 22.5% increase of pretax earnings to $28.3 million for fiscal 2006 from $23.1 million for fiscal 2005. Changes in the amount of income tax provisions reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period. The effective income tax rates for fiscal 2006 and 2005 were 39.2% and 38.8%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

Net Income. Net income increased 20.6% to $14.1 million for the year ended December 30, 2005 from $11.7 million for the year ended December 31, 2004. Diluted earnings per share increased 18.4% to $1.41 per share for the year ended December 31, 2005 from $1.19 per share for the year ended December 31, 2004. The average number diluted shares were 9,980,222 and 9,835,724, respectively, for the years ended December 31, 2005 and 2004. Return on average assets and return on average equity were 1.8% and 21.9% respectively for fiscal 2005, compared to 1.6% and 20.5% for fiscal 2004.

Interest Income. Interest income increased 32.3% to $53.2 million for fiscal 2005 from $40.2 million for fiscal 2004. During 2005 the increase in interest income resulted from a combination of an increase in interest rates and the increase in the volume of interest-earning assets, enabling the Bank to earn an increased level of interest income. The average balance of interest-earning assets increased 12.9% to $738.1 million for fiscal 2005, from $653.7 million for fiscal 2004. The yield on average interest-earning assets was 7.2% and 6.2% for 2005 and 2004, respectively.

Interest Expense. Interest expense increased 59.5% to $15.5 million for fiscal 2005 from $9.7 million for fiscal 2004. The increase in interest expense also reflects the increase in interest rates and the increase in the volume average interest-bearing liabilities, offset by an increase in noninterest-bearing checking accounts. The average balance of interest-bearing liabilities increased 10.9% to $622.0 million for fiscal 2005 from $560.8 million for fiscal 2004. The average balance of noninterest-bearing deposits increased 19.9% to $94.7 million for fiscal 2005 from $79.0 million for fiscal 2004. The average cost of funds was 2.2% for 2005, compared to 1.5% for 2004, reflecting a rising interest rate environment during 2005.

Net Interest Income. Net interest income increased 23.7% to $37.7 million for fiscal 2005 from $30.5 million for fiscal 2004. The increase in net interest income during 2005 is attributable to a 37.9% greater increase in the volume of average interest-earning assets as compared to the increase in the volume of interest-bearing liabilities, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets was 5.1% for fiscal 2005, compared to 4.7% fiscal 2004. The Bank's interest rate spread was 5.0% for fiscal 2005, compared to 4.4% for fiscal 2004.

Provision for Credit Losses. The Bank provided $1.7 million for credit losses during fiscal 2005, compared to $968,000 for fiscal 2004. These provisions were necessary to absorb probable losses in the loan portfolio and to support the inherent risks associated with growth in commercial and consumer loans. The Bank maintains an allowance for loan losses and a reserve for unfunded commitments (collectively the allowance for credit losses) based upon management's evaluation of risk in the loan and lease receivable portfolio and past loss experience. The allowance for loan and lease losses was $8.1 million at December 31, 2005 and $8.3 million at December 31, 2004, and the reserve for unfunded commitments was $1.1 million at December 31, 2005 and none at December 31, 2004. The ratio of the allowance for credit losses to total loans was 1.3% at both December 31, 2005 and December 31, 2004, respectively, which the Bank believes is adequate. The ratio of non-performing loans to total loans was .3% at December 31, 2005 and .4% at December 31, 2004.

Noninterest Income. Noninterest income declined 6.2% to $8.2 million for fiscal 2005 from $8.8 million for fiscal 2004. Fees and service charges declined 5.6% to $6.1 million for fiscal 2005 from $6.5 million for fiscal 2004, reflecting the volume of loan, deposit account, and insufficient funds transactions processed during each period, and the collection of related fees and service charges. Servicing fee income on loans serviced for others declined 5.6% to $684,000 for fiscal 2005 from $724,000 for fiscal 2004, as loans serviced for others declined to $260.6 million at year end 2005 from $277.3 million at year end 2004.

Gains from sales of loans, investments and mortgage-backed securities declined to $199,000 for fiscal 2005 from $597,000 for fiscal 2004. The volume of loans and mortgage-backed securities sold during fiscal 2005 was $29.2 million, compared to $39.9 million sold during fiscal 2004, reflecting a strategy to retain current held for sale mortgage loan originations for securitization into available for sale mortgage-backed securities. In addition, loan sales provide liquidity necessary to support the Bank's operating, financing and lending activities.

Noninterest Expenses. Noninterest expenses increased 7.7% to $21.1 million for fiscal 2005 from $19.6 million in fiscal 2004. The Company's efficiency ratio improved to 46.0% for fiscal 2005 compared to 49.9% for fiscal 2004.

The largest single component of these expenses is compensation and fringe benefits, which increased 5.7% to $12.7 million for fiscal 2005 from $12.0 million for fiscal 2004. Full-time equivalent employees increased to 270 at December 31, 2005 from 250 at December 31, 2004. This growth is due to additional personnel resulting from purchasing three full-service banking offices and administrative staff required to support the $111.1 million net growth in assets during fiscal 2005.

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

Income Taxes. The provision for income taxes increased 28.4% to $8.9 million for fiscal 2005 from $7.0 million for fiscal 2004. The increase in provision for income taxes is primarily the result of the 23.5% increase of pretax earnings to $23.1 million for fiscal 2005 from $18.7 million for fiscal 2004, and an increase in the federal tax rate from 34% to 35% during 2005 based on an increased volume of federal taxable income. Changes in the amount of income tax provisions reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period. The effective income tax rates for fiscal 2005 and 2004 were 38.8% and 37.3%, respectively.

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

Off-Balance Sheet Arrangements. See Note 14 of the "Notes to Consolidated Financial Statements" for a full description of financial instruments with off-balance sheet risk to which the Bank is a party in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

New Accounting Pronouncements. See Note 1 of the "Notes to Consolidated Financial Statements" for a full description of new accounting pronouncements including the respective effective dates of adoption and effects on results of operations and financial condition.

                      [Turlington and Company, L.L.P LOGO]

                          Turlington and Company, L.L.P
                          Certified Public Accountants

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

We have audited the accompanying consolidated statement of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of First South Bancorp, Inc. and Subsidiary for the years ended December 31, 2005 and 2004 were audited by other auditors whose report dated March 7, 2006 (except for the stock split described in Note 1 as to which the date is May 25, 2006) expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary at December 31, 2006 and the results of their operations, and their cash flows for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First South Bancorp, Inc.'s internal control over financial reporting as of December 31,:
2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 6, 2007 expressed an unqualified opinion on both management's assessment of the Company's internal control over financial reporting and the effectiveness of the Company's internal control over financial reporting.


/s/ Turlington and Company, L.L.P
--------------------------------------
Lexington, North Carolina
March 6, 2007

                                   ----------
                  509 East Center Street o Post Office Box 1697
                           o Lexington, North Carolina
                         27293-1697 Office: 336-249-6856
                            o Facsimile: 336-248-8697

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

                                                                  2006           2005
                                                              ------------   ------------
ASSETS
Cash and due from banks                                       $ 24,608,819   $ 32,523,922
Interest-bearing deposits in financial institutions              1,194,801        419,470
Investment securities - available for sale                      56,454,127     41,827,690
Mortgage-backed securities - available for sale                 35,066,627     20,639,067
Mortgage-backed securities - held for investment                 1,662,540      2,063,310
Loans receivable, net
  Held for sale                                                 25,576,080     10,845,783
  Held for investment                                          735,860,969    698,083,024
Premises and equipment, net                                      8,898,009      8,831,170
Real estate owned                                                  634,434         13,886
Federal Home Loan Bank of Atlanta stock, at cost
  which approximates market                                      1,933,300      1,689,200
Accrued interest receivable                                      5,398,477      4,288,600
Goodwill                                                         4,218,576      4,218,576
Mortgage servicing rights                                        1,266,530      1,402,085
Identifiable intangible assets                                     227,940        259,380
Income tax receivable                                            1,605,102      1,145,814
Prepaid expenses and other assets                                5,941,574      5,982,857
                                                              ------------   ------------
    Total assets                                              $910,547,905   $834,233,834
                                                              ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand                                                      $264,722,202   $244,879,590
  Savings                                                       18,481,271     21,509,653
  Large denomination certificates of deposit                   181,078,901    153,954,109
  Other time                                                   335,906,107    313,409,713
                                                              ------------   ------------
    Total deposits                                             800,188,481    733,753,065
Borrowed money                                                  11,139,947     11,787,528
Junior subordinated debentures                                  10,310,000     10,310,000
Other liabilities                                               10,112,899     10,192,769
                                                              ------------   ------------
    Total liabilities                                          831,751,327    766,043,362
                                                              ------------   ------------

Commitments and contingencies (Note 14)
Common stock, $.01 par value, 25,000,000 shares authorized,
  11,254,222 and 8,000,000 issued; 9,788,133 and 6,339,548
  shares outstanding, respectively                                  97,881         63,395
Additional paid-in capital                                      38,165,536     37,624,894
Retained earnings, substantially restricted                     70,217,380     59,661,079
Treasury stock at cost                                         (29,104,894)   (28,787,979)
Accumulated other comprehensive loss, net                         (579,325)      (370,917)
                                                              ------------   ------------
    Total stockholders' equity                                  78,796,578     68,190,472
                                                              ------------   ------------
    Total liabilities and stockholders' equity                $910,547,905   $834,233,834
                                                              ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2006, 2005 and 2004

                                                             2006          2005         2004
                                                         -----------   -----------   -----------
Interest income
  Interest and fees on loans                             $63,198,115   $50,357,203   $36,751,526
  Interest and dividends on investments and deposits       4,553,439     2,818,847     3,428,131
                                                         -----------   -----------   -----------
    Total interest income                                 67,751,554    53,176,050    40,179,657
                                                         -----------   -----------   -----------
Interest expense
  Interest on deposits                                    23,858,628    14,542,548     8,938,856
  Interest on borrowings                                     932,559       288,329       304,846
  Interest on junior subordinated debentures                 815,331       632,629       448,319
                                                         -----------   -----------   -----------
    Total interest expense                                25,606,518    15,463,506     9,692,021
                                                         -----------   -----------   -----------
Net interest income before provision for credit losses    42,145,036    37,712,544    30,487,636
Provision for credit losses                                  932,878     1,711,197       968,000
                                                         -----------   -----------   -----------
  Net interest income                                     41,212,158    36,001,347    29,519,636
                                                         -----------   -----------   -----------
Other income
  Fees and service charges                                 6,723,391     6,116,949     6,479,309
  Loan servicing fees                                        666,032       684,135       724,363
  Gain on sale of real estate, net                            10,237       215,928        23,037
  Gain on sale of mortgage loans                             329,743       199,414       508,218
  Gain on sale of mortgage-backed securities                      --            --        88,844
  Other income                                             1,529,644       990,165       926,699
                                                         -----------   -----------   -----------
    Total other income                                     9,259,047     8,206,591     8,750,470
                                                         -----------   -----------   -----------
General and administrative expenses
  Compensation and fringe benefits                        13,582,647    12,682,779    12,000,690
  Federal insurance premiums                                  95,012        89,523        86,666
  Premises and equipment                                   1,776,903     1,761,934     1,618,024
  Advertising                                                207,246       187,536       185,468
  Payroll and other taxes                                  1,305,008     1,143,214     1,023,813
  Data processing                                          2,362,751     2,270,449     2,060,986
  Amortization of intangible assets                          375,463       403,999       300,745
  Other                                                    2,502,015     2,592,604     2,315,233
                                                         -----------   -----------   -----------
    Total general and administrative expenses             22,207,045    21,132,038    19,591,625
                                                         -----------   -----------   -----------
Income before income taxes                                28,264,160    23,075,900    18,678,481
Income taxes                                              11,071,804     8,947,196     6,966,040
                                                          ----------    ----------    ----------
NET INCOME                                                17,192,356    14,128,704    11,712,441
Other comprehensive loss, net of taxes                      (208,408)   (1,244,045)   (1,383,503)
                                                         -----------   -----------   -----------
Comprehensive income                                     $16,983,948   $12,884,659   $10,328,938
                                                         ===========   ===========   ===========
Net income per common share
  Basic                                                  $      1.77   $      1.49   $      1.25
  Diluted                                                $      1.72   $      1.41   $      1.19

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2006, 2005 and 2004

                                                                                                 Accumulated
                                                                   Retained                         other
                                                   Additional      earnings,                    comprehensive
                                        Common       paid-in     substantially     Treasury        income
                                         stock       capital       restricted        stock       (loss), net        Total
                                       --------   ------------   -------------   ------------   -------------   ------------
Balance, December 31, 2003             $ 41,903   $ 49,020,632   $ 43,171,318    $(39,326,931)   $ 2,256,631    $ 55,163,553

Net income                                   --             --     11,712,441              --             --      11,712,441
Other comprehensive loss, net                --             --             --              --     (1,383,503)     (1,383,503)
Exercise of stock options                   834       (980,779)            --       1,418,734             --         438,789
Tax benefit, stock options exercised         --        279,334             --              --             --         279,334
Shares traded to exercise options          (145)       329,517             --        (366,669)            --         (37,297)
Acquisition of treasury shares             (773)            --             --      (2,211,917)            --      (2,212,690)
Dividends ($.45 per share)                                         (4,265,280)                                    (4,265,280)
3-for-2 stock split                      20,828    (10,832,989)       (20,828)     10,832,989             --              --
                                       --------   ------------   ------------    ------------    -----------    ------------

Balance, December 31, 2004               62,647     37,815,715     50,597,651     (29,653,794)       873,128      59,695,347

Net income                                   --             --     14,128,704              --             --      14,128,704
Other comprehensive loss, net                --             --             --              --     (1,244,045)     (1,244,045)
Exercise of stock options                 1,017     (1,060,993)                     1,741,721             --         681,745
Tax benefit, stock options exercised         --        490,923             --              --             --         490,923
Shares traded to exercise options          (176)       379,249             --        (539,273)            --         (160,200)
Acquisition of treasury shares             (93)             --             --        (336,633)            --       (336,726)
Dividends ($.53 per share)                   --             --     (5,065,276)             --             --      (5,065,276)
                                       --------   ------------   ------------    ------------    -----------    ------------

Balance, December 31, 2005               63,395     37,624,894     59,661,079     (28,787,979)      (370,917)     68,190,472

Net income                                   --             --     17,192,356              --             --      17,192,356
Other comprehensive loss, net                --             --                             --       (208,408)       (208,408)
Exercise of stock options                 3,706     (5,963,302)            --        6,605,460            --         645,864
Tax benefit, stock options exercised         --      3,965,214             --                             --       3,965,214
Shares traded to exercise options        (1,517)     2,412,280             --      (6,054,715)            --      (3,643,952)
Acquisition of treasury shares            (245)                            --        (867,660)            --        (867,905)
Stock based compensation                     --        126,450             --              --             --         126,450
Dividends ($.68 per share)                   --             --     (6,594,848)             --             --      (6,594,848)
3-for-2 stock split                      32,542             --        (41,207)             --             --          (8,665)
                                       --------   ------------   ------------    ------------    -----------    ------------

Balance, December 31, 2006             $ 97,881   $ 38,165,536   $ 70,217,380    $(29,104,894)   $  (579,325)   $ 78,796,578
                                       ========   ============   ============    ============    ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

                                                                    2006            2005            2004
                                                                -------------   ------------   ------------
Operating activities
  Net income                                                    $  17,192,356   $ 14,128,704   $ 11,712,441
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities
      Provision for credit losses                                     932,878      1,711,197        968,000
      Depreciation                                                    843,017        839,387        754,332
      Amortization of intangibles                                     375,463        403,999        325,741
      Impairment of real estate owned                                      --             --         19,178
      Accretion of discounts on securities, net                        59,769        (84,657)      (101,337)
      Deferred income taxes                                          (201,747)      (546,141)     1,141,688
      Gain on disposal of premises and equipment
        and real estate owned                                        (157,856)      (258,741)       (21,745)
      Gain on loans held for sale and mortgage-
          backed securities                                          (329,743)      (199,414)      (597,062)
      Stock based compensation expense                                126,450             --             --
      Originations of loans held for sale, net                    (32,791,666)   (33,898,697)   (34,985,086)
      Proceeds from sale of loans held for sale                     1,187,887     12,859,144     37,614,277
      Other operating activities                                   (1,936,077)       156,243     (1,646,103)
                                                                -------------   ------------   ------------
          Net cash provided by (used in) operating activities     (14,699,269)    (4,888,976)    15,184,324
                                                                -------------   ------------   ------------

Investing activities
  Proceeds from maturities of investment securities
    available for sale                                             10,050,000     16,000,000     16,000,000
  Purchases of investment securities available for sale           (25,000,000)   (27,000,000)             -
  Proceeds from principal repayments and sales of
    mortgage-backed securities available for sale                   2,682,350      1,663,783      4,941,963
  Proceeds from principal repayments of
    mortgage-backed securities held for investment                    400,770        506,048        272,126
  Originations of loans held for investment, net
    of principal repayments                                       (39,762,587)   (73,624,172)   (82,539,233)
  Proceeds from disposal of premises and equipment
    and real estate owned                                             847,830      1,229,700        262,152
  Sales (purchases) of FHLB stock                                    (244,100)       136,000        302,000
  Purchases of premises and equipment                              (1,094,382)    (1,193,777)    (1,183,726)
  Repayment of note receivable                                             --      1,156,557         96,146
  Net cash received in branch acquisition                                  --             --     15,771,621
                                                                -------------   ------------   ------------
       Net cash used in investing activities                      (52,120,119)   (81,125,861)   (46,076,951)
                                                                -------------   ------------   ------------

Financing activities
  Net increase in deposit accounts                                 66,435,416    105,216,360     27,017,259
  Net increase (decrease) in FHLB borrowings                          500,000     (5,000,000)    (5,500,000)
  Purchase of treasury shares                                        (867,905)      (336,726)    (2,212,690)
  Proceeds from exercise of stock options, net of tax benefit         967,126      1,012,468        680,826
  Cash paid for dividends and fractional shares                    (6,207,440)    (4,867,849)    (4,032,865)
  Net change in repurchase agreements                              (1,147,581)     1,995,628        953,841
                                                                -------------   ------------   ------------

       Net cash provided by financing activities                   59,679,616     98,019,881     16,906,371
                                                                -------------   ------------   ------------

Increase (decrease) in cash and cash equivalents                   (7,139,772)    12,005,044    (13,986,256)

Cash and cash equivalents, beginning of year                       32,943,392     20,938,348     34,924,604
                                                                -------------   ------------   ------------

Cash and cash equivalents, end of year                          $  25,803,620   $ 32,943,392   $ 20,938,348
                                                                =============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of And For The Years Ended December 31, 2006, 2005 and 2004

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

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include demand and time deposits (with remaining maturities of ninety days or less at time of purchase) at other financial institutions.

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

A decline in the market value of any AFS or HTM security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

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

LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

Loans receivable held for investment are stated at the amount of unpaid principal, reduced by an allowance for probable credit losses and net of deferred origination fees. Interest on loans is accrued based on the principal amount outstanding and is recognized using the interest method.

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

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The Bank uses several factors in determining if a loan is impaired. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc. At December 31, 2006 and 2005 there were no loans, individually or in the aggregate, that are material to the consolidated financial statements which were defined as impaired.

The allowance for credit losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with accounting principles generally accepted in the United States of America and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or risks in its portfolio will not require further increases in the allowance.

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

As a part of its normal business operations, the Bank originates mortgage loans that have been approved by secondary investors. The Bank issues a rate lock commitment to a borrower and concurrently "locks-in" with a secondary market investor, under a best efforts delivery mechanism. The terms of the loan are set by the secondary investors and are transferred within a short time period of the Bank initially funding the loan. The Bank receives origination fees from borrowers and servicing release premiums from investors that are recognized when the loan is sold on the Statement of Operations in the line item "Gain on sale of mortgage loans and mortgage-backed securities". Between the initial funding of the loans by the Bank and subsequent purchase by the investor, the Bank carries the loans on its Statement of Financial Condition at the lower of cost or fair market value.

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

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortization where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for credit losses until prior charge-offs have been fully recovered.

MORTGAGE SERVICING RIGHTS

When mortgage loans, or mortgage-backed securities, are sold, the proceeds are allocated between the related loans and the retained mortgage servicing rights based on their relative fair values.

Servicing assets and liabilities are amortized on a straight line basis over the average period of estimated net servicing income (if servicing revenues exceed servicing costs) or net servicing loss (if servicing costs exceed servicing revenues). All servicing assets or liabilities are assessed for impairment or increased obligation based on their fair value.

The Company recorded amortization of mortgage servicing rights of $344,023, $372,559 and $277,078 for prepayments during the years ended December 31, 2006, 2005 and 2004, respectively. There were no impairments recognized during the years ended December 31, 2006, 2005 and 2004.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

REAL ESTATE OWNED

Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. There were no valuation adjustments recognized during the years ended December 31, 2006 and 2005. The Company recognized valuation adjustment of approximately $19,178 during the year ended December 31, 2004.

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

The Bank is required to invest in Class B capital stock, par value $100, of the Federal Home Loan Bank of Atlanta ("FHLB"). The FHLB capital stock requirement is based on the sum of a membership stock component totaling 20% of the Bank's total assets plus an activity based stock component of 4.5% of outstanding FHLB advances. At December 31, 2006 and 2005, the Bank owned 19,333 and 16,892 shares of the FHLB's capital stock, respectively.

The Bank carries this investment at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2006.

GOODWILL AND INTANGIBLE ASSETS

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangible assets resulting from the branch acquisitions described in
Note 20 are amortized on a straight-line basis over 10 years, resulting in amortization expense of approximately $31,000 per year. Goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections.

INCOME TAXES

The Company reports income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, ("SFAS No. 109") which requires the recognition of deferred tax assets and liabilities for the temporary difference between financial statement and tax basis of the Company's assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ADVERTISING

Advertising costs are expensed as incurred. For the years ended December 31, 2006, 2005 and 2004, the Company incurred advertising expense totaling $207,246, $187,536 and $185,468, respectively.

COMPREHENSIVE INCOME

The Company's other comprehensive income relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended December 31, 2006, 2005 and 2004 is as follows:

                                       Years ended December 31,
                                 -----------------------------------
                                    2006        2005         2004
                                 ---------  -----------  -----------
Unrealized losses on securities
  available for sale             $(357,109) $(2,006,525) $(2,248,414)
Tax benefit                        148,701      762,480      917,500
Reclassification of net gains
  recognized in net income              --           --      (88,844)
Tax expense                             --           --       36,255
                                 ---------  -----------  -----------
Other comprehensive loss, net    $(208,408) $(1,244,045) $(1,383,503)
                                 =========  ===========  ===========

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

STOCK SPLIT

On May 25, 2006 the Company paid a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record as of May 4, 2006. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

RECLASSIFICATION

Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform with the 2006 presentation. These reclassifications had no effect on previously reported net income or stockholders' equity.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments -- an Amendment of SFAS No. 133 and 140". This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the fiscal years beginning after September 15, 2006. The Company will adopt SFAS No. 155 on January 1, 2007 with no expected material effect on its consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 ("SFAS No. 156"), "Accounting for Servicing of Financial Assets -- an amendment of SFAS No. 140". This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose either of the Amortization or Fair Value subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; and requires separate presentation of servicing assets and servicing liabilities measured at fair value in the statement of financial position. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The Company will adopt SFAS No. 156 on January 1, 2007 with no material effect on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value instruments. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measure attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, SFAS No. 157 will change current practice. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact SFAS No. 157 may have on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 ("SFAS No. 158"), "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an Amendment of FASB Statements No. 87, 88, 106, and 132(R)". This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 is effective for fiscal years ending after December 15, 2006 for an employer with publicly traded equity securities. The Company adopted SFAS No. 158 during the year ended December 31, 2006 with no material effect on its consolidated financial statements, since the Company does not have a defined benefit pension plan.

In June 2006, the FASB issued Financial Interpretation No. 48, ("FIN 48"), "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109". This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return; and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2007. The Company is currently evaluating the impact FIN 48 may have on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin Topic 1N, "Financial Statements - Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 addresses how a registrant should quantify the effect of an error on its financial statements. SAB 108 concludes that a dual approach should be used to compute the amount of a misstatement, using both the "rollover" (current year income statement perspective) and "iron curtain" (year-end balance sheet perspective) methods. SAB 108 does not address how to evaluate materiality (quantitative and qualitative effects of a misstatement on the financial statements). The SEC's views on evaluating the materiality of an error are covered in SAB Topic 1M, "Financial Statements - Materiality" ("SAB 99"). SAB 108 is effective for fiscal years ending after November 15, 2006 (i.e. December 31, 2006 for a calendar year-end company). The Company adopted SAB 108 for its fiscal year ending December 31, 2006 with no material effect on its consolidated financial statements.

The FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. The company considers the effect of proposed statements on its consolidated financial statements and monitors the status of changes to and proposed effective dates of exposure drafts.

2. INVESTMENT SECURITIES

Investment securities at December 31, 2006 and 2005 are classified as available for sale according to management's intent and summarized as follows:

                                                  Gross       Gross     Estimated
                                   Amortized   unrealized  unrealized     market
                                      cost        gains      losses       value
                                  -----------  ----------  ----------  -----------
December 31, 2006:
  U.S. Treasury and Agency Notes  $56,931,292   $ 94,931   $(572,096)  $56,454,127
                                  ===========   ========   =========   ===========
December 31, 2005:
  U.S. Treasury and Agency Notes  $42,041,062   $227,097   $(440,469)  $41,827,690
                                  ===========   ========   =========   ===========

The following tables show U.S. Treasury and Agency Notes unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005. The current year unrealized losses on these investment securities are a result of volatility in the market during 2006 and relate to twelve U.S. Treasury and Agency Notes. All unrealized losses on U.S. Treasury and Agency Notes are considered by management to be temporary given the credit ratings on these investment securities.

                                                                                 2006
                                              -------------------------------------------------------------------------
                                                Less Than 12 Months       12 Months or More              Total
                                              -----------------------  -----------------------  -----------------------
                                                  Fair     Unrealized      Fair     Unrealized      Fair     Unrealized
                                                 value       losses       value       losses       value       losses
                                              -----------  ----------  -----------  ----------  -----------  ----------
Securities available for sale:
  U.S. Treasury and Agency Notes              $14,682,646  $(173,527)  $26,642,632  $(398,569)  $41,325,278  $(572,096)
                                              ===========  =========   ===========  =========   ===========  =========

                                                                                 2005
                                              -------------------------------------------------------------------------
                                                Less Than 12 Months       12 Months or More              Total
                                              -----------------------  -----------------------  -----------------------
                                                  Fair     Unrealized      Fair     Unrealized      Fair     Unrealized
                                                 value       losses       value       losses       value       losses
                                              -----------  ----------  -----------  ----------  -----------  ----------
Securities available for sale:
  U.S. Treasury and Agency Notes              $26,584,939  $(440,469)  $        --  $      --   $26,584,939  $(440,469)
                                              ===========  =========   ===========  =========   ===========  =========

U.S. Treasury and Agency notes at December 31, 2006 are contractually scheduled to mature as follows:

                                                     Estimated
                                        Amortized      market
                                           cost        value
                                       -----------  -----------
Due within one year                    $ 8,993,479  $ 8,991,635
Due after one year through five years   47,937,813   47,462,492
                                       -----------  -----------
  Total                                $56,931,292  $56,454,127
                                       ===========  ===========

There were no sales of U.S. Treasury and Agency Notes during the years ended December 31, 2006, 2005 and 2004. U.S. Treasury and Agency Notes with an amortized cost of approximately $13.4 million and $17.0 million were pledged to secure deposits from public entities and repurchase agreements at December 31, 2006 and 2005, respectively.

3. MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at December 31, 2006 and 2005 are classified as available for sale according to management's intent and summarized as follows:

                                                      Gross        Gross      Estimated
                                       Amortized    unrealized   unrealized     market
                                          cost         gains       losses       value
                                      -----------  -----------  -----------  -----------
December 31, 2006:
  FHLMC participation certificates,
    maturing from years 2007 to 2036  $35,532,221  $   135,332   $(600,926)  $35,066,627
                                      ===========  ===========   =========   ===========

December 31, 2005:
  FHLMC participation certificates,
    maturing from years 2007 to 2035  $21,011,344  $   113,072   $(485,349)  $20,639,067
                                      ===========  ===========   =========   ===========

Mortgage-backed securities at December 31, 2006 and 2005 are classified as held for investment according to management's intent and summarized as follows:

                                                      Gross        Gross      Estimated
                                       Amortized    unrealized   unrealized     market
                                          cost        gains        losses       value
                                      -----------  -----------  -----------  -----------
December 31, 2006:
  FHLMC participation certificate,
    maturing during 2013              $ 1,662,540  $        --   $ (99,487)  $ 1,563,053
                                      ===========  ===========   =========   ===========

December 31, 2005:
  FHLMC participation certificate,
    maturing during 2013              $ 2,063,310  $        --   $ (97,677)  $ 1,965,633
                                      ===========  ===========   =========   ===========

The following tables present mortgage-backed securities unrealized losses and fair values, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005. The current year unrealized losses on these investment securities are a result of volatility in the market during 2006 and relate to eight FHLMC participation certificates. All unrealized losses on FHLMC participation certificates are considered by management to be temporary given the credit ratings on these investment securities.

                                                                          2006
                                        ------------------------------------------------------------------------
                                          Less Than 12 Months       12 Months or More              Total
                                        -----------------------  -----------------------  ----------------------
                                            Fair     Unrealized      Fair     Unrealized      Fair     Unrealized
                                           value       losses       value       losses       value       losses
                                        -----------  ----------  -----------  ----------  -----------  ---------
Securities available for sale:
  FHLMC participation certificates      $ 8,598,800   $ (81,158) $14,955,333   $(519,768) $23,554,133  $(600,926)
                                        ===========   =========  ===========   =========  ===========  =========
Securities held for investment:
  FHLMC participation certificate       $        --   $      --  $ 1,563,053   $ (99,487) $ 1,563,053  $ (99,487)
                                        ===========   =========  ===========   =========  ===========  =========

                                                                          2005
                                        ------------------------------------------------------------------------
                                          Less Than 12 Months       12 Months or More              Total
                                        -----------------------  -----------------------  ----------------------
                                            Fair     Unrealized      Fair     Unrealized      Fair     Unrealized
                                           value       losses       value       losses       value       losses
                                        -----------  ----------  -----------  ----------  -----------  ---------
Securities available for sale:
  FHLMC participation certificate       $15,869,526   $(485,349) $        --   $      --  $15,869,526  $(485,349)
                                        ===========   =========  ===========   =========  ===========  =========
Securities held for investment:
  FHLMC participation certificate       $        --   $      --  $ 1,965,633   $ (97,677) $ 1,965,633  $ (97,677)
                                        ===========   =========  ===========   =========  ===========  =========

Mortgage-backed securities, classified as available for sale or held for investment, at December 31, 2006 are contractually scheduled to mature as follows:

                                                      Estimated
                                         Amortized      market
                                            cost        value
                                        -----------  -----------
Due one year or less                    $    10,313  $    10,528
Due after one year through five years       207,882      210,963
Due after five years through ten years    4,941,304    4,896,834
Due after ten years                      32,035,262   31,511,355
                                        -----------  -----------
  Total                                 $37,194,761  $36,629,680
                                        ===========  ===========

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. No mortgage-backed securities were sold in 2006 or 2005. Mortgage-backed securities with a carrying value of approximately $2.5 million were sold during the year ended December 31, 2004. Net realized gains on the sale of mortgage-backed securities were $88,844 during the year ended December 31, 2004. Mortgage-backed securities with an amortized cost of approximately $307,474 and $476,566 were pledged as collateral for treasury tax and loan deposits at December 31, 2006 and 2005, respectively.

4. LOANS RECEIVABLE

Loans receivable at December 31, 2006 and 2005 are summarized as follows:

                                      2006          2005
                                  ------------  ------------
Mortgage loans                    $ 74,690,012  $ 68,022,652
Consumer loans                     103,785,611   101,833,555
Commercial loans                   580,902,157   536,638,140
Leasing                             12,640,043    11,981,099
                                  ------------  ------------
  Total                            772,017,823   718,475,446
                                  ------------  ------------
Less: Allowance for loan losses     (9,157,597)   (8,113,416)
  Deferred loan fees, net           (1,423,177)   (1,433,223)
                                  ------------  ------------
Loans receivable, net             $761,437,049  $708,928,807
                                  ============  ============

The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 9).

During the years ended December 31, 2006, 2005, and 2004 the Bank exchanged loans with outstanding principal balances of $17,203,225, $16,354,875 and $2,841,484, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2006 and 2005 are fixed rate mortgage loans with an estimated market value of approximately $25,963,341 and $11,029,237, respectively.

Net gains on sales of loans receivable held for sale amounted to $329,743, $199,414 and $508,218 for the years ended December 31, 2006, 2005 and 2004, respectively.

Activity in the allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded commitments for the years ended December 31, 2006, 2005 and 2004, is summarized as follows:

                               Allowance for  Reserve for
                              Loan and Lease    Unfunded   Allowance for
                                  Losses      Commitments  Credit Losses
                              --------------  -----------  -------------
Balance at December 31, 2003    $7,633,709     $       --   $ 7,633,709
Provisions for credit losses       968,000             --       968,000
Loans charged off                 (301,636)            --      (301,636)
Recoveries                          43,309             --        43,309
                                ----------     ----------   -----------
Balance at December 31, 2004     8,343,382             --     8,343,382
Provisions for credit losses       602,308      1,108,889     1,711,197
Loans charged off                 (845,228)            --      (845,228)
Recoveries                          12,954             --        12,954
                                ----------     ----------   -----------
Balance at December 31, 2005     8,113,416      1,108,889     9,222,305
Provisions for credit losses     1,276,827      (343,949)       932,878
Loans charged off                 (342,094)            --      (342,094)
Recoveries                         109,448             --       109,448
                                ----------     ----------   -----------
Balance at December 31, 2006    $9,157,597     $  764,940   $ 9,922,537
                                ==========     ==========   ===========

Following is a summary of the principal balances of loans on nonaccrual status and loans past due over ninety days:

                                                        December 31,
                                                  ----------------------
                                                     2006        2005
                                                  ----------  ----------
Loans contractually past due over 90 days and/or
  on nonaccrual status:
    Mortgage residential                          $  934,022  $1,362,590
    Consumer and commercial                        1,806,353     896,254
                                                  ----------  ----------
      Total                                       $2,740,375  $2,258,844
                                                  ==========  ==========

For the years ended December 31, 2006, 2005 and 2004, interest income of approximately $143,407, $143,189 and $121,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                         December 31,
                                   ------------------------
                                       2006         2005
                                   -----------  -----------
Land                               $ 2,809,449  $ 2,847,880
Office buildings and improvements    7,129,462    6,601,871
Furniture, fixtures and equipment    4,507,943    4,281,794
Vehicles                               449,095      403,542
Construction in process                 33,682       14,303
                                   -----------  -----------
                                    14,929,631   14,149,390
Less accumulated depreciation        6,031,622    5,318,220
                                   -----------  -----------
  Total                            $ 8,898,009  $ 8,831,170
                                   ===========  ===========

The Company leases certain branch facilities and equipment under separate agreements that expire at various dates through August 15, 2012. Future rentals under these leases are as follows:

  2007    $  441,358
  2008       382,305
  2009       177,480
  2010       108,010
  2011        79,372
Thereafter        --
          ----------

  Total   $1,188,525
          ==========

Rental expense amounting to approximately $444,412, $395,919 and $389,000 during the years ended December 31, 2006, 2005 and 2004, respectively, is included in premises and equipment expense on the accompanying consolidated statements of operations.

6. DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits were as follows:

2007                 $476,105,884
2008                   32,566,759
2009                    5,503,389
2010                    1,493,328
2011                    1,315,648
Thereafter                     --
                     ------------
Total time deposits  $516,985,008
                     ============

7. EMPLOYEE BENEFIT PLANS

The Company participated in a multi-employer defined benefit pension plan which covered substantially all employees; however, effective January 31, 2002 the Company's Board of Directors approved a plan to freeze the accrual of future benefits under the plan. Consequently, no new employees became eligible to participate in the plan after January 31, 2002. Effective October 1, 2004 the Company withdrew from the plan. Active employees who were participating in the plan became 100% vested on that date and could select from a variety of benefit payment options based on their age and benefit payment amount. Expenses of the plan for unfunded liability, withdrawal fees, administrative fees and PBGC premiums the years ended December 31, 2006, 2005 and 2004 were $9,470, $0 and $624,968, respectively.

The Company also participates in a multi-employer defined contribution plan which covers substantially all employees. During the year ended December 31, 2006, employees may contribute from 1% to 100% of compensation, subject to an annual maximum as determined by the Internal Revenue Code, which is an increase in the contribution of 1% to 15% of compensation allowed during the years ended December 31, 2005 and 2004. The Company makes matching contributions of 100% of employees' contributions up to 5% of the employees' salaries.

The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended December 31, 2006, 2005 and 2004 were $354,235, $326,549 and $283,966, respectively.

Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended December 31, 2006, 2005 and 2004 aggregated $471,509, $486,662 and $500,089, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. The total liability under this plan was approximately $3,308,663 at December 31, 2006 and is included in other liabilities in the accompanying consolidated statements of financial condition.

8. STOCK BASED COMPENSATION

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment," ("SFAS No. 123R") which was issued by the Financial Accounting Standards Board ("FASB") in December 2004. SFAS No. 123R revises SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95, "Statement of Cash Flows," to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows. The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company's common stock on the date of grant.

The Company has one share-based compensation plan. On April 8, 1998, the Shareholders of the Company approved the First South Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of this Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. At December 31, 2006, the Plan includes 538,374 granted unexercised shares and 988,277 shares available to be granted. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any shareholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10-year life; however, there are additional limitations for shareholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all options immediately vest if a change of control, as defined, occurs.

A summary of option activity under the Plan as of December 31, 2006, and changes during the year ended December 31, 2006 is presented below:

                                                                     Aggregate
                                     Options     Options             Intrinsic
Year Ended December 31, 2006:       Available  Outstanding   Price     Value
-----------------------------       ---------  -----------  ------  -----------
  Outstanding at December 31, 2005  1,003,977   1,055,653   $ 7.34
  Granted                             (20,500)     20,500   $29.22
  Forfeited                             4,800      (4,800)  $19.31
  Exercised                                --    (532,979)  $ 5.74
                                    ---------   ---------   ------
Outstanding at December 31, 2006      988,277     538,374   $ 9.74  $11,975,810
                                    =========   =========           ===========

The amount of cash received and value of shares tendered for payment of option exercises for the December 31, 2006 was $3,058,144. The tax benefits realized for the tax deductions from option exercise of the share-based payment arrangements totaled $3,965,214 for the year ended December 31, 2006.

The intrinsic value of options exercised during the year ended December 31, 2006 was $11,309,095.

A summary of nonvested option shares as of December 31, 2006, and changes during the year ended December 31, 2006 is presented below:

Year Ended December 31, 2006:      Shares   Price
-----------------------------     -------  ------
  Nonvested at December 31, 2005   75,300  $18.22
  Granted                          20,500  $29.22
  Forfeited                        (4,800) $19.31
  Vested                          (37,750) $12.97
                                  -------
  Nonvested at December 31, 2006   53,250  $22.89
                                  =======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the year ended December 31, 2006, dividend growth rate of 17%; expected volatility of 22.3%; risk-free interest rates ranging from 4.70% to 5.06%; and expected lives of 6 years. The weighted-average fair value of options granted during the year ended December 31, 2006 was $6.03.

As of December 31, 2006, there was $174,614 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company's stock option plans. That cost is expected to be recognized the next 4.5 years.

The following table summarizes additional information about the Company's outstanding options and exercisable options as of December 31, 2006, including weighted-average remaining contractual term expressed in years ("Life") and weighted average exercise price ("Price"):

                              Outstanding         Exercisable
                         ---------------------  ---------------
Range of Exercise Price   Shares  Life   Price   Shares   Price
-----------------------  -------  ----  ------  -------  ------
  $5.41 - 5.50           324,475  1.27  $ 5.41  324,475  $ 5.41
  $6.87 - 10.37           51,067  4.47  $ 8.41   51,067  $ 8.41
  $14.97 - 16.61          91,332  6.38  $15.64   87,582  $15.64
  $16.77 - 29.28          61,500  8.49  $20.40   22,000  $19.10
  $30.81 - 33.30          10,000  9.57  $32.54        -  $    -
                         -------                -------
                         538,374  3.07  $ 9.65  485,124  $ 8.19
                         =======                =======

The adoption of SFAS 123R and its fair value compensation cost recognition provisions are different from the recognition provisions under SFAS 123 and the intrinsic value method for compensation cost allowed under APB 25. As a result of adopting SFAS 123R the Company's income before income taxes and net income for the year ended December 31, 2006 is $126,450 and $115,038 lower, than if it had continued to account for share-based compensation under APB 25. Basic earnings per share and diluted earnings per share for the year ended December 31, 2006 are $.01 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.

The following table illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 to the year earlier period:

                                                             Years Ended December 31,
                                                --------------------------------------------------
                                                          2005                      2004
                                                ------------------------  ------------------------
                                                As Reported   Pro Forma   As Reported   Pro Forma
                                                -----------  -----------  -----------  -----------
Net income attributable to common shareholders  $14,128,704  $14,007,413  $11,712,441  $11,627,766
Stock based compensation, net of tax effect     $        --  $   121,291  $        --  $    84,675
Net income per share - basic                    $      1.49  $      1.47  $      1.25  $      1.24
Net income per share - diluted                  $      1.41  $      1.41  $      1.19  $      1.18

A summary of the status of the Plan as of December 31, 2005 and 2004, and changes during the years then ended, including weighted-average exercise price ("Price"), is presented below:

                                        Years ended December 31,
                                  ------------------------------------
                                         2005               2004
                                  -----------------  -----------------
                                    Shares    Price    Shares    Price
                                  ---------  ------  ---------  ------
Outstanding at beginning of year  1,160,961  $ 6.79  1,279,062  $ 6.63
Granted                              53,175   19.37     20,625   15.53
Cancellations                      (158,483)   7.29   (138,726)   6.59
                                  ---------          ---------
Outstanding at year end           1,055,653    7.34  1,160,961    6.79
                                  =========          =========
Weighted-average fair value of
options granted during the year              $ 3.17             $ 2.31
                                             ======             ======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 2005 and 2004, respectively, dividend growth rate of 17% for each period; expected volatility of 21.4%, and 21.7%; and risk-free interest rates ranging from 4.03% to 4.47% during the year ended December 31, 2005; 3.59% to 4.11% during the year ended December 31, 2004; and expected lives of 6 years.

9. BORROWED MONEY

Borrowed money represents advances from the FHLB and repurchase agreements. Advances outstanding from the FHLB at December 31, 2006 and 2005 had a weighted average rate of 5.50% and 4.40%, respectively, and totaled $6,000,000 and $5,500,000, respectively. These advances have a scheduled maturity date of January 3, 2008.

At December 31, 2006 and December 31, 2005, repurchase agreements outstanding had average rates of 4.69% and 3.59%, and totaled $5,139,947 and $6,287,528, respectively.

At December 31, 2006 and 2005, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $10,000,000 and $7,000,000, respectively. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2006 and 2005, the Company had approximately $175.7 million and $160.8 million, respectively, of additional credit available with the FHLB.

10. INCOME TAXES

The components of income tax expense for the years ended December 31, 2006, 2005 and 2004 are as follows:

                   Years Ended December 31,
             -----------------------------------
                 2006        2005        2004
             -----------  ----------  ----------
Current
  Federal    $ 9,378,947  $7,925,068  $4,817,313
  State        1,894,604   1,568,269   1,007,039
             -----------  ----------  ----------
              11,273,551   9,493,337   5,824,352
             -----------  ----------  ----------
Deferred
  Federal       (165,994)   (496,214)  1,004,496
  State          (35,753)    (49,927)    137,192
             -----------  ----------  ----------
                (201,747)   (546,141)  1,141,688
             -----------  ----------  ----------
  Total      $11,071,804  $8,947,196  $6,966,040
             ===========  ==========  ==========

Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the years ended December 31, 2006, 2005 and 2004 are as follows:

                                          Years Ended December 31,
                                    -----------------------------------
                                        2006        2005        2004
                                    -----------  ----------  ----------
Expected income tax expense at 35%  $ 9,892,456  $8,076,565  $6,350,684
State income taxes, net of federal
  income tax                          1,208,253     986,922     755,192
Other expenses and adjustments          (28,905)   (116,291)   (139,836)
                                    -----------  ----------  ----------

    Total                           $11,071,804  $8,947,196  $6,966,040
                                    ===========  ==========  ==========

The components of deferred income tax assets and liabilities are as follows:

                                                      Years Ended December 31,
                                                      ------------------------
                                                         2006          2005
                                                      ----------    ----------
Deferred income tax assets
  Deferred directors' fees                            $  562,648    $  584,251
  Allowance for credit losses                          3,820,651     3,410,155
  Employee benefits                                      771,798       758,035
  Loans mark-to-market                                   152,968        72,464
  Unrealized losses on securities available for sale     363,433       214,732
  Other                                                   57,862        57,419
                                                      ----------    ----------
                                                       5,729,360     5,097,056
                                                      ----------    ----------
Deferred income tax liabilities
  Depreciation and amortization                        3,483,047     3,350,886
  Carrying value - land                                  395,000       395,000
  Mortgage servicing rights                              500,279       553,824
  Deferred loan origination fees and costs               807,690       598,819
  FHLB stock                                             141,451       141,451
  Other                                                       --        50,958
                                                      ----------    ----------
                                                       5,327,467     5,090,938
                                                      ----------    ----------
Net deferred income tax asset                         $  401,893    $    6,118
                                                      ==========    ==========

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

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject. The Company's most significant asset is its investment in First South Bank. Consequently, the information concerning capital ratios is essentially the same for the Company and the Bank.

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual regulatory capital amounts and ratios as of December 31, 2006 and 2005 are presented in the table below (dollars in thousands):

                                                                             Minimum to
                                                                               be Well
                                                                             Capitalized
                                                             Minimum for    under Prompt
                                                               Capital       Corrective
                                                              Adequacy         Action
                                               Actual         Purposes       Provisions
                                          ---------------  --------------  --------------
                                           Amount   Ratio   Amount  Ratio   Amount  Ratio
                                          -------  ------  -------  -----  -------  -----
December 31, 2006:
Total Capital (to Risk Weighted Assets)   $86,444   11.7%  $58,943   8.0%  $73,678  10.0%
Tier I Capital (to Risk Weighted Assets)   77,225   10.5%   29,471   4.0%   44,207   6.0%
Tier I Capital (to Average Assets)         77,225    8.5%   36,154   4.0%   45,193   5.0%

December 31, 2005:
Total Capital (to Risk Weighted Assets)   $80,015   11.7%  $54,940   8.0%  $68,675  10.0%
Tier I Capital (to Risk Weighted Assets)   71,423   10.4%   27,470   4.0%   41,205   6.0%
Tier I Capital (to Average Assets)         71,423    8.6%   33,125   4.0%   41,406   5.0%

12. EARNINGS PER SHARE

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned deferred stock awards and treasury shares) for the years ended December 31, 2006, 2005 and 2004. Options to purchase 538,374, 1,055,653 and 1,160,961 shares of common stock were outstanding at December 31, 2006, 2005, and 2004 respectively.

                                            Years Ended December 31,
                                     -------------------------------------
                                         2006         2005        2004
                                     -----------  -----------  -----------
Net income (numerator)               $17,192,356  $14,128,704  $11,712,441
                                     ===========  ===========  ===========

Weighted average shares outstanding
  for basic EPS (denominator)          9,714,565    9,488,073    9,377,799
Dilutive effect of stock options         288,304      492,149      457,925
                                     -----------  -----------  -----------
Adjusted shares for diluted EPS       10,002,869    9,980,222    9,835,724
                                     ===========  ===========  ===========

For the years ended December 31, 2006 and 2005, there were 8,000 and 10,800, respectively, options that were antidilutive since the exercise price exceeded the average market price of the Company's common stock for the year. These options have been omitted from the calculation of diluted earnings per share for 2006.

13. MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $245,620,000, $260,632,000 and $277,252,000 at December 31, 2006, 2005, and 2004 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

At December 31, 2006 and 2005, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,266,530 and $1,402,085 respectively.

During the years ended December 31, 2006 and 2005 respectively, the Company recorded additional servicing assets of $208,468 and $75,866 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the years ended December 31, 2006, 2005, and 2004 aggregated $344,023, $372,559, and $277,077, respectively. The fair value of recognized servicing assets amounted to approximately $2,300,000 and $1,843,000 as of December 31, 2006 and 2005, respectively. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK:

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

A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2006 and 2005 is as follows:

                                              December 31,
                                      ---------------------------
                                          2006           2005
                                      ------------   ------------
Commitments to extend credit          $ 98,085,000   $156,852,000
Undrawn balances on lines of credit
  and undrawn balances on credit
  reserves (overdraft protection)       54,345,000     53,637,000
Standby letters of credit                2,720,000      2,031,000
                                      ------------   ------------
  Total                               $155,150,000   $212,520,000
                                      ============   ============

Included in the commitments to originate loans as of December 31, 2006 and December 31, 2005, are fixed interest rate loan commitments of approximately $16.0 million and $23.8 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

The Company's lending is concentrated primarily in Beaufort, Craven, Cumberland, Dare, Edgecombe, Lenoir, Durham, Nash, Pasquotank, Pitt, Robeson, Wake, and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

Since many of the commitments are expected to expire without being drawn upon, amounts reported do not necessarily represent future cash requirements.

15. PARENT COMPANY FINANCIAL INFORMATION

The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2006, 2005 and 2004 are as follows:

                                                                     Years Ended December 31,
                                                            -----------------------------------------
                                                                2006           2005           2004
                                                            ------------   ------------   -----------
CONDENSED BALANCE SHEETS
Cash                                                        $  1,673,729   $  1,307,746   $ 1,071,439
Due from subsidiary                                                   --             --            --
Investment in wholly-owned subsidiary                         81,093,299     75,530,645    68,072,782
Other assets                                                   8,003,533      2,929,991     1,931,609
                                                            ------------   ------------   -----------
      Total assets                                          $ 90,770,561   $ 79,768,382   $71,075,830
                                                            ============   ============   ===========
Junior subordinated debentures                              $ 10,310,000   $ 10,310,000   $10,310,000
Other liabilities                                              1,663,983      1,267,910     1,070,483
Stockholders' equity                                          78,796,578     68,190,472    59,695,347
                                                            ------------   ------------   -----------
      Total liabilities and stockholders' equity            $ 90,770,561   $ 79,768,382   $71,075,830
                                                            ============   ============   ===========
CONDENSED STATEMENTS OF INCOME
Interest income, net                                        $         --   $         --   $        --
Interest on junior subordinated debentures                       815,331        632,629       448,319
Equity in earnings of subsidiary                              17,846,544     14,597,194    12,074,429
Miscellaneous income                                             161,143        164,139        86,331
                                                            ------------   ------------   -----------
      Net income                                            $ 17,192,356   $ 14,128,704   $11,712,441
                                                            ============   ============   ===========
CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
  Net income                                                $ 17,192,356   $ 14,128,704   $11,712,441
  Adjustments to reconcile net income
    to net cash provided by operating activities:
    Amortization of intangibles                                   24,996         24,996        24,996
    Equity in undistributed earnings of subsidiary           (17,846,544)   (14,597,194)   (5,351,168)
    Other operating activities                                (8,146,306)    (1,023,368)     (589,996)
                                                            ------------   ------------   -----------
      Net cash provided by (used in) operating activities     (8,775,498)    (1,466,862)    5,796,273
                                                            ------------   ------------   -----------
Investing activities:
  Payments for investments in and advances to subsidiary              --             --            --
  Repayments of advances to subsidiary                                --             --            --
  Upstream dividend received from First South Bank            15,115,171      5,895,276            --
                                                            ------------   ------------   -----------
      Net cash provided by investing activities               15,115,171      5,895,276            --
                                                            ------------   ------------   -----------
Financing activities:
  Proceeds from exercise of stock options                      1,093,576      1,012,468       680,826
  Purchase of treasury shares                                   (867,905)      (336,726)   (2,212,690)
  Cash paid for dividends and fractional shares               (6,199,361)    (4,867,849)   (4,032,865)
                                                            ------------   ------------   -----------
      Net cash used in financing activities                   (5,973,690)    (4,192,107)   (5,564,729)
                                                            ------------   ------------   -----------
Net increase in cash                                             365,983        236,307       231,544
Cash at beginning of year                                      1,307,746      1,071,439       839,895
                                                            ------------   ------------   -----------
Cash at end of year                                         $  1,673,729   $  1,307,746   $ 1,071,439
                                                            ============   ============   ===========

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized unaudited quarterly financial data for the years ended December 31, 2006 and 2005 is as follows (in thousands):

                               Fourth    Third     Second    First
                              -------   -------   -------   -------
2006:
Interest income               $17,849   $17,528   $16,794   $15,581
Interest expense                7,343     6,960     6,082     5,221
Provision for credit losses        --       150       437       346
Noninterest income              2,190     2,516     2,311     2,244
Noninterest expense             5,532     5,758     5,562     5,358
Income tax expense              2,799     2,859     2,737     2,677
                              -------   -------   -------   -------
Net income                    $ 4,365   $ 4,317   $ 4,287   $ 4,223
                              =======   =======   =======   =======
Net income per common share
  Basic                       $   .45   $   .44   $   .44   $   .44
  Diluted                     $   .43   $   .43   $   .43   $   .42

                               Fourth    Third     Second    First
                              -------   -------   -------   -------
2005:
Interest income               $14,931   $13,912   $12,602   $11,732
Interest expense                4,560     4,350     3,588     2,965
Provision for credit losses       266       394       413       638
Noninterest income              2,133     2,265     1,909     1,901
Noninterest expense             5,507     5,432     5,222     4,973
Income tax expense              2,615     2,327     2,057     1,949
                              -------   -------   -------   -------
Net income                    $ 4,116   $ 3,674   $ 3,231   $ 3,108
                              =======   =======   =======   =======
Net income per common share
  Basic                       $   .43   $   .39   $   .34   $   .33
  Diluted                     $   .41   $   .37   $   .32   $   .31

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

The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2006 and 2005 were as follows:

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

The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

                              December 31, 2006             December 31, 2005
                         ---------------------------   ---------------------------
                           Estimated      Carrying       Estimated      Carrying
                          fair value       amount       fair value       amount
                         ------------   ------------   ------------   ------------
1 - 4 family mortgages   $ 74,623,870   $ 73,891,745   $ 67,994,412   $ 67,292,687
Consumer                  101,571,532    102,448,552     99,701,568    100,544,156
Non-residential           585,096,751    585,096,752    541,091,964    541,091,964
                         ------------   ------------   ------------   ------------
  Total                  $761,592,153   $761,437,049   $708,787,944   $708,928,807
                         ============   ============   ============   ============

The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $283,203,473 and $266,389,243 at December 31, 2006 and 2005, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2006 and 2005 are as follows:

                                           2006           2005
                                       ------------   ------------
Certificates of deposits
  Carrying amount                      $516,985,008   $467,363,822
  Estimated fair value                  520,987,553    466,326,243

Advances for Federal Home Loan Bank:
  Carrying amount                      $  6,000,000   $  5,500,000
  Estimated fair value                    6,000,000      5,500,000

The carrying amount of accrued interest receivable, FHLB stock, note receivable, junior subordinated debentures, accrued interest payable, and repurchase agreements approximates their fair value.

There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $155,150,000 and $212,520,000 at December 31, 2006 and 2005, respectively, which are primarily comprised of unfunded loan commitments.

The Company's remaining assets and liabilities are not considered financial instruments.

18. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2006, 2005 and 2004 is as follows:

                                                           Year ended December 31,
                                                   --------------------------------------
                                                       2006          2005          2004
                                                   -----------   -----------   ----------
Real estate acquired in settlement of loans        $ 1,051,764   $   793,184   $  193,709
Exchange of loans for mortgage-backed securities    17,203,225    16,354,875    2,841,484
Cash paid for interest                              25,572,320    15,443,427    9,741,103
Cash paid for income taxes                           8,360,047     9,272,923    4,452,185
Dividends declared, not paid                         1,663,983     1,267,910    1,070,482

Noncash assets acquired in branch acquisitions are presented in Note 20.

19. JUNIOR SUBORDINATED DEBENTURES OWED TO UNCONSOLIDATED SUBSIDIARY TRUST AND CORPORATION-OBLIGATED MANDATORILY REDEEMABLE PREFERRED TRUST SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY DEBENTURES OF THE COMPANY

The Company has sponsored a trust, First South Preferred Trust I (the Trust), of which 100% of the common equity is owned by the Company. The Trust was formed for the purpose of issuing company-obligated preferred trust securities (the Preferred Trust Securities) to third-party investors and investing the proceeds from the sale of such Preferred Trust Securities solely in junior subordinated debt securities of the Company (the Debentures). The Debentures held by the Trust are the sole assets of the Trust. Distributions on the Preferred Trust Securities issued by the Trust are payable quarterly at a rate equal to the interest rate being earned by the Trust on the Debentures held by that Trust. The Preferred Trust Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Debentures. The Company has entered into an agreement, which fully and unconditionally guarantees the Preferred Trust Securities subject to the terms of the guarantee. The Debentures held by the Trust are first redeemable, in whole or in part, by the Company on or after September 30, 2008.

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

Consolidated debt obligations as of December 31, 2006 related to a subsidiary Trust holding solely Debentures of the Company follows:

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

The fair value of assets, including identifiable intangible assets, and liabilities assumed were as follows (in thousands):

Loans receivable                           $  2,212
Premises and equipment                           75
Core deposit intangible                         314
Deposits                                    (18,373)
                                           --------
Net cash received in branch acquisitions   $(15,772)
                                           ========

The Company recorded $31,440 in core deposit intangible amortization expense during the years ended December 31, 2006 and 2005. Amortization expense related to this intangible is anticipated to be approximately $31,000 per year over the next 5 years, with the remaining balance totaling approximately $104,000 to be amortized thereafter. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful life of this amortizing intangible asset.

                               BOARD OF DIRECTORS

Frederick N. Holscher
Chairman
Partner
Rodman, Holscher, Francisco,
& Peck, P.A.
Washington, NC

Charles E. Parker, Jr.
Senior Vice President
Robinson & Stith Insurance
New Bern, NC

Marshall T. Singleton
Vice Chairman
Co-Owner
B. E. Singleton & Sons
Washington, NC

H. D. Reaves, Jr.
Former President and
Chief Executive Officer
Home Federal Savings & Loan
Fayetteville, NC

Linley H. Gibbs, Jr.
Retired
Washington, NC

Thomas A. Vann
President and
Chief Executive Officer
First South Bank
Washington, NC

Frederick H. Howdy
President
Drs. Freshwater & Howdy, P.A.
Washington, NC

                               EXECUTIVE OFFICERS

Thomas A. Vann
President and
Chief Executive Officer

Sherry L. Correll
Executive Vice President
Deposit Operations

Larry W. Mallard
Executive Vice President
Chief Operating Of. cer

Paul S. Jaber
Executive Vice President
Mortgage Operations

William L. Wall
Executive Vice President
Chief Financial Officer and
Secretary

Mary R. Boyd
Executive Vice President
Loan Servicing

James W. Hoose, Jr.
Executive Vice President
Chief Credit Officer

Kristie W. Hawkins
Treasurer
Controller

                          AREA & SUBSIDIARY EXECUTIVES

Timothy M. Brown
Senior Vice President
Area Executive
Cape Fear Region

Guy P. Williams, Jr.
Senior Vice President
Area Executive
Tar River Region

James F. Buckman, IV
Senior Vice President
Area Executive
Pamlico Region

Donnie L.G. Bunn
President
First South Leasing, LLC.
Greenville, NC

Russel A. Lay
Senior Vice President
Area Executive
Albemarle Region

Dennis A. Nichols
Senior Vice President
Area Executive
Neuse Region

                            CITY & BRANCH EXECUTIVES

Jerry G. Hannah
Vice President
City Executive
Kinston, NC

Rhonda B. McLeod
Assistant Vice President
City Executive
Hope Mills, NC

Clyle F. Swanner, Jr.
Vice President
City Executive
Washington, NC

Joseph M. Johnson
Senior Vice President
City Executive
Durham, NC

Robert C. Pfeiffer
Senior Vice President
City Executive
Elizabeth City, NC

Thomas S. Lewis
Vice President
Branch Executive
Rocky Mount, NC

Donald B. Strickland, Jr.
Senior Vice President
City Executive
Greenville, NC

Kenneth W. Marshall, Jr.
Assistant Vice President
City Executive
Buxton, NC

William P. Stone
Vice President
City Executive
Lumberton, NC

                        FIRST SOUTH BANK OFFICE LOCATIONS

Buxton
47560 NC Highway 12
Buxton, NC 27920
(252) 995-3250

Chocowinity
2999 Highway 17 South
Chocowinity, NC 27817
(252) 940-4970

Durham
4215-01 University Drive
Durham, NC 27707
(919) 403-1000

Elizabeth City
604 East Ehringhaus Street
Elizabeth City, NC 27906
(252) 335-0848

Fayetteville
241 Green Street
Fayetteville, NC 28302
(910) 483-3681

705 Executive Place
Fayetteville, NC 28305
(910) 484-2116

Greenville
301 East Arlington Boulevard
Greenville, NC 27835
(252) 321-2600

907 East Firetower Road
Greenville, NC 27835
(252) 355-4644

Hope Mills
3103 North Main Street
Hope Mills, NC 28348
(910) 423-0952

Kill Devil Hills
1906 South Croatan Highway
Kill Devil Hills, NC 27948
(252) 441-9935

Kinston
2430 Herritage Street
Kinston, NC 28503
(252) 523-9449

Lumberton
600 North Chestnut Street
Lumberton, NC 28359
(910) 739-3274

3000 North Elm Street
Lumberton, NC 28359
(910) 608-5031

New Bern
202 Craven Street
New Bern, NC 28561
(252) 636-2997

1725 Glenburnie Road
New Bern, NC 28561
(252) 636-3569

2019 South Glenburnie Road
New Bern, NC 28561
(252) 637-1110

Rocky Mount
300 Sunset Avenue
Rocky Mount, NC 27804
(252) 972-9661

2901 Sunset Avenue
Rocky Mount, NC 27804
(252) 451-1259

1378 Benvenue Road
Rocky Mount, NC 27804
(252) 442-8375

450 North Winstead Avenue
Rocky Mount, NC 27804
(252) 937-1900

3635 North Halifax Road
Rocky Mount, NC 27804
(252) 451-8700

Raleigh
4800 Six Forks Road, Suite 115
Raleigh, NC 27609
(919) 783-5222

Tarboro
100 East Hope Lodge Street
Tarboro, NC 27886
(252) 823-0157

Washington
1311 Carolina Avenue
Washington, NC 27889
(252) 946-4178

300 North Market Street
Washington, NC 27889
(252) 940-4945

1328 John Small Avenue
Washington, NC 27889
(252) 940-5000

Credit Administration
220 Creekside Drive
Washington, NC 27889
(252) 975-4800

Operations Center
220 Creekside Drive
Washington, NC 27889
(252) 946-4178

Loan Production Office
Island Land Centre
3210 North Croatan Highway
Kill Devil Hills, NC 27948
(252) 441-8743

First South Leasing
1035 Director Court, Unit C
Greenville, NC 27858
(252) 355-4536

UVEST Investment Consultants

Donald Rudolph
1311 Carolina Avenue
Washington, NC 27889
(252) 940-4904

Chris Harp
2901 Sunset Avenue
Rocky Mount, NC 27804
(252) 451-0867

Brian Tarumoto
241 Green Street
Fayetteville, NC 28302
(910) 483-3686

                                              Member FDIC o Equal Housing Lender

                             STOCKHOLDER INFORMATION

Corporate Headquarters
  First South Bancorp, Inc.            Telephone: 252-946-4178
  1311 Carolina Avenue                   Fax: 252-946-3873
  Washington, NC 27889                   E-mail: info@firstsouthnc.com
                                         Website: www.firstsouthnc.com

Stock Listing Information

The Company's common stock is listed and trades on the NASDAQ Global Select Market under the symbol FSBK. As of March 1, 2007, there were 885 registered stockholders of record.

Stock Price Information

The following is the high and low trading price information and dividends declared per share for the periods indicated.

Quarter Ended              High      Low    Dividends
------------------        ------   ------   ---------
March 31, 2006       (1)  $25.33   $22.70      $.17
June 30, 2006        (1)   34.72    23.85       .17
September 30, 2006         34.72    28.50       .17
December 31, 2006          33.60    29.65       .17

March 31, 2005       (1)   19.00    15.62       .13
June 30, 2005        (1)   24.17    18.21       .13
September 30, 2005   (1)   24.13    20.79       .13
December 31, 2005    (1)   25.33    19.65       .14

----------
(1)   Adjusted for three-for-two stock split on May 25, 2006.

Registrar and Transfer Agent

Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the Company's stock registrar and transfer agent: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; via the Internet at www.rtco.com; or toll-free at 800-866-1340.

Form 10-K

The Annual Report on Form 10-K of the Company as filed with the Securities and Exchange Commission is available via the Internet on the Company's website at www.firstsouthnc.com under the headings "About Us - Newsroom - SEC Filings:
EDGAR-Online". Shareholders will be provided a copy without charge by writing to the Corporate Secretary, William L. Wall, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889.

Investor Information

Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, First South Bancorp, Inc., P.
O. Box 2047, Washington, NC 27889; or via email to bill.wall@firstsouthnc.com.

Annual Meeting

The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 24, 2007 at 11:00 a.m., at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

General Counsel                         Special Counsel               Independent Accountants
Rodman, Holscher, Francisco & Peck, PA  Muldoon Murphy & Aguggia LLP  Turlington and Company, LLP
320 North Market Street                 5101 Wisconsin Avenue, NW     509 East Center Street
Washington, NC 27889                    Washington, DC 20016          Lexington, NC 27293

                       COMPARATIVE STOCK PERFORMANCE GRAPH

      The graph and table which follow show the cumulative total return on the Common Stock for the period from December 31, 2001 through December 31, 2006 with (1) the total cumulative return of all companies whose equity securities are traded on the Nasdaq Stock Market and (2) the total cumulative return of banking companies traded on the Nasdaq Stock Market. The comparison assumes $100 was invested on December 31, 2001 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           Among First South Bancorp, Inc., The NASDAQ Composite Index
                           And The NASDAQ Bank Index

  [THE FOLLOWING TABLE WAS REPRESENTED BY LINE CHART IN THE PRINTED MATERIAL.]

* $100 invested on 12/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

                           12/31/01   12/31/02   12/31/03   12/31/04   12/31/05   12/31/06
                           --------   --------   --------   --------   --------   --------
First South Bancorp Inc.    $100.00    $162.88    $170.93    $183.53    $259.45    $359.39
NASDAQ                      $100.00    $ 68.85    $101.86    $112.16    $115.32    $127.52
NASDAQ Bank                 $100.00    $ 59.14    $ 89.11    $103.85    $130.57    $166.05

                               First South Bancorp
                              1311 Carolina Avenue
                                  P.O. Box 2047
                        Washington, North Carolina 27889
                      (252) 946-4178 o Fax (252) 946-3873
                              www.firstsouthnc.com