Form 10-K, Exhibit 13
period 2007-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2008-03-11
CIK 1027183

2007 Annual Report

First South Bancorp

TABLE OF CONTENTS

Letter to Stockholders	2

Selected Consolidated Financial Information and Other Data	4

Management's Discussion and Analysis of Financial Condition and Results of Operations	5

Report of Independent Registered Public Accounting Firm	16

Consolidated Statements of Financial Condition	17

Consolidated Statements of Operations	18

Consolidated Statements of Changes in Stockholders' Equity	19

Consolidated Statements of Cash Flows	20

Notes to Consolidated Financial Statements	21

Board of Directors	42

Executive Officers	42

Area Executives & Subsidiary Executives	42

City & Branch Executives	42

First South Bank Office Locations	43

Stockholder Information	44

Comparative Stock Performance Graph	45

MISSION STATEMENT

"Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

LETTER TO STOCKHOLDERS

To Our Stockholders:

I am pleased to report the financial performance achieved by First South Bancorp (“First South”) and its wholly owned subsidiary, First South Bank (“Bank”) during the year ended December 31, 2007.

For 2007, First South earned net income of $17.0 million compared to net income of $17.2 million earned in 2006. Diluted earnings per share were $1.70 per share for 2007 versus $1.72 per share for 2006. The significance of these earnings has been the Bank’s success of managing the interest sensitivity gap relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, during one of the most volatile periods in the banking sector’s history. This has allowed us to sustain the volume of our net interest income during a period of declining interest rates, slower loan growth, and competitive pressure on deposit flows in the market areas we serve.

Although we are pleased with our 2007 operating performance, we do anticipate some volatility into 2008, which will continue to challenge our interest rate risk and asset/liability management strategies. The economy will be challenged in 2008 with the housing slow down, rising energy costs, continued unrest in the Middle East, the election of new government leaders and uncertainty of further Federal Reserve interest rate cuts, as they are forecasting slow economic growth.

At December 31, 2007, our total assets were $909.3 million; net loans and leases $765.1 million; cash and investments $115.4 million; deposits $761.4 million; borrowings $42.1 million; and stockholders’ equity $86.0 million. During 2007 and amid intense competition on interest rates, the Bank repriced certain new and maturing time deposits at competitive market rates and also replaced certain maturing higher costing time deposits with lower costing FHLB borrowings, providing an effective means of managing our overall cost of funds.

We also continued placing efforts on controlling operating expenses, resulting in a 45.0% efficiency ratio for 2007. In addition, our key performance ratios, return on average assets (ROA) and return on average equity (ROE), continue to place us at the top of our peer group both on the national and statewide level. Our ROA and ROE were 1.9% and 20.3%, respectively, for 2007.

During 2007, the Board of Directors increased the quarterly cash dividend payment rate by 11.8%, and when combined with declaring four quarterly cash dividends totaling $0.76 per share, resulted in a dividend payout ratio on basic earnings to our shareholders of 44.4%.

We enjoyed many positive events during 2007. We received national and statewide recognition for our operating efficiency and various operating performance ratios including return on average equity, 3-year return on average equity, 5-year return on average equity and total market value from American Banker, ABA Banking Journal, U. S. Banker, and the Charlotte Business Journal.

First South was listed in the NASDAQ Global Select Market, which places us in a peer group of the top listed companies in the world. In addition, we retained our listing in the Russell Index of funds, which helps raise First South’s visibility with investors that rely on the Russell Indexes as part of their investment strategy. We are pleased with these recognitions, as they further exemplify the market awareness of First South and the Bank among both the business and investment communities.

During 2007, the Bank opened new full service branch offices in Greenville and Grantsboro, North Carolina; renovated full service branch offices in Durham and Fayetteville, North Carolina; and opened new loan production offices in Dunn and Wilmington, North Carolina. During the first half of 2008, we will convert our Dunn, North Carolina loan production office to a full service banking facility, and will open a new loan production office in Durham, North Carolina. This expansion will allow us to better serve the banking needs in our growing market area, expand our customer base in existing markets and represents a continuation of the growth of our branch office network. In addition, the Bank has expanded the securities brokerage services we offer through an affiliation with a broker/dealer and now have full-time investment consultants located in Washington, Rocky Mount and Fayetteville, North Carolina, providing our customers access to investment management services.

First South Leasing, LLC, a wholly owned subsidiary of the Bank, continued its growth and expansion during 2007 by offering a variety of general equipment leases to the commercial markets in North Carolina and parts of South Carolina and Virginia. At December 31, 2007, the lease receivable portfolio was $13.1 million.

At this point, it is very difficult to predict the economic environment for 2008. At best, it will be challenging. We are hopeful the economy will not enter a recession and the problems created by the subprime mortgage market will be contained and resolved shortly. We will continue to review the mix of the assets and liabilities of the Bank and the products and services we offer in order to meet the challenges of a competitive world. While I believe our primary focus during 2008 will be internal, we will also explore opportunities for external growth.

As stated in our Mission Statement, “Our mission is to become the premier community bank in eastern North Carolina.” This will continue to be our focus in 2008 as we grow our franchise. We are committed to building a high performance bank which provides superior returns to its shareholders, exemplary service to its customers and rewarding work for its employees.

The financial results we achieved this year would not have been possible without the superior performance and dedication of our professional staff. We are appreciative of the quality of their work and proud of their many accomplishments. They are committed to First South, its principles and to providing their customers the highest possible standards of service. We will continue to invest in our employees, which will ultimately result in improved service to our customers and enhanced shareholder value.

Each member of your Board of Directors along with our officers and employees join me in thanking you for supporting First South Bancorp. As always, we welcome your comments or suggestions and we look forward to your continued support.

Sincerely,

/s/ Tom Vann

Tom Vann
President and
Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

	At or For the Years Ended December 31, 2007, 2006, 2005, 2004 and 2003
	12/31/07	12/31/06	12/31/05	12/31/04	12/31/03
	(dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets	$909,288	$910,548	$834,234	$722,051	$675,836
Loans receivable, net	765,083	761,437	708,929	631,816	553,200
Cash and investment securities	73,094	82,258	74,771	52,997	84,996
Mortgage-backed securities	39,120	36,729	22,702	9,209	11,715
Deposits	761,370	800,188	733,753	628,537	583,173
Borrowings	52,377	21,450	22,098	25,102	29,648
Stockholders' equity	86,035	78,797	68,190	59,695	55,164

Selected Operations Data
Interest income	$70,078	$67,752	$53,176	$40,180	$36,905
Interest expense	29,111	25,607	15,464	9,692	10,186
Net interest income	40,967	42,145	37,712	30,488	26,719
Provision for credit losses	350	933	1,711	968	988
Noninterest income	10,137	9,259	8,207	8,750	10,502
Noninterest expenses	22,911	22,207	21,132	19,592	17,979
Income before income taxes	27,843	28,264	23,076	18,678	18,254
Income taxes	10,840	11,072	8,947	6,966	6,841
Net income	$17,003	$17,192	$14,129	$11,712	$11,413

Per Share Data
Earnings per share - basic (1)	$1.71	$1.77	$1.49	$1.25	$1.22
Earnings per share - diluted (1)	1.70	1.72	1.41	1.19	1.15
Dividends per share (1)	0.76	0.68	0.53	0.45	0.35

Selected Financial Ratios and Other Data
Performance Ratios:
Return on average assets	1.87%	1.93%	1.78%	1.64%	1.76%
Return on average equity	20.34	23.45	21.92	20.50	22.06
Interest rate spread	4.63	4.94	5.04	4.63	4.46
Net interest margin	4.80	5.05	5.11	4.66	4.49
Average earning assets/average
interest bearing liabilities	120.41	119.20	118.66	116.63	114.16
Noninterest expense/average assets	2.53	2.50	2.67	2.75	2.77
Efficiency ratio	44.99	43.14	45.95	49.87	48.30
Dividend payout ratio	44.44	38.42	35.87	36.36	29.09

Quality Ratios:
Nonperforming assets/total assets	1.01%	0.37%	0.27%	0.34%	0.41%
Nonperforming loans/total loans	0.99	0.36	0.32	0.37	0.47
Allowance for credit losses/total loans	1.27	1.29	1.29	1.30	1.36
Provision for credit losses/total loans	0.05	0.12	0.24	0.15	0.18

Capital Ratios and Other Data:
Equity/total assets, end of period	9.46%	8.65%	8.18%	8.28%	8.16%
Average equity/average assets	9.21	8.24	8.13	8.02	7.96
Full service offices	29	26	26	25	22
Loans serviced for others	$254,671	$245,633	$260,632	$277,252	$288,917

(1) Adjusted for three-for-two stock splits on May 25, 2006 and April 23, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General. First South Bancorp, Inc. (the "Company") was formed to issue common stock, owning 100% of First South Bank (the "Bank") and operating through the Bank a commercial banking business; therefore, this discussion of consolidated financial condition and results of operations relates principally to the Bank. The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences and other loans. The Bank's earnings depend primarily on its net interest income, the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities. The volume of noninterest income and expenses also affects the Bank’s earnings.

Prevailing economic conditions, as well as federal and state regulations, affect the operations of the Bank. The Bank's cost of funds is influenced by interest rates paid on competing investments, rates offered on deposits by other financial institutions in the Bank's market area and by general market interest rates. Lending activities are affected by the demand for financing of real estate and various types of commercial and consumer loans, and by interest rates at which such financing are offered. The Bank's business emphasis is to operate as a well-capitalized, profitable and independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves. Management believes the Bank can be more effective in serving its customers than many larger competitors because of its ability to respond quickly and effectively to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management team.

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

Liquidity and Capital Resources. The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from loan and securities sales, and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and loan prepayments are influenced by interest rates, economic conditions and local competition. The Bank’s primary investing activity is the origination of commercial, consumer and mortgage loans and lease financing receivables. The Bank’s primary financing activities are the attraction of checking, certificate and savings deposits, and obtaining FHLB advances.

The levels of cash and cash equivalents depend on the Bank's operating, financing, lending and investing activities during any given period. At December 31, 2007 and 2006, cash and cash equivalents totaled $24.0 million and $25.8 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. Investment and mortgage-backed securities available for sale totaled $86.9 million at December 31, 2007 and $91.5 million at December 31, 2006. During the years ended December 31, 2007 and 2006, the Bank sold or exchanged real estate loans of $42.2 million and $18.4 million, respectively. Borrowings consisting of FHLB advances, junior subordinated debentures and retail repurchase agreements were $52.4 million at December 31, 2007 compared to $21.4 million at December 31, 2006. The Bank has pledged its FHLB Atlanta stock and certain loans as collateral for actual or potential FHLB advances. The Bank has a minimum credit availability with the FHLB of 40% of the Bank’s total assets. At December 31, 2007 the Bank had unused credit availability with the FHLB of $328.7 million, compared to $357.3 million at December 31, 2006.

The Company had $10.3 million of junior subordinated debentures at December 31, 2007 and 2006, respectively, issued through a private placement pooled trust preferred securities offering by First South Preferred Trust I, a Delaware statutory trust. The trust preferred securities bear interest at a rate of 2.95% over three-month LIBOR payable quarterly, have a 30-year maturity and are first redeemable, in whole or in part, on or after September 30, 2008, with certain exceptions. For regulatory purposes, the $10.3 million total of trust preferred securities qualifies as Tier 1 capital for the Company and the Bank, to the extent such proceeds have been invested in the Bank and the Company. Proceeds from the trust preferred securities were used by the statutory trust to purchase junior subordinated debentures issued by the Company. For additional information, see Note 19 of Notes to Consolidated Financial Statements.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards. The Bank's stand-alone equity was $85.5 million at December 31, 2007, compared to $81.1 million at December 31, 2006. The Commissioner requires the Bank to maintain a capital surplus of not less than 50% of common capital stock. The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier I capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier I capital. The Bank was in compliance with all regulatory capital requirements at December 31, 2007 and 2006.

At December 31, 2007, stockholders' equity was $86.0 million, compared to $78.8 million at December 31, 2006. Net income for fiscal 2007 was $17.0 million, compared to $17.2 million for fiscal 2006. At December 31, 2007, there were 9,808,655 shares of common stock outstanding, net of 1,445,567 treasury shares.

Contractual Obligations and Commitments. In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows. Table 1 below reflects contractual obligations of the Company outstanding as of December 31, 2007.

Table 1 – Contractual Obligations and Commitments

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Borrowed money	$42,067	$35,000	$7,067	$-	$-
Junior subordinated debentures	10,310	-	-	-	10,310
Lease obligations	1,173	537	499	137	-
Deposits	761,370	745,653	12,533	3,184	-

Total contractual cash obligations	$814,920	$781,190	$20,099	$3,321	$10,310

	Amount of Commitment Expiration Per Period
Other Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Commitments to originate loans	$122,786	$104,211	$18,575	$-	$-
Undrawn balances on lines of credit and undrawn balances on credit reserves	53,565	1,591	2,339	4,953	44,682
Standby letters of credit	1,416	1,416	-	-	-

Total other commitments	$177,767	$107,218	$20,914	$4,953	$44,682

In the normal course of business, the Company may enter into purchase agreements for goods or services. In management’s opinion, the dollar amount of such agreements at December 31, 2007 is not material and has not been included in Table 1 above.

Asset/Liability Management. The Bank strives to maintain consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also impact interest income and interest expense. The Bank's net interest income will generally increase when interest rates rise over an extended period of time, and conversely, will decrease when interest rates decline. The Bank can significantly influence its net interest income by controlling the increases and decreases in its interest income and interest expense, which are primarily caused by changes in market interest rates. See Table 2 below for additional information on the effects of net interest income caused by changes in interest rates.

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

A primary approach in managing the Bank's interest rate risk has been to increase interest sensitive assets such as commercial loans, consumer loans and lease financing receivables. At December 31, 2007, the Bank had $724.8 million of commercial loans, consumer loans and lease receivables, compared to $697.3 million at December 31, 2006. The Bank had $7.5 million of loans held for sale at December 31, 2007, compared to $25.6 million at December 31, 2006. Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market. In managing its portfolio of investment securities, a majority of investment and mortgage-backed securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $86.9 million of investment and mortgage-backed securities classified as available for sale at December 31, 2007, compared to $91.5 million at December 31, 2006.

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

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates. The Board has adopted an interest rate risk policy that establishes maximum increases in NPV of 19%, 39% and 60% and decreases in NPV of 19%, 37% and 54% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 2 below presents the Bank's projected changes in NPV and net interest income in the event of sudden and sustained increases or decreases in market interest rates for the various rate shock levels at December 31, 2007. At December 31, 2007, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board.

Table 2 - Projected Change in NPV and Net Interest Income

Change		Net Portfolio Value			Net Interest Income
in Rates		$ Amount	$ Change	% Change	$ Amount	$ Change	% Change
		(Dollars in thousands)

+ 300	bp	$109,116	$(7,149)	(6.1)%	$31,755	$2,020	6.8%
+ 200	bp	113,024	(3,241)	(2.8)	31,103	1,368	4.6
+ 100	bp	115,239	(1,026)	(0.9)	30,466	731	2.5
Base		116,265	—	—	29,735	—	—
- 100	bp	116,974	709	0.6	28,928	(807)	(2.7)
- 200	bp	115,525	(740)	(0.6)	27,904	(1,831)	(6.2)
- 300	bp	113,618	(2,647)	(2.3)	26,574	(3,161)	(10.6)

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

Table 4 below sets forth certain information relating to the Company's Statements of Financial Condition and Statements of Operations for the three years ended December 31, 2007, 2006, and 2005, reflecting the yield on average earning assets and the average cost of funds for the periods indicated. Average balances are derived from month end balances. The Company does not believe that using month end balances rather than average daily balances has caused any material difference in the information presented.

Table 3 - Rate/Volume Analysis

	Year Ended December 31,				Year Ended December 31,
	2007 vs. 2006				2006 vs. 2005
	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$609	$1,157	$11	$1,777	$4,544	$7,610	$687	$12,841
Investment securities	(51)	(213)	4	(260)	978	(221)	(111)	646
Mortgage-backed securities	343	(8)	(2)	333	1,181	11	25	1,217
Other interest-earning assets	452	8	16	476	(202)	170	(96)	(128)
Total earning assets	1,353	944	29	2,326	6,501	7,570	505	14,576

Interest expense:
Deposits	446	3,137	58	3,641	1,657	6,877	783	9,317
FHLB advances	(162)	(27)	7	(182)	192	127	201	520
Other interest-bearing liabilities	4	41	0	45	28	270	9	307
Total interest-bearing liabilities	288	3,151	65	3,504	1,877	7,274	993	10,144
Change in net interest income	$1,065	$(2,207)	$(36)	$(1,178)	$4,624	$296	$(488)	$4,432

	Year Ended December 31,				Year Ended December 31,
	2005 vs. 2004				2004 vs. 2003
	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$5,483	$7,067	$1,055	$13,605	$4,853	$(430)	$(65)	$4,358
Investment securities	(535)	(349)	67	(817)	(649)	123	(24)	(550)
Mortgage-backed securities	(36)	(23)	2	(57)	(478)	(47)	21	(504)
Other interest-earning assets	108	72	85	265	(34)	7	(2)	(29)
Total earning assets	5,020	6,767	1,209	12,996	3,692	(347)	(70)	3,275

Interest expense:
Deposits	1,233	3,840	530	5,603	477	(1,433)	(69)	(1,025)
FHLB advances	(184)	133	(93)	(144)	62	68	49	179
Other interest-bearing liabilities	63	221	28	312	118	125	109	352
Total interest-bearing liabilities	1,112	4,194	465	5,771	657	(1,240)	89	(494)
Change in net interest income	$3,908	$2,573	$744	$7,225	$3,035	$893	$(159)	$3,769

Table 4 - Yield/Cost Analysis

	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
		2007			2006			2005
				(In thousands)
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans receivable (1)	$755,502	$64,975	8.60%	$748,296	$63,198	8.45%	$686,357	$50,357	7.34%
Investment securities	50,891	2,340	4.60	51,919	2,600	5.01	34,596	1,954	5.65
Mortgage-backed securities	37,097	2,058	5.55	30,941	1,725	5.58	9,303	508	5.46
Other interest-earning assets	10,102	705	6.98	3,397	229	6.74	7,817	357	4.57
Total earning assets	853,592	70,078	8.21	834,553	67,752	8.12	738,073	53,176	7.20

Nonearning assets	53,741			55,349			53,826
Total assets	$907,333			$889,902			$791,899

Interest bearing liabilities:
Time deposits	$505,142	24,343	4.82	$502,167	21,674	4.32	$429,127	13,247	3.08
Demand deposits	157,125	3,129	1.99	145,206	2,153	1.48	147,852	1,260	0.85
Savings	18,584	28	0.15	20,993	32	0.15	23,028	35	0.15
FHLB advances	11,246	459	4.08	15,035	641	4.26	5,808	121	2.08
Junior subordinated debentures	10,310	839	8.14	10,310	815	7.90	10,310	633	6.14
Repurchase agreements	6,472	313	4.84	6,417	292	4.55	5,863	167	2.85
Total interest-bearing liabilities	708,879	29,111	4.11	700,128	25,607	3.66	621,988	15,463	2.49

Noninterest bearing demand deposits	103,571	0	0.00	104,693	0	0.00	94,719	0	0.00
Total sources of funds	812,450	29,111	3.58	804,821	25,607	3.18	716,707	15,463	2.16

Other liabilities and stockholders'equity:
Other liabilities	11,275			11,751			10,748
Stockholders' equity	83,608			73,330			64,444
Total liabilities and stockholders' equity	$907,333			$889,902			$791,899
Net interest income		$40,967			$42,145			$37,713
Interest rate spread (2)			4.63%			4.94%			5.04%
Net yield on earning assets (3)			4.80%			5.05%			5.11%

Ratio of earning assets to interest bearing liabilities			120.41%			119.20%			118.66%

(1)   Includes classified loans
(2)   Represents the difference between the yield on earning assets and the average cost of funds.
(3)   Represents the net interest income divided by average earning assets.

Results of Operations

Comparison of Financial Condition at December 31, 2007 and 2006

Total assets were $909.3 million at December 31, 2007, compared to $910.5 million at December 31, 2006. Earning assets were $858.2 million at December 31, 2007, compared to $857.7 million at December 31, 2006, reflecting the net change in the growth and mix of loan and leases receivable and investment securities. Earning assets were 94.4% of total assets at December 31, 2007, compared to 94.2 % at December 31, 2006.

Loans and lease receivables, net of allowance for loan and lease losses and deferred loan fees, increased to $765.1 million at December 31, 2007 from $761.4 million at December 31, 2006. The Bank continues to emphasize the origination of both secured and unsecured commercial and consumer loans, in order to take advantage of shorter terms to maturity in managing its exposure to market and interest rate risk due to changes in interest rates. The Bank also sells selected mortgage loans in the secondary mortgage market in order to reduce its exposure to interest rate and credit risk, while retaining servicing to generate additional fee income. Loans serviced for others increased to $254.7 million at December 31, 2007 from $245.6 million serviced at December 31, 2006.

Commercial loans and lease receivables increased to $623.1 million at December 31, 2007 from $593.5 million at December 31, 2006, while consumer loans declined to $101.7 million at December 31, 2007 from $103.8 million at December 31, 2006, reflecting the Bank's continuing focus on the growth its commercial and consumer loan and lease receivables portfolio. Commercial and consumer loans and lease receivables originations were $315.8 million during fiscal 2007, compared to $359.9 million during fiscal 2006.

Residential real estate mortgage loans declined to $51.2 million at December 31, 2007 from $74.7 million at December 31, 2006, reflecting principal repayments, loan origination volume, loan sales and securitizations. During fiscal 2007, the Bank originated $52.3 million of residential mortgage loans, compared to $94.5 million during fiscal 2006. The Bank sold $35.4 million of loans held for sale during fiscal 2007, compared to $1.2 million sold during fiscal 2006, reflecting the national housing slow down, slow economic growth and uncertainty of further Federal Reserve interest rate adjustments.

Investment and mortgage-backed securities declined to $88.2 million at December 31, 2007, from $93.2 million at December 31, 2006. During fiscal 2007, the Bank had $9.0 million of maturities of investment securities available for sale, compared to $10.0 million of maturities in fiscal 2006. During fiscal 2007, the Bank purchased $500,000 of investment securities available for sale, compared to $25.0 million purchased in fiscal 2006. During fiscal 2007, the Bank securitized $6.9 million of mortgage loans held for sale into mortgage-backed securities, compared to $17.2 million securitized during fiscal 2006, in order to support future liquidity management needs. The Bank sold no investment or mortgage-backed securities available for sale during fiscal 2007 or fiscal 2006.

Goodwill related to prior period acquisitions was $4.2 million at December 31, 2007 and 2006, respectively, and is not amortized according to provisions of financial accounting standards. The unamortized balance of the Company’s goodwill is tested for impairment quarterly. The Company has performed quarterly impairment tests and determined there was no impairment of goodwill as of December 31, 2007 or December 31, 2006.

Total deposits declined to $761.4 million at December 31, 2007 from $800.2 million at December 31, 2006. The Bank continues to compete in its market area for lower costing core demand deposits. During 2007 and amid intense competition, demand accounts declined to $243.6 million at December 31, 2007 from $264.7 million at December 31, 2006. Certificates of deposit declined to $500.2 million at December 31, 2007 from $517.0 million at December 31, 2006. The Bank attempts to manage its cost of deposits by monitoring the volume and rates being paid on maturing certificates of deposits in relationship to current funding needs and competitive market interest rates. During fiscal 2007, a period of declining Fed rate adjustments, the Bank implemented a strategy to not renew certain maturing high rate time deposits. The Bank repriced certain new and maturing time deposits at competitive market rates and also replaced certain maturing higher costing time deposits with lower costing FHLB borrowings, providing an effective means of managing its overall cost of funds.

Total borrowings increased to $52.4 million at December 31, 2007 from $21.4 million at December 31, 2006. FHLB advances increased to $35.0 million at December 31, 2007 from $6.0 million at December 31, 2006, as a result of implementing the above strategy. Junior subordinated debentures were $10.3 million at December 31, 2007 and 2006, respectively. Repurchase agreements representing funds held in cash management accounts for commercial banking customers increased to $7.1 million at December 31, 2007 from $5.1 million at December 31, 2006.

Stockholders' equity increased to $86.0 million at December 31, 2007, from $78.8 million at December 31, 2006. The Company’s equity to assets ratio increased to 9.5% at December 31, 2007 from 8.7% at December 31, 2006. Accumulated other comprehensive income was $377,000 at December 31, 2007, compared to $579,000 of accumulated other comprehensive loss at December 31, 2006, reflecting an increase in unrealized gains on available for sale securities, net of deferred income taxes. The increase in accumulated other comprehensive income is due primarily from a decline in interest rates during the fourth quarter of 2007, resulting from downward Fed interest rate adjustments.

During fiscal 2007 and 2006, the Company declared four quarterly cash dividends each, totaling $0.76 and $0.68 per share respectively. These cash dividend payments reflect dividend payout ratios on basic earnings of 44.4% for fiscal 2007 and 38.4% for fiscal 2006. Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital and financial condition of the Company, and general economic conditions.

Pursuant to stock repurchase programs adopted by the Company during fiscal years 2007 and 2006, the Company acquired 244,198 and 24,537 shares of its common stock, respectively, through both open market and private purchases. Shares acquired under the repurchase program are being held as treasury stock, at cost. At December 31, 2007, treasury shares were 1,445,567 totaling $30.9 million, compared to 1,466,089 shares totaling $29.1 million at December 31, 2006. The Company will use the repurchased shares of its outstanding common stock for general corporate purposes including the future exercise of stock options and funding shares issued pursuant to potential future stock splits.

During fiscal 2007 and 2006, 303,080 and 532,979 shares, respectively, were issued on the exercise of stock options. In addition, during fiscal 2007 and 2006, 38,360 and 151,695 shares were tendered to pay for the exercise price of stock options being exercised and income taxes incident to such option exercises.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

Net Income. Net income was $17.0 million for the year ended December 31, 2007, compared to $17.2 million for the year ended December 31, 2006. Basic earnings per share were $1.71 per share for the year ended December 31, 2007 and $1.77 per share for the year ended December 31, 2006. Diluted earnings per share were $1.70 per share for the year ended December 31, 2007 and $1.72 per share for the year ended December 31, 2006. The average numbers of basic shares were 9,914,929 and 9,714,565 and the average numbers of diluted shares were 10,027,728 and 10,002,869, respectively, for the years ended December 31, 2007 and 2006. Return on average assets and return on average equity were 1.9% and 20.3%, respectively, for fiscal 2007, compared to 1.9% and 23.5% for fiscal 2006.

Interest Income. Interest income increased to $70.1 million for fiscal 2007 from $67.8 million for fiscal 2006. During 2007, a combination of increases in interest rates and increases in the volume of interest-earning assets enabled the Bank to earn an increased level of interest income. The average balance of interest-earning assets increased to $853.6 million for fiscal 2007, from $834.6 million for fiscal 2006. The yield on average interest-earning assets was 8.2% and 8.1% for fiscal 2007 and 2006, respectively.

Interest Expense. Interest expense increased to $29.1 million for fiscal 2007 from $25.6 million for fiscal 2006. The increase in interest expense also reflects increases in interest rates and increases in the volume of average interest-bearing liabilities, plus a decline in noninterest-bearing demand deposits. The average balance of interest-bearing liabilities increased to $708.9 million for fiscal 2007 from $700.1 million for fiscal 2006, while the average balance of noninterest-bearing demand deposits declined to $103.6 million for fiscal 2007 from $104.7 million for fiscal 2006. The average cost of funds (including noninterest-bearing deposits) was 3.6% for 2007, compared to 3.2% for 2006, reflecting the rising interest rate environment from 2006 to 2007, combined with the increased volume of average interest-bearing liabilities.

Net Interest Income. Net interest income declined to $41.0 million for fiscal 2007 from $42.1 million for fiscal 2006. The decline in net interest income during 2007 is attributable to a $2.2 million greater volume of interest paid on interest-bearing liabilities due to changing interest rates, than on interest received from interest earning assets. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) was 4.8% and 5.1% for fiscal 2007 and 2006, respectively. The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.6% for fiscal 2007, compared to 4.9% for fiscal 2006. See Table 3 - Rate/Volume Analysis and Table 4 - Yield/Cost Analysis above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Credit Losses. The Bank provided $350,000 for credit losses during fiscal 2007, compared to $933,000 for fiscal 2006. These provisions were necessary to absorb probable losses in the loan and lease portfolio, and to support the inherent risks associated with the growth of the commercial and consumer loan and lease receivable portfolio. The Bank maintains both general and specific allowances for loan and lease losses and unfunded loan commitments (collectively the allowance for credit losses) based upon management's evaluation of risk in the loan and lease portfolio, unfunded loan commitments and past loss experience. The Bank's methodology for evaluating its allowance for credit losses includes amounts specifically allocated to loans and leases that are individually determined to be impaired, and general allowances allocated to groups of loans and leases not individually assessed for impairment. The allowance for loan and lease losses and unfunded loan commitments was $9.5 million and $403,000, respectively, at December 31, 2007, compared to $9.2 million and $765,000 at December 31, 2006. The ratio of the allowance for credit losses to total loans and leases was 1.3% at December 31, 2007 and 2006, respectively, which the Bank believes is adequate.

The Bank uses an analytical asset classification process to determine the adequacy of its allowance for credit losses and necessary provisions for credit losses. The loan and lease portfolio is reviewed quarterly and delinquent loans are individually analyzed. Consideration is given to the loan status, payment history, repayment ability, probability of repayment, and loan-to-value percentages. Loans are classified in categories applicable to their circumstances as a result of this analysis. After reviewing current economic conditions, changes in delinquency status, and actual losses incurred by the Bank, management establishes an appropriate allowance percentage applicable to each category of assets, and provisions for credit losses are recorded when necessary to bring the allowances to a level consistent with this analysis.

Nonperforming loans were $7.6 million at December 31, 2007, compared to $2.7 million at December 31, 2006. The increase in nonperforming loans consist primarily of three commercial borrowers (residential and commercial real estate developers), with total exposure of $5.9 million at December 31, 2007. The largest single nonperforming loan totaling $3.0 had a foreclosure sale in the December 2007 quarter, had two successive upset bids, and was resolved in the first quarter of 2008. The other two credits involve a single family home developer and a residential subdivision developer with land and developed building lots, which may not be resolved until the first half of 2008, and there are also no guarantees or assurances that they will be resolved without loss. As a result of the volume of nonperforming loans, the Bank’s unrecognized interest increased to $506,000 at December 31, 2007 from $143,000 at December 31, 2006. The ratio of non-performing loans to total loans was 1.0% at December 31, 2007, compared to .4% at December 31, 2006.

Noninterest Income. Noninterest income increased to $10.1 million for fiscal 2007 from $9.3 million for fiscal 2006. Other income consists of fees, service charges and servicing fees earned on loans, service charges and insufficient funds fees collected on deposit accounts, gains from sales of loans and other miscellaneous income. Fees and service charges increased to $7.3 million for fiscal 2007 from $6.7 million for fiscal 2006. Fees, service charges earned and insufficient funds fees collected during the respective periods is attributable to the volume of loan, deposit account, and insufficient funds transactions processed during each period, and the collection of related fees and service charges.  Servicing fee income on loans serviced for others declined to $651,000 for fiscal 2007 from $666,000 for fiscal 2006. Loans serviced for others were $254.7 million at December 31, 2007, compared to $245.6 million at December 31, 2006.

Gains from sales of mortgage loans increased to $519,000 for fiscal 2007 from $330,000 for fiscal 2006. The volume of loans sold or exchanged for mortgage-backed securities during fiscal 2007 was $42.2 million, compared to $18.4 million sold during fiscal 2006. The Bank may sell certain held for sale mortgage loans during favorable interest rate windows, while retaining other current held for sale mortgage loan originations for securitization into available for sale mortgage-backed securities. In addition, the sale of mortgage loans also provides liquidity necessary to support the Bank’s operating, financing and lending activities.

Noninterest Expenses. Noninterest expenses increased to $22.9 million for fiscal 2007 from $22.2 million in fiscal 2006. The Company's efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) was 45.0% for fiscal 2007 compared to 43.1% for fiscal 2006. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

The largest single component of these expenses, compensation and fringe benefits, increased to $14.0 million for fiscal 2007 from $13.6 million for fiscal 2006. Full-time equivalent employees were 287 at December 31, 2007 compared to 275 at December 31, 2006. The net growth in personnel results from opening two full-service banking offices and two loan production offices in 2007 and administrative staff required to support these new offices.

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

Income Taxes. The provision for income taxes declined to $10.8 million for fiscal 2007 from $11.1 million for fiscal 2006. The decline in provision for income taxes is primarily the result of the net decline of pretax earnings to $27.8 million for fiscal 2007 from $28.3 million for fiscal 2006. Changes in the amount of income tax provisions reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period. The effective income tax rates for fiscal 2007 and 2006 were 38.9% and 39.2%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Net Income. Net income increased to $17.2 million for the year ended December 30, 2006 from $14.1 million for the year ended December 31, 2005. Diluted earnings per share increased to $1.72 per share for the year ended December 31, 2006 from $1.41 per share for the year ended December 31, 2005. The average number diluted shares were 10,002,869 and 9,980,222, respectively, for the years ended December 31, 2006 and 2005. Return on average assets and return on average equity were 1.9% and 23.5% respectively for fiscal 2006, compared to 1.8% and 21.9% for fiscal 2005.

Interest Income. Interest income increased to $67.8 million for fiscal 2006 from $53.2 million for fiscal 2005. During 2006 the increase in interest income resulted from a combination of an increase in interest rates and the increase in the volume of interest-earning assets, enabling the Bank to earn an increased level of interest income. The average balance of interest-earning assets increased to $834.6 million for fiscal 2006, from $738.1 million for fiscal 2005. The yield on average interest-earning assets was 8.1% and 7.2% for 2006 and 2005, respectively.

Interest Expense. Interest expense increased to $25.6 million for fiscal 2006 from $15.5 million for fiscal 2005. The increase in interest expense also reflects the increase in interest rates and the increase in the volume average interest-bearing liabilities, offset by an increase in noninterest-bearing checking accounts. The average balance of interest-bearing liabilities increased to $700.1 million for fiscal 2006 from $622.0 million for fiscal 2005. The average balance of noninterest-bearing deposits increased to $104.7 million for fiscal 2006 from $94.7 million for fiscal 2005. The average cost of funds was 3.2% for 2006, compared to 2.2% for 2005, reflecting a rising interest rate environment during fiscal 2006 and 2005.

Net Interest Income. Net interest income increased to $42.1 million for fiscal 2006 from $37.7 million for fiscal 2005. The increase in net interest income during 2006 is attributable to a $4.6 million greater increase in the volume of average interest-earning assets as compared to the increase in the volume of interest-bearing liabilities, and the increase in noninterest-bearing deposits. The net yield on interest-earning assets was 5.1% for both fiscal 2006 and 2005, respectively. The Bank's interest rate spread was 4.9% for fiscal 2006, compared to 5.0% for fiscal 2005.

Provision for Credit Losses. The Bank provided $933,000 for credit losses during fiscal 2006, compared to $1.7 million for fiscal 2005. These provisions were necessary to absorb probable losses in the loan portfolio and to support the inherent risks associated with growth in commercial and consumer loans. The Bank maintains an allowance for loan and lease losses and unfunded commitments (collectively the allowance for credit losses) based upon management's evaluation of risk in the loan and lease receivable portfolio and past loss experience. The allowance for loan and lease losses was $9.2 million at December 31, 2006 and $8.1 million at December 31, 2005, and the allowance for unfunded commitments was $765,000 at December 31, 2006 and $1.1 million at December 31, 2005. The ratio of the allowance for credit losses to total loans was 1.3% at both December 31, 2006 and December 31, 2005, respectively, which the Bank believes is adequate. The ratio of non-performing loans to total loans was .4% at December 31, 2006 and .3% at December 31, 2005.

Noninterest Income. Noninterest income increased to $9.3 million for fiscal 2006 from $8.2 million for fiscal 2005. Fees and service charges increased to $6.7 million for fiscal 2006 from $6.1 million for fiscal 2005, reflecting the volume of loan, deposit account, and insufficient funds transactions processed during each period, and the collection of related fees and service charges. Servicing fee income on loans serviced for others declined to $666,000 for fiscal 2006 from $684,000 for fiscal 2005, as loans serviced for others declined to $245.6 million at year end 2006 from $260.6 million at year end 2005.

Gains from sales of loans, investments and mortgage-backed securities increased to $330,000 for fiscal 2006 from $199,000 for fiscal 2005. The volume of loans and mortgage-backed securities sold during fiscal 2006 was $18.4 million, compared to $29.2 million sold during fiscal 2005, reflecting a strategy to retain current held for sale mortgage loan originations for securitization into available for sale mortgage-backed securities. In addition, loan sales provide liquidity necessary to support the Bank’s operating, financing and lending activities.

Noninterest Expenses. Noninterest expenses increased to $22.2 million for fiscal 2006 from $21.1 million in fiscal 2005. The Company's efficiency ratio improved to 43.1% for fiscal 2006 compared to 46.0% for fiscal 2005.

The largest single component of these expenses is compensation and fringe benefits, which increased to $13.6 million for fiscal 2006 from $12.7 million for fiscal 2005. Full-time equivalent employees increased to 275 at December 31, 2006 from 270 at December 31, 2005. This growth is due to additional personnel resulting from purchasing three full-service banking offices in 2005 and administrative staff required to support the $76.3 million net growth in assets during fiscal 2006.

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

Income Taxes. The provision for income taxes increased to $11.1 million for fiscal 2006 from $8.9 million for fiscal 2005. The increase in provision for income taxes is primarily the result of the increase of pretax earnings to $28.3 million for fiscal 2006 from $23.1 million for fiscal 2005. Changes in the amount of income tax provisions reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period. The effective income tax rates for fiscal 2006 and 2005 were 39.2% and 38.8%, respectively.

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

Off-Balance Sheet Arrangements.  See Note 14 of the “Notes to Consolidated Financial Statements” for a description of financial instruments with off-balance sheet risk to which the Bank is a party in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

New Accounting Pronouncements. See Note 1 of the “Notes to Consolidated Financial Statements” for a description of new accounting pronouncements including the respective effective dates of adoption and effects on results of operations and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Letterhead of Turlington and Company, L.L.P.)

To the Stockholders and the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

We have audited the accompanying consolidated statements of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of First South Bancorp, Inc. and Subsidiary for the year ended December 31, 2005 were audited by other auditors whose report dated March 7, 2006 (except for the stock split described in Note 1 as to which the date is May 25, 2006) expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary at December 31, 2007 and 2006 and the results of their operations, and their cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First South Bancorp, Inc.'s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 5, 2008 expressed an unqualified opinion.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina
March 5, 2008

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2007 and 2006

	2007	2006
ASSETS
Cash and due from banks	$22,273,592	$24,608,819
Interest-bearing deposits in financial institutions	1,755,695	1,194,801
Investment securities - available for sale	49,064,278	56,454,127
Mortgage-backed securities - available for sale	37,828,064	35,066,627
Mortgage-backed securities - held for investment	1,291,762	1,662,540
Loans receivable, net
Held for sale	7,515,626	25,576,080
Held for investment	757,567,279	735,860,969
Premises and equipment, net	9,433,399	8,898,009
Real estate owned	1,601,704	634,434
Federal Home Loan Bank of Atlanta stock, at cost which approximates market	3,210,100	1,933,300
Accrued interest receivable	5,103,405	5,398,477
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,150,616	1,266,530
Identifiable intangible assets	196,500	227,940
Income tax receivable	1,403,567	1,605,102
Prepaid expenses and other assets	5,673,548	5,941,574

Total assets	$909,287,711	$910,547,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand	$243,647,606	$264,722,202
Savings	17,497,763	18,481,271
Large denomination certificates of deposit	204,509,581	181,078,901
Other time	295,714,633	335,906,107

Total deposits	761,369,583	800,188,481

Borrowed money	42,067,421	11,139,947
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	9,505,385	10,112,899

Total liabilities	823,252,389	831,751,327

Commitments and contingencies (Note 14)
Common stock, $.01 par value, 25,000,000 shares authorized, 11,254,222 issued; 9,808,655 and 9,788,133 shares outstanding, respectively	98,087	97,881
Additional paid-in capital	36,761,824	38,165,536
Retained earnings, substantially restricted	79,679,027	70,217,380
Treasury stock at cost	(30,880,120)	(29,104,894)
Accumulated other comprehensive income (loss), net	376,504	(579,325)

Total stockholders' equity	86,035,322	78,796,578

Total liabilities and stockholders' equity	$909,287,711	$910,547,905

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income
Interest and fees on loans	$64,975,487	$63,198,115	$50,357,203
Interest and dividends on investments and deposits	5,102,761	4,553,439	2,818,847

Total interest income	70,078,248	67,751,554	53,176,050

Interest expense
Interest on deposits	27,499,996	23,858,628	14,542,548
Interest on borrowings	771,976	932,559	288,329
Interest on junior subordinated debentures	839,110	815,331	632,629

Total interest expense	29,111,082	25,606,518	15,463,506

Net interest income before provision for credit losses	40,967,166	42,145,036	37,712,544
Provision for credit losses	350,000	932,878	1,711,197

Net interest income	40,617,166	41,212,158	36,001,347

Other income
Fees and service charges	7,341,240	6,723,391	6,116,949
Loan servicing fees	651,358	666,032	684,135
Gain on sale of real estate, net	49,644	10,237	215,928
Gain on sale of mortgage loans	519,361	329,743	199,414
Other income	1,575,171	1,529,644	990,165

Total other income	10,136,774	9,259,047	8,206,591

General and administrative expenses
Compensation and fringe benefits	13,973,012	13,582,647	12,682,779
Federal insurance premiums	94,349	95,012	89,523
Premises and equipment	1,938,555	1,776,903	1,761,934
Advertising	125,490	207,246	187,536
Payroll and other taxes	1,308,248	1,305,008	1,143,214
Data processing	2,524,983	2,362,751	2,270,449
Amortization of intangible assets	394,508	375,463	403,999
Other	2,551,831	2,502,015	2,592,604

Total general and administrative expenses	22,910,976	22,207,045	21,132,038

Income before income taxes	27,842,964	28,264,160	23,075,900
Income taxes	10,839,737	11,071,804	8,947,196

NET INCOME	17,003,227	17,192,356	14,128,704
Other comprehensive income (loss), net of taxes	955,829	(208,408)	(1,244,045)

Comprehensive income	$17,959,056	$16,983,948	$12,884,659

Net income per common share
Basic	$1.71	$1.77	$1.49
Diluted	$1.70	$1.72	$1.41

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2007, 2006 and 2005

	Common stock	Additional paid-in capital	Retained earnings, substantially restricted	Treasury stock	Accumulated other comprehensive income (loss), net	Total

Balance, December 31, 2004	$62,647	$37,815,715	$50,597,651	$(29,653,794)	$873,128	$59,695,347

Net income	-	-	14,128,704	-	-	14,128,704
Other comprehensive loss, net	-	-	-	-	(1,244,045)	(1,244,045)
Exercise of stock options	1,017	(1,060,993)	-	1,741,721	-	681,745
Tax benefit, stock options exercised	-	490,923	-	-	-	490,923
Shares traded to exercise options	(176)	379,249	-	(539,273)	-	(160,200)
Acquisition of treasury shares	(93)	-	-	(336,633)	-	(336,726)
Dividends ($.53 per share)	-	-	(5,065,276)	-	-	(5,065,276)

Balance, December 31, 2005	63,395	37,624,894	59,661,079	(28,787,979)	(370,917)	68,190,472

Net income	-	-	17,192,356	-	-	17,192,356
Other comprehensive loss, net	-	-	-	-	(208,408)	(208,408)
Exercise of stock options	3,706	(5,963,302)	-	6,605,460	-	645,864
Tax benefit, stock options exercised	-	3,965,214	-	-	-	3,965,214
Shares traded to exercise options	(1,517)	2,412,280	-	(6,054,715)	-	(3,643,952)
Acquisition of treasury shares	(245)	-	-	(867,660)	-	(867,905)
Stock based compensation	-	126,450	-	-	-	126,450
Dividends ($.68 per share)	-	-	(6,594,848)	-	-	(6,594,848)
3-for-2 stock split	32,542	-	(41,207)	-	-	(8,665)

Balance, December 31, 2006	97,881	38,165,536	70,217,380	(29,104,894)	(579,325)	78,796,578

Net income	-	-	17,003,227	-	-	17,003,227
Other comprehensive income, net	-	-	-	-	955,829	955,829
Exercise of stock options	3,031	(4,740,120)	-	6,093,153	-	1,356,064
Tax benefit, stock options exercised	-	2,430,435	-	-	-	2,430,435
Shares traded to exercise options	(383)	822,209	-	(1,148,545)	-	(326,719)
Acquisition of treasury shares	(2,442)	-	-	(6,719,834)	-	(6,722,276)
Stock based compensation	-	83,764	-	-	-	83,764
Dividends ($.76 per share)	-	-	(7,541,580)	-	-	(7,541,580)

Balance, December 31, 2007	$98,087	$36,761,824	$79,679,027	$(30,880,120)	$376,504	$86,035,322

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Operating activities
Net income	$17,003,227	$17,192,356	$14,128,704
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for credit losses	350,000	932,878	1,711,197
Depreciation	813,510	843,017	839,387
Amortization of intangibles	394,508	375,463	403,999
Accretion of discounts on securities, net	(12,849)	59,769	(84,657)
Deferred income taxes	(438,860)	(201,747)	(546,141)
Gain on disposal of premises and equipment and real estate owned	(206,891)	(157,856)	(258,741)
Gain on loans held for sale and mortgage-backed securities	(519,361)	(329,743)	(199,414)
Stock based compensation expense	83,764	126,450	-
Originations of loans held for sale, net	(23,668,607)	(32,791,666)	(33,898,697)
Proceeds from sale of loans held for sale	35,374,932	1,187,887	12,859,144
Other operating activities	(459,284)	(1,936,077)	156,243

Net cash provided by (used in) operating activities	28,714,089	(14,699,269)	(4,888,976)

Investing activities
Proceeds from maturities of investment securities available for sale	9,000,000	10,050,000	16,000,000
Purchases of investment securities available for sale	(500,000)	(25,000,000)	(27,000,000)
Proceeds from principal repayments and sales of mortgage-backed securities available for sale	4,579,831	2,682,350	1,663,783
Proceeds from principal repayments of mortgage-backed securities held for investment	370,778	400,770	506,048
Originations of loans held for investment, net of principal repayments	(23,651,034)	(39,762,587)	(73,624,172)
Proceeds from disposal of premises and equipment and real estate owned	1,192,808	847,830	1,229,700
Sales (purchases) of FHLB stock	(1,276,800)	(244,100)	136,000
Purchases of premises and equipment	(1,707,363)	(1,094,382)	(1,193,777)
Repayment of note receivable	-	-	1,156,557

Net cash used in investing activities	(11,991,780)	(52,120,119)	(81,125,861)

Financing activities
Net increase (decrease) in deposit accounts	(38,818,898)	66,435,416	105,216,360
Net increase (decrease) in FHLB borrowings	29,000,000	500,000	(5,000,000)
Purchase of treasury shares	(6,722,276)	(867,905)	(336,726)
Proceeds from exercise of stock options, net of tax benefit	3,459,780	967,126	1,012,468
Cash paid for dividends and fractional shares	(7,342,722)	(6,207,440)	(4,867,849)
Net change in repurchase agreements	1,927,474	(1,147,581)	1,995,628

Net cash provided by (used in) financing activities	(18,496,642)	59,679,616	98,019,881

Increase (decrease) in cash and cash equivalents	(1,774,333)	(7,139,772)	12,005,044
Cash and cash equivalents, beginning of year	25,803,620	32,943,392	20,938,348
Cash and cash equivalents, end of year	$24,029,287	$25,803,620	$32,943,392

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of And For The Years Ended December 31, 2007, 2006 and 2005

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

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held for investment and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held for investment securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, a separate component of equity.

A decline in the market value of any AFS or HFI security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

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

Commitment fees to originate or purchase loans are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment. Fees for originating loans for other financial institutions are recognized as loan fee income.

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The Bank uses several factors in determining if a loan is impaired. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc. At December 31, 2007 and 2006, there were no loans, individually or in the aggregate, that are material to the consolidated financial statements which were defined as impaired.

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

As a part of its normal business operations, the Bank originates mortgage loans that have been approved by secondary investors. The Bank issues a rate lock commitment to a borrower and concurrently “locks-in” with a secondary market investor, under a best efforts delivery mechanism. The terms of the loan are set by the secondary investors and are transferred within a short time period of the Bank initially funding the loan. The Bank receives origination fees from borrowers and servicing release premiums from investors that are recognized when the loan is sold on the Statement of Operations in the line item “Gain on sale of mortgage loans”. Between the initial funding of the loans by the Bank and subsequent purchase by the investor, the Bank carries the loans on its Statement of Financial Condition at the lower of cost or fair market value.

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

The Company recorded amortization of mortgage servicing rights of $363,068, $344,023 and $372,559 for prepayments during the years ended December 31, 2007, 2006 and 2005, respectively. There were no impairments recognized during the years ended December 31, 2007, 2006 and 2005.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

REAL ESTATE OWNED

Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. There were no valuation adjustments recognized during the years ended December 31, 2007, 2006 and 2005.

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

The Bank is required to invest in Class B capital stock, par value $100, of the Federal Home Loan Bank of Atlanta (“FHLB”). The FHLB capital stock requirement is based on the sum of a membership stock component totaling 20% of the Bank’s total assets plus an activity based stock component of 4.5% of outstanding FHLB advances. At December 31, 2007 and 2006, the Bank owned 32,101 and 19,333 shares of the FHLB’s capital stock, respectively.

The Bank carries this investment at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2007.

GOODWILL AND INTANGIBLE ASSETS

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition and, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangible assets resulting from branch offices acquired in 2004 are amortized on a straight-line basis over 10 years. Amortization expense of $31,440 per year was recorded for the years ended December 31, 2007, 2006 and 2005, respectively. Goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections.

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

ADVERTISING

Advertising costs are expensed as incurred. For the years ended December 31, 2007, 2006 and 2005, the Company incurred advertising expense totaling $125,490, $207,246 and $187,536, respectively.

COMPREHENSIVE INCOME

The Company's other comprehensive income relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Years ended December 31,
	2007	2006	2005

Unrealized gains (losses) on securities available for sale	$1,565,079	$(357,109)	$(2,006,525)
Income tax benefit (expense)	(609,250)	148,701	762,480

Other comprehensive income (loss), net	$955,829	$(208,408)	$(1,244,045)

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

SEGMENT INFORMATION

The Company follows the provisions of SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” which specifies guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Based on these guidelines, management has determined that the Bank operates in one business segment, the providing of general commercial financial services to customers located in its market areas. The various products are those generally offered by community banks. The allocation of Bank resources is based on overall performance of the Bank, rather than individual branches or products.

STOCK SPLIT

On May 25, 2006, the Company paid a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record as of May 4, 2006. Stockholders received one additional share of common stock for every two shares held on the record date. All prior period share and per share data have been adjusted for the split.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 (“SFAS No. 155”), “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statement No. 133 and 140”. This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the fiscal years beginning after September 15, 2006. The Company adopted SFAS No. 155 on January 1, 2007 with no material effect on its consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS No. 156”), “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140”. This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose either of the Amortization or Fair Value subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; and requires separate presentation of servicing assets and servicing liabilities measured at fair value in the statement of financial position. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The Company adopted SFAS No. 156 on January 1, 2007 with no material effect on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”), “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value instruments. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measure attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, SFAS No. 157 will change current practice. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not adopted SFAS No. 157 and continues to evaluate the impact it may have on its consolidated financial statements.

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS No. 159”), “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has not adopted SFAS No. 159 and continues to evaluate the impact it may have on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (“SFAS No. 160”), “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This Statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. This Statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact SFAS No. 160 may have on its consolidated financial statements.

In June 2006, the FASB issued Financial Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return; and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007 with no material effect on its consolidated financial statements.

In November 2007, the SEC issued Staff Accounting Bulletin No. 109, “Miscellaneous Accounting - Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”). SAB 109 addresses written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. This Bulletin supersedes SAB 105, “Accounting for Derivative Instruments and Hedging Activities” and concludes that expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 indicated that the SEC staff believed that internally developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. SAB 109 retains that staff view and broadens its application to all written loan commitments that are accounted for as fair value through earnings. The SEC expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company is currently evaluating the impact SAB 109 may have on its consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, “Share-Based Payment - Certain Assumptions Used in Valuation Methods - Expected Term” (“SAB 110”). SAB 110 provides guidance on developing an estimated term of “plain vanilla” share options in accordance with SFAS No. 123(r), Share-Based Payment. Due to the fact that detailed external information about employees exercise behavior may not, as originally thought, be readily available by December 31, 2007, the SEC staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company is currently evaluating the impact SAB 110 may have on its consolidated financial statements.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

2. INVESTMENT SECURITIES

Investment securities at December 31, 2007 and 2006 are classified as available for sale according to management's intent and summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
December 31, 2007:
U.S. Treasury and Agency Notes	$47,944,142	$720,303	$(13,496)	$48,650,949
Triangle Capital Corporation	500,000	-	(86,671)	413,329
	$48,444,142	$720,303	$(100,167)	$49,064,278

December 31, 2006:
U.S. Treasury and Agency Notes	$56,931,292	$94,931	$(572,096)	$56,454,127

Included in the Company’s investment securities total are equity securities consisting of 33,333 shares of restrictive common stock of Triangle Capital Corporation (NASDAQ: TCAP) received on February 21, 2007 upon completion of a public offering of TCAP. Prior to the public offering, the Company was a limited partner in the Triangle Mezzanine Fund, LLLP, with an investment of $500,000. In the public offering, TCAP acquired Triangle Mezzanine Fund, LLLP, and the limited partners received shares of TCAP restricted common stock in amounts equivalent to their limited investment in the Triangle Mezzanine Fund, LLLP. At December 31, 2007, the TCAP equity securities owned by the Company had a market value of $413,329. Unrealized loss on Triangle Capital Corporation equity security is considered my management to be temporary.

The following tables summarize U.S. Treasury and Agency Notes unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006. The current year unrealized losses on these investment securities are a result of volatility in the market during 2007 and relate to two U.S. Treasury and Agency Notes. All unrealized losses on U.S. Treasury and Agency Notes are considered by management to be temporary given the credit ratings on these investment securities.

	2007
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
U.S. Treasury and Agency Notes	$-	$-	$7,983,712	$(13,496)	$7,983,712	$(13,496)

	2006
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
U.S. Treasury and Agency Notes	$14,682,646	$(173,527)	$26,642,632	$(398,569)	$41,325,278	$(572,096)

U.S. Treasury and Agency notes at December 31, 2007 are contractually scheduled to mature as follows:

	Amortized cost	Estimated market value
Due within one year	$13,003,101	$13,022,644
Due after one year through five years	34,941,041	35,628,305
Total	$47,944,142	$48,650,949

There were no sales of U.S. Treasury and Agency Notes during the years ended December 31, 2007, 2006 and 2005. U.S. Treasury and Agency Notes with an amortized cost of approximately $18.8 million and $13.4 million were pledged to secure deposits from public entities and repurchase agreements at December 31, 2007 and 2006, respectively.

3. MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at December 31, 2007 and 2006 are classified as available for sale according to management's intent and summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
December 31, 2007:
FHLMC PCs, maturing from years 2008 to 2037	$37,825,879	$305,477	$(303,292)	$37,828,064

December 31, 2006:
FHLMC PCs, maturing from years 2007 to 2035	$35,532,221	$135,332	$(600,926)	$35,066,627

Mortgage-backed securities at December 31, 2007 and 2006 are classified as held for investment according to management's intent and summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated market value
December 31, 2007:
FHLMC PCs, maturing during 2013	$1,291,762	$-	$(20,591)	$1,271,171

December 31, 2006:
FHLMC PCs, maturing during 2013	$1,662,540	$-	$(99,487)	$1,563,053

The following tables present mortgage-backed securities unrealized losses and fair values, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006. The current year unrealized losses on these investment securities are a result of volatility in the market during 2007 and relate to eleven FHLMC participation certificates. All unrealized losses on FHLMC participation certificates are considered by management to be temporary given the credit ratings on these investment securities.

	2007
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
FHLMC PCs	$1,418,557	$(2,900)	$18,997,231	$(300,393)	$20,415,788	$(303,293)

Securities held for investment:
FHLMC PCs	$-	$-	$1,271,172	$(20,591)	$1,271,172	$(20,591)

	2006
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
FHLMC PCs	$8,598,800	$(81,158)	$14,955,333	$(519,768)	$23,554,133	$(600,926)

Securities held for investment:
FHLMC PCs	$-	$-	$1,563,053	$(99,487)	$1,563,053	$(99,487)

3. MORTGAGE-BACKED SECURITIES (Continued)

Mortgage-backed securities, classified as available for sale or held for investment, at December 31, 2007 are contractually scheduled to mature as follows:
	Amortized cost	Estimated market value
Due one year or less	$15,432	$15,572
Due after one year through five years	260,137	268,470
Due after five years through ten years	3,486,250	3,525,569
Due after ten years	35,355,822	35,289,624
Total	$39,117,641	$39,099,235

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. No mortgage-backed securities were sold in 2007 or 2006. Mortgage-backed securities with an amortized cost of $446,918 and $307,474 were pledged as collateral for treasury tax and loan deposits at December 31, 2007 and 2006, respectively.

4. LOANS RECEIVABLE

Loans receivable at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Mortgage loans	$51,189,747	$74,690,012
Consumer loans	101,693,778	103,785,611
Commercial loans	609,970,239	580,902,157
Leasing	13,101,150	12,640,043
Total	775,954,914	772,017,823
Less: Allowance for loan losses	(9,486,479)	(9,157,597)
Deferred loan fees, net	(1,385,530)	(1,423,177)
Loans receivable, net	$765,082,905	$761,437,049

The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 9).

During the years ended December 31, 2007, 2006, and 2005 the Bank exchanged loans with outstanding principal balances of $6,873,490, $17,203,225 and $16,354,875, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2007 and 2006 are fixed rate mortgage loans with an estimated market value of approximately $7,752,968 and $25,963,341, respectively.

Net gains on sales of loans receivable held for sale amounted to $519,361, $329,743 and $199,414 for the years ended December 31, 2007, 2006 and 2005, respectively.

4. LOANS RECEIVABLE (Continued)

Activity in the allowance for credit losses, which includes the allowance for loan and lease losses and unfunded commitments for the years ended December 31, 2007, 2006 and 2005, is summarized as follows:

	Allowance - Loan and Lease Losses	Allowance - Unfunded Commitments	Allowance - Credit Losses

Balance at December 31, 2004	$8,343,382	$—	$8,343,382
Provisions for credit losses	602,308	1,108,889	1,711,197
Loans charged off	(845,228)	—	(845,228)
Recoveries	12,954	—	12,954
Balance at December 31, 2005	8,113,416	1,108,889	9,922,305
Provisions for credit losses	1,276,827	(343,949)	932,878
Loans charged off	(342,094)	—	(342,094)
Recoveries	109,448	—	109,448
Balance at December 31, 2006	9,157,597	764,940	9,922,537
Provisions for credit losses	712,297	(362,297)	350,000
Loans charged off	(420,717)	—	(420,717)
Recoveries	37,302	—	37,302
Balance at December 31, 2007	$9,486,479	$402,643	$9,889,122

Following is a summary of the principal balances of loans on nonaccrual status and loans past due over ninety days:

	December 31,
	2007	2006
Loans contractually past due over 90 days and/or on nonaccrual status:
Mortgage residential	$798,072	$934,022
Consumer and commercial	6,757,386	1,806,353
Total	$7,555,458	$2,740,375

For the years ended December 31, 2007, 2006 and 2005, interest income of approximately $505,990, $143,407 and $143,189, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,
	2007	2006

Land	$3,102,730	$2,809,449
Office buildings and improvements	7,481,953	7,129,462
Furniture, fixtures and equipment	4,927,893	4,507,943
Vehicles	479,797	449,095
Construction in process	27,857	33,682
	16,020,230	14,929,631
Less accumulated depreciation	6,586,831	6,031,622
Total	$9,433,399	$8,898,009

The Company leases certain branch facilities and equipment under separate agreements that expire at various dates through January 31, 2013. Future rentals under these leases are as follows:

2008	$536,906
2009	317,612
2010	181,317
2011	74,042
2012	60,751
Thereafter	2,305

Total	$1,172,933

5. PREMISES AND EQUIPMENT (Continued)

Rental expense amounting to approximately $541,180, $444,412 and $395,919 during the years ended December 31, 2007, 2006 and 2005, respectively, is included in premises and equipment expense on the accompanying consolidated statements of operations.

6. DEPOSITS

At December 31, 2007, the scheduled maturities of time deposits were as follows:

2008	$484,633,705
2009	9,020,607
2010	3,385,645
2011	1,376,526
2012	1,807,731
Thereafter	-
Total time deposits	$500,224,214

7. EMPLOYEE BENEFIT PLANS

The Company participated in a multi-employer defined benefit pension plan which covered substantially all employees; however, effective January 31, 2002, the Company's Board of Directors approved a plan to freeze the accrual of future benefits under the plan. Consequently, no new employees became eligible to participate in the plan after January 31, 2002. Effective October 1, 2004, the Company withdrew from the plan. Active employees who were participating in the plan became 100% vested on that date and could select from a variety of benefit payment options based on their age and benefit payment amount. Expenses of the plan for unfunded liability, withdrawal fees, administrative fees and PBGC premiums the years ended December 31, 2007, 2006 and 2005 were $0, $9,470 and $0, respectively.

The Company also participates in a defined contribution plan which covers substantially all employees. During the years ended December 31, 2007 and 2006, employees may contribute from 1% to 100% of compensation, subject to an annual maximum as determined by the Internal Revenue Code, which is an increase in the contribution of 1% to 15% of compensation allowed during the year ended December 31, 2005. The Company makes matching contributions of 100% of employees' contributions up to 5% of the employees' salaries.

The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended December 31, 2007, 2006 and 2005 were $293,475, $354,235 and $326,549, respectively. Directors and certain officers participate in deferred compensation plans. These plans provide for fixed payments beginning at retirement, and are earned over service periods of up to ten years, and include provisions for deferral of current payments. The expense related to these plans during the years ended December 31, 2007, 2006 and 2005 was $449,464, $471,509 and $486,662, respectively. The plans include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. The total liability under this plan was $3,264,438 at December 31, 2007 and is included in other liabilities in the accompanying consolidated statements of financial condition.

8. STOCK BASED COMPENSATION

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”), issued by the Financial Accounting Standards Board (“FASB”) in December 2004. SFAS No. 123R revises SFAS No. 123, “Accounting for Stock Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related interpretations. SFAS No. 123R requires the cost of employee services received in exchange for an award of equity instruments to be recognized in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award. SFAS No. 123R also amends SFAS No. 95, “Statement of Cash Flows,” requiring that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows. The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R.

8. STOCK BASED COMPENSATION (Continued)

Accordingly, prior period amounts were not restated. Under this application, the Company records compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that were outstanding at the date of adoption. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB 25, and recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The Company has one share-based compensation plan. On April 8, 1998, the Stockholders of the Company approved the First South Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). The purpose of the Plan is to advance the interests of the Company through providing selected key employees and Directors of the Bank and the Company with the opportunity to purchase shares. At December 31, 2007, the Plan includes 255,919 granted unexercised shares and 967,652 shares available to be granted. The option price is required to be 100% of the stock's fair market value as defined, with an exception for any stockholder with more than a 10% ownership interest in the Company. The exercise price is required to be 110% of the stock's fair market value for these options holders. Vesting is determined on the date of the grant. Options have a 10-year life; however, there are additional limitations for stockholders with more than a 10% ownership interest in the Company. The Plan also has a change of control provision under which all options immediately vest if a change of control, as defined, occurs.

A summary of option activity under the Plan as of December 31, 2007 and 2006, and changes during the years then ended is presented below:

Year Ended December 31, 2007:	Options Available	Options Outstanding	Price	Aggregate Intrinsic Value
Outstanding at December 31, 2006	988,277	538,374	$9.65
Granted	(28,750)	28,750	$24.39
Forfeited	8,125	(8,125)	$19.37
Exercised	-	(303,080)	$7.19
Outstanding at December 31, 2007	967,652	255,919	$13.90	$2,120,393

Year Ended December 31, 2006:	Options Available	Options Outstanding	Price	Aggregate Intrinsic Value
Outstanding at December 31, 2005	1,003,977	1,055,653	$7.34
Granted	(20,500)	20,500	$29.22
Forfeited	4,800	(4,800)	$19.31
Exercised	-	(532,979)	$5.74
Outstanding at December 31, 2006	988,277	538,374	$9.65	$11,975,810

The amount of cash received and value of shares tendered for payment of option exercises for the years ended December 31, 2007 and 2006 was $2,178,267 and $3,058,144, respectively.

The tax benefits realized for the tax credits from option exercises of the share-based payment arrangements were $2,430,435 and $3,965,214 for the years ended December 31, 2007 and 2006, respectively.

The intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $7,083,625 and $11,309,095, respectively.

A summary of nonvested option shares as of December 31, 2007 and 2006, and changes during the years ended December 31, 2007 and 2006 is presented below:

	December 31, 2007		December 31, 2006
Year Ended:	Shares	Price	Shares	Price
Nonvested at beginning of year	53,250	$22.89	75,300	$18.22
Granted	28,750	$24.39	20,500	$29.22
Forfeited	(3,250)	$24.97	(4,800)	$19.31
Vested	(24,775)	$21.11	(37,750)	$12.97
Nonvested at end of year	53,975	$24.38	53,250	$22.89

8. STOCK BASED COMPENSATION (Continued)

The weighted-average fair value per share of options granted during the years ended December 31, 2007 and 2006 was $3.70 and $6.03, respectively. The fair value of each option grant is estimated on the date of grant using the Black Scholes Option Pricing Model, with the following weighted average assumptions used for grants during the years ended December 31, 2007, 2006 and 2005:
	December 31,
Year Ended:	2007	2006	2005
Dividend growth rate	17%	17%	17%
Expected volatility	22.6%	22.3%	21.4%
Average risk-free interest rates	3.7% to 4.6%	4.7% to 5.1%	4.0% to 4.5%
Expected lives	6 years	6 years	6 years

The following table summarizes additional information about the Company’s outstanding options and exercisable options as of December 31, 2007, including weighted-average remaining contractual term expressed in years ("Life") and weighted average exercise price (“Price”):

	Outstanding			Exercisable
Range of Exercise Price	Shares	Life	Price	Shares	Price
$5.41 - 5.50	84,124.34		$5.41	84,124	$5.41
$6.87 - 10.37	36,908	3.44	$8.39	36,908	$8.39
$14.97 - 16.61	44,437	5.19	$16.19	44,437	$16.19
$16.77 - 25.22	66,700	8.16	$20.55	31,825	$19.42
$26.17 - 33.30	23,750	8.75	$29.62	4,650	$15.73
	255,919	2.82	$13.90	201,944	$10.77

The fair value compensation cost recognition provisions of SFAS 123R are different from the recognition provisions under SFAS 123 and the intrinsic value method for compensation cost allowed under APB 25. The following table reflects the impact of adopting SFAS 123R by reducing income before income taxes, net income, basic earnings per share and diluted earnings per share for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
	2007	2006
Reduced net income before income taxes	$83,764	$126,450
Reduced net income	$76,843	$115,038
Reduced basic earnings per share	$.01	$.01
Reduced diluted earnings per share	$.00	$.01

As of December 31, 2007 and 2006, there was $167,665 and $174,614, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. The unrecognized compensation cost as of December 31, 2007 is expected to be recognized the next four years.

The following table illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 to the year ended December 31, 2005, using the Black Scholes Pricing Model assumptions listed above:

	Year Ended December 31, 2005
	As Reported	Pro Forma
Net income - common stockholders	$14,128,704	$14,007,413
Stock based compensation, net of tax effect	$-	$121,291
Net income per share – basic	$1.49	$1.47
Net income per share – diluted	$1.41	$1.41

9. BORROWED MONEY

Borrowed money represents advances from the FHLB and repurchase agreements. Advances outstanding from the FHLB at December 31, 2007 and 2006 had a weighted average rate of 4.40% and 5.50%, respectively, and totaled $35,000,000 and $6,000,000, respectively. These advances have a scheduled maturity date of January 3, 2009.

At December 31, 2007 and December 31, 2006, repurchase agreements outstanding had average rates of 3.38% and 4.69%, respectively, and totaled $7,067,421 and $5,139,947, respectively.

At December 31, 2007 and 2006, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $10,000,000. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2007 and 2006, the Company had approximately $146.0 million and $175.7 million, respectively, of additional credit available with the FHLB.

10. INCOME TAXES

The components of income tax expense for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Years Ended December 31,
	2007	2006	2005
Current
Federal	$9,804,043	$9,378,947	$7,925,068
State	1,474,554	1,894,604	1,568,269

	11,278,597	11,273,551	9,493,337
Deferred
Federal	(361,087)	(165,994)	(496,214)
State	(77,773)	(35,753)	(49,927)

	(438,860)	(201,747)	(546,141)

Total	$10,839,737	$11,071,804	$8,947,196

Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Years Ended December 31,
	2007	2006	2005

Expected income tax expense at 35%	$9,745,037	$9,892,456	$8,076,565
State income taxes, net of federal income tax	907,908	1,208,253	986,922
Other expenses and adjustments	186,792	(28,905)	(116,291)

Total	$10,839,737	$11,071,804	$8,947,196

The components of deferred income tax assets and liabilities are as follows:

	Years Ended December 31,
	2007	2006
Deferred income tax assets
Deferred directors' fees	$564,064	$562,648
Allowance for credit losses	3,807,455	3,820,651
Employee benefits	725,388	771,798
Loans mark-to-market	166,214	152,968
Unrealized losses on securities available for sale	-	363,433
Other	218,200	57,862
	5,481,321	5,729,360

10. INCOME TAXES (Continued)

Deferred income tax liabilities
Depreciation and amortization	3,152,318	3,483,047
Carrying value – land	395,000	395,000
Mortgage servicing rights	454,493	500,279
Deferred loan origination fees and costs	929,924	807,690
FHLB stock	65,346	141,451
Unrealized gain on securities available for sale	245,817	-
	5,242,898	5,327,467

Net deferred income tax asset	$238,423	$401,893

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

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject. The Company’s most significant asset is its investment in First South Bank. Consequently, the information concerning capital ratios is essentially the same for the Company and the Bank.

As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual regulatory capital amounts and ratios as of December 31, 2007 and 2006 are presented in the table below (dollars in thousands):
	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007:
Total Capital (to Risk Weighted Assets)	$89,880	12.2%	$59,142	8.0%	$73,927	10.0%
Tier I Capital (to Risk Weighted Assets)	80,631	10.9%	29,571	4.0%	44,356	6.0%
Tier I Capital (to Average Assets)	80,631	8.9%	36,163	4.0%	45,204	5.0%

December 31, 2006:
Total Capital (to Risk Weighted Assets)	$86,444	11.7%	$58,943	8.0%	$73,678	10.0%
Tier I Capital (to Risk Weighted Assets)	77,225	10.5%	29,471	4.0%	44,207	6.0%
Tier I Capital (to Average Assets)	77,225	8.5%	36,154	4.0%	45,193	5.0%

12. EARNINGS PER SHARE

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned deferred stock awards and treasury shares) for the years ended December 31, 2007, 2006 and 2005. Options to purchase 255,919, 538,374 and 1,055,653 shares of common stock were outstanding at December 31, 2007, 2006, and 2005, respectively.

	Years Ended December 31,
	2007	2006	2005

Net income (numerator)	$17,003,227	$17,192,356	$14,128,704

Weighted average shares outstanding for basic EPS (denominator)	9,914,929	9,714,565	9,488,073
Dilutive effect of stock options	112,799	288,304	492,149

Adjusted shares for diluted EPS	10,027,728	10,002,869	9,980,222

For the years ended December 31, 2007 and 2006, there were 30,500 and 8,000, respectively, options that were antidilutive since the exercise price exceeded the average market price of the Company’s common stock for the year. These options have been omitted from the calculation of diluted earnings per share for 2007.

13.  MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $254,671,000, $245,620,000 and $260,632,000 at December 31, 2007, 2006, and 2005 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

At December 31, 2007 and 2006, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,150,616 and $1,266,530 respectively.

During the years ended December 31, 2007 and 2006 respectively, the Company recorded additional servicing assets of $247,154 and $208,468 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the years ended December 31, 2007, 2006, and 2005 aggregated $363,068, $344,023, and $372,559, respectively. The fair value of recognized servicing assets amounted to approximately $2,785,000 and $2,300,000 as of December 31, 2007 and 2006, respectively. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

14.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP
CONCENTRATION OF CREDIT RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition.

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

14.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP
CONCENTRATION OF CREDIT RISK (Continued)

A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2007 and 2006 is as follows:

	December 31,
	2007	2006

Commitments to extend credit	$122,786,000	$98,085,000
Undrawn balances on lines of credit and undrawn balances on credit reserves (overdraft protection)	53,565,000	54,345,000
Standby letters of credit	1,416,000	2,720,000
Total	$177,767,000	$155,150,000

Included in the commitments to originate loans as of December 31, 2007 and December 31, 2006, are fixed interest rate loan commitments of approximately $13.6 million and $16.0 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

The Company's lending is concentrated primarily in Beaufort, Craven, Cumberland, Dare, Edgecombe, Lenoir, Durham, Nash, Pasquotank, Pitt, Robeson, Wake, Currituck, and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions.

Since many of the commitments are expected to expire without being drawn upon, amounts reported do not necessarily represent future cash requirements.

15. PARENT COMPANY FINANCIAL INFORMATION

The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2007, 2006 and 2005 are as follows:

	Years Ended December 31,
	2007	2006	2005
CONDENSED BALANCE SHEETS
Cash	$1,961,421	$1,673,729	$1,307,746
Investment in wholly-owned subsidiary	85,509,789	81,093,299	75,530,645
Other assets	10,737,756	8,003,533	2,929,991
Total assets	$98,208,966	$90,770,561	$79,768,382

Junior subordinated debentures	$10,310,000	$10,310,000	$10,310,000
Other liabilities	1,863,644	1,663,983	1,267,910
Stockholders' equity	86,035,322	78,796,578	68,190,472
Total liabilities and stockholders' equity	$98,208,966	$90,770,561	$79,768,382

CONDENSED STATEMENTS OF INCOME
Interest on junior subordinated debentures	$839,110	$815,331	$632,629
Equity in earnings of subsidiary	17,660,805	17,846,544	14,597,194
Miscellaneous income	181,532	161,143	164,139
Net income	$17,003,227	$17,192,356	$14,128,704

15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
Net income	$17,003,227	$17,192,356	$14,128,704
Adjustments to reconcile net income
to net cash provided by operating activities:
Amortization of intangibles	24,996	24,996	24,996
Equity in undistributed earnings of subsidiary	(17,660,805)	(17,846,544)	(14,597,194)
Other operating activities	(2,674,648)	(8,146,306)	(1,023,368)
Net cash provided used in operating activities	(8,775,498)	(8,775,498)	(1,466,862)

Investing activities:
Payments for investments in and advances to subsidiary	-	-	-
Repayments of advances to subsidiary	-	-	-
Upstream dividend received from First South Bank	14,200,140	15,115,171	5,895,276
Net cash provided by investing activities	14,200,140	15,115,171	5,895,276

Financing activities:
Proceeds from exercise of stock options	3,459,780	1,093,576	1,012,468
Purchase of treasury shares	(6,722,276)	(867,905)	(336,726)
Cash paid for dividends and fractional shares	(7,342,722)	(6,199,361)	(4,867,849)
Net cash used in financing activities	(10,605,218)	(5,973,690)	(4,192,107)

Net increase in cash	287,692	365,983	236,307

Cash at beginning of year	1,673,729	1,307,746	1,071,439

Cash at end of year	$1,961,421	$1,673,729	$1,307,746

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized unaudited quarterly financial data for the years ended December 31, 2007 and 2006 is as follows (in thousands):

	Fourth	Third	Second	First
2007:
Interest income	$17,591	$17,639	$17,525	$17,322
Interest expense	7,309	7,295	7,286	7,220
Provision for credit losses	150	100	100	-
Noninterest income	2,726	2,544	2,382	2,484
Noninterest expense	6,084	5,816	5,489	5,521
Income tax expense	2,638	2,714	2,721	2,767
Net income	$4,136	$4,258	$4,311	$4,298

Net income per common share
Basic	$.42	$.43	$.43	$.43
Diluted	$.42	$.42	$.43	$.43

	Fourth	Third	Second	First
2006:
Interest income	$17,849	$17,528	$16,794	$15,581
Interest expense	7,343	6,960	6,082	5,221
Provision for credit losses	-	150	437	346
Noninterest income	2,190	2,516	2,311	2,244
Noninterest expense	5,532	5,758	5,562	5,358
Income tax expense	2,799	2,859	2,737	2,677
Net income	$4,365	$4,317	$4,287	$4,223

Net income per common share
Basic	$.45	$.44	$.44	$.44
Diluted	$.43	$.43	$.43	$.42

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

The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2007 and 2006 were as follows:

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

The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

	December 31, 2007		December 31, 2006
	Estimated fair value	Carrying amount	Estimated fair value	Carrying amount

1 - 4 family mortgages	$50,990,827	$50,460,903	$74,623,870	$73,891,745
Consumer	99,659,781	100,387,148	101,571,532	102,448,552
Non-residential	614,234,854	614,234,854	585,096,751	585,096,752

Total	$764,885,462	$765,082,905	$761,592,153	$761,437,049

The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $261,145,369 and $283,203,473 at December 31, 2007 and 2006, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2007 and 2006 are as follows:

	2007	2006
Certificates of deposits
Carrying amount	$500,224,214	$516,985,008
Estimated fair value	503,194,844	520,987,553

Advances for Federal Home Loan Bank:
Carrying amount	$35,000,000	$6,000,000
Estimated fair value	35,000,000	6,000,000

17. FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount of accrued interest receivable, FHLB stock, note receivable, junior subordinated debentures, accrued interest payable, and repurchase agreements approximates their fair value.

There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $177,767,000 and $155,150,000 at December 31, 2007 and 2006, respectively, which are primarily comprised of unfunded loan commitments.

The Company's remaining assets and liabilities are not considered financial instruments.

18. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Year ended December 31,
	2007	2006	2005

Real estate acquired in settlement of loans	$1,594,724	$1,051,764	$793,184
Exchange of loans for mortgage-backed securities	6,873,490	17,203,225	16,354,875
Cash paid for interest	29,053,118	25,572,320	15,443,427
Cash paid for income taxes	8,705,060	8,360,047	9,272,923
Dividends declared, not paid	1,863,644	1,663,983	1,267,910

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

Consolidated debt obligations as of December 31, 2007 related to a subsidiary Trust holding solely Debentures of the Company follows:

LIBOR + 2.95% junior subordinated debentures owed to First South Preferred Trust I due September 26, 2033	$10,000,000

LIBOR + 2.95% junior subordinated debentures owed to First South Preferred Trust I due September 26, 2033	310,000

Total junior subordinated debentures owed to unconsolidated subsidiary trust	$10,310,000

20. RELATED PARTY TRANSACTIONS

The Company had loans outstanding to executive officers, directors and their affiliated companies. Management believes that these loans are made and processed on the same basis as loans to non-related parties. An analysis of the activity with respect to such aggregate loans to related parties is as follows:

Balance at December 31, 2006	$1,819,438
New loans during the year	80,000
Repayments during the year	(338,289)
Balance at December 31, 2007	$1,561,149

BOARD OF DIRECTORS

Frederick N. Holscher	Marshall T. Singleton	Linley H. Gibbs, Jr.	Frederick H. Howdy
Chairman	Vice Chairman	Retired	President
Partner	Co-Owner	Washington, NC	Drs. Freshwater & Howdy, P.A.
Rodman, Holscher, Francisco,	B. E. Singleton & Sons		Washington, NC
& Peck, P.A.	Washington, NC
Washington, NC

Charles E. Parker, Jr.	H. D. Reaves, Jr.	Thomas A. Vann
Senior Vice President	Former President and	President and
Robinson & Stith Insurance	Chief Executive Officer	Chief Executive Officer
New Bern, NC	Home Federal Savings & Loan	First South Bank
	Fayetteville, NC	Washington, NC

EXECUTIVE OFFICERS

Thomas A. Vann	Larry W. Mallard	William L. Wall	James W. Hoose, Jr.
President and	Executive Vice President	Executive Vice President	Executive Vice President
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer and	Chief Credit Officer
Secretary
Sherry L. Correll	Paul S. Jaber	Mary R. Boyd	J. Randy Woodson
Executive Vice President	Executive Vice President	Executive Vice President	Executive Vice President
Bank Operations	Mortgage Operations	Loan Servicing	Retail Banking

Kristie W. Hawkins
Treasurer
Controller

AREA & SUBSIDIARY EXECUTIVES

Timothy M. Brown	Dennis A. Nichols	Donnie L.G. Bunn
Senior Vice President	Senior Vice President	President
Area Executive	Area Executive	First South Leasing, LLC.
Cape Fear Region	Neuse Region	Greenville, NC

CITY & BRANCH EXECUTIVES

Jerry G. Hannah	Joseph M. Johnson	Thomas S. Lewis	Kenneth W. Marshall, Jr.
Vice President	Senior Vice President	Vice President	Assistant Vice President
City Executive Kinston, NC	City Executive Durham, NC	City Executive Rocky Mount, NC	City Executive Buxton, NC

Rhonda B. McLeod	Robert C. Pfeiffer	Donald B. Strickland, Jr.	William P. Stone
Assistant Vice President	Senior Vice President	Senior Vice President	Vice President
City Executive Hope Mills, NC	City Executive Elizabeth City, NC	City Executive Greenville, NC	City Executive Lumberton, NC

Clyle F. Swanner, Jr.	George R. Hamilton	Renee P. Richardson
Vice President	Senior Vice President	Vice President
City Executive Washington, NC	Branch Executive Rocky Mount, NC	City Executive Fayetteville, NC

FIRST SOUTH BANK OFFICE LOCATIONS

Buxton	Hope Mills	1378 Benvenue Road
47560 NC Highway 12	3103 North Main Street	Rocky Mount, NC 27804
Buxton, NC 27920	Hope Mills, NC 28348	(252) 442-8375
(252) 995-3250	(910) 423-0952
3635 North Halifax Road
Chocowinity	Kill Devil Hills	Rocky Mount, NC 27804
2999 Highway 17 South	1906 South Croatan Highway	(252) 451-8700
Chocowinity, NC 27817	Kill Devil Hills, NC 27948
(252) 940-4970	(252) 441-9935	Raleigh
4800 Six Forks Road, Suite 115
Dunn	Island Land Centre	Raleigh, NC 27609
904-A West Broad Street	3210 North Croatan Highway	(919) 783-5222
Dunn, NC 28334	Kill Devil Hills, NC 27948
(910) 892-2861	(252) 441-8743	Tarboro
100 East Hope Lodge Street
Durham	Kinston	Tarboro, NC 27886
4215-01 University Drive	2430 Herritage Street	(252) 823-0157
Durham, NC 27707	Kinston, NC 28503
(919) 403-1000	(252) 523-9449	Washington
1311 Carolina Avenue
Elizabeth City	Lumberton	Washington, NC 27889
604 East Ehringhaus Street	600 North Chestnut Street	(252) 946-4178
Elizabeth City, NC 27906	Lumberton, NC 28359
(252) 335-0848	(910) 739-3274	300 North Market Street
Washington, NC 27889
Fayetteville	3000 North Elm Street	(252) 940-4945
241 Green Street	Lumberton, NC 28359
Fayetteville, NC 28302	(910) 608-5031	1328 John Small Avenue
(910) 483-3681		Washington, NC 27889
	New Bern	(252) 940-5000
705 Executive Place	202 Craven Street
Fayetteville, NC 28305	New Bern, NC 28561	Operations Center and
(910) 484-2116	(252) 636-2997	Credit Administration
220 Creekside Drive
Grantsboro	1725 Glenburnie Road	Washington, NC 27889
11560 NC Highway 55, Suite 11	New Bern, NC 28561	(252) 946-4178
Grantsboro, NC 28529 (252) 745-5001	(252) 636-3569 2019 South Glenburnie Road	Loan Production Offices 3804 Peachtree Avenue, Unit 200
	New Bern, NC 28561	Wilmington, NC 28403
Greenville	(252) 637-1110	(910) 798-6102
301 East Arlington Boulevard
Greenville, NC 27835	Rocky Mount	3200 Croasdaile Drive, Suite 703
(252) 321-2600	300 Sunset Avenue	Durham, NC 27705
907 East Firetower Road	Rocky Mount, NC 27804	(919) 382-3295
Greenville, NC 27835 (252) 355-4644	(252) 972-9661	First South Leasing
1707 SE Greenville Boulevard Greenville, NC 27858	2901 Sunset Avenue Rocky Mount, NC 27804 (252) 451-1259	1035 Director Court, Unit C Greenville, NC 27858 (252) 355-4536
(252)752-2770
Member FDIC • Equal Housing Lender

STOCKHOLDER INFORMATION

Corporate Headquarters
First South Bancorp, Inc.	Telephone:	252-946-4178
1311 Carolina Avenue	Fax:	252-946-3873
Washington, NC 27889	E-mail:	info@firstsouthnc.com
	Website:	www.firstsouthnc.com

Stock Listing Information
The Company's common stock is listed and trades on the NASDAQ Global Select Market under the symbol FSBK. As of March 3, 2008, there were 847 registered stockholders of record.

Stock Price Information
The following is the high and low trading price information and dividends declared per share for the periods indicated.

Quarter Ended	High	Low	Dividends
March 31, 2007	32.06	25.35	.19
June 30, 2007	31.25	26.50	.19
September 30, 2007	29.85	24.42	.19
December 31, 2007	27.88	22.01	.19

March 31, 2006 (1)	$25.33	$22.70	$.17
June 30, 2006 (1)	34.72	23.85	.17
September 30, 2006	34.72	28.50	.17
December 31, 2006	33.60	29.65	.17

(1) Adjusted for three-for-two stock split on May 25, 2006.

Registrar and Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the Company’s stock registrar and transfer agent: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; via the Internet at www.rtco.com; or toll-free at 800-866-1340.

Form 10-K
The Annual Report on Form 10-K of the Company as filed with the Securities and Exchange Commission is available via the Internet on the Company’s website at www.firstsouthnc.com under the headings “About Us - Newsroom - SEC Filings: EDGAR-Online”. Shareholders will be provided a copy without charge by writing to the Corporate Secretary, William L. Wall, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889.

Investor Information
Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889; or via email to bill.wall@firstsouthnc.com.

Annual Meeting
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 22, 2008 at 11:00 a.m., at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

General Counsel	Special Counsel	Independent Accountants
Rodman, Holscher, Francisco & Peck, PA	Muldoon Murphy & Aguggia LLP	Turlington and Company, LLP
320 North Market Street	5101 Wisconsin Avenue, NW	509 East Center Street
Washington, NC 27889	Washington, DC 20016	Lexington, NC 27293

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph and table which follow show the cumulative total return on the Common Stock for the period from December 31, 2002 through December 31, 2007 with (1) the total cumulative return of all companies whose equity securities are traded on the Nasdaq Stock Market and (2) the total cumulative return of banking companies traded on the Nasdaq Stock Market. The comparison assumes $100 was invested on December 31, 2002 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
First South Bancorp Inc.	$100.00	$104.94	$112.68	$159.29	$220.65	$157.42
NASDAQ	$100.00	$149.75	$164.64	$168.60	$187.83	$205.22
NASDAQ Bank	$100.00	$130.51	$144.96	$141.92	$159.42	$125.80

First South Bancorp
1311 Carolina Avenue
P.O. Box 2047
Washington, North Carolina 27889
(252) 946-4178 • Fax (252) 946-3873
www.firstsouthnc.com