Form 10-K, Exhibit 13
period 2008-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2009-03-11
CIK 1027183

Exhibit 13

Annual Report to Stockholders for the Fiscal Year Ended December 31, 2008

2008 Annual Report

First South Bancorp

TABLE OF CONTENTS

Letter to Stockholders	2

Selected Consolidated Financial Information and Other Data	3

Management's Discussion and Analysis of Financial Condition and Results of Operation	4

Report of Independent Registered Public Accounting Firm	16

Consolidated Statements of Financial Condition	17

Consolidated Statements of Operations	18

Consolidated Statements of Changes in Stockholders' Equity	19

Consolidated Statements of Cash Flows	20

Notes to Consolidated Financial Statements	21

Board of Directors	42

Executive Officers	42

Area Executives and Subsidiary Executives	42

City and Branch Executives	42

First South Bank Office Locations	43

Stockholder Information	44

Comparative Stock Performance Graph	45

MISSION STATEMENT

"Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

LETTER TO STOCKHOLDERS

To Our Stockholders:

On behalf of First South Bancorp (“First South”) and its wholly owned subsidiary, First South Bank (“Bank”), we are pleased to provide you our 2008 Annual Report.

First South earned net income of $11.0 million in 2008 compared to $17.0 million earned in 2007.  Diluted earnings per share were $1.12 per share for 2008 versus $1.70 per share for 2007.  At December 31, 2008, our total assets were $875.9 million; net loans and leases $744.7 million; cash and investments $99.8 million; deposits $716.4 million; borrowings $52.6 million; and stockholders’ equity $87.8 million.

The significance of our 2008 earnings has been the Bank’s ability of managing its interest-earning assets and interest-bearing liabilities, managing its credit risk and maintaining a consistent level of revenues from loan fees, deposit fees and service charges and servicing fee income across both loan and deposit service offerings.  We accomplished this during one of the most volatile periods in the banking sector’s history and combined with the Federal Reserve’s 400 basis point rate cuts since December 2007.

The economy has moved into a deeper recessionary environment, impacting housing and real estate property values and financial institutions credit quality.  During 2008, we recorded provisions for credit losses that we believe were prudent conservative actions necessary to strengthen our ability to better manage through this unprecedented economic cycle and support the long-term success of the Company.  The Company remains profitable, has a strong capital position in excess of the well-capitalized regulatory guidelines, and combined with the conservative actions taken this year, should enhance our future earnings when economic and financial market conditions improve.

At this point, it is very difficult to predict how the current economic conditions affecting the banking system and financial markets will result for 2009, given the United States government’s recent actions of stabilizing the financial markets or particular financial institutions.  At best, it will be challenging.  We are working diligently with our customers to assist them through these extraordinary times. Our primary focus during 2009 will be internal; we will focus on managing our balance sheet, credit quality, maintaining adequate liquidity levels and producing a core net income stream.

During 2008, your Board of Directors increased the quarterly cash dividend payment rate by 5.3%, and when combined with declaring four quarterly cash dividends totaling $0.80 per share, resulted in a dividend payout ratio to our shareholders on basic earnings of 70.8%.

The financial results we achieved in 2008 would not have been possible without the dedication and performance of our professional staff.  We appreciate the quality of their work and are proud of their many accomplishments achieved during this volatile period. They are committed to the Bank and to providing our customers the highest possible standards of service.  We will continue to invest in our employees, which will ultimately result in improved service to our customers and enhanced shareholder value.

Each member of your Board of Directors along with our officers and employees join me in thanking you for supporting First South Bancorp.  As always, we welcome your comments or suggestions and we look forward to your continued support.

Sincerely,

/s/ Tom Vann
Tom Vann
President and
Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

		At or For the Years Ended December 31,
		2008	2007	2006	2005	2004
		(dollars in thousands, except per share data)

Selected Financial Condition Data
Total assets		$875,855	$909,288	$910,548	$834,234	$722,051
Loans receivable, net		744,731	765,083	761,437	708,929	631,816
Cash and investment securities		63,284	73,094	82,258	74,771	52,997
Mortgage-backed securities		32,827	39,120	36,729	22,702	9,209
Deposits		716,427	761,370	800,188	733,753	628,537
Borrowings		62,868	52,377	21,450	22,098	25,102
Stockholders' equity		87,821	86,035	78,797	68,190	59,695
Selected Operations Data
Interest income		$59,364	$70,078	$67,752	$53,176	$40,180
Interest expense		23,317	29,111	25,607	15,464	9,692
Net interest income		36,047	40,967	42,145	37,712	30,488
Provision for credit losses		4,044	350	933	1,711	968
Noninterest income		10,084	10,137	9,259	8,207	8,750
Noninterest expenses		24,165	22,911	22,207	21,132	19,592
Income before income taxes		17,922	27,843	28,264	23,076	18,678
Income taxes		6,934	10,840	11,072	8,947	$6,966
Net income		$10,988	$17,003	$17,192	$14,129	$11,712

Per Share Data
Earnings per share -basic	(1)	$1.13	$1.71	$1.77	$1.49	$1.25
Earnings per share -diluted	(1)	1.12	1.70	1.72	1.41	1.19
Dividends per share	(1)	0.80	0.76	0.68	0.53	0.45

Selected Financial Ratios and Other Data
Performance Ratios:
Return on average assets		1.22%	1.87%	1.93%	1.78%	1.64%
Return on average equity		12.53	20.34	23.45	21.92	20.50
Interest rate spread		4.18	4.63	4.94	5.04	4.63
Net interest margin		4.30	4.80	5.05	5.11	4.66
Average earning assets/average interest bearing liabilities		117.77	120.41	119.20	118.66	116.63
Noninterest expense/average assets		2.68	2.53	2.50	2.67	2.75
Efficiency ratio		52.31	44.99	43.14	45.95	49.87
Dividend payout ratio		70.80	44.44	38.42	35.87	36.36

Quality Ratios:
Nonperforming assets/total assets		2.59%	1.01%	0.37%	0.27%	0.34%
Nonperforming loans/total loans		2.01	0.99	0.36	0.32	0.37
Allowance for credit losses/total loans		1.58	1.27	1.29	1.29	1.30
Provision for credit losses/total loans		0.54	0.05	0.12	0.24	0.15

Capital Ratios and Other Data:
Equity/total assets, end of period		10.03%	9.46%	8.65%	8.18%	8.28%
Average equity/average assets		9.72	9.21	8.24	8.13	8.02
Full service offices		28	29	26	26	25
Loans serviced for others		$255,510	$254,671	$245,633	$260,632	$277,252

(1) Adjusted for three-for-two stock splits on May 25, 2006 and April 23, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General.  First South Bancorp, Inc. (the "Company") was formed to issue common stock, owning 100% of First South Bank (the "Bank") and operating through the Bank a commercial banking business; therefore, this discussion and analysis of consolidated financial condition and results of operation relates primarily to the Bank.  The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences and other loans.  The Bank's earnings depend primarily on its net interest income, the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.  The volume of noninterest income and noninterest expenses also affects the Bank’s earnings.

Prevailing economic conditions, competition, as well as federal and state regulations, affect the operations of the Bank.  The Bank's cost of funds is influenced by interest rates paid on competing investments, rates offered on deposits by other financial institutions in the Bank's market area and by general market interest rates.  Lending activities are affected by the demand for financing of real estate and various types of commercial, consumer and mortgage loans, and by the interest rates offered on such financing.  The Bank's business emphasis is to operate as a well-capitalized, profitable and independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves. The Bank believes it has been effective in serving its customers because of its ability to respond quickly and effectively to customer needs and inquiries.  The Bank's ability to provide these services has been enhanced by the stability of the Bank's senior management team.

The Company's common stock is listed and trades on the NASDAQ Global Select Market under the symbol FSBK.

Liquidity and Capital Resources.  Liquidity generally refers to the Bank's ability to generate adequate amounts of cash to meet its funding needs.  Adequate liquidity guarantees that sufficient funds are available to meet deposit withdrawals, fund loan commitments, maintain adequate reserve requirements, pay operating expenses, provide funds for debt service, pay dividends to stockholders, and meet other general commitments.  The Bank must maintain certain regulatory liquidity requirements of liquid assets to deposits and short-term borrowings.  The Bank's primary sources of funds are customer deposits, loan principal and interest payments, proceeds from loan and securities sales, and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and loan prepayments are influenced by interest rates, economic conditions and local competition.  The Bank’s primary investing activity is originating commercial, consumer and mortgage loans and lease financing receivables.  The Bank’s primary financing activities are attracting checking, certificate and savings deposits, and obtaining FHLB advances.

The levels of cash and cash equivalents depend on the Bank's operating, financing, lending and investing activities during any given period.  Cash and cash equivalents totaled $26.7 million at December 31, 2008 and $24.0 million at December 31, 2007.  The Bank has other sources of liquidity if a need for additional funds arises.  Investment and mortgage-backed securities available for sale totaled $68.6 million at December 31, 2008 and $86.9 million at December 31, 2007. During the years ended December 31, 2008 and 2007, the Bank sold or exchanged real estate loans of $41.1 million and $42.2 million, respectively.  Borrowings consisting of FHLB advances, junior subordinated debentures and retail repurchase agreements were $62.9 million at December 31, 2008 compared to $52.4 million at December 31, 2007.  The Bank has pledged its FHLB Atlanta stock and certain loans as collateral for actual or potential FHLB advances.  The Bank has minimum credit availability with the FHLB of 20% of the Bank’s total assets.  The Bank had $125.1 million of credit available with the FHLB at December 31, 2008, compared to $146.0 million at December 31, 2007.

The Company had $10.3 million of junior subordinated debentures at December 31, 2008 and 2007, respectively, issued through a private placement pooled trust preferred securities offering by First South Preferred Trust I, a Delaware statutory trust.  The trust preferred securities bear interest at three-month LIBOR plus 2.95% payable quarterly.  They have a 30-year maturity and were first redeemable, in whole or in part, on or after September 30, 2008, with certain exceptions.  For regulatory purposes, the $10.0 million total of trust preferred securities qualifies as Tier 1 capital for the Company and the Bank, to the extent such proceeds have been invested in the Bank and the Company.  Proceeds from the trust preferred securities were used by the statutory trust to purchase junior subordinated debentures issued by the Company.  See Note 20 of “Notes to Consolidated Financial Statements for additional information.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards.  The Bank's total regulatory capital was $90.1 million at December 31, 2008, compared to $89.9 million at December 31, 2007.  The Commissioner requires the Bank to maintain a capital surplus of not less than 50% of common capital stock.  The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier 1 capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier 1 capital.  The Bank was in compliance with all regulatory capital requirements at December 31, 2008 and 2007.  See Note 11 of “Notes to Consolidated Financial Statements” for a description of the Bank’s actual regulatory capital amounts and ratios as of December 31, 2008 and 2007.

Stockholders' equity was $87.8 million at December 31, 2008, compared to $86.0 million at December 31, 2007. Net income was $11.0 million for fiscal 2008, compared to $17.0 million for fiscal 2007.  There were 9,738,096 shares of common stock outstanding at December 31, 2008, net of 1,516,126 treasury shares.

Contractual Obligations and Commitments.  In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows.  In addition, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows.  Table 1 below reflects contractual obligations of the Company outstanding as of December 31, 2008.

Table 1 – Contractual Obligations and Commitments

	Payments Due by Period
		Less Than			Over
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)
Borrowed money	$52,558	$10,000	$42,558	$-	$-
Junior subordinated debentures	10,310	-	-	-	10,310
Lease obligations	1,783	540	725	518	-
Deposits	716,427	654,874	58,490	3,063	-

Total contractual cash obligations	$781,078	$665,414	$101,773	$3,581	$10,310

	Amount of Commitment Expiration Per Period
	Total
	Amounts	Less than			Over
Other Commitments	Committed	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)
Commitments to originate loans	$66,428	$55,327	$11,101	$-	$-
Undrawn balances on lines of credit and undrawn balances on credit reserves	51,504	783	2,883	6,108	41,730
Standby letters of credit	2,384	2,384	-	-	-

Total other commitments	$120,316	$58,494	$13,984	$6,108	$41,730

In the normal course of business, the Company may enter into purchase agreements for goods or services.  In management’s opinion, the dollar amount of such agreements at December 31, 2008 is not material and has not been included in Table 1 above.

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

A primary approach in managing the Bank's interest rate risk has been to increase interest sensitive assets such as commercial loans, consumer loans and lease financing receivables.  The Bank had $710.4 million of commercial loans, consumer loans and lease receivables at December 31, 2008, compared to $724.8 million at December 31, 2007.  The Bank had $5.6 million of loans held for sale at December 31, 2008, compared to $7.5 million at December 31, 2007.  Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market.  In managing its portfolio of investment securities, a majority of investment  and mortgage-backed securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $68.6 million of investment and mortgage-backed securities classified as available for sale at December 31, 2008, compared to $86.9 million at December 31, 2007.

Market Risk.  Market risk reflects the risk of economic loss resulting from changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods. Market risk arises primarily from interest rate risk inherent in lending and deposit taking activities. The Bank does not maintain a trading account for any class of financial instruments, nor does it engage in hedging activities or purchase high-risk derivative instruments.  The Bank is also not subject to foreign currency exchange risk or commodity price risk.

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

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The interest rate sensitivity analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates. With the Federal Reserve’s 400 basis points rate cuts since December 2007, and the current federal funds rate at 0% to 0.25%, it is not foreseeable that interest rates can decline farther. In this extraordinary interest rate environment, rates would be driven below zero if downward rate environment assumptions were run. Any data produced by these assumptions would not be reliable. Therefore, the Bank will not run any downward rate assumptions until interest rates increase. The Board has adopted an interest rate risk policy that establishes maximum increases in NPV of 19%, 39% and 60% and maximum decreases in NPV of 19%, 37% and 54% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 2 below presents the Bank's projected changes in NPV and net interest income only in the event of sudden and sustained increases in market interest rates for the various rate shock levels at December 31, 2008. At December 31, 2008, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board.

Table 2 - Projected Change in NPV and Net Interest Income

	Net Portfolio Value			Net Interest Income
Change in Rates	Amount	Change	% Change	Amount	Change	% Change
	(Dollars in thousands)

+ 300 bp	$114,594	$4,771	4.3%	$41,316	$4,188	11.3%
+ 200 bp	113,387	3,564	3.2	39,986	2,858	7.7
+ 100 bp	111,699	1,876	1.7	38,626	1,498	4.0
Base	109,823	-	-	37,128	-	-

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

Certain shortcomings are inherent in the method of analysis presented in Table 2. For example, although certain assets and liabilities may have similar maturities to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods due to refinance activity if market interest rates remain at or decrease below current levels. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Also, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an increase in interest rates.

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

Table 4 below sets forth certain information relating to the Company's Statements of Financial Condition and Statements of Operations for the three years ended December 31, 2008, 2007, and 2006, reflecting the yield on average earning assets and the average cost of funds for the periods indicated.  Average balances are derived from month end balances.  The Company does not believe that using month end balances rather than average daily balances has caused any material difference in the information presented.

The decline in net interest income results primarily from a decline in the net interest margin, significantly influenced by the Federal Reserve’s 400 basis point rate cuts since December 2007.  It has also been influenced by the decline in average earning assets attributable to a slow down in loan originations in the current recessionary economic environment, the increased volume of nonperforming loans and other real estate owned, as discussed below.

Table 3 - Rate/Volume Analysis

	Year Ended December 31,				Year Ended December 31,
	2008 vs. 2007				2007 vs. 2006
	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$(375)	$(9,473)	$55	$(9,793)	$609	$1,157	$11	$1,777
Investment securities	(331)	(71)	10	(392)	(51)	(213)	4	(260)
Mortgage-backed securities	(126)	(67)	4	(189)	343	(8)	(2)	333
Other interest-earning assets	(53)	(310)	23	(340)	452	8	16	476
Total earning assets	(885)	(9,921)	92	(10,714)	1,353	944	29	2,326

Interest expense:
Deposits	(1,353)	(5,313)	261	(6,405)	446	3,137	58	3,641
FHLB advances	1,404	(117)	(357)	930	(162)	(27)	7	(182)
Other interest-bearing liabilities	181	(432)	(68)	(319)	4	41	0	45
Total interest-bearing liabilities	232	(5,862)	(164)	(5,794)	288	3,151	65	3,504
Change in net interest income	$(1,117)	$(4,059)	$256	$(4,920)	$1,065	$(2,207)	$(36)	$(1,178)

	Year Ended December 31,				Year Ended December 31,
	2006 vs. 2005				2005 vs. 2004
	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$4,544	$7,610	$687	$12,841	$5,483	$7,067	$1,055	$13,605
Investment securities	978	(221)	(111)	646	(535)	(349)	67	(817)
Mortgage-backed securities	1,181	11	25	1,217	(36)	(23)	2	(57)
Other interest-earning assets	(202)	170	(96)	(128)	108	72	85	265
Total earning assets	6,501	7,570	505	14,576	5,020	6,767	1,209	12,996

Interest expense:
Deposits	1,657	6,877	783	9,317	1,233	3,840	530	5,603
FHLB advances	192	127	201	520	(184)	133	(93)	(144)
Other interest-bearing liabilities	28	270	9	307	63	221	28	312
Total interest-bearing liabilities	1,877	7,274	993	10,144	1,112	4,194	465	5,771
Change in net interest income	$4,624	$296	$(488)	$4,432	$3,908	$2,573	$744	$7,225

Table 4 - Yield/Cost Analysis

	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2008			2007			2006
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans receivable	$751,151	$55,182	7.35%	$755,502	$64,975	8.60%	$748,296	$63,198	8.45%
Investment securities	43,685	1,948	4.46	50,891	2,340	4.60	51,919	2,600	5.01
Mortgage-backed securities	34,827	1,869	5.37	37,097	2,058	5.55	30,941	1,725	5.58
Other interest-earning assets	9,348	365	3.90	10,102	705	6.98	3,397	229	6.74
Total earning assets	839,011	59,364	7.08	853,592	70,078	8.21	834,553	67,752	8.12

Nonearning assets	63,657			53,741			55,349
Total assets	$902,668			$907,333			$889,902

Interest bearing liabilities:
Time deposits	$479,642	19,447	4.05	$505,142	24,343	4.82	$502,167	21,674	4.32
Demand deposits	147,978	1,587	1.07	157,125	3,129	1.99	145,206	2,153	1.48
Savings	19,734	61	0.31	18,584	28	0.15	20,993	32	0.15
FHLB advances	45,654	1,389	3.04	11,246	459	4.08	15,035	641	4.26
Junior subordinated debentures	10,310	658	6.38	10,310	839	8.14	10,310	815	7.90
Repurchase agreements	9,105	175	1.92	6,472	313	4.84	6,417	292	4.55
Total interest-bearing liabilities	712,423	23,317	3.27	708,879	29,111	4.11	700,128	25,607	3.66

Noninterest bearing demand deposits	92,227	0	0.00	103,571	0	0.00	104,693	0	0.00
Total sources of funds	804,650	23,317	2.90	812,450	29,111	3.58	804,821	25,607	3.18

Other liabilities and stockholders'equity:
Other liabilities	10,323			11,275			11,751
Stockholders' equity	87,695			83,608			73,330
Total liabilities and stockholders' equity	$902,668			$907,333			$889,902
Net interest income		$36,047			$40,967			$42,145
Interest rate spread (1)			4.18%			4.63%			4.94%
Net yield on earning assets (2)			4.30%			4.80%			5.05%
Ratio of earning assets to interest bearing liabilities			117.77%			120.41%			119.20%

(1) Represents the difference between the yield on earning assets and the average cost of funds.
(2) Represents the net interest income divided by average earning assets.

Results of Operations

Comparison of Financial Condition at December 31, 2008 and 2007.   Total assets were $875.9 million at December 31, 2008, compared to $909.3 million at December 31, 2007.  Average earning assets were $839.0 million for the year ended December 31, 2008, compared to $853.6 million for the year ended December 31, 2007, reflecting the net change in the volume and mix of loan and leases receivable and investment securities.  Earning assets were 92.3% of total assets at December 31, 2008, compared to 93.6 % at December 31, 2007.

Investment and mortgage-backed securities declined to $69.4 million at December 31, 2008, from $88.2 million at December 31, 2007.  The Bank had $13.0 million of maturities of investment securities available for sale during fiscal 2008, compared to $9.0 million of maturities during fiscal 2007.  The Bank purchased no investment securities available for sale during fiscal 2008, compared to $500,000 purchased in fiscal 2007.  The Bank securitized $3.4 million of mortgage loans held for sale into mortgage-backed securities during fiscal 2008, compared to $6.9 million securitized during fiscal 2007, in order to support future liquidity management needs.  The Bank sold $4.0 million of mortgage-backed securities available for sale during fiscal 2008, compared to none sold in fiscal 2007.

Loans and lease receivables, net of allowance for loan and lease losses and deferred loan fees, declined to $744.7 million at December 31, 2008 from $765.1 million at December 31, 2007.  The Bank originates both secured and unsecured commercial and consumer loans and adjustable rate mortgage loans to take advantage of shorter terms to maturity and the ability to better manage exposure to market and interest rate risk due to changes in interest rates.  The Bank also sells selected mortgage loans in the secondary mortgage market in order to reduce its exposure to interest rate and credit risk, while retaining servicing to generate additional fee income.  Loans serviced for others increased to $255.5 million at December 31, 2008 from $254.7 million serviced at December 31, 2007.

Commercial loans declined to $597.0 million at December 31, 2008 from $610.0 million at December 31, 2007. During 2008, certain commercial loans held were the subject of foreclosures and transferred to other real estate owned, as discussed below.   The Bank has discontinued originating any new acquisition and development loans, lot loans or land loans.  The Bank has restricted the origination of speculative construction loans, and has limited most new construction lending to those with contracts or pre-sales only.  Consumer loans increased to $101.8 million at December 31, 2008 from $101.7 million at December 31, 2007; while lease receivables declined to $11.6 million at December 31, 2008 from $13.1 million at December 31, 2007. Commercial loan, consumer loan and lease receivables originations were $280.3 million during fiscal 2008, compared to $315.8 million during fiscal 2007.

Residential mortgage loans declined to $47.0 million at December 31, 2008 from $51.2 million at December 31, 2007, reflecting principal repayments, originations, sales and securitizations.  The Bank originated $48.9 million of held for sale residential mortgage loans during fiscal 2008, compared to $47.1 million during fiscal 2007.  The Bank also originated $31.1 million of residential mortgage loans for investors during fiscal 2008, compared to $38.4 million during fiscal 2007.  The Bank sold $37.7 million of loans held for sale during fiscal 2008, compared to $35.4 million sold during fiscal 2007, to reduce its exposure to credit risk, to support liquidity management and for funding the decline in deposits discussed below.

Nonperforming loans were $10.7 million at December 31, 2008, compared to $7.6 million at December 31, 2007. Restructured loans were $4.3 million at December 31, 2008, compared to none at December 31, 2007. The current level of nonperforming and restructured loans, consisting primarily of residential and commercial real estate loans, is attributable to current recessionary economic conditions and decreasing property values in the Bank’s market area.  Management believes it has thoroughly evaluated all nonperforming and restructured loans and they are either well collateralized or adequately reserved. However, there can be no assurance in the future that regulators, increased credit risks in the loan portfolio, further declines in economic conditions and other factors will not require additional fair value adjustments to the nonperforming loans. As a result of the volume of nonperforming loans, the Bank’s unrecognized interest increased to $624,000 at December 31, 2008, from $506,000 at December 31, 2007.  The ratio of non-performing loans to total loans was 2.0% at December 31, 2008, compared to 1.0% at December 31, 2007.

Other real estate owned increased to $7.7 million at December 31, 2008 from $1.6 million at December 31, 2007, reflecting foreclosures of certain nonperforming loans.  Other real estate owned consists primarily of single family residential properties, developed building lots and a partially developed residential subdivision.  Based on fair value analysis, the Bank believes the adjusted carrying values of these properties are representative of their fair market values, although there can be no assurances that the ultimate sales will be equal to or greater than the carrying values.   The Bank recorded $772,000 of fair value adjustments to other real estate owned during fiscal 2008, compared to none in fiscal 2007.

Goodwill related to prior period acquisitions was $4.2 million at December 31, 2008 and 2007, respectively, and is not amortized according to provisions of financial accounting standards.  The unamortized balance of the Company’s goodwill is tested for impairment quarterly. The Company has performed annual impairment testing and determined there was no impairment of goodwill as of December 31, 2008 or December 31, 2007.

Total deposits declined to $716.4 million at December 31, 2008 from $761.4 million at December 31, 2007.  The Bank continues to compete in its market area for lower costing core demand deposits. During 2008 and amid intense competition, demand accounts declined to $223.4 million at December 31, 2008 from $243.6 million at December 31, 2007.  Certificates of deposit declined to $466.5 million at December 31, 2008 from $500.2 million at December 31, 2007.  The Bank attempts to manage its cost of deposits by monitoring the volume and rates being paid on maturing certificates of deposits in relationship to current funding needs and competitive market interest rates.  During fiscal 2008, a period of declining Fed rate adjustments, the Bank did not renew certain maturing high rate time deposits and began repricing new and maturing time deposits at competitive market rates.  The Bank also replaced certain maturing higher costing time deposits with lower costing FHLB borrowings, providing an effective means of managing its overall cost of funds, as discussed below.

Total borrowings increased to $62.9 million at December 31, 2008 from $52.4 million at December 31, 2007.  FHLB advances increased to $45.0 million at December 31, 2008 from $35.0 million at December 31, 2007, as the Bank repaid $35.0 million of daily rate credit advances and borrowed $45.0 million of fixed rated advances at terms ranging from 18 to 36 months at a weighted average cost of 3.01%, in order to reduce its long-term funding cost.  Junior subordinated debentures were $10.3 million at December 31, 2008 and 2007, respectively.  Repurchase agreements representing funds held in cash management accounts for commercial banking customers increased to $7.6 million at December 31, 2008 from $7.1 million at December 31, 2007.

Stockholders' equity increased to $87.8 million at December 31, 2008, from $86.0 million at December 31, 2007.  The Company’s equity to assets ratio increased to 10.0% at December 31, 2008 from 9.5% at December 31, 2007.  Accumulated other comprehensive income was $1.2 million at December 31, 2008, compared to $377,000 at December 31, 2007, reflecting increased unrealized gains on available for sale securities, net of deferred income taxes.  The increase in accumulated other comprehensive income is due primarily to a decline in interest rates during 2008.

The Company declared four quarterly cash dividends each during fiscal 2008 and 2007, totaling $0.80 and $0.76 per share respectively.  These cash dividend payments reflect dividend payout ratios on basic earnings of 70.8% for fiscal 2008 and 44.4% for fiscal 2007.  Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital, liquidity and financial condition of the Company, and general economic conditions.

The Company purchased 140,241 shares of its common stock during fiscal 2008 through open market and private purchases, compared to 244,198 shares purchased in fiscal 2007.  Shares purchased are held as treasury stock, at cost.  Treasury shares were 1,516,126 totaling $32.2 million at December 31, 2008, compared to 1,445,567 shares totaling $30.9 million at December 31, 2007.  Treasury shares are used for general corporate purposes including the exercise of stock options and funding shares for potential future stock splits.  There were 90,499 shares issued on the exercise of stock options during fiscal 2008, compared to 303,080 shares issued during fiscal 2007.  During fiscal 2008, 20,817 shares were tendered to pay for the exercise price of stock options being exercised and income taxes incident to such option exercises, compared to 38,360 shares tendered during fiscal 2007.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007.  Net income was $11.0 million for the year ended December 31, 2008, compared to $17.0 million for the year ended December 31, 2007.  Diluted earnings per share were $1.12 per share for the year ended December 31, 2008 and $1.70 per share for the year ended December 31, 2007.  The average numbers of diluted shares were 9,781,761 for fiscal 2008 and 10,027,728 for fiscal 2007.  Return on average assets and return on average equity for fiscal 2008 were 1.2% and 12.5%, respectively, compared to 1.9% and 20.3% for fiscal 2007.

Interest Income.  Interest income declined to $59.4 million for fiscal 2008 from $70.1 million for fiscal 2007.  The decline in interest income during 2008 was significantly influenced by the Federal Reserve’s 400 basis point rate cuts since December 2007.  It was also influenced by the decline in the volume of average earning assets attributable to a slow down of loan originations in the current recessionary economy, and the increased level of nonperforming loans and other real estate owned. The average balance of interest-earning assets declined to $839.0 million for fiscal 2008, from $853.6 million for fiscal 2007. The yield on average interest-earning assets declined 7.1% for fiscal 2008 from 8.2% for fiscal 2007.

Interest Expense.  Interest expense declined to $23.3 million for fiscal 2008 from $29.1 million for fiscal 2007.  The decline in interest expense also reflects the decline in interest rates discussed above, and a decline in the volume of average interest-bearing deposits, offset by an increase in the average volume of borrowings.  The average balance of interest-bearing liabilities increased to $712.4 million for fiscal 2008 from $708.9 million for fiscal 2007. The average balance of noninterest-bearing demand deposits declined to $92.2 million for fiscal 2008 from $103.6 million for fiscal 2007. The average cost of funds, including noninterest-bearing deposits, declined to 2.9% for 2008, from 3.6% for 2007, reflecting the declining interest rate environment during fiscal 2008 and management’s efforts to control the Bank’s funding cost.

Net Interest Income.  Net interest income declined to $36.0 million for fiscal 2008 from $41.0 million for fiscal 2007. The decline in net interest income during 2008 is primarily attributable to the decline in market interest rates also influenced by the Federal Reserve’s 400 basis point rate cuts since December 2007, and the decline in earning assets as previously discussed.  The net yield on interest-earning assets (net interest income divided by average interest-earning assets) was 4.3% for fiscal 2008, compared to 4.8% for fiscal 2007.  The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.2% for fiscal 2008, compared to 4.6% for fiscal 2007.  See “Table 3 - Rate/Volume Analysis” and “Table 4 - Yield/Cost Analysis” above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Credit Losses.  The Bank provided $4.0 million for credit losses during fiscal 2008, compared to $350,000 in fiscal 2007.  These provisions were necessary to absorb probable losses in the loan and lease portfolio, to support the current volume of nonperforming loans as previously discussed and to support the inherent risks associated with the growth of the commercial and consumer loan and lease receivable portfolio in recent years.  The Bank maintains both general and specific allowances for loan and lease losses and unfunded loan commitments (collectively the allowance for credit losses) based upon management's evaluation of risk in the loan and lease portfolio, unfunded loan commitments and past loss experience.  The Bank's methodology for evaluating its allowance for credit losses includes amounts specifically allocated to loans and leases that are individually determined to be impaired, and general allowances allocated to groups of loans and leases not individually assessed for impairment.

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

The allowance for loan and lease losses and unfunded loan commitments was $11.6 million and $340,000, respectively, at December 31, 2008, compared to $9.5 million and $403,000 at December 31, 2007. The ratio of the allowance for credit losses to total loans and leases was 1.6% at December 31, 2008, compared to 1.3% at December 31, 2007, which the Bank believes is appropriate.  See Note 1 and Note 4 of “Notes to Consolidated Financial Statements” for additional information about the allowance for credit losses as of December 31, 2008 and 2007.

Noninterest Income.  Noninterest income was $10.1 million for both fiscal 2008 and 2007, respectively.  Other income consists of fees, service charges and servicing fees earned on loans, service charges and insufficient funds fees collected on deposit accounts, gains from sales of loans and other miscellaneous income.  The Bank continues to maintain a consistent level of other income across both loan and deposit service offerings. Fees and service charges increased to $7.8 million for fiscal 2008 from $7.3 million for fiscal 2007.  Fees, service charges earned and insufficient funds fees collected during the respective periods are attributable to the volume of loan and deposit account transactions and insufficient funds transactions processed during each period, and the collection of related fees and service charges ..

Gains from mortgage loan sales increased to $587,000 for fiscal 2008 from $519,000 for fiscal 2007.  The volume of loans sold increased to $37.7 million during fiscal 2008, from $35.4 million sold during fiscal 2007.  The Bank may sell certain held for sale mortgage loans to reduce its exposure to interest rate and credit risk, while retaining certain other held for sale mortgage loans for future securitization into available for sale mortgage-backed securities.  In addition, the sale of mortgage loans also provides liquidity necessary to support the Bank’s operating, financing and lending activities.

Servicing fee income on loans serviced for others increased to $658,000 for fiscal 2008 from $651,000 for fiscal 2007.  Loans serviced for others increased to $255.5 million at December 31, 2008 from $254.7 million at December 31, 2007.

Noninterest Expenses.  Noninterest expenses increased to $24.2 million for fiscal 2008 from $22.9 million in fiscal 2007.  The largest single component of these expenses, compensation and fringe benefits, declined to $13.8 million for fiscal 2008 from $14.0 million for fiscal 2007.  In managing its compensation expense, the Bank has reduced its full-time equivalent employees to 273 at December 31, 2008 from 287 at December 31, 2007.

Non-interest expense in fiscal 2008 includes the $772,000 fair value adjustments on other real estate owned discussed above, and increased FDIC insurance premiums.  One-time FDIC insurance assessment credits received under the Federal Deposit Reform Act of 2005 beginning in June 2007 through June 2008 have been exhausted, and as a result, FDIC insurance premiums increased to $280,000 for fiscal 2008 from $94,000 for fiscal 2007.

Data processing expense has grown proportionately with the number of loan and deposit customer accounts and the volume of transaction activity they generate.  Other noninterest expenses including advertising, premises and equipment, payroll and other taxes, repairs and maintenance, and office expenses have remained relatively constant during fiscal 2008 and 2007.

The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) was 52.3% for fiscal 2008, compared to 45.0% for fiscal 2007.  The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

Income Taxes.  Income taxes declined to $6.9 million for fiscal 2008 from $10.8 million for fiscal 2007. The decline in income taxes is a direct result of the decline of pretax earnings to $17.9 million for fiscal 2008 from $27.8 million for fiscal 2007.  Changes in the amount of income tax expense reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period.  The effective income tax rate was 38.7% for fiscal 2008 and 38.9% for fiscal 2007.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006.   Net income was $17.0 million for the year ended December 31, 2007, compared to $17.2 million for the year ended December 31, 2006.  Diluted earnings per share were $1.70 per share for fiscal 2007 and $1.72 per share for fiscal 2006.  The average numbers of diluted shares were 10,027,728 for fiscal 2007 and 10,002,869 for fiscal 2006.  Return on average assets and return on average equity was 1.9% and 20.3% respectively for fiscal 2007, compared to 1.9% and 23.5% for fiscal 2006.

Interest Income.  Interest income increased to $70.1 million for fiscal 2007 from $67.8 million for fiscal 2006.  During 2007, the increase in interest income resulted from a combination of increases in interest rates and in the volume of interest-earning assets, enabling the Bank to earn an increased level of interest income. The average balance of interest-earning assets increased to $853.6 million for fiscal 2007, from $834.6 million for fiscal 2006.  The yield on average interest-earning assets was 8.2% for fiscal 2007 and 8.1% for fiscal 2006.

Interest Expense.  Interest expense increased to $29.1 million for fiscal 2007 from $25.6 million for fiscal 2006.  The increase in interest expense also reflects increases in interest rates and the volume of average interest-bearing liabilities, plus a decline in noninterest-bearing demand accounts.  The average balance of interest-bearing liabilities increased to $708.9 million for fiscal 2007 from $700.1 million for fiscal 2006.  The average balance of noninterest-bearing deposits declined to $103.6 million for fiscal 2007 from $104.7 million for fiscal 2006. The average cost of funds was 3.6% for 2007, compared to 3.2% for 2006, reflecting the rising interest rate environment during fiscal 2007, combined with the increased volume of average interest-bearing liabilities.

Net Interest Income.  Net interest income declined to $41.0 million for fiscal 2007 from $42.1 million for fiscal 2006. The decline in net interest income during 2007 is attributable to a $2.2 million greater volume of interest paid on interest-bearing liabilities due to changing interest rates, than on interest received from interest earning assets. The net yield on interest-earning assets was 4.8% for fiscal 2007, compared to 5.1% for fiscal 2006.  The Bank's interest rate spread was 4.6% for fiscal 2007 and 4.9% for fiscal 2006.

Provision for Credit  Losses.  The Bank provided $350,000 for credit losses during fiscal 2007, compared to $933,000 for fiscal 2006. These provisions were necessary to absorb probable losses in the loan and lease portfolio and to support the inherent risks associated with growth in commercial and consumer loans. The Bank maintains general and specific allowances for loan and lease losses and unfunded commitments (collectively the allowance for credit losses) based upon management's evaluation of risk in the loan and lease receivable portfolio and past loss experience.

The allowance for loan and lease losses and unfunded commitments were $9.5 million and $403,000, respectively, at December 31, 2007, compared to $9.2 million and $765,000 at December 31, 2006.  The ratio of the allowance for credit losses to total loans was 1.3% at both December 31, 2007 and 2006, which the Bank believes is appropriate.

Nonperforming loans were $7.6 million at December 31, 2007, compared to $2.7 million at December 31, 2006.  The increase in nonperforming loans consisted primarily of residential and commercial real estate credits.  The ratio of non-performing loans to total loans was 1.0% at December 31, 2007, compared to .4% at December 31, 2006.

Noninterest Income.  Noninterest income increased to $10.1 million for fiscal 2007 from $9.3 million for fiscal 2006.  Fees and service charges increased to $7.3 million for fiscal 2007 from $6.7 million for fiscal 2006, reflecting the volume of loan, deposit account, and insufficient funds transactions processed during each period, and the collection of related fees and service charges.  Servicing fee income on loans serviced for others was $651,000 for fiscal 2007, compared to $666,000 for fiscal 2006.  Loans serviced for others were $254.7 million at year end 2007 compared to $245.6 million at year end 2006.

Gains from sales of mortgage loans increased to $519,000 for fiscal 2007 from $330,000 for fiscal 2006.  The volume of loans sold increased to $35.4 million during fiscal 2007, from $1.2 million sold during fiscal 2006.  Net proceeds from loan sales provide additional liquidity necessary to support the Bank’s operating, financing and lending activities.

Noninterest Expenses.  Noninterest expenses increased to $22.9 million for fiscal 2007 from $22.2 million in fiscal 2006.  The Company's efficiency ratio was 45.0% for fiscal 2007, compared to 43.1% for fiscal 2006.  The largest single component of these expenses, compensation and fringe benefits, increased to $14.0 million for fiscal 2007 from $13.6 million for fiscal 2006.  Full-time equivalent employees increased to 287 at December 31, 2007, compared 275 at December 31, 2006.  This net growth in personnel resulted from opening two full-service banking offices and two loan production offices in 2007 and the administrative staff required to support those new offices.

Data processing expense has grown proportionately with the growth in customer accounts and transaction activity primarily attributable to the growth in earning assets and deposits.  Other noninterest expenses including advertising, deposit insurance, premises and equipment, payroll and other taxes, repairs and maintenance, and office expenses also grew proportionately from period to period in relationship with the growth in earning assets and deposit accounts.

Income Taxes.  Income taxes declined to $10.8 million for fiscal 2007 from $11.1 million for fiscal 2006. The decrease in income taxes is a direct result of the net decline of pretax earnings to $27.8 million for fiscal 2007 from $28.3 million for fiscal 2006.  Changes in the amount of income tax expense reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period.  The effective income tax rate was 38.9% for fiscal 2007, compared to 39.2% for 2006.

Forward Looking Statements

This Annual Report, including the Letter to Stockholders and Management's Discussion and Analysis of Financial Condition and Results of Operation, contains forward looking statements that involve risk and uncertainty.  The Private Securities Litigation Reform Act of 1995 states that the disclosure of forward looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward looking statements by corporate management.

In order to comply with the terms of the safe harbor, the Company notes that its actual results and experience may differ materially from anticipated results or other expectations expressed in the Company's forward looking statements.  Words such as “expects”, “believes”, “estimated”, “adequate”, “scheduled” or similar expressions are intended to identify forward looking statements.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business.  Therefore, actual future results and trends may differ materially from what may be forecast in forward looking statements due to a variety of factors, including, but not limited to, regional and national economic conditions, changes in levels of market interest rates, credit and other risks of lending and investing activities, timely development of technology enhancements for product delivery, services and pricing, the impact of competition, customer requirements, regulatory changes and similar matters.  The Company cautions readers of this Annual Report to not place undue reliance on forward looking statements that are subject to influence by these risk factors and unanticipated events that could affect the Company’s financial performance and could cause actual results for future periods to differ materially from those anticipated or projected.

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and accompanying footnotes have been prepared in accordance with generally accepted accounting principles.  They require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation.  The impact of inflation is reflected in the increased cost of the Bank's operations.  Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary.  As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

New Accounting Pronouncements

See Note 1 of the “Notes to Consolidated Financial Statements” for a description of new accounting pronouncements including the respective effective dates of adoption and effects on results of operations and financial condition.

Off-Balance Sheet Arrangements

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

[Letterhead of Turlington and Company, L.L.P.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders
First South Bancorp, Inc.
Washington, North Carolina

We have audited the accompanying consolidated statements of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008.  First South Bancorp, Inc. and Subsidiary’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary at December 31, 2008 and 2007 and the results of their operations, and their cash flows each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First South Bancorp, Inc. and Subsidiary's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 5, 2009 expressed an unqualified opinion.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina
March 5, 2009

509 East Center Street – Post Office Box 1697 – Lexington, North Carolina 27293-1697
Office: 336-249-6856 – Facsimile: 336-248-8697

1338 Westgate Center Drive – Winston-Salem, North Carolina 27103
Office: 336-765-2410 – Facsimile: 336-765-6241

www.turlingtonandcompany.com

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and due from banks	$20,888,676	$22,273,592
Interest-bearing deposits in financial institutions	5,831,683	1,755,695
Investment securities - available for sale	36,563,646	49,064,278
Mortgage-backed securities - available for sale	31,995,157	37,828,064
Mortgage-backed securities - held for investment	832,221	1,291,762
Loans receivable, net
Held for sale	5,566,262	7,515,626
Held for investment	739,165,035	757,567,279
Premises and equipment, net	9,049,929	9,433,399
Real estate owned	7,710,560	1,601,704
Federal Home Loan Bank of Atlanta stock, at cost which approximates market	3,658,600	3,210,100
Accrued interest receivable	3,786,760	5,103,405
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,005,725	1,150,616
Identifiable intangible assets	165,060	196,500
Income tax receivable	1,679,191	1,403,567
Prepaid expenses and other assets	3,738,040	5,673,548

Total assets	$875,855,121	$909,287,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand	$223,365,542	$243,647,606
Savings	26,555,881	17,497,763
Large denomination certificates of deposit	207,102,876	204,509,581
Other time	259,402,497	295,714,633

Total deposits	716,426,796	761,369,583

Borrowed money	52,558,492	42,067,421
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	8,738,808	9,505,385

Total liabilities	788,034,096	823,252,389

Commitments and contingencies (Note 14)

Common stock, $.01 par value, 25,000,000 shares authorized, 11,254,222 issued; 9,738,096 and 9,808,655 shares outstanding, respectively	97,381	98,087
Additional paid-in capital	35,924,426	36,761,824
Retained earnings, substantially restricted	82,867,095	79,679,027
Treasury stock at cost	(32,247,365)	(30,880,120)
Accumulated other comprehensive income, net	1,179,488	376,504

Total stockholders' equity	87,821,025	86,035,322

Total liabilities and stockholders' equity	$875,855,121	$909,287,711

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Interest income
Interest and fees on loans	$55,182,193	$64,975,487	$63,198,115
Interest and dividends on investments and deposits	4,181,602	5,102,761	4,553,439

Total interest income	59,363,795	70,078,248	67,751,554

Interest expense
Interest on deposits	21,095,044	27,499,996	23,858,628
Interest on borrowings	1,563,978	771,976	932,559
Interest on junior subordinated debentures	657,576	839,110	815,331

Total interest expense	23,316,598	29,111,082	25,606,518

Net interest income before provision for credit losses	36,047,197	40,967,166	42,145,036
Provision for credit losses	4,043,600	350,000	932,878

Net interest income	32,003,597	40,617,166	41,212,158

Other income
Fees and service charges	7,750,195	7,341,240	6,723,391
Loan servicing fees	658,073	651,358	666,032
Gain (loss) on sale of real estate, net	(80,542)	49,644	10,237
Gain on sale of mortgage loans	586,571	519,361	329,743
Other income	1,169,263	1,575,171	1,529,644

Total other income	10,083,560	10,136,774	9,259,047

General and administrative expenses
Compensation and fringe benefits	13,750,085	13,973,012	13,582,647
Federal insurance premiums	280,372	94,349	95,012
Premises and equipment	1,969,006	1,938,555	1,776,903
Advertising	112,758	125,490	207,246
Payroll and other taxes	1,246,743	1,308,248	1,305,008
Data processing	2,630,821	2,524,983	2,362,751
Amortization of intangible assets	434,260	394,508	375,463
Other	3,740,652	2,551,831	2,502,015

Total general and administrative expenses	24,164,697	22,910,976	22,207,045

Income before income taxes	17,922,460	27,842,964	28,264,160
Income taxes	6,934,640	10,839,737	11,071,804

NET INCOME	10,987,820	17,003,227	17,192,356
Other comprehensive income (loss), net of taxes	802,984	955,829	(208,408)

Comprehensive income	$11,790,804	$17,959,056	$16,983,948

Net income per common share
Basic	$1.13	$1.71	$1.77
Diluted	$1.12	$1.70	$1.72

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2008, 2007 and 2006

	Common stock	Additional paid-in capital	Retained earnings, substantially restricted	Treasury stock	Accumulated other comprehensive income (loss), net	Total

Balance, December 31, 2005	$63,395	$37,624,894	$59,661,079	$(28,787,979)	$(370,917)	$68,190,472

Net income	-	-	17,192,356	-	-	17,192,356
Other comprehensive loss, net	-	-	-	-	(208,408)	(208,408)
Exercise of stock options	3,706	(5,963,302)	-	6,605,460	-	645,864
Tax benefit, stock options exercised	-	3,965,214	-	-	-	3,965,214
Shares traded to exercise options	(1,517)	2,412,280	-	(6,054,715)	-	(3,643,952)
Acquisition of treasury shares	(245)	-	-	(867,660)	-	(867,905)
Stock based compensation	-	126,450	-	-	-	126,450
Dividends ($.68 per share)	-		(6,594,848)	-	-	(6,594,848)
3-for-2 stock split	32,542	-	(41,207)	-	-	(8,665)

Balance, December 31, 2006	97,881	38,165,536	70,217,380	(29,104,894)	(579,325)	78,796,578

Net income	-	-	17,003,227	-	-	17,003,227
Other comprehensive loss, net	-	-	-	-	955,829	955,829
Exercise of stock options	3,031	(4,740,120)	-	6,093,153	-	1,356,064
Tax benefit, stock options exercised	-	2,430,435	-	-	-	2,430,435
Shares traded to exercise options	(383)	822,209	-	(1,148,545)	-	(326,719)
Acquisition of treasury shares	(2,442)	-	-	(6,719,834)	-	(6,722,276)
Stock based compensation	-	83,764	-	-	-	83,764
Dividends ($.76 per share)	-	-	(7,541,580)	-	-	(7,541,580)

Balance, December 31, 2007	98,087	36,761,824	79,679,027	(30,880,120)	376,504	86,035,322

Net income	-	-	10,987,820	-	-	10,987,820
Other comprehensive income, net	-	-	-	-	802,984	802,984
Exercise of stock options	905	(1,682,353)	-	1,926,743	-	245,295
Tax benefit, stock options exercised	-	452,317	-	-	-	452,317
Shares traded to exercise options	(208)	355,505	-	(449,979)	-	(94,682)
Acquisition of treasury shares	(1,403)	-	-	(2,844,009)	-	(2,845,412)
Stock based compensation	-	37,133	-	-	-	37,133
Dividends ($.80 per share)	-	-	(7,799,752)	-	-	(7,799,752)

Balance, December 31, 2008	$97,381	$35,924,426	$82,867,095	$(32,247,365)	$1,179,488	$87,821,025

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Operating activities
Net income	$10,987,820	$17,003,227	$17,192,356
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for credit losses	4,043,600	350,000	932,878
Depreciation	879,832	813,510	843,017
Amortization of intangibles	434,260	394,508	375,463
Accretion of discounts on securities, net	7,383	(12,849)	59,769
Deferred income taxes	(862,742)	(438,860)	(201,747)
(Gain) loss on disposal of premises and equipment
and real estate owned	82,082	(206,891)	(157,856)
Gain on loans held for sale and mortgage-
backed securities	(684,108)	(519,361)	(329,743)
Stock based compensation expense	37,133	83,764	126,450
Originations of loans held for sale, net	(38,549,148)	(23,668,607)	(32,791,666)
Proceeds from sale of loans held for sale	37,686,012	35,374,932	1,187,887
Other operating activities	3,011,045	(459,284)	(1,936,077)

Net cash provided by (used in) operating activities	17,073,169	28,714,089	(14,699,269)

Investing activities
Proceeds from maturities of investment securities available for sale	13,000,000	9,000,000	10,050,000
Purchases of investment securities available for sale	-	(500,000)	(25,000,000)
Proceeds from principal repayments and sales of mortgage-backed securities available for sale	10,155,010	4,579,831	2,682,350
Proceeds from principal repayments of mortgage-backed securities held for investment	459,541	370,778	400,770
Originations of loans held for investment, net of principal repayments	3,476,254	(23,651,034)	(39,762,587)
Proceeds from disposal of premises and equipment and real estate owned	3,883,475	1,192,808	847,830
Purchases of FHLB stock	(448,500)	(1,276,800)	(244,100)
Purchases of premises and equipment	(497,902)	(1,707,363)	(1,094,382)

Net cash provided by (used in) investing activities	30,027,878	(11,991,780)	(52,120,119)

Financing activities
Net increase (decrease) in deposit accounts	(44,942,787)	(38,818,898)	66,435,416
Net increase in FHLB borrowings	10,000,000	29,000,000	500,000
Purchase of treasury shares	(2,845,412)	(6,722,276)	(867,905)
Proceeds from exercise of stock options, net of tax benefit	602,930	3,459,780	967,126
Cash paid for dividends and fractional shares	(7,715,777)	(7,342,722)	(6,207,440)
Net change in repurchase agreements	491,071	1,927,474	(1,147,581)

Net cash provided by (used in) financing activities	(44,409,975)	(18,496,642)	59,679,616

Increase (decrease) in cash and cash equivalents	2,691,072	(1,774,333)	(7,139,772)

Cash and cash equivalents, beginning of year	24,029,287	25,803,620	32,943,392

Cash and cash equivalents, end of year	$26,720,359	$24,029,287	$25,803,620

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of And For The Years Ended December 31, 2008, 2007 and 2006

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

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include highly liquid assets such as cash on hand, non-interest bearing deposits and amounts in clearing accounts due from correspondent banks and clearing balances required to be maintained with the Federal Reserve.  At times, the Bank places deposits with high credit quality financial institutions in amounts which may be in excess of federally insured limits.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held for investment (“HFI”) and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held for investment securities or trading securities are classified as available for sale (“AFS”) securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, a separate component of equity.

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

There were $8.2 million of loans classified as impaired at December 31, 2008. The allowance for loan losses included $1.6 million specifically provided for these impaired loans as of December 31, 2008.  Average impaired loans were $5.8 million for the year ended December 31, 2008.  Interest income recognized on impaired loans for the year ended December 31, 2008 was $516,000.  At December 31, 2007, there were no loans, individually or in the aggregate, that were material to the consolidated financial statements which were defined as impaired.

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

The Company recorded amortization of mortgage servicing rights of $402,820, $363,068 and $344,023 for prepayments during the years ended December 31, 2008, 2007 and 2006, respectively. There were no impairments recognized during the years ended December 31, 2008, 2007 and 2006.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

REAL ESTATE OWNED

Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. Valuation adjustments recognized during the years ended December 31, 2008, 2007 and 2006 were $772,000, $0 and $0, respectively.

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

The Bank is required to invest in Class B capital stock, par value $100, of the Federal Home Loan Bank of Atlanta (“FHLB”).  The FHLB capital stock requirement is based on the sum of a membership stock component totaling 20% of the Bank’s total assets plus an activity based stock component of 4.5% of outstanding FHLB advances.  At December 31, 2008 and 2007, the Bank owned 36,586 and 32,101 shares of the FHLB’s capital stock, respectively.

The Bank carries this investment at cost.  Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2008.

GOODWILL AND INTANGIBLE ASSETS

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition and, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangible assets resulting from branch offices acquired in 2004 are amortized on a straight-line basis over 10 years.  Amortization expense of $31,440 per year was recorded for the years ended December 31, 2008, 2007 and 2006, respectively. Goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections.

INCOME TAXES

The Company reports income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the temporary difference between financial statement and tax basis of the Company's assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  The Company has adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” and has assessed if it had any significant uncertain tax positions as of December 31, 2008 and December 31, 2007 and determined there were none.  Accordingly, no reserve for uncertain tax positions was recorded

ADVERTISING

Advertising costs are expensed as incurred. For the years ended December 31, 2008, 2007 and 2006, the Company incurred advertising expense totaling $112,757, $125,490 and $207,246, respectively.

COMPREHENSIVE INCOME

The Company's other comprehensive income relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Years ended December 31,
	2008	2007	2006

Unrealized gains (losses)on securities available for sale	$1,327,246	$1,565,079	$(357,109)
Income tax benefit (expense)	(524,262)	(609,250)	148,701
Other comprehensive income (loss), net	$802,984	$955,829	$(208,408)

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

NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”), “Fair Value Measurements”.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value instruments.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measure attribute.  Accordingly, this statement does not require any new fair value measurements.  However, for some entities, it will change current practice.  It is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS No. 157 on January 1, 2008, with no material impact on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS No. 159”), “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This Statement permits entities to choose measuring many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without applying complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments.  It is effective for fiscal years beginning after November 15, 2007.  The Company adopted SFAS No. 159 on January 1, 2008; however, the Company has not elected to measure eligible items at fair value, and continues to evaluate the future impact it may have on its consolidated financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162 (“SFAS No. 162”), “The Hierarchy of Generally Accepted Accounting Principles”.  This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  The FASB does not expect that this Statement will result in a change in practice.  It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company is currently evaluating the impact SFAS No. 162 may have on its consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position No. 157-1 (“FSP No. FAS 157-1”), “The Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13”.  This FSP amends SFAS No. 157, “Fair Value Measurements”, to exclude SFAS No. 13, “Accounting for Leases”, and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13.  However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141, “Business Combinations”, or SFAS No. 141 (revised 2007), “Business Combinations”, regardless of whether those assets and liabilities are related to leases.

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS (Continued)

This FSP shall be effective upon the initial adoption of SFAS No. 157.  The Company adopted SFAS No. 157 on January 1, 2008, with no material impact on its consolidated financial statements, and will apply this FSP in a consistent manner.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2 (“FSP No. FAS 157-2”), “Effective Date of FASB Statement No. 157”.  This FSP delays the effective date of SFAS No. 157, “Fair Value Measurements”, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in financial statements on a recurring basis (at lease annually).  The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of SFAS No. 157.   This FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP.  The Company adopted SFAS No. 157 on January 1, 2008, with no material impact on its consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 140-3 (“FSP No. FAS 140-3”), “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”.  SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, provides accounting and reporting standards for transfers of financial assets, but it does not directly address the repurchase financing transaction.  The objective of this FSP is to provide guidance on accounting for a transfer of a financial asset and a repurchase financing.  It is effective for fiscal years beginning after November 15, 2008.  The Company is currently evaluating the impact this FSP may have on its consolidated financial statements.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1 (“FSP No. EITF 03-6-1”), “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share”.  The guidance of this FSP applies to the calculation of EPS under SFAS No. 128 for share-based awards with rights to dividends and dividend equivalents.  It is effective for fiscal years and interim periods beginning after December 15, 2008.  The Company is currently evaluating the impact this FSP may have on its consolidated financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3 (“FAS 157-3”), “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”.  This FSP clarifies the FASB Statement No. 157 for a market that is not active the use of a reporting entity’s own assumptions about future cash flows and appropriately risk-adjusted discount rates is acceptable when relevant observable inputs are not available.  Broker (or pricing service) quotes may be an appropriate input when measuring fair value.  However, less reliance should be put on quotes that do not reflect market transactions but rather are derived from broker models.  This FSP shall be effective upon issuance including prior periods for which financial statements have not been issued. The Company is currently evaluating the impact this FSP may have on its consolidated financial statements.

In November 2007, the SEC issued Staff Accounting Bulletin No. 109, “Miscellaneous Accounting – Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”).  SAB 109 addresses written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles.  This Bulletin supersedes SAB 105, “Accounting for Derivative Instruments and Hedging Activities” and concludes that expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings.  SAB 109 retains that staff view and broadens its application to all written loan commitments that are accounted for as fair value through earnings. The SEC expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2008.  The Company adopted SAB 109 on January 1, 2008, with no material impact on its consolidated financial statements.

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS (Continued)

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, “Share-Based Payment – Certain Assumptions Used in Valuation Methods – Expected Term” (“SAB 110”).  SAB 110 provides guidance on developing an estimated term of “plain vanilla” share options in accordance with SFAS No. 123R, “Share-Based Payment”.  Because detailed external information about employee exercise behavior may not be readily available, the SEC staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007.  The Company adopted SAB 110 on January 1, 2008 with no material effect on its consolidated financial statements.

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

2. INVESTMENT SECURITIES

Investment securities at December 31, 2008 and 2007 are classified as available for sale according to management's intent and summarized as follows:

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value

December 31, 2008:
U.S. Treasury and Agency Notes	$34,936,759	$1,283,245	$-	$36,220,004
Triangle Capital Corporation	505,000	-	(161,358)	343,642
	$35,441,759	$1,283,245	$(161,358)	$36,563,646

December 31, 2007:
U.S. Treasury and Agency Notes	$47,944,142	$720,303	$(13,496)	$48,650,949
Triangle Capital Corporation	500,000	-	(86,671)	413,329
	$48,444,142	$720,303	$(100,167)	$49,064,278

Included in the Company’s investment securities total are equity securities consisting of 33,333 shares of restrictive common stock of Triangle Capital Corporation (NASDAQ: TCAP) received on February 21, 2007 upon completion of a public offering of TCAP. Prior to the public offering, the Company was a limited partner in the Triangle Mezzanine Fund, LLLP, with an investment of $500,000. In the public offering, TCAP acquired Triangle Mezzanine Fund, LLLP, and the limited partners received shares of TCAP restricted common stock in amounts equivalent to their limited investment in the Triangle Mezzanine Fund, LLLP. At December 31, 2008, the TCAP equity securities owned by the Company had a market value of $343,642. Unrealized loss on Triangle Capital Corporation equity security is considered by management to be temporary.

The following table summarizes U.S. Treasury and Agency Notes unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007. There were no U.S. Treasury and Agency Notes in an unrealized loss position at December 31, 2008.

	2007
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair losses	Unrealized losses
Securities available for sale:
U.S. Treasury and Agency Notes	$-	$-	$7,983,712	$(13,496)	$7,983,712	$(13,496)

2. INVESTMENT SECURITIES (Continued)

U.S. Treasury and Agency notes at December 31, 2008 are contractually scheduled to mature as follows:

		Estimated
	Amortized	market
	cost	value
Due within one year	$20,017,015	$20,490,916
Due after one year through five years	14,919,744	15,729,088
Total	$34,936,759	$36,220,004

There were no sales of U.S. Treasury and Agency Notes during the years ended December 31, 2008, 2007 and 2006.
U.S. Treasury and Agency Notes with an amortized cost of approximately $12.8 million and $18.8 million were pledged to secure deposits from public entities and repurchase agreements at December 31, 2008 and 2007, respectively.

3. MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at December 31, 2008 and 2007 are classified as available for sale according to management's intent and summarized as follows:

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2008:
FHLMC PCs, maturing from years 2009 to 2038	$31,167,477	$827,680	$-	$31,995,157

December 31, 2007:
FHLMC PCs, maturing from years 2008 to 2037	$37,825,879	$305,477	$(303,292)	$37,828,064

Mortgage-backed securities at December 31, 2008 and 2007 are classified as held for investment according to management's intent and summarized as follows:

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2008:
FHLMC PCs, maturing during 2013	$832,221	$25,882	$-	$858,103

December 31, 2007:
FHLMC PCs, maturing during 2013	$1,291,762	$-	$(20,591)	$1,271,171

The following table presents mortgage-backed securities unrealized losses and fair values, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007. There were no mortgage-backed securites in an unrealized loss position at December 31, 2008.

	2007
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair losses	Unrealized losses
Securities available for sale:
FHLMC PCs	$1,418,557	$(2,900)	$18,997,231	$(300,392)	$20,415,788	$(303,292)

Securities held for investment:
FHLMC PCs	$-	$-	$1,271,171	$(20,591)	$1,271,171	$(20,591)

3. MORTGAGE-BACKED SECURITIES (Continued)

Mortgage-backed securities, classified as available for sale or held for investment, at December 31, 2008 are contractually scheduled to mature as follows:

		Estimated
	Amortized	market
	cost	value
Due one year or less	$399	$413
Due after one year through five years	1,418,253	1,466,198
Due after five years through ten years	1,157,856	1,201,337
Due after ten years	29,423,190	30,185,312
Total	$31,999,698	$32,853,260

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities with a carrying value of $4,022,495, $0 and $0 were sold during the years ended December 31, 2008, 2007 and 2006, respectively. Mortgage-backed securities with an amortized cost of $318,321 and $446,918 were pledged as collateral for treasury tax and loan deposits at December 31, 2008 and 2007, respectively.

4. LOANS RECEIVABLE

Loans receivable at December 31, 2008 and 2007 are summarized as follows:

	2008	2007
Mortgage loans	$46,990,010	$51,189,747
Consumer loans	101,808,252	101,693,778
Commercial loans	597,012,445	609,970,239
Lease receivables	11,560,539	13,101,150
Total	757,371,246	775,954,914
Less: Allowance for loan losses	(11,617,706)	(9,486,479)
Deferred loan fees, net	(1,022,243)	(1,385,530)
Loans receivable, net	$744,731,297	$765,082,905

The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 9).

During the years ended December 31, 2008, 2007, and 2006 the Bank exchanged loans with outstanding principal balances of $3,399,071, $6,873,490 and $17,203,225, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2008 and 2007 are fixed rate mortgage loans with an estimated market value of approximately $5,781,287 and $7,752,968, respectively. Net gains on sales of loans receivable held for sale amounted to $586,571, $519,361and $329,743 for the years ended December 31, 2008, 2007 and 2006, respectively.

4. LOANS RECEIVABLE (Continued)

Activity in the allowance for credit losses, which includes the allowance for loan and lease losses and unfunded commitments for the years ended December 31, 2008, 2007 and 2006, is summarized as follows:

	Allowance for Loan and Lease Losses	Allowance for Unfunded Commitments	Allowance for Credit Losses
Balance at December 31, 2005	$8,113,416	$1,108,889	$9,222,305
Provisions for credit losses	1,276,827	(343,949)	932,878
Loans charged off	(342,094)	-	(342,094)
Recoveries	109,448	-	109,448
Balance at December 31, 2006	9,157,597	764,940	9,922,537
Provisions for credit losses	712,297	(362,297)	350,000
Loans charged off	(420,717)	-	(420,717)
Recoveries	37,302	-	37,302
Balance at December 31, 2007	9,486,479	402,643	9,889,122
Provisions for credit losses	4,106,248	(62,648)	4,043,600
Loans charged off	(2,167,630)	-	(2,167,630)
Recoveries	192,609	-	192,609
Balance at December 31, 2008	$11,617,706	$339,995	$11,957,701

Following is a summary of the principal balances of loans on nonaccrual status and loans past due over ninety days:

	December 31,
	2008	2007
Loans contractually past due over 90 days and/or on nonaccrual status:
Mortgage residential	$1,211,334	$798,072
Consumer and commercial	14,620,731	6,757,386
Total	$15,832,065	$7,555,458

For the years ended December 31, 2008, 2007 and 2006, interest income of $624,265, $505,990 and $143,407, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,
	2008	2007
Land	$3,102,730	$3,102,730
Office buildings and improvements	7,699,008	7,481,953
Furniture, fixtures and equipment	5,020,744	4,927,893
Vehicles	537,312	479,797
Construction in process	-	27,857
	16,359,794	16,020,230
Less accumulated depreciation	7,309,865	6,586,831
Total	$9,049,929	$9,433,399

The Company leases certain branch facilities and equipment under separate agreements that expire at various dates through December 31, 2013. Future rentals under these leases are as follows:

2009	$539,882
2010	403,481
2011	321,223
2012	308,191
2013	209,653
Thereafter	-
Total	$1,782,430

5. PREMISES AND EQUIPMENT (Continued)

Rental expense of $601,510, $541,180 and $444,412 during the years ended December 31, 2008, 2007 and 2006, respectively, is included in premises and equipment expense on the accompanying consolidated statements of operations.

6. DEPOSITS

At December 31, 2008, the scheduled maturities of time deposits were as follows:

2009	$404,953,015
2010	46,118,283
2011	12,371,191
2012	2,842,367
2013	220,517
Thereafter	-
Total time deposits	$466,505,373

7. EMPLOYEE BENEFIT PLANS

The Company participated in a multi-employer defined benefit pension plan which covered substantially all employees; however, effective January 31, 2002, the Company's Board of Directors approved a plan to freeze the accrual of future benefits under the plan.  Consequently, no new employees became eligible to participate in the plan after January 31, 2002. Effective October 1, 2004, the Company withdrew from the plan. Active employees who were participating in the plan became 100% vested on that date and could select from a variety of benefit payment options based on their age and benefit payment amount. Expenses of the plan for unfunded liability, withdrawal fees, administrative fees and PBGC premiums for the years ended December 31, 2008, 2007 and 2006 were $0, $0 and $9,470, respectively.

The Company also participates in a defined contribution plan which covers substantially all employees. During the years ended December 31, 2008, 2007 and 2006, employees may contribute from 1% to 100% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 100% of employees' contributions up to 5% of the employees' salaries.

The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended December 31, 2008, 2007 and 2006 were $351,394, $293,475 and $354,235, respectively. Directors and certain officers participate in deferred compensation plans. These plans provide for fixed payments beginning at retirement, and are earned over service periods of up to ten years, and include provisions for deferral of current payments. The expense related to these plans during the years ended December 31, 2008, 2007 and 2006 was $408,303, $449,464 and $471,509, respectively. The plans include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. The total liability under this plan was $3,175,291 at December 31, 2008 and is included in other liabilities in the accompanying consolidated statements of financial condition.

8. STOCK-BASED COMPENSATION

The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”), issued by the Financial Accounting Standards Board (the “FASB”), effective January 1, 2006. SFAS No. 123R requires the cost of employee services received in exchange for an award of equity instruments to be recognized in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award.

At December 31, 2008, the Company had two stock-based compensation plans.  The shares outstanding are for grants under the Company’s 1997 Stock Option Plan (the “1997 Plan”) and the 2008 Equity Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). The 1997 Plan matured on April 8, 2008 and no additional options may be granted under the 1997 Plan.  At December 31, 2008, the 1997 Plan had 161,295 granted unexercised shares.

8. STOCK-BASED COMPENSATION (Continued)

On May 22, 2008, the Shareholders of the Company approved the 2008 Plan for a term of ten years.  At December 31, 2008, the 2008 Plan includes 11,000 granted unexercised shares and 947,000 shares available to be granted.

Stock options expire ten years from the date of grant and vest over service periods ranging from one year to five years.  The Plans have a change in control provision under which all options vest immediately if a change in control occurs.  Options granted under the 2008 Plan are granted at the closing sales price of the Company’s common stock on the NASDAQ Stock Market on the date of grant. The Company settles stock option exercises with treasury shares.

The average fair value of options granted during the years ended December 31, 2008 and 2007 was $2.36 and $3.70, respectively.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 2008, 2007 and 2006:

	December 31,
Year Ended:	2008	2007	2006
Dividend growth rate	11.8%	17%	17%
Expected volatility	24.0%	22.6%	22.3%
Average risk-free interest rates	3.34%	3.95%	4.88%
Expected lives	6 years	6 years	6 years

A summary of option activity under the Plans as of December 31, 2008 and 2007, and changes during the years then ended is presented below:

	Options Available	Options Outstanding	Price	Aggregate Intrinsic Value
Outstanding at December 31, 2006	988,277	538,374	$9.65	$11,975,810
Granted	(28,750)	28,750	24.39
Forfeited	8,125	(8,125)	19.37
Exercised	-	(303,080)	7.19
Outstanding at December 31, 2007	967,652	255,919	$13.90	$2,120,393
Granted	(24,000)	24,000	19.85
Forfeited	4,000	(17,125)	24.24
Exercised	-	(90,499)	6.64
Expired shares 1997 Plan	(958,652)	-	-
Approved 2008 Plan shares	958,000	-	-
Outstanding at December 31, 2008	947,000	172,295	$17.52	$(854,558)

The compensation costs recorded under SFAS No. 123R that have been charged against income for these plans were $37,132 and $83,763 for the years ended December 31, 2008 and 2007, respectively. Total unrecognized compensation cost on granted unexercised shares was $115,129 at December 31, 2008, compared to $167,665 at December 31, 2007.  That cost is expected to be recognized over the next four years.

The total income tax benefit recognized for stock-based compensation costs were $452,317 and $2,430,435 for the years ended December 31, 2008 and 2007, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $1,342,854 and $7,083,625, respectively.

8. STOCK-BASED COMPENSATION (Continued)

The following table summarizes additional information about the Company’s outstanding options and exercisable options as of December 31, 2008, including weighted-average remaining contractual term expressed in years ("Life") and weighted average exercise price (“Price”):

	Outstanding			Exercisable
Range of Exercise Price	Shares	Life	Price	Shares	Price
$5.50 – 10.37	40,283	2.35	$8.14	40,283	$8.14
$14.97 – 16.61	36,562	4.08	16.10	36,562	16.10
$16.77 – 25.22	77,200	5.82	20.41	44,075	19.99
$26.17 – 33.30	18,250	7.46	28.85	8,100	29.56
	172,295	3.23	17.52	129,020	15.79

A summary of nonvested option shares as of December 31, 2008 and 2007, and changes during the years ended December 31, 2008 and 2007 is presented below:

Year Ended:	December 31, 2008		December 31, 2007
	Shares	Price	Shares	Price
Nonvested at beginning of year	53,975	$24.38	53,250	$22.89
Granted	24,000	19.85	28,750	24.39
Forfeited	(11,500)	25.78	(3,250)	24.97
Vested	(23,200)	22.16	(24,775)	21.11
Nonvested at end of year	43,275	22.68	53,975	24.38

The following table reflects the impact of adopting SFAS 123R by reducing income before income taxes, net income, basic earnings per share and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Reduced net income before income taxes	$37,132	$83,763	$126,450
Reduced net income	36,228	76,843	115,038
Reduced basic earnings per share	.00	.01	.01
Reduced diluted earnings per share	.01	.00	.01

9. BORROWED MONEY

Borrowed money represents advances from the FHLB and repurchase agreements. Outstanding FHLB advances at December 31, 2008 and 2007 totaled $45.0 million and $35.0 million, respectively and had a weighted average fixed rate of 3.01% at December 31, 2008 and a weighted average floating rate of 4.40% at December 31, 2007.  At December 31, 2008, the FHLB advances consisted of, $10.0 million with a scheduled maturity date of July 29, 2009; $25.0 million with a scheduled maturity date of January 29, 2010; and $10.0 million with a scheduled maturity date of January 31, 2011. Outstanding FHLB at December 31, 2007 had a scheduled maturity date of January 3, 2008.

At December 31, 2008 and 2007, repurchase agreements totaled $7,558,492 and $7,067,421, respectively and had a weighted average rate of 0.25% and 3.38%, respectively. At December 31, 2008 and 2007, repurchase agreements were collateralized by U.S. government agency obligations with a principal balance of $10,000,000. The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2008 and 2007, the Company had approximately $125.1 million and $146.0 million, respectively, of additional credit available with the FHLB.

10. INCOME TAXES

The components of income tax expense for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Years Ended December 31,
	2008	2007	2006
Current
Federal	$6,516,536	$9,804,043	$9,378,947
State	1,280,846	1,474,554	1,894,604
	7,797,382	11,278,597	11,273,551
Deferred
Federal	(709,851)	(361,087)	(165,994)
State	(152,891)	(77,773)	(35,753)
	(862,742)	(438,860)	(201,747)
Total	$6,934,640	$10,839,737	$11,071,804

Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Years Ended December 31,
	2008	2007	2006
Expected income tax expense at 35%	$6,272,861	$9,745,037	$9,892,456
State income taxes, net of federal income tax	733,171	907,908	1,208,253
Other expenses and adjustments	(71,392)	186,792	(28,905)
Total	$6,934,640	$10,839,737	$11,071,804

The components of deferred income tax assets and liabilities are as follows:

	Years Ended December 31,
	2008	2007
Deferred income tax assets
Deferred directors' fees	$548,723	$564,064
Allowance for credit losses	4,624,544	3,807,455
Employee benefits	705,515	725,388
Loans mark-to-market	157,399	166,214
Other	265,822	218,200
	6,302,003	5,481,321
Deferred income tax liabilities
Depreciation and amortization	3,289,429	3,152,318
Carrying value – land	395,000	395,000
Mortgage servicing rights	397,261	454,493
Deferred loan origination fees and costs	845,136	929,924
FHLB stock	27,293	65,346
Unrealized gain on securities available for sale	770,079	245,817
	5,724,198	5,242,898
Net deferred income tax asset	$577,805	$238,423

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

11. REGULATORY CAPITAL REQUIREMENTS (Continued)

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary  actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.  The Company’s most significant asset is its investment in First South Bank.  Consequently, the information concerning capital ratios is essentially the same for the Company and the Bank.

As of December 31, 2008, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual regulatory capital amounts and ratios as of December 31, 2008 and 2007 are presented in the table below (dollars in thousands):

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008:
Total Capital (to Risk Weighted Assets)	$90,054	12.4%	$58,268	8.0%	$72,835	10.0%
Tier 1 Capital (to Risk Weighted Assets)	80,914	11.1%	29,134	4.0%	43,701	6.0%
Tier 1 Capital (to Average Assets)	80,914	9.2%	35,195	4.0%	43,994	5.0%

December 31, 2007:
Total Capital (to Risk Weighted Assets)	$89,880	12.2%	$59,142	8.0%	$73,927	10.0%
Tier 1 Capital (to Risk Weighted Assets)	80,631	10.9%	29,571	4.0%	44,356	6.0%
Tier 1 Capital (to Average Assets)	80,631	8.9%	36,163	4.0%	45,204	5.0%

12. EARNINGS PER SHARE

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned deferred stock awards and treasury shares) for the years ended December 31, 2008, 2007 and 2006. Options to purchase 172,295, 255,919 and 538,374 shares of common stock were outstanding at December 31, 2008, 2007, and 2006, respectively.

	Years Ended December 31,
	2008	2007	2006

Net income (numerator)	$10,987,820	$17,003,227	$17,192,356
Weighted average shares outstanding for basic EPS (denominator)	9,761,944	9,914,929	9,714,565
Dilutive effect of stock options	19,817	112,799	288,304

Adjusted shares for diluted EPS	9,781,761	10,027,728	10,002,869

For the years ended December 31, 2008 and 2007, there were 132,012 and 30,500 options, respectively, that were antidilutive since the exercise price exceeded the average market price of the Company’s common stock for the years. These options have been omitted from the calculation of diluted earnings per share for 2008 and 2007.

13. MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $255,509,602, $254,670,534 and $245,632,810 at December 31, 2008, 2007, and 2006 respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

At December 31, 2008 and 2007, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,005,725 and $1,150,616 respectively.

During the years ended December 31, 2008 and 2007 respectively, the Company recorded additional servicing assets of $257,930 and $247,154 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the years ended December 31, 2008, 2007, and 2006 aggregated $402,820, $363,068, and $344,023, respectively. The fair value of recognized servicing assets amounted to approximately $2,823,000 and $2,785,000 as of December 31, 2008 and 2007, respectively. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

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

A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007

Commitments to extend credit	$66,428,000	$122,786,000
Undrawn balances on lines of credit and undrawn balances on credit reserves (overdraft protection)	51,504,000	53,565,000
Standby letters of credit	2,384,000	1,416,000
Total	$120,316,000	$177,767,000

Included in the commitments to originate loans as of December 31, 2008 and December 31, 2007, are fixed interest rate loan commitments of approximately $14.5 million and $13.6 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

The Company's lending is concentrated primarily in Beaufort, Craven, Cumberland, Currituck, Dare, Edgecombe, Lenoir, Durham, Nash, Pasquotank, Pitt, Robeson, Wake, and surrounding counties in North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions. Since many of the commitments are expected to expire without being drawn upon, amounts reported do not necessarily represent future cash requirements.

15. PARENT COMPANY FINANCIAL INFORMATION

The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2008, 2007 and 2006 are as follows:

	Years Ended December 31,
	2008	2007	2006
CONDENSED BALANCE SHEETS
Cash	$2,003,541	$1,961,421	$1,673,729
Investment in wholly-owned subsidiary	86,637,727	85,509,789	81,093,299
Other assets	11,437,376	10,737,756	8,003,533
Total assets	$100,078,644	$98,208,966	$90,770,561

Junior subordinated debentures	$10,310,000	$10,310,000	$10,310,000
Other liabilities	1,947,619	1,863,644	1,663,983
Stockholders' equity	87,821,025	86,035,322	78,796,578
Total liabilities and stockholders' equity	$100,078,644	$98,208,966	$90,770,561

CONDENSED STATEMENTS OF INCOME
Interest on junior subordinated debentures	$657,576	$839,110	$815,331
Equity in earnings of subsidiary	11,481,054	17,660,805	17,846,544
Miscellaneous income	164,342	181,532	161,143
Net income	$10,987,820	$17,003,227	$17,192,356

CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
Net income	$10,987,820	$17,003,227	$17,192,356
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	18,767	24,996	24,996
Equity in undistributed earnings of subsidiary	(11,481,054)	(17,660,805)	(17,846,544)
Other operating activities	(718,390)	(2,674,648)	(8,146,306)
Net cash used in operating activities	(1,192,857)	(3,307,230)	(8,775,498)

Investing activities:
Payments for investments in and advances to subsidiary	-	-	-
Repayments of advances to subsidiary	-	-	-
Upstream dividend received from First South Bank	11,156,103	14,200,140	15,115,171
Net cash provided by investing activities	11,156,103	14,200,140	15,115,171

Financing activities:
Proceeds from exercise of stock options	640,063	3,459,780	1,093,576
Purchase of treasury shares	(2,845,412)	(6,722,276)	(867,905)
Cash paid for dividends and fractional shares	(7,715,777)	(7,342,722)	(6,199,361)
Net cash used in financing activities	(9,921,126)	(10,605,218)	(5,973,690)

Net increase in cash	42,120	287,692	365,983

Cash at beginning of year	1,961,421	1,673,729	1,307,746

Cash at end of year	$2,003,541	$1,961,421	$1,673,729

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized unaudited quarterly financial data for the years ended December 31, 2008 and 2007 is as follows (dollars in thousands):

	Fourth	Third	Second	First
2008:
Interest income	$13,372	$14,389	$15,219	$16,383
Interest expense	5,078	5,411	6,045	6,783
Provision for credit losses	1,150	1,745	1,149	-
Noninterest income	2,149	2,441	2,821	2,674
Noninterest expense	5,987	6,322	5,896	5,960
Income tax expense	1,287	1,296	1,938	2,413
Net income	$2,019	$2,056	$3,012	$3,901

Net income per common share
Basic	$.21	$.21	$.31	$.40
Diluted	$.21	$.20	$.31	$.40

	Fourth	Third	Second	First
2007:
Interest income	$17,591	$17,639	$17,525	$17,322
Interest expense	7,309	7,295	7,286	7,220
Provision for credit losses	150	100	100	-
Noninterest income	2,726	2,544	2,382	2,484
Noninterest expense	6,084	5,816	5,489	5,521
Income tax expense	2,638	2,714	2,721	2,767
Net income	$4,136	$4,258	$4,311	$4,298

Net income per common share
Basic	$.42	$.43	$.43	$.43
Diluted	$.42	$.42	$.43	$.43

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

The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2008 and 2007 were as follows:

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

The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

17. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	December 31, 2008		December 31, 2007
	Estimated	Carrying	Estimated	Carrying
	fair value	amount	fair value	amount

1 - 4 family mortgages	$47,316,937	$46,128,989	$50,990,827	$50,460,903
Consumer	102,289,498	101,303,120	99,659,781	100,387,148
Non-residential	597,299,188	597,299,188	614,234,854	614,234,854

Total	$746,905,623	$744,731,297	$764,885,462	$765,082,905

The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $249,921,423 and $261,145,369 at December 31, 2008 and 2007, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

The fair value of certificates of deposit and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2008 and 2007 are as follows:

	2008	2007
Certificates of deposit
Carrying amount	$466,505,373	$500,224,214
Estimated fair value	473,896,700	503,194,844

Advances for Federal Home Loan Bank:
Carrying amount	$45,000,000	$35,000,000
Estimated fair value	45,496,419	35,000,000

The carrying amount of accrued interest receivable, FHLB stock, note receivable, junior subordinated debentures, accrued interest payable, and repurchase agreements approximates their fair value.

There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $120,316,000 and $177,767,000 at December 31, 2008 and 2007, respectively, which are primarily comprised of unfunded loan commitments.

18. FAIR VALUE HIERACHY

SFAS 157 established a fair value hierarchy to prioritize the inputs of valuation techniques used to measure fair value of nonfinancial assets and liabilities. The inputs are evaluated and an overall level for the fair value measurement is determined. This overall level is an indication of the market observability of the fair value measurement. SFAS 157 clarifies fair value in terms of the price in an orderly transaction between market participants to sell an asset or transfer a liability in the principal (or most advantageous) market for the asset or liability at the measurement date (an exit price). In order to determine the fair value or the exit price, entities must determine the unit of account, highest and best use, principal market, and market participants.  These determinations allow the reporting entity to define the inputs for fair value and level of hierarchy.

Outlined below is the application of the fair value hierarchy established by SFAS 157 to the Bank’s financial assets that are carried at value.

Level 1-inputs to the valuation methodology are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available. The type of assets carried at Level 1 fair value generally includes investments such as U. S. Treasury and U. S. government agency securities.

18. FAIR VALUE HIERACHY (Continued)

Level 2-inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets and price quotations can vary substantially either over time or among market makers. The type of assets carried at Level 2 fair value generally includes investment securities such as Government Sponsored Enterprises (“GSEs”) and the Bank’s investment in other real estate owned.

Level 3-inputs to the valuation methodology are unobservable to the extent that observable inputs are not available.  Unobservable inputs are developed based on the best information available in the circumstances and might include the Bank’s own assumptions.  The Bank shall not ignore information about market participant assumptions that is reasonably available without undue cost and effort. The type of assets carried at Level 3 fair value generally include investments backed by non-traditional mortgage loans or certain state or local housing agency obligations,  of which the Bank has no such assets or liabilities.

Assets measured at fair value on a recurring basis at December 31, 2008 were as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12/31/08	(Level 1)	(Level 2)	(Level 3)
Available for sale securities:
Investment	$36,563,646	$-	$36,563,646	$-
Mortgage-backed	31,995,157	-	31,995,157	-
Other real estate owned	7,710,560	-	7,710,560	-
Total	$76,269,363	$-	$76,269,363	$-

Quoted market price for similar assets in active markets is the valuation technique for determining fair value of available for sale securities. Unrealized gains on available for sale securities are included in the “accumulated other comprehensive income” component of the Stockholders’ Equity section of the Consolidated Statements of Financial Condition.

Other real estate owned acquired through loan foreclosure is recorded at fair value based on the appraised market value of the property based on sales of similar assets. The fair value may be subsequently reduced if the estimated fair value declines below the original appraised value. Fair value adjustments of $772,000 were made to other real estate owned during the year ended December 31, 2008.  No liabilities were measured at fair value on a recurring basis during the year ended December 31, 2008.

Net gain (loss) on sale of other real estate owned realized and included in earnings for years ending December 31, 2008 and 2007 were ($80,542) and $49,644, respectively.

19. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Year ended December 31,
	2008	2007	2006

Real estate acquired in settlement of loans	$10,882,390	$1,594,724	$1,051,764
Exchange of loans for mortgage-backed securities	3,399,071	6,873,490	17,203,225
Cash paid for interest	23,358,551	29,053,118	25,572,320
Cash paid for income taxes	7,567,051	8,705,060	8,360,047
Dividends declared, not paid	1,947,619	1,863,644	1,663,983

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

In the fourth quarter of 2003, as a result of applying the provisions of FIN 46R, governing when an equity interest should be consolidated, the Company was required to deconsolidate the subsidiary Trust from its financial statements. The deconsolidation of the net assets and results of operations of the Trust had virtually no impact on the Company's financial statements or liquidity position since the Company continues to be obligated to repay the Debentures held by the Trust and guarantees repayment of the Preferred Trust Securities issued by the Trust. The consolidated debt obligation related to the Trust increased from $10 million to $10.3 million upon deconsolidation with the difference representing the Company's common ownership interest in the Trust. Subject to certain limitations, the Junior Subordinated Debentures qualify as Tier 1 capital for the Company under Federal Reserve Board guidelines.

Consolidated debt obligations as of December 31, 2008 related to a subsidiary Trust holding solely Debentures of the Company follows:

LIBOR + 2.95% junior subordinated debentures owed to First South Preferred Trust I due September 26, 2033	$10,000,000
LIBOR + 2.95% junior subordinated debentures owed to First South Preferred Trust I due September 26, 2033	310,000
Total junior subordinated debentures owed to unconsolidated subsidiary trust	$10,310,000

21. RELATED PARTY TRANSACTIONS

The Company had loans outstanding to executive officers, directors and their affiliated companies. Management believes that these loans are made and processed on the same basis as loans to non-related parties. An analysis of the activity with respect to such aggregate extensions of credit to related parties is as follows:

Extensions of credit at December 31, 2007	$1,561,149
New extensions of credit made during the year	484,500
Repayments during the year	(646,867)
Extensions of credit at December 31, 2008	$1,398,782

BOARD OF DIRECTORS

Frederick N. Holscher	Marshall T. Singleton	Linley H. Gibbs, Jr.	Frederick H. Howdy
Chairman	Vice Chairman	Retired	President
Partner	Co-Owner	Washington, NC	Drs. Freshwater & Howdy, P.A.
Rodman, Holscher, Francisco,	B. E. Singleton & Sons		Washington, NC
& Peck, P.A.	Washington, NC
Washington, NC

Charles E. Parker, Jr.	H. D. Reaves, Jr.	Thomas A. Vann
Senior Vice President	Former President and	President and
Robinson & Stith Insurance	Chief Executive Officer	Chief Executive Officer
New Bern, NC	Home Federal Savings & Loan	First South Bank
	Fayetteville, NC	Washington, NC

EXECUTIVE OFFICERS

Thomas A. Vann	J. Randy Woodson	William L. Wall	John F. Nicholson, Jr.
President and	Executive Vice President	Executive Vice President	Executive Vice President
Chief Executive Officer	Chief Operations Officer	Chief Financial Officer and	Chief Credit Officer
Secretary

Sherry L. Correll	Paul S. Jaber	Mary R. Boyd	Kristie W. Hawkins
Executive Vice President	Executive Vice President	Executive Vice President	Treasurer and
Bank Operations	Mortgage Operations	Loan Servicing	Controller

AREA AND SUBSIDIARY EXECUTIVES

Timothy M. Brown	Dennis A. Nichols	Donald B. Strickland, Jr.	Donnie L. G. Bunn
Senior Vice President	Senior Vice President	Senior Vice President	President
Area Executive	Area Executive	Area Executive	First South Leasing, LLC.
Cape Fear Region	Neuse/Pamlico Region	Tar Region	Greenville, NC

CITY EXECUTIVES

Jerry G. Hannah	Joseph M. Johnson	Thomas S. Lewis	Kenneth W. Marshall, Jr.
Vice President	Senior Vice President	Vice President	Vice President
City Executive	City Executive	City Executive	City Executive
Kinston, NC	Durham, NC	Rocky Mount, NC	Outer Banks, NC

Rhonda B. McLeod	Robert C. Pfeiffer	Renee P. Richardson	William P. Stone
Assistant Vice President	Senior Vice President	Vice President	Vice President
City Executive	City Executive	City Executive	City Executive
Hope Mills, NC	Elizabeth City, NC	Fayetteville, NC	Lumberton, NC

Clyle F. Swanner, Jr.
Vice President
City Executive
Washington, NC

FIRST SOUTH BANK OFFICE LOCATIONS

Buxton	Hope Mills	Raleigh
47560 NC Highway 12	3103 North Main Street	4800 Six Forks Road, Suite 115
Buxton, NC 27920	Hope Mills, NC 28348	Raleigh, NC 27609
(252) 995-3250	(910) 423-0952	(919) 783-5222

Chocowinity	Kill Devil Hills
2999 Highway 17 South	1906 South Croatan Highway	Tarboro
Chocowinity, NC 27817	Kill Devil Hills, NC 27948	100 East Hope Lodge Street
(252) 940-4970	(252) 441-9935	Tarboro, NC 27886
(252) 823-0157
Dunn	Kinston
904-A West Broad Street	2430 Herritage Street	Washington
Dunn, NC 28334	Kinston, NC 28503	1311 Carolina Avenue
(910) 892-2861	(252) 523-9449	Washington, NC 27889
(252) 946-4178
Durham	Lumberton
4215-01 University Drive	600 North Chestnut Street	300 North Market Street
Durham, NC 27707	Lumberton, NC 28359	Washington, NC 27889
(919) 403-1000	(910) 739-3274	(252) 940-4945

Elizabeth City	3000 North Elm Street	1328 John Small Avenue
604 East Ehringhaus Street	Lumberton, NC 28359	Washington, NC 27889
Elizabeth City, NC 27906	(910) 608-5031	(252) 940-5000
(252) 335-0848
	New Bern	Operations Center and
Fayetteville	202 Craven Street	Credit Administration
241 Green Street	New Bern, NC 28561	220 Creekside Drive
Fayetteville, NC 28302	(252) 636-2997	Washington, NC 27889
(910) 483-3681		(252) 946-4178
1725 Glenburnie Road
705 Executive Place	New Bern, NC 28561	Loan Production Offices
Fayetteville, NC 28305	(252) 636-3569	3804 Peachtree Avenue, Unit 200
(910) 484-2116		Wilmington, NC 28403
	2019 South Glenburnie Road	(910) 798-6102
Grantsboro	New Bern, NC 28561
11560 NC Highway 55	(252) 637-1110
Suite 11		First South Leasing
Grantsboro, NC 28529	Rocky Mount	1035 Director Court, Unit C
(252) 745-5001	300 Sunset Avenue	Greenville, NC 27858
	Rocky Mount, NC 27804	(252) 355-4536
Greenville	(252) 972-9661
301 East Arlington Boulevard
Greenville, NC 27835	2901 Sunset Avenue
(252) 321-2600	Rocky Mount, NC 27804
(252) 451-1259
907 East Firetower Road
Greenville, NC 27835	1378 Benvenue Road
(252) 355-4644	Rocky Mount, NC 27804
(252) 442-8375
1707 SE Greenville Boulevard
Greenville, NC 27858	3635 North Halifax Road
(252)752-2770	Rocky Mount, NC 27804
(252) 451-8700

Member FDIC

STOCKHOLDER INFORMATION

Corporate Headquarters
First South Bancorp, Inc.	Telephone:	252-946-4178
1311 Carolina Avenue	Fax:	252-946-3873
Washington, NC 27889	E-mail:	info@firstsouthnc.com
	Website:	www.firstsouthnc.com

Stock Listing Information
The Company's common stock is listed and trades on the NASDAQ Global Select Market under the symbol FSBK. There were 816 registered stockholders of record as of March 2, 2009.

Stock Price Information
The following table presents the high and low trading price information and dividends declared per share for the periods indicated.

Quarter Ended	High	Low	Dividends
March 31, 2008	$23.49	$18.17	$.20
June 30, 2008	23.48	12.88	.20
September 30, 2008	20.00	12.77	.20
December 31, 2008	17.50	9.50	.20

March 31, 2007	$32.06	$25.35	$.19
June 30, 2007	31.25	26.50	.19
September 30, 2007	29.85	24.42	.19
December 31, 2007	27.88	22.01	.19

Registrar and Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the Company’s stock registrar and transfer agent: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; via the Internet at www.rtco.com; or toll-free at 800-866-1340.

Form 10-K
The Annual Report on Form 10-K of the Company as filed with the Securities and Exchange Commission is available via the Internet on the Company’s website at www.firstsouthnc.com under the headings “About Us – Newsroom - SEC Filings: EDGAR-Online”.  Shareholders will be provided a copy without charge by writing to the Corporate Secretary, William L. Wall, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889.

Investor Information
Shareholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889; or via email to bill.wall@firstsouthnc.com.

Annual Meeting
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 28, 2009 at 11:00 a.m. eastern standard time, at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

General Counsel	Special Counsel	Independent Accountants
Rodman, Holscher, Francisco & Peck, P.A.	Gaeta & Eveson, P.A.	Turlington and Company, L.L.P.
320 North Market Street	8305 Falls of Neuse Road	509 East Center Street
Washington, NC 27889	Raleigh, NC 27615	Lexington, NC 27292

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph and table which follow show the cumulative total return on the Common Stock for the period from December 31, 2003 through December 31, 2008 with (1) the total cumulative return of all companies whose equity securities are traded on the NASDAQ Stock Market and (2) the total cumulative return of banking companies traded on the NASDAQ Stock Market.  The comparison assumes $100 was invested on December 31, 2003 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
First South Bancorp Inc.	$100.00	$107.37	$151.79	$210.25	$150.01	$88.74
NASDAQ	$100.00	$110.08	$112.88	$126.51	$138.13	$80.47
NASDAQ Bank	$100.00	$111.11	$108.64	$123.74	$97.71	$74.73

First South Bancorp

1311 Carolina Avenue
P.O. Box 2047
Washington, North Carolina 27889
(252) 946-4178 • Fax (252) 946-3873
www.firstsouthnc.com