Form 10-K, Exhibit 13
period 2009-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2010-03-10
CIK 1027183

Exhibit 13

Annual Report to Stockholders for the Fiscal Year Ended December 31, 2009

2009 Annual Report

First South Bancorp

TABLE OF CONTENTS

Letter to Stockholders	2

Selected Consolidated Financial Information and Other Data	3

Management's Discussion and Analysis of Financial Condition and Results of Operation	4

Report of Independent Registered Public Accounting Firm	17

Consolidated Statements of Financial Condition	18

Consolidated Statements of Operations	19

Consolidated Statements of Changes in Stockholders' Equity	20

Consolidated Statements of Cash Flows	21

Notes to Consolidated Financial Statements	22

Board of Directors	41

Executive Officers	41

Area Executives and Subsidiary Executives	41

City Executives	41

First South Bank Office Locations	42

Stockholder Information	43

Comparative Stock Performance Graph	44

MISSION STATEMENT

"Our mission is to become the premier community bank in eastern North Carolina. We will enhance shareholder value by serving the personal and business needs of our markets, providing superior customer service, investing in the communities that we serve, and enriching the lives of our employees."

LETTER TO STOCKHOLDERS

To Our Stockholders:

On behalf of First South Bancorp (“First South”) and its wholly owned subsidiary, First South Bank (“Bank”), we are pleased to provide you our 2009 Annual Report.

First South earned net income of $7.0 million in 2009 compared to $11.0 million earned in 2008.  Diluted earnings per share were $0.72 per share for 2009 versus $1.12 per share for 2008.  At December 31, 2009, our total assets were $829.9 million; net loans and leases receivable $658.7 million; cash and investments $127.3 million; deposits and borrowings $736.2 million; stockholders’ equity $86.2 million and the allowance for credit losses was $13.7 million, representing 2.04% of loans outstanding. During 2009, we recorded $7.2 million of provisions for credit losses necessary to replenish net charge-offs and strengthen the allowance for credit losses.  Our net interest margin to average earning assets of 4.12% and our efficiency ratio of 57.63% for fiscal 2009 places us in the top portion of our peer group in margin production and operating efficiency.

The significance of our 2009 earnings has been the Bank’s ability of managing its net interest margin, managing its credit risk, maintaining adequate liquidity levels and maintaining a consistent level of fee and service charge income from both loan and deposit products and services.  We accomplished this during one of the deepest economic recessions and lowest interest rate environments in the banking sector’s history. We are working diligently with our customers to assist them through these extraordinary times.

We welcome news from economists that the current recession may begin easing.  However, the current economic environment continues to present a challenging credit environment for both our customers and the banking industry.  As we address and manage through these challenges, we remain focused on long-term strategies.  These strategies include remediating problem assets, maintaining adequate levels of capital and liquidity, improving efficiency in our operations, building core customer relationships and improving our franchise value along with shareholder value.  First South remains profitable, continues to maintain a strong capital position in excess of the well-capitalized regulatory guidelines, and combined with strengthening of the allowance for credit losses should enhance our future earnings as recessionary economic conditions substantially improve. Additionally, after careful review and consideration, First South determined not to participate in the U.S. Treasury’s TARP program.

Based on our strong capital position, your Board of Directors continued the quarterly dividend payments during 2009 by declaring four quarterly cash dividends totaling $0.80 per share. This resulted in a 111.1% dividend payout ratio to our shareholders. Future dividends will depend upon the Company’s financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

Each year I compliment the performance of our dedicated and professional staff and 2009 is no exception. We appreciate the quality of their work and are proud of their many accomplishments achieved during this most challenging year. They are committed to providing our customers the highest possible standards of service.  We will continue to invest in our employees, which will ultimately result in better service to our customers and enhance both our franchise and shareholder value.

Each member of your Board of Directors, along with our officers and employees, join me in thanking you for supporting First South Bancorp.  As always, we welcome your comments or suggestions and we look forward to your continued support.

Sincerely,

/s/ Tom Vann
Tom Vann
President and
Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

		At or For the Years Ended December 31,
		2009	2008	2007	2006	2005
		(dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets		$829,891	$875,855	$909,288	$910,548	$834,234
Loans receivable, net		658,656	744,731	765,083	761,437	708,929
Cash and investment securities		30,045	63,284	73,094	82,258	74,771
Mortgage-backed securities		97,239	32,827	39,120	36,729	22,702
Deposits		688,511	716,427	761,370	800,188	733,753
Borrowings		47,690	62,868	52,377	21,450	22,098
Stockholders' equity		86,214	87,821	86,035	78,797	68,190

Selected Operations Data
Interest income		$49,060	$59,364	$70,078	$67,752	$53,176
Interest expense		16,094	23,317	29,111	25,607	15,464
Net interest income		32,966	36,047	40,967	42,145	37,712
Provision for credit losses		7,180	4,044	350	933	1,711
Noninterest income		10,960	10,084	10,137	9,259	8,207
Noninterest expenses		25,345	24,165	22,911	22,207	21,132
Income before income taxes		11,401	17,922	27,843	28,264	23,076
Income taxes		4,365	6,934	10,840	11,072	8,947
Net income		$7,036	$10,988	$17,003	$17,192	$14,129

Per Share Data
Earnings per share - basic	(1)	$0.72	$1.13	$1.71	$1.77	$1.49
Earnings per share - diluted	(1)	0.72	1.12	1.70	1.72	1.41
Dividends per share	(1)	0.80	0.80	0.76	0.68	0.53

Selected Financial Ratios and Other Data
Performance Ratios:
Return on average assets		0.81%	1.22%	1.87%	1.93%	1.78%
Return on average equity		7.98	12.53	20.34	23.45	21.92
Interest rate spread		4.04	4.18	4.63	4.94	5.04
Net interest margin		4.12	4.30	4.80	5.05	5.11
Average earning assets/average interest bearing liabilities		117.90	117.77	120.41	119.20	118.66
Noninterest expense/average assets		2.92	2.68	2.53	2.50	2.67
Efficiency ratio		57.63	52.31	44.99	43.14	45.95
Dividend payout ratio		111.11	70.80	44.44	38.42	35.87

Quality Ratios:
Nonperforming assets/total assets		2.50%	2.59%	1.01%	0.37%	0.27%
Nonperforming loans/total loans		1.51	1.98	0.97	0.35	0.31
Allowance for credit losses/total loans		2.04	1.58	1.27	1.29	1.29
Provision for credit losses/total loans		1.07	0.53	0.05	0.12	0.24

Capital Ratios and Other Data:
Equity/total assets, end of period		10.39%	10.03%	9.46%	8.65%	8.18%
Average equity/average assets		10.17	9.72	9.21	8.24	8.13
Full service offices		28	28	29	26	26
Loans serviced for others		$289,324	$255,510	$254,671	$245,633	$260,632

(1) Adjusted for three-for-two stock split on May 25, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General.  First South Bancorp, Inc. (the "Company") was formed to issue common stock, owning 100% of First South Bank (the "Bank") and operating through the Bank a commercial banking business; therefore, this discussion and analysis of consolidated financial condition and results of operation relates primarily to the Bank.  The business of the Bank consists principally of attracting deposits from the general public and using them to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences and other loans.  The Bank's earnings depend primarily on its net interest income, the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.  The volume of noninterest income and noninterest expenses also impacts the Bank’s earnings.

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

Liquidity and Capital Resources.  Liquidity generally refers to the Bank's ability to generate adequate amounts of cash to meet its funding needs.  Adequate liquidity guarantees sufficient funds are available to meet deposit withdrawals, fund loan commitments, maintain adequate reserve requirements, pay operating expenses, provide funds for debt service, pay dividends to stockholders, and meet other general commitments.  The Bank maintains its liquidity position under policy guidelines based on liquid assets in relationship to deposits and short-term borrowings.  The Bank's primary sources of funds are customer deposits, loan principal and interest payments, proceeds from loan and securities sales, and advances from the Federal Home Loan Bank of Atlanta (the "FHLB"). While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and loan prepayments are influenced by interest rates, economic conditions and local competition.  The Bank’s primary investing activity is originating commercial, consumer and mortgage loans, lease financing receivables and purchases and sales of investment securities.  The Bank’s primary financing activities are attracting checking, certificate, savings deposits, repurchase agreements, obtaining FHLB advances and payment of dividends.

The levels of cash and cash equivalents depend on the Bank's operating, financing, lending and investing activities during any given period.  Cash and cash equivalents increased to $29.6 million at December 31, 2009, from $26.7 million at December 31, 2008.  The Bank has other sources of liquidity if a need for additional funds arises.  Investment and mortgage-backed securities available for sale totaled $97.1 million at December 31, 2009, compared to $68.6 million at December 31, 2008. During the years ended December 31, 2009 and 2008, the Bank sold or exchanged real estate loans of $109.8 million and $41.1 million, respectively.  Borrowings consisting of FHLB advances, junior subordinated debentures and retail repurchase agreements were $47.7 million at December 31, 2009, compared to $62.9 million at December 31, 2008.  The Bank has pledged its FHLB Atlanta stock and certain loans as collateral for actual or potential FHLB advances.  The Bank has minimum credit availability with the FHLB of 20% of the Bank’s total assets.  The Bank had $154.0 million of credit available with the FHLB at December 31, 2009, compared to $125.1 million at December 31, 2008.

The Company had $10.3 million of junior subordinated debentures at December 31, 2009 and 2008, respectively, issued through a private placement pooled trust preferred securities offering by First South Preferred Trust I, a Delaware statutory trust.  The trust preferred securities bear interest at three-month LIBOR plus 2.95% payable quarterly.  They have a 30-year maturity and were first redeemable, in whole or in part, on or after September 30, 2008, with certain exceptions.  For regulatory purposes, the $10.0 million total of trust preferred securities qualifies as Tier 1 capital for the Company and the Bank, to the extent such proceeds have been invested in the Bank and the Company.  Proceeds from the trust preferred securities were used by the statutory trust to purchase junior subordinated debentures issued by the Company.  See Note 20 of the “Notes to Consolidated Financial Statements” for additional information.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards. The Bank's total regulatory capital was $88.3 million at December 31, 2009, compared to $90.1 million at December 31, 2008.  The North Carolina Commissioner of Banks (the “Commissioner”) requires the Bank to maintain a capital surplus of not less than 50% of common capital stock.  The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier 1 capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier 1 capital.  The Bank was in compliance with all regulatory capital requirements at December 31, 2009 and 2008.  See Note 11 of the “Notes to Consolidated Financial Statements” for a description of the Bank’s actual regulatory capital amounts and ratios as of December 31, 2009 and 2008.

Stockholders' equity was $86.2 million at December 31, 2009, compared to $87.8 million at December 31, 2008. Net income was $7.0 million for fiscal 2009, compared to $11.0 million for fiscal 2008.  There were 9,742,296 shares of common stock outstanding at December 31, 2009, net of 1,511,926 treasury shares.

Contractual Obligations and Commitments.  In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows.  In addition, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows.  Table 1 below reflects contractual obligations of the Company outstanding as of December 31, 2009.

Table 1 – Contractual Obligations and Commitments

	Payments Due by Period
		Less Than			Over
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)
Borrowed money	$37,380	$25,000	$12,380	$-	$-
Junior subordinated debentures	10,310	-	-	-	10,310
Lease obligations	1,535	482	747	284	22
Deposits	688,511	649,236	38,268	1,007	-
Total contractual cash obligations	$737,736	$674,718	$51,395	$1,291	$10,332

	Amount of Commitment Expiration Per Period
	Total
	Amounts	Less than			Over
Other Commitments	Committed	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)
Commitments to originate loans	$47,338	$39,162	$8,176	$-	$-
Undrawn balances on lines of credit and
undrawn balances on credit reserves	49,756	1,004	3,654	6,029	39,069
Standby letters of credit	1,007	1,007	-	-	-
Total other commitments	$98,101	$41,173	$11,830	$6,029	$39,069

In the normal course of business, the Company may enter into purchase agreements for goods or services.  In management’s opinion, the dollar amount of such agreements at December 31, 2009 is not material and has not been included in Table 1 above. See Notes 5, 6, 9 and 14 of the “Notes to Consolidated Financial Statements” for additional information.

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

Interest rate risk and trends, liquidity and capital ratio requirements are reported to the Board of Directors (the “Board”) on a regular basis.  The Board reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the flow of funds and to coordinate the sources, uses and pricing of such funds.  The first priority in structuring and pricing assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.  The Bank's management is responsible for administering the policies and determinations of the Board with respect to the Bank's asset and liability goals and strategies.

A primary component in managing interest rate risk is based on the volume of interest sensitive assets such as commercial loans, consumer loans and lease financing receivables.  The Bank had $620.6 million of commercial loans, consumer loans and lease receivables at December 31, 2009, compared to $710.4 million at December 31, 2008.  The Bank had $6.5 million of loans held for sale at December 31, 2009, compared to $5.6 million at December 31, 2008.  Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market.  In managing its portfolio of investment securities, a majority of investment  and mortgage-backed securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. The Bank had $97.1 million of investment and mortgage-backed securities classified as available for sale at December 31, 2009, compared to $68.6 million at December 31, 2008.

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

The Bank considers interest rate risk to be its most significant market risk, which could potentially have the greatest impact on operating earnings.  Interest rate risk is measured by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Bank's exposure to interest rates is reviewed on a quarterly basis by management and the Board. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, it may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within Board approved limits.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The interest rate sensitivity analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 3% increases and decreases in market interest rates. With the Federal Reserve’s current policy of continuing to hold interest rates at historical low levels, it is not foreseeable that interest rates can decline farther. In this extraordinary interest rate environment, rates would be driven below zero if downward rate environment assumptions were run. Any data produced by these assumptions would not be reliable. Therefore, the Bank will not run any downward rate assumptions until interest rates increase. The Board has adopted an interest rate risk policy that establishes maximum increases in NPV of 19%, 39% and 60% and maximum decreases in NPV of 19%, 37% and 54% in the event of sudden and sustained 1% to 3% increases or decreases in market interest rates. Table 2 below presents the Bank's projected changes in NPV and net interest income before provision for credit losses, only in the event of sudden and sustained increases in market interest rates for the various rate shock levels at December 31, 2009. At December 31, 2009, the Bank's estimated changes in NPV and net interest income were within the targets established by the Board.

Table 2 - Projected Change in NPV and Net Interest Income

	Net Portfolio Value			Net Interest Income Before PCL
Change in Rates	Amount	Change	% Change	Amount	Change	% Change
	(Dollars in thousands)
+ 300 bp	$101,140	$(16,163)	(13.8)%	$38,270	$(290)	(1.2)%
+ 200 bp	105,092	(12,211)	(10.4)	38,391	(169)	(0.4)
+ 100 bp	110,860	(6,443)	(5.5)	38,530	(30)	(0.1)
Base	117,303	-	-	38,560	-	-

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

Table 4 below sets forth certain information relating to the Company's Statements of Financial Condition and Statements of Operations for the years ended December 31, 2009, 2008, and 2007, reflecting the yield on average earning assets and the average cost of funds for the periods indicated.  Average balances are derived from month end balances.  The Company does not believe that using month end balances rather than average daily balances has caused any material difference in the information presented.

The decline in net interest income results primarily from the decline in market interest rates and the decline in the volume of average earning assets.  The decline in market interest rates has been significantly influenced by the Federal Reserve’s current policy of holding interest rates at record low levels in efforts to stimulate current economic conditions.  The decline in the volume of earning assets has been influenced by a slow down in loan originations due to the current recessionary economic environment, and the current volume of nonperforming loans and other real estate owned, as discussed below.

Table 3 - Rate/Volume Analysis

	Year Ended December 31,				Year Ended December 31,
	2009 vs. 2008				2008 vs. 2007

	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$(3,650)	$(6,769)	$448	$(9,971)	$(375)	$(9,473)	$55	$(9,793)
Investment securities	(1,225)	(239)	150	(1,314)	(331)	(71)	10	(392)
Mortgage-backed securities	1,656	(213)	(189)	1,254	(126)	(67)	4	(189)
Other interest-earning assets	320	(316)	(277)	(273)	(53)	(310)	23	(340)
Total earning assets	(2,899)	(7,537)	132	(10,304)	(885)	(9,921)	92	(10,714)

Interest expense:
Deposits	(792)	(6,072)	228	(6,636)	(1,353)	(5,313)	261	(6,405)
FHLB advances	(137)	(21)	2	(156)	1,404	(117)	(357)	930
Other interest-bearing liabilities	(186)	(315)	70	(431)	181	(432)	(68)	(319)
Total interest-bearing liabilities	(1,115)	(6,408)	300	(7,223)	232	(5,862)	(164)	(5,794)
Change in net interest income	$(1,784)	$(1,129)	$(168)	$(3,081)	$(1,117)	$(4,059)	$256	$(4,920)

	Year Ended December 31,				Year Ended December 31,
	2007 vs. 2006				2006 vs. 2005

	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$609	$1,157	$11	$1,777	$4,544	$7,610	$687	$12,841
Investment securities	(51)	(213)	4	(260)	978	(221)	(111)	646
Mortgage-backed securities	343	(8)	(2)	333	1,181	11	25	1,217
Other interest-earning assets	452	8	16	476	(202)	170	(96)	(128)
Total earning assets	1,353	944	29	2,326	6,501	7,570	505	14,576

Interest expense:
Deposits	446	3,137	58	3,641	1,657	6,877	783	9,317
FHLB advances	(162)	(27)	7	(182)	192	127	201	520
Other interest-bearing liabilities	4	41	0	45	28	270	9	307
Total interest-bearing liabilities	288	3,151	65	3,504	1,877	7,274	993	10,144
Change in net interest income	$1,065	$(2,207)	$(36)	$(1,178)	$4,624	$296	$(488)	$4,432

Table 4 - Yield/Cost Analysis

	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2009			2008			2007
	(Dollars in thousands)
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans receivable	$701,466	$45,211	6.45%	$751,151	$55,182	7.35%	$755,502	$64,975	8.60%
Investment securities	16,204	634	3.91	43,685	1,948	4.46	50,891	2,340	4.60
Mortgage-backed securities	65,681	3,123	4.75	34,827	1,869	5.37	37,097	2,058	5.55
Other interest-earning assets	17,548	92	0.52	9,348	365	3.90	10,102	705	6.98
Total earning assets	800,899	49,060	6.13	839,011	59,364	7.08	853,592	70,078	8.21

Nonearning assets	65,605			63,657			53,741
Total assets	$866,504			$902,668			$907,333

Interest bearing liabilities:
Time deposits	$465,913	14,148	3.04	$479,642	19,447	4.05	$505,142	24,343	4.82
Demand deposits	132,226	264	0.20	147,978	1,587	1.07	157,125	3,129	1.99
Savings	24,921	47	0.19	19,734	61	0.31	18,584	28	0.15
FHLB advances	41,154	1,233	3.00	45,654	1,389	3.04	11,246	459	4.08
Junior subordinated debentures	10,310	390	3.78	10,310	658	6.38	10,310	839	8.14
Repurchase agreements	4,775	12	0.25	9,105	175	1.92	6,472	313	4.84
Total interest-bearing liabilities	679,299	16,094	2.37	712,423	23,317	3.27	708,879	29,111	4.11

Noninterest bearing demand deposits	90,599	0	0.00	92,227	0	0.00	103,571	0	0.00
Total sources of funds	769,898	16,094	2.09	804,650	23,317	2.90	812,450	29,111	3.58

Other liabilities and stockholders'equity:
Other liabilities	8,477			10,323			11,275
Stockholders' equity	88,129			87,695			83,608
Total liabilities and stockholders' equity	$866,504			$902,668			$907,333
Net interest income		$32,966			$36,047			$40,967
Interest rate spread (1)			4.04%			4.18%			4.63%
Net yield on earning assets (2)			4.12%			4.30%			4.80%

Ratio of earning assets to interest bearing liabilities			117.90%			117.77%			120.41%

(1)	Represents the difference between the yield on earning assets and the average cost of funds.
(2)	Represents the net interest income divided by average earning assets.

Results of Operations

Comparison of Financial Condition at December 31, 2009 and 2008.   Total assets declined to $829.9 million at December 31, 2009, from $875.9 million at December 31, 2008.  Average earning assets declined to $800.9 million for the year ended December 31, 2009, from $839.0 million for the year ended December 31, 2008, reflecting the net change in the volume and mix of loan and leases receivable and investment securities.  Earning assets were 91.8% of total assets at December 31, 2009, compared to 92.3% at December 31, 2008.

Investment and mortgage-backed securities increased to $97.6 million at December 31, 2009, from $69.4 million at December 31, 2008.  There were $20.0 million of maturities of investment securities available for sale during fiscal 2009, compared to $13.0 million during fiscal 2008.  The Bank purchased $5.0 million of investment securities available for sale during fiscal 2009, compared to no purchases in fiscal 2008. During fiscal 2009, the Bank sold $20.9 million of investment securities available for sale, compared to none sold during fiscal 2008. Proceeds from investment maturities and sales are used in daily liquidity management activities including funding borrowing maturities, deposit withdrawals or are reinvested into new investment securities or short-term interest bearing overnight funds.  During fiscal 2009 the Bank securitized $75.5 million of mortgage loans held for sale into mortgage-backed securities, compared to $3.4 million securitized during fiscal 2008. Loan securitizations help support a more balanced sensitivity to future interest rate changes and provide additional funds for maintaining adequate liquidity levels.  The Bank sold no mortgage-backed securities available for sale in fiscal 2009, compared to $4.0 million sold in fiscal 2008.

Loans and lease receivables, net of allowance for loan and lease losses and deferred loan fees, declined to $658.7 million at December 31, 2009 from $744.7 million at December 31, 2008.  The Bank originates both secured and unsecured commercial and consumer loans and adjustable rate mortgage loans to take advantage of shorter terms to maturity and the ability to better manage exposure to market and interest rate risk due to changes in interest rates.  The Bank also sells selected mortgage loans in the secondary mortgage market in order to reduce its exposure to interest rate and credit risk, while retaining servicing to generate additional fee income.  Loans serviced for others increased to $289.3 million at December 31, 2009 from $255.5 million serviced at December 31, 2008.

Commercial loans declined to $521.2 million at December 31, 2009, from $597.0 million at December 31, 2008, reflecting the current economic slow down and a reduction in the volume of new loan originations. During 2009, certain commercial loans were the subject of foreclosure and transferred to other real estate owned, as discussed below. The Bank has severely restricted originating any new acquisition and development loans, lot loans or land loans.  The Bank has restricted the origination of speculative construction loans, and has limited most new construction lending to those with contracts or pre-sales only.  Consumer loans declined to $89.6 million at December 31, 2009 from $101.8 million at December 31, 2008; while lease receivables declined to $9.8 million at December 31, 2009 from $11.6 million at December 31, 2008. Commercial loan, consumer loan and lease receivables originations declined to $99.2 million during fiscal 2009, compared to $280.3 million originated during fiscal 2008.

Residential mortgage loans increased to $53.0 million at December 31, 2009 from $47.0 million at December 31, 2008, reflecting the net effect of principal repayments, originations, sales and securitizations.  The Bank originated $133.6 million of held for sale residential mortgage loans during fiscal 2009, compared to $48.9 million originated during fiscal 2008.  The Bank also originated $31.1 million of residential mortgage loans for investors during both fiscal 2009 and 2008, respectively. The Bank sold $34.3 million of loans held for sale during fiscal 2009, compared to $37.7 million sold during fiscal 2008. Loan sales also helps reduce exposure to future interest rate changes, provides funds for new loan originations and deposit withdrawals, and supports daily liquidity management activities.

Nonperforming loans, including restructured loans, declined to $10.2 million at December 31, 2009, from $15.0 million at December 31, 2008. The current level of nonperforming and restructured loans, consisting primarily of residential and commercial real estate loans, is attributable to the current economic environment. Downward pressure has impacted the market values of housing and other real estate, significantly impacting property values in the Bank’s market area and credit quality of certain borrowers. Management believes it has thoroughly evaluated all nonperforming and restructured loans and they are either well collateralized or adequately reserved. However, there can be no assurance in the future that regulators, increased credit risks in the loan portfolio, further declines in economic conditions and other factors will not require additional fair value adjustments to the nonperforming loans. As a result of the volume of nonperforming loans, the Bank’s unrecognized interest declined to $471,000 at December 31, 2009, from $624,000 at December 31, 2008.  The ratio of non-performing loans to total loans was 1.5% at December 31, 2009, compared to 2.0% at December 31, 2008.

Other real estate owned increased to $10.6 million at December 31, 2009 from $7.7 million at December 31, 2008, reflecting foreclosures of certain real estate properties, net of sales.  Other real estate owned consists of residential and commercial properties, developed building lots and a developed residential subdivision.  Based on fair value analysis, the Bank believes the adjusted carrying values of these properties are representative of their fair market values, although there can be no assurances that the ultimate sales will be equal to or greater than the carrying values.   The Bank recorded $2.2 million of fair value adjustments to other real estate owned in fiscal 2009, compared to $772,000 in fiscal 2008.

Goodwill related to prior period acquisitions was $4.2 million at December 31, 2009 and 2008, respectively, and is not amortized according to provisions of financial accounting standards.  The unamortized balance of the Company’s goodwill is tested for impairment annually. The Company has performed annual impairment testing and determined there was no impairment of goodwill as of December 31, 2009 or December 31, 2008.

Total deposits declined to $688.5 million at December 31, 2009 from $716.4 million at December 31, 2008.  The Bank continues to compete in its market area for lower costing core demand deposits. During 2009 and amid intense competition, demand accounts increased to $224.5 million at December 31, 2009 from $223.4 million at December 31, 2008.  Certificates of deposit declined to $440.9 million at December 31, 2009 from $466.5 million at December 31, 2008.  The Bank attempts to manage its cost of deposits by monitoring the volume and rates paid on maturing certificates of deposits in relationship to current funding needs and market interest rates.  During fiscal 2009, the Bank did not renew certain maturing high rate time deposits and began repricing new and maturing time deposits at lower rates.  The Bank has also used lower costing FHLB borrowings as a funding source, providing an effective means of managing its overall cost of funds, as discussed below.

Total borrowings declined to $47.7 million at December 31, 2009 from $62.9 million at December 31, 2008.  FHLB advances declined to $35.0 million at December 31, 2009 from $45.0 million at December 31, 2008, as the Bank repaid $10.0 million of fixed rate FHLB advances, which the Bank has used as a long-term funding source.  Junior subordinated debentures were $10.3 million at December 31, 2009 and 2008, respectively.  Repurchase agreements representing funds held in cash management accounts for commercial banking customers declined to $2.4 million at December 31, 2009 from $7.6 million at December 31, 2008.

Stockholders' equity declined to $86.2 million at December 31, 2009, from $87.8 million at December 31, 2008, reflecting the net effect of annual earnings, dividend payments, changes in accumulated other comprehensive income and a decline in the volume of total assets.  The Company’s equity to assets ratio increased to 10.4% at December 31, 2009, from 10.0% at December 31, 2008.  Accumulated other comprehensive income declined to $322,000 at December 31, 2009, from $1.2 million at December 31, 2008, reflecting reduced unrealized gains on available for sale securities, net of deferred income taxes, primarily due to lower market interest rates.

The Company declared a $0.20 per share quarterly cash dividend each quarter during fiscal 2009 and 2008, totaling $0.80 per share per year, respectively.  These cash dividend payments reflect dividend payout ratios on basic earnings of 111.1% for fiscal 2009 and 70.8% for fiscal 2008.  Future quarterly dividends will be determined at the discretion of the Board of Directors based upon earnings, the capital, liquidity and financial condition of the Company, and general economic conditions.

The Company did not purchase any shares of its common stock during fiscal 2009, compared to 140,241 shares purchased in fiscal 2008 through open market and private purchases.  Shares purchased are held as treasury stock, at cost.  Treasury shares were 1,511,926 totaling $32.2 million at December 31, 2009, compared to 1,516,126 shares totaling $32.2 million at December 31, 2008.  Treasury shares are used for general corporate purposes including the exercise of stock options and funding shares for potential future stock splits.  There were 4,200 shares issued on the exercise of stock options during fiscal 2009, compared to 90,499 shares issued during fiscal 2008.  No shares were tendered to pay the exercise price of stock options exercised during fiscal 2009, compared to 20,817 shares tendered during fiscal 2008 to pay the exercise price and income taxes incident to stock option exercises.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008.

General.  Net income was $7.0 million for the year ended December 31, 2009, compared to $11.0 million for the year ended December 31, 2008.  Diluted earnings per share were $0.72 per share for the year ended December 31, 2009, compared to $1.12 per share for the year ended December 31, 2008.

The decline in net earnings during the year ended December 31, 2009 results primarily from a reduction in net interest income which has been significantly impacted by lower interest rates during the comparative reporting periods; changes in the volume of earning and non-earning assets between the respective reporting periods; the volume of provisions for credit losses required to replenish net charge-offs and strengthen the allowance for credit losses; and increased FDIC insurance premiums related to increased risk-based assessment rates and an industry wide mandatory special assessment; while being partially offset by a decline in the cost of funds and a consistent level of non-interest income.

The Bank continues to face challenges resulting from the impact of the current economy on the housing and real estate markets. The Bank continues to monitor and evaluate all significant loans in its portfolio, and will continue to manage its credit risk exposure in anticipation of future stabilization of the real estate market. Management believes competition and pricing pressures will continue on both deposits and loans into 2010. The amount and timing of any future Federal Reserve rate adjustment remain uncertain, and may further impact the Bank if those adjustments are significant.

Key performance ratios are return on average assets (ROA), return on average equity (ROE), and efficiency. ROA was .8% for fiscal 2009, compared to 1.2% for fiscal 2008, and ROE was 8.0% for fiscal 2009, compared to 12.5% for fiscal 2008. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) was 57.6% for fiscal 2009, compared to 52.3% for fiscal 2008. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

Interest Income. Interest income declined to $49.1 million for fiscal 2009 from $59.4 million for fiscal 2008. The decline in interest income for fiscal 2009 was significantly impacted by current economic conditions and by lower interest rates during fiscal 2009 and 2008. It was also influenced by the decline in the volume of average earning assets attributable to a slow down of loan originations during the comparative periods, and the volume of nonperforming loans and other real estate owned. The average balance of interest-earning assets declined to $800.9 million for fiscal 2009, from $839.0 million for fiscal 2008. The yield on average interest-earning assets declined to 6.1% for fiscal 2009 from 7.1% for fiscal 2008.

Interest Expense. Interest expense declined to $16.1 million for fiscal 2009 from $23.3 million for fiscal 2008. The decline in interest expense reflects the decline in interest rates previously discussed and a decline in the volume of average interest-bearing liabilities. The average balance of interest-bearing liabilities declined to $679.3 million for fiscal 2009, from $712.4 million for fiscal 2008. The average balance of noninterest-bearing demand deposits declined to $90.6 million for fiscal 2009 from $92.2 million for fiscal 2008. The average cost of funds, including noninterest-bearing deposits, declined to 2.1% for fiscal 2009, from 2.9% for fiscal 2008, reflecting the lower interest rate environment during these reporting periods, combined with management’s efforts to control the Bank’s funding cost.

Net Interest Income. Net interest income declined to $33.0 million for fiscal 2009, from $36.0 million for fiscal 2008. The decline in net interest income during fiscal 2009 is primarily attributable to lower market interest rates and the decline in earning assets as previously discussed. The net yield on interest-earning assets (net interest income divided by average interest-earning assets) was 4.1% for fiscal 2009, compared to 4.3% for fiscal 2008. The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) was 4.0% for fiscal 2009, compared to 4.2% for fiscal 2008. See “Table 3 - Rate/Volume Analysis” and “Table 4 - Yield/Cost Analysis” above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Credit Losses. During fiscal 2009, the Bank provided $7.2 million for credit losses, compared to $4.0 million in fiscal 2008. These provisions were necessary to replenish net charge-offs of $5.4 million and $2.0 million, respectively, during fiscal 2009 and 2008, and to bring the allowance for credit losses to an appropriate level in light of the risk inherent in the loan and lease portfolio and provide support to the current volume of nonperforming loans as previously discussed.

Allowance for Credit Losses. The Bank maintains general and specific allowances for loan and lease losses and unfunded loan commitments (collectively the “allowance for credit losses”) at levels it believes are appropriate in light of the risk inherent in the loan and lease portfolio and in unfunded loan commitments. The Bank has developed policies and procedures for assessing the adequacy of the allowance for credit losses that reflect the assessment of credit risk and impairment analysis. This assessment includes an analysis of qualitative and quantitative trends in the levels of classified loans. In developing this analysis, the Bank relies on estimates and exercises judgment in assessing credit risk. Future assessments of credit risk may yield different results, depending on changes in the qualitative and quantitative trends, which may require increases or decreases in the allowance for credit losses.

The Bank uses a variety of modeling and estimation tools for measuring credit risk and performing impairment analysis, which is the basis used in developing the allowance for credit losses. The Bank’s principal focus is on the adequacy of the total allowance for credit losses. Based on the overall credit quality of the loan and lease receivable portfolio, the Bank believes it has established the allowance for credit losses pursuant to generally accepted accounting principles, and has taken into account the views of its regulators and the current economic environment. Management evaluates the information upon which it bases the allowance for credit losses quarterly and believes their accounting decisions remain accurate. However, there can be no assurance in the future that regulators, increased risks in its loans and leases portfolio, changes in economic conditions and other factors will not require additional adjustments to the allowance for credit losses.

The allowance for credit losses was $13.7 million at December 31, 2009, compared to $12.0 million at December 31, 2008. The ratio of the allowance for credit losses to total loans and leases was 2.0% at December 31, 2009, compared to 1.6% at December 31, 2008, which the Bank believes is appropriate. See Note 1 and Note 4 of the “Notes to Consolidated Financial Statements” for additional information about the allowance for credit losses.

Noninterest Income. Noninterest income increased to $11.0 million for fiscal 2009, from $10.1 million for fiscal 2008. Other income consists of fees, service charges and servicing fees earned on loans, service charges and insufficient funds fees collected on deposit accounts, gains from loan and securities sales and other miscellaneous income. The Bank continues to maintain a consistent level of other income across both loan and deposit service offerings. Fees and service charges were $7.4 million for fiscal 2009, compared to $7.8 million for fiscal 2008. Fees, service charges earned and insufficient funds fees collected during the respective periods are attributable to the volume of loan and deposit account transactions and insufficient funds transactions processed during each period, and the collection of related fees and service charges.

Gains from mortgage loan sales increased to $1.2 million for fiscal 2009 from $587,000 for fiscal 2008. Proceeds from the sale of loans held for sale was $34.3 million for fiscal 2009, compared to $37.7 million sold for fiscal 2008. The Bank sells certain held for sale mortgage loans to reduce its exposure to interest rate and credit risk, while retaining certain other held for sale mortgage loans for future securitization into available for sale mortgage-backed securities. In addition, the sale of mortgage loans also provides liquidity necessary to support the Bank’s operating, financing and lending activities.

Servicing fee income on loans serviced for others increased to $680,000 for fiscal 2009 from $658,000 for fiscal 2008. Loans serviced for others increased to $289.3 million at December 31, 2009 from $255.5 million at December 31, 2008. Gains from the sale of investment securities held for sale was $918,000 for fiscal 2009, compared to none for fiscal 2008. The Bank sold $20.9 million of investment securities available for sale during fiscal 2009, compared to none sold during fiscal 2008. The Bank recorded losses from the sales of other real estate owned of $201,000 for fiscal 2009, compared to $81,000 for fiscal 2008, in its best efforts to convert these nonperforming assets into earning assets. The Bank sold $10.5 million of other real estate owned during fiscal 2009, compared to $3.9 sold during fiscal 2008.

Noninterest Expenses. Noninterest expenses increased to $25.3 million for fiscal 2009 from $24.2 million in fiscal 2008. The largest single component of these expenses, compensation and fringe benefits, increased to $14.1 million for fiscal 2009, from $13.8 million in fiscal 2008. The Bank’s full-time equivalent employees increased to 278 at December 31, 2009, from 273 at December 31, 2008. This increase is due to converting a loan production office into a full service branch office and the addition of key associates in the credit administration support function.

FDIC insurance premiums increased to $1.3 million for fiscal 2009, from $280,000 for fiscal 2008, reflecting a mandatory $400,000 special assessment and increased risk based assessment rates. In addition, one-time FDIC insurance assessment credits received under the Federal Deposit Reform Act of 2005 were exhausted in the quarter ended June 30, 2008.

Expenses attributable to other real estate owned were $905,000 for fiscal 2009, compared to $936,000 for fiscal 2008. Other noninterest expenses including premises and equipment, advertising, data processing, repairs and maintenance, office supplies, professional fees, taxes and insurance, etc., have remained relatively flat during the respective periods.

Income Taxes. Income taxes declined to $4.4 million for fiscal 2009, from $6.9 million for fiscal 2008. The decline in income taxes is a direct result of the decline of pretax earnings to $11.4 million for fiscal 2009 from $17.9 million for fiscal 2008. Changes in the amount of income tax expense reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period. The effective income tax rate was 38.3% for fiscal 2009 and 38.7% for fiscal 2008.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007.

General. Net income was $11.0 million for the year ended December 31, 2008, compared to $17.0 million for the year ended December 31, 2007. Diluted earnings per share were $1.12 per share for the year ended December 31, 2008 and $1.70 per share for the year ended December 31, 2007. Return on average assets and return on average equity for fiscal 2008 were 1.2% and 12.5%, respectively, compared to 1.9% and 20.3% for fiscal 2007. The efficiency ratio was 52.3% for fiscal 2008, compared to 45.0% for fiscal 2007.

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

Net Interest Income. Net interest income declined to $36.0 million for fiscal 2008 from $41.0 million for fiscal 2007. The decline in net interest income during 2008 is primarily attributable to the decline in market interest rates also influenced by the Federal Reserve’s 400 basis point rate cuts since December 2007, and the decline in earning assets as previously discussed. The net yield on interest-earning assets was 4.3% for fiscal 2008, compared to 4.8% for fiscal 2007. The Bank's interest rate spread was 4.2% for fiscal 2008, compared to 4.6% for fiscal 2007.

Provision for Credit Losses. The Bank provided $4.0 million for credit losses during fiscal 2008, compared to $350,000 in fiscal 2007. These provisions were necessary to replenish net charge-offs of $2.0 million and $383,000, respectively, during fiscal 2008 and 2007, and to maintain the allowance for credit losses to an appropriate level in light of the risk inherent in the loan and lease portfolio, to support the current volume of nonperforming loans as previously discussed and to support the inherent risks associated with the growth of the commercial and consumer loan and lease receivable portfolio in recent years.

The Bank maintains both general and specific allowances for loan and lease losses and unfunded loan commitments (collectively the “allowance for credit losses”) based upon management's evaluation of risk in the loan and lease receivable portfolio and past loss experience. The allowance for credit losses was $12.0 million at December 31, 2008, compared to $9.9 million at December 31, 2007. The ratio of the allowance for credit losses to total loans and leases was 1.6% at December 31, 2008, compared to 1.3% at December 31, 2007, which the Bank believes is appropriate.

Nonperforming loans were $10.7 million at December 31, 2008, compared to $7.6 million at December 31, 2007. The increase in nonperforming loans consisted primarily of residential and commercial real estate credits. Restructured loans were $4.3 million at December 31, 2008, compared to none at December 31, 2007. Due to the volume of nonperforming loans, the Bank’s unrecognized interest increased to $624,000 at December 31, 2008, from $506,000 at December 31, 2007. The ratio of non-performing loans to total loans was 2.0% at December 31, 2008, compared to 1.0% at December 31, 2007.

Noninterest Income. Noninterest income was $10.1 million for both fiscal 2008 and 2007, respectively. During fiscal 2008 and 2007, the Bank maintained a consistent level of noninterest income across loan and deposit service offerings. Fees and service charges increased to $7.8 million for fiscal 2008 from $7.3 million for fiscal 2007. Fees and service charges earned and collected during these periods is attributable to the volume of loan and deposit account transactions processed during each period, and the ultimate collection of related fees and service charges. Servicing fee income on loans serviced for others increased to $658,000 for fiscal 2008 from $651,000 for fiscal 2007. Loans serviced for others increased to $255.5 million at December 31, 2008 from $254.7 million at December 31, 2007.

Gains from mortgage loan sales increased to $587,000 for fiscal 2008 from $519,000 for fiscal 2007. Proceeds from the sale of loans held for sale was $37.7 million for fiscal 2008, compared $35.4 million sold for fiscal 2007. Net proceeds from loan sales provide additional liquidity necessary to support the Bank’s operating, financing and lending activities.

Noninterest Expenses. Noninterest expenses increased to $24.2 million for fiscal 2008 from $22.9 million in fiscal 2007. The largest single component of these expenses, compensation and fringe benefits, declined to $13.8 million for fiscal 2008 from $14.0 million for fiscal 2007. In managing its compensation expense, the Bank has reduced its full-time equivalent employees to 273 at December 31, 2008 from 287 at December 31, 2007. Non-interest expense in fiscal 2008 also includes $772,000 fair value adjustments on other real estate owned and increased FDIC insurance premiums. One-time FDIC insurance assessment credits available from the Federal Deposit Reform Act of 2005 were used through June 2008, resulting in FDIC insurance premiums increasing to $280,000 for fiscal 2008 from $94,000 for fiscal 2007.

Data processing expense has grown proportionately with the number of loan and deposit customer accounts and the volume of transaction activity they generate. Other noninterest expenses including advertising, premises and equipment, payroll and other taxes, repairs and maintenance, and office expenses remained relatively constant during fiscal 2008 and 2007.

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

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 168 (“SFAS No. 168”), “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162.” The FASB Accounting Standards Codification will become the source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities.

See Note 1 of the “Notes to Consolidated Financial Statements” for additional information on the Accounting Standards Codification, the respective effective and adoption dates and impact on the Company’s consolidated financial statements.

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

Controls and Procedures

As of December 31, 2009, management of the Company performed an evaluation, under the supervision and with the participation of its chief executive officer and chief financial officer, of the effectiveness of the Company’s disclosure controls and procedures. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded to the best of their knowledge and belief that the Company’s disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. It should be noted that the design of the Company’s disclosure controls and procedures is based in part upon certain reasonable assumptions about the likelihood of future events, and there can be no reasonable assurance that any design of disclosure controls and procedures will succeed in achieving its stated goals under all potential future conditions, regardless of how remote, but the Company’s chief executive and chief financial officer have concluded to the best of their knowledge and belief that the Company’s disclosure controls and procedures are, in fact, effective at a reasonable assurance level.

In addition, there have been no changes in the Company’s internal control over financial reporting (to the extent that elements of internal control over financial reporting are subsumed within disclosure controls and procedures) identified in connection with the evaluation described above that occurred during the Company’s last fiscal year, that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders
First South Bancorp, Inc.
Washington, North Carolina

We have audited the accompanying consolidated statements of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009. First South Bancorp, Inc. and Subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary at December 31, 2009 and 2008 and the results of their operations, and their cash flows each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First South Bancorp, Inc. and Subsidiary's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2010 expressed an unqualified opinion.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina
March 8, 2010

509 East Center Street – Post Office Box 1697 – Lexington, North Carolina 27293-1697
Office: 336-249-6856 – Facsimile: 336-248-8697

1338 Westgate Center Drive – Winston-Salem, North Carolina 27103
Office: 336-765-2410 – Facsimile: 336-765-6241
www.turlingtonandcompany.com

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2009 and 2008

	2009	2008
ASSETS
Cash and due from banks	$17,758,370	$20,888,676
Interest-bearing deposits in financial institutions	11,879,794	5,831,683
Investment securities - available for sale	407,317	36,563,646
Mortgage-backed securities - available for sale	96,725,468	31,995,157
Mortgage-backed securities - held for investment	513,882	832,221
Loans receivable, net
Held for sale	6,548,980	5,566,262
Held for investment	652,106,538	739,165,035
Premises and equipment, net	8,539,759	9,049,929
Real estate owned	10,561,071	7,710,560
Federal Home Loan Bank of Atlanta stock, at cost
which approximates market	3,889,500	3,658,600
Accrued interest receivable	3,318,141	3,786,760
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,278,688	1,005,725
Identifiable intangible assets	133,620	165,060
Income tax receivable	1,831,598	1,679,191
Prepaid expenses and other assets	10,179,333	3,738,040

Total assets	$829,890,635	$875,855,121

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand	$224,507,362	$223,365,542
Savings	23,137,391	26,555,881
Large denomination certificates of deposit	224,198,974	207,102,876
Other time	216,667,331	259,402,497

Total deposits	688,511,058	716,426,796

Borrowed money	37,380,388	52,558,492
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	7,475,085	8,738,808

Total liabilities	743,676,531	788,034,096

Commitments and contingencies (Note 14)

Common stock, $.01 par value, 25,000,000 shares authorized,
11,254,222 issued; 9,742,296 and 9,738,096
shares outstanding, respectively	97,423	97,381
Additional paid-in capital	35,841,364	35,924,426
Retained earnings, substantially restricted	82,111,114	82,867,095
Treasury stock at cost	(32,158,074)	(32,247,365)
Accumulated other comprehensive income, net	322,277	1,179,488

Total stockholders' equity	86,214,104	87,821,025

Total liabilities and stockholders' equity	$829,890,635	$875,855,121

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Interest income
Interest and fees on loans	$45,211,260	$55,182,193	$64,975,487
Interest and dividends on investments and deposits	3,848,639	4,181,602	5,102,761

Total interest income	49,059,899	59,363,795	70,078,248

Interest expense
Interest on deposits	14,459,345	21,095,044	27,499,996
Interest on borrowings	1,244,664	1,563,978	771,976
Interest on junior subordinated debentures	389,677	657,576	839,110

Total interest expense	16,093,686	23,316,598	29,111,082

Net interest income before provision for credit losses	32,966,213	36,047,197	40,967,166
Provision for credit losses	7,180,000	4,043,600	350,000

Net interest income	25,786,213	32,003,597	40,617,166

Other income
Fees and service charges	7,377,019	7,750,195	7,341,240
Loan servicing fees	679,673	658,073	651,358
Gain (loss) on sale of real estate, net	(200,732)	(80,542)	49,644
Gain on sale of mortgage loans	1,197,029	586,571	519,361
Gain on sale of mortgage-backed securities	-	97,537	-
Gain on sale of investment securities	917,866	-	-
Other income	988,865	1,071,726	1,575,171

Total other income	10,959,720	10,083,560	10,136,774

General and administrative expenses
Compensation and fringe benefits	14,118,842	13,750,085	13,973,012
Federal insurance premiums	1,253,627	280,372	94,349
Premises and equipment	1,823,628	1,969,006	1,938,555
Advertising	123,513	112,758	125,490
Payroll and other taxes	1,327,449	1,246,743	1,308,248
Data processing	2,452,593	2,630,821	2,524,983
Amortization of intangible assets	488,602	434,260	394,508
Other	3,756,547	3,740,652	2,551,831

Total general and administrative expenses	25,344,801	24,164,697	22,910,976

Income before income taxes	11,401,132	17,922,460	27,842,964
Income taxes	4,365,296	6,934,640	10,839,737

NET INCOME	7,035,836	10,987,820	17,003,227
Other comprehensive income (loss), net of taxes	(857,211)	802,984	955,829

Comprehensive income	$6,178,625	$11,790,804	$17,959,056

Net income per common share
Basic	$0.72	$1.13	$1.71
Diluted	$0.72	$1.12	$1.70

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2009, 2008 and 2007

	Common stock	Additional paid-in capital	Retained earnings, substantially restricted	Treasury stock	Accumulated other comprehensive income (loss), net	Total

Balance, December 31, 2006	$97,881	$38,165,536	$70,217,380	$(29,104,894)	$(579,325)	$78,796,578

Net income	-	-	17,003,227	-	-	17,003,227
Other comprehensive income, net	-	-	-	-	955,829	955,829
Exercise of stock options	3,031	(4,740,120)	-	6,093,153	-	1,356,064
Tax benefit, stock options exercised	-	2,430,435	-	-	-	2,430,435
Shares traded to exercise options	(383)	822,209	-	(1,148,545)	-	(326,719)
Acquisition of treasury shares	(2,442)	-	-	(6,719,834)	-	(6,722,276)
Stock based compensation	-	83,764	-	-	-	83,764
Dividends ($.76 per share)	-	-	(7,541,580)	-	-	(7,541,580)

Balance, December 31, 2007	98,087	36,761,824	79,679,027	(30,880,120)	376,504	86,035,322

Net income	-	-	10,987,820	-	-	10,987,820
Other comprehensive income, net	-	-	-	-	802,984	802,984
Exercise of stock options	905	(1,682,353)	-	1,926,743	-	245,295
Tax benefit, stock options exercised	-	452,317	-	-	-	452,317
Shares traded to exercise options	(208)	355,505	-	(449,979)	-	(94,682)
Acquisition of treasury shares	(1,403)	-	-	(2,844,009)	-	(2,845,412)
Stock based compensation	-	37,133	-	-	-	37,133
Dividends ($.80 per share)	-	-	(7,799,752)	-	-	(7,799,752)

Balance, December 31, 2008	97,381	35,924,426	82,867,095	(32,247,365)	1,179,488	87,821,025

Net income	-	-	7,035,836	-	-	7,035,836
Other comprehensive loss, net	-	-	-	-	(857,211)	(857,211)
Exercise of stock options	42	(62,804)	-	89,291	-	26,529
Tax benefit, stock options exercised	-	4,482	-	-	-	4,482
Shares traded to exercise options	-	-	-	-	-	-
Acquisition of treasury shares	-	-	-	-	-	-
Stock based compensation	-	(24,740)	-	-	-	(24,740)
Dividends ($.80 per share)	-	-	(7,791,817)	-	-	(7,791,817)

Balance, December 31, 2009	$97,423	$35,841,364	$82,111,114	$(32,158,074)	$322,277	$86,214,104

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Operating activities:
Net income	$7,035,836	$10,987,820	$17,003,227
Adjustments to reconcile net income to net
cash provided by (used in) operating activities
Provision for credit losses	7,180,000	4,043,600	350,000
Depreciation	818,398	879,832	813,510
Amortization of intangibles	488,602	434,260	394,508
Accretion of discounts on securities, net	(63,241)	7,383	(12,849)
Deferred income taxes	(1,298,149)	(862,742)	(438,860)
(Gain) loss on disposal of premises and equipment	(5,566)	1,540	(157,247)
(Gain) loss on sale of other real estate owned	200,732	80,542	(49,644)
Gain on loans held for sale and mortgage-
backed securities	(1,197,029)	(684,108)	(519,361)
Gain on sale of investment securities available for sale	(917,866)	-	-
Stock based compensation (income) expense	(24,740)	37,133	83,764
Originations of loans held for sale, net	(109,618,929)	(38,549,148)	(23,668,607)
Proceeds from sale of loans held for sale	34,347,308	37,686,012	35,374,932
Other operating activities	(4,018,215)	3,011,045	(459,284)

Net cash provided by (used in) operating activities	(67,072,859)	17,073,169	28,714,089

Investing activities:
Proceeds from maturities of investment securities
available for sale	20,000,000	13,000,000	9,000,000
Proceeds from sale of investment securities available for sale	20,917,866	-	-
Purchases of investment securities available for sale	(5,000,000)	-	(500,000)
Proceeds from principal repayments and sales of
mortgage-backed securities available for sale	10,558,314	10,155,010	4,579,831
Proceeds from principal repayments of
mortgage-backed securities held for investment	318,339	459,541	370,778
Originations of loans held for investment, net
of principal repayments	64,040,224	3,476,254	(23,651,034)
Proceeds from disposal of premises and equipment	11,813	-	515,843
Proceeds from disposal of other real estate owned	10,543,291	3,883,475	676,965
Purchases of FHLB stock	(230,900)	(448,500)	(1,276,800)
Purchases of premises and equipment	(314,475)	(497,902)	(1,707,363)

Net cash provided by (used in) investing activities	120,844,472	30,027,878	(11,991,780)

Financing activities:
Net decrease in deposit accounts	(27,915,738)	(44,942,787)	(38,818,898)
Net increase (decrease) in FHLB borrowings	(10,000,000)	10,000,000	29,000,000
Purchase of treasury shares	-	(2,845,412)	(6,722,276)
Proceeds from exercise of stock options, net of tax benefit	31,011	602,930	3,459,780
Cash paid for dividends	(7,790,977)	(7,715,777)	(7,342,722)
Net change in repurchase agreements	(5,178,104)	491,071	1,927,474

Net cash used in financing activities	(50,853,808)	(44,409,975)	(18,496,642)

Increase (decrease) in cash and cash equivalents	2,917,805	2,691,072	(1,774,333)

Cash and cash equivalents, beginning of year	26,720,359	24,029,287	25,803,620

Cash and cash equivalents, end of year	$29,638,164	$26,720,359	$24,029,287

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of And For The Years Ended December 31, 2009, 2008 and 2007

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

First South Bancorp, Inc. (the "Company") is a bank holding company incorporated under the laws of the Commonwealth of Virginia. First South Bank (the "Bank"), the wholly owned subsidiary of the Company, is organized and incorporated under the laws of the State of North Carolina. The Federal Reserve Board regulates the Company and the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks regulate the Bank.

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

There were $23.0 million of loans classified as impaired at December 31, 2009. The allowance for loan losses included $5.1 million specifically provided for these impaired loans as of December 31, 2009.  Average impaired loans were $15.6 million for the year ended December 31, 2009. Interest income recognized on impaired loans for the year ended December 31, 2009 was $804,000. At December 31, 2008, there were $8.2 million of loans individually or in the aggregate, that were material to the consolidated financial statements which were defined as impaired.

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

The Company recorded amortization of mortgage servicing rights of $457,162, $402,820 and $363,068 for prepayments during the years ended December 31, 2009, 2008 and 2007, respectively. There were no impairments recognized during the years ended December 31, 2009, 2008 and 2007.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

REAL ESTATE OWNED

Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. Valuation adjustments recognized during the years ended December 31, 2009, 2008 and 2007 were $2.2 million, $772,000 and $0, respectively.

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

The Bank is required to invest in Class B capital stock, par value $100, of the Federal Home Loan Bank of Atlanta (“FHLB”).  The FHLB capital stock requirement is based on the sum of a membership stock component totaling 20% of the Bank’s total assets plus an activity based stock component of 4.5% of outstanding FHLB advances.  At December 31, 2009 and 2008, the Bank owned 38,895 and 36,586 shares of the FHLB’s capital stock, respectively. The Bank carries this investment at cost.  Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2009.

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

GOODWILL AND INTANGIBLE ASSETS

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition and, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangible assets resulting from branch offices acquired in 2004 are amortized on a straight-line basis over 10 years.  Amortization expense of $31,440 per year was recorded for the years ended December 31, 2009, 2008 and 2007, respectively. Goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections.

INCOME TAXES

As required under accounting standards for income taxes, the Company adopted the new standard regarding uncertain income tax positions effective January 1, 2008. Under this new standard, the impact of an uncertain income tax position on the income tax returns must be recognized at the largest amount that is more-likely-than-not to be required to be recognized upon audit by the relevant taxing authority. The standards also provide guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods, disclosure, and transition issues with respect to tax positions.

As a result of adoption of the new standard regarding uncertain income tax positions, the Company has determined that it has no uncertain income tax positions as of the adoption date of January 1, 2008. Also, the Company does not anticipate any increase or decrease in unrecognized tax benefits during the next twelve months that would result in a material change to its financial position. The Company’s income tax returns for years ended after December 31, 2007 remain open for examination.

The Company includes interest and penalties in the financial statements as a component of income tax expense. No interest or penalties are included in the Company’s income tax expense for the years ended December 31, 2009, 2008 and 2007.

ADVERTISING

Advertising costs are expensed as incurred. For the years ended December 31, 2009, 2008 and 2007, the Company incurred advertising expense totaling $123,513, $112,758 and $125,490, respectively.

COMPREHENSIVE INCOME

The Company's other comprehensive income (loss) relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended December 31, 2009, 2008 and 2007 is as follows:

	Years ended December 31,
	2009	2008	2007

Unrealized gains (losses) on securities available for sale	$(1,416,877)	$1,327,246	$1,565,079
Income tax benefit (expense)	559,666	(524,262)	(609,250)
Other comprehensive income (loss), net	$(857,211)	$802,984	$955,829

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

SEGMENT INFORMATION

The Company follows financial accounting standards which specify guidelines for determining its operating segments and the type and level of financial information to be disclosed. Based on these guidelines, management has determined that the Bank operates in one business segment, the providing of general commercial financial services to customers located in its market areas. The various products are those generally offered by community banks. The allocation of Bank resources is based on overall performance of the Bank, rather than individual branches or products.

ACCOUNTING STANDARDS CODIFICATION

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 168 (“SFAS No. 168”), “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.” The FASB Accounting Standards Codification will become the source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. Following this Statement, the FASB Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, they will issue Accounting Standards Updates. The Board will not consider Accounting Standards Updates as authoritative in their own right.  Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance and provide the basis for conclusions on the change(s) in the Codification.

This statement replaces SFAS No. 162 and modifies the GAAP hierarchy into two levels: authoritative and non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted SFAS No. 168 on September 30, 2009, with no material impact on its consolidated financial statements. Going forward, as the FASB issues Accounting Standards Updates, the Company will evaluate the impact that such updates may have on its consolidated financial statements of the Company and will also monitor the effective dates of such updates.

2. INVESTMENT SECURITIES

Investment securities at December 31, 2009 and 2008 are classified as available for sale according to management's intent and summarized as follows:
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2009:
U.S. Treasury and Agency Notes	$-	$-	$-	$-
Triangle Capital Corporation	505,000	-	(97,683)	407,317
	$505,000	$-	$(97,683)	$407,317

December 31, 2008:
U.S. Treasury and Agency Notes	$34,936,759	$1,283,245	$-	$36,220,004
Triangle Capital Corporation	505,000	-	(161,358)	343,642
	$35,441,759	$1,283,245	$(161,358)	$36,563,646

Included in the Company’s investment securities total are equity securities consisting of 33,333 shares of restrictive common stock of Triangle Capital Corporation (NASDAQ: TCAP) received on February 21, 2007 upon completion of a public offering of TCAP. Prior to the public offering, the Company was a limited partner in the Triangle Mezzanine Fund, LLLP, with an investment of $500,000. In the public offering, TCAP acquired Triangle Mezzanine Fund, LLLP, and the limited partners received shares of TCAP restricted common stock in amounts equivalent to their limited investment in the Triangle Mezzanine Fund, LLLP. At December 31, 2009, the TCAP equity securities owned by the Company had a market value of $407,317. Unrealized loss on Triangle Capital Corporation equity security is considered by management to be temporary.

At year end 2009 the Bank had no remaining U.S. Treasury and Agency Notes held as investment securities. U.S. Treasury and Agency Notes with an amortized cost of approximately $0 and $12.8 million were pledged to secure deposits from public entities and repurchase agreements at December 31, 2009 and 2008, respectively.

3. MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at December 31, 2009 and 2008 are classified as available for sale according to management's intent and summarized as follows:
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2009:
FHLMC PCs, maturing from years 2011 to 2040	$96,095,095	$1,147,242	$516,869	$96,725,468
December 31, 2008:
FHLMC PCs, maturing from years 2009 to 2038	$31,167,477	$827,680	$-	$31,995,157

Mortgage-backed securities at December 31, 2009 and 2008 are classified as held for investment according to management's intent and summarized as follows:
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2009:
FHLMC PCs, maturing during 2013	$513,882	$4,574	$-	$518,456
December 31, 2008:
FHLMC PCs, maturing during 2013	$832,221	$25,882	$-	$858,103

The following table presents mortgage-backed securities unrealized losses and fair values, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009. There were no mortgage-backed securities in an unrealized loss position at December 31, 2008.

	2009
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
FHLMC PCs	$49,044,596	$516,869	$-	$-	$49,044,596	$516,869

Mortgage-backed securities, classified as available for sale or held for investment, at December 31, 2009 are contractually scheduled to mature as follows:
		Estimated
	Amortized	market
	cost	value
Due one year or less	$-	$-
Due after one year through five years	1,635,453	1,715,601
Due after five years through ten years	0	0
Due after ten years	94,973,524	95,528,323
Total	$96,608,977	$97,243,924

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities with a carrying value of $0, $4,022,495 and $0 were sold during the years ended December 31, 2009, 2008 and 2007, respectively. Mortgage-backed securities with an amortized cost of $6,182,774 and $318,321 were pledged as collateral for public deposits, repurchase agreements and treasury tax and loan deposits at December 31, 2009 and 2008, respectively.

4. LOANS RECEIVABLE

Loans receivable at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Mortgage loans	$52,960,619	$46,990,010
Consumer loans	89,642,641	101,808,252
Commercial loans	521,182,385	597,012,445
Lease receivables	9,817,909	11,560,539
Total	673,603,554	757,371,246
Less: Allowance for loan losses	(13,503,940)	(11,617,706)
Deferred loan fees, net	(1,444,096)	(1,022,243)
Loans receivable, net	$658,655,518	$744,731,297

The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 9).

During the years ended December 31, 2009, 2008, and 2007 the Bank exchanged loans with outstanding principal balances of $75,485,932, $3,399,071 and $6,873,490, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2009 and 2008 are fixed rate mortgage loans with an estimated market value of approximately $6,897,491 and $5,781,287, respectively. Net gains on sales of loans receivable held for sale amounted to $1,197,029, $586,571 and $519,361 for the years ended December 31, 2009, 2008 and 2007, respectively.

Activity in the allowance for credit losses, which includes the allowance for loan and lease losses and unfunded commitments for the years ended December 31, 2009, 2008 and 2007, is summarized as follows:

	Allowance for Loan and Lease Losses	Allowance for Unfunded Commitments	Allowance for Credit Losses
Balance at December 31, 2006	$9,157,597	$764,940	$9,922,537
Provisions for credit losses	712,297	(362,297)	350,000
Loans charged off	(420,717)	-	(420,717)
Recoveries	37,302	-	37,302
Balance at December 31, 2007	9,486,479	402,643	9,889,122
Provisions for credit losses	4,106,248	(62,648)	4,043,600
Loans charged off	(2,167,630)	-	(2,167,630)
Recoveries	192,609	-	192,609
Balance at December 31, 2008	11,617,706	339,995	11,957,701
Provisions for credit losses	7,279,713	(99,713)	7,180,000
Loans charged off	(5,774,831)	-	(5,774,831)
Recoveries	381,352	-	381,352
Balance at December 31, 2009	$13,503,940	$240,282	$13,744,222

Following is a summary of the principal balances of loans on nonaccrual status and loans past due over ninety days:

	December 31,
	2009	2008
Loans contractually past due over 90 days and/or on nonaccrual status:
Mortgage residential	$767,141	$1,211,334
Consumer and commercial	11,170,640	14,620,731
Total	$11,937,781	$15,832,065

For the years ended December 31, 2009, 2008 and 2007, interest income of $470,734, $624,265 and $505,990, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:
	December 31,
	2009	2008
Land	$3,102,730	$3,102,730
Office buildings and improvements	7,703,338	7,699,008
Furniture, fixtures and equipment	5,126,100	5,020,744
Vehicles	523,965	537,312
Construction in process	68,131	-
	16,524,264	16,359,794
Less accumulated depreciation	7,984,505	7,309,865
Total	$8,539,759	$9,049,929

The Company leases certain branch facilities and equipment under separate agreements that expire at various dates through December 31, 2015. Future rentals under these leases are as follows:

2010	$482,353
2011	396,849
2012	349,602
2013	245,344
2014	38,400
Thereafter	22,400
Total	$1,534,948

Rental expense of $597,146, $601,510 and $444,412 during the years ended December 31, 2009, 2008 and 2007, respectively, is included in premises and equipment expense on the accompanying consolidated statements of operations.

6. DEPOSITS

At December 31, 2009, the scheduled maturities of time deposits were as follows:

2010	$401,591,256
2011	34,562,653
2012	3,705,036
2013	560,653
2014	446,707
Thereafter	-
Total time deposits	$440,866,305

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

The Company also participates in a defined contribution plan which covers substantially all employees. During the years ended December 31, 2009, 2008 and 2007, employees may contribute from 1% to 100% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 100% of employees' contributions up to 5% of the employees' salaries.

7. EMPLOYEE BENEFIT PLANS (Continued)

The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended December 31, 2009, 2008 and 2007 were $296,142, $351,394 and $293,475, respectively. Directors and certain officers participate in deferred compensation plans. These plans provide for fixed payments beginning at retirement, and are earned over service periods of up to ten years, and include provisions for deferral of current payments. The expense related to these plans during the years ended December 31, 2009, 2008 and 2007 was $373,990, $408,303 and $449,464, respectively. The plans include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. The total liability under this plan was $3,165,471 at December 31, 2009 and is included in other liabilities in the accompanying consolidated statements of financial condition.

8. STOCK-BASED COMPENSATION

The Company had two stock-based compensation plans at December 31, 2009.  The shares outstanding are for grants under the Company’s 1997 Stock Option Plan (the “1997 Plan”) and the 2008 Equity Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). The 1997 Plan matured on April 8, 2008 and no additional options may be granted under that plan.  At December 31, 2009, the 1997 Plan had 128,270 granted unexercised shares.  On May 22, 2008, the Shareholders of the Company approved the 2008 Plan for a term of ten years.  At December 31, 2009, the 2008 Plan includes 43,500 granted unexercised shares and 914,500 shares available to be granted.

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

The average fair value of options granted during the years ended December 31, 2009 and 2008 was $4.18 and $2.36, respectively.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 2009, 2008 and 2007:

	December 31,
Year Ended:	2009	2008	2007
Dividend growth rate	5.3%	11.8%	17%
Expected volatility	36.6%	24.0%	22.6%
Average risk-free interest rates	2.78%	3.34%	3.95%
Expected lives	6 years	6 years	6 years

A summary of option activity under the Plans as of December 31, 2009 and 2008, and changes during the years then ended is presented below:
	Options Available	Options Outstanding	Price	Aggregate Intrinsic Value
Outstanding at December 31, 2007	967,652	255,919	$13.90	$2,120,393
Granted	(24,000)	24,000	19.85
Forfeited	4,000	(17,125)	24.24
Exercised	-	(90,499)	6.64
Expired shares 1997 Plan	(958,652)	-	-
Approved 2008 Plan shares	958,000	-	-
Outstanding at December 31, 2008	947,000	172,295	$17.52	$(854,558)
Granted	(35,500)	35,500	11.25
Forfeited	3,000	(31,825)	20.00
Exercised	-	(4,200)	6.32
Outstanding at December 31, 2009	914,500	171,770	$16.04	$(985,969)

8. STOCK-BASED COMPENSATION (Continued)

The net compensation benefits credited against expense for the Plans was $24,740 for the year ended December 31, 2009, compared to net compensation costs of $37,133 charged against income for the year ended December 31, 2008.  Total recapture credits against compensation expense due to forfeited options were $98,056 for the year ended December 31, 2009, compared to $35,954 for the year ended December 31, 2008. The total income tax benefits recognized for stock-based compensation costs were $4,482 and $452,317 for the years ended December 31, 2009 and 2008, respectively.

Total unrecognized compensation cost on granted unexercised shares was $172,556 at December 31, 2009, compared to $115,129 at December 31, 2008.  That cost is expected to be recognized over the next three years.

The total intrinsic value of options exercised during the years ended December 31, 2009 and 2008 was $21,357 and $1,342,854, respectively.

The following table summarizes additional information about the Company’s outstanding options and exercisable options as of December 31, 2009, including weighted-average remaining contractual term expressed in years ("Life") and weighted average exercise price (“Price”):

	Outstanding			Exercisable
Range of Exercise Price	Shares	Life	Price	Shares	Price
$ 5.50 – 12.95	68,583	5.25	$9.75	36,083	$8.36
$ 14.97 – 16.49	36,562	3.04	16.10	36,562	16.10
$ 16.77 – 25.22	52,375	7.07	20.76	31,917	20.78
$ 26.17 – 33.27	14,250	6.62	28.81	9,050	28.97
	171,770	5.45	16.04	113,612	15.98

A summary of nonvested option shares as of December 31, 2009 and 2008, and changes during the years ended December 31, 2009 and 2008 is presented below:

Year Ended:	December 31, 2009		December 31, 2008
	Shares	Price	Shares	Price
Nonvested at beginning of year	43,275	$22.68	53,975	$24.38
Granted	35,500	11.25	24,000	19.85
Forfeited	(4,250)	15.39	(11,500)	25.78
Vested	(16,367)	22.96	(23,200)	22.16
Nonvested at end of year	58,158	16.16	43,275	22.68

The following table reflects the impact of stock based compensation by increasing or reducing income before income taxes, net income, basic earnings per share and diluted earnings per share for the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31,
	2009	2008	2007
Increased (reduced) net income before income taxes	$24,739	$(37,132)	$(83,763)
Increased (reduced) net income	11,202	(36,228)	(76,843)
Reduced basic earnings per share	.00	.00	(.01)
Reduced diluted earnings per share	.00	(.01)	.00

9. BORROWED MONEY

Borrowed money represents advances from the FHLB and repurchase agreements. Outstanding FHLB advances at December 31, 2009 and 2008 totaled $35.0 million and $45.0 million, respectively, and had a weighted average fixed rate of 3.04% at December 31, 2009 and 3.01% at December 31, 2008.  At December 31, 2009, the FHLB advances consisted of $25.0 million with a scheduled maturity date of January 29, 2010, and $10.0 million with a scheduled maturity date of January 31, 2011.

9. BORROWED MONEY (Continued)

At December 31, 2009 and 2008, repurchase agreements totaled $2,380,388 and $7,558,492, respectively, and had a weighted average rate of 0.25% at December 31, 2009 and December 31, 2008. At December 31, 2009, repurchase agreements were collateralized by Federal Home Loan Mortgage Corporation participation certificates with a principal balance of $2.4 million.  The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2009 and 2008, the Company had approximately $154.0 million and $125.1 million, respectively, of additional credit available with the FHLB.

10. INCOME TAXES

The components of income tax expense for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Years Ended December 31,
	2009	2008	2007
Current
Federal	$4,586,057	$6,516,536	$9,804,043
State	1,077,388	1,280,846	1,474,554
	5,663,445	7,797,382	11,278,597
Deferred
Federal	(1,068,097)	(709,851)	(361,087)
State	(230,052)	(152,891)	(77,773)
	(1,298,149)	(862,742)	(438,860)
Total	$4,365,296	$6,934,640	$10,839,737

Reconciliations of the expected income tax expense at statutory tax rates with income tax expense reported in the statements of operations for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Years Ended December 31,
	2009	2008	2007
Expected income tax expense at 35%	$3,990,396	$6,272,861	$9,745,037
State income taxes, net of federal income tax	550,768	733,171	907,908
Other expenses and adjustments	(175,868)	(71,392)	186,792
Total	$4,365,296	$6,934,640	$10,839,737

The components of deferred income tax assets and liabilities are as follows:

	Years Ended December 31,
	2009	2008
Deferred income tax assets
Deferred directors' fees	$543,015	$548,723
Allowance for credit losses	5,330,220	4,624,544
Employee benefits	707,344	705,515
Loans mark-to-market	210,126	157,399
Other	205,178	265,822
	6,995,883	6,302,003
Deferred income tax liabilities
Depreciation and amortization	2,737,419	3,289,429
Carrying value – land	395,000	395,000
Mortgage servicing rights	505,082	397,261
Deferred loan origination fees and costs	712,349	845,136
FHLB stock	-	27,293
Unrealized gain on securities available for sale	210,413	770,079
	4,560,263	5,724,198
Net deferred income tax asset	$2,435,620	$577,805

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

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary  actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2009, that the Bank meets all capital adequacy requirements to which it is subject. The Company’s most significant asset is its investment in First South Bank. Consequently, the information concerning capital ratios is essentially the same for the Company and the Bank.

As of December 31, 2009, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual regulatory capital amounts and ratios as of December 31, 2009 and 2008 are presented in the table below (dollars in thousands):

	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009:
Total Capital (to Risk Weighted Assets)	$88,282	13.5%	$52,250	8.0%	$65,312	10.0%
Tier 1 Capital (to Risk Weighted Assets)	80,049	12.3%	26,125	4.0%	39,187	6.0%
Tier 1 Capital (to Average Assets)	80,049	9.6%	33,506	4.0%	41,883	5.0%

December 31, 2008:
Total Capital (to Risk Weighted Assets)	$90,054	12.4%	$58,268	8.0%	$72,835	10.0%
Tier 1 Capital (to Risk Weighted Assets)	80,914	11.1%	29,134	4.0%	43,701	6.0%
Tier 1 Capital (to Average Assets)	80,914	9.2%	35,195	4.0%	43,994	5.0%

12. EARNINGS PER SHARE

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned deferred stock awards and treasury shares) for the years ended December 31, 2009, 2008 and 2007. Options to purchase 171,770, 172,295 and 255,919 shares of common stock were outstanding at December 31, 2009, 2008, and 2007, respectively.

	Years Ended December 31,
	2009	2008	2007

Net income (numerator)	$7,035,836	$10,987,820	$17,003,227
Weighted average shares outstanding
for basic EPS (denominator)	9,738,225	9,761,944	9,914,929
Dilutive effect of stock options	19	19,817	112,799
Adjusted shares for diluted EPS	9,738,244	9,781,761	10,027,728

For the years ended December 31, 2009 and 2008, there were 120,687 and 132,012 options, respectively, that were antidilutive since the exercise price exceeded the average market price of the Company’s common stock for the years. These options have been omitted from the calculation of diluted earnings per share for 2009 and 2008.

13. MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $289,323,578, $255,509,602 and $254,670,534 at December 31, 2009, 2008, and 2007, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

At December 31, 2009 and 2008, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,278,688 and $1,005,725, respectively.

During the years ended December 31, 2009 and 2008, respectively, the Company recorded additional servicing assets of $730,125 and $257,930 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the years ended December 31, 2009, 2008, and 2007 aggregated $457,162, $402,820, and $363,068, respectively. The fair value of recognized servicing assets amounted to approximately $2,457,000 and $2,823,000 as of December 31, 2009 and 2008, respectively. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP
      CONCENTRATION OF CREDIT RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

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

The Company's lending is concentrated primarily in central, eastern, northeastern and southeastern North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions. Since many of the commitments are expected to expire without being drawn upon, amounts reported do not necessarily represent future cash requirements.  A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008

Commitments to extend credit	$47,338,000	$66,428,000
Undrawn balances on lines of credit and undrawn
balances on credit reserves (overdraft protection)	49,756,000	51,504,000
Standby letters of credit	1,007,000	2,384,000
Total	$98,101,000	$120,316,000

Included in the commitments to originate loans as of December 31, 2009 and December 31, 2008, are fixed interest rate loan commitments of approximately $12.2 million and $14.5 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

15. PARENT COMPANY FINANCIAL INFORMATION

The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2009, 2008 and 2007 are as follows:

	Years Ended December 31,
	2009	2008	2007
CONDENSED BALANCE SHEETS
Cash	$1,994,259	$2,003,541	$1,961,421
Investment in wholly-owned subsidiary	84,821,988	86,637,727	85,509,789
Other assets	11,656,316	11,437,376	10,737,756
Total assets	$98,472,563	$100,078,644	$98,208,966
Junior subordinated debentures	$10,310,000	$10,310,000	$10,310,000
Other liabilities	1,948,459	1,947,619	1,863,644
Stockholders' equity	86,214,104	87,821,025	86,035,322
Total liabilities and stockholders' equity	$98,472,563	$100,078,644	$98,208,966

CONDENSED STATEMENTS OF INCOME
Interest on junior subordinated debentures	$389,677	$657,576	$839,110
Equity in earnings of subsidiary	7,322,965	11,481,054	17,660,805
Miscellaneous income (loss)	(676,806)	164,342	181,532
Net income	$7,035,836	$10,987,820	$17,003,227

CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
Net income	$7,035,836	$10,987,820	$17,003,227
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of intangibles		18,767	24,996
Equity in undistributed earnings of subsidiary	(7,322,965)	(11,481,054)	(17,660,805)
Other operating activities	(218,940)	(718,390)	(2,674,648)
Net cash used in operating activities	(506,069)	(1,192,857)	(8,775,498)

Investing activities:
Payments for investments in and advances to subsidiary	-	-	-
Repayments of advances to subsidiary	-	-	-
Upstream dividend received from First South Bank	8,281,493	11,156,103	14,200,140
Net cash provided by investing activities	8,281,493	11,156,103	14,200,140

Financing activities:
Proceeds from exercise of stock options	6,271	640,063	3,459,780
Purchase of treasury shares	-	(2,845,412)	(6,722,276)
Cash paid for dividends	(7,790,977)	(7,715,777)	(7,342,722)
Net cash used in financing activities	(7,784,706)	(9,921,126)	(10,605,218)

Net increase (decrease) in cash	(9,282)	42,120	287,692

Cash at beginning of year	2,003,541	1,961,421	1,673,729

Cash at end of year	$1,994,259	$2,003,541	$1,961,421

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized unaudited quarterly financial data for the years ended December 31, 2009 and 2008 is as follows (dollars in thousands):

	Fourth	Third	Second	First
2009:
Interest income	$11,851	$12,196	$12,442	$12,571
Interest expense	2,997	3,922	4,546	4,629
Provision for credit losses	2,700	1,260	1,700	1,520
Noninterest income	2,525	2,401	3,213	2,821
Noninterest expense	6,299	6,530	6,514	6,002
Income tax expense	871	1,123	1,135	1,236
Net income	$1,509	$1,762	$1,760	$2,005

Net income per common share
Basic	$.15	$.18	$.18	$.21
Diluted	$.15	$.18	$.18	$.21

	Fourth	Third	Second	First
2008:
Interest income	$13,372	$14,389	$15,219	$16,383
Interest expense	5,078	5,411	6,045	6,783
Provision for credit losses	1,150	1,745	1,149	-
Noninterest income	2,149	2,441	2,821	2,674
Noninterest expense	5,987	6,322	5,896	5,960
Income tax expense	1,287	1,296	1,938	2,413
Net income	$2,019	$2,056	$3,012	$3,901

Net income per common share
Basic	$.21	$.21	$.31	$.40
Diluted	$.21	$.20	$.31	$.40

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial accounting standards require the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument.  The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2009 and 2008 were as follows:

Cash and cash equivalents are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value. The estimated fair values of investment securities and mortgage-backed securities are provided in Notes 2 and 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

17. FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

	December 31, 2009		December 31, 2008
	Estimated fair value	Carrying amount	Estimated fair value	Carrying amount

1 - 4 family mortgages	$52,859,820	$51,820,569	$47,316,937	$46,128,989
Consumer	89,057,502	88,892,520	102,289,498	101,303,120
Non-residential	517,942,429	517,942,429	597,299,188	597,299,188
Total	$659,859,751	$658,655,518	$746,905,623	$744,731,297

The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $247,644,753 and $249,921,423 at December 31, 2009 and 2008, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

The fair value of certificates of deposit and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2009 and 2008 are as follows:

	2009	2008
Certificates of deposit:
Carrying amount	$440,866,305	$466,505,373
Estimated fair value	444,572,051	473,896,700
Advances for Federal Home Loan Bank:
Carrying amount	$35,000,000	$45,000,000
Estimated fair value	35,550,962	45,496,419

The carrying amount of accrued interest receivable, FHLB stock, notes receivable, junior subordinated debentures, accrued interest payable, and repurchase agreements approximates their fair value.

There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $98,101,000 and $120,316,000 at December 31, 2009 and 2008, respectively, which are primarily comprised of unfunded loan commitments.

18. FAIR VALUE HIERACHY

A fair value hierarchy prioritizes the inputs of valuation techniques used to measure fair value of nonfinancial assets and liabilities. The inputs are evaluated and an overall level for the fair value measurement is determined. This overall level is an indication of the market observability of the fair value measurement. Financial accounting standards clarify fair value in terms of the price in an orderly transaction between market participants to sell an asset or transfer a liability in the principal (or most advantageous) market for the asset or liability at the measurement date (an exit price). In order to determine the fair value or the exit price, the Bank must determine the unit of account, highest and best use, principal market, and market participants.  These determinations allow the Bank to define the inputs for fair value and level of hierarchy.

Outlined below is the application of the fair value hierarchy to the Bank’s financial assets that are carried at fair value.

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

18. FAIR VALUE HIERACHY (Continued)

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

Assets measured at fair value on a recurring basis at December 31, 2009 and 2008 were as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-09	(Level 1)	(Level 2)	(Level 3)
Available for sale securities:
Investment	$407,317	$407,317	$-	$-
Mortgage-backed	96,725,468	-	96,725,468	-
Other real estate owned	10,561,071	-	10,561,071	-
Total December 31, 2009	$107,693,856	$407,317	$107,286,539	$-

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-08	(Level 1)	(Level 2)	(Level 3)
Available for sale securities:
Investment	$36,563,646	$343,642	$36,220,004	$-
Mortgage-backed	31,995,157	-	31,995,157	-
Other real estate owned	7,710,560	-	7,710,560	-
Total December 31, 2008	$76,269,363	$343,642	$75,925,721	$-

Assets measured at fair value on a non-recurring basis at December 31, 2009 and 2008 were as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-09	(Level 1)	(Level 2)	(Level 3)
Impaired loans, net of specific allowance	$17,850,368	$-	$17,850,368	$-
Total December 31, 2009	$17,850,368	$-	$17,850,368	$-

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-08	(Level 1)	(Level 2)	(Level 3)
Impaired loans, net of specific allowance	$6,595,975	$-	$6,595,975	$-
Total December 31, 2008	$6,595,975	$-	$6,595,975	$-

Quoted market price for similar assets in active markets is the valuation technique for determining fair value of available for sale securities. Unrealized gains on available for sale securities are included in the “accumulated other comprehensive income” component of the Stockholders’ Equity section of the Consolidated Statements of Financial Condition.

18. FAIR VALUE HIERACHY (Continued)

The Company does not record loans at fair value on a recurring basis. However, when a loan is considered impaired, and an allowance for loan losses is established based on the estimated fair value of the loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans where a specific allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company classifies the impaired loan as nonrecurring Level 3.

Other real estate owned acquired through loan foreclosure is recorded at fair value upon transfer of the loans to foreclosed assets, based on the appraised market value of the property. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company classifies the foreclosed asset as nonrecurring Level 3. Fair value adjustments of $2.2 million and $772,000 were made to other real estate owned during the years ended December 31, 2009 and 2008, respectively.  Loss on sale of other real estate owned realized and included in earnings for years ending December 31, 2009 and 2008 was $200,732 and $80,542, respectively.

No liabilities were measured at fair value on a recurring basis during the year ended December 31, 2009 and 2008.

19. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2009, 2008 and 2007 is as follows:

	Year ended December 31,
	2009	2008	2007
Real estate acquired in settlement of loans	$15,838,273	$10,882,390	$1,594,724
Exchange of loans for mortgage-backed securities	75,485,932	3,399,071	6,873,490
Cash paid for interest	16,135,628	23,358,551	29,053,118
Cash paid for income taxes	5,712,432	7,567,051	8,705,060
Dividends declared, not paid	1,948,459	1,947,619	1,863,644

20. JUNIOR SUBORDINATED DEBENTURES

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

In the fourth quarter of 2003, as a result of applying the provisions of GAAP, governing when an equity interest should be consolidated, the Company was required to deconsolidate the subsidiary Trust from its financial statements. The deconsolidation of the net assets and results of operations of the Trust had virtually no impact on the Company's financial statements or liquidity position since the Company continues to be obligated to repay the Debentures held by the Trust and guarantees repayment of the Preferred Trust Securities issued by the Trust. The consolidated debt obligation related to the Trust increased from $10 million to $10.3 million upon deconsolidation with the difference representing the Company's common ownership interest in the Trust. Subject to certain limitations, the Junior Subordinated Debentures qualify as Tier 1 capital for the Company under Federal Reserve Board guidelines.

20. JUNIOR SUBORDINATED DEBENTURES (Continued)

Consolidated debt obligations as of December 31, 2009 related to a subsidiary Trust holding solely Debentures of the Company follows:

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

21. RELATED PARTY TRANSACTIONS

The Company had loans outstanding to executive officers, directors and their affiliated companies. Management believes that these loans are made and processed on the same basis as loans to non-related parties. An analysis of the activity with respect to such aggregate extensions of credit to related parties is as follows:

Extensions of credit at December 31, 2008	$1,398,782
New extensions of credit made during the year	-
Repayments during the year	(320,933)
Extensions of credit at December 31, 2009	$1,077,849

22. SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through March 8, 2010, the date the consolidated statements of financial condition of the Company as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the year then ended were available to be issued. No events have occurred subsequent to December 31, 2009 and through March 8, 2010 that would require adjustment to or disclosure in the financial information referred to in these financial statements.

BOARD OF DIRECTORS

Frederick N. Holscher	Marshall T. Singleton	Linley H. Gibbs, Jr.	Frederick H. Howdy
Chairman	Vice Chairman	Retired	President
Partner Rodman, Holscher,	Co-Owner B. E. Singleton & Sons	Washington, NC	Drs. Freshwater & Howdy, P.A.
Francisco, & Peck, P.A.	Washington, NC		Washington, NC
Washington, NC

Charles E. Parker, Jr.	H. D. Reaves, Jr.	Thomas A. Vann
Senior Vice President	Former President and	President and
Robinson & Stith Insurance	Chief Executive Officer	Chief Executive Officer
New Bern, NC	Home Federal Savings & Loan	First South Bank
	Fayetteville, NC	Washington, NC

EXECUTIVE OFFICERS

Thomas A. Vann	J. Randy Woodson	William L. Wall	John F. Nicholson, Jr.
President and	Executive Vice President	Executive Vice President	Executive Vice President
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer and	Chief Credit Officer
Secretary

Paul S. Jaber	Sherry L. Correll	Mary R. Boyd	Kristie W. Hawkins
Executive Vice President	Executive Vice President	Executive Vice President	Treasurer and
Mortgage Lending	Bank Operations	Loan Servicing	Controller

AREA EXECUTIVES

Otto C. Burrell, Jr.	Robert M. Hertenstein	Kenneth K. Howard, Jr.	Dennis A. Nichols
Senior Vice President	Senior Vice President	Senior Vice President	Senior Vice President
Area Executive	Area Executive	Area Executive	Area Executive
Coastal Region	Cape Fear Region	Tar Region	Neuse/Pamlico Region

CITY AND SUBSIDIARY EXECUTIVES

Eric S. Clark	Jerry G. Hannah	Joseph M. Johnson	Thomas S. Lewis
Vice President	Vice President	Senior Vice President	Vice President
City Executive	City Executive	City Executive	City Executive
Greenville, NC	Kinston, NC	Durham, NC	Rocky Mount, NC

Kenneth W. Marshall, Jr.	Rhonda B. McLeod	Robert C. Pfeiffer	William P. Stone
Vice President	Vice President	Senior Vice President	Vice President
City Executive	City Executive	City Executive	City Executive
Outer Banks, NC	Hope Mills, NC	Elizabeth City, NC	Lumberton, NC

Michael M. Wooles	Donnie L. G. Bunn
Senior Vice President	President
City Executive	First South Leasing, LLC
Washington, NC	Greenville, NC

FIRST SOUTH BANK OFFICE LOCATIONS

Buxton	Hope Mills	Raleigh
47560 NC Highway 12	3103 North Main Street	4800 Six Forks Road
Buxton, NC 27920	Hope Mills, NC 28348	Suite 115
(252) 995-3250	(910) 423-0952	Raleigh, NC 27609
(919) 783-5222
Chocowinity	Kinston
2999 Highway 17 South	2430 Herritage Street	Tarboro
Chocowinity, NC 27817	Kinston, NC 28504	100 East Hope Lodge Street
(252) 940-4970	(252) 523-9449	Tarboro, NC 27886
(252) 823-0157
Dunn	Lumberton
904-A West Broad Street	600 North Chestnut Street	Washington
Dunn, NC 28334	Lumberton, NC 28358	1311 Carolina Avenue
(910) 892-2861	(910) 739-3274	Washington, NC 27889
(252) 946-4178
Durham	3000 North Elm Street
4215-01 University Drive	Lumberton, NC 28359	300 North Market Street
Durham, NC 27707	(910) 608-5031	Washington, NC 27889
(919) 403-1000		(252) 940-4945
Nags Head
Elizabeth City	2236 South Croatan Highway	1328 John Small Avenue
604 East Ehringhaus Street	Suite 6	Washington, NC 27889
Elizabeth City, NC 27909	Nags Head, NC 27959	(252) 940-5000
(252) 335-0848	(252) 441-9935
Wilmington
Fayetteville	New Bern	2601 Irongate Drive
241 Green Street	202 Craven Street	Suite 102
Fayetteville, NC 28301	New Bern, NC 28560	Wilmington, NC 28412
(910) 483-3681	(252) 636-2997	(910)-798-6102

705 Executive Place	1725 Glenburnie Road
Fayetteville, NC 28305	New Bern, NC 28562	Loan Production Office
(910) 484-2116	(252) 636-3569	3210 North Croatan Highway
Kill Devil Hills, NC 27948
Grantsboro	Rocky Mount	(252) 441-9834
11560 NC Highway 55	300 Sunset Avenue
Suite 11	Rocky Mount, NC 27804
Grantsboro, NC 28529	(252) 972-9661	First South Leasing
(252) 745-5001		1035 Director Court, Unit C
	2901 Sunset Avenue	Greenville, NC 27858
Greenville	Rocky Mount, NC 27804	(252) 355-4536
301 East Arlington Blvd	(252) 451-1259
Greenville, NC 27858
(252) 321-2600	1378 Benvenue Road	Operations Center and
	Rocky Mount, NC 27804	Credit Administration
907 East Firetower Road	(252) 442-8375	220 Creekside Drive
Greenville, NC 27835		Washington, NC 27889
(252) 355-4644	3635 North Halifax Road	(252) 946-4178
Rocky Mount, NC 27804
1707 SE Greenville Blvd	(252) 451-8700
Greenville, NC 27858
(252)752-2770

Member FDIC

STOCKHOLDER INFORMATION

Corporate Headquarters
First South Bancorp, Inc.	Telephone: 252-946-4178
1311 Carolina Avenue	Fax: 252-946-3873
Washington, NC 27889	E-mail: info@firstsouthnc.com
Website: www.firstsouthnc.com

Stock Listing Information
The Company's common stock is listed and trades on the NASDAQ Global Select Market under the symbol FSBK. There were 779 registered stockholders of record as of March 8, 2010.

Stock Price Information
The following table presents the high and low trading price information and dividends declared per share for the periods indicated.

Quarter Ended	High	Low	Dividends
March 31, 2009	$13.58	$5.80	$.20
June 30, 2009	12.69	9.00	.20
September 30, 2009	13.90	11.00	.20
December 31, 2009	11.95	9.88	.20

March 31, 2008	$23.49	$18.17	$.20
June 30, 2008	23.48	12.88	.20
September 30, 2008	20.00	12.77	.20
December 31, 2008	17.50	9.50	.20

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

Annual Meeting
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 20, 2010 at 11:00 a.m. eastern time, at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

General Counsel	Special Counsel	Independent Accountants
Rodman, Holscher, Francisco & Peck, P.A.	Gaeta & Eveson, P.A.	Turlington and Company, L.L.P.
320 North Market Street	700 Spring Forest Road, Suite 335	509 East Center Street
Washington, NC 27889	Raleigh, NC 27609	Lexington, NC 27292

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph and table which follow show the cumulative total return on the Common Stock for the period from December 31, 2004 through December 31, 2009 with (1) the total cumulative return of all companies whose equity securities are traded on the NASDAQ Stock Market and (2) the total cumulative return of banking companies traded on the NASDAQ Stock Market. The comparison assumes $100 was invested on December 31, 2004 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
First South Bancorp Inc.	$100.00	$141.37	$195.82	$139.71	$82.65	$72.50
NASDAQ	$100.00	$101.33	$114.01	$123.71	$73.11	$105.61
NASDAQ Bank	$100.00	$98.57	$111.92	$89.33	$71.39	$60.47

First South Bancorp

1311 Carolina Avenue
P.O. Box 2047
Washington, North Carolina 27889
(252) 946-4178 • Fax (252) 946-3873
www.firstsouthnc.com