Form 10-K, Exhibit 13
period 2010-12-31
FIRST SOUTH BANCORP INC /VA/
filed 2011-03-11
CIK 1027183

Exhibit 13

Annual Report to Stockholders for the Fiscal Year Ended December 31, 2010

2010 Annual Report

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

LETTER TO STOCKHOLDERS

To Our Stockholders:

On behalf of First South Bancorp (“First South”) and its wholly owned subsidiary First South Bank (“Bank”), we are pleased to provide you our 2010 Annual Report.

First South reported a net operating loss of $2.4 million in 2010, compared to net income of $7.0 million earned in 2009.  The net loss per diluted common share was $0.24 for 2010, compared to net income per diluted common share of $0.72 for 2009.  At December 31, 2010, total assets were $797.2 million; net loans and leases receivable $606.1 million; cash and investments $143.3 million; deposits $689.5 million; and stockholders’ equity $79.5 million.  The allowance for credit losses was $18.8 million at December 31, 2010, representing 3.04% of total loans.  Our 4.59% net interest margin to average earning assets and our 59.72% efficiency ratio for fiscal 2010 places us in the top portion of our peer group in margin production and operating efficiency.

During 2010 we evaluated the credit quality of the Bank’s loan portfolio and foreclosed properties and have significantly increased the allowance for credit losses as noted above. In light of continued economic uncertainty, we recognize the financial stress some of our borrowers are facing and have been working diligently to assist them through these extraordinary times.  We believe it is prudent and wise to take a pro-active stance with regards to credit risk management and provision accordingly.  Subsequent to these provision charges, our capital levels remain in excess of the regulatory requirements to be well capitalized, placing us in a position of financial strength so that we can move forward in a more positive manner.

The significance of 2010 has been the Bank’s ability to manage its net interest margin, maintain consistent levels of fee and service charge income from both loan and deposit products and services, and maintain adequate liquidity levels, while aggressively managing credit risk.  As we continue to manage through these challenges, we remain focused on long-term strategies of remediating problem assets, maintaining adequate levels of capital and liquidity, improving efficiency in our operations, building core customer relationships and improving franchise and shareholder value.

First South has announced it is suspending its quarterly dividend payment. While we understand how important dividends are to our stockholders, the Board believes this is the prudent course of action at this time. We consider it more prudent to suspend dividend payments at this point and maintain capital in the Bank, as the payment of dividends in conjunction with the reported net operating loss is a questionable use of capital.  The Board will continue to review the status of future dividend payments, which will depend upon the company’s financial condition, earnings, equity structure, capital needs, economic conditions and regulatory requirements.

I want to compliment our entire staff of dedicated professionals for their performance during 2010. I appreciate their efforts, the quality of their work and the many accomplishments achieved during this most challenging year. They are committed to providing our customers the highest possible standards of service.  We will continue to invest in our employees and provide them the necessary training which will ultimately result in better service to our customers and enhance both our franchise and shareholder value.

Mr. H. D. Reaves, Jr. retired from the Board of Directors on December 31, 2010, and we express our appreciation and gratitude for his years of dedicated service and commitment to both First South and the Bank.

Each member of your Board of Directors, along with our staff, joins me in thanking you for supporting First South Bancorp.  We welcome your comments or suggestions and look forward to your continued support.

Sincerely,

/s/ Tom Vann
Tom Vann
President and
Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

	At or For the Years Ended December 31,
	2010		2009	2008	2007	2006
	(dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets	$797,246		$829,891	$875,855	$909,288	$910,548
Loans receivable, net	606,074		658,656	744,731	765,083	761,437
Cash and investments	44,434		30,045	63,284	73,094	82,258
Mortgage-backed securities	98,883		97,239	32,827	39,120	36,729
Deposits	689,465		688,511	716,427	761,370	800,188
Borrowings	21,813		47,690	62,868	52,377	21,450
Stockholders' equity	79,513		86,214	87,821	86,035	78,797

Selected Operations Data
Interest income	$42,871		$49,060	$59,364	$70,078	$67,752
Interest expense	9,019		16,094	23,317	29,111	25,607
Net interest income	33,852		32,966	36,047	40,967	42,145
Provision for credit losses	22,152		7,180	4,044	350	933
Noninterest income	10,844		10,960	10,084	10,137	9,259
Noninterest expenses	26,725		25,345	24,165	22,911	22,207
Income (loss) before income taxes	(4,181)		11,401	17,922	27,843	28,264
Income tax expense (benefit)	(1,801)		4,365	6,934	10,840	11,072
Net income (loss)	$(2,380)		$7,036	$10,988	$17,003	$17,192

Per Share Data
Basic earnings (loss) per share	$(0.24)		$0.72	$1.13	$1.71	$1.77
Diluted earnings (loss) per share	(0.24)		0.72	1.12	1.70	1.72
Dividends per share	0.49		0.80	0.80	0.76	0.68

Average Balance Data
Average assets	$811,742		$866,504	$902,668	$907,333	$889,902
Average earning assets	738,074		800,899	839,011	853,592	834,553
Average interest bearing liabilities	623,155		679,299	712,423	708,879	700,128
Average equity	86,852		88,129	87,695	83,608	73,330

Selected Financial Ratios and Other Data
Performance Ratios:
Return on average assets	(0.29	) %	0.81%	1.22%	1.87%	1.93%
Return on average equity	(2.74)		7.98	12.53	20.34	23.45
Interest rate spread	4.55		4.04	4.18	4.63	4.94
Net interest margin	4.59		4.12	4.30	4.80	5.05
Average earning assets/average
interest bearing liabilities	118.44		117.90	117.77	120.41	119.20
Noninterest expense/average assets	3.29		2.92	2.68	2.53	2.50
Efficiency ratio	59.72		57.63	52.31	44.99	43.14

Quality Ratios:
Nonperforming assets/total assets	6.63%		2.50%	2.59%	1.01%	0.37%
Nonperforming loans/total loans	6.59		1.51	1.98	0.97	0.35
Allowance for credit losses/total loans	3.04		2.04	1.58	1.27	1.29
Provision for credit losses/total loans	3.54		1.07	0.53	0.05	0.12

Capital Ratios and Other Data:
Equity/total assets, end of period	9.97%		10.39%	10.03%	9.46%	8.65%
Average equity/average assets	10.70		10.17	9.72	9.21	8.24
Loans serviced for others	$318,218		$289,324	$255,510	$254,671	$245,633
Full service offices	28		28	28	29	26

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

The levels of cash and cash equivalents depend on the Bank's operating, financing, lending and investing activities during any given period.  Cash and cash equivalents increased to $44.4 million at December 31, 2010, from $29.6 million at December 31, 2009.  The Bank has other sources of liquidity if a need for additional funds arises.  Investment and mortgage-backed securities available for sale totaled $98.6 million at December 31, 2010, compared to $97.1 million at December 31, 2009. During the years ended December 31, 2010 and 2009, the Bank sold or exchanged real estate loans of $87.5 million and $109.8 million, respectively.  Borrowings consisting of FHLB advances, junior subordinated debentures and retail repurchase agreements were $21.8 million at December 31, 2010, compared to $47.7 million at December 31, 2009.  The Bank has pledged its FHLB Atlanta stock and certain loans as collateral for actual or potential FHLB advances.  The Bank has minimum credit availability with the FHLB of 20% of the Bank’s total assets.  The Bank had $151.9 million of credit available with the FHLB at December 31, 2010, compared to $154.0 million at December 31, 2009.

The Company had $10.3 million of junior subordinated debentures at December 31, 2010 and 2009, respectively, issued through a private placement pooled trust preferred securities offering by First South Preferred Trust I, a Delaware statutory trust.  The trust preferred securities bear interest at three-month LIBOR plus 2.95% payable quarterly.  They have a 30-year maturity and were first redeemable, in whole or in part, on or after September 30, 2008, with certain exceptions.  For regulatory purposes, the $10.0 million total of trust preferred securities qualifies as Tier 1 capital for the Company and the Bank, to the extent such proceeds have been invested in the Bank and the Company.  Proceeds from the trust preferred securities were used by the statutory trust to purchase junior subordinated debentures issued by the Company.  See Note 20 of the “Notes to Consolidated Financial Statements” for additional information.

As a North Carolina chartered commercial bank and a Federal Deposit Insurance Corporation (the "FDIC") insured institution, the Bank is required to meet various state and federal regulatory capital standards.  The Bank's total regulatory capital was $80.1 million at December 31, 2010, compared to $88.3 million at December 31, 2009.  The North Carolina Commissioner of Banks (the “Commissioner”) requires the Bank to maintain a capital surplus of not less than 50% of common capital stock.  The FDIC requires the Bank to meet a minimum leverage capital requirement of Tier 1 capital (consisting of retained earnings and common stockholders' equity, less any intangible assets) to assets ratio of at least 4%, and a total capital to risk-weighted assets ratio of 8%, of which 4% must be in the form of Tier 1 capital.  The Bank was in compliance with all regulatory capital requirements at December 31, 2010 and 2009.  See Note 11 of the “Notes to Consolidated Financial Statements” for a description of the Bank’s actual regulatory capital amounts and ratios as of December 31, 2010 and 2009.

Stockholders' equity declined to $79.5 million at December 31, 2010, from $86.2 million at December 31, 2009. The Company reported a net operating loss of $2.4 million for fiscal 2010, compared to net income of $7.0 million for fiscal 2009.  There were 9,751,271 shares of common stock outstanding at December 31, 2010, net of 1,502,951 treasury shares.

Contractual Obligations and Commitments.  In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows.  In addition, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows.  Table 1 below reflects contractual obligations of the Company outstanding as of December 31, 2010.

Table 1 – Contractual Obligations and Commitments

	Payments Due by Period
		Less Than			Over
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)
Borrowed money	$11,503	$10,000	$1,503	$-	$-
Junior subordinated debentures	10,310	-	-	-	10,310
Lease obligations	1,345	482	680	121	62
Deposits	689,465	464,486	224,618	361	-
Total contractual cash obligations	$712,623	$474,968	$226,801	$482	$10,372

	Amount of Commitment Expiration Per Period
	Total
	Amounts	Less than			Over
Other Commitments	Committed	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)
Commitments to originate loans	$33,651	$29,691	$3,262	$-	$698
Undrawn balances on lines of credit and
undrawn balances on credit reserves	46,774	1,408	5,115	5,363	34,888
Standby letters of credit	375	208	-	-	167
Total other commitments	$80,800	$31,307	$8,377	$5,363	$35,753

In the normal course of business, the Company may enter into purchase agreements for goods or services.  In management’s opinion, the dollar amount of such agreements at December 31, 2010 is not material and has not been included in Table 1 above. See Notes 5, 6, 9 and 14 of the “Notes to Consolidated Financial Statements” for additional information.

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

A primary component in managing interest rate risk is based on the volume of interest sensitive assets such as commercial loans, consumer loans and lease financing receivables.  Commercial loans, consumer loans and lease receivables totaled $569.7 million at December 31, 2010, compared to $620.6 million at December 31, 2009.  The Bank also had $4.5 million of loans held for sale at December 31, 2010, compared to $6.5 million at December 31, 2009.  Depending on conditions existing at a given time, the Bank may sell fixed-rate residential mortgage loans in the secondary market.  In managing its portfolio of investment securities, a majority of investment  and mortgage-backed securities are held as available for sale, allowing the Bank to sell a security in a timely manner should an immediate liquidity need arise. Investment and mortgage-backed securities classified as available for sale totaled $98.6 million at December 31, 2010, compared to $97.1 million at December 31, 2009.

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

The Bank considers interest rate risk to be its most significant market risk, which could potentially have a material impact on operating earnings.  Interest rate risk is measured by computing estimated changes in net interest income and the economic value of equity ("EVE") of the cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The Bank's exposure to interest rates is reviewed on a quarterly basis by management and the Board. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the potential change in net interest income and EVE in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of assets and liabilities. If estimated changes to net interest income and EVE are not within Board established target risk tolerance limits, the Board may direct management to adjust the Bank's asset and liability mix to bring interest rate risk within the approved target limits.

EVE represents the economic value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. The interest rate sensitivity analysis assesses the potential loss in risk sensitive instruments in the event of sudden and sustained 1% to 4% increases and decreases in market interest rates. With the Federal Reserve’s current policy of continuing to hold interest rates at lower levels, it is not foreseeable that interest rates can decline below if downward rate environment assumptions were run. Any data produced by these assumptions would not be reliable. Therefore, the Bank will not run any downward rate assumptions until interest rates increase. The Board has adopted an interest rate risk management policy that establishes maximum increases in net interest income of 10%, 20%, 29% and 34%; and maximum decreases in EVE of 10%, 19%, 27% and 32% in the event of sudden and sustained 1% to 4% increases in market interest rates. Table 2 below presents a static simulation projection of changes in EVE and net interest income, before provision for credit losses, only in the event of sudden and sustained increases in market interest rates for the various rate shock levels at December 31, 2010. At December 31, 2010, the Bank's estimated changes in EVE and net interest income were within the Board established target limits.

Table 2 - Projected Change in EVE and Net Interest Income

	Economic Value of Portfolio Equity			Net Interest Income Before PCL
Change in Rates	Amount	Change	% Change	Amount	Change	% Change
	(Dollars in thousands)
+ 400 bp	$65,421	$(19,330)	(22.8)%	$38,136	$6,170	19.3%
+ 300 bp	70,364	(14,387)	(17.0)	36,374	4,408	13.8
+ 200 bp	75,272	(9,479)	(11.2)	34,610	2,644	8.3
+ 100 bp	80,407	(4,344)	(5.1)	33,155	1,189	3.7
Base	84,751	-	-	31,966	-	-

The EVE calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

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

In addition, the Bank uses interest sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest-sensitive assets exceeds the amount of interest-sensitive liabilities, and is considered negative when the amount of interest-sensitive liabilities exceeds the amount of interest-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. The Bank's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

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

Table 4 below sets forth certain information relating to the Company's Statements of Financial Condition and Statements of Operations for the years ended December 31, 2010, 2009, and 2008, reflecting the yield on average earning assets and the average cost of funds for the periods indicated.  Average balances are derived from month end balances.  The Company does not believe that using month end balances rather than average daily balances has caused any material difference in the information presented.

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

Table 3 - Rate/Volume Analysis

	Year Ended December 31,				Year Ended December 31,
	2010 vs. 2009				2009 vs. 2008
	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$(4,924)	$(1,619)	$176	$(6,367)	$(3,650)	$(6,769)	$448	$(9,971)
Investment securities	(634)	(634)	634	(634)	(1,225)	(239)	150	(1,314)
Mortgage-backed securities	1,256	(277)	(111)	868	1,656	(213)	(189)	1,254
Other interest-earning assets	18	(62)	(12)	(56)	320	(316)	(277)	(273)
Total earning assets	(4,284)	(2,592)	687	(6,189)	(2,899)	(7,537)	132	(10,304)

Interest expense:
Deposits	(604)	(5,796)	242	(6,158)	(792)	(6,072)	228	(6,636)
FHLB advances	(837)	(60)	41	(856)	(137)	(21)	2	(156)
Other interest-bearing liabilities	(59)	(2)	0	(61)	(186)	(315)	70	(431)
Total interest-bearing liabilities	(1,500)	(5,858)	283	(7,075)	(1,115)	(6,408)	300	(7,223)
Change in net interest income	$(2,784)	$3,266	$404	$886	$(1,784)	$(1,129)	$(168)	$(3,081)

	Year Ended December 31,				Year Ended December 31,
	2008 vs. 2007				2007 vs. 2006
	Increase (Decrease) Due to				Increase (Decrease) Due to
	(In thousands)
			Rate/				Rate/
	Volume	Rate	Volume	Total	Volume	Rate	Volume	Total
Interest income:
Loans receivable	$(375)	$(9,473)	$55	$(9,793)	$609	$1,157	$11	$1,777
Investment securities	(331)	(71)	10	(392)	(51)	(213)	4	(260)
Mortgage-backed securities	(126)	(67)	4	(189)	343	(8)	(2)	333
Other interest-earning assets	(53)	(310)	23	(340)	452	8	16	476
Total earning assets	(885)	(9,921)	92	(10,714)	1,353	944	29	2,326

Interest expense:
Deposits	(1,353)	(5,313)	261	(6,405)	446	3,137	58	3,641
FHLB advances	1,404	(117)	(357)	930	(162)	(27)	7	(182)
Other interest-bearing liabilities	181	(432)	(68)	(319)	4	41	0	45
Total interest-bearing liabilities	232	(5,862)	(164)	(5,794)	288	3,151	65	3,504
Change in net interest income	$(1,117)	$(4,059)	$256	$(4,920)	$1,065	$(2,207)	$(36)	$(1,178)

Table 4 - Yield/Cost Analysis

	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010			2009			2008
	(Dollars in thousands)
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans receivable	$625,065	$38,844	6.21%	$701,466	$45,211	6.45%	$751,151	$55,182	7.35%
Investment securities	0	0	0.00	16,204	634	3.91	43,685	1,948	4.46
Mortgage-backed securities	92,097	3,991	4.33	65,681	3,123	4.75	34,827	1,869	5.37
Other interest-earning assets	20,912	36	0.17	17,548	92	0.52	9,348	365	3.90
Total earning assets	738,074	42,871	5.81	800,899	49,060	6.13	839,011	59,364	7.08

Nonearning assets	73,668			65,605			63,657
Total assets	$811,742			$866,504			$902,668

Interest bearing liabilities:
Time deposits	$435,509	8,024	1.84	$465,913	14,148	3.04	$479,642	19,447	4.05
Demand deposits	137,136	248	0.18	132,226	264	0.20	147,978	1,587	1.07
Savings	24,423	29	0.12	24,921	47	0.19	19,734	61	0.31
FHLB advances	13,231	377	2.85	41,154	1,233	3.00	45,654	1,389	3.04
Junior subordinated debentures	10,310	334	3.24	10,310	390	3.78	10,310	658	6.38
Repurchase agreements	2,546	7	0.27	4,775	12	0.25	9,105	175	1.92
Total interest-bearing liabilities	623,155	9,019	1.45	679,299	16,094	2.37	712,423	23,317	3.27

Noninterest bearing demand deposits	94,700	0	0.00	90,599	0	0.00	92,227	0	0.00
Total sources of funds	717,855	9,019	1.26	769,898	16,094	2.09	804,650	23,317	2.90

Other liabilities and stockholders'equity:
Other liabilities	7,035			8,477			10,323
Stockholders' equity	86,852			88,129			87,695
Total liabilities and stockholders' equity	$811,742			$866,504			$902,668
Net interest income		$33,852			$32,966			$36,047
Interest rate spread (1)			4.55%			4.04%			4.18%
Net yield on earning assets (2)			4.59%			4.12%			4.30%

Ratio of earning assets to interest bearing liabilities			118.44%			117.90%			117.77%

(1)     Represents the difference between the yield on earning assets and the average cost of funds.
(2)     Represents the net interest income divided by average earning assets.

Results of Operations

Comparison of Financial Condition at December 31, 2010 and 2009. Total assets declined to $797.2 million at December 31, 2010, from $829.9 million at December 31, 2009.  Average earning assets declined to $738.1 million for the year ended December 31, 2010, from $800.9 million for the year ended December 31, 2009, reflecting a net decline in the volume of the commercial loan, consumer loan and leases receivable portfolios.  Earning assets were 87.4% of total assets at December 31, 2010, compared to 91.8% at December 31, 2009.

Investment and mortgage-backed securities increased to $98.9 million at December 31, 2010, from $97.6 million at December 31, 2009.  There were no maturities of investment securities available for sale during fiscal 2010, compared to $20.0 million during fiscal 2009.  The Bank purchased no investment securities available for sale during fiscal 2010, compared to $5.0 million during fiscal 2009. During fiscal 2010, the Bank sold $507,000 of investment securities available for sale, compared to $20.9 million sold during fiscal 2009. Proceeds from investment maturities and sales are used in daily liquidity management activities including funding borrowing maturities, deposit withdrawals or are reinvested into new investment securities or short-term interest bearing overnight funds.  During fiscal 2010 the Bank securitized $48.4 million of mortgage loans held for sale into mortgage-backed securities, compared to $75.5 million securitized during fiscal 2009. Loan securitizations help support a more balanced sensitivity to future interest rate changes and provide additional funds for maintaining adequate liquidity levels.  The Bank sold $37.8 million mortgage-backed securities available for sale in fiscal 2010, compared to none in fiscal 2009.

Loans and lease receivables, net of the allowance for loan and lease losses and deferred loan fees, declined to $606.1 million at December 31, 2010 from $658.7 million at December 31, 2009.  The Bank originates both secured and unsecured commercial and consumer loans and adjustable rate mortgage loans to take advantage of shorter terms to maturity and the ability to better manage exposure to market and interest rate risk due to changes in interest rates.  The Bank also sells selected mortgage loans in the secondary mortgage market in order to reduce its exposure to interest rate and credit risk, while retaining servicing to generate additional fee income.  Loans serviced for others increased to $318.2 million at December 31, 2010 from $289.3 million serviced at December 31, 2009.

Commercial loans declined to $479.1 million at December 31, 2010, from $521.2 million at December 31, 2009, reflecting the net of principal repayments, valuation adjustments and a reduction in the volume of new loan originations. During 2010, certain commercial loans were the subject of foreclosure and transferred to other real estate owned, as discussed below. The Bank has severely restricted originating any new acquisition and development loans, lot loans or land loans.  The Bank has restricted the origination of speculative construction loans, and has limited most new construction lending to those with contracts or pre-sales and to builders who hold lot inventory financed by the Bank.  Consumer loans declined to $82.5 million at December 31, 2010 from $89.6 million at December 31, 2009; while lease receivables declined to $8.1 million at December 31, 2010 from $9.8 million at December 31, 2009. Commercial loan, consumer loan and lease receivables originations declined to $96.1 million during fiscal 2010 from $99.2 million originated during fiscal 2009.

Residential mortgage loans increased to $56.5 million at December 31, 2010 from $53.0 million at December 31, 2009, reflecting the net effect of principal repayments, originations, sales and securitizations.  The Bank originated $95.1 million of held for sale residential mortgage loans during fiscal 2010, compared to $133.6 million originated during fiscal 2009.  The Bank also originated $26.0 million of residential mortgage loans for investors during fiscal 2010, compared to $31.1 million originated for them during fiscal 2009. The Bank sold $39.1 million of loans held for sale during fiscal 2010, compared to $34.3 million sold during fiscal 2009. Loan sales help reduce exposure to future interest rate changes, provide funds for new loan originations and deposit withdrawals, and support daily liquidity management activities.

Nonperforming loans, including nonperforming restructured loans, increased to $41.3 million at December 31, 2010, from $10.2 million at December 31, 2009. The current level of nonperforming loans, consisting primarily of residential and commercial real estate loans, is attributable to the current economic environment and the financial stress of certain borrowers. Downward pressure has impacted the market values of housing and other real estate, significantly impacting property values in the Bank’s market area and credit quality of certain borrowers.  Management has thoroughly evaluated all nonperforming loans and believes they are either well collateralized or adequately reserved. However, there can be no assurance in the future that regulators, increased credit risks in the loan portfolio, further declines in economic conditions and other factors will not require additional fair value adjustments to the nonperforming loans. As a result of the volume of nonperforming loans, the Bank’s unrecognized interest increased to $1.5 million at December 31, 2010, from $471,000 at December 31, 2009.  The ratio of non-performing loans to total loans increased to 6.6% at December 31, 2010, from 1.5% at December 31, 2009.  See Provision for Credit Losses and Allowance for Credit Losses below for additional discussion.

Other real estate owned increased to $11.6 million at December 31, 2010 from $10.6 million at December 31, 2009, reflecting foreclosures of certain real estate properties, net of sales.  Other real estate owned consists of residential and commercial properties, developed building lots and a developed residential subdivision.  Based on fair value analysis, the Bank believes the adjusted carrying values of these properties are representative of their fair market values, although there can be no assurances that the ultimate sales will be equal to or greater than the carrying values.   The Bank recorded $3.2 million of fair value adjustments to other real estate owned in fiscal 2010, compared to $2.2 million in fiscal 2009.

Goodwill related to prior period acquisitions was $4.2 million at December 31, 2010 and 2009, respectively, and is not amortized according to provisions of financial accounting standards.  The unamortized balance of the Company’s goodwill is tested for impairment annually. The Company has performed annual impairment testing and determined there was no impairment of goodwill as of December 31, 2010 or December 31, 2009.

Total deposits increased to $689.5 million at December 31, 2010 from $688.5 million at December 31, 2009.  The Bank continues to compete in its market area for lower costing core demand deposits. During 2010 and amid intense competition, demand accounts increased to $234.5 million at December 31, 2010 from $224.5 million at December 31, 2009.  Certificates of deposit declined to $430.5 million at December 31, 2010 from $440.9 million at December 31, 2009.  The Bank attempts to manage its cost of deposits by monitoring the volume and rates paid on maturing certificates of deposits in relationship to current funding needs and market interest rates.  During fiscal 2010, the Bank did not renew certain higher rate maturing time deposits and was able to reprice new and maturing time deposits at lower rates.  The Bank may also use lower costing FHLB borrowings as a funding source, providing an effective means of managing its overall cost of funds.

Total borrowings declined to $21.8 million at December 31, 2010 from $47.7 million at December 31, 2009.  FHLB advances declined to $10.0 million at December 31, 2010 from $35.0 million at December 31, 2009, as the Bank repaid $25.0 million of fixed rate FHLB advances, which the Bank had been using as a long-term funding source.  Junior subordinated debentures were $10.3 million at December 31, 2010 and 2009, respectively.  Repurchase agreements representing funds held in cash management accounts for commercial banking customers declined to $1.5 million at December 31, 2010 from $2.4 million at December 31, 2009.

Stockholders' equity declined to $79.5 million at December 31, 2010, from $86.2 million at December 31, 2009, reflecting the net effect of annual earnings, dividend payments, changes in accumulated other comprehensive income and a decline in the volume of total assets.  The Company’s equity to assets ratio declined to 10.0% at December 31, 2010, from 10.4% at December 31, 2009.  Accumulated other comprehensive income increased to $631,000 at December 31, 2010, from $322,000 at December 31, 2009, reflecting an increase in unrealized gains on available for sale securities, net of deferred income taxes.

The Company paid three quarterly cash dividends in fiscal 2010 totaling $0.49 per share, compared to four quarterly cash dividend payments in fiscal 2009 totaling $0.80 per share. In December 2010, the Company announced it was suspending its quarterly cash dividend payment.  The Board believes this is the prudent course of action to take at this time.  The Board considers it more prudent to suspend dividend payments at this point and maintain capital in the Bank, as the payment of dividends in conjunction with the reported net operating loss is a questionable use of capital.  The Board will continue to review the status of future dividend payments, which will depend upon the Company’s financial condition, earnings, equity structure, capital needs, economic conditions and regulatory requirements.

The Company did not purchase any shares of its common stock during fiscal 2010 or fiscal 2009.  Shares purchased are held as treasury stock, at cost.  Treasury shares were 1,502,951 totaling $32.0 million at December 31, 2010, compared to 1,511,926 shares totaling $32.2 million at December 31, 2009.  Treasury shares are used for general corporate purposes including the exercise of stock options and funding shares for potential future stock splits.  There were 8,975 shares issued on the exercise of stock options during fiscal 2010, compared to 4,200 shares issued during fiscal 2009.  No shares were tendered to pay the exercise price and income taxes incident to stock option exercises during fiscal 2010 or fiscal 2009.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009.

General.  The Company reported a net operating loss of $2.4 million for fiscal 2010, compared to net income of $7.0 million for fiscal 2009.  The net loss per diluted common share was $0.24 per share for fiscal 2010, compared to net income per diluted common share of $0.72 per share for fiscal 2009.

The decline in net earnings during fiscal 2010 results primarily from the increased volume of provisions for credit losses required to replenish net charge-offs and to strengthen the allowance for credit losses and changes in the volume of earning and non-earning assets between the respective reporting periods, while being partially offset by an increase in net interest income and a consistent level of non-interest income.

The current economy continues to present a challenging credit environment for the Bank, for its customers and for the banking industry.  The Bank continues to monitor and evaluate all significant loans in its portfolio, and will continue to manage its credit risk exposure in anticipation of future stabilization of the real estate market.  Management believes competition and pricing pressures will continue on both deposits and loans into 2011.  The amount and timing of any future Federal Reserve rate adjustment remain uncertain, and may further impact the Bank if those adjustments are significant.

As the Bank manages through this economic cycle, it remains focused on long-term strategies.  These strategies include remediating problem assets, maintaining adequate levels of capital and liquidity, improving efficiency in operations, building core customer relationships and improving franchise value along with stockholder value.  The Bank continues to maintain a strong capital position in excess of the well-capitalized regulatory guidelines, and combined with strengthening of the allowance for credit losses should enhance future earnings as economic conditions substantially improve.

Two performance ratios, return on average assets (ROA) and return on average equity (ROE), were negatively impacted in fiscal 2010 based on the reported net operating loss.  ROA declined to (0.3)% for fiscal 2010 from 0.8% for fiscal 2009, while ROE declined to (2.7)% for fiscal 2010 from 8.0% for fiscal 2009. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) increased to 59.7% for fiscal 2010 from 57.6% for fiscal 2009.  The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

Interest Income.  Interest income declined to $42.9 million for fiscal 2010 from $49.1 million for fiscal 2009.  This decline  was impacted by lower interest rates during fiscal 2010; the increased volume of nonperforming loans; the decline in the volume of average earning assets; a slow down of loan originations; and increased volume of other real estate owned. The average balance of interest-earning assets declined to $738.1 million for fiscal 2010 from $800.9 million for fiscal 2009. The yield on average interest-earning assets declined to 5.8% for fiscal 2010 from 6.1% for fiscal 2009.

Interest Expense.  Interest expense declined to $9.0 million for fiscal 2010 from $16.1 million for fiscal 2009.  This decline reflects the decline in interest rates paid for funds and a decline in the volume of average interest-bearing liabilities.  The average balance of interest-bearing liabilities declined to $623.2 million for fiscal 2010 from $679.3 million for fiscal 2009. The average balance of noninterest-bearing demand deposits increased to $94.7 million for fiscal 2010 from $90.6 million for fiscal 2009. The average cost of funds, including noninterest-bearing deposits, declined to 1.3% for fiscal 2010, from 2.1% for fiscal 2009. This decline reflects a combination of lower interest rates, the repayment of  higher costing borrowings and management’s efforts to control the Bank’s deposit cost.

Net Interest Income.  Net interest income increased to $33.9 million for fiscal 2010 from $33.0 million for fiscal 2009. The increase in net interest income during fiscal 2010 is primarily attributable to lower market interest rates and management’s efforts to control funding cost.  The net yield on interest-earning assets (net interest income divided by average interest-earning assets) increased to 4.6% for fiscal 2010 from 4.1% for fiscal 2009.  The Bank's interest rate spread (the difference between the effective yield on average interest-earning assets and the effective average cost of funds) increased to 4.6% for fiscal 2010 from 4.0% for fiscal 2009.  See “Table 3 - Rate/Volume Analysis” and “Table 4 - Yield/Cost Analysis” above for additional information on interest income, interest expense, net interest income, average balances and yield/cost ratios.

Provision for Credit Losses.  During fiscal 2010, the Bank provided $22.2 million for credit losses, compared to $7.2 million in fiscal 2009.  These provisions were necessary to replenish net charge-offs of $16.8 million for fiscal 2010 and $5.4 million for fiscal 2009, to bring the allowance for credit losses to an appropriate level in light of the inherent risk identified in the loan and lease portfolio and to provide support for the current volume of nonperforming loans discussed above.

Allowance for Credit Losses. The Bank maintains allowances for loan and lease losses and unfunded loan commitments (collectively the “allowance for credit losses”) at levels it believes are adequate to absorb probable losses inherent in the loan and lease portfolio and in unfunded loan commitments.  The Bank has developed policies and procedures for assessing the adequacy of the allowance for credit losses that reflect the assessment of credit risk and impairment analysis.  This assessment includes an analysis of qualitative and quantitative trends in the levels of classified loans.  In developing this analysis, the Bank relies on historical loss experience, valuation estimates and exercises judgment in assessing credit risk exposure. Future assessments of credit risk may yield different results, depending on changes in market values and qualitative and quantitative trends, which may require increases or decreases in the allowance for credit losses.

The Bank uses a variety of modeling, calculation methods and estimation tools for measuring credit risk and performing impairment analysis, which is the basis used in developing the allowance for credit losses.  The factors supporting the allowance for credit losses do not diminish the fact that the entire allowance is available to absorb probable losses.  The Bank’s principal focus is on the adequacy of the total allowance for credit losses.  Based on the overall credit quality of the loan and lease receivable portfolio, the Bank believes it has established the allowance for credit losses pursuant to accounting principles generally accepted in the United States of America, and has taken into account current market values, the views of its regulators and the current economic environment.  Management evaluates the information upon which it bases the allowance for credit losses quarterly and believes their accounting decisions remain accurate. However, there can be no assurance in the future that regulators, increased risks in its loans and leases portfolio, changes in economic conditions and other factors will not require additional adjustments to the allowance for credit losses.

The allowance for credit losses was $19.1 million at December 31, 2010, compared to $13.7 million at December 31, 2009. The ratio of the allowance for credit losses to total loans and leases was 3.0% at December 31, 2010, compared to 2.0% at December 31, 2009, which the Bank believes is appropriate.  See Note 1 and Note 4 of the “Notes to Consolidated Financial Statements” for additional information about the allowance for credit losses.

Noninterest Income.  Noninterest income declined to $10.8 million for fiscal 2010 from $11.0 million for fiscal 2009. Noninterest income consists of fees, service charges and servicing fees earned on loans, service charges and insufficient funds fees collected on deposit accounts, gains from loan and securities sales and other miscellaneous income.  The Bank strives to maintain a consistent level of revenue across loan and deposit service offerings. Fees, service charges and loan servicing fees declined to $7.6 million for fiscal 2010 from $8.1 million for fiscal 2009.  Fees, service charges and loan servicing fees are attributable to the volume of various types of loan and deposit account transactions processed, the volume of loans serviced for others and the collection of related fees and service charges.

Gains from mortgage loan sales were $1.2 million for both fiscal 2010 and 2009.  Proceeds from the sale of loans held for sale was $39.1 million for fiscal 2010, compared to $34.3 million sold for fiscal 2009.  The Bank sells certain held for sale fixed-rate mortgage loans to reduce its exposure to future interest rate and credit risk, while retaining certain other held for sale mortgage loans for future securitization into available for sale mortgage-backed securities.  In addition, the sale of mortgage loans also provides liquidity necessary to support the Bank’s operating, financing and lending activities.

Gains from the sale of investment and mortgage-backed securities held for sale increased to $1.7 million for fiscal 2010 from $918,000 for fiscal 2009. The Bank sold $38.3 million of such available for sale securities during fiscal 2010, compared to $20.9 million for fiscal 2009.  The Bank recorded losses from the sales of other real estate owned of $523,000 for fiscal 2010, compared to $201,000 for fiscal 2009, in its best efforts to convert these nonperforming assets into earning assets.  The Bank sold $12.6 million of other real estate owned during fiscal 2010, compared to $10.5 million sold during fiscal 2009.

Noninterest Expenses.  Noninterest expenses increased to $26.7 million for fiscal 2010 from $25.3 million in fiscal 2009. The largest component of these expenses, compensation and fringe benefits, increased to $15.6 million in fiscal 2010 from $14.1 million in fiscal 2009. The Bank had 281 full-time equivalent employees at December 31, 2010, compared to 278 at December 31, 2009, reflecting staffing levels necessary to support retail customer service, credit administration and banking operations.  The increase in compensation and fringe benefits also includes increased costs of employee group health insurance, retirement benefits and an expanded training program implemented for providing better quality customer service.

FDIC insurance premiums declined to $1.2 million for fiscal 2010 from $1.3 million for fiscal 2009, reflecting the volume of insured deposit account balances and the FDIC’s risk-based deposit insurance premiums.  Expenses attributable to maintaining other real estate owned declined to $534,000 for fiscal 2010 from to $905,000 for fiscal 2009.  Other noninterest expenses including premises and equipment, advertising, data processing, repairs and maintenance, office supplies, professional fees, taxes and insurance, etc., have remained relatively consistent during the respective periods.

Income Taxes.  As a result of a pretax operating loss, the Company recognized a $1.8 million income tax benefit for fiscal 2010, compared to income tax expense of $4.4 million for fiscal 2009.  The pretax operating loss was $4.2 million for fiscal 2010, compared to pretax income of $11.4 million for fiscal 2009.  Changes in the amount of income tax expense or benefit reflect changes in pretax income or loss, deductible expenses, the application of permanent and temporary differences and the applicable income tax rates in effect during each period.  The effective income tax benefit rate was 43.1% for fiscal 2010, compared to an effective income tax expense rate of 38.3% for fiscal 2009.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008.

General.  Net income was $7.0 million for the year ended December 31, 2009, compared to $11.0 million for the year ended December 31, 2008.  Net income per diluted common share was $0.72 per share for the year ended December 31, 2009, compared to $1.12 per share for the year ended December 31, 2008. Return on average assets and return on average equity for fiscal 2009 was .8% and 8.0%, respectively, compared to 1.2% and 12.5% for fiscal 2008.  The efficiency ratio was 57.6% for fiscal 2009, compared to 52.3% for fiscal 2008.

The decline in net earnings during fiscal 2009 resulted primarily from a decline in net interest income which was impacted by lower interest rates;  a decline in the volume of earning assets; an increase in non-earning assets; the volume of  provisions for credit losses required to replenish net charge-offs and strengthen the allowance for credit losses; and increased FDIC insurance premiums related to increased risk-based assessment rates and an industry wide mandatory special assessment;  while being partially offset by a decline in the cost of funds and a consistent level of non-interest income.

Interest Income.  Interest income declined to $49.1 million for fiscal 2009 from $59.4 million for fiscal 2008.  The decline in interest income during fiscal 2009 was significantly impacted by a recessionary economy; lower interest rates during fiscal 2009 and 2008; a decline in the volume of average earning assets attributable to a slow down of loan originations; and the  volume of nonperforming loans and other real estate owned. The average balance of interest-earning assets declined to $800.9 million for fiscal 2009, from $839.0 million for fiscal 2008. The yield on average interest-earning assets declined to 6.1% for fiscal 2009 from 7.1% for fiscal 2008.

Interest Expense.  Interest expense declined to $16.1 million for fiscal 2009 from $23.3 million for fiscal 2008.  The decline in interest expense also reflects the decline in interest rates discussed above, and a decline in the volume of average interest-bearing liabilities.  Average interest-bearing liabilities declined to $679.3 million for fiscal 2009, from $712.4 million for fiscal 2008, and the average balance of noninterest-bearing demand deposits declined to $90.6 million for fiscal 2009 from $92.2 million for fiscal 2008. The average cost of funds, including noninterest-bearing deposits, declined to 2.1% for fiscal 2009 from 2.9% for fiscal 2008, reflecting the declining interest rate environment during fiscal 2009 and management’s efforts to control the Bank’s funding cost.

Net Interest Income.  Net interest income declined to $33.0 million for fiscal 2009 from $36.0 million for fiscal 2008. The decline in net interest income during fiscal 2009 is primarily attributable to lower market interest rates and the decline in earning assets as previously discussed.  The net yield on interest-earning assets was 4.1% for fiscal 2009, compared to 4.3% for fiscal 2008.  The Bank's interest rate spread was 4.0% for fiscal 2009, compared to 4.2% for fiscal 2008.

Provision for Credit Losses.  The Bank provided $7.2 million for credit losses during fiscal 2009, compared to $4.0 million in fiscal 2008.  These provisions were necessary to replenish net charge-offs of $5.4 million and $2.0 million, respectively, during fiscal 2009 and 2008, and to maintain the allowance for credit losses at an appropriate level in light of the risk inherent in the loan and lease portfolio and to support the current volume of nonperforming loans as previously discussed.

The Bank maintains allowances for loan and lease losses and unfunded loan commitments (collectively the “allowance for credit losses”) based on management’s evaluation of risk in the loan and lease portfolio and past loss experience. The allowance for credit losses was $13.7 million at December 31, 2009, compared to $12.0 million at December 31, 2008. The ratio of the allowance for credit losses to total loans and leases was 2.0% at December 31, 2009, compared to 1.6% at December 31, 2008, which the Bank believes is appropriate.

Nonperforming loans, including nonperforming restructured loans, declined to $10.2 million at December 31, 2009, from $15.0 million at December 31, 2008. Nonperforming loans consists primarily of residential and commercial real estate loans. Based on the volume of nonperforming loans, unrecognized interest declined to $471,000 at December 31, 2009, from $624,000 at December 31, 2008.  The ratio of non-performing loans to total loans was 1.5% at December 31, 2009, compared to 2.0% at December 31, 2008.

Noninterest Income.  Noninterest income increased to $11.0 million for fiscal 2009, from $10.1 million for fiscal 2008. During fiscal 2009 and 2008, the Bank maintained a consistent level of noninterest income across loan and deposit service offerings. Fees, service charges and loan servicing fees declined to $8.1 million for fiscal 2009, from $8.4 million for fiscal 2008.  Fees, service charges and loan servicing fees are attributable to the volume of various types of loan and deposit account transactions processed, the volume of loans serviced for others and the collection of related fees and service charges.

Gains from mortgage loan sales increased to $1.2 million for fiscal 2009 from $587,000 for fiscal 2008.  Proceeds from the sale of loans held for sale was $34.3 million for fiscal 2009, compared to $37.7 million sold in fiscal 2008.  Gains from the sale of mortgage-backed securities held for sale increased to $918,000 for fiscal 2009 from none in fiscal 2008. The Bank sold $20.9 million of such available for sale securities during fiscal 2009, compared to none sold in fiscal 2008.  The Bank recorded losses from the sales of other real estate owned of $201,000 in fiscal 2009, compared to $81,000 in fiscal 2008.  The Bank sold $10.5 million of other real estate owned during fiscal 2009, compared to $3.9 million sold during fiscal 2008.

Noninterest Expenses.  Noninterest expenses increased to $25.3 million for fiscal 2009 from $24.2 million in fiscal 2008. The largest component of these expenses, compensation and fringe benefits, increased to $14.1 million for fiscal 2009, from $13.8 million in fiscal 2008. The Bank’s full-time equivalent employees increased to 278 at December 31, 2009, from 273 at December 31, 2008.  This increase is due to converting a loan production office into a full service branch office and the addition of key associates in the credit administration support function.

FDIC insurance premiums increased to $1.3 million for fiscal 2009, from $280,000 for fiscal 2008, reflecting a mandatory $400,000 special assessment and increased risk based assessment rates.  In addition, one-time FDIC insurance assessment credits received under the Federal Deposit Reform Act of 2005 were exhausted in the quarter ended June 30, 2008.

Expenses attributable to other real estate owned declined to $905,000 for fiscal 2009, from $936,000 for fiscal 2008.  Other noninterest expenses including premises and equipment, advertising, data processing, repairs and maintenance, office supplies, professional fees, taxes and insurance, etc., remained relatively consistent during fiscal 2009 and 2008.

Income Taxes.  Income taxes declined to $4.4 million for fiscal 2009, from $6.9 million for fiscal 2008. The decline in income taxes is a result of the decline of pretax earnings to $11.4 million for fiscal 2009 from $17.9 million for fiscal 2008.  Changes in the amount of income tax expense reflect changes in pretax income and expenses, the application of permanent and temporary differences, and the income tax rates in effect during each period.  The effective income tax rate was 38.3% for fiscal 2009 and 38.7% for fiscal 2008.

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

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and accompanying footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America.  They require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations.  Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary.  As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Accounting Standards Codification™

The Financial Accounting Standards Board (“FASB”) has issued the FASB Accounting Standards Codification™ (the “Codification”) as the source of authoritative accounting principles generally accepted in the United States of America (“GAAP”) recognized by the FASB to be applied to nongovernmental entities. The Codification is effective for interim and annual periods ending after September 15, 2009.  All previous US GAAP standards issued by a standard setter are superseded and all other accounting literature not included in the Codification will be considered non authoritative.

See Note 1 of the “Notes to Consolidated Financial Statements” for additional information on the Codification, the respective effective and adoption dates and impact on the Company’s consolidated financial statements.

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

Controls and Procedures

As of December 31, 2010, management of the Company performed an evaluation, under the supervision and with the participation of its chief executive officer and chief financial officer, of the effectiveness of the Company’s disclosure controls and procedures. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded to the best of their knowledge and belief that the Company’s disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. It should be noted that the design of the Company’s disclosure controls and procedures is based in part upon certain reasonable assumptions about the likelihood of future events, and there can be no reasonable assurance that any design of disclosure controls and procedures will succeed in achieving its stated goals under all potential future conditions, regardless of how remote, but the Company’s chief executive and chief financial officer have concluded to the best of their knowledge and belief that the Company’s disclosure controls and procedures are, in fact, effective at a reasonable assurance level.

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
Washington, North Carolina

We have audited the accompanying consolidated statements of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010.  First South Bancorp, Inc. and Subsidiary’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First South Bancorp, Inc. and Subsidiary at December 31, 2010 and 2009 and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First South Bancorp, Inc. and Subsidiary's internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2011 expressed an unqualified opinion.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina
March 8, 2011

509 East Center Street – Post Office Box 1697 – Lexington, North Carolina 27293-1697
Office: 336-249-6856 – Facsimile: 336-248-8697

1338 Westgate Center Drive – Winston-Salem, North Carolina 27103
Office: 336-765-2410 – Facsimile: 336-765-6241
www.turlingtonandcompany.com

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2010 and 2009

	2010	2009
ASSETS
Cash and due from banks	$14,684,377	$17,758,370
Interest-bearing deposits in financial institutions	29,749,236	11,879,794
Investment securities - available for sale	-	407,317
Mortgage-backed securities - available for sale	98,637,742	96,725,468
Mortgage-backed securities - held for investment	244,836	513,882
Loans receivable, net
Held for sale	4,464,040	6,548,980
Held for investment	601,610,242	652,106,538
Premises and equipment, net	9,162,538	8,539,759
Real estate owned	11,616,390	10,561,071
Federal Home Loan Bank of Atlanta stock, at cost which approximates market	3,474,900	3,889,500
Accrued interest receivable	2,336,527	3,318,141
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,357,659	1,278,688
Identifiable intangible assets	102,180	133,620
Income tax receivable	2,864,993	1,831,598
Prepaid expenses and other assets	12,721,610	10,179,333

Total assets	$797,245,846	$829,890,635

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand	$234,501,026	$224,507,362
Savings	24,498,789	23,137,391
Large denomination certificates of deposit	222,578,449	224,198,974
Other time	207,886,450	216,667,331

Total deposits	689,464,714	688,511,058

Borrowed money	11,503,110	37,380,388
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	6,454,818	7,475,085

Total liabilities	717,732,642	743,676,531

Commitments and contingencies (Note 14)

Common stock, $.01 par value, 25,000,000 shares authorized, 11,254,222 issued; 9,751,271 and 9,742,296 shares outstanding, respectively	97,513	97,423
Additional paid-in capital	35,795,586	35,841,364
Retained earnings, substantially restricted	74,956,772	82,111,114
Treasury stock at cost	(31,967,269)	(32,158,074)
Accumulated other comprehensive income, net	630,602	322,277

Total stockholders' equity	79,513,204	86,214,104

Total liabilities and stockholders' equity	$797,245,846	$829,890,635

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Interest income
Interest and fees on loans	$38,843,771	$45,211,260	$55,182,193
Interest and dividends on investments and deposits	4,027,268	3,848,639	4,181,602

Total interest income	42,871,039	49,059,899	59,363,795

Interest expense
Interest on deposits	8,301,551	14,459,345	21,095,044
Interest on borrowings	384,161	1,244,664	1,563,978
Interest on junior subordinated debentures	333,689	389,677	657,576

Total interest expense	9,019,401	16,093,686	23,316,598

Net interest income before provision for credit losses	33,851,638	32,966,213	36,047,197
Provision for credit losses	22,151,787	7,180,000	4,043,600

Net interest income	11,699,851	25,786,213	32,003,597

Other income
Fees and service charges	6,864,083	7,377,019	7,750,195
Loan servicing fees	747,387	679,673	658,073
Loss on sale of real estate, net	(523,173)	(200,732)	(80,542)
Gain on sale of mortgage loans	1,155,690	1,197,029	586,571
Gain on sale of mortgage-backed securities	1,682,453	-	97,537
Gain on sale of investment securities	2,406	917,866	-
Other income	915,022	988,865	1,071,726

Total other income	10,843,868	10,959,720	10,083,560

General and administrative expenses
Compensation and fringe benefits	15,583,817	14,118,842	13,750,085
Federal insurance premiums	1,158,544	1,253,627	280,372
Premises and equipment	1,741,462	1,823,628	1,969,006
Advertising	148,380	123,513	112,758
Payroll and other taxes	1,392,624	1,327,449	1,246,743
Data processing	2,576,386	2,452,593	2,630,821
Amortization of intangible assets	493,785	488,602	434,260
Other	3,629,836	3,756,547	3,740,652

Total general and administrative expenses	26,724,834	25,344,801	24,164,697

Income (loss) before income taxes	(4,181,115)	11,401,132	17,922,460
Income tax expense (benefit)	(1,801,319)	4,365,296	6,934,640

NET INCOME (LOSS)	(2,379,796)	7,035,836	10,987,820
Other comprehensive income (loss), net of taxes	308,325	(857,211)	802,984

Comprehensive income (loss)	$(2,071,471)	$6,178,625	$11,790,804

Net income per common share
Basic	$(0.24)	$0.72	$1.13
Diluted	$(0.24)	$0.72	$1.12

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2010, 2009 and 2008

	Common stock	Additional paid-in capital	Retained earnings, substantially restricted	Treasury stock	Accumulated other comprehensive Income, net	Total

Balance, December 31, 2007	$98,087	$36,761,824	$79,679,027	$(30,880,120)	$376,504	$86,035,322

Net income	-	-	10,987,820	-	-	10,987,820
Other comprehensive income, net	-	-	-	-	802,984	802,984
Exercise of stock options	905	(1,682,353)	-	1,926,743	-	245,295
Tax benefit, stock options exercised	-	452,317	-	-	-	452,317
Shares traded to exercise options	(208)	355,505	-	(449,979)	-	(94,682)
Acquisition of treasury shares	(1,403)	-	-	(2,844,009)	-	(2,845,412)
Stock based compensation	-	37,133	-	-	-	37,133
Dividends ($.80 per share)	-	-	(7,799,752)	-	-	(7,799,752)

Balance, December 31, 2008	97,381	35,924,426	82,867,095	(32,247,365)	1,179,488	87,821,025

Net income	-	-	7,035,836	-	-	7,035,836
Other comprehensive loss, net	-	-	-	-	(857,211)	(857,211)
Exercise of stock options	42	(62,804)	-	89,291	-	26,529
Tax benefit, stock options exercised	-	4,482	-	-	-	4,482
Stock based compensation	-	(24,740)	-	-	-	(24,740)
Dividends ($.80 per share)	-	-	(7,791,817)	-	-	(7,791,817)

Balance, December 31, 2009	97,423	35,841,364	82,111,114	(32,158,074)	322,277	86,214,104

Net loss	-	-	(2,379,796)	-	-	(2,379,796)
Other comprehensive income, net	-	-	-	-	308,325	308,325
Exercise of stock options	90	(131,524)	-	190,805	-	59,371
Tax benefit, stock options exercised	-	2,436	-	-	-	2,436
Stock based compensation	-	83,310	-	-	-	83,310
Dividends ($.49 per share)	-	-	(4,774,546)	-	-	(4,774,546)

Balance, December 31, 2010	$97,513	$35,795,586	$74,956,772	$(31,967,269)	$630,602	$79,513,204

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Operating activities:
Net income (loss)	$(2,379,796)	$7,035,836	$10,987,820
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for credit losses	22,151,787	7,180,000	4,043,600
Depreciation	733,974	818,398	879,832
Amortization of intangibles	493,785	488,602	434,260
Accretion of discounts on securities, net	-	(63,241)	7,383
Deferred income taxes	(3,352,686)	(1,298,149)	(862,742)
(Gain) loss on disposal of premises and equipment	(5,796)	(5,566)	1,540
Loss on sale of other real estate owned	523,173	200,732	80,542
Gain on sale of loans held for sale	(1,155,690)	(1,197,029)	(586,571)
Gain on sale of mortgage-backed securities held for sale	(1,682,453)	-	(97,537)
Gain on sale of investment securities available for sale	(2,406)	(917,866)	-
Stock based compensation (income) expense	83,310	(24,740)	37,133
Originations of loans held for sale, net	(84,218,335)	(109,618,929)	(38,549,148)
Proceeds from sale of loans held for sale	39,086,569	34,347,308	37,686,012
Other operating activities	4,181,416	(4,018,215)	3,011,045

Net cash provided by (used in) operating activities	(25,543,148)	(67,072,859)	17,073,169

Investing activities:
Proceeds from maturities of investment securities available for sale	-	20,000,000	13,000,000
Proceeds from sale of investment securities available for sale	507,406	20,917,866	-
Purchases of investment securities available for sale	-	(5,000,000)	-
Proceeds from principal repayments and sales of
mortgage-backed securities available for sale	48,554,519	10,558,314	10,155,010
Proceeds from principal repayments of mortgage-backed securities held for investment	269,046	318,339	459,541
Originations of loans held for investment, net of principal repayments	10,970,396	64,040,224	3,476,254
Proceeds from disposal of premises and equipment	5,796	11,813	-
Proceeds from disposal of other real estate owned	12,558,072	10,543,291	3,883,475
Purchase (sale) of FHLB stock	414,600	(230,900)	(448,500)
Purchases of premises and equipment	(1,356,753)	(314,475)	(497,902)

Net cash provided by investing activities	71,923,082	120,844,472	30,027,878

Financing activities:
Net increase (decrease) in deposit accounts	953,656	(27,915,738)	(44,942,787)
Net increase (decrease) in FHLB borrowings	(25,000,000)	(10,000,000)	10,000,000
Purchase of treasury shares	-	-	(2,845,412)
Proceeds from exercise of stock options, net of tax benefit	61,807	31,011	602,930
Cash paid for dividends	(6,722,670)	(7,790,977)	(7,715,777)
Net change in repurchase agreements	(877,278)	(5,178,104)	491,071

Net cash used in financing activities	(31,584,485)	(50,853,808)	(44,409,975)

Increase in cash and cash equivalents	14,795,449	2,917,805	2,691,072

Cash and cash equivalents, beginning of year	29,638,164	26,720,359	24,029,287

Cash and cash equivalents, end of year	$44,433,613	$29,638,164	$26,720,359

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2010 and 2009 and for the Years Ended December 31, 2010, 2009 and 2008

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

First South Bancorp, Inc. (the "Company") is a bank holding company incorporated under the laws of the Commonwealth of Virginia. First South Bank (the "Bank"), the wholly owned subsidiary of the Company, is organized and incorporated under the laws of the State of North Carolina. The Federal Reserve Board regulates the Company, and the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks regulate the Bank.

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

A decline in the market value of any AFS or HFI security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end and forecasted performance of the investee.

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

There were $23.6 million of loans identified as impaired, net of $6.0 million in write-downs at December 31, 2010. The allowance for loan losses included $3.2 million specifically provided for these impaired loans as of December 31, 2010.  Average impaired loans were $21.0 million for the year ended December 31, 2010. Interest income recognized on impaired loans for the years ended December 31, 2010 and 2009 was $434,000 and $804,000, respectively. At December 31, 2009, there were $23.0 million of loans individually or in the aggregate, that were material to the consolidated financial statements which were defined as impaired.

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

The Company recorded amortization of mortgage servicing rights of $462,345, $457,162 and $402,820 for prepayments during the years ended December 31, 2010, 2009 and 2008, respectively. There were no impairments recognized during the years ended December 31, 2010, 2009 and 2008.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation or amortization, if a capital lease. Depreciation and amortization are computed using the straight-line method based on the estimated service lives of the assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

REAL ESTATE OWNED

Assets acquired through loan foreclosure are recorded as real estate owned at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount of the loan plus unpaid accrued interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed. Valuation adjustments recognized during the years ended December 31, 2010, 2009 and 2008 were $3.2 million, $2.2 million and $772,000, respectively.

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

As a member of the Federal Home Loan Bank of Atlanta (“FHLB”), the Bank is required to invest in Class B capital stock, par value $100, of the FHLB. The FHLB capital stock requirement is based on the sum of a membership stock component totaling 20% of the Bank’s total assets plus an activity based stock component of 4.5% of outstanding FHLB advances.  At December 31, 2010 and 2009, the Bank owned 34,749 and 38,895 shares of the FHLB’s capital stock, respectively. The Bank carries this investment at cost.  Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2010.

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES (Continued)

GOODWILL AND INTANGIBLE ASSETS

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition and, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangible assets resulting from branch offices acquired in 2004 are amortized on a straight-line basis over 10 years.  Amortization expense of $31,440 per year was recorded for the years ended December 31, 2010, 2009 and 2008, respectively. Goodwill is not amortized, but is reviewed for potential impairment on an annual basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Other intangible assets are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections.

INCOME TAXES

As required under accounting standards for income taxes, the Bank adopted FASB ASC 740-10 regarding uncertain income tax positions effective January 1, 2008.  Under this new standard, the impact of an uncertain income tax position on the income tax returns must be recognized at the largest amount that is more-likely-than-not to be required to be recognized upon audit by the relevant taxing authority.  The standards also provide guidance on de-recognition, measurement, classification, interest and penalties, accounting for interim periods, disclosure, and transition issues with respect to tax positions.

The Bank has determined that it has no uncertain income tax positions as of December 31, 2010.  Also, the Bank does not anticipate any increase or decrease in unrecognized tax benefits during the next twelve months that would result in a material change to its financial position.  The Bank's income tax returns for years ended after December 31, 2007 remain open for examination.

The Bank includes interest and penalties in the financial statements as a component of income tax expense.  No interest or penalties are included in the Bank's income tax expense for the years ended December 2010, 2009 and 2008.

ADVERTISING

Advertising costs are expensed as incurred. For the years ended December 31, 2010, 2009 and 2008, the Company incurred advertising expense totaling $148,380, $123,513 and $112,758, respectively.

COMPREHENSIVE INCOME

The Company's other comprehensive income (loss) relates to unrealized gains (losses) on available for sale securities. Information concerning the Company's other comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Years ended December 31,
	2010	2009	2008
Unrealized gains (losses) on securities available for sale	$509,628	$(1,416,877)	$1,327,246
Income tax benefit (expense)	(201,303)	559,666	(524,262)
Other comprehensive income (loss), net	$308,325	$(857,211)	$802,984

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

CHANGES IN ACCOUNTING PRINCIPLES AND EFFECTS OF NEW ACCOUNING PROUNCEMENTS

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 168 (“SFAS No. 168”), “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles--a replacement of FASB Statement No. 162.” The FASB Accounting Standards Codification will become the source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. Following this Statement, the FASB will issue Accounting Standards Updates that will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the change(s) in the Codification.  This statement replaces SFAS No. 162 and modifies the GAAP hierarchy into two levels: authoritative and non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted SFAS No. 168 on September 30, 2009, with no material impact on its consolidated financial statements. Going forward, as the FASB issues Accounting Standards Updates, the Company will evaluate the impact that such updates may have on its consolidated financial statements of the Company and will also monitor the effective dates of such updates.

In June 2009, the FASB issued new guidance impacting Transfers and Servicing. The objective of this guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This guidance is effective for financial asset transfers occurring after December 31, 2009. The adoption of this guidance was not material to the Company’s consolidated financial statements.

In June 2009, the FASB issued new guidance impacting Consolidation of variable interest entities. The objective of this guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance was effective as of January 1, 2010. The adoption of this guidance was not material to the Company’s consolidated financial statements.

In February 2010, the FASB issued new guidance impacting Fair Value Measurements and Disclosures. The new guidance requires a gross presentation of purchases and sales of Level 3 activities and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The guidance was effective as of January 1, 2010. The disclosures required by this guidance are included in Note 18 to these consolidated financial statements.

In March 2010, the FASB issued new guidance impacting Receivables. The guidance clarifies that a modification to a loan that is part of a pool of loans that were acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance is effective for any modifications of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010. The adoption of this guidance was not material to the Company’s consolidated financial statements.

In July 2010, the FASB issued new guidance impacting Receivables. The guidance requires additional disclosures that will allow users to understand the nature of credit risk inherent in a company’s loan portfolios, how that risk is analyzed and assessed in arriving at the allowance for loan and lease losses, and changes and reasons for those changes in the allowance for loan and lease losses. The new disclosures that relate to information as of the end of the reporting period are required as of December 31, 2010. The disclosures related to activity that occurs during a reporting period are effective for reporting periods beginning on or after December 15, 2010, except for the disclosure requirements relating to troubled debt restructurings, which have been indefinitely delayed pending the outcome of the FASB’s deliberations related to the definition of a troubled debt restructuring.

2. INVESTMENT SECURITIES

Investment securities at December 31, 2010 and 2009 are classified as available for sale according to management's intent and summarized as follows:
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2010:
None	$-	$-	$-	$-
	$-	$-	$-	$-

December 31, 2009:
Triangle Capital Corporation	$505,000	$-	$(97,683)	$407,317
	$505,000	$-	$(97,683)	$407,317

Included in the Company’s investment securities as of December 31, 2009 total are equity securities consisting of 33,333 shares of restrictive common stock of Triangle Capital Corporation (NASDAQ: TCAP) received on February 21, 2007 upon completion of a public offering of TCAP. Prior to the public offering, the Company was a limited partner in the Triangle Mezzanine Fund, LLLP, with an investment of $500,000. In the public offering, TCAP acquired Triangle Mezzanine Fund, LLLP, and the limited partners received shares of TCAP restricted common stock in amounts equivalent to their limited investment in the Triangle Mezzanine Fund, LLLP. At December 31, 2009, the TCAP equity securities owned by the Company had a market value of $407,317. This investment security was sold in June 2010.

3. MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at December 31, 2010 and 2009 classified as available for sale according to management's intent are summarized as follows:
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2010:
FHLMC PCs, maturing from years 2012 to 2041	$97,595,424	$1,408,729	$366,411	$98,637,742
December 31, 2009:
FHLMC PCs, maturing from years 2011 to 2040	$96,095,095	$1.147,242	$516,869	$96,725,468

Mortgage-backed securities at December 31, 2010 and 2009 classified as held for investment according to management's intent are summarized as follows:

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
December 31, 2010:
FHLMC PCs, maturing during 2013	$244,836	$6,466	$-	$251,302
December 31, 2009:
FHLMC PCs, maturing during 2013	$513,882	$4,574	$-	$518,456

The following table presents mortgage-backed securities unrealized losses and fair values, aggregated by length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009.

	2010
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
FHLMC PCs	$23,313,888	$254,092	$10,305,675	$112,319	$33,619,563	$366,411

3. MORTGAGE-BACKED SECURITIES (Continued)

	2009
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
FHLMC PCs	$49,044,596	$516,869	$-	$-	$49,044,596	$516,869

Management of the Bank believes all unrealized losses as of December 31, 2010 represent temporary impairments related to the current interest rate environment. The Bank had four securities with total fair value of $10.3 million at December 31, 2010, with an unrealized loss position of longer than 12 months in duration totaling $112,000. The unrealized losses on these securities are a nominal portion of the total value of the portfolio.

Mortgage-backed securities, classified as available for sale or held for investment, at December 31, 2010 are contractually scheduled to mature as follows:

		Estimated
	Amortized	market
	cost	value
Due one year or less	$-	$-
Due after one year through five years	722,211	788,758
Due after five years through ten years	1,003,527	1,054,717
Due after ten years	95,869,686	96,794,267
Total	$97,595,424	$98,637,742

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities with a carrying value of $37,799,475, $0 and $4,022,495 were sold during the years ended December 31, 2010, 2009 and 2008, respectively. Mortgage-backed securities with an amortized cost of $4,757,207 and $6,182,774 were pledged as collateral for public deposits, repurchase agreements and treasury tax and loan deposits at December 31, 2010 and 2009, respectively.

4. LOANS RECEIVABLE

Loans receivable at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Mortgage loans	$56,502,887	$52,960,619
Consumer loans	82,478,462	89,642,641
Commercial loans	479,081,436	521,182,385
Lease receivables	8,147,973	9,817,909
Total	626,210,758	673,603,554
Less: Allowance for loan losses	(18,830,288)	(13,503,940)
Deferred loan fees, net	(1,306,188)	(1,444,096)
Loans receivable, net	$606,074,282	$658,655,518

The Bank has pledged its eligible real estate loans to collateralize actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 9).

During the years ended December 31, 2010, 2009, and 2008 the Bank exchanged loans with outstanding principal balances of $48,372,395, $75,485,932 and $3,399,071, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or for investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 31, 2010 and 2009 are fixed rate mortgage loans with an estimated market value of approximately $4,691,967 and $6,897,491, respectively. Net gains on sales of loans receivable held for sale amounted to $1,155,690, $1,197,029 and $586,571 for the years ended December 31, 2010, 2009 and 2008, respectively.

4. LOANS RECEIVABLE (Continued)

Activity in the allowance for credit losses, which includes the allowance for loan and lease losses and unfunded commitments for the years ended December 31, 2010, 2009 and 2008, is summarized as follows:

	Allowance for Loan and Lease Losses	Allowance for Unfunded Commitments	Allowance for Credit Losses
Balance at December 31, 2007	$9,486,479	$402,643	$9,889,122
Provisions for credit losses	4,106,248	(62,648)	4,043,600
Loans charged off	(2,167,630)	-	(2,167,630)
Recoveries	192,609	-	192,609
Balance at December 31, 2008	11,617,706	339,995	11,957,701
Provisions for credit losses	7,279,713	(99,713)	7,180,000
Loans charged off	(5,774,831)	-	(5,774,831)
Recoveries	381,352	-	381,352
Balance at December 31, 2009	13,503,940	240,282	13,744,222
Provisions for credit losses	22,155,367	(3,580)	22,151,787
Loans charged off	(17,783,337)	-	(17,783,337)
Recoveries	954,318	-	954,318
Balance at December 31, 2010	$18,830,288	$236,702	$19,066,990

Following is a summary of the principal balances of loans on nonaccrual status and loans past due over ninety days:

	December 31,
Loans contractually past due over 90 days and/or on nonaccrual status:	2010	2009
Mortgage residential	$3,207,203	$767,141
Consumer and commercial	40,802,877	11,170,640
Total	$44,010,080	$11,937,781

For the years ended December 31, 2010, 2009 and 2008, interest income of $1,536,936, $470,734 and $624,265, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,
	2010	2009
Land	$3,118,489	$3,102,730
Office buildings and improvements	8,053,862	7,703,338
Furniture, fixtures and equipment	5,784,169	5,126,100
Vehicles	644,499	523,965
Construction in process	138,853	68,131
	17,739,872	16,524,264
Less accumulated depreciation	8,577,334	7,984,505
Total	$9,162,538	$8,539,759

The Company leases certain branch facilities and equipment under separate agreements that expire at various dates through December 31, 2015. Rental expense of $594,028, $597,146 and $601,510 during the years ended December 31, 2010, 2009 and 2008, respectively, is included in premises and equipment expense on the accompanying consolidated statements of operations.  Future rentals under these leases are as follows:

2011	$482,014
2012	388,796
2013	291,285
2014	68,192
2015	52,440
Thereafter	61,819
Total	$1,344,546

6. DEPOSITS

At December 31, 2010, the scheduled maturities of time deposits were as follows:

2011	$205,486,503
2012	223,235,026
2013	1,382,379
2014	274,709
2015	86,282
Thereafter	-
Total time deposits	$430,464,899

7. EMPLOYEE BENEFIT PLANS

The Company participates in a defined contribution plan which covers substantially all employees. During the years ended December 31, 2010, 2009 and 2008, employees may contribute from 1% to 100% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Company makes matching contributions of 100% of employees' contributions up to 5% of the employees' salaries.

The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. The expenses related to the Company's contributions to this plan for the years ended December 31, 2010, 2009 and 2008 were $316,729, $296,142 and $351,394, respectively. Directors and certain officers participate in deferred compensation plans. These plans provide for fixed payments beginning at retirement, and are earned over service periods of up to ten years, and include provisions for deferral of current payments. The expense related to these plans during the years ended December 31, 2010, 2009 and 2008 was $328,667, $373,990 and $408,303, respectively. The plans include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. The total liability under this plan was $3,173,259 and $3,165,471 for the years ending December 31, 2010 and 2009, respectively.

8. STOCK-BASED COMPENSATION

The Company had two stock-based compensation plans at December 31, 2010.  The shares outstanding are for grants under the Company’s 1997 Stock Option Plan (the “1997 Plan”) and the 2008 Equity Incentive Plan (the “2008 Plan”) (collectively, the “Plans”). The 1997 Plan matured on April 8, 2008 and no additional options may be granted under that plan.  At December 31, 2010, the 1997 Plan had 112,941 granted unexercised shares.  On May 22, 2008, the Stockholders of the Company approved the 2008 Plan for a term of ten years.  At December 31, 2010, the 2008 Plan includes 68,500 granted unexercised shares and 889,500 shares available to be granted.

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

The average fair value of options granted during the years ended December 31, 2010 and 2009 was $4.23 and $4.18, respectively.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 2010, 2009 and 2008:

	December 31,
Year Ended:	2010	2009	2008
Dividend growth rate	5.0%	5.3%	11.8%
Expected volatility	36.6%	36.6%	24.0%
Average risk-free interest rates	3.01%	2.78%	3.34%
Expected lives	6 years	6 years	6 years

STOCK-BASED COMPENSATION (Continued)

A summary of option activity under the Plans as of December 31, 2010 and 2009, and changes during the years then ended is presented below:

	Options Available	Options Outstanding	Price	Aggregate Intrinsic Value
Outstanding at December 31, 2008	947,000	172,295	$17.52	$(854,558)
Granted	(35,500)	35,500	11.25
Forfeited	3,000	(31,825)	20.00
Exercised	-	(4,200)	6.32
Outstanding at December 31, 2009	914,500	171,770	$16.04	$(985,969)
Granted	(35,500)	35,500	11.25
Forfeited	10,500	(16,854)	15.80
Exercised	-	(8,975)	6.62
Outstanding at December 31, 2010	889,500	181,441	$15.60	$(1,655,997)

The net compensation costs charged against income for the Plans was $83,310 for the year ended December 31, 2010, compared to net compensation benefits credited against expense of $24,740 for the year ended December 31, 2009.  Total recapture credits against compensation expense due to forfeited options was $31,471 for the year ended December 31, 2010, compared to $98,056 for the year ended December 31, 2009. The total income tax benefits recognized for stock-based compensation costs were $2,436 and $4,482 for the years ended December 31, 2010 and 2009, respectively.

Total unrecognized compensation cost on granted unexercised shares was $163,309 at December 31, 2010, compared to $172,556 at December 31, 2009.  That cost is expected to be recognized over the next three years.

The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was $34,709 and $21,357, respectively.

The following table summarizes additional information about the Company’s outstanding options and exercisable options as of December 31, 2010, including weighted-average remaining contractual term expressed in years ("Life") and weighted average exercise price (“Price”):

	Outstanding			Exercisable
Range of Exercise Price	Shares	Life	Price	Shares	Price
$6.17 – 13.82	84,608	6.21	$10.48	32,108	$9.06
$14.97 – 16.49	33,958	2.01	16.07	33,958	16.07
$16.77 – 25.22	50,625	6.16	20.67	41,459	20.78
$26.17 – 33.27	12,250	5.52	28.65	10,800	28.65
	181,441	5.37	15.60	118,325	16.96

A summary of nonvested option shares as of December 31, 2010 and 2009, and changes during the years ended December 31, 2010 and 2009 is presented below:

Year Ended:	December 31, 2010		December 31, 2009
	Shares	Price	Shares	Price
Nonvested at beginning of year	58,158	$16.16	43,275	$22.68
Granted	35,500	11.28	35,500	11.25
Forfeited	(12,000)	13.60	(4,250)	15.39
Vested	(18,542)	19.10	(16,367)	22.96
Nonvested at end of year	63,116	13.04	58,158	16.16

8. STOCK-BASED COMPENSATION (Continued)

The following table reflects the impact of stock based compensation by increasing or reducing income before income taxes, net income, basic earnings per share and diluted earnings per share for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31,
	2010	2009	2008
Increased (reduced) net income before income taxes	$(83,310)	$24,739	$(37,132)
Increased (reduced) net income	(80,782)	11,202	(36,228)
Reduced basic earnings per share	.00	.00	.00
Reduced diluted earnings per share	.00	.00	(.01)

9. BORROWED MONEY

Borrowed money represents advances from the FHLB and repurchase agreements. Outstanding FHLB advances at December 31, 2010 and 2009 totaled $10.0 million and $35.0 million, respectively, and had a weighted average fixed rate of 3.18% at December 31, 2010 and 3.04% at December 31, 2009.  At December 31, 2010, the FHLB advances consisted of $10.0 million with a scheduled maturity date of January 31, 2011.

At December 31, 2010 and 2009, repurchase agreements totaled $1,503,110 and $2,380,388, respectively, and had a weighted average rate of 0.25% at December 31, 2010 and December 31, 2009. At December 31, 2010, repurchase agreements were collateralized by Federal Home Loan Mortgage Corporation participation certificates with a principal balance of $1.5 million.  The Company has pledged all of its stock in the FHLB and certain loans secured by one to four family residential mortgages as collateral for actual or potential borrowings from the FHLB. At December 31, 2010 and 2009, the Company had approximately $152.0 million and $154.0 million, respectively, of additional credit available with the FHLB.

10. INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Years Ended December 31,
	2010	2009	2008
Current
Federal	$1,187,685	$4,586,057	$6,516,536
State	363,682	1,077,388	1,280,846
	1,551,367	5,663,445	7,797,382
Deferred
Federal	(2,758,539)	(1,068,097)	(709,851)
State	(594,147)	(230,052)	(152,891)
	(3,352,686)	(1,298,149)	(862,742)
Total	$(1,801,319)	$4,365,296	$6,934,640

Reconciliations of the expected income tax expense (benefit) at statutory tax rates with income tax expense (benefit) reported in the statements of operations for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Years Ended December 31,
	2010	2009	2008
Expected income tax expense (benefit) at 35%	$(1,463,390)	$3,990,396	$6,272,861
State income taxes, net of federal income tax	(149,802)	550,768	733,171
Other expenses and adjustments	(188,127)	(175,868)	(71,392)
Total	$(1,801,319)	$4,365,296	$6,934,640

10. INCOME TAXES (Continued)

The components of deferred income tax assets and liabilities are as follows:

	Years Ended December 31,
	2010	2009
Deferred income tax assets
Deferred directors' fees	$543,358	$543,015
Allowance for credit losses	7,432,713	5,330,220
Employee benefits	710,078	707,344
Loans mark-to-market	90,031	210,126
Other	438,558	205,178
	9,214,738	6,995,883
Deferred income tax liabilities
Depreciation and amortization	1,609,010	2,737,419
Carrying value – land	395,000	395,000
Mortgage servicing rights	536,275	505,082
Deferred loan origination fees and costs	673,049	712,349
Unrealized gain on securities available for sale	411,716	210,413
	3,625,050	4,560,263
Net deferred income tax asset	$5,589,688	$2,435,620

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

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2010, that the Bank meets all capital adequacy requirements to which it is subject. The Company’s most significant asset is its investment in First South Bank. Consequently, the information concerning capital ratios is essentially the same for the Company and the Bank.

As of December 31, 2010, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual regulatory capital amounts and ratios as of December 31, 2010 and 2009 are presented in the table below (dollars in thousands):

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010:
Total Capital (to Risk Weighted Assets)	$80,665	13.4%	$48,111	8.0%	$60,139	10.0%
Tier 1 Capital (to Risk Weighted Assets)	73,005	12.1%	24,055	4.0%	36,083	6.0%
Tier 1 Capital (to Average Assets)	73,005	9.1%	32,180	4.0%	40,225	5.0%

December 31, 2009:
Total Capital (to Risk Weighted Assets)	$88,282	13.5%	$52,250	8.0%	$65,312	10.0%
Tier 1 Capital (to Risk Weighted Assets)	80,049	12.3%	26,125	4.0%	39,187	6.0%
Tier 1 Capital (to Average Assets)	80,049	9.6%	33,506	4.0%	41,883	5.0%

12. EARNINGS PER SHARE

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding (less unearned deferred stock awards and treasury shares) for the years ended December 31, 2010, 2009 and 2008. Options to purchase 181,441, 171,770 and 172,295 shares of common stock were outstanding at December 31, 2010, 2009, and 2008, respectively.
	Years Ended December 31,
	2010	2009	2008

Net income (loss)-(numerator)	$(2,379,796)	$7,035,836	$10,987,820
Weighted average shares outstanding
for basic EPS-(denominator)	9,744,870	9,738,225	9,761,944
Dilutive effect of stock options	177	19	19,817
Adjusted shares for diluted EPS	9,745,047	9,738,244	9,781,761

For the years ended December 31, 2010 and 2009, there were 171,691 and 120,687 options, respectively, that were antidilutive since the exercise price exceeded the average market price of the Company’s common stock for the years. These options have been omitted from the calculation of diluted earnings per share for 2010 and 2009.

13. MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $318,217,911, $289,323,578 and $255,509,602 at December 31, 2010, 2009, and 2008, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

At December 31, 2010 and 2009, mortgage servicing rights reported in the consolidated statements of financial condition, net of amortization, were $1,357,659 and $1,278,688, respectively.

During the years ended December 31, 2010 and 2009, respectively, the Company recorded additional servicing assets of $541,316 and $730,125 as a result of sales of loans or mortgage-backed securities. Amortization of servicing assets during the years ended December 31, 2010, 2009, and 2008 aggregated $462,345, $457,162, and $402,820, respectively. The fair value of recognized servicing assets amounted to approximately $2,060,000 and $2,457,000 as of December 31, 2010 and 2009, respectively. The Company's significant assumptions used to estimate their fair value include weighted average life, prepayment speeds, and expected costs to transfer servicing to a third party.

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

The Company's lending is concentrated primarily in central, eastern, northeastern and southeastern North Carolina. Credit has been extended to certain of the Company's customers through multiple lending transactions. Since many of the commitments are expected to expire without being drawn upon, amounts reported do not necessarily represent future cash requirements.  A summary of the contractual amounts of the Company's exposure to off-balance sheet risk as of December 31, 2010 and 2009 are as follows:
	December 31,
	2010	2009

Commitments to extend credit	$33,651,000	$47,338,000
Undrawn balances on lines of credit and undrawn
balances on credit reserves (overdraft protection)	46,774,000	49,756,000
Standby letters of credit	375,000	1,007,000
Total	$80,800,000	$98,101,000

Included in the commitments to originate loans as of December 31, 2010 and December 31, 2009, are fixed interest rate loan commitments of approximately $15.3 million and $12.2 million, respectively. The shorter duration of interest-sensitive liabilities, to the extent they are used to fund these fixed-rate loans, indicates that the Company is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of fixed-rate long-term assets and net interest income.

15. PARENT COMPANY FINANCIAL INFORMATION

The Company's principal asset is its investment in the Bank. Condensed financial statements of the parent company as of December 31, 2010, 2009 and 2008 are as follows:

	December 31,
	2010	2009	2008
CONDENSED BALANCE SHEETS
Cash	$72,566	$1,994,259	$2,003,541
Investment in wholly-owned subsidiary	77,957,013	84,821,988	86,637,727
Other assets	11,793,625	11,656,316	11,437,376
Total assets	$89,823,204	$98,472,563	$100,078,644
Junior subordinated debentures	$10,310,000	$10,310,000	$10,310,000
Other liabilities	0	1,948,459	1,947,619
Stockholders' equity	79,513,204	86,214,104	87,821,025
Total liabilities and stockholders' equity	$89,823,204	$98,472,563	$100,078,644

	Years Ended December 31,
	2010	2009	2008
CONDENSED STATEMENTS OF INCOME
Interest on junior subordinated debentures	$333,689	$389,677	$657,576
Equity in earnings (loss) of subsidiary	(2,040,065)	7,322,965	11,481,054
Miscellaneous income (loss)	(673,421)	(676,806)	164,342
Net income (loss)	$(2,379,797)	$7,035,836	$10,987,820

	Years Ended December 31,
	2010	2009	2008
CONDENSED STATEMENTS OF CASH FLOWS
Operating activities:
Net income (loss)	$(2,379,797)	$7,035,836	$10,987,820
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Amortization of intangibles	-	-	18,767
Equity in undistributed (earnings) loss of subsidiary	2,040,065	(7,322,965)	(11,481,054)
Other operating activities	(137,309)	(218,940)	(718,390)
Net cash used in operating activities	(4,557,171)	(506,069)	(1,192,857)

15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

Investing activities:
Payments for investments in and advances to subsidiary	-	-	-
Repayments of advances to subsidiary	-	-	-
Upstream dividend received from First South Bank	9,503,265	8,281,493	11,156,103
Net cash provided by investing activities	9,503,265	8,281,493	11,156,103

Financing activities:
Proceeds (payments) from exercise of stock options	(145,117)	6,271	640,063
Purchase of treasury shares	-	-	(2,845,412)
Cash paid for dividends	(6,722,670)	(7,790,977)	(7,715,777)
Net cash used in financing activities	(6,867,787)	(7,784,706)	(9,921,126)

Net increase (decrease) in cash	(1,921,693)	(9,282)	42,120
Cash at beginning of year	1,994,259	2,003,541	1,961,421
Cash at end of year	$72,566	$1,994,259	$2,003,541

16. QUARTERLY FINANCIAL DATA (UNAUDITED)
Summarized unaudited quarterly financial data for the years ended December 31, 2010 and 2009 is as follows (dollars in thousands):

	Fourth	Third	Second	First
2010:
Interest income	$9,928	$10,963	$10,829	$11,151
Interest expense	2,167	2,222	2,258	2,372
Provision for credit losses	13,700	3,962	2,070	2,420
Noninterest income	1,920	3,400	2,830	2,694
Noninterest expense	6,739	6,745	6,741	6,500
Income tax expense (benefit)	(4,260)	424	1,032	1,003
Net income (loss)	$(6,498)	$1,010	$1,558	$1,550

Net income per common share
Basic	$(.66)	$.10	$.16	$.16
Diluted	$(.66)	$.10	$.16	$.16

	Fourth	Third	Second	First
2009:
Interest income	$11,851	$12,196	$12,442	$12,571
Interest expense	2,997	3,922	4,546	4,629
Provision for credit losses	2,700	1,260	1,700	1,520
Noninterest income	2,525	2,401	3,213	2,821
Noninterest expense	6,299	6,530	6,514	6,002
Income tax expense	871	1,123	1,135	1,236
Net income	$1,509	$1,762	$1,760	$2,005

Net income per common share
Basic	$.15	$.18	$.18	$.21
Diluted	$.15	$.18	$.18	$.21

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

Fair values have been estimated using data which management considers as the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument.  The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 2010 and 2009 were as follows:

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

The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows:

	December 31, 2010		December 31, 2009
	Estimated	Carrying	Estimated	Carrying
	fair value	amount	fair value	amount

1 - 4 family mortgages	$55,641,742	$55,450,132	$52,859,820	$51,820,569
Consumer	79,928,987	79,469,024	89,057,502	88,892,520
Non-residential	471,155,126	471,155,126	517,942,429	517,942,429
Total	$606,725,855	$606,074,282	$659,859,751	$658,655,518

The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $258,999,815 and $247,644,753 at December 31, 2010 and 2009, respectively. The fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

The fair value of certificates of deposit and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and FHLB advances at December 31, 2010 and 2009 are as follows:

	2010	2009
Certificates of deposit:
Carrying amount	$430,464,899	$440,866,305
Estimated fair value	435,394,161	444,572,051
Advances for Federal Home Loan Bank:
Carrying amount	$10,000,000	$35,000,000
Estimated fair value	10,270,226	35,550,962

The carrying amount of accrued interest receivable, FHLB stock, notes receivable, junior subordinated debentures, accrued interest payable, and repurchase agreements approximates their fair value.

There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $80,801,000 and $98,101,000 at December 31, 2010 and 2009, respectively, which are primarily comprised of unfunded loan commitments.

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

Assets measured at fair value on a recurring basis at December 31, 2010 and 2009 were as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-10	(Level 1)	(Level 2)	(Level 3)
Available for sale securities:
Investment	$-	$-	$-	$-
Mortgage-backed	98,637,742	-	98,637,742	-
Other real estate owned	11,616,390	-	11,616,390	-
Total December 31, 2010	$110,254,132	$-	$110,254,132	$-

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-09	(Level 1)	(Level 2)	(Level 3)
Available for sale securities:
Investment	$407,317	$407,317	$-	$-
Mortgage-backed	96,725,468	-	96,725,468	-
Other real estate owned	10,561,071	-	10,561,071	-
Total December 31, 2009	$107,693,856	$407,317	$107,286,539	$-

18. FAIR VALUE HIERACHY (Continued)

Assets measured at fair value on a non-recurring basis at December 31, 2010 and 2009 were as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-10	(Level 1)	(Level 2)	(Level 3)
Impaired loans, net of specific allowance	$20,389,105	$-	$20,389,105	$-
Total December 31, 2010	$20,389,105	$-	$20,389,105	$-

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12-31-09	(Level 1)	(Level 2)	(Level 3)
Impaired loans, net of specific allowance	$17,850,368	$-	$17,850,368	$-
Total December 31, 2009	$17,850,368	$-	$17,850,368	$-

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

Other real estate owned acquired through loan foreclosure is recorded at fair value upon transfer of the loans to foreclosed assets, based on the appraised market value of the property. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company classifies the foreclosed asset as nonrecurring Level 3. Fair value adjustments of $3.2 million and $2.2 million were made to other real estate owned during the years ended December 31, 2010 and 2009, respectively.  Loss on sale of other real estate owned realized and included in earnings for years ending December 31, 2010 and 2009 was $523,173 and $200,732, respectively.

No liabilities were measured at fair value on a recurring basis during the year ended December 31, 2010 and 2009.

19. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Year ended December 31,
	2010	2009	2008
Real estate acquired in settlement of loans	$17,374,113	$15,838,273	$10,882,390
Exchange of loans for mortgage-backed securities	48,372,395	75,485,932	3,399,071
Cash paid for interest	9,083,583	16,135,628	23,358,551
Cash paid for income taxes	2,515,530	5,712,432	7,567,051
Dividends declared, not paid	-	1,948,459	1,947,619

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

Consolidated debt obligations as of December 31, 2010 related to a subsidiary Trust holding solely Debentures of the Company follows:

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

21. RELATED PARTY TRANSACTIONS

The Company had loans outstanding to executive officers, directors and their affiliated companies. Management believes that these loans are made and processed on the same basis as loans to non-related parties. An analysis of the activity with respect to such aggregate extensions of credit to related parties is as follows:

Extensions of credit at December 31, 2009	$1,077,849
New extensions of credit made during the year	10,511
Repayments during the year	(170,851)
Extensions of credit at December 31, 2010	$917,509

BOARD OF DIRECTORS

Frederick N. Holscher Chairman Partner Rodman, Holscher, Francisco, & Peck, P.A. Washington, NC	Marshall T. Singleton Vice Chairman Co-Owner B. E. Singleton & Sons Washington, NC	Linley H. Gibbs, Jr. Retired Washington, NC	Frederick H. Howdy President Drs. Freshwater & Howdy, P.A. Washington, NC

Charles E. Parker, Jr. Senior Vice President Robinson & Stith Insurance New Bern, NC	Thomas A. Vann President and Chief Executive Officer First South Bank Washington, NC

EXECUTIVE OFFICERS

Thomas A. Vann	J. Randy Woodson	William L. Wall	John F. Nicholson, Jr.
President and	Executive Vice President	Executive Vice President	Executive Vice President
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer and	Chief Credit Officer
Secretary

Paul S. Jaber	Sherry L. Correll	Mary R. Boyd	Kristie W. Hawkins
Executive Vice President	Executive Vice President	Executive Vice President	Treasurer and
Mortgage Lending	Bank Operations	Loan Servicing	Controller

AREA EXECUTIVES AND SUBSIDIARY EXECUTIVES

Otto C. Burrell, Jr.	Robert M. Hertenstein	Kenneth K. Howard, Jr.	Dennis A. Nichols
Senior Vice President	Senior Vice President	Senior Vice President	Senior Vice President
Area Executive	Area Executive	Area Executive	Area Executive
Coastal Region	Cape Fear Region	Tar Region	Neuse/Pamlico Region

Robert C. Pfeiffer	Donnie L. G. Bunn
Senior Vice President	President
Area Executive	First South Leasing, LLC
Albemarle Region	Greenville, NC

CITY EXECUTIVES

Eric S. Clark	Joseph M. Johnson	Thomas S. Lewis	Kenneth W. Marshall, Jr.
Vice President	Senior Vice President	Vice President	Vice President
City Executive	City Executive	City Executive	City Executive
Greenville, NC	Durham, NC	Rocky Mount, NC	Outer Banks, NC

William P. Stone	Cornelius F. Sullivan
Vice President	Senior Vice President
City Executive	City Executive
Lumberton, NC	Raleigh, NC

FIRST SOUTH BANK OFFICE LOCATIONS

Buxton	Hope Mills	Raleigh
47560 NC Highway 12	3103 North Main Street	4800 Six Forks Road
Buxton, NC 27920	Hope Mills, NC 28348	Suite 115
(252) 995-3250	(910) 423-0952	Raleigh, NC 27609
(919) 783-5222
Chocowinity	Kinston
2999 Highway 17 South	2430 Heritage Street	Tarboro
Chocowinity, NC 27817	Kinston, NC 28504	100 East Hope Lodge Street
(252) 940-4970	(252) 523-9449	Tarboro, NC 27886
(252) 823-0157
Dunn	Lumberton
904-A West Broad Street	600 North Chestnut Street	Washington
Dunn, NC 28334	Lumberton, NC 28358	1311 Carolina Avenue
(910) 892-2861	(910) 739-3274	Washington, NC 27889
(252) 946-4178
Durham	3000 North Elm Street
4215-01 University Drive	Lumberton, NC 28358	300 North Market Street
Durham, NC 27707	(910) 608-5031	Washington, NC 27889
(919) 403-1000		(252) 940-4945
Nags Head
Elizabeth City	2236 South Croatan Highway	1328 John Small Avenue
604 East Ehringhaus Street	Suite 6	Washington, NC 27889
Elizabeth City, NC 27909	Nags Head, NC 27959	(252) 940-5000
(252) 335-0848	(252) 441-9935
Wilmington
Fayetteville	New Bern	2601 Irongate Drive
241 Green Street	202 Craven Street	Suite 102
Fayetteville, NC 28301	New Bern, NC 28560	Wilmington, NC 28412
(910) 483-3681	(252) 636-2997	(910) 798-6102

705 Executive Place	1725 Glenburnie Road	Loan Production Office
Fayetteville, NC 28305	New Bern, NC 28562	3210 North Croatan Highway
(910) 484-2116	(252) 636-3569	Unit 2
Kill Devil Hills, NC 27948
Grantsboro	Rocky Mount	(252) 441-9834
11560 NC Highway 55	300 Sunset Avenue
Suite 11	Rocky Mount, NC 27804	First South Leasing
Grantsboro, NC 28529	(252) 972-9661	1035 Director Court, Unit C
(252) 745-5001		Greenville, NC 27858
	2901 Sunset Avenue	(252) 355-4536
Greenville	Rocky Mount, NC 27804
301 East Arlington Blvd	(252) 451-1259	Operations Center and
Greenville, NC 27858		Credit Administration
(252) 321-2600	1378 Benvenue Road	220 Creekside Drive
	Rocky Mount, NC 27804	Washington, NC 27889
907 East Firetower Road	(252) 442-8375	(252) 946-4178
Greenville, NC 27835
(252) 355-4644	3635 North Halifax Road
Rocky Mount, NC 27804
1707 SE Greenville Blvd	(252) 451-8700
Greenville, NC 27858
(252)752-2770

Member FDIC

STOCKHOLDER INFORMATION

Corporate Headquarters
First South Bancorp, Inc.	Telephone: 252-946-4178
1311 Carolina Avenue	Fax: 252-946-3873
Washington, NC 27889	E-mail: info@firstsouthnc.com
Website: www.firstsouthnc.com

Stock Listing Information
The Company's common stock is listed and trades on the NASDAQ Global Select Market under the symbol FSBK. There were 745 registered stockholders of record as of March 8, 2011.

Stock Price Information
The following table presents the high and low trading price information and dividends declared per share for the periods indicated.

Quarter Ended	High	Low	Dividends
March 31, 2010	$14.00	$9.74	$.20
June 30, 2010	14.87	10.61	.20
September 30, 2010	12.01	9.42	.09
December 31, 2010	10.49	5.91	.00

March 31, 2009	$13.15	$5.80	$.20
June 30, 2009	12.69	9.00	.20
September 30, 2009	13.90	11.00	.20
December 31, 2009	11.95	9.88	.20

Registrar and Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the Company’s stock registrar and transfer agent: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; via the Internet at www.rtco.com; or toll-free at 800-866-1340.

Form 10-K
The Annual Report on Form 10-K of the Company as filed with the Securities and Exchange Commission is available via the Internet on the Company’s website at www.firstsouthnc.com under the headings “Corporate – Investor Information - SEC Filings: EDGAR-Online”.  Stockholders will be provided a copy without charge by writing to the Corporate Secretary, William L. Wall, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889.

Investor Information
Stockholders, investors, and analysts interested in additional information may contact William L. Wall, Chief Financial Officer, First South Bancorp, Inc., P. O. Box 2047, Washington, NC 27889; or via email to bill.wall@firstsouthnc.com.

Annual Meeting
The Annual Meeting of Stockholders of First South Bancorp, Inc. will be held Thursday, May 26, 2011 at 11:00 a.m. eastern time, at the main office of First South Bank, 1311 Carolina Avenue, Washington, North Carolina.

General Counsel	Special Counsel	Independent Accountants
Rodman, Holscher, Francisco & Peck, P.A.	Gaeta & Eveson, P.A.	Turlington and Company, L.L.P.
320 North Market Street	700 Spring Forest Road, Suite 335	509 East Center Street
Washington, NC 27889	Raleigh, NC 27609	Lexington, NC 27292

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph and table which follow show the cumulative total return on the Common Stock for the period from December 31, 2005 through December 31, 2010 with (1) the total cumulative return of all companies whose equity securities are traded on the NASDAQ Stock Market and (2) the total cumulative return of banking companies traded on the NASDAQ Stock Market. The comparison assumes $100 was invested on December 31, 2005 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
First South Bancorp Inc.	$100.00	$138.52	$98.83	$58.46	$51.28	$34.28
NASDAQ	$100.00	$111.74	$124.67	$73.77	$107.12	$125.93
NASDAQ Bank	$100.00	$114.45	$88.71	$71.34	$62.32	$75.34

First South Bancorp

1311 Carolina Avenue
P.O. Box 2047
Washington, North Carolina 27889
(252) 946-4178 • Fax (252) 946-3873
www.firstsouthnc.com